As filed with the Securities and Exchange Commission on December 11, 2023.

Registration No. 333-[_______]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GameSquare Holdings, Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	7311	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

6775 Cowboys Way, Ste. 1335, Frisco, Texas, USA, 75034

(216) 464-6400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Computershare Trust Company of Canada

100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1

(416) 263-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Alan A. Lanis, Jr. Baker & Hostetler LLP 11601 Wilshire Boulevard, Suite 1400 Los Angeles, California 90025-0509 (310) 442-8850	D. Thomas Triggs Brian A. Sullivan Sullivan & Triggs, LLP 1230 Montana Avenue, Suite 201 Santa Monica, CA 90403 310-451-8300

From time to time after the effective date of this Registration Statement and upon completion of the transaction described in the enclosed proxy statement/prospectus.

(Approximate date of commencement of proposed sale to the public): As soon as practicable after the effectiveness of this registration statement and all other conditions to the Merger described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

U.S. Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
U.S. Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 11, 2023

PROXY STATEMENT OF FAZE HOLDINGS INC.	PROSPECTUS OF GAMESQUARE HOLDINGS, INC.

MERGER PROPOSED —YOUR VOTE IS VERY IMPORTANT

To the Stockholders of FaZe Holdings Inc.:

You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of FaZe Holdings Inc., a Delaware corporation (which we refer to as “FaZe,” “we,” “us” or “our”). The Special Meeting will be held on [__________], 2023, at 11:00 a.m., Eastern Time, via a virtual meeting. You may attend the Special Meeting via a live interactive webcast at www.virtualshareholdermeeting.com/FAZE2024SM. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. FaZe recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time), dated as of October 19, 2023 (which we refer to as the “Merger Agreement”), among GameSquare Holdings, Inc., a British Columbia corporation (which we refer to as “GameSquare”), GameSquare Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of GameSquare (which we refer to as “Merger Sub”), and FaZe. We refer to the merger of Merger Sub with and into FaZe as the “Merger.”

At the special meeting, you will also be asked to consider and vote on a proposal for the adjournment of the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

If the Merger is completed, you will be entitled to receive for each share of common stock, par value $0.0001 per share of FaZe (which we refer to as the “FaZe Common Stock”) (i) 0.13091 (which we refer to as the “exchange ratio”) shares of common stock, no par value, of GameSquare (which we refer to as the “GameSquare Common Stock”), and (ii) any cash in lieu of fractional shares of GameSquare Common Stock, payable in accordance with the Merger Agreement. We refer to the shares of GameSquare Common Stock issuable in connection with the consummation of the Merger as the “Merger Consideration.” This amount, based on the relative closing prices of FaZe Common Stock and GameSquare Common Stock, implies a premium of approximately 15% to the closing price of the FaZe Common Stock on October 19, 2023, which was the last full trading day before the public announcement of the Merger.

The board of directors of FaZe (the “FaZe Board”), after considering the factors more fully described in the enclosed proxy statement/prospectus, unanimously: (1) determined that it is in the best interest of FaZe and its stockholders to enter into the Merger Agreement; and (2) approved FaZe’s execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

FaZe’s Board unanimously recommends that you vote:

(1)	“FOR” the adoption of the Merger Agreement; and
(2)	“FOR” the adjournment of the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

The accompanying proxy statement/prospectus provides detailed information about the Special Meeting, the Merger Agreement and the Merger, and the other proposals to be considered at the Special Meeting. A copy of the Merger Agreement is attached as Annex A to the proxy statement/prospectus.

The accompanying proxy statement/prospectus also describes the actions and determinations of the FaZe Board in connection with its evaluation of the Merger Agreement and the Merger. Please read the proxy statement/prospectus and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.

Even if you plan to virtually attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a proxy card and a prepaid reply envelope are enclosed for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you virtually attend the Special Meeting and vote at the Special Meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the adoption of the Merger Agreement.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Special Meeting. In most cases you may vote over the internet or telephone. Your bank, broker or other nominee cannot vote on either of the proposals to be considered at the Special Meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or be voted at the Special Meeting, and that will have the same effect as voting against the adoption of the Merger Agreement.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Toll Free: (800) 662-5200

Collect: (203) 658-9400

E-mail: FAZE@info.morrowsodali.com

As noted above, the FaZe Board unanimously recommends that FaZe stockholders vote “FOR” the Merger and the above-described proposal relating to the adjournment of the Special Meeting. We would like to thank you for your support and look forward to the successful completion of the Merger.

Very truly yours,

Christoph Pachler	Justin Kenna
Interim Chief Executive Officer	Chief Executive Officer and Director
FaZe Holdings Inc.	GameSquare Holdings, Inc.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE OR CANADIAN PROVINCIAL OR TERRITORIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE TRANSACTION OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus provides you with detailed information about the Merger and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and all Annexes, including the Merger Agreement. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 25 of this proxy statement/prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus, passed upon the fairness of the Merger Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [_________], 2023, and is first being mailed to the stockholders of FaZe on or about [_________], 2023.

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION, DATED DECEMBER 11, 2023

FAZE HOLDINGS INC.

720 N. Cahuenga Blvd.

Los Angeles, CA 90038

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF FAZE HOLDINGS INC.

TO BE HELD ON [____________], 2023

TO THE STOCKHOLDERS OF FAZE HOLDINGS INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of FaZe Holdings Inc., a Delaware corporation (“FaZe,” “we,” “us” or “our”), will be held on [____________], 2023, at [______] a.m., Pacific Time, via a virtual meeting. You may attend the Special Meeting via a live interactive webcast at www.virtualshareholdermeeting.com/FAZE2024SM. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. FaZe recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person. The Special Meeting will be held for the sole purpose of considering and voting upon the following proposals (the “Proposals”):

1)	to consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time) dated as of October 19, 2023, among GameSquare Holdings, Inc., a British Columbia corporation (which we refer to as “GameSquare”), GameSquare Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of GameSquare (which we refer to as “Merger Sub”), and FaZe (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into FaZe (which we refer to as the “Merger”), which Proposal we refer to as the “Merger Proposal”;

2)	to consider and vote on any proposal to adjourn the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting, which Proposal we refer to as the “Adjournment Proposal”; and

3)	to transact any other business that may properly come before the Special Meeting.

Only FaZe stockholders as of the close of business on [__________], 2023 (which is referred to as the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting.

The board of directors of FaZe (the “FaZe Board”) unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. FaZe stockholders do not have dissenters’ or appraisal rights in connection with the Merger pursuant to Section 262 of the Delaware General Corporation Law (which is referred to as the “DGCL”).

Even if you plan to attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a proxy card and a prepaid reply envelope are enclosed for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the adoption of the Merger Agreement.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Special Meeting. In most cases you may vote over the internet or telephone. Your bank, broker or other nominee cannot vote on either of the proposals to be considered at the Special Meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or voted at the Special Meeting, and that will have the same effect as voting against the adoption of the Merger Agreement.

By Order of the Board of Directors,

Kyron Johnson
Corporate Secretary

Los Angeles, California

Dated: [__________], 2023

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IMPORTANT INFORMATION

Even if you plan to attend the Special Meeting, we encourage you to submit your proxy as promptly as possible: (1) over the internet; (2) by telephone; or (3) by signing, dating and returning the enclosed proxy card (a proxy card and a prepaid reply envelope are enclosed for your convenience). You may revoke your proxy or change your vote at any time before your proxy is voted at the Special Meeting.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Special Meeting. In most cases you may vote over the internet or telephone. Your bank, broker or other nominee cannot vote on either of the Proposals to be considered at the Special Meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or voted at the Special Meeting, and that will have the same effect as voting against the adoption of the Merger Agreement.

If you are a stockholder of record, voting at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must provide a “legal proxy” from the bank, broker or other nominee that holds your shares in order to vote at the Special Meeting.

We encourage you to read the accompanying proxy statement/prospectus and its annexes, carefully and in their entirety.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus, Merger Agreement contained in the annexes or any other documents filed by FaZe with the U.S. Securities and Exchange Commission (the “SEC”), such information is available without charge upon written or oral request. If you have any questions or need assistance with voting, please contact FaZe’s proxy solicitor.

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Toll Free: (800) 662-5200

Collect: (203) 658-9400

E-mail: FAZE@info.morrowsodali.com

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ADDITIONAL INFORMATION

FaZe files annual, quarterly and other reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”) and GameSquare files annual and other reports and information with the applicable securities commissions and securities regulatory authorities in each of the provinces and territories of Canada.

You can obtain copies of documents filed by FaZe, without charge, from the SEC’s website at www.sec.gov. You may also obtain copies of documents filed by GameSquare on SEDAR+ (“SEDAR”), the Canadian equivalent of the SEC’s system, at www.sedarplus.ca.

You may also obtain copies of documents filed by FaZe with the SEC from FaZe’s website at http://fazeclan.com/investors and copies of certain documents filed by GameSquare with the SEC and SEDAR from GameSquare’s website at https://investors.gamesquare.com.

You can also request copies of this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

FaZe Holdings Inc. 720 N. Cahuenga Blvd. Los Angeles, CA 90038 Attention: Kyron Johnson Telephone: (818) 688-6373	GameSquare Holdings, Inc. 6775 Cowboys Way, Ste. 1335, Frisco, Texas 75034 Attention: Lou Schwartz Telephone: (216) 464-6400

In addition, if you have questions about the Merger or the Special Meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Morrow Sodali LLC, FaZe’s proxy solicitor, at the following address and telephone number: 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902; (800) 662-5200 or (203) 658-9400; FAZE@info.morrowsodali.com.

You will not be charged for any of the documents that you request. If you would like to request documents, please do so by [_____________], 2023 (which is five business days before the date of the Special Meeting) in order to receive them before the Special Meeting.

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When and where will the Special Meeting take place?	26
Does my vote matter?	27
What will FaZe stockholders receive for their shares of FaZe Common Stock if the Merger is completed?	27
How does the FaZe Board recommend that I vote at the Special Meeting?	27
Who is entitled to vote at the Special Meeting?	28
What is a proxy?	28
How many votes do I have at the Special Meeting?	28
What constitutes a quorum for each special meeting?	28
Where will the GameSquare Common Stock that I receive in the Merger be publicly traded?	28
What happens if the Merger is not completed?	28
How can I virtually vote my shares at the Special Meeting?	28
How can I vote my shares without virtually attending the Special Meeting?	29
What is a “broker non-vote”?	29
What stockholder vote is required for the approval of each proposal at the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Special Meeting?	29
What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?	30
If my shares of FaZe Common Stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?	30
What should I do if I receive more than one set of voting materials for the same special meeting?	30
If a stockholder gives a proxy, how are the shares of FaZe Common Stock voted?	30
How will my shares of FaZe Common Stock be voted if I return a blank proxy?	31
Can I change my vote after I have submitted my proxy?	31
If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?	31
Where can I find the voting results of the Special Meeting?	31
Do FaZe stockholders have dissenters’ or appraisal rights?	31
Are there any risks that I should consider in deciding whether to vote for the approval of the Merger Proposal?	31
What happens if I sell my shares of FaZe Common Stock after the Record Date but before the Special Meeting?	32
Who will solicit and pay the cost of soliciting proxies?	32
When is the Merger expected to be completed?	32
What respective equity stakes will GameSquare and FaZe stockholders hold in the Combined Company immediately following the Merger?	32
If I am a FaZe stockholder, how will I receive the Merger Consideration to which I am entitled?	32
What should I do now?	33
How can I find more information about GameSquare and FaZe?	33
Whom do I call if I have questions about the special meetings or the merger?	33
RISK FACTORS	34
Risks Relating to the Merger	34
Risks Relating to the Combined Company	40
Other Risk Factors of GameSquare and FaZe	44

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 (File No. 333-[___]) filed with the SEC by GameSquare, constitutes a prospectus of GameSquare under Section 5 of the U.S. Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the GameSquare Common Stock to be issued to FaZe stockholders pursuant to the Agreement and Plan of Merger, dated as of October 19, 2023, by and among GameSquare, Merger Sub, and FaZe, as it may be amended from time to time (which we refer to as the “Merger Agreement”).

This proxy statement/prospectus also constitutes a notice of a meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Special Meeting at which FaZe Stockholders will be asked to consider and vote upon a proposal to approve the Merger by the approval and adoption of the Merger Agreement, among other matters.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning GameSquare and Merger Sub contained in this proxy statement/prospectus has been provided by GameSquare, and information concerning FaZe contained in this proxy statement/prospectus has been provided by FaZe.

Unless otherwise specified, currency amounts referenced in this proxy statement/prospectus are in U.S. dollars. References to “Canadian dollars” or “C$” are to the currency of Canada, references to “U.S. dollars” or “US$” are to the currency of the United States. All references to “$” or “dollars” set forth in this proxy statement/prospectus are to United States dollars.

GameSquare intends to mail to GameSquare shareholders a management information circular relating to the special meeting of GameSquare’s shareholders to be held for the purpose of, among other things, obtaining the approval of a majority of the votes cast by the holders of outstanding shares of common stock, no par value, of GameSquare (which we refer to as the “GameSquare Common Stock”) represented in person or by proxy and entitled to vote on such matter in favor of the issuance of the GameSquare Common Stock in connection with the Merger. A copy of such management information circular will be made available on the website maintained by GameSquare (https://investors.gamesquare.com) and filed on SEDAR (www.sedarplus.ca). The web address of GameSquare has been included as an inactive textual reference only. The GameSquare management information circular and website are not incorporated by reference into, and do not form a part of, this proxy statement/prospectus.

FaZe files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read FaZe’s SEC filings, including this proxy statement, over the internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger or the Proposals to be presented at the Special Meeting, you should contact our proxy solicitation agent at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Toll Free: (800) 662-5200

Collect: (203) 658-9400

E-mail: FAZE@info.morrowsodali.com

If you are a stockholder of FaZe and have questions about the Merger or the Special Meeting or if you would like to request copies of this proxy statement/prospectus, please do so by [___________], 2023 to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means. You will not be charged for any of the documents you request.

For a more information about the enclosed proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find Additional Information” beginning on page 213 of this proxy statement/prospectus.

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TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the® or™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this proxy statement/prospectus and the attachments hereto are “forward-looking statements.” Forward-looking statements generally relate to future events or, following the Merger, the future financial or operating performance of FaZe and GameSquare (collectively, the “Combined Company”), including pro forma and estimated financial information and projections (including EBITDA and Adjusted EBITDA), forecasts or other characterizations of future events or circumstances, including any underlying assumptions and other “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”)). They include statements regarding the parties’ ability to close the Merger, the anticipated benefits of the Merger and may include statements and expectations regarding the combined business. In addition, words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “should,” “will,” “would,” “future,” “propose,” “predict,” “potential,” “continue,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

The forward-looking statements are based on the current expectations of the management of FaZe and/or GameSquare, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed and identified in public filings made with the SEC or on SEDAR by FaZe and GameSquare and, include, but are not limited to, the following:

● the timing or our ability to complete the Merger;

● the failure to realize the anticipated benefits of the Merger, which may be affected by, among other things, competition, the ability of the Combined Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees;

● delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the Merger;

● the outcome of any legal proceedings that may be instituted in connection with the proposed Merger;

● the inability to complete the transactions contemplated by the proposed Merger due to the failure to satisfy any conditions to closing, including the failure to obtain certain approvals of FaZe’s stockholders and/or GameSquare’s stockholders;

● the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including the failure to satisfy any of the conditions to closing in the Merger Agreement;

● the failure to realize anticipated pro forma results or projections and underlying assumptions, including with respect to the purchase price;

● the projected financial information, anticipated growth rate and market opportunity of the Combined Company;

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● our success in retaining or recruiting, our principal officers, key employees or directors following the Merger;

● our directors and officers potentially having conflicts of interest with our business or in approving the Merger, as a result of which they would receive compensation;

● intense competition and competitive pressures from other companies in the industry in which the Combined Company will operate;

● factors relating to the business, operations and financial performance of the Combined Company, including market conditions and global and economic factors beyond the Combined Company’s control;

● the risk that the transactions contemplated by the Merger Agreement disrupt current plans and operations of FaZe or GameSquare as a result of the announcement and consummation of the Merger Agreement and the transactions contemplated thereby;

● macroeconomic conditions related to the global COVID-19 pandemic or any other global pandemic;

● costs related to the Merger;

● the effect of legal, tax and regulatory changes;

● the outbreak or escalation of military hostilities, including between Russia and Ukraine and the Israel-Hamas conflict, and the potential destabilizing effect such conflicts may pose for global markets;

● potential for limited liquidity, defaults, non-performance or other adverse developments occurring with respect to U.S. banks or other financial institutions, such as the closure of Silicon Valley Bank, or concerns or rumors about any events of these kinds or other similar risks, could pose risks to the U.S. and global economy and our liquidity may be adversely affected; and

● other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on FaZe and/or GameSquare. There can be no assurance that future developments affecting FaZe and/or GameSquare will be those that FaZe and/or GameSquare have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond FaZe’s control or the control of GameSquare) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of the assumptions made herein prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Neither FaZe nor GameSquare undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before you grant your proxy or instruct how your vote should be cast or vote on the Proposals to be presented at the Special Meeting, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect FaZe, GameSquare, or, following the consummation of the Merger, the Combined Company.

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TRANSACTION SUMMARY

This summary highlights selected information included elsewhere in this proxy statement/prospectus and does not contain all of the information that may be important to you. To better understand the Merger and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes and the other documents to which FaZe and GameSquare refer, before you decide how to vote with respect to the Proposals. See also the sections titled “Risk Factors” beginning on page 25 and “Where You Can Find Additional Information” on page 213. You may obtain copies of the proxy statement/prospectus without charge by following the instructions in the section of this proxy statement/prospectus captioned “Where You Can Find Additional Information.” A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Introduction

On October 19, 2023, FaZe and GameSquare agreed to combine operations. If the Merger is completed, each outstanding share of our common stock (which we refer to as the “FaZe Common Stock”) (subject to certain exceptions) will be converted into the right to receive (i) 0.13091 (which we refer to as the “exchange ratio”) shares of common stock, no par value, of GameSquare (which we refer to as the “GameSquare Common Stock”), and (ii) cash in lieu of any fractional shares of GameSquare Common Stock, payable in accordance with the Merger Agreement.

Parties Involved in the Merger (Page 14)

FaZe Holdings Inc.

FaZe is a digital-native lifestyle platform building a global creator economy—an industry centered around innovative digital content development fueled by social media influencers, creators and businesses who monetize their content online. We produce premium content, design merchandise and consumer products and create advertising and sponsorship programs for leading national brands. Our premium brand, world class talent network and our engaged and growing audience drive our platform and interact with each other to create value and attract new talent and fans.

The FaZe Common Stock is listed on the Nasdaq Capital Market (which we refer to as “Nasdaq”) under the symbol “FAZE.” FaZe’s corporate offices are located at 720 N. Cahuenga Blvd., Los Angeles, CA 90038, and its telephone number is (818) 688-6373.

GameSquare Holdings, Inc.

GameSquare (NASDAQ: GAME; TSXV: GAME) (formerly Engine Gaming & Media, Inc.) is a corporation existing under the Business Corporations Act (British Columbia) (the “BCBCA”) (and was originally incorporated under the Business Corporations Act (Ontario) on April 8, 2011).

The registered head office of GameSquare is 6775 Cowboys Way, Ste. 1335, Frisco, Texas, USA, 75034. The Corporation (formerly Engine Gaming and Media, Inc.) completed its plan of arrangement (the “Arrangement”) with GameSquare Esports Inc. (“GSQ”) on April 11, 2023, resulting in the Corporation acquiring all the issued and outstanding securities of GSQ.

The Arrangement constituted a reverse takeover of the Corporation by GSQ with GSQ as the reverse takeover acquirer and the Corporation as the reverse takeover acquiree, under applicable Securities Laws and for accounting purposes under International Financial Reporting Standards (“IFRS”). At completion of the Arrangement, Engine Gaming and Media, Inc. changed its name to GameSquare Holdings, Inc.

GameSquare is a vertically integrated, digital media, entertainment and technology company that connects global brands with gaming and youth culture audiences. GameSquare’s end-to-end platform includes GCN, a digital media company focused on gaming and esports audiences, Swingman LLC dba as Zoned, a gaming and lifestyle marketing agency, Code Red Esports Ltd., a UK based esports talent agency, NextGen Tech, LLC, dba as Complexity Gaming, a leading esports organization, GameSquare Esports Inc. dba as Fourth Frame Studios, a creative production studio, Mission Supply, a merchandise and consumer products business, Frankly Media, programmatic advertising, Stream Hatchet, live streaming analytics, and Sideqik a social influencer marketing platform.

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Additional information about GameSquare can be found on its website at www.gamesquare.com and under GameSquare’s profile available on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. The information contained on its website is not part of this proxy statement/prospectus.

GameSquare Merger Sub I, Inc.

Merger Sub is a wholly owned subsidiary of GameSquare and was formed on September 29, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist and FaZe will continue as the surviving corporation.

Merger Sub’s address is c/o GameSquare, 6775 Cowboys way, Ste. 1335, Frisco, TX 75034.

The Merger and the Merger Agreement (Pages 15 and 15)

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A hereto. FaZe and GameSquare encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Merger.

Upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the effective time of the Merger, Merger Sub will merge with and into FaZe, with FaZe continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of GameSquare. Throughout this proxy statement/prospectus, we use the term “surviving corporation” to refer to FaZe as the surviving corporation following the Merger.

The time at which the Merger becomes effective (which we refer to as the “effective time”) will occur upon the filing of a certificate of merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware (or at a later time as FaZe, GameSquare and Merger Sub may agree and specify in the certificate of merger).

Merger Consideration (Page 15)

At the effective time, each share of FaZe Common Stock (other than shares held in treasury by FaZe or held directly by GameSquare or Merger Sub (which shares will be cancelled)) that was issued and outstanding immediately prior to the effective time will be converted into the right to receive (i) 0.13091 shares of GameSquare Common Stock and (ii) any cash in lieu of fractional shares of GameSquare Common Stock, payable in accordance with the Merger Agreement. We refer to the shares of GameSquare Common Stock issuable in exchange for shares of outstanding FaZe Common Stock upon consummation of the Merger as the “Merger Consideration.”

The exchange ratio is fixed, which means that it will not change between now and the date of the Merger, regardless of whether the market price of GameSquare or FaZe Common Stock changes.

Treatment of FaZe Equity Awards and Warrants (Page 15)

FaZe equity awards outstanding immediately prior to the effective time, including options to purchase shares of FaZe Common Stock, which we refer to as “FaZe Options,” each share of FaZe Common Stock subject to vesting, repurchase, or other lapse of restrictions, which we refer to as “FaZe Restricted Shares,” and each FaZe restricted stock unit convertible into shares of FaZe Common Stock, which we refer to as “FaZe Restricted Units,” will be assumed by GameSquare and converted into GameSquare equity awards on substantially the same terms, except that the assumed equity awards will cover a number of shares of GameSquare Common Stock and, if applicable, have an exercise price determined using the exchange ratio.

Similarly, at the effective time, all outstanding warrants to purchase shares of FaZe Common Stock, which we refer to as “FaZe Warrants,” will be assumed by GameSquare and converted into GameSquare warrants on substantially the same terms, except that the assumed warrants will cover a number of shares of GameSquare Common Stock, and, if applicable, have an exercise price, determined using the exchange ratio.

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GameSquare Financing Requirement (Page 16)

It is a requirement that, in connection with the Merger, GameSquare is to complete a financing involving the raising of additional capital or commitments to be made available to the Combined Company following the Merger consisting of (i) a private placement in public equity (the “GameSquare PIPE”) to raise $10,000,000 through the sale of GameSquare Common Stock, subject to reduction to the minimum extent necessary based on applicable restrictions pertaining to GameSquare’s issuance of shares of GameSquare Common Stock under NASDAQ Listing Rule 5635, or any other applicable rule imposed by Nasdaq or the TSXV, which GameSquare PIPE is supported by the backstop obligation by Goff & Jones Lending Co, LLC (the “Backstop Investor”) under a backstop agreement to fund $10 million of the GameSquare PIPE (the terms with respect to the GameSquare PIPE, including any investment by the Backstop Investor, shall have been mutually agreed upon and approved by each of the GameSquare Board and the FaZe Board); (ii) GameSquare shall have entered into an asset-based loan facility agreement (the “Financing and Security Agreement”) with SLR Digital Finance LLC, as lender, having a three (3) year term and providing for maximum aggregate borrowings thereunder at any one time of not less than $10,000,000, and such facility agreement shall be in full force and effect as of the Closing with no principal amounts drawn thereunder; and (iii) GameSquare shall have consummated after the date of the Merger Agreement and prior to closing of the Merger a disposition of non-core assets of GameSquare having a gross sales price of approximately $4,000,000 (subject to certain earnout provisions); (we refer to such financings described above in (i), (ii) and (iii), collectively, as the “GameSquare Financing”).

Recommendation of the FaZe Board; FaZe’s Reasons for the Merger (Page 16)

The FaZe Board unanimously recommends that you vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal. For a description of some of the factors considered by the FaZe Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and additional information on the recommendation of the FaZe Board, see “The Merger—Recommendation of the FaZe Board of Directors; Reasons for the Merger.”

Opinion of Current Capital Securities LLC (Page 16; Annex B)

On October 19, 2023, Current Capital Securities LLC, which we refer to as “Current Capital”, rendered its opinion to the FaZe Board as to the fairness, from a financial point of view, as of such date, to the holders of FaZe Common Stock of the exchange ratio pursuant to the Merger Agreement (for purposes of such opinion and this summary, other than GameSquare, Merger Sub, and their respective affiliates, which we refer to collectively as the “Excluded Parties”), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Current Capital in preparing its opinion.

The full text of Current Capital’s written opinion, dated October 19, 2023, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Current Capital in connection with the opinion, is attached to this proxy statement/prospectus as Annex B. The summary of Current Capital’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Current Capital’s written opinion. Current Capital’s opinion was provided for the information and assistance of the FaZe Board and the opinion does not constitute a recommendation as to how any stockholder of FaZe should vote or act with respect to the Merger or any other matter.

The Special Meeting (Page 16)

The Special Meeting will be held virtually via live webcast on [__________], 2023, beginning at [____] a.m., Pacific Time. FaZe stockholders will be able to virtually attend and vote at the Special Meeting by visiting the special meeting website at www.virtualshareholdermeeting.com/FAZE2024SM.

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The purposes of the Special Meeting are as follows:

●	Proposal 1: Adoption of the Merger Agreement. To consider and vote on the Merger Proposal; and

●	Proposal 2: Adjournment of the Special Meeting. To consider and vote on the Adjournment Proposal.

Completion of the Merger is conditioned on the approval of the Merger Proposal (Proposal 1) by FaZe stockholders.

Only holders of record of shares of FaZe Common Stock outstanding as of the close of business on [____], 2023 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. FaZe stockholders may cast one vote for each share of FaZe Common Stock that they own of record as of the Record Date.

A quorum of FaZe stockholders is necessary to hold the Special Meeting. A quorum will exist at the Special Meeting if holders of record of shares of FaZe Common Stock representing a majority of the issued and outstanding shares of FaZe Common Stock entitled to vote at the Special Meeting are virtually present via the special meeting website or represented by proxy. All shares of FaZe Common Stock represented by a valid proxy and all abstentions will be counted as present for purposes of establishing a quorum. Both of the Proposals for consideration at the Special Meeting are considered “non-routine” matters under Nasdaq rules, and, therefore, brokers are not permitted to vote on any of the matters to be considered at the Special Meeting unless they have received instructions from the beneficial owners. As a result, no “broker non-votes” are expected at the Special Meeting, and shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the FaZe stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals brought before the Special Meeting.

Assuming a quorum is present at the Special Meeting, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of FaZe Common Stock entitled to vote at the Special Meeting on the Merger Proposal. Accordingly, an abstention or other failure to vote on the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal.

Whether or not a quorum is present at the Special Meeting, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of FaZe Common Stock that are virtually present via the special meeting website or represented by proxy and entitled to vote at the Special Meeting. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of a FaZe stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Special Meeting on the Adjournment Proposal to vote on the Adjournment Proposal will have the same effect as a vote “AGAINST” the Adjournment Proposal. In addition, if a FaZe stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Adjournment Proposal, it will have the same effect as a vote “AGAINST” the Adjournment Proposal.

The GameSquare Special Meeting and Shareholder Approval (page 17)

Under the terms of the Merger Agreement, GameSquare has agreed to issue 0.13091 shares of GameSquare Common Stock in exchange for each share of FaZe Common Stock issued and outstanding immediately prior to the effective time (other than Excluded Shares) and to convert the outstanding FaZe equity awards into GameSquare equity awards (as further described in the section entitled “The Merger Agreement – Exchange of FaZe Stock Certificates and FaZe Book-Entry Shares” on page 90).

GameSquare shareholders will be asked to consider and, if deemed advisable, to approve, among other things, the Merger, the issuance of the Merger Consideration, the amended and restated Omnibus Plan (as defined below), the continuance of GameSquare from the laws of the Province of British Columbia to the laws of the State of Delaware following the closing of the Merger and the GameSquare PIPE.

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Based on the number of shares of FaZe Common Stock outstanding as of [_______], 2023 and the proposed terms of the GameSquare PIPE, GameSquare anticipates that up to shares of [__________] GameSquare Common Stock will be issued or issuable to FaZe stockholders, holders of FaZe equity awards, upon the conversion of such FaZe equity awards, under the terms of the Merger Agreement, and participants in the GameSquare PIPE, which represents approximately [____]% of the issued and outstanding shares of GameSquare Common Stock as of [_______], 2023.

The actual number of shares of GameSquare Common Stock to be issued or reserved for issuance under the Merger Agreement will be determined immediately prior to the effective time based on the exchange ratio, the number of shares of FaZe Common Stock outstanding at such time, the number of FaZe equity awards outstanding at such time, and the terms of the GameSquare PIPE, including the per share pricing of such.

GameSquare will be holding the GameSquare special meeting on [__________], 2023 (which we refer to, including any adjournments or postponements thereof, as the “GameSquare Special Meeting”) to vote on:

1.	a resolution to enter into the Merger Agreement and approval of GameSquare’s execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement (the “Merger Proposal”);

2.	a resolution approving the issuance of common shares in the capital of GameSquare (the “GameSquare Shares”) forming the consideration to be issued to securityholders of FaZe, including the GameSquare Shares issuable upon exercise of: (i) FaZe warrants which will be assumed by GameSquare and converted into GameSquare warrants; (ii) FaZe options which will be assumed by GameSquare and converted into GameSquare options, and (iii) restricted shares and units of FaZe which will be assumed by GameSquare and converted into GameSquare restricted shares and units, in each case, in connection with the Agreement and Plan of Merger dated October 19, 2023 among GameSquare, GameSquare Merger Sub I, Inc. and FaZe, as may be amended from time to time, pursuant to which GameSquare will acquire all of FaZe’s securities and FaZe will become a wholly-owned subsidiary of GameSquare (the “Issuance Proposal”);

3.	a resolution to approve GameSquare’s amended and restated Omnibus Plan (the “Omnibus Plan”), including the increase to the number of securities available under the Omnibus (the “Omnibus Proposal”);

4.	a resolution of disinterested shareholders to approve the grant of [__________] GameSquare Shares outside the Omnibus Plan as an inducement to certain FaZe employees to enter into a contract of full-time employment with GameSquare;

5.	a special resolution authorizing and approving the continuance of GameSquare from the laws of the Province of British Columbia to the laws of the State of Delaware and approving the articles of domestication and articles of incorporation of the continued corporation (the “Continuance Proposal”);

6.	a resolution approving, on a non-binding advisory basis, the compensation that may be paid or become payable to GameSquare’s named executive officers that is based on or otherwise relates to the Merger (the “Compensation Proposal”);

7.	a resolution approving the adjournment of the GameSquare Special Meeting from time to time to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”);

8.	a resolution approving, in accordance with Nasdaq rule 5635(d), issuance of more than 20% of its outstanding shares at a discount to affiliates in accordance with the Backstop Agreement (the “Private Placement Proposal”); and

9.	a resolution approving, in accordance with MI 61-101, issuance of shares to certain insiders of GameSquare in accordance with the Backstop Agreement.

GameSquare will separately prepare and deliver the management information circular to be sent to GameSquare shareholders in connection with the GameSquare Special Meeting in accordance with applicable Canadian securities and corporate laws.

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Interests of FaZe Directors and Executive Officers in the Merger (Page 19)

In considering the recommendations of the FaZe Board, FaZe stockholders should be aware that FaZe directors and executive officers have interests in the Merger, including financial interests, which may be different from, or in addition to, the interests of other FaZe stockholders generally. The FaZe Board was aware of and considered these interests, among other matters, when it determined that the Merger is fair to and in the best interests of FaZe and its stockholders, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended that FaZe stockholders approve the Merger Proposal. These interests are discussed in more detail under “Interests of FaZe Directors and Executive Officers in the Merger.”

The benefits and financial interests that FaZe’s directors and executive officers may become eligible to receive as a result of their interests in the Merger include:

●	FaZe equity awards, including FaZe Options, FaZe Restricted Shares and FaZe Restricted Units, held by FaZe executive officers will be assumed by GameSquare and converted into GameSquare equity awards;

●	the Merger Agreement provides that the directors and executive officers of FaZe and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies following the Merger;

●	at least two members of the FaZe Board will be added to the GameSquare board of directors (the “GameSquare Board”) at the effective time; and

●	each of FaZe’s current executive officers has entered into an employment or change of control agreement with FaZe, which, among other things, provides for severance payments and benefits upon certain qualifying terminations of employment in connection with a change of control of FaZe.

Governance of the Combined Company (Page 19)

GameSquare has agreed to appoint at least two persons determined by FaZe to the GameSquare Board as of the effective time, with such directors to hold office until the earliest to occur of the appointment or election and qualification of his or her respective successor or his or her death, resignation, disqualification or proper removal. Each such director must qualify as an “independent director” under applicable Nasdaq rules and regulations and will be designated by the GameSquare Board after reasonable consultation with, and reasonable consideration of, the recommendations of FaZe.

Justin Kenna will lead the Combined Company as Chief Executive Officer. The directors of the Combined Company will include: (i) Justin Kenna, (ii) Lou Schwartz, (iii) Stu Porter, (iv) Tom Walker, (v) Travis Goff, (vi) Jeremi Gorman, (vii) Paul Hamilton, (viii) Nick Lewin, and (ix) a person to be mutually agreed upon by FaZe and Game prior to the Closing.

Organizational Documents and Directors and Officers of the Surviving Corporation (Page 19)

At the effective time, Merger Sub’s certificate of incorporation will be amended and restated in its entirety to read as the form agreed to pursuant to the Merger Agreement. The by-laws of Merger Sub as in effect immediately prior to the effective time shall be the by-laws of the surviving corporation, except that references to Merger Sub’s name shall be replaced with references to the surviving corporation’s name. Merger Sub’s directors and officers immediately prior to the effective time will become the initial directors and officers of FaZe as the surviving corporation.

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Certain Beneficial Owners of FaZe Common Stock (Page 20)

At the close of business on [________], 2023, the latest practicable date prior to the date of this proxy statement/prospectus, FaZe directors and executive officers and their affiliates, as a group, owned and were entitled to vote [___]% of the shares of FaZe Common Stock outstanding on such date. FaZe currently expects that all FaZe directors and executive officers will vote their shares “FOR” the Merger Proposal and “FOR” the Adjournment Proposal. For more information regarding the security ownership of FaZe directors and executive officers, see “Certain Beneficial Owners of FaZe Common Stock—Security Ownership of FaZe Directors and Executive Officers.”

Regulatory Approvals (Page 20)

GameSquare, Merger Sub and FaZe have each agreed to use (and to cause their subsidiaries to use) reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the end date), the Merger and the other transactions contemplated by the Merger Agreement, including to obtain all required regulatory approvals as promptly as practicable, subject to certain limits. See “The Merger—Regulatory Approvals.”

The obligations of GameSquare and FaZe to consummate the Merger are subject to, among other conditions, the making of all required filings and the receipt of all required approvals (or waiting periods expired or terminated) under any applicable antitrust laws.

Ownership of the Combined Company (Page 20)

Based on the number of shares of GameSquare and FaZe Common Stock outstanding as of the close of business on October 19, 2023, the date of the Merger Agreement, upon completion of the Merger, former FaZe stockholders are expected to own approximately 45% of the outstanding shares of GameSquare Common Stock and GameSquare shareholders immediately prior to the Merger are expected to own approximately 55% of the outstanding shares of GameSquare Common Stock. The relative ownership interests of GameSquare shareholders and former FaZe stockholders in the Combined Company immediately following the Merger will depend on the number of shares of GameSquare and FaZe Common Stock issued and outstanding immediately prior to the Merger, and the relative ownership will be impacted by the number of shares of GameSquare Common Stock issued as part of the GameSquare PIPE.

No Appraisal Rights (Page 20)

FaZe stockholders are not entitled to appraisal of their shares or dissenters’ rights with respect to the Merger.

Conditions to the Completion of the Merger (Page 20)

The obligations of each of FaZe, GameSquare and Merger Sub to complete the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law), on or prior to the closing of each of the following conditions:

●	approval by the FaZe stockholders of the Merger Proposal;

●	approval by the GameSquare shareholders holding a majority of the outstanding shares of GameSquare Common Stock of the issuance of shares of GameSquare Common Stock (i) as the Merger Consideration in connection with the Merger and (ii) as part of the GameSquare PIPE (collectively, the “GameSquare Share Issuance”);

●	The shares of GameSquare Common Stock issuable as Merger Consideration pursuant to the Merger Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance;

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●	the registration statement to be filed with the SEC by GameSquare in connection with the stock issuance as Merger Consideration (which we refer to as the “GameSquare Registration Statement”) shall have become effective under the Securities Act and shall not be the subject of any stop order or any legal action by or before the SEC seeking a stop order;

●	all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under any applicable antitrust law; and

●	no governmental entity having jurisdiction over any party to the Merger Agreement shall have enacted, issued, promulgated, enforced, or entered any order, whether temporary, preliminary, or permanent, that makes illegal, enjoins, or otherwise prohibits consummation of the Merger, the GameSquare Share Issuance, or the other transactions contemplated by the Merger Agreement.

The obligations of each of GameSquare and Merger Sub to complete the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) by GameSquare or Merger Sub on or prior to the closing of each of the following conditions:

●	the accuracy of the representations and warranties of FaZe in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the effective time of the merger or the date in respect of which such representation or warranty was specifically made;

●	FaZe having performed in all material respects all obligations and complied in all material respects with the agreements and covenants, in the Merger Agreement required to be performed by or complied with by FaZe at or prior to the closing of the Merger; and

●	the absence of any FaZe material adverse effect (as defined in the section of this proxy statement/prospectus captioned “The Merger Agreement—Representations and Warranties”) having occurred that is continuing.

The obligations of FaZe to complete the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) by FaZe on or prior to the closing of each of the following conditions:

●	the accuracy of the representations and warranties of GameSquare and Merger Sub in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the effective time of the Merger or the date in respect of which such representation or warranty was specifically made;

●	GameSquare and Merger Sub having performed in all material respects all obligations and complied in all material respects with the agreements and covenants, in the Merger Agreement required to be performed by or complied with by GameSquare and Merger Sub at or prior to the closing of the Merger;

●	the absence of any GameSquare material adverse effect (as defined in the section of this proxy statement/prospectus captioned “The Merger Agreement—Representations and Warranties”) having occurred that is continuing;

●	GameSquare shall have completed the GameSquare Financing; and

●	the employment agreements of certain FaZe executive officers shall have not been terminated by GameSquare, other than in the event of a for “Cause” termination (as such term is defined in the respective employment agreements).

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No Solicitation of Acquisition Proposals (Page 22)

As more fully described under “The Merger Agreement—No Solicitation of Acquisition Proposals,” subject to the exceptions summarized below, FaZe and GameSquare have each agreed that they will not (a) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to FaZe or GameSquare or any of their respective subsidiaries to, afford access to the business, properties, assets, books, or records of the FaZe or GameSquare or any of their respective subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal (as defined under “The Merger Agreement—No Solicitation of Acquisition Proposals”), (b) (i) except where the FaZe Board or GameSquare Board, as applicable, makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to do so would cause it to be in breach of its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of FaZe or GameSquare, as applicable, or any of their respective Subsidiaries, or (ii) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (c) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, Merger Agreement, option agreement, joint venture agreement, partnership agreement, or other contract relating to any Takeover Proposal.

Notwithstanding the restrictions described above, if at any time prior to obtaining approval of the Merger Proposal, in the case of FaZe, or the GameSquare Stock Issuance proposal, in the case of GameSquare, the GameSquare Board, on the other hand, directly or indirectly through any Representative, may, subject to the terms of the Merger Agreement: (a) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the FaZe Board or GameSquare Board, as applicable, believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal (as defined under “The Merger Agreement—No Solicitation”); (b) thereafter furnish to such third party non-public information relating to such party or any of its respective subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (as defined under “The Merger Agreement—No Solicitation of Acquisition Proposals”), subject to certain conditions and obligations in the Merger Agreement; (c) following receipt of and on account of a Superior Proposal, make a change in the recommendation of the FaZe Board or the GameSquare Board, as applicable; and/or (d) take any action that any court of competent jurisdiction orders such party to take (which order remains unstayed), but in each case referred to above, only if the FaZe Board or GameSquare Board, as applicable, determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to cause it to be in breach of its fiduciary duties under applicable law.

The FaZe Board, on the one hand, and the GameSquare Board, on the other hand, shall not take any of the actions described above unless such party shall have delivered to the other party a prior written notice advising the other party that it intends to take such action. FaZe, on the one hand, and GameSquare, on the other hand, shall notify the other party promptly (but in no event later than 24 hours) after it becomes aware of the receipt by the such party (or any of its representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to such party or any of its subsidiaries or for access to the business, properties, assets, books, or records of such party or any of its subsidiaries by any third party.

No Change of Recommendation (Page 22)

The Merger Agreement provides that, among other restrictions and subject to certain exceptions, neither the FaZe Board nor GameSquare Board will (a) fail to withhold, amend, modify, or materially qualify, in a manner adverse to other party, the recommendation of the board of directors; (b) recommend a Takeover Proposal; (c) fail to recommend against acceptance of any tender offer or exchange offer for the shares of FaZe Common Stock or GameSquare Common Stock, as applicable, within ten business days after the commencement of such offer; (d) fail to reaffirm (publicly, if so requested by the other party) the recommendation of the board of directors within ten business days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the FaZe or GameSquare, as applicable, or such other person making such Takeover Proposal; (e) make any public statement inconsistent with the recommendation of the board of directors; (f) solely with respect to FaZe, fail to include the recommendation of the FaZe Board in this proxy statement/prospectus; or (g) resolve or agree to take any of the foregoing actions.

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Notwithstanding the restrictions described above, at any time prior to obtaining the approval by the FaZe stockholders of the Merger Proposal or by GameSquare shareholders of the GameSquare Share Issuance, as the case may be, the FaZe Board or GameSquare Board, as applicable, may make a change of recommendation if (a) such party promptly notifies the other party, in writing, at least five business days before making a change in recommendation or entering into (or causing one of its subsidiaries to enter into) an acquisition agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that such party has received a Takeover Proposal that such party’s board of directors (or a committee thereof) intends to declare a Superior Proposal and that it intends to effect a change of recommendation and/or such party intends to enter into an acquisition agreement; (b) such party specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) and any related documents including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal; (c) such party shall, and shall cause its representatives to, during such five business day period, negotiate with the other party in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if the other party, in its discretion, proposes to make such adjustments; and (d) such party’s board of directors (or a committee thereof) determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by the other party during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would cause its board of directors to be in breach of its fiduciary duties under applicable law.

Termination of the Merger Agreement (Page 22)

The Merger Agreement may be terminated at any time prior to the effective time, whether before or after the receipt of the required vote of the FaZe stockholders approving the Merger Proposal or the required vote of the GameSquare shareholders approving the GameSquare Share Issuance (except as otherwise provided in the Merger Agreement), in the following ways:

●	by the mutual written consent of GameSquare and FaZe;

●	by either FaZe or GameSquare if:

○	if the Merger has not been consummated on or before December 31, 2023 (which we refer to in this proxy statement/prospectus as the “End Date”), except that (i) a party may not terminate this Merger Agreement pursuant to this provision if such party’s material breach material breach of any representation, warranty, covenant, or agreement set forth in the Merger Agreement has been a contributing cause of, or was a contributing factor that resulted in, the failure of the Merger to be consummated on or before the End Date;

○	if prior to the effective time any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any law or order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the GameSquare Share Issuance, or the other transactions contemplated by the Merger Agreement, and such law or order shall have become final and nonappealable, except, in each case, that the right to terminate will not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in the Merger Agreement has been a contributing cause of, or was a contributing factor that resulted in, the issuance, promulgation, enforcement, or entry of any such law or order;

○	if the Merger Agreement has been submitted to the FaZe stockholders for adoption at the Special Meeting and the required vote for approving the Merger Proposal shall not have been obtained at the Special Meeting (unless the Special Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

○	If the GameSquare Share Issuance has been submitted to the GameSquare shareholders for approval at a duly convened stockholders meeting of GameSquare and the required vote for approving the GameSquare Share Issuance shall not have been obtained at such meeting (unless such meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

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●	by GameSquare if at any time prior to the effective time:

○	if prior to the approval of the GameSquare Share Issuance by the GameSquare shareholders, the GameSquare Board authorizes GameSquare, to the extent permitted by and subject to full compliance with the applicable terms and conditions of the Merger Agreement, to enter into an acquisition agreement in respect of a Superior Proposal;

○	if: (i) the FaZe Board makes a change in its recommendation regarding the Merger Agreement or the FaZe Board shall have approved an alternative acquisition agreement; or (ii) FaZe shall have breached its no solicitation obligations or the requirement to hold the meeting of its stockholders; or

○	if FaZe shall have breached any representation, warranty, covenant, or agreement such that the conditions to the closing of the Merger would not be satisfied and such breach is incapable of being cured by the End Date; or, if curable by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by GameSquare to FaZe or (ii) the End Date; however, GameSquare may not exercise this termination right if GameSquare or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder which breach would give rise to the failure of a condition to the Merger Agreement regarding the accuracy of GameSquare representations and warranties or its compliance with its covenants under the Merger Agreement.

●	by FaZe if at any time prior to the effective time:

○	if prior to the approval of the Merger Agreement by the FaZe stockholders, the FaZe Board authorizes FaZe, to the extent permitted by and subject to full compliance with the applicable terms and conditions of the Merger Agreement, to enter into an acquisition agreement in respect of a Superior Proposal;

○	if: (i) the GameSquare Board makes a change in its recommendation regarding the GameSquare Share Issuance or the GameSquare Board shall have approved an alternative acquisition agreement; or (ii) GameSquare shall have breached its no solicitation obligations or the requirement to hold the meeting of its stockholders; or

○	if GameSquare shall have breached any representation, warranty, covenant, or agreement such that the conditions to the closing of the Merger would not be satisfied and such breach is incapable of being cured by the End Date; or, if curable by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by FaZe to GameSquare or (ii) the End Date; however, FaZe may not exercise this termination right if FaZe is then in material breach of any representation, warranty, covenant, or obligation hereunder which breach would give rise to the failure of a condition to the Merger Agreement regarding the accuracy of FaZe representations and warranties or its compliance with its covenants under the Merger Agreement.

Accounting Treatment (Page 24)

GameSquare currently prepares its financial statements in accordance with IFRS as issued by the International Accounting Standards Board, which differs from U.S. generally accepted accounting principles (“GAAP”) in certain material respects, and thus they may not be comparable to financial statements of U.S. companies, including FaZe. GameSquare will be adopting U.S. GAAP beginning with its December 31, 2023 annual filing. The Merger will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations, with GameSquare representing the accounting acquirer under this guidance. GameSquare will record assets acquired, including identifiable intangible assets, and liabilities assumed from FaZe at their respective fair values at the date of completion of the Merger. Any excess of the purchase price (as described in Note 3 to the unaudited pro forma condensed combined financial statements) over the net fair value of such assets and liabilities will be recorded as goodwill.

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The financial condition and results of operations of GameSquare after completion of the Merger will reflect FaZe after completion of the Merger, but will not be restated retroactively to reflect the historical financial condition or results of operations of FaZe. The earnings of GameSquare following completion of the Merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense and amortization expense. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, GameSquare determines that tangible or intangible assets (including goodwill) are impaired, GameSquare would record an impairment charge at that time.

Litigation Relating to the Merger (Page 25)

There is no known pending or threatened litigation to date.

U.S. Federal Income Tax Consequences of the Merger (Page 25)

Based upon the facts available to FaZe as of the date hereof, FaZe believes that the exchange of FaZe Common Stock for GameSquare Common Stock and cash pursuant to the Merger will not be taxable to U.S. stockholders of FaZe for U.S. federal income tax purposes, except that a U.S. stockholder of FaZe will recognize gain on the cash it receives pursuant to the Merger generally equal to the lesser of (i) the cash and (ii) the gain inherent in the U.S. stockholder’s FaZe Common Stock at the time of the Merger. However, the ultimate tax treatment of such share exchange by U.S. stockholders of FaZe Common Stock is not certain and is dependent upon facts and circumstances existing as of the closing date of the Merger.

Similarly, FaZe believes that the exchange of FaZe Common Stock for GameSquare Common Stock and cash pursuant to the Merger generally will not be taxable to non-U.S. stockholders of FaZe for U.S. federal income tax purposes, except in limited circumstances such as where the cash that a non-U.S. stockholder of FaZe receives is characterized as a dividend and subject to U.S. withholding tax.

In deciding whether to vote to adopt the Merger Agreement, FaZe stockholders should consider the possibility that the exchange of FaZe Common Stock for GameSquare Common Stock might be a fully taxable transaction to U.S. stockholders or might give rise to the application of U.S. withholding tax in respect of non-U.S. stockholders. After the FaZe special meeting is held, FaZe stockholders will not be entitled to change their vote or vote again in the event that it is subsequently determined that the share exchange will be a fully taxable transaction or otherwise gives rise to adverse U.S. federal income tax consequences.

We encourage stockholders of FaZe to read the discussion of the material U.S. federal income tax considerations associated with the Merger in this proxy statement/prospectus under the caption “—Material U.S. Federal Income Tax Considerations”.

Comparison of Stockholders’ Rights (Page 25)

Upon completion of the Merger, FaZe stockholders receiving shares of GameSquare Common Stock will become GameSquare shareholders. The rights of GameSquare shareholders will be governed by the laws of British Columbia until the effectiveness of the redomiciliation by GameSquare into a Delaware corporation and the GameSquare charter and bylaws in effect at the effective time. There are certain differences in the rights of GameSquare shareholders under the laws of British Columbia and the GameSquare charter and bylaws and of FaZe stockholders under the FaZe charter and bylaws. See “Comparison of Stockholders’ Rights.”

Listing of GameSquare Common Stock; Delisting and Deregistration of FaZe Common Stock (Page 25)

It is a condition to the Merger that the shares of GameSquare Common Stock to be issued to FaZe stockholders in the Merger be approved for listing on Nasdaq, subject to official notice of issuance. If the Merger is completed, FaZe Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, following which FaZe will no longer be required to file periodic reports with the SEC with respect to FaZe Common Stock.

Risk Factors (Page 25)

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed under “Risk Factors.”

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QUESTIONS AND ANSWERS

The following are brief answers to certain questions that you, as a FaZe stockholder, may have regarding the Merger and the other matters being considered at the Special Meeting. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. See “Transaction Summary” for a summary of important information regarding the Merger Agreement, the Merger and the related transactions. Additional important information is contained in the annexes to this proxy statement/prospectus. You may obtain copies of this proxy statement/prospectus, without charge, by following the instructions under “Where You Can Find Additional Information.”

Why am I receiving this proxy statement/prospectus?

You are receiving this proxy statement/prospectus because FaZe has agreed to be acquired by GameSquare through a merger of Merger Sub with and into FaZe, with FaZe continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of GameSquare. The Merger Agreement, which governs the terms and conditions of the Merger, is attached as Annex A hereto.

Your vote is required in connection with the Merger. FaZe is sending these materials to its stockholders to help them decide how to vote their shares with respect to the adoption of the Merger Agreement and other important matters.

What matters am I being asked to vote on?

In order to complete the merger, among other things, FaZe stockholders must approve the FaZe Merger Proposal. Accordingly, FaZe is holding the Special Meeting to obtain approval of the Merger Proposal. At the Special Meeting, FaZe stockholders will also be asked to consider and vote on the Adjournment Proposal.

Your vote is very important, regardless of the number of shares that you own. The approval of the Merger Proposal is a condition to the obligations of GameSquare and FaZe to complete the Merger. The approval of the Adjournment Proposal is not a condition to the obligations of GameSquare or FaZe to complete the Merger.

When and where will the Special Meeting take place?

The Special Meeting will be held solely virtually via live webcast on [_________], 2023, beginning at [____] a.m., Pacific Time. FaZe stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/FAZE2024SM, which is referred to as the “special meeting website.” In order to virtually attend and vote at the Special Meeting, you must first register at the special meeting website in order to obtain a unique meeting invitation by electronic mail. FaZe has retained [_____________], which is referred to as “[________],” to host the live webcast of the Special Meeting. On the day of the Special Meeting, [_________] may be contacted at [(___) ___-____ (U.S.), (___) ___-____ or (___) ___-____] (international) or at [__________] to answer any questions regarding how to virtually attend the Special Meeting or if you encounter any technical difficulty accessing or during the Special Meeting. See “The Special Meeting—Virtually Attending the Special Meeting.”

Even if you plan to virtually attend the Special Meeting, FaZe recommends that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to virtually attend the Special Meeting.

If you hold your shares in “street name,” you may virtually attend and vote at the Special Meeting only if you obtain a specific control number from your bank, broker or other nominee giving you the right to vote such shares.

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Does my vote matter?

Yes, your vote is very important, regardless of the number of shares that you own. The Merger cannot be completed unless, among other things, the Merger Proposal is approved by the FaZe stockholders.

● Merger Proposal. Assuming a quorum is present at the Special Meeting, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of FaZe Common Stock entitled to vote at the Special Meeting on the Merger Proposal. The failure to vote by proxy or to virtually attend and vote at the Special Meeting, including an abstention, will have the same effect as a vote “AGAINST” the Merger Proposal (assuming a quorum is present at the Special Meeting).

● Adjournment Proposal. Whether or not a quorum is present at the Special Meeting, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of FaZe Common Stock that are virtually present via the special meeting website or represented by proxy and entitled to vote at the Special Meeting. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of a FaZe stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Special Meeting on the Adjournment Proposal to vote on the Adjournment Proposal will have the same effect as a vote “AGAINST” the Adjournment Proposal. In addition, if a FaZe stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more of the other Proposals, but not for the Adjournment Proposal, it will have the same effect as a vote “AGAINST” the Adjournment Proposal.

What will FaZe stockholders receive for their shares of FaZe Common Stock if the Merger is completed?

If the Merger is completed, each share of FaZe Common Stock outstanding as of immediately prior to the effective time will be converted into the right to receive 0.13091 shares of GameSquare Common Stock, which number is referred to as the “exchange ratio.” Each FaZe stockholder will receive cash (without interest and less any applicable withholding taxes) in lieu of any fractional shares of GameSquare Common Stock that such FaZe stockholder would otherwise receive in the Merger. Any cash amounts to be received by a FaZe stockholder in lieu of fractional shares of GameSquare Common Stock will be rounded to the nearest whole cent.

Because GameSquare will issue a fixed number of shares of GameSquare Common Stock in exchange for each share of FaZe Common Stock, the value of the Merger Consideration that FaZe stockholders will receive in the Merger will depend on the market price of shares of GameSquare Common Stock at the time the Merger is completed. The market price of shares of GameSquare Common Stock that FaZe stockholders receive at the time the Merger is completed could be greater than, less than or the same as the market price of shares of GameSquare Common Stock on the date of this proxy statement/prospectus or at the time of the Special Meeting. Accordingly, you should obtain current market quotations for GameSquare Common Stock and FaZe Common Stock before deciding how to vote on the Merger Proposal. GameSquare and FaZe Common Stock are traded on Nasdaq, under the symbols “GAME” and “FAZE,” respectively. Shares of common stock of the Combined Company will trade on Nasdaq and TSXV under the symbol “GAME” after completion of the Merger. For more information regarding the Merger Consideration to be received by FaZe stockholders if the Merger is completed, see “The Merger Agreement—Merger Consideration.”

How does the FaZe Board recommend that I vote at the Special Meeting?

The FaZe Board unanimously recommends that you vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

In considering the recommendations of the FaZe Board, FaZe stockholders should be aware that FaZe directors and executive officers have interests in the Merger that are different from, or in addition to, their interests as FaZe stockholders generally. These interests may include, among others, the payment of severance benefits and acceleration of outstanding FaZe equity awards upon certain terminations of employment or service, and the Combined Company’s agreement to indemnify FaZe directors and executive officers against certain claims and liabilities. For a more complete description of these interests, see “Interests of FaZe Directors and Executive Officers in the Merger.”

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Who is entitled to vote at the Special Meeting?

All holders of record of shares of FaZe Common Stock who held shares at the close of business on [________], 2023, the Record Date, are entitled to receive notice of, and to vote at, the Special Meeting. Each such holder of FaZe Common Stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of FaZe Common Stock that such holder owned of record as of the Record Date. Virtual attendance at the Special Meeting via the special meeting website is not required to vote. See below and “The Special Meeting—Methods of Voting” for instructions on how to vote without virtually attending the Special Meeting.

What is a proxy?

A proxy is a stockholder’s legal designation of another person to vote shares owned by such stockholder on their behalf. The document used to designate a proxy to vote your shares of FaZe Common Stock is referred to as a “proxy card.”

How many votes do I have at the Special Meeting?

Each FaZe stockholder is entitled to one vote for each share of FaZe Common Stock held of record as of the close of business on the Record Date. As of the close of business on the Record Date, there were [______________] shares of FaZe Common Stock outstanding (which includes [________] FaZe Restricted Shares and [________] FaZe Restricted Units (as defined herein) which had vested but were yet to be settled).

What constitutes a quorum for each special meeting?

A quorum is the minimum number of shares required to be represented, either through virtual attendance or through representation by proxy, to hold a valid meeting.

The holders of a majority of the issued and outstanding shares of FaZe Common Stock entitled to vote at the Special Meeting must be virtually present via the special meeting website or represented by proxy in order to constitute a quorum.

Where will the GameSquare Common Stock that I receive in the Merger be publicly traded?

The shares of GameSquare Common Stock to be issued to FaZe stockholders in the Merger will be listed for trading on Nasdaq and TSXV under the symbol “GAME.”

What happens if the Merger is not completed?

If the Merger Proposal is not approved by FaZe stockholders or if the Merger is not completed for any other reason, FaZe stockholders will not receive the Merger Consideration or any other consideration in connection with the Merger, and their shares of FaZe Common Stock will remain outstanding.

If the Merger is not completed, FaZe will remain an independent public company, the FaZe Common Stock will continue to be listed and traded on Nasdaq under the symbol “FAZE” and GameSquare will not complete the share issuance contemplated by the Merger Agreement, regardless of whether the GameSquare Share Issuance Proposal has been approved by GameSquare shareholders.

How can I virtually vote my shares at the Special Meeting?

Shares held directly in your name as a FaZe stockholder of record may be virtually voted at the Special Meeting via the special meeting website. In order to virtually attend and vote at the Special Meeting, you must first register at the special meeting website in order to obtain a unique meeting invitation by electronic mail.

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Shares held in “street name” may be virtually voted at the Special Meeting via the special meeting website only if you obtain a specific control number and follow the instructions provided by your, broker or other nominee. See “The Special Meeting—Virtually Attending the Special Meeting.”

Even if you plan to virtually attend the Special Meeting via the special meeting website, FaZe recommends that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to virtually attend the Special Meeting.

For additional information on virtually attending the Special Meetings, see “The Special Meeting.”

How can I vote my shares without virtually attending the Special Meeting?

Whether you hold your shares directly as a stockholder of record of FaZe or beneficially in “street name,” you may direct your vote by proxy without virtually attending the Special Meeting. If you are a stockholder of record, you can vote by proxy over the internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

For additional information on voting procedures, see “The Special Meeting.”

What is a “broker non-vote”?

Under Nasdaq rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Both of the proposals currently expected to be brought before the Special Meeting are “non-routine” matters under Nasdaq rules.

A “broker non-vote” occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because both of the proposals currently expected to be voted on at the Special Meeting are non-routine matters under Nasdaq rules for which brokers do not have discretionary authority to vote, FaZe does not expect there to be any broker non-votes at the Special Meeting.

What stockholder vote is required for the approval of each proposal at the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Special Meeting?

Proposal 1: Merger Proposal

Assuming a quorum is present at the Special Meeting, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of FaZe Common Stock entitled to vote at the Special Meeting on the Merger Proposal. Accordingly, an abstention or other failure to vote on the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal.

Proposal 2: Adjournment Proposal

Whether or not a quorum is present at the Special Meeting, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of FaZe Common Stock that are virtually present via the special meeting website or represented by proxy and entitled to vote at the Special Meeting. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of a FaZe stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Special Meeting to vote on the Adjournment Proposal will have the same effect as a vote “AGAINST” the Adjournment Proposal. In addition, if a FaZe stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Adjournment Proposal, it will have the same effect as a vote “AGAINST” the Adjournment Proposal.

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What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

If your shares of FaZe Common Stock are registered directly in your name with the transfer agent of FaZe, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote directly at the Special Meeting. You may also grant a proxy directly to FaZe or to a third party to vote your shares at the Special Meeting.

If your shares of FaZe Common Stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares. You should follow the instructions provided by them to vote your shares. In most cases you may vote over the internet or telephone. In order to virtually attend and vote at the Special Meeting via the special meeting website, you will need to obtain a specific control number and follow the other procedures provided by your bank, broker or other nominee.

If my shares of FaZe Common Stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

No. Your bank, broker or other nominee will only be permitted to vote your shares of FaZe Common Stock if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Under Nasdaq rules, banks, brokers and other nominees who hold shares of FaZe Common Stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which include all the Proposals currently scheduled to be considered and voted on at the Special Meeting. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

For FaZe stockholders, the effect of not instructing your bank, broker or other nominee how you wish to vote your shares of FaZe Common Stock will be the same as a vote “AGAINST” the Merger Proposal, but will have no effect on the Adjournment Proposal. In addition, if a FaZe stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Adjournment Proposal, it will have the same effect as a vote “AGAINST” such proposal.

What should I do if I receive more than one set of voting materials for the same special meeting?

If you hold shares of FaZe Common Stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of FaZe Common Stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, in order to ensure that all of your shares of FaZe Common Stock are voted.

Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to submit a proxy or vote your shares.

You are encouraged to vote all sets of materials received for the special meeting.

If a stockholder gives a proxy, how are the shares of FaZe Common Stock voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of FaZe Common Stock in the way that you indicate. For each item before the Special Meeting, you may specify whether your shares of FaZe Common Stock should be voted for or against, or abstain from voting.

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How will my shares of FaZe Common Stock be voted if I return a blank proxy?

If you sign, date and return your proxy and do not indicate how you want your shares of FaZe Common Stock to be voted, then your shares of FaZe Common Stock will be voted in accordance with the recommendation of the FaZe Board: “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

Can I change my vote after I have submitted my proxy?

Any FaZe stockholder giving a proxy has the right to revoke the proxy and change their vote before the proxy is voted at the Special Meeting by doing any of the following:

● subsequently submitting a new proxy (including over the internet or telephone) for the Special Meeting that is received by the deadline specified on the accompanying proxy card;

● giving written notice of your revocation to FaZe’s Corporate Secretary; or

● virtually attending and voting at the Special Meeting via the special meeting website.

Execution or revocation of a proxy will not in any way affect your right to virtually attend and vote at the Special Meeting via the special meeting website. Written notices of revocation and other communications relating to the revocation of proxies should be addressed:

FaZe Holdings Inc.

Attn: Corporate Secretary

720 N. Cahuenga Blvd.

Los Angeles, California 90038

Tel: (818) 688-6373

Email: proxy@fazeclan.com

See “The Special Meeting—Revocability of Proxies.”

If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Where can I find the voting results of the Special Meeting?

The preliminary voting results for the Special Meeting are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, FaZe will file the final voting results of its Special Meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Do FaZe stockholders have dissenters’ or appraisal rights?

FaZe stockholders are not entitled to appraisal or dissenters’ rights under the DGCL. If FaZe stockholders are not in favor of the Merger, they may vote against or choose to abstain from voting on the Merger Proposal. See “No Appraisal Rights.” Information about how FaZe stockholders may vote on the proposals being considered in connection with the merger can be found under “The Special Meeting.”

Are there any risks that I should consider in deciding whether to vote for the approval of the Merger Proposal?

Yes. You should read and carefully consider the risk factors set forth under “Risk Factors.” You also should read and carefully consider the risk factors relating to GameSquare and FaZe that are contained in this proxy statement/prospectus.

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What happens if I sell my shares of FaZe Common Stock after the Record Date but before the Special Meeting?

The Record Date is earlier than the date of the Special Meeting. If you sell or otherwise transfer your shares of FaZe Common Stock after the Record Date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting.

Who will solicit and pay the cost of soliciting proxies?

FaZe has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Special Meeting. FaZe estimates that it will pay Morrow Sodali LLC a fee of approximately $15,000, plus reimbursement for certain out-of-pocket fees and expenses.

FaZe also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of FaZe Common Stock. FaZe directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

When is the Merger expected to be completed?

Subject to the satisfaction or waiver of the closing conditions described under “The Merger Agreement— Conditions to the Completion of the Merger,” including approval of the Merger Proposal by FaZe stockholders, the Merger is currently expected to be completed by the end of the 2023 calendar year. However, neither GameSquare nor FaZe can predict the actual date on which the Merger will be completed, or if the Merger will be completed at all, because completion of the Merger is subject to conditions and factors beyond the control of both companies, including the receipt of certain required regulatory approvals. GameSquare and FaZe hope to complete the Merger as soon as reasonably practicable.

What respective equity stakes will GameSquare and FaZe stockholders hold in the Combined Company immediately following the Merger?

Based on the number of shares of GameSquare and FaZe Common Stock outstanding as of the close of business on October 19, 2023, the date of the Merger Agreement, upon completion of the Merger, former FaZe stockholders are expected to own approximately 45% of the outstanding shares of GameSquare Common Stock and GameSquare shareholders immediately prior to the Merger are expected to own approximately 55% of the outstanding shares of GameSquare Common Stock, without taking into account and issuance of shares of GameSquare Common Stock in connection with the GameSquare PIPE. The relative ownership interests of GameSquare shareholders and former FaZe stockholders in the Combined Company immediately following the Merger will depend on the number of shares of GameSquare and FaZe Common Stock issued and outstanding immediately prior to the Merger, and the relative ownership will be impacted by the number of shares of GameSquare Common Stock issued as part of the GameSquare PIPE.

If I am a FaZe stockholder, how will I receive the Merger Consideration to which I am entitled?

If you hold your shares of FaZe Common Stock in book-entry form, whether through The Depository Trust Company, which is referred to as “DTC,” or otherwise, you will not be required to take any specific actions to exchange your shares of FaZe Common Stock for shares of GameSquare Common Stock. Such shares will, following the effective time, be automatically exchanged for shares of GameSquare Common Stock (in book-entry form) and cash in lieu of any fractional shares of GameSquare Common Stock to which you are entitled. If you instead hold your shares of FaZe Common Stock in certificated form, then, after receiving the proper documentation from you following the effective time, the exchange agent will deliver to you the shares of GameSquare Common Stock (in book-entry form) and cash in lieu of any fractional shares of GameSquare Common Stock to which you are entitled. See “The Merger Agreement—Exchange of Shares.”

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What should I do now?

You should read this proxy statement/prospectus carefully and in its entirety, including the annexes. Then, you may vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, so that your shares will be voted in accordance with your instructions.

How can I find more information about GameSquare and FaZe?

You can find more information about GameSquare and FaZe from various sources described under “Where You Can Find Additional Information.”

Whom do I call if I have questions about the special meetings or the merger?

If you have questions about the special meetings or the merger, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact FaZe’s proxy solicitor:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Toll Free: (800) 662-5200

Collect: (203) 658-9400

E-mail: FAZE@info.morrowsodali.com

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RISK FACTORS

In considering how to vote on the Proposals to be considered and voted on at the Special Meetings, you are urged to carefully consider all of the information contained in this proxy statement/prospectus. See “Where You Can Find Additional Information.” You should also read and consider the risks associated with each of the businesses of GameSquare and FaZe because those risks will affect the Combined Company. The risks associated with the business of GameSquare can be found in GameSquare’s Management’s Discussion and Analysis for the three and nine months ended September 30, 2023 and 2022, and the risks associated with the business of FaZe can be found in FaZe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports and Current Reports. In addition, you are urged to carefully consider the following material risks relating to the Merger and the businesses of GameSquare, FaZe and the Combined Company.

Risks Relating to the Merger

Because the exchange ratio is fixed and will not be adjusted in the event of any change in the price of either GameSquare or FaZe Common Stock, the value of the consideration that FaZe stockholders will receive in the Merger is uncertain.

Upon completion of the Merger, each share of FaZe Common Stock outstanding immediately prior to the merger, other than shares held in treasury by FaZe or held directly by GameSquare or Merger Sub, will be converted into the right to receive 0.13091 shares of GameSquare Common Stock (with cash, without interest and less any applicable withholding taxes, in lieu of any fractional shares of GameSquare Common Stock). This exchange ratio is fixed in the Merger Agreement and will not be adjusted for changes in the market price of either GameSquare or FaZe Common Stock prior to the completion of the Merger. The market prices of GameSquare and FaZe Common Stock have fluctuated prior to and after the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Special Meeting, and through the date the Merger is consummated.

Because the value of the Merger Consideration will depend on the market price of GameSquare Common Stock at the time the Merger is completed, FaZe stockholders will not know or be able to determine at the time of the Special Meeting the market value of the Merger Consideration they would receive upon completion of the Merger. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in GameSquare’s or FaZe’s respective businesses, operations and prospects, market assessments of the likelihood that the Merger will be completed, interest rates, general market, industry and economic conditions and other factors generally affecting the respective prices of GameSquare and FaZe Common Stock, federal, state and local legislation, governmental regulation and legal developments in the industry segments in which GameSquare and FaZe operate, and the timing of the Merger and receipt of required regulatory approvals.

Many of these factors are beyond the control of GameSquare and FaZe, and neither GameSquare nor FaZe is permitted to terminate the Merger Agreement solely due to a decline in the market price of the common stock of the other party. You are urged to obtain current market quotations for GameSquare and FaZe Common Stock in determining whether to vote in favor of the Merger Proposal.

The market price of GameSquare Common Stock will continue to fluctuate after the Merger.

Upon completion of the Merger, FaZe stockholders will become holders of GameSquare Common Stock. The market price of the common stock of the Combined Company will continue to fluctuate, potentially significantly, following completion of the Merger, including for the reasons described above, including, but not limited to, for example, GameSquare’s market capitalization and low trading volume may contribute to greater volatility. As a result, former FaZe stockholders could lose some or all of the value of their investment in GameSquare Common Stock. In addition, any significant price or volume fluctuations in the stock market generally could have a material adverse effect on the market for, or liquidity of, the GameSquare Common Stock received in the Merger, regardless of the Combined Company’s actual operating performance.

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The Merger may not be completed and the Merger Agreement may be terminated in accordance with its terms.

The Merger is subject to a number of conditions that must be satisfied, including the approval by the GameSquare shareholders of the GameSquare Share Issuance proposal and approval by the FaZe stockholders of the Merger Proposal, or waived (to the extent permitted), in each case prior to the completion of the Merger. These conditions are described under “The Merger Agreement—Conditions to the Completion of the Merger.” These conditions to the completion of the Merger, some of which are beyond the control of GameSquare and FaZe, may not be satisfied or waived in a timely manner or at all, and, accordingly, the Merger may be delayed or not completed.

The termination of the Merger Agreement could negatively impact FaZe and the trading prices of the FaZe Common Stock.

If the Merger is not completed for any reason, including because GameSquare shareholders fail to approve the GameSquare Share Issuance proposal or because FaZe stockholders fail to approve the Merger Proposal, the ongoing businesses of FaZe may be adversely affected and, without realizing any of the expected benefits of having completed the Merger, FaZe would be subject to a number of risks, including the following:

● FaZe may experience negative reactions from the financial markets, including negative impacts on its stock price;

● FaZe may experience negative reactions from its customers, suppliers, distributors and employees;

● FaZe will be required to pay its costs relating to the Merger, such as financial advisory, legal and accounting costs and associated fees and expenses, whether or not the Merger is completed;

● the Merger Agreement places certain restrictions on the conduct of FaZe’s business prior to completion of the Merger and such restrictions, the waiver of which is subject to the consent of GameSquare, which may have prevented FaZe from taking actions during the pendency of the Merger that would have been beneficial (see “The Merger Agreement—Conduct of Business Prior to the Merger’s Completion” for a description of the restrictive covenants applicable to GameSquare and FaZe); and

● matters relating to the Merger (including integration planning) will require substantial commitments of time and resources by FaZe management, which could otherwise have been devoted to day-to-day operations or to other opportunities that may have been beneficial to FaZe as an independent company.

The market price for shares of GameSquare Common Stock may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of GameSquare or FaZe Common Stock.

Upon consummation of the Merger, FaZe stockholders will hold shares of common stock in the Combined Company. GameSquare’s businesses differ from those of FaZe, and, accordingly, the results of operations of the Combined Company will be affected by some factors that are different from those currently or historically affecting the results of operations of FaZe. The results of operations of the Combined Company may also be affected by factors different from those that currently affect or have historically affected FaZe. For a discussion of the businesses of each of GameSquare and FaZe and some important factors to consider in connection with those businesses, see “The Parties to the Merger” in this proxy statement/prospectus. See “Where You Can Find Additional Information.”

The shares of common stock of the Combined Company to be received by FaZe stockholders as a result of the Merger will have rights different from the shares of FaZe Common Stock.

At the effective time, FaZe stockholders will no longer be stockholders of FaZe but will instead have the right to become shareholders of GameSquare. The rights of former FaZe stockholders as stockholders will then be governed by Canadian law and by the terms of GameSquare’s restated articles of incorporation and by-laws, which are in some respects materially different than the terms of FaZe’s certificate of incorporation and bylaws, which currently govern the rights of FaZe stockholders. See “Comparison of Stockholders’ Rights” for a discussion of the different rights associated with GameSquare Common Stock and FaZe Common Stock.

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After the Merger, FaZe stockholders will have a significantly lower ownership and voting interest in GameSquare than they currently have in FaZe and will exercise less influence over management and policies of the Combined Company.

Based on the number of shares of GameSquare and FaZe Common Stock outstanding as of the close of business on October 19, 2023, the date of the Merger Agreement, upon completion of the Merger, former FaZe stockholders are expected to own approximately 45% of the outstanding shares of GameSquare Common Stock and GameSquare shareholders immediately prior to the Merger are expected to own approximately 55% of the outstanding shares of GameSquare Common Stock. The relative ownership interests of former FaZe stockholders in the Combined Company immediately following the Merger will depend on the number of shares of GameSquare and FaZe Common Stock issued and outstanding immediately prior to the Merger, and the relative ownership will be impacted by the number of shares of GameSquare Common Stock issued as part of the GameSquare PIPE. Consequently, former FaZe stockholders will have less influence over the management and policies of the Combined Company than they currently have over the management and policies of FaZe.

Until the completion of the Merger or the termination of the Merger Agreement in accordance with its terms, FaZe is prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to FaZe and/or its stockholders.

From and after the date of the Merger Agreement and prior to completion of the merger, the Merger Agreement restricts FaZe from taking specified actions without the consent of GameSquare and requires that the business of FaZe and its subsidiaries be conducted in all material respects in the ordinary course of business consistent with past practice. These restrictions may prevent FaZe from taking actions during the pendency of the Merger that would have been beneficial. Adverse effects arising from these restrictions during the pendency of the Merger could be exacerbated by any delays in consummation of the Merger or termination of the Merger Agreement. See “The Merger Agreement—Conduct of Business Prior to the Merger’s Completion.”

Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the Merger.

The Merger is subject to a number of conditions to closing as specified in the Merger Agreement. These closing conditions include, among others, the effectiveness of the GameSquare Registration Statement on Form F-4 of which this proxy statement/prospectus forms a part registering the GameSquare Common Stock issuable pursuant to the Merger Agreement and the absence of any stop order or proceedings by or before the SEC with respect thereto, all required approvals obtained (or the expiration or termination of any applicable waiting period) under any applicable antitrust laws, approval for listing on Nasdaq of the shares of GameSquare Common Stock to be issued pursuant to the Merger Agreement, and the absence of governmental laws or orders preventing the consummation of the Merger. The obligation of each of GameSquare and FaZe to consummate the Merger is also conditioned on, among other things, the truth and accuracy of the representations and warranties made by the other party on the date of the Merger Agreement and on the closing date (subject to certain materiality and material adverse effect qualifiers), and the performance by the other party in all material respects of its obligations under the Merger Agreement. No assurance can be given that the required stockholder, governmental and regulatory consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the required conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the Merger could cause the Combined Company not to realize, or to be delayed in realizing, some or all of the benefits that GameSquare and FaZe expect to achieve if the Merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see “The Merger Agreement—Conditions to the Completion of the Merger.”

Except in specified circumstances, if the effective time has not occurred by the End Date, either GameSquare or FaZe may choose not to proceed with the transaction.

Either GameSquare or FaZe may terminate the Merger Agreement if the effective time has not occurred by December 31, 2023 (i.e., the End Date). However, this right to terminate the Merger Agreement will not be available to GameSquare or FaZe if such party has materially breached any of its representations, warranties, covenants or agreements under the Merger Agreement has been a contributing factor that resulted in the failure of the Merger to be consummated by the End Date. For more information, see the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

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Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the Merger.

The success of the Merger will depend in part on the Combined Company’s ability to retain the talents and dedication of the professionals currently employed by GameSquare and FaZe. It is possible that these employees may decide not to remain with GameSquare or FaZe, as applicable, while the Merger is pending, or with the Combined Company. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the Combined Company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating GameSquare and FaZe to hiring suitable replacements, all of which may cause the Combined Company’s business to suffer. In addition, GameSquare and FaZe may not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms. In addition, there could be disruptions to or distractions for the workforce and management, including disruptions associated with integrating employees into the Combined Company. No assurance can be given that the Combined Company will be able to attract or retain key employees of GameSquare and FaZe to the same extent that those companies have been able to attract or retain their own employees in the past.

The fairness opinion obtained by the FaZe Board will not reflect changes, circumstances, developments or events that may have occurred or may occur (or information that may become, or may have become, available) after the date of the opinion.

Current Capital has provided a fairness opinion to the FaZe Board stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on review undertaken, and other matters considered by Current Capital in preparing such opinion, the exchange ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of FaZe Common Stock (other than the Excluded Parties). The FaZe Board has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Current Capital, and the FaZe Board does not expect to receive an updated fairness opinion prior to the completion of the Merger.

The opinion does not reflect changes, circumstances, developments or events that may have occurred or may occur (or information that may become, or may have become, available) after the date of the opinion, including changes in the operations and prospects of FaZe or GameSquare, updated financial projections, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of FaZe and GameSquare and on which the fairness opinion was based, and that may alter the value of FaZe and GameSquare or the prices of FaZe Common Stock or GameSquare Common Stock prior to consummation of the Merger. The value of FaZe Common Stock and GameSquare Common Stock has fluctuated since, and could be materially different from its value as of, the date of Current Capital’s opinion, and Current Capital’s opinion does not address the prices at which FaZe Common Stock or GameSquare Common Stock may trade since the dates of the opinion. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. FaZe does not anticipate asking Current Capital to update Current Capital’s opinion, and Current Capital does not have an obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events that may have occurred or may occur (or information that may become, or may have become, available) after the date of the opinion. The written opinion of Current Capital is attached as Annex B to this proxy statement/prospectus.

Whether or not the Merger is completed, the announcement and pendency of the Merger could cause disruptions in the business of FaZe, which could have an adverse effect on its business and financial results.

Whether or not the Merger is completed, the announcement and pendency of the Merger could cause disruptions in the business of FaZe, including by diverting the attention of FaZe management toward the completion of the Merger. In addition, FaZe has diverted significant management resources in an effort to complete the Merger and is subject to restrictions contained in the Merger Agreement on the conduct of its business. If the Merger is not completed, FaZe will have incurred significant costs, including the diversion of management resources, for which it will have received little or no benefit.

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FaZe directors and executive officers have interests and arrangements that may be different from, or in addition to, those of FaZe stockholders generally.

When considering the recommendations of the FaZe Board on how to vote on the proposals described in this proxy statement/prospectus, FaZe stockholders should be aware that FaZe directors and executive officers have interests in the Merger that are different from, or in addition to, those of FaZe stockholders generally. These interests include the continued service of certain FaZe directors as directors of the Combined Company, the treatment in the Merger of outstanding equity, equity-based and incentive awards, severance arrangements, other compensation and benefit arrangements, and the right to continued indemnification of former FaZe directors and officers by the Combined Company.

FaZe stockholders should be aware of these interests when they consider the recommendations of the FaZe Board that they vote to approve the Merger Proposal. The FaZe Board was aware of and considered these interests when it determined that the Merger was fair to and in the best interests of FaZe and its stockholders, approved and declared advisable the Merger Agreement, and recommended that FaZe stockholders adopt the Merger Agreement. The interests of FaZe directors and executive officers are described in more detail under “Interests of FaZe Directors and Executive Officers in the Merger.”

FaZe may waive one or more of the closing conditions without re-soliciting stockholder approval.

To the extent permitted by law, FaZe may determine to waive, in whole or part, one or more of the conditions to their respective obligations to consummate the Merger. FaZe currently expects to evaluate the materiality of any waiver and its effect on FaZe stockholders in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement/prospectus or any re-solicitation of proxies is required in light of such waiver. Any determination as to whether to waive any condition to the Merger, and as to whether to re-solicit stockholder approval and/or amend this proxy statement/prospectus as a result of such waiver, will be made by FaZe at the time of such waiver based on the facts and circumstances as they exist at that time.

The Merger Agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with FaZe.

The Merger Agreement contains “no solicitation” provisions that restrict the ability of FaZe to, among other things (each as described under “The Merger Agreement—No Solicitation of Acquisition Proposals”):

● solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal;

● disclose any non-public information relating to FaZe or any of its subsidiaries to, afford access to the business, properties, assets, books, or records of FaZe or any of its subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal;

● engage in or otherwise participate in any discussions or negotiations with any person with respect to any Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Takeover Proposal; or

● enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, Merger Agreement, option agreement, joint venture agreement, partnership agreement, or other contract relating to any Takeover Proposal.

Furthermore, there are only limited exceptions to the requirement under the Merger Agreement that the FaZe Board may not withdraw, modify, amend or qualify its recommendation. Although the FaZe Board is permitted to effect a change of recommendation, after complying with certain procedures set forth in the Merger Agreement, in response to a Superior Proposal (if the applicable board of directors determines in good faith that a failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law), such change of recommendation would entitle the other party to terminate the Merger Agreement. See “The Merger Agreement—Termination of the Merger Agreement.”

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These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or merger, even if it were prepared to pay consideration with a higher value than that implied by the exchange ratio in the Merger.

The Merger will involve substantial costs.

FaZe has incurred and expects to incur non-recurring costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the Merger. As of the date of this proxy statement/prospectus, FaZe estimates that its aggregate costs associated with the Merger and related transactions will be approximately $[___] million. These costs include filing and registration fees with the SEC, printing and mailing costs associated with this proxy statement/prospectus, and legal, accounting, investment banking, consulting, public relations and proxy solicitation fees. These costs do not include severance and retention payments that may be made to certain FaZe employees and costs that will be incurred in connection with the integration of GameSquare’s and FaZe’s businesses. Some of these costs are payable by FaZe regardless of whether the Merger is completed.

The Combined Company will also incur restructuring and integration costs in connection with the Merger. The costs related to restructuring will be expensed as a cost of the ongoing results of operations of either GameSquare or the Combined Company. There are processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the Merger and the integration of FaZe’s business into that of GameSquare’s. Although GameSquare expects that the elimination of duplicative costs, strategic benefits, and additional income, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, merger-related and restructuring costs over time, any net benefit may not be achieved in the near term or at all.

FaZe stockholders will not be entitled to appraisal rights in the Merger.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from an extraordinary transaction, such as a merger, and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders generally do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the Merger Agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because GameSquare Common Stock is listed on Nasdaq, a national securities exchange, and because FaZe stockholders are not required by the terms of the Merger Agreement to accept for their shares of FaZe Common Stock anything other than shares of GameSquare Common Stock and cash in lieu of fractional shares, holders of FaZe Common Stock are not entitled to appraisal rights in connection with the Merger. See “No Appraisal Rights.”

Lawsuits filed against GameSquare and/or FaZe may delay or prevent the merger from being completed.

GameSquare, FaZe and members of the GameSquare and FaZe Boards may in the future be parties, among others, to various claims and litigation related to the Merger Agreement and the Merger, including putative shareholder class actions. See “The Merger—Litigation Relating to the Merger.” Among other remedies, the plaintiffs in such matters may seek to enjoin the Merger. The results of complex legal proceedings are difficult to predict, and could prevent or delay the Merger from being completed in a timely manner, and could result in substantial costs to FaZe, including, but not limited to, costs associated with the indemnification of its directors and officers. The existence of litigation relating to the Merger could also impact the likelihood of obtaining the required approvals from either GameSquare or FaZe stockholders. Moreover, any future litigation could be time consuming and expensive, could divert the attention of FaZe management away from its regular business and, if any one of these lawsuits is adversely resolved against FaZe, could have a material adverse effect on FaZe’s financial condition.

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One of the conditions to the completion of the Merger is that no governmental entity having jurisdiction over GameSquare or FaZe shall have enacted, issued, promulgated, enforced, or entered any law or order, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the GameSquare Stock Issuance, or the other transactions contemplated by the Merger Agreement. As such, if there is litigation initiated challenging the Merger and any of the plaintiffs of such lawsuit or lawsuits are successful in obtaining an injunction preventing the consummation of the Merger, that injunction may delay or prevent the Merger from becoming effective or from becoming effective.

Risks Relating to the Combined Company

Combining the businesses of GameSquare and FaZe may be more difficult, costly or time-consuming than expected and the Combined Company may fail to realize the anticipated benefits of the Merger, which may adversely affect the Combined Company’s business results and negatively affect the value of the Combined Company’s common stock.

The success of the Merger will depend on, among other things, the ability of GameSquare and FaZe to combine their businesses in a manner that facilitates growth opportunities and realizes expected cost savings. FaZe has entered into the Merger Agreement because it believes that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of FaZe stockholders and that combining the businesses of GameSquare and FaZe will produce benefits and cost savings. See “The Merger—Recommendation of the FaZe Board of Directors; Reasons for the Merger.”

However, GameSquare and FaZe must successfully combine their respective businesses in a manner that permits these benefits to be realized. In addition, the Combined Company must achieve the anticipated growth and cost savings without adversely affecting current revenues and investments in future growth. If the Combined Company is not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully, or at all, or may take longer to realize than expected.

An inability to realize the full extent of the anticipated benefits of the Merger and the other transactions contemplated by the Merger Agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the Combined Company, which may adversely affect the value of the common stock of the Combined Company.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what GameSquare and FaZe expect and may take longer to achieve than anticipated. If GameSquare and FaZe are not able to adequately address integration challenges, they may be unable to successfully integrate their operations or realize the anticipated benefits of the integration of the two companies.

The failure to successfully integrate the businesses and operations of GameSquare and FaZe in the expected time frame may adversely affect the Combined Company’s future results.

GameSquare and FaZe have operated and, until the completion of the Merger, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key GameSquare or FaZe employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of GameSquare and FaZe in order to realize the anticipated benefits of the Merger so the Combined Company performs as expected:

● combining the companies’ operations and corporate functions;

● combining the businesses of GameSquare and FaZe and meeting the capital requirements of the Combined Company, in a manner that permits the Combined Company to achieve any cost savings or other synergies anticipated to result from the Merger, the failure of which would result in the anticipated benefits of the Merger not being realized in the time frame currently anticipated or at all;

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● integrating personnel from the two companies;

● integrating the companies’ technologies and technologies licensed from third parties;

● integrating and unifying the offerings and services available to customers;

● identifying and eliminating redundant and underperforming functions and assets;

● harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

● maintaining existing agreements with customers, suppliers, distributors and vendors, avoiding delays in entering into new agreements with prospective customers, suppliers, distributors and vendors, and leveraging relationships with such third parties for the benefit of the Combined Company;

● addressing possible differences in business backgrounds, corporate cultures and management philosophies;

● consolidating the companies’ administrative and information technology infrastructure;

● coordinating distribution and marketing efforts;

● managing the movement of certain positions to different locations;

● coordinating geographically dispersed organizations; and

● effecting actions that may be required in connection with obtaining regulatory or other governmental approvals.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the Merger and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the Combined Company.

The Combined Company may not be able to retain customers, suppliers or distributors, or customers, suppliers or distributors may seek to modify contractual relationships with the Combined Company, which could have an adverse effect on the Combined Company’s business and operations. Third parties may terminate or alter existing contracts or relationships with GameSquare or FaZe.

As a result of the Merger, the Combined Company may experience impacts on relationships with customers, suppliers and distributors that may harm the Combined Company’s business and results of operations. Certain customers, suppliers or distributors may seek to terminate or modify contractual obligations following the Merger whether or not contractual rights are triggered as a result of the Merger. There can be no guarantee that customers, suppliers and distributors will remain with or continue to have a relationship with the Combined Company or do so on the same or similar contractual terms following the Merger. If any customers, suppliers or distributors seek to terminate or modify contractual obligations or discontinue the relationship with the Combined Company, then the Combined Company’s business and results of operations may be harmed. Furthermore, the Combined Company will not have long-term arrangements with many of its significant suppliers. If the Combined Company’s suppliers were to seek to terminate or modify an arrangement with the Combined Company, then the Combined Company may be unable to procure necessary supplies from other suppliers in a timely and efficient manner and on acceptable terms, or at all.

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GameSquare and FaZe also have contracts with vendors, landlords, licensors and other business partners which may require GameSquare or FaZe, as applicable, to obtain consent from these other parties in connection with the Merger, or which may otherwise contain limitations applicable to such contracts following the Merger. If these consents cannot be obtained, the Combined Company may suffer a loss of potential future revenue, incur costs and lose rights that may be material to the Combined Company’s business. In addition, third parties with whom GameSquare or FaZe currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the Merger. Any such disruptions could limit the Combined Company’s ability to achieve the anticipated benefits of the Merger. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the Merger or by a termination of the Merger Agreement.

The Combined Company may be exposed to increased litigation, which could have an adverse effect on the Combined Company’s business and operations.

The Combined Company may be exposed to increased litigation from stockholders, customers, suppliers, distributors, consumers and other third parties due to the combination of GameSquare’s and FaZe’s businesses following the Merger. Such litigation may have an adverse impact on the Combined Company’s business and results of operations or may cause disruptions to the Combined Company’s operations.

The GameSquare and FaZe unaudited prospective financial information is inherently subject to uncertainties, the unaudited pro forma condensed combined financial information included in this document is preliminary and the Combined Company’s actual financial position and results of operations after the Merger may differ materially from these estimates and the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information and unaudited pro forma per share data included in this proxy statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and are not necessarily indicative of what the Combined Company’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. The Combined Company’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus.

The Combined Company’s debt may limit its financial flexibility.

In connection with, and a condition to, the consummation of the Merger, GameSquare has entered into the Financing and Security Agreement providing GameSquare with access to borrowings of $10,000,000. Following the consummation of the Merger, there is no limitation on the Combined Company’s access to this debt financing or the timing of making draws on such financing. If the Combined Company were to fully draw the amount available under the Financing and Security Agreement, there is no guarantee that the Combined Company will have access to any additional financing or be able to refinance this facility or any other debt of the Combined Company. If the Combined Company seeks to refinance any of its existing indebtedness, there can be no guarantee that it will be able to execute the refinancing on favorable terms or at all.

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GameSquare’s or FaZe’s indebtedness could have adverse effects on the Combined Company’s financial condition and results of operations, including:

● increasing its vulnerability to changing economic, regulatory and industry conditions;

● limiting its ability to compete and its flexibility in planning for, or reacting to, changes in its business and the industry;

● limiting its ability to pay dividends to its stockholders, if at all;

● limiting its ability to borrow additional funds; and

● increasing its interest expense and requiring the Combined Company to dedicate a substantial portion of its cash flow from operations to payments on its debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, and share repurchases, dividends and other purposes.

The Combined Company’s ability to arrange any additional financing for the purposes described above or otherwise will depend on, among other factors, the Combined Company’s financial position and performance, as well as prevailing market conditions and other factors beyond its control. The level and quality of the Combined Company’s earnings, operations, business and management, among other things, will impact the determination of the Combined Company’s credit ratings. A decrease in the ratings assigned to the Combined Company by the ratings agencies may negatively impact the Combined Company’s access to the debt capital markets and increase the Combined Company’s cost of borrowing. There can be no assurance that the Combined Company will be able to obtain financing on acceptable terms or at all. In addition, there can be no assurance that the Combined Company will be able to maintain the current creditworthiness or prospective credit ratings of GameSquare or FaZe, and any actual or anticipated changes or downgrades in such credit ratings may have a negative impact on the liquidity, capital position or access to capital markets of the Combined Company.

Declaration, payment and amounts of dividends, if any, distributed to stockholders of the Combined Company will be uncertain.

GameSquare has not historically paid cash dividends on its capital stock. Whether any dividends are declared or paid to stockholders of the Combined Company, and the amounts of any such dividends that are declared or paid, are uncertain and depend on a number of factors. The GameSquare Board will have the discretion to determine the dividend policy of the Combined Company, including the amount and timing of dividends, if any, that the Combined Company may declare from time to time, which may be impacted by any of the following factors:

● the Combined Company may not have enough cash to pay such dividends or to repurchase shares due to its cash requirements, capital spending plans, cash flow or financial position;

● decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the GameSquare Board, which could change its dividend practices at any time and for any reason;

● the Combined Company’s desire to maintain or improve the credit ratings on its debt;

● the amount of dividends that the Combined Company may distribute to its stockholders is subject to restrictions under Canadian law and is limited by restricted payment and leverage covenants in the Combined Company’s credit facilities and, potentially, the terms of any future indebtedness that the Combined Company may incur; and

● certain limitations on the amount of dividends subsidiaries of the Combined Company can distribute to the Combined Company, as imposed by law, regulators or agreements.

Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared.

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Any impairment of the Combined Company’s tangible, definite-lived intangible or indefinite-lived intangible assets, including goodwill, may adversely impact the Combined Company’s financial position and results of operations.

The Merger will be accounted for using the acquisition method of accounting under the provisions of ASC 805, Business Combinations, with GameSquare representing the accounting acquirer under this guidance. GameSquare will record assets acquired, including identifiable intangible assets, and liabilities assumed from FaZe at their respective fair values at the date of completion of the Merger. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill. In connection with the Merger, the Combined Company is expected to record significant goodwill and other intangible assets on its consolidated balance sheet. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

Indefinite-lived intangible assets, including goodwill, will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, the Combined Company determines that tangible or intangible assets, including goodwill, are impaired, the Combined Company would record an impairment charge at that time. Impairment testing of goodwill and intangible assets requires significant use of judgment and assumptions, particularly as it relates to the determination of fair value. A decrease in the long-term economic outlook and future cash flows of the Combined Company’s business could significantly impact asset values and potentially result in the impairment of intangible assets, including goodwill, which may have a material adverse impact on the Combined Company’s financial position and results of operations.

Other Risk Factors of GameSquare and FaZe

GameSquare’s and FaZe’s businesses are and will be subject to the risks described above. In addition, GameSquare and FaZe are, and will continue to be, subject to the risks summarized below and described in, each company’s respective filings for the fiscal year ended December 31, 2022, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports and Current Reports, filed with the SEC and SEDAR. See “Where You Can Find Additional Information.”

Risks Related to FaZe’s Business

● FaZe has incurred and expects to continue to incur operating losses and may not establish and maintain profitability in the future.

● FaZe received less proceeds from the business combination transaction it originally consummated on July 19, 2022 than initially anticipated, and consequently, this could prevent FaZe from executing on its business plan, as originally anticipated, and may adversely affect FaZe’s results of operations and financial condition.

● FaZe’s business depends on the strength of its brand, and if FaZe is not able to maintain and enhance its brand, FaZe may be unable to sell its products or services, and its consumer engagement may decline, which could have a material adverse effect on FaZe’s business, financial condition, and results of operations.

● FaZe is subject to risks associated with operating in a rapidly developing industry and a relatively new market.

● FaZe has experienced rapid growth since its inception and FaZe expects that it will continue to grow. If FaZe is unable to effectively manage that growth, FaZe’s financial performance and future prospects will be adversely affected.

● If Esports professionals, influencers and content creators, whom have historically accounted for a substantial portion of FaZe’s revenue, were to become less popular and FaZe is unable to identify and acquire suitable replacements, FaZe’s business and prospects could suffer.

● Misalignment with public and consumer tastes and preferences for entertainment and retail consumer products could negatively impact demand for FaZe’s entertainment offerings and products, which could have an adverse effect on FaZe’s business, financial condition, results of operations and prospects.

● FaZe primarily relies, and expects to continue to primarily rely, on third-party mass media platforms such as YouTube, TikTok, Twitter, Instagram, and Twitch to deliver its content offerings to fans and potential viewers and any failure, disruption of or interference with FaZe’s use of, or FaZe’s target audience’s access to, such streaming services could disrupt the availability of FaZe’s content and adversely affect its business, financial condition, results of operations and prospects.

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● Significant disruption during live events that we participate in, such as power and internet outages, may adversely affect FaZe’s business.

● If FaZe is unable to compete effectively for advertisers and sponsors, FaZe’s business, revenue and financial results could be negatively affected.

Risks Related to FaZe’s People

● FaZe’s success will depend on its ability to attract and retain its personnel, and any failure to attract and retain other highly qualified personnel in the future, could seriously harm FaZe’s business.

● FaZe’s workforce and operations have grown substantially since FaZe’s inception and FaZe expects that they will continue to do so. If FaZe is unable to effectively manage that growth, its financial performance and future prospects will be adversely affected.

● An increase in the relative size of Esports and content creator salaries or talent acquisition costs could negatively impact FaZe’s business.

Risks Related to FaZe’s Intellectual Property

● The success of FaZe’s business is highly dependent on the existence and maintenance of intellectual property rights in the entertainment products and services FaZe creates.

● FaZe may be unable to maintain or acquire licenses to incorporate intellectual property owned by others in FaZe’s entertainment offerings.

Risks Related to FaZe’s Legal Proceedings and Regulatory Matters

● FaZe is involved, and in the future may become involved, in claims, suits, and other proceedings arising in the ordinary course of business. The outcomes of any such current or future legal proceedings could have a negative impact on FaZe’s business.

● FaZe’s business, content and products, as well as the services of third-parties upon which FaZe relies, may in the future be subject to increasing regulation around the world. If FaZe or they do not successfully respond and adapt to these potential regulations, FaZe’s business could be negatively impacted.

● If FaZe is required to reclassify independent contractors as employees, FaZe may incur additional costs and taxes which could adversely affect FaZe’s business, financial condition, and results of operations.

Risks Related to FaZe’s Tax, Financial and Accounting Matters

● FaZe has identified a number of material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of FaZe’s financial statements or cause FaZe to fail to meet its periodic reporting obligations.

Risks Related to GameSquare’s Business

GameSquare has a limited operating history and operates in an evolving sector.

GameSquare had no experience in the esports industry prior to October 2, 2020, when GameSquare acquired its first revenue-generating asset, Code Red. Prior to the acquisition of Code Red, GameSquare’s operations were limited to identifying and acquiring target companies in the esports industry.

Consequently, GameSquare is subject to all the risks and uncertainties inherent in a new business and in connection with the development and sale of new services. In addition, the esports and gaming industry is a relatively new and an evolving sector. Accordingly, investors should consider GameSquare’s prospects in light of the costs, uncertainties, delays, and difficulties frequently encountered by companies in this early stage of development and operating in a changing and evolving sector. Investors should carefully consider the risks and uncertainties that a company, such as GameSquare, with a limited operating history will face. In particular, investors should consider that GameSquare cannot provide assurance that it will be able to:

a. successfully implement or execute GameSquare’s current business plan;

b. maintain GameSquare’s management team;

c. raise sufficient funds in the capital markets to effectuate GameSquare’s business plan;

d. attract, enter or maintain contracts with, and retain clients; and/or

e. compete effectively in the extremely competitive environment in which we operate.

If GameSquare cannot successfully accomplish any of the foregoing objectives, GameSquare’s business may not succeed.

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GameSquare generates a significant portion of revenue from representing esports players, influencers, gaming personalities and other on-screen talent through GameSquare’s agency operating segment. Failure to attract new clients or to successfully represent GameSquare’s existing clients may adversely affect revenue.

GameSquare’s Agency Services segment represents esports agencies which include Code Red, GCN and Zoned. GameSquare’s agencies generate revenue through representing players, influencers and on-screen talent, consulting and managing and brokering brand activations for influencers. GameSquare’s agency services sector generates a significant amount of GameSquare’s revenue.

The agency segment of the esports industry is highly competitive and there is no guarantee that we will succeed in attracting new clients to represent or that GameSquare will retain GameSquare’s existing clients. Factors that influence GameSquare’s success in attracting and retaining clients include GameSquare’s ability to:

a. successfully negotiate contracts on behalf of GameSquare’s clients;

b. secure sponsorships for GameSquare’s clients; and

c. secure event and tournament participation for GameSquare’s clients.

Failure to attract or retain clients would have a material, adverse effect on GameSquare’s business, financial condition, and results of operations.

GameSquare’s agency services business model may not remain effective, and it cannot guarantee that its future monetization strategies will be successfully implemented or generate sustainable revenues and profit.

GameSquare’s agency business generates a portion of its revenue from securing talent for live esports events. Although GameSquare anticipates that the audience for such live esports will continue to grow, creating more opportunities for GameSquare to provide services, such growth is not guaranteed and demand for GameSquare’s services may change, decrease substantially, or dissipate, or GameSquare may fail to anticipate and serve client demands effectively. For example, COVID-19 and related variants reduced demand for in-person esports events while increasing demand for online and broadcasted events. Although GameSquare also provides a variety of services relating to online and broadcasted events, any decision to reduce or eliminate its service offering for live esports events in order to prioritize online and broadcasted events may be unsuccessful and would involve additional risks and costs that could materially and adversely affect GameSquare’s business, financial condition, and results of operations.

If GameSquare fails to maintain and enhance its brands, its business, financial condition, and results of operations may be materially and adversely affected.

GameSquare believes that maintaining and enhancing its brands, including GameSquare, Complexity, Zoned and Code Red, as well as any other brands that it may acquire in the future, is important for its business to succeed by increasing GameSquare’s visibility and reputation in the esports industry and enabling GameSquare to attract new clients and retain existing clients for GameSquare’s businesses. Since GameSquare operates in a highly competitive industry, brand maintenance and enhancement directly affect GameSquare’s ability to maintain and enhance its market position. As GameSquare expands, it may conduct various marketing and brand promotion activities using various methods to continue promoting its brands, but GameSquare cannot assure investors that these activities will be successful. In addition, negative publicity, regardless of its veracity, could harm GameSquare’s brands and reputation, which may materially and adversely affect its business, financial condition, and results of operations.

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GameSquare’s teams business is substantially dependent on the continued popularity and success of its teams and players.

The financial results of GameSquare’s business are largely dependent on its esports teams remaining popular with its fan bases. The popularity of its teams will, in part, depend on their performance in the leagues and tournaments in which they participate. GameSquare cannot ensure that its teams will be successful in the leagues and tournaments in which they play and therefore its ability to attract or retain talented players and coaching staff, supporters, sponsors, and other commercial partners, as well as potentially result in lower prize money. Moreover, the popularity of the individual players can impact online viewership and television ratings, which could affect the long-term value of the media rights and sponsorship opportunities. There can be no assurance that its players will develop or maintain continued popularity. Furthermore, the popularity of the teams, and, in turn, their financial results, further depend, in part, upon the popularity of the esports played and their ability to attract audiences and generate online viewership. There can be no guarantee that games currently popular will develop or maintain continued popularity in esports.

The defection of GameSquare’s players to other teams could hinder GameSquare’s success.

GameSquare competes with other esports teams to sign and retain world class esports players, some of which have greater resources or brand recognition and popularity than GameSquare. GameSquare’s players under contract may choose to move to other esports organizations for various reasons, including higher pay or that they have chosen to pursue new or other opportunities. The loss of any of its players could have negative consequences for GameSquare’s business and results of operations.

Adverse publicity concerning GameSquare, one of its businesses or key personnel or talent could negatively affect GameSquare’s business.

GameSquare’s reputation is essential to its continued success, and any decrease in the quality of GameSquare’s reputation could impair its ability to, among other things, recruit and retain key personnel, retain, or attract clients and maintain relationships with its partners. GameSquare’s reputation can be negatively impacted by a number of factors, including negative publicity concerning GameSquare, members of its management or other key personnel including GameSquare’s talent and players. In addition, GameSquare is dependent for a portion of its revenues on its key talent and its ability to monetize through various channels. Such publicity could have a negative impact on GameSquare and adversely affect its business, financial condition and results of operations.

If GameSquare fails to anticipate, adopt and build expertise in new esports technologies, its business may suffer.

Rapid technology changes in the esports gaming market require GameSquare to anticipate which technologies it should adopt and build expertise in to remain competitive in the esports industry. GameSquare has invested, and in the future may invest, in new business strategies, technologies or services to engage a growing number of esports players, influencers and other on-screen talent, sponsors and others. For example, Code Red assists game publishers and developers such as Ubisoft and Massive Entertainment in designing broadcast-ready games by honing in-game spectator modes for improved viewing and commentating. Such advice typically relates to overlay placement, broadcasting options for streamers and commentators and scoreboard, replay and timer displays, as well as a number of other design elements. If GameSquare fails to anticipate, adopt, or build expertise in new technologies which impact in-game spectator modes, GameSquare may fail to attract new or retain existing game publishers, developers, influencers and brands as clients.

Adopting new technologies involves significant risks and uncertainties, and no assurance can be given that GameSquare will successfully identify which technologies will complement GameSquare’s business. If GameSquare does not successfully implement new technologies, its reputation may be materially adversely affected and GameSquare’s business, financial condition and operating results may be impacted.

The success of GameSquare’s business depends on GameSquare’s marketing efforts.

Achieving market success will require substantial marketing efforts and investments to inform potential clients of the distinctive benefits and characteristics of GameSquare’s products and services. GameSquare’s long-term success will depend on its ability to expand current marketing capabilities. GameSquare will, among other things, need to attract and retain experienced marketing and sales personnel. No assurance can be given that GameSquare will be able to attract and retain such personnel or that any efforts undertaken by such personnel will be successful.

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Acquisitions may never materialize, may be subject to unexpected delays or may entail unexpected costs or prove unsuccessful.

As a growing company, GameSquare is engaged in identifying, acquiring, and developing esports and gaming assets that it believes are a strategic fit for its business. However, GameSquare cannot predict what form future acquisitions might take or when such acquisitions will be consummated, if at all. GameSquare is likely to face significant competition in seeking appropriate acquisitions and these acquisitions can be complicated and time consuming to negotiate and document. GameSquare may not be able to negotiate acquisitions on acceptable terms, or at all, and GameSquare is unable to predict when, if ever, it will consummate such acquisitions due to the numerous risks and uncertainties associated with them.

Since GameSquare may not be able to accurately predict these difficulties and expenditures, these costs may outweigh the value we realize from a future acquisition. Future acquisitions could result in issuances of securities that would dilute shareholders’ ownership interest, the incurrence of debt, contingent liabilities, amortization of expenses related to other intangible assets, and the incurrence of large, immediate write-offs.

Any of the forgoing could materially and adversely affect its business, financial condition, and results of operations.

Difficulties integrating acquisitions.

GameSquare has acquired a number of businesses since the RTO and acquisitions continue to be part of its growth strategy. The benefits of an acquisition may take considerable time to develop, and GameSquare cannot be certain that any particular acquisition will produce the intended benefits. These risks and difficulties associated with acquisitions, if they materialize, could disrupt GameSquare’s ongoing business, distract management, result in the loss of key personnel, increase expenses and otherwise have a material adverse effect on its business, results of operations and financial performance.

GameSquare may be unable to achieve or sustain profitability or continue as a going concern.

There is no assurance that GameSquare will earn profits in the future, or that profitability will be sustained in the near future or at all. Beyond this, GameSquare may incur significant losses in the future for a number of reasons including other risks described in this document, and GameSquare may encounter unforeseen expenses, difficulties, complications, delays, and other unknown events. There is also no assurance that future revenues will be sufficient to generate the funds required to continue its business development and GameSquare’s activities. If GameSquare does not have sufficient capital to fund GameSquare’s operations, we may be required to reduce GameSquare’s sales and marketing efforts or forego certain business opportunities and strategies.

GameSquare’s consolidated financial statements have been prepared on the assumption that it will continue as a going concern. GameSquare’s continuation as a going concern is dependent upon its ability to raise equity capital or borrowings sufficient to meet current and future obligations and ultimately achieve profitable operations. There is no assurance that GameSquare will be able to obtain such financings or obtain them on favorable terms. These matters represent material uncertainties that cast significant doubt on GameSquare’s ability to continue as a going concern.

GameSquare will require additional financing and cannot be certain that such additional financing will be available on reasonable terms when required, or at all.

To date, GameSquare has relied primarily on equity financing to carry on its business. GameSquare has limited financial resources and operating cash flow and can make no assurance that sufficient funding will be available to it to fund its operating expenses and to further develop its business.

GameSquare does not have any contracts or commitments for additional financing. Any additional equity financing may involve substantial dilution for the existing shareholders. There can be no assurance that such additional capital will be available, on a timely basis or on acceptable terms. Failure to obtain such additional financing could result in delay or indefinite postponement of operations or the further development of its business with the possible loss of such properties or assets. If adequate funds are not available or are not available on acceptable terms, GameSquare may not be able to fund its business or the expansion thereof, take advantage of strategic acquisitions or investment opportunities or respond to competitive pressures. Such inability to obtain additional financing when needed could have a material adverse effect on its business, financial condition and results of operations.

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Future cash flow fluctuations may affect GameSquare’s ability to fund GameSquare’s working capital requirements or achieve GameSquare’s business objectives in a timely manner.

The working capital requirements and cash flows are expected to be subject to quarterly and yearly fluctuations, depending on such factors as timing and size of capital expenditures, acquisitions, levels of sales and collection of receivables and client payment terms and conditions. If GameSquare’s revenues and cash flows are materially lower than it currently expects, GameSquare may be required to reduce its capital expenditures and investments or take other measures in order to meet its cash requirements. GameSquare may also seek additional funds from liquidity-generating transactions and other conventional sources of external financing (which may include a variety of debt, convertible debt and/or equity financing). GameSquare cannot provide any assurance that the net cash requirements will be as it currently expects. GameSquare’s inability to manage cash flow fluctuations resulting from the above factors could have a material adverse effect on its ability to fund the working capital requirements from operating cash flows and other sources of liquidity or to achieve its business objectives in a timely manner.

GameSquare currently has negative cash flow from operations.

GameSquare has had negative cash flow from operating activities since it was formed. Although GameSquare anticipates that it will have positive cash flow from operating activities in future periods, it is possible GameSquare may continue to have negative cash flow in any future period as it continues to progress its expansion plans and its capacity of operations.

International operations and expansion expose GameSquare to risks associated with international markets.

GameSquare currently operates and has businesses predominantly in the U.S., Spain, and U.K. markets and may further expand internationally and operate in select foreign markets. Managing a global organization is more time consuming and expensive than managing a company operating in one jurisdiction. Conducting international operations subjects GameSquare to risks related to foreign regulatory requirements and complying with a wide variety of laws and legal standards, managing and staffing international operations, fluctuations in foreign exchange rates, managing tax consequences, accounting and reporting complexities and political, social and economic instability in various jurisdictions. The investment and additional resources required to establish and manage operations in various countries and jurisdictions may result in lower levels of revenue or profitability.

The requirements related to being a public company.

As a reporting issuer, GameSquare is subject to and must comply with applicable securities legislation, the listing requirements and rules of the exchange and other applicable securities rules and regulations. Compliance with these rules and regulations may increase its legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on its systems and resources. Applicable securities laws require GameSquare to, among other things, file certain annual and quarterly reports with respect to its business and results of operations. In addition, applicable securities laws require GameSquare to, among other things, maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve its disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required including due to complexity of transactions and its expanding international business. As a result, management’s attention may be diverted from other business concerns in order to comply with these requirements. To comply with these requirements, GameSquare may need to hire more employees in the future or engage outside consultants, which will increase its costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating increasing legal and financial compliance costs and making some activities more time consuming. GameSquare intends to continue to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue generating activities to compliance activities.

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GameSquare is subject to privacy laws in each jurisdiction in which it operates, and GameSquare may face risks related to breaches of the applicable privacy laws.

GameSquare collects and stores personal information about its users, clients and partners and is responsible for protecting that information from privacy breaches. A privacy breach may occur through procedural or process failure, information technology malfunction or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly user and partner lists, is an ongoing risk whether perpetrated via employee collusion or negligence or through deliberate cyber-attack. Any such theft or privacy breach could have a material adverse effect on its business, financial condition or results of operations.

In addition, there are a number of Canadian federal and provincial laws as well as local rules which are applicable to GameSquare and its subsidiaries which protect the confidentiality of personal information and restrict the use and disclosure of that protected information. The Canadian privacy rules under the Personal Information Protection and Electronics Documents Act (Canada) (PIPEDA) protect personal information by limiting its use and disclosure of personal information. If GameSquare is found to be in violation of the privacy or security rules under PIPEDA or other laws protecting the confidentiality of personal information, it could be subject to sanctions and civil or criminal penalties, which could increase its liability, harm GameSquare’s reputation, and have a material adverse effect on its business, financial condition or results of operations.

GameSquare is exposed to cybersecurity incidents resulting from deliberate attacks or unintentional events.

Cybersecurity incidents can result from deliberate attacks or unintentional events, and may arise from internal sources (e.g., employees, contractors, service providers, suppliers, and operational risks) or external sources (e.g., nation states, terrorists, hacktivists, competitors and acts of nature). Cyber incidents include, but are not limited to, unauthorized access to information systems and data (e.g., through hacking or malicious software) for purposes of misappropriating or corrupting data or causing operational disruption. Cyber incidents also may be caused in a manner that does not require unauthorized access, such as causing denial-of-service attacks on websites (e.g., efforts to make network services unavailable to intended users).

A cyber incident that affects GameSquare’s business or its service providers might cause disruptions and adversely affect their respective business operations and might also result in violations of applicable law (e.g., personal information protection laws), each of which might result in potentially significant financial losses and liabilities, regulatory fines and penalties, reputational harm and reimbursement and other compensation costs. In addition, substantial costs might be incurred to investigate, remediate, and prevent cyber incidents.

GameSquare uses third-party services and partnerships in connection with its business, and any disruption to these services or partnerships could result in a disruption to its business, negative publicity and a slowdown in the growth of its clients, materially and adversely affecting its business, financial condition and results of operations.

GameSquare depends upon third-party software and services to conduct its business. The inability to access these services could result in a disruption while sourcing replacement service vendors. Additionally, GameSquare relies on contracted third-party partnerships to conduct its business. While GameSquare has minimized its reliance on any single vendor or partner, any disruption of service from its partners could have a material adverse effect on its business, financial condition, or results of operations.

Failure to attract, retain and motivate key employees may adversely affect GameSquare’s ability to compete and the loss of the services of key personnel could have a material adverse effect on its business.

GameSquare depends on the services of a few key executive officers. The loss of any of these key people could have a material adverse effect on its business, financial condition and results of operations. GameSquare’s success is also highly dependent on its continuing ability to identify, hire, train, motivate and retain highly qualified technical, marketing and management personnel. Competition for such personnel can be intense, and we cannot provide assurance that it will be able to attract or retain highly qualified technical, marketing and management personnel in the future. Stock options and other share-based compensation plans may comprise a significant component of key employee compensation, and if the price of the Common Shares declines, it may be difficult to retain such individuals. Similarly, changes in the share price may hinder its ability to recruit key employees, as they may elect to seek employment with other companies that they believe have better long-term prospects. GameSquare’s inability to attract and retain the necessary technical, marketing and management personnel may adversely affect its future growth and profitability. GameSquare’s retention and recruiting may require significant increases in compensation expenses, which would adversely affect its results of operation.

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GameSquare’s executive officers and other members of senior management have substantial experience and expertise in the business and have made significant contributions to its growth and success. The unexpected loss of services of one or more of these individuals could also adversely affect the business, financial condition and results of operations. GameSquare is not protected by key man or similar life insurance covering members of senior management.

Litigation costs and the outcome of litigation could have a material adverse effect on its business.

From time to time, GameSquare may be subject to litigation claims through the ordinary course of its business operations regarding, but not limited to, employment matters, security of client and employee personal information, contractual relations with clients, including gamers, influencers and other on-screen talent, production crew and sponsors, among others and marketing and infringement of trademarks. Litigation to defend against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of GameSquare’s resources, causing a material adverse effect on GameSquare’s business, financial condition, and results of operations.

GameSquare is not aware of any current material legal proceedings outstanding, threatened or pending as of the date hereof by or against GameSquare. However, given the nature of its business, GameSquare is, and may from time to time in the future be, party to various, and at times numerous, legal investigations, proceedings and claims that arise in the ordinary course of business. Because the outcome of litigation is inherently uncertain, if one or more of such legal matters were to be resolved against us for amounts in excess of its expectations, GameSquare’s business, financial condition and results of operations could be materially adversely affected.

GameSquare is exposed to foreign currency risk and GameSquare has not hedged against risk associated with foreign exchange rate exposure.

Although GameSquare’s functional currency is the United States dollar, it generates revenue and incurs costs in foreign currencies. In particular, GameSquare expects to generate revenue and incur costs in GBP, the functional currency of Code Red, and euro, as well as, Canadian dollars, the functional currency of its other subsidiaries. Accordingly, GameSquare is subject to risk from fluctuations in the rates of currency exchange between such foreign currency and the United States dollar, and such fluctuations may materially adversely affect its business, financial condition, and results of operations. GameSquare does not currently hedge against such currency fluctuations.

Public health crises may adversely affect its growth.

GameSquare may be negatively impacted by volatility in the equity markets as a result of certain events that are beyond its control, including infectious diseases, pandemics or similar health threats, such as the COVID-19 outbreak and its variants. Many governments, including in the United States, the United Kingdom and Canada, imposed stringent restrictions to seek to mitigate, or slow, the spread of COVID-19 and its variants, including restrictions on international and local travel, public gatherings, and participation in business meetings, as well as closures of workplaces, schools, and other public sites, and encouraged “social distancing.” While many of these measures have been eased, the duration of such measures is highly uncertain, but could be prolonged, and stricter measures may still be put in place or reintroduced in areas.

As a result of the COVID-19 related restrictions, in-person esports tournaments and other events have been cancelled or required to enforce social distancing and other policies designed to reduce the spread of the virus. The resulting loss of revenue from ticket sales has not been fully offset by a corresponding increase in paid online or televised esports events. There can be no guarantee that demand for in-person esports events will resume in the near future. Any continuation of COVID-19 related, or other restrictions could have a material adverse effect on GameSquare’s business, financial condition and operating results may be impacted.

GameSquare currently expects to lose foreign private issuer status, which would result in significant additional costs and expenses and subject GameSquare to increased regulatory requirements.

As a foreign private issuer GameSquare is not required to comply with certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to domestic issuers.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, as of the last determination, GameSquare does not satisfy the requirements for retaining its foreign private issuer status and as a result would cease to be a foreign private issuer and cease to be eligible for the foregoing exemptions and privileges effective January 1, 2024.

As a result, GameSquare will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. GameSquare will have to begin preparing its financial statements in accordance with U.S. GAAP, which will result in financial statements that are different than its historical financial statements and may make it difficult for investors to compare GameSquare’s financial performance over time. GameSquare will also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the reporting and short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, GameSquare will lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, GameSquare will incur significant additional legal, accounting and other expenses that it will not incur as a foreign private issuer. GameSquare also expects it will be more difficult and expensive for it to obtain director and officer liability insurance, and GameSquare may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The rules and regulations could also make it more difficult for GameSquare to attract and retain qualified members of its management team.

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Risks Related to GameSquare’s Industry

GameSquare’s business and success is dependent on the continuing popularity and growth of the esports industry.

GameSquare’s business is substantially dependent on the continuing popularity of the esports industry, which is in the early stages of its development. Although the esports industry has experienced rapid growth and GameSquare anticipates the industry to continue to grow, consumer preferences may shift and there is no assurance that this growth will continue in the future. GameSquare has taken steps to diversify its business and continues to seek out new opportunities in the esports industry but there is no guarantee that it will be successful in doing so. Given the dynamic evolution of this industry, it can be difficult to plan strategically, and it is possible that competitors will be more successful than GameSquare is at adapting to change and pursuing business opportunities.

The esports and gaming industry is intensely competitive. GameSquare faces competition from a growing number of companies and, if GameSquare is unable to compete effectively, its business could be negatively impacted.

The esports and gaming industry is in competition with other sporting and entertainment events, both live and delivered over television networks, radio, the Internet, mobile applications, and other sources. As a result of the large number of options available and the global nature of the esports industry, GameSquare faces strong competition for esports fans. There is also intense competition amongst businesses operating in the segments of the esports industry where GameSquare currently operates or may operate in the future, including esports agencies, influencer technology platforms, analytics technologies, content creation and media content assets.

As some of GameSquare’s competitors have greater financial resources, they may spend more money and time on developing their products or services, undertake more extensive marketing campaigns, adopt more aggressive pricing policies, or otherwise develop more commercially successful products or services, which could impact its ability to secure new clients or retain existing clients. Competition may also lead to reduced margins as companies compete for clients by adopting aggressive pricing policies or its costs of doing business may increase in a competitive environment. Furthermore, new competitors may enter the segments of the esports industry where GameSquare currently operates or may operate in the future. If GameSquare is unable to obtain a significant market presence or if it loses market share to its competitors, its business, financial condition and results of operations could be materially adversely affected. Finally, there are many companies with established relationships with third parties, including sponsors, event and tournament organizers, influencers and esports organizations. Consequently, some competitors may be able to develop and expand their esports organization more quickly. GameSquare’s success depends on its ability to develop and maintain relationships with such third parties.

As a result, GameSquare may not be able to continue to effectively compete against current and future competitors which could materially and adversely affect its business, financial condition, and results of operations.

Esports is a new and evolving industry, which presents significant uncertainty and business risks.

The esports industry is relatively new and continues to evolve. GameSquare has taken steps to diversify its business and continues to seek out new opportunities in the esports industry, including in the teams segment through the acquisition of Complexity, but most of its revenue continues to be generated from its agency business. However, whether this industry grows and whether its business will ultimately succeed will be affected by, among other things, the success of efforts to monetize the esports industry through tournament fees, live event ticket sales, advertising and sponsorships, spectator demand for in-person, online and televised esports events and tournaments, the success of industry marketing efforts, including on social media platforms, the development of new games and technologies to attract and retain gamers and spectators, data privacy laws and regulation and other factors that GameSquare is unable to predict and which are beyond its control. Given the dynamic evolution of this industry, it can be difficult to plan strategically, and it is possible that competitors will be more successful than GameSquare at adapting to change and pursuing business opportunities.

Reliance on advertisers for revenue.

The esports industry relies on advertisers as part of its revenue. GameSquare’s inability to secure contracts for advertising revenues may have a material adverse effect on its business, financial condition, and results of operations. Additionally, this is a relatively new and rapidly evolving industry and as such, it is difficult to predict the prospects of growth. There is no assurance that advertisers will continue to increase their purchases of online advertising or that the supply of advertising inventory on digital media properties will not exceed the demand. If the industry grows slower than anticipated or GameSquare fails to maintain and grow its market position, GameSquare may not be able to achieve its revenue projections.

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GameSquare’s business is vulnerable to changing economic conditions and to other factors that adversely affect the industries in which it operates.

The demand for entertainment and leisure activities, including esports and gaming, tends to be highly sensitive to changes in consumers’ free time and disposable income, and thus can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond GameSquare’s control. Unfavorable changes in general economic conditions, including recessions, economic slowdown, inflation, sustained high levels of unemployment, and increasing fuel or transportation costs, may reduce customers’ disposable income or result in fewer individuals attending ticketed in-person or online esports events or tournaments, paying for subscriptions to esports media channels or otherwise engaging in entertainment and leisure activities. As a result, GameSquare cannot ensure that demand for its services will remain constant. Continued or renewed adverse developments affecting economies throughout the world, including a general tightening of availability of credit, inflation, increasing interest rates, increasing energy costs, acts of war or armed conflicts (including the conflict in Ukraine), terrorism, transportation disruptions, natural disasters, pandemics, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, could lead to a further reduction in discretionary spending on leisure activities, such as esports. Any significant or prolonged decrease in consumer spending on entertainment or leisure activities could reduce demand for its services, which would have a material adverse effect on its business, financial condition and results of operations.

THE PARTIES TO THE MERGER

FaZe Holdings Inc.

720 N. Cahuenga Blvd.
Los Angeles, California 90038
(818) 688-6373

FaZe is a lifestyle and media platform rooted in gaming and youth culture, with a digital-native lifestyle platform building a global creator economy—an industry centered around innovative digital content development fueled by social media influencers, creators and businesses who monetize their content online. FaZe produces premium content, design merchandise and consumer products and creates advertising and sponsorship programs for leading national brands. FaZe’s premium brand, world class talent network and its engaged and growing audience drive its platform and interact with each other to create value and attract new talent and fans. FaZe’s principal executive offices are located at 720 N. Cahuenga Blvd., Los Angeles, CA 90038, and its telephone number (818) 688-6373.

FaZe is a Delaware corporation, and the FaZe Common Stock is listed on Nasdaq under the ticker symbol “FAZE.”

For more information about FaZe, visit FaZe’s website at www.fazeclan.com. The information contained on or accessible through FaZe’s website does not constitute a part of this proxy statement/prospectus or any other report or document on file with or furnished to the SEC. See “Where You Can Find Additional Information.”

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GameSquare Holdings, Inc.

6775 Cowboys way, Ste. 1335
Frisco, Texas 75034

GameSquare is a vertically integrated, digital media, entertainment and technology company that connects global brands with gaming and youth culture audiences. GameSquare’s end-to-end platform includes GCN, a digital media company focused on gaming and esports audiences, Cut+Sew (Zoned), a gaming and lifestyle marketing agency, USA, Code Red Esports Ltd., a UK based esports talent agency, Complexity Gaming, a leading esports organization, Fourth Frame Studios, a creative production studio, Mission Supply, a merchandise and consumer products business, Frankly Media, programmatic advertising, Stream Hatchet, live streaming analytics, and Sideqik a social influencer marketing platform. GameSquare’s principal executive offices are located at 6775 Cowboys way, Ste. 1335, Frisco, TX 75034, and its telephone number is (216) 464-6400.

GameSquare is a British Columbia corporation, and the GameSquare Common Stock is listed on Nasdaq and the TSXV, in each case, under the symbol “GAME.”

Subject to required regulatory and shareholder approvals, GameSquare intends to effect a continuance of GameSquare from the laws of the Province of British Columbia to the laws of the State of Delaware by filing articles of domestication and a certificate of incorporation of GameSquare with the Secretary of State of the State of Delaware and by filing an Application for Authorization to Continue in another Jurisdiction with the Registrar of Companies in British Columbia under Section 308 of the BCBCA.

For more information about GameSquare, visit GameSquare’s website at www.gamesquare.com. The information contained on or accessible through GameSquare’s website does not constitute a part of this proxy statement/prospectus or any other report or document on file with or furnished to the SEC. See “Where You Can Additional Information.”

GameSquare Merger Sub I, Inc.

6775 Cowboys Way, Ste. 1335
Frisco, Texas 75034

Merger Sub was formed by GameSquare solely in contemplation of the Merger, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into FaZe, with FaZe continuing as the surviving corporation and as a wholly owned subsidiary of GameSquare.

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THE SPECIAL MEETING

This proxy statement/prospectus is being provided to FaZe stockholders in connection with the solicitation of proxies by the FaZe Board for use at the Special Meeting and at any adjournments or postponements thereof. FaZe stockholders are encouraged to read this entire document carefully, including its annexes, for more detailed information regarding the Merger Agreement and the transactions contemplated thereby.

Date, Time and Place of the Special Meeting

The Special Meeting is scheduled to be held virtually via live webcast at www.virtualshareholdermeeting.com/FAZE2024SM, on [_______], 2023 beginning at [_____] a.m., Pacific Time, unless postponed to a later date.

FaZe has elected to hold the Special Meeting solely by means of remote communication via live webcast. FaZe stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/FAZE2024SM, which is referred to as the “special meeting website.” FaZe stockholders must first register at the special meeting website in order to obtain a unique meeting invitation by electronic mail. FaZe stockholders may request access to the list of FaZe stockholders entitled to vote at the Special Meeting during the live webcast.

FaZe has retained [______] to host the live webcast of the Special Meeting. On the day of the Special Meeting, [______] may be contacted at (___) ___-____ (U.S.), (___) ___-____ or (___) ___-____ (international) or at [________________] to answer any questions regarding how to virtually attend the Special Meeting or if you encounter any technical difficulty accessing or during the Special Meeting.

Matters to Be Considered at the Special Meeting

The purpose of the Special Meeting is to consider and vote on each of the following Proposals, each of which is further described in this proxy statement/prospectus:

● Proposal 1: Adoption of the Merger Agreement. To consider and vote on the Merger Proposal; and

● Proposal 2: Adjournment of the Special Meeting. To consider and vote on the Adjournment Proposal.

Recommendation of the FaZe Board

The FaZe Board unanimously recommends that FaZe stockholders vote:

● Proposal 1: “FOR” the Merger Proposal; and

● Proposal 2: “FOR” the Adjournment Proposal.

After careful consideration, the FaZe Board unanimously: (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of FaZe and its stockholders; (ii) declared advisable, approved and authorized in all respects the Merger Agreement, the performance of FaZe of its obligations thereunder and the consummation of the transactions contemplated thereby, on the terms and subject to the conditions set forth in the Merger Agreement; and (iii) recommended that FaZe stockholders adopt the Merger Agreement. See “The Merger—Recommendation of the FaZe Board; Reasons for the Merger.”

Record Date for the Special Meeting and Voting Rights

The Record Date to determine FaZe stockholders who are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof is [_______], 2023. As of the close of business on the Record Date, there were [________] shares of FaZe Common Stock issued and outstanding and entitled to vote at the Special Meeting.

Each FaZe stockholder is entitled to one vote for each share of FaZe Common Stock such holder owned of record at the close of business on the Record Date with respect to each matter properly brought before the Special Meeting. Only FaZe stockholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Special Meeting and any and all adjournments or postponements thereof.

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Quorum; Abstentions and Broker Non-Votes

A quorum of FaZe stockholders is necessary to conduct the Special Meeting. The presence, virtually via the special meeting website or by proxy, of the holders of a majority of the issued and outstanding shares of FaZe Common Stock entitled to vote at the Special Meeting will constitute a quorum. Shares of FaZe Common Stock represented at the Special Meeting by virtual attendance via the special meeting website or by proxy and entitled to vote, but not voted, including shares for which a FaZe stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because both of the proposals for consideration at the Special Meeting are considered “non-routine” matters under Nasdaq rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the FaZe stockholder provides their bank, broker or other nominee with voting instructions for at least one of the Proposals at the Special Meeting. If a quorum is not present, the Special Meeting will be adjourned or postponed until the holders of the number of shares of FaZe Common Stock required to constitute a quorum attend.

Under Nasdaq rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under Nasdaq rules are “non-routine.” This can result in a “broker non-vote,” which occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. Both of the proposals before the Special Meeting are considered “non-routine” matters under Nasdaq rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the Special Meeting. As a result, FaZe does not expect any broker non-votes at the Special Meeting and if you hold your shares of FaZe Common Stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on either of the proposals before the Special Meeting unless they have received voting instructions from the beneficial owners.

Required Votes

The vote required to approve the Merger Proposal, as described below, assumes the presence of a quorum at the Special Meeting. As described above, FaZe does not expect there to be any broker non-votes at the Special Meeting.

Proposal	Required Vote	Effects of Certain Actions
Proposal 1: Merger Proposal	Approval requires the affirmative vote of the holders of a majority of the issued and outstanding shares of FaZe Common Stock entitled to vote at the Special Meeting on the Merger Proposal.	An abstention or other failure to vote on the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal.

Proposal 2: Adjournment Proposal	Approval requires the affirmative vote of the holders of a majority of the issued and outstanding shares of FaZe Common Stock virtually present via the special meeting website or represented by proxy and entitled to vote at the Special Meeting.	Any shares not virtually present or represented by proxy (including due to the failure of a FaZe stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Special Meeting on the Adjournment Proposal to vote on the Adjournment Proposal will have the same effect as a vote “AGAINST” the Adjournment Proposal. In addition, if a FaZe stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Adjournment Proposal, it will have the same effect as a vote “AGAINST” the Adjournment Proposal.

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Vote of FaZe Directors and Executive Officers

As of [______________], 2023, the latest practicable date prior to the date of this proxy statement/prospectus, FaZe directors and executive officers, and their affiliates, as a group, owned and were entitled to vote [___]% of the total outstanding shares of FaZe Common Stock. FaZe currently expects that all FaZe directors and executive officers will vote their shares “FOR” the Merger Proposal and “FOR” the Adjournment Proposal. See “Interests of FaZe Directors and Executive Officers In The Merger” and the arrangements described in FaZe’s Definitive Proxy Statement on Schedule 14A for FaZe’s 2023 annual meeting of stockholders, filed with the SEC on May 1, 2023.

Methods of Voting

Registered Stockholders

If you are a FaZe stockholder of record, you may vote at the Special Meeting by proxy through the internet, by telephone or by mail, or by virtually attending and voting at the Special Meeting via the special meeting website, as described below.

● By Internet: By following the instructions provided on your proxy card.

● By Telephone: By following the instructions provided on your proxy card.

● By Mail: If you have received a paper copy of the proxy materials by mail, you may complete and return by mail the enclosed proxy card in the postage-paid envelope.

● Virtually via the special meeting website: By visiting the special meeting website, you can virtually attend and vote at the Special Meeting. In order to virtually attend and vote at the Special Meeting, you must first register at the special meeting website in order to obtain a unique meeting invitation by electronic mail.

Unless revoked, all duly executed proxies representing shares of FaZe Common Stock entitled to vote at the Special Meeting will be voted at the Special Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions for any proposal, then the FaZe officers identified on the proxy will vote your shares consistent with the recommendation of the FaZe Board on such proposal. If you are a FaZe stockholder of record, proxies submitted over the internet or by telephone as described above must be received by 11:59 p.m., Eastern Time, on [______], 2023. To reduce administrative costs and help the environment by conserving natural resources, FaZe asks that you submit a proxy to vote your shares through the internet or by telephone.

By executing and delivering a proxy in connection with the Special Meeting, you designate certain FaZe officers identified therein as your proxies at the Special Meeting. If you deliver an executed proxy, but do not specify a choice for any proposal properly brought before the Special Meeting, such proxies will vote your shares of FaZe Common Stock on such uninstructed proposal in accordance with the recommendation of the FaZe Board. FaZe does not expect that any matter other than the proposals listed above will be brought before the Special Meeting, and the FaZe bylaws provide that the only business that may be conducted at the Special Meeting are those Proposals brought before the Special Meeting by or at the direction of the FaZe Board.

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Beneficial (Street Name) Stockholders

If you hold your shares of FaZe Common Stock through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. In most cases you may vote over the internet or telephone. If you do not provide voting instructions to your bank, broker or other nominee for a proposal, your shares of FaZe Common Stock will not be voted on that proposal because your bank, broker or other nominee does not have discretionary authority to vote on either of the proposals to be voted on at the Special Meeting. See “—Quorum; Abstentions and Broker Non-Votes.”

If you hold your shares of FaZe Common Stock through a bank, broker or other nominee in “street name” (instead of as a registered holder), you must obtain a specific control number from your bank, broker or other nominee in order to virtually attend and vote at the Special Meeting via the special meeting website. See “—Virtually Attending the Special Meeting.”

Revocability of Proxies

Any FaZe stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the Special Meeting. If you are a FaZe stockholder of record, you may revoke your proxy by any of the following actions:

● by sending a signed written notice of revocation to FaZe’s Corporate Secretary, provided such notice is received no later than the close of business on [________], 2023;

● by voting again over the internet or telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m., Eastern Time, on [________], 2023;

● by submitting a properly signed and dated proxy card with a later date that is received by FaZe no later than the close of business on [________], 2023; or

● by virtually attending the Special Meeting via the special meeting website and requesting that your proxy be revoked, or by virtually attending and voting at the Special Meeting via the special meeting website as described above.

Only your last submitted proxy will be considered.

Execution or revocation of a proxy will not in any way affect a FaZe stockholder’s right to virtually attend and vote at the Special Meeting via the special meeting website.

Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:

FaZe Holdings Inc.

Attn: Secretary

720 N. Cahuenga Blvd.

Los Angeles, California 90038

(818) 688-6373

If your shares of FaZe Common Stock are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining your specific control number and instructions from your bank, broker or other nominee and voting your shares at the Special Meeting via the special meeting website.

Proxy Solicitation Costs

FaZe is soliciting proxies to provide an opportunity to all FaZe stockholders to vote on agenda items, whether or not such FaZe stockholders are able to virtually attend the Special Meeting or any adjournment or postponement thereof. FaZe will bear the entire cost of soliciting proxies from FaZe stockholders. In addition to the solicitation of proxies by mail, FaZe will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of FaZe Common Stock and secure their voting instructions, if necessary. FaZe may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.

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FaZe has also retained Morrow Sodali LLC to assist in soliciting proxies and in communicating with FaZe stockholders and estimates that it will pay them a fee of approximately $15,000, plus reimbursement for certain out-of-pocket fees and expenses. Proxies may be solicited on behalf of FaZe or FaZe directors, officers and other employees in person or by mail, telephone, facsimile, messenger, the internet or other means of communication, including electronic communication. FaZe directors, officers and employees will not be paid any additional amounts for their services or solicitation in this regard.

Virtually Attending the Special Meeting

If you wish to virtually attend the Special Meeting via the special meeting website, you must (i) be a FaZe stockholder of record at the close of business on [_______], 2023 (the Record Date), (ii) hold your shares of FaZe Common Stock beneficially in the name of a broker, bank or other nominee as of the Record Date or (iii) hold a valid proxy for the Special Meeting.

To enter the special meeting website and virtually attend the Special Meeting, you must first register at the special meeting website to obtain a unique meeting invitation by email. If you hold your shares of FaZe Common Stock in street name beneficially through a broker, bank or other nominee and you wish to virtually attend and vote at the Special Meeting via the special meeting website, you must provide a legal proxy from your bank, broker or other nominee during registration to obtain a virtual control number. If you are unable to obtain a legal proxy from your bank, broker or other nominee, you will be able to register to attend the Special Meeting, but may not vote your shares at the Special Meeting.

If you plan to virtually attend and vote at the Special Meeting via the special meeting website, FaZe still encourages you to vote in advance by the internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to virtually attend the Special Meeting via the special meeting website. Voting your proxy by the internet, telephone or mail will not limit your right to virtually attend and vote at the Special Meeting via the special meeting website if you later decide to do so.

Householding

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. FaZe has previously adopted householding for FaZe stockholders of record. As a result, FaZe stockholders with the same address and last name may receive only one copy of this proxy statement/prospectus. If any stockholder residing at the address wishes to receive a separate proxy statement/prospectus for the Special Meeting, the stockholder should telephone toll-free 1-800-579-1639, or write to FaZe Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple FaZe stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

FaZe will promptly deliver a copy of this proxy statement/prospectus to any FaZe stockholder who received only one copy of these materials due to householding upon request in writing to: FaZe Holdings Inc., Attn: Corporate Secretary, 720 N. Cahuenga Blvd., Los Angeles, California 90038 or by calling (818) 688-6373.

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Tabulation of Votes

The FaZe Board will appoint an independent inspector of election for the Special Meeting. The inspector of election will, among other matters, determine the number of shares of FaZe Common Stock represented at the Special Meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to FaZe stockholders at the Special Meeting.

Adjournments

If a quorum is present at the Special Meeting but there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal, then FaZe stockholders may be asked to vote on the Adjournment Proposal.

At any subsequent reconvening of the Special Meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or completing your proxy card, or if you have questions regarding the Special Meeting, please contact Morrow Sodali LLC, FaZe’s proxy solicitor for the Special Meeting, at:

333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Toll Free: (800) 662-5200
Collect: (203) 658-9400
E-mail: FAZE@info.morrowsodali.com

YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, FAZE STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

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PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

This proxy statement/prospectus is being furnished to you as a FaZe stockholder in connection with the solicitation of proxies by the FaZe Board for use at the Special Meeting. At the Special Meeting, FaZe is asking FaZe stockholders to consider and vote upon a proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into FaZe, with FaZe being the surviving corporation in the Merger and becoming a wholly owned subsidiary of GameSquare. Upon completion of the merger, FaZe stockholders will be entitled to receive 0.13091 shares of GameSquare Common Stock for each share of FaZe Common Stock held immediately prior to the effective time of the Merger (together with cash in lieu of any fractional shares of GameSquare Common Stock).

The FaZe Board, after careful consideration, unanimously determined that the Merger is in the best interests of FaZe and its stockholders, and approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger.

The FaZe Board accordingly unanimously recommends that FaZe stockholders vote “FOR” the Merger Proposal.

The Merger and a summary of the terms of the Merger Agreement are described in more detail under “The Merger” and “The Merger Agreement,” and FaZe stockholders are encouraged to read the full text of the Merger Agreement , which is attached as Annex A hereto.

Assuming a quorum is present at the Special Meeting, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of FaZe Common Stock entitled to vote at the Special Meeting on the Merger Proposal. Accordingly, an abstention or other failure to vote on the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal.

It is a condition to the completion of the Merger that FaZe stockholders approve the Merger Proposal.

THE FAZE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL

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PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

The Special Meeting may be adjourned to another time and place if necessary or appropriate in order to permit the solicitation of additional proxies if there are insufficient votes to approve the Merger Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to FaZe stockholders.

FaZe is asking FaZe stockholders to authorize the holder of any proxy solicited by the FaZe Board to vote in favor of any adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to FaZe stockholders.

The FaZe Board unanimously recommends that FaZe stockholders approve the proposal to adjourn the Special Meeting, if necessary or appropriate.

Whether or not a quorum is present at the Special Meeting, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of FaZe Common Stock that are virtually present via the special meeting website or represented by proxy and entitled to vote at the Special Meeting. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of a FaZe stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Special Meeting on the Adjournment Proposal to vote on the Adjournment Proposal will have the same effect as a vote “AGAINST” the Adjournment Proposal. In addition, if a FaZe stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Adjournment Proposal, it will have the same effect as a vote “AGAINST” the Adjournment Proposal.

THE FAZE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL

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THE MERGER

The following is a description of material aspects of the Merger. While FaZe believes that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire proxy statement/prospectus, including the text of the Merger Agreement attached as Annex A hereto, for a more complete understanding of the Merger. In addition, important business and financial information about each of GameSquare and FaZe is contained in this proxy statement/prospectus. See “Where You Can Find Additional Information.”

General

FaZe, GameSquare and Merger Sub have entered into the Merger Agreement, which provides for the merger of Merger Sub with and into FaZe. As a result of the Merger, the separate existence of Merger Sub will cease and FaZe will continue its existence under the DGCL as the surviving corporation and as a wholly-owned subsidiary of GameSquare. The surviving corporation will be named “FaZe Holdings Inc.”

Merger Consideration

At the effective time, each share of FaZe Common Stock (other than shares held in treasury by FaZe or held directly by GameSquare or Merger Sub (which shares will be cancelled)) that was issued and outstanding immediately prior to the effective time will be converted into the right to receive (i) 0.13091 shares of GameSquare Common Stock and (ii) any cash in lieu of fractional shares of GameSquare Common Stock, payable in accordance with the Merger Agreement.

The exchange ratio is fixed, which means that it will not change between now and the date of the Merger, regardless of whether the market price of GameSquare or FaZe Common Stock changes. Therefore, the value of the Merger Consideration will depend on the market price of GameSquare Common Stock at the time the Merger is completed. The market price of GameSquare Common Stock has fluctuated prior to and after the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Special Meeting, and through the date the Merger is consummated and thereafter. The market price of GameSquare Common Stock, when received by FaZe stockholders in connection with the Merger, could be greater than, less than or the same as the market price of GameSquare Common Stock on the date of this proxy statement/prospectus or at the time of the Special Meeting. Accordingly, you should obtain current market quotations for GameSquare and FaZe Common Stock before deciding how to vote on either of the Proposals described in this proxy statement/prospectus. GameSquare Common Stock is traded on Nasdaq under the symbol “GAME” and FaZe Common Stock is traded on Nasdaq under the symbol “FAZE.”

Background of the Merger

The FaZe Board and FaZe’s management team regularly reviews its operating performance, liquidity, future growth prospects and overall strategic direction and consider potential opportunities to strengthen FaZe’s businesses and enhance value to its stockholders. These reviews have included consideration of whether the continued execution of FaZe’s strategy or possible strategic opportunities, joint ventures or combination with third parties offered the best avenue to maximize stockholder value.

Beginning in January 2023 and continuing through September 2023, the FaZe Board, its management team and its advisors conducted a more rigorous process of identifying and evaluating potential strategic transactions and other opportunities available to FaZe. The Merger was the result of an extensive search for a potential transaction using the network, investing and operating experience of FaZe’s management and the FaZe Board. The terms of the Merger Agreement were the result of extensive negotiations between FaZe and GameSquare. The following is a brief description of the background of these negotiations, the Merger Agreement and the transactions contemplated thereby, but does not purport to catalog every conversation among representatives of FaZe and GameSquare.

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History of FaZe Strategic Alternatives and Significant Corporate Events

During the second half of 2022 following a review of FaZe’s long-term strategic plan and its projected liquidity, FaZe determined that it would be difficult to meet certain internal financial projections and strategic initiatives. Following a detailed review of FaZe’s performance, strategy, finances and opportunities, the FaZe Board, upon the recommendation of FaZe management, concluded that FaZe would need to secure additional financing. Over the course of several months, Daniel Shribman, the chairman of the FaZe Board, and Christoph Pachler, FaZe’s Chief Operating Officer and Chief Financial Officer, held discussions with various financial institutions, none of whom were willing to provide financing on terms viewed reasonable. Following such discussions with various financing sources, management and the FaZe Board began to explore in more earnest various strategic alternatives for FaZe.

On January 22, 2023, Mr. Shribman sent an electronic correspondence to Lee Trink, FaZe’s then chief executive officer and Kyron Johnson, FaZe’s general counsel, proposing the formation of a special committee of the Board to explore strategic opportunities available to FaZe, including a capital raise, sale or a merger, which special committee was briefly formed.

As summarized in Mr. Shribman’s electronic correspondence on February 21, 2023, FaZe pro-actively sought out discussions with various investment banks, including United Community Bank, RBC Bank, Moelis & Company, Guggenheim Partners and LionTree. However, no meaningful indication of interest was made by any of the investment banks.

On March 12, 2023, Mr. Shribman sent (to the FaZe Board) an additional electronic correspondence outlining various strategic opportunities FaZe could consider including selling FaZe for cash, a merger, raising dilutive capital, shutting down a majority of FaZe’s operations or extending an opportunity to the FaZe founders to invest in FaZe. Based on Mr. Shribman’s analysis of certain potential strategic partners, many of the companies had one or more desired elements missing, including a disconnect on valuation expectations and an inability to fund the transaction through public stock. Mr. Shribman highlighted a handful of companies that could lead to more meaningful conversations in the future, including Party A and GameSquare.

On April 11, 2023, the FaZe Board met to review certain matters relating to FaZe’s annual meeting of stockholders to be held in June. In connection with that review, FaZe management reviewed FaZe year-to-date financial performance and a liquidity forecast for the remainder of the year. The special committee of the FaZe Board, formed to oversee the review of various strategic opportunities for FaZe, presented to the full FaZe Board a summary of preliminary discussions with certain third parties, including GameSquare. The committee noted the preliminary nature of the discussions, and after deliberation, the full FaZe Board concluded that further analysis of any proposed transaction is needed, as well as FaZe management undertaking due diligence of the interested parties.

On May 8, 2023, after further consideration and deliberation, the FaZe Board resolve to dissolve its special committee on the basis that, unless and until a need arises due to apparent conflicts or otherwise, all matters regarding strategic initiatives would be presented to the full FaZe Board. The FaZe Board convened on May 8, 2023, to discuss various matters including a transaction proposal by Messrs. Oliveira, Bengston, Shat and Abdelfattah (the “FaZe Founders”). The FaZe Founders presented a term sheet to the FaZe Board that would involve the issuance of equity awards to certain executives and key personnel and provide the FaZe Founders with a one-year option to purchase FaZe.

On May 9, 2023, the FaZe Board reconvened to, among other things, discuss the merits of the term sheet proposed by the FaZe Founders. They discussed the benefits and challenges of working with the FaZe Founders and though the FaZe Board ultimately concluded that the terms as outlined in the term sheet were not adequate, the FaZe Board instructed management to further negotiate the term sheet with the FaZe Founders to attempt to obtain more favorable terms.

The FaZe Board met again on May 11, 2023, to review the status of discussions with the FaZe Founders and new opportunities presented to FaZe, including an acquisition proposal that had been recently received from Party B. Further, after carefully considering financial and other information provided to them, and in an effort to preserve cash whilst continuing to assess strategic options, the FaZe Board determined it in the best interests of FaZe and its stockholders to conduct a reduction in workforce, in a manner that would not trigger WARN Act requirements.

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On May 22, 2023, the FaZe Board reconvened to continue to discuss various strategic alternatives, including the Founder’s proposal, an Indication of Interest (“IOI”) received from GameSquare and presented to the FaZe Board and ongoing discussions with Party B and its signaling that it was working to deliver a letter of intent that week. The FaZe Board instructed its representatives and management to inform senior management of GameSquare that the FaZe Board would need a detailed plan summarizing the proposed combination of the two companies and the prospective outlook of the Combined Company following a business combination.

On June 5, 2023, the FaZe Board discussed a letter of intent received from Party B and presented to the FaZe Board, a new proposal from Party C and the updated IOI from GameSquare along with the detailed post-business combination plan requested of GameSquare senior management. The FaZe Board carefully considered Party B’s proposal, and while the FaZe Board found the initial proposal had merit, they noted the need to carefully evaluate the terms of the proposal before moving forward. In their review of Party C’s proposal, the FaZe Board expressed their reservations for the opportunity citing various factors including the urgent timeline of the proposed deal and a misalignment on expectations of the two parties. The FaZe Board went on to deliberate the GameSquare IOI, deciding that further discussions were necessary to reach a mutually beneficial arrangement satisfactory to both GameSquare and FaZe.

When the FaZe Board convened on June 12, 2023, they continued to discuss the proposal from Party C and ultimately concluded the proposal was not in the best interests of FaZe and its stockholders, due to the impracticality of the deal timeline and the challenge of integrating cryptocurrency on FaZe’s platform, as required under the proposal. The FaZe Board also discussed Party B’s withdrawal of their prior proposal and their intent to present a term sheet on a later date.

The FaZe Board met again on June 13, 2023, for a presentation by Mr. Justin Kenna, GameSquare’s chief executive officer. After the presentation, the FaZe Board inquired about the potential benefits and risks associated with the transaction to seek an understanding of its potential impact on FaZe’s financials, market position, and long-term strategy. Further, the Board continued to discuss potential transactions with Party A and Party B and agreed to extend an offer to Party B to present a proposal to FaZe.

On June 19, 2023, the Board discussed the updated IOI proposed by the GameSquare. They specifically focused on certain prerequisites outlined in the IOI, including shareholder approval, Canadian regulatory clearance, the requirement to secure a $20,000,000 financing, finalization of the FaZe Founders’ employment agreements with GameSquare and observing a 30-day “no-shop” period that would only commence following the execution of the four FaZe Founders’ employment agreements. Following the discussions, the FaZe Board directed FaZe’s counsel, Sullivan & Triggs, LLP (“Sullivan & Triggs”) to send a modified IOI to GameSquare for consideration, and to prepare the initial due diligence request list.

The FaZe Board met again on June 26, 2023 to review the revised IOI sent by GameSquare. They discussed various points including, revising the IOI further to clarify the change of control provision, determining the projected timeline for the transaction and requiring that the FaZe Founders’ long term incentive plans be finalized as a condition to agreeing to the exclusivity provision of the IOI, which was now extended to 45 days following the execution of the four FaZe Founders’ employment agreements with GameSquare. In addition to the GameSquare IOI, the Board discussed Party A’s continued interest in FaZe. They ultimately decided that time was of the essence and Party A should promptly present a proposal for further consideration and evaluation by the FaZe Board.

During the FaZe Board’s July 5, 2023 meeting, Mr. Shribman informed the FaZe Board of his telephonic conversations with Party A’s chief executive officer, who had conveyed to Mr. Shribman that Party A was not ready to submit any form of proposal to FaZe and would not be ready in the near future. The FaZe Board continued to discuss the proposed GameSquare transaction and concerns around a certain FaZe Founder’s reluctance to accept the transaction. After careful consideration and to prevent the preemptive disclosure of the confidential terms of the proposal, the FaZe Board determined it would be in the best interests of FaZe and its stockholders to modify the IOI, so the commencement of the exclusivity period would commence on the date that three of the four FaZe Founders executed employment agreements with GameSquare, which conditioned had been satisfied by July 5, which would allow for the commencement of the 45-day no shop period.

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On August 9, 2023, the FaZe Board convened to discuss, among other things, updates on the proposed transaction with GameSquare, the ongoing conversations with Party A regarding a proposal and a new letter of interest from Party D. The FaZe Board reviewed Party D’s letter of interest and instructed Mr. Lewin to follow up with Party D. The FaZe Board also directed Mr. Levinsohn to continue conversations with Party A regarding a potential proposal and directed Sullivan & Triggs to take appropriate subsequent steps in the potential GameSquare transaction.

On August 24, 2023, Mr. Shribman tendered his resignation from the FaZe Board for personal reasons, which resignation was effective immediately.

On September 1, 2023, Mr. Levinsohn provided the FaZe Board with an update on the ongoing conversations with Party A’s chief executive officer concerning a possible strategic transaction between FaZe and Party A. The FaZe Board also received updates regarding the ongoing proposed transaction with GameSquare and Party D’s retraction of its expression of interest to pursue a transaction with FaZe.

On September 2, 2023, following the expiration of the 45-day exclusivity period, as provided in the IOI, FaZe and GameSquare agreed to amend the IOI for successive seven calendar day renewals of the exclusivity period, and either party could elect not to renew prior to the expiration of the applicable 7-day extended exclusivity period by written notice.

On September 6, 2023, Sullivan & Triggs provided the FaZe Board with updates on the proposed transaction with GameSquare, including revisions to the financing language in the Merger Agreement and additional requirements for the proposed transaction. During the subsequent meeting on September 13, 2023, Sullivan & Triggs further briefed the FaZe Board on certain matters related to the GameSquare transaction including the share count calculations for purposes of discussing the exchange ratio and the status of the financial analysis being undertaken by Current Capital and the likelihood of Current Capital being able to render a fairness opinion based on preliminary discussions of the exchange ratio and their ongoing financial analysis.

On September 9, 2023, the FaZe Board terminated Mr. Trink from his position as Chief Executive Officer, effective immediately, and in accordance with FaZe’s Corporate Governance Guideline, which require a terminated employee of FaZe serving on the FaZe Board to tender his or her resignation from the FaZe Board concurrently with his or her termination as an employee. Mr. Trink failed to respond to a demand that he resign from the FaZe Board as required, consequently, the FaZe Board determined that Mr. Trink’s resignation from the Board is deemed tendered and accepted by the FaZe Board upon Mr. Trink’s termination. Concurrently with the termination of Mr. Trink, the FaZe Board appointed Mr. Pachler, to the role of Interim Chief Executive Officer. Mr. Pachler would continue to serve as FaZe’s Chief Operating Officer and Chief Financial Officer.

The following week, the FaZe Board convened on September 20, 2023, to discuss, among other things, the remaining matters requiring resolution in connection with the proposed GameSquare merger and deliberated the exchange ratio proposed for the transaction. In addition, the FaZe Board certain corporate governance matters relating to the Combined Company, including the composition of the Combined Company’s board of directors to require a nine person board of directors, two of whom would be appointed by FaZe in connection with the Merger and one of whom would be mutually agreed upon by GameSquare and FaZe prior to the effective time of the Merger.

On October 4, 2023, the FaZe Board held a meeting, at which meeting, Sullivan & Triggs provided updates on the status of the Merger Agreement and legal discussions with GameSquare’s counsel, including summarizing financial aspects of the deal, the directors and officers liability insurance policy and the post-Merger board composition of the Combined Company if the transaction was consummated.

On October 10, 2023, the FaZe Board met again with representatives from Sullivan & Triggs and Current Capital in attendance. Representatives of Current Capital reviewed its financial analysis of the Merger with the FaZe Board, and rendered to the FaZe Board an oral opinion (subsequently confirmed in writing) that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Current Capital in preparing its opinion, the exchange ratio pursuant to the then-current draft of the Merger Agreement was fair, from a financial point of view, to the holders of FaZe Common Stock (other than the Excluded Parties). Subsequently, as further discussed below, the parties agreed to revise the exchange ratio downward to reflect the fully diluted capitalization of FaZe, excluding certain derivative securities that were significantly out-of-the-money, which necessitated further negotiations between the parties, and the FaZe Board ultimately requested that Current Capital deliver an updated opinion.

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The FaZe Board then heard from Sullivan & Triggs who provided a status update on the draft Merger Agreement and was advised that the draft Merger Agreement was in substantially final form, subject to finalizing the required financing to be obtained by GameSquare in connection with the Merger, including the pricing of the GameSquare PIPE. After further discussion, including as to the matters described below under “-Recommendation of the FaZe Board; Reasons for the Merger,” and subject to finalizing the terms of the GameSquare Financing, including the terms of the backstop arrangement with the Backstop Investor reflecting the FaZe Board’s original intent when first discussing the GameSquare Financing, the FaZe Board unanimously: (i) determined that it is in the best interests of FaZe and its stockholders, and declared it advisable, to enter into the Merger Agreement; (ii) approved the execution, delivery, and performance of the Merger Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend adoption of the Merger Agreement by the FaZe stockholders.

On October 13, 2023, the FaZe Board convened once more to discuss and approve the terms of the GameSquare Financing, including the terms of the backstop financing arrangement with the Backstop Investors.

On October 19, 2023, Sullivan & Triggs presented the FaZe Board with an update on legal discussions held with GameSquare concerning the exchange ratio in the transaction and GameSquare’s requirement to reduce the previously agreed-to exchange ratio to reflect the fully diluted capitalization of FaZe, excluding certain derivative securities that were significantly out-of-the-money. Following such legal update and the discussion surrounding the final, agreed-upon exchange ratio, Current Capital rendered to the FaZe Board its opinion that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Current Capital in preparing its opinion (attached as Annex B to this proxy statement/prospectus), the exchange ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of FaZe Common Stock (other than the Excluded Parties).

After further discussion and deliberation, including as to the matters described below under “-Recommendation of the FaZe Board; Reasons for the Merger,” the FaZe Board unanimously: (i) determined that it is in the best interests of FaZe and its stockholders, and declared it advisable, to enter into the Merger Agreement; (ii) approved the execution, delivery, and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend adoption of the Merger Agreement by the FaZe stockholders.

The Merger Agreement was signed on October 19, 2023. Prior to the market open on October 20, 2023, FaZe issued a press release and on October 20, 2023 filed a Current Report on Form 8-K announcing the execution of the Merger Agreement and describing certain terms of the Merger Agreement.

Recommendation of the FaZe Board; Reasons for the Merger

At a meeting held on October 19, 2023, the FaZe Board unanimously: (i) determined that it is in the best interests of FaZe and its stockholders, and declared it advisable, to enter into the Merger Agreement; (ii) approved the execution, delivery, and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend adoption of the Merger Agreement by the FaZe stockholders.

ACCORDINGLY, THE FAZE BOARD UNANIMOUSLY RECOMMENDS THAT FAZE STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

As described under “—Background of the Merger,” in evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, the FaZe Board held a number of meetings and consulted with FaZe senior management and its outside legal and financial advisors. In reaching its decision to approve the Merger Agreement and to recommend that FaZe stockholders vote to adopt the Merger Agreement, the FaZe Board considered a number of factors, including, but not limited to the following (which are not necessarily presented in order of their relative importance to the FaZe Board):

● the opportunity to combine two complementary businesses to create one of the world’s leading content, media and entertainment companies focused on gaming, esports, and youth culture;

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● the benefits derived from having the Combined Company being powered by a progressive end-to-end platform of leading media and agency organizations, gaming and esport teams, creative services, and technology capabilities;

● the position of the Combined Company in the gaming community and the leverage it will have in one of the largest and most engaged segments of the attention economy, and the scale the Combined Company will have with an expansive ecosystem;

● the strength of the FaZe brand and GameSquare’s infrastructure are a powerful combination that will enable FaZe stockholders to benefit from the Combined Company’s long-term value creation potential

● the cultural alignment between FaZe and GameSquare, including returning the original founders of FaZe to lead the brand and reestablish authenticity;

● the FaZe Board’s consideration, from time to time, with the assistance of FaZe management and FaZe’s financial and legal advisors, of the various strategic alternatives available to FaZe, including remaining an independent company, its lack of access to liquidity in the short-term on terms deemed reasonable to the FaZe Board, and continuing to execute on FaZe’s strategic plan, and the FaZe Board’s belief that the Merger presents a more favorable opportunity for FaZe stockholders than the potential value that may result from remaining a standalone company or pursuing other strategic alternatives;

● the FaZe Board’s knowledge of, and discussions with FaZe management regarding, FaZe’s business, operations, financial condition, earnings, strategy and future prospects, including FaZe’s opportunities to create stockholder value in the future on a standalone basis and potential risks in the execution of FaZe’s strategic plan;

● discussions with FaZe management and FaZe’s financial and legal advisors regarding GameSquare’s business, operations, strategy and future prospects, and the FaZe Board’s view regarding the Combined Company’s financial condition as well as the diversification and growth expected to result from the Merger;

● the expectation that the Combined Company could achieve approximately $93.5 million of cost synergies within five years subsequent to closing and that FaZe stockholders will be able to participate in the benefits of such synergies as stockholders of the Combined Company;

● the requirement that GameSquare complete the GameSquare Financing in connection with the closing of the Merger, and the FaZe Board’s view that the Combined Company will then be well-capitalized with a strong balance sheet, access to needed liquidity and financial accommodations and ability to generate free cash flow and, thereby, organically fund the Combined Company’s continued growth;

● the implied value of the consideration to be received by FaZe stockholders in the Merger (which was $.2108 per share of FaZe Common Stock, calculated based on the exchange ratio of 0.13091 and the price per share of GameSquare Common Stock on the Nasdaq on October 19, 2023, the last trading day prior to the public announcement of the Merger between GameSquare and FaZe, which represented an approximate premium of 15.17% based on the closing price per share of FaZe Common Stock of $0.183 on October 19, 2023);

● the exchange ratio of 0.13091 shares of GameSquare Common Stock for each share of FaZe Common Stock is fixed, which affords FaZe stockholders the opportunity to benefit from any appreciation in the value of the GameSquare Common Stock after the announcement of the Merger, that the exchange ratio was the result of extensive negotiation between the parties and the FaZe Board’s belief that the final exchange ratio represented the highest and best value that FaZe could obtain from GameSquare;

● FaZe stockholders will own approximately 45% of the Combined Company on a pro forma basis (based on the number of shares of FaZe Common Stock and GameSquare Common Stock outstanding as of October 19, 2023 and the exchange ratio) and have the opportunity to participate in the future earnings and growth of the Combined Company;

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● the fact that, at the effective time, at least two individuals nominated by FaZe will be appointed to the GameSquare Board and a third director will be mutually agreed to by FaZe and GameSquare, which will allow for oversight of and input into the strategy of the Combined Company;

● the fact that Messrs. Richard Bengtson, Thomas Oliveira and Yousef Abdelfattah will join the Combined Company as CEO, President and COO, respectively, of FaZe, as the surviving corporation, collectively responsible for the FaZe business and strategic growth initiatives, which will provide a level of continuity for the FaZe business, its stockholders and other stakeholders and help realize the anticipated benefits of the Merger;

● the opinion of Current Capital rendered to the FaZe Board on October 19, 2023, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Current Capital in preparing its opinion (attached as Annex B to this proxy statement/prospectus), the exchange ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of FaZe Common Stock (other than the Excluded Parties), as more fully described below under the caption “Opinion of Current Capital Securities LLC;”

● the expected treatment of the Merger as a tax-free reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described under “Material U.S. Federal Income Tax Consequences of the Merger”;

● the FaZe Board’s view, based on discussions with FaZe management, of the ability for GameSquare to integrate and combine the respective GameSquare and FaZe businesses;

● the review by the FaZe Board with its legal and financial advisors of the structure of the proposed Merger and the financial and other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations to complete the proposed Merger and the termination provisions and related termination fees, as well as the FaZe Board’s conclusion that, although the proposed Merger was subject to various conditions, such conditions were likely to be satisfied and the proposed Merger completed on a timely basis. In connection with such review, the FaZe Board also considered the following specific aspects of the Merger Agreement (which are not necessarily presented in order of relative importance):

● that FaZe and GameSquare agreed to use their respective reasonable best efforts to complete the Merger and obtain the necessary approvals and consents required by all applicable governmental authorities;

● the nature of the closing conditions included in the Merger Agreement, including the reciprocal exceptions to the events that would constitute a material adverse effect on either FaZe or GameSquare for purposes of the Merger Agreement, as well as the likelihood of satisfaction of all conditions to completion of the transactions;

● the fact that GameSquare committed to complete the GameSquare Financing, including the facts that GameSquare had closed on the required asset-based loan facility prior to the date of the Merger Agreement and that the GameSquare PIPE is supported by the Backstop Investor, which will enhance the ability of the Combined Company to execute on its strategy following the closing of the Merger;

● the fact that, notwithstanding the GameSquare Financing requirement, there are no financing conditions or contingencies allowing GameSquare to terminate the Merger Agreement and that GameSquare does not require financing in order to complete the Merger other than to satisfy the closing condition in favor of FaZe relating to the GameSquare Financing, which FaZe may, in its discretion, waive if the GameSquare Financing is not completed;

● the fact that there are limited circumstances in which the GameSquare Board may terminate the Merger Agreement or change its recommendation that GameSquare stockholders approve the GameSquare Share Issuance;

● FaZe’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited bona fide Takeover Proposal relating to an alternative transaction, if the FaZe Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such proposal constitutes or would reasonably be expected to result in a Superior Proposal and that failure to engage in such discussions or negotiations, or provide such information, would reasonably be expected to be a breach of the FaZe Board’s fiduciary duties to FaZe and its stockholders;

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● the right of the FaZe Board to change its recommendation that FaZe stockholders vote to adopt the Merger Agreement in response to a Superior Proposal, subject to certain conditions, and the fact that FaZe is not required to pay any termination fee in connection with any such change in its recommendation and therefore there is little impediment precluding or deterring a willing and financially capable third party from making an acquisition proposal for an alternative transaction; and

● the fact that FaZe has the right to specifically enforce GameSquare’s obligations under the Merger Agreement.

In the course of its evaluation of the Merger Agreement and the Merger, the FaZe Board also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):

● the fact that the exchange ratio under the Merger Agreement is fixed, meaning that FaZe stockholders could be adversely affected and the implied value of the Merger Consideration will decline if there is a decline in the trading price of the GameSquare Common Stock;

● that there is no assurance that, even if approved by FaZe stockholders, the Merger will be completed on the anticipated timeline or at all;

● the risk that the Combined Company will not realize all of the anticipated strategic and other benefits of the Merger, including the possibility that GameSquare’s financial performance may not meet FaZe’s expectations and that the expected synergies may not be realized or will cost more to achieve than anticipated;

● the challenges inherent in completing the Merger and integrating the business, operations and workforce of FaZe and GameSquare, and the risk that the anticipated benefits of the Merger might not be realized or may take longer to realize than expected;

● the amount of time it could take to complete the Merger, including that completion of the Merger depends on factors outside of the control of FaZe or GameSquare, and the risk that the pendency of the Merger for an extended period of time following the announcement of the execution of the Merger Agreement could have an adverse impact on FaZe or GameSquare, including their respective customer, supplier and other business relationships, potential impact the trading price of their respective common stock and FaZe’s liquidity needs, particularly if the time to complete the Merger becomes protracted;

● the possible diversion of management attention for an extended period of time during the pendency of the Merger;

● the risk that, despite the retention efforts of FaZe and GameSquare prior to the consummation of the Merger, the Combined Company may not retain key personnel or there may be employee attrition;

● the provisions of the Merger Agreement that restrict the ability of FaZe to solicit or negotiate alternative transactions and that such provisions may deter a potential acquirer from proposing an alternative transaction for FaZe that would provide FaZe stockholders with greater value than the Merger;

● GameSquare’s right, subject to certain conditions, to respond to and negotiate with respect to certain acquisition proposals from third parties made prior to the time GameSquare stockholders adopt the GameSquare Share Issuance;

● the potential for litigation relating to the proposed Merger and the associated costs, burden and inconvenience involved in defending any such proceedings;

● the restrictions in the Merger Agreement on the conduct of FaZe’s business during the period between execution of the Merger Agreement and the consummation of the Merger, including that FaZe is required to conduct its business in the ordinary course consistent with past practice in all material respects, subject to specific limitations, which could delay or prevent FaZe from pursuing certain business opportunities or strategic transactions that may arise and could have a negative impact on FaZe’s ability to maintain its existing business and employee relationships;

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● the risk that FaZe stockholders may not approve the adoption of the Merger Agreement at the Special Meeting or that GameSquare stockholders may not approve the GameSquare Share Issuance at the GameSquare Special Meeting;

● the possibility that regulatory agencies may delay, object to or challenge the Merger or may impose terms and conditions on their approvals that adversely affect the business or financial results of FaZe, GameSquare or the Combined Company, as more fully described under “The Merger Agreement—Regulatory Approvals,” and the fact that GameSquare is not required to undertake divestitures or agree to any restrictions;

● the fact that the opinion of Current Capital as to the fairness, from a financial point of view, of the exchange ratio pursuant to the Merger Agreement speaks only as of the date of such opinion and did not and will not take into account events that have occurred or may occur (or information that may become, or may have become, available) after such date, including any changes in the operations and prospects of FaZe or GameSquare, financial, economic, market and other conditions and other factors that may be beyond the control of FaZe and GameSquare and on which such opinion was based, any of which may be material;

● the fact that FaZe stockholders will not be entitled to appraisal rights in connection with the Merger;

● the transaction costs and retention costs to be incurred in connection with the proposed Merger, regardless of whether the proposed Merger is completed; and

● the risks of the type and nature described under “Risk Factors” and the matters described under “Cautionary Statement Regarding Forward-Looking Statements.”

The FaZe Board considered the factors described above as a whole, including through engaging in discussions with FaZe senior management and FaZe’s outside legal and financial advisors. Based on this review and consideration, the FaZe Board unanimously concluded that these factors, on balance, supported a determination that the terms of the Merger Agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of FaZe and its stockholders, and to make its recommendation to FaZe stockholders that they vote to adopt the Merger Agreement.

In considering the recommendation of the FaZe Board that FaZe stockholders vote to adopt the Merger Agreement, FaZe stockholders should be aware that FaZe directors and executive officers may have certain interests in the Merger that are different from, or in addition to, the interests of FaZe stockholders generally, including the treatment of equity awards held by such directors and executive officers in the Merger, as described under “Interests of FaZe’s Directors and Executive Officers in the Merger.” The FaZe Board was aware of and took these interests into account when approving the Merger Agreement and determining that the terms of the Merger Agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of FaZe and its stockholders.

The foregoing discussion of the information and factors that the FaZe Board considered is not, and is not intended to be, exhaustive. The FaZe Board collectively reached the conclusion to approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, in light of the various factors described above and other factors that the FaZe Board believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the FaZe Board considered in connection with its evaluation of the Merger, the FaZe Board did not find it useful to, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the FaZe Board. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the FaZe Board in approving the Merger Agreement is forward-looking in nature. This information should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Current Capital Securities LLC

On October 19, 2023, Current Capital Securities LLC, which we refer to as Current Capital, rendered its opinion to the FaZe Board as to the fairness, from a financial point of view, as of such date, to the holders of FaZe Common Stock of the exchange ratio pursuant to the Merger Agreement (for purposes of such opinion and this summary, other than the Excluded Parties, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Current Capital in preparing its opinion.

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The full text of Current Capital’s written opinion, dated October 19, 2023, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Current Capital in connection with the opinion, is attached to this proxy statement/prospectus as Annex B. The summary of Current Capital’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Current Capital’s written opinion. Current Capital’s opinion was provided for the information and assistance of the FaZe Board and the opinion does not constitute a recommendation as to how any stockholder of FaZe should vote or act with respect to the Merger or any other matter.

In arriving at its opinion, Current Capital, among other things:

● reviewed a draft, dated October 18, 2023, of the Merger Agreement;

● reviewed certain publicly available business and financial information relating to GameSquare and FaZe;

● reviewed certain historical financial information and other data relating to FaZe that were provided to Current Capital by the management of FaZe, approved for Current Capital’s use by FaZe, and not publicly available;

● reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of FaZe that were provided to Current Capital by the management of FaZe, approved for Current Capital’s use by FaZe, and not publicly available, including financial forecasts and estimates for the fiscal years ending December 31, 2023, through December 31, 2028, prepared by the management of FaZe;

● reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of GameSquare that were provided to Current Capital by the management of FaZe, approved for Current Capital’s use by FaZe, and not publicly available, including financial forecasts and estimates for the fiscal years ending December 31, 2023, through December 31, 2028, prepared by the management of GameSquare;

● reviewed certain estimates of annualized cost savings and other synergies (collectively, the “Transaction Effects”), prepared by the management of GameSquare and approved for Current Capital’s use by FaZe;

● conducted discussions with members of the senior management of FaZe concerning the business, operations, historical financial results, and financial prospects of FaZe and GameSquare, the Transaction Effects, and the Merger;

● reviewed current and historical market prices of FaZe Common Stock and the GameSquare Common Stock;

● reviewed certain financial and stock market data of FaZe and GameSquare and compared that data with similar publicly available data for certain other companies;

● reviewed certain pro forma effects relating to the Merger, prepared by management of GameSquare and approved for Current Capital’s use by FaZe; and

● conducted such other financial studies, analyses and investigations, and considered such other information, as Current Capital deemed necessary or appropriate.

In connection with Current Capital’s review, with FaZe’s consent, Current Capital assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to, discussed with, or reviewed by Current Capital for the purpose of its opinion. In addition, with FaZe’s consent, Current Capital did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of FaZe or GameSquare, or any of their respective subsidiaries, nor was Current Capital furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, Transaction Effects, and pro forma effects referred to above, Current Capital assumed, with FaZe’s consent, that they have been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of FaZe and GameSquare as to the future financial performance of their respective companies (including the Transaction Effects and pro forma effects) and will be achieved at the times and in the amounts projected. Current Capital expressed no opinion with respect to such forecasts or estimates (including any Transaction Effects or pro forma effects). Current Capital also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to Current Capital by, representatives of FaZe and GameSquare. Current Capital’s opinion did not address any legal, regulatory, taxation, or accounting matters, as to which Current Capital understood that FaZe obtained such advice as FaZe deemed necessary from qualified professionals, and Current Capital assumed the accuracy and veracity of all assessments made by such advisors to FaZe with respect to such matters. Current Capital’s opinion was necessarily based on economic, monetary, market, and other conditions as in effect on, and the information available to Current Capital as of, the date of Current Capital’s written opinion and Current Capital’s opinion speaks only as of the date thereof.

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Current Capital’s opinion did not address FaZe’s underlying business decision to engage in the Merger, the relative merits of the Merger as compared to other business strategies or transactions that might be available to FaZe, or whether the exchange ratio represents the best price obtainable. In connection with Current Capital’s engagement, Current Capital was not requested to, and did not, solicit interest from other parties with respect to an acquisition of, or other business combination with, FaZe or any other alternative transaction. Current Capital also expressed no view as to, and Current Capital’s opinion does not address, the solvency of FaZe or any other entity under any state, federal, or other laws relating to bankruptcy, insolvency, or similar matters. Current Capital’s opinion addressed only the fairness from a financial point of view, as of the date thereof, to the holders of FaZe Common Stock (other than the Excluded Parties) of the exchange ratio pursuant to the Merger Agreement. Current Capital was not asked to, and did not, offer any opinion as to the terms, other than the exchange ratio to the extent expressly specified therein, of the Merger Agreement or any related documents or the form of the Merger or any related transaction (including any agreement or transaction between any Excluded Party and FaZe or GameSquare), including the fairness of the Merger to, or any consideration received in connection therewith by, any Excluded Parties, the holders of any class of securities, creditors, or other constituencies of FaZe, GameSquare, or any of their respective affiliates. Current Capital was not asked to, and did not, offer any opinion with respect to any ongoing obligations of FaZe, GameSquare, or any of their respective affiliates (including any obligations with respect to governance or otherwise) contained in any agreement related to the Merger or under applicable law, or the fair market value of FaZe, GameSquare, FaZe Common Stock, or the GameSquare Common Stock. In addition, Current Capital expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the Merger, any Excluded Parties, or any class of such persons, whether relative to the exchange ratio or otherwise. Current Capital’s opinion should not be construed as creating any fiduciary duty on the part of Current Capital Securities LLC (or any of its affiliates) to any party. Current Capital expressed no opinion as to what the value of the GameSquare Common Stock will be when issued pursuant to the Merger or the prices at which the GameSquare Common Stock or FaZe Common Stock will trade at any time. In rendering its opinion, Current Capital assumed, with FaZe’s consent, that except as would not be in any way meaningful to Current Capital’s analysis: (i) the final executed form of the Merger Agreement would not differ from the draft that Current Capital reviewed, (ii) the representations and warranties of the parties to the Merger Agreement, and the related Merger documents, are true and correct, (iii) the parties to the Merger Agreement, and the related Merger documents, will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the Merger Agreement and the related Merger documents, and (iv) the Merger will be consummated in accordance with the terms of the Merger Agreement and related Merger documents, without any waiver or amendment of any term or condition thereof. Current Capital also assumed, with FaZe’s consent, that (a) all governmental, regulatory, or other third-party consents and approvals necessary for the consummation of the Merger or otherwise contemplated by the Merger Agreement will be obtained without any adverse effect on FaZe, GameSquare, or on the expected benefits of the Merger in any way meaningful to Current Capital’s analysis and (b) the GameSquare Financing will be consummated on terms that would not be in any way meaningful to Current Capital’s analysis.

Current Capital’s opinion was provided for the information and assistance of the FaZe Board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any other matter.

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Summary of Current Capital’s Financial Analysis

The following is a summary of the material financial analyses delivered by Current Capital to the FaZe Board in connection with rendering the opinion described above. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Current Capital, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Current Capital. Current Capital may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Current Capital’s view of the actual value of FaZe. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Current Capital. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Current Capital’s financial analyses and its opinion.

In performing its analyses, Current Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FaZe or any other parties to the Merger. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the parties to the Merger Agreement, Current Capital, or any other person assumes responsibility if future results are materially different from those forecasted. In addition, these analyses do not purport to be appraisals or reflect the prices at which businesses or securities may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 18, 2023 (the last trading day before the delivery of Current Capital’s opinion) and is not necessarily indicative of current market conditions. Unless otherwise indicated, Current Capital calculated the per share values for FaZe Common Stock and GameSquare Common Stock on a fully diluted basis using the treasury stock method.

Selected Public Companies Analysis

Current Capital reviewed certain financial data for selected public companies (the “Selected Public Companies”) with publicly traded equity securities that Current Capital deemed relevant for purposes of this analysis based on various factors, including selected (a) professional sports franchises, (b) esports organizations, and (c) branding & licensing platforms with a market capitalization of less than $100 million. The financial data reviewed included:

● market capitalization;

● enterprise value;

● cash and short term investments;

● estimated revenue for the 2023 calendar year (“CY 2023E revenue”); and

● estimated revenue for the 2024 calendar year (“CY 2024E revenue”).

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The financial data referenced above for FaZe, GameSquare, and the Selected Public Companies are summarized in the table below:

	Overview			Revenue
($ millions) Company	Market Cap	Enterprise Value	Cash & ST Invest.	CY 2023E	CY 2024E
FaZe Holdings Inc.	$13	$7	$7	$45	$50
GameSquare Holdings, Inc.	$28	$32	$3	$71	$87

Professional Sports Franchises
Juventus Football Club S.p.A.	$754	$1,101	$66	$520	$545
Madison Square Garden Sports Corp.	$4,196	$5,277	$40	$884	$908
Manchester United plc	$3,162	$3,972	$91	$810	$833
Atlanta Braves Holdings, Inc.	$2,370	$2,896	$131	$600	$625

Mean	$2,621	$3,311	$82	$703	$728
Median	$2,766	$3,434	$79	$705	$729

Esports Organizations
Allied Gaming & Entertainment Inc.	$33	($36)	$76	NM	NM
Astralis A/S	$4	$3	$1	NM	NM
Enthusiast Gaming Holdings Inc.	$54	$64	$2	$142	$165
Esports Entertainment Group, Inc.	$6	$30	$2	$23	$30
OverActive Media Corp.	$10	$23	$7	$12	$12
Skillz Inc.	$91	$(129)	$352	$166	$177
Super League Enterprise, Inc.	$6	$3	$3	$26	$36

Mean	$29	$(6)	$63	$61	$70
Median	$10	$3	$3	$24	$33

Branding & Licensing Platforms (< $100M Market Cap)
PLBY Group, Inc.	$48	$233	$35	$151	$210
IZEA Worldwide, Inc.	$35	$(11)	$45	$38	$45
Wilhelmina International, Inc.	$22	$15	$11	NM	NM

Mean	$35	$79	$30	$63	$85
Median	$35	$15	$35	$38	$45

Current Capital observed the mean and median enterprise value of the selected professional sports franchises to be between $2.5 billion and $2.6 billion. This set of companies had a mean and median estimated enterprise value (“EV”)/CY 2023E revenue multiple of 4.3x and 4.7x, respectively, and a mean and median EV/CY 2024E revenue multiple of 4.1x and 4.4x, respectively. Despite the professional sports franchises being much larger than FaZe and GameSquare, Current Capital included these companies in the group of Selected Public Companies because the professional teams have operational similarities to FaZe and GameSquare. The relevant ranges of multiples used in Current Capital’s valuation analyses represented a substantial discount to the professional teams’ multiples.

Current Capital observed the mean and median market capitalizations of the selected esports organizations to be between $10 million and $30 million. This set of companies had a mean and median EV/CY 2023E revenue multiple of 0.9x and 0.8x, respectively, and a mean and median EV/CY 2024E revenue multiple of 0.8x and 0.7x, respectively.

Current Capital observed the mean and median market capitalizations of the selected branding and licensing peers with less than $100 million of market capitalization to be between $30 million and $40 million. This set of companies had both a mean and median EV/CY 2023E revenue multiple of 1.6x and both a mean and median EV/CY 2024E revenue multiple of 1.1x.

Based on the results of this analysis, Current Capital selected reference ranges of trading multiples of 0.2x to 0.8x for EV/2023E revenue and 0.1x to 0.7x for EV/2024E revenue. This analysis indicated the below reference ranges of (i) implied share price and (ii) implied equity value for FaZe and GameSquare, in each case, on a stand-alone public market trading basis (excluding the Transaction Effects). Current Capital applied the current trading multiples of FaZe and GameSquare, respectively, as the low end of the range and the median trading multiple of the selected esports organizations as the high end of the range, given the category’s similar business characteristics and financial profiles to FaZe and GameSquare on a standalone basis.

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Selected Public Companies Analysis ($ in millions except per share amounts)	Implied Equity Value		Implied Share Price
	Low	High	Low	High
FAZE
EV / CY 2023E Revenue	$15.6	$42.3	$0.18	$0.50
EV / CY 2024E Revenue	$11.6	$41.6	$0.14	$0.49

GAME
EV / CY 2023E Revenue	$24.4	$56.6	$1.79	$4.15
EV / CY 2024E Revenue	$22.2	$60.8	$1.63	$4.46

Applying the foregoing analyses, Current Capital then calculated the implied range of Company stockholders’ pro forma ownership percentage in the Combined Company. The low end of the range of Company stockholders’ pro forma ownership percentage in the Combined Company was calculated using the low end of the equity value range of FaZe under the foregoing analyses compared to the high end of the equity value range of GameSquare under the foregoing analyses, and the high end of the range was calculated using the high end of such equity value range of FaZe compared to the low end of such equity value range of GameSquare. This calculation indicated a range of Company stockholders’ pro forma ownership percentage in the Combined Company of (a) between 20% and 60% based on EV/CY 2023E revenues and (b) between 16% and 57% based on EV/CY 2023E revenues, in each case, as compared to Company stockholders’ pro forma ownership percentage in the Combined Company based on the exchange ratio provided for in the Merger Agreement of 45%.

Selected Precedent Transactions Analysis

Current Capital reviewed and analyzed certain financial metrics associated with selected precedent merger and acquisition transactions that Current Capital deemed relevant for purposes of this analysis. These transactions involved precedent transactions of less than $500 million in the esports, premium content, gaming and gambling, and branding and licensing sectors. Current Capital calculated, among other things and to the extent publicly available, certain implied change-of-control transaction multiples for the selected precedent merger and acquisition transactions (based on each company’s publicly available financial filings and certain other publicly available information), which are summarized in the table below:

($ in millions)
Announcement Date	Acquiror	Target	Transaction Size	TEV/Revenue[1]
December-22	GameSquare	Engine Gaming and Media	$41	0.7x
October-21	EBET	Karamba	$76	1.0x
June-21	Skillz	Aarki	$150	5.0x
August-20	Enthusiast Gaming	Omnia Media	$34	0.6x
January-20	Penn National	Barstool Sports	$450	3.0x
July-18	IZEA	TapInfluence	$7	1.2x

Mean			$126	1.9x
Median			$58	1.1x

1 Forward revenue estimate in the year the target was acquired, per S&P Capital IQ, SEC filings, and publicly available reports and research.

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Based on the results of this analysis, Current Capital selected reference ranges of trading multiples of 0.7x to 1.1x for EV/2023E revenue. This analysis indicated the below reference ranges of (i) implied share price and (ii) implied equity value for FaZe and GameSquare, in each case, on a change-of-control basis (excluding the Transaction Effects). Current Capital applied the most recent transaction multiple as the low end of the range and the median transaction multiple as the high end of the range.

Selected Precedent Transactions Analysis ($ in millions except per share amounts)	Implied Equity Value		Implied Share Price
	Low	High	Low	High
FAZE
EV / CY 2024E Revenue	$41.6	$61.6	$0.49	$0.72

GAME
EV / CY 2024E Revenue	$56.9	$95.5	$4.18	$7.01

Applying the foregoing analyses, Current Capital then calculated the implied range of Company stockholders’ pro forma ownership percentage in the Combined Company. The low end of the range of Company stockholders’ pro forma ownership percentage in the Combined Company was calculated using the low end of the equity value range of FaZe under the foregoing analyses compared to the high end of the equity value range of GameSquare under the foregoing analyses, and the high end of the range was calculated using the high end of such equity value range of FaZe compared to the low end of such equity value range of GameSquare. This calculation indicated a range of Company stockholders’ pro forma ownership percentage in the Combined Company of between 30% and 52%, as compared to Company stockholders’ pro forma ownership percentage in the Combined Company based on the exchange ratio provided for in the Merger Agreement of 45%.

Illustrative Discounted Cash Flow Analyses

Current Capital performed illustrative discounted cash flow (“DCF”) analyses of each of FaZe and GameSquare on a standalone basis, based on their respective projected standalone unlevered free cash flows and an estimate of their respective terminal values at the end of the projection horizon.

In performing its discounted cash flow analyses:

● Current Capital utilized financial forecasts that were provided and approved for Current Capital’s use by FaZe’s senior management.

● Current Capital used a discount rate range of 15.0% – 18.0%, based on its estimate of the weighted average cost of capital of each of FaZe and GameSquare.

● In estimating the terminal value of each of FaZe and GameSquare, Current Capital used a reference range of terminal EV/terminal year revenue multiples of 1.5x – 3.0x.

Current Capital’s DCF analysis resulted in the below reference ranges of (i) enterprise value, (ii) implied equity value, and (iii) implied share price, in each case, on a stand-alone intrinsic-value basis (excluding the Transaction Effects), for each of FaZe and GameSquare:

Illustrative Discounted Cash Flow Analysis ($ in millions except per share amounts)	Implied Equity Value		Implied Share Price
	Low	High	Low	High
FAZE
Standalone DCF	$26.3	$56.5	$0.31	$0.66

GAME
Standalone DCF	$89.6	$124.4	$6.58	$9.14

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Current Capital also performed a DCF analysis of the Transaction Effects (in particular, estimated annualized synergies, restructuring costs, and transaction costs). In performing its DCF analysis of the Transaction Effects:

● Current Capital applied GameSquare management’s estimate of annualized synergies, restructuring costs, and transaction costs to the pro forma forecast for the Combined Company, as provided and approved for Current Capital’s use by FaZe’s senior management.

● Current Capital used a discount rate range of 15.0% – 18.0%, based on its estimate of the weighted average cost of capital of FaZe, GameSquare, and the Combined Company.

● Because revenue synergies were not discretely identified, no terminal value was included in Current Capital’s DCF analysis of the Transaction Effects.

Based on the foregoing, Current Capital calculated the net present value of the estimated Transaction Effects to be approximately $60 million.

Applying the foregoing analyses, Current Capital then calculated the implied range of Company stockholders’ pro forma ownership percentage in the Combined Company. The low end of the range of Company stockholders’ pro forma ownership percentage in the Combined Company was calculated using the low end of the equity value range of FaZe under the foregoing analyses compared to the high end of the equity value range of GameSquare under the foregoing analyses, and the high end of the range was calculated using the high end of such equity value range of FaZe compared to the low end of such equity value range of GameSquare. This calculation indicated a range of Company stockholders’ pro forma ownership percentage in the Combined Company of between 25% and 41% (in each case, including the impact of Company stockholders benefitting from 45% of the present value of the Transaction Effects), as compared to Company stockholders’ pro forma ownership percentage in the Combined Company based on the exchange ratio provided for in the Merger Agreement of 45%.

Other Factors

Current Capital noted for the FaZe Board certain additional factors solely for informational purposes, including, among other things, the following:

Illustrative Financial Metrics-Based Has/Gets Analyses

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Current Capital performed an illustrative financial metrics-based has/gets analysis to calculate the theoretical change in certain financial metrics implied by the Merger and the Transaction Effects. The financial metrics-based has/gets analysis illustrated a comparison of the standalone estimated financial metrics of FaZe with the implied share of the pro forma estimated financial metrics of the Combined Company attributable to FaZe’s stockholders based on the exchange ratio pursuant to the Merger Agreement, both with and without taking into account the DCF value of the Transaction Effects, as indicated below:

Illustrative Financial Metrics-Based Has/Gets Analysis ($ in millions)
	FAZE	FAZE + GAME		FAZE	FAZE + GAME
	Has (12/31/2023E) Standalone	Gets (12/31/2023E) 45% of NewCo	% Increase (Decrease)	Has (12/31/2024E) Standalone	Gets (12/31/2024E) 45% of NewCo	% Increase (Decrease)
Revenue	$44.6	$51.9	16.4%	$50.0	$70.9M	41.8%
EBITDA excl. Transaction Effects	$(31.9)	$(18.1)	56.7%	$(27.0)	$(14.6)	46.0%
EBITDA incl. Transaction Effects	$(31.9)	$(16.8)	52.7%	$(27.0)	$(6.4)	76.3%
Cash	$6.7	$3.9	(58.2)%	$(23.0)	$6.1	100.0%
Debt	$0.0	$3.2	100.0%	$0.0	$3.0	100.0%
Net Debt	$(6.7)	$(0.7)	NM	$23.0	$(3.1)	NM

Illustrative DCF-Based Has/Gets Analysis

Current Capital performed an illustrative DCF-based has/gets analysis to calculate the value accretion/dilution implied by the Merger and the Transaction Effects. The DCF-based has/gets analysis illustrated a comparison of the standalone DCF equity value of FaZe with the implied share of the pro forma DCF equity value of the Combined Company attributable to FaZe’s stockholders based on the exchange ratio pursuant to the Merger Agreement, and taking into account the DCF value of the Transaction Effects.

To calculate the pro forma DCF value of the Combined Company after giving effect to the Merger and the Transaction Effects, Current Capital Current Capital added (i) the standalone DCF analyses for each of FaZe and GameSquare, and (ii) the estimated net present value of the Transaction Effects, using the selected range of Company and GameSquare discount rates of 15%-18% to determine present value.

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Based on this analysis, the implied range indicated by its DCF analysis for FaZe’s equity value on a standalone basis, the corresponding implied range for the pro forma equity value of the Combined Company (with and without the Transaction Effects) and the illustrative increases noted by Current Capital are presented below:

Illustrative DCF-Based Has/Gets Analysis ($ in millions)	Low	High
FAZE “Has”: Standalone FAZE Equity Value	$26.3	$56.5
FAZE “Gets”: 45.0% Ownership of the
Combined Company, excluding Synergies	$52.2	$81.4
Increase (%)	98%	44%
FAZE “Gets”: 45.0% Ownership of the
Combined Company, including Synergies	$79.2	$108.9
Increase (%)	201%	93%

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Current Capital’s opinion. In arriving at its fairness determination, Current Capital considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Current Capital made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to FaZe, GameSquare, or the contemplated transaction.

Current Capital’s financial analyses and opinion were only one of many factors taken into consideration by the FaZe Board in its evaluation of the Merger. Consequently, the analyses described above should not be viewed as determinative of the views of the FaZe Board or management of FaZe with respect to the exchange ratio or as to whether the FaZe Board would have been willing to determine that a different exchange ratio was fair. The exchange ratio for the Merger was determined through arm’s-length negotiations between FaZe and GameSquare and was approved by the FaZe Board. Current Capital did not advise the FaZe Board during these negotiations, nor did it recommend any specific exchange ratio to FaZe or the FaZe Board or that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Current Capital in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Current Capital attached hereto as Annex B.

Current Capital is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. Current Capital was engaged by FaZe to render its opinion to the FaZe Board in connection with the Merger. Current Capital was entitled to receive a fee for its services upon the delivery of its opinion, none of which is contingent upon the successful completion of the Merger or the conclusion reached in the opinion. FaZe has also agreed to indemnify Current Capital against certain liabilities and reimburse Current Capital for certain expenses in connection with Current Capital’s engagement. In the past two years, neither Current Capital nor any of its affiliates have provided any other investment banking services to FaZe, GameSquare, or their respective affiliates for which Current Capital or its affiliates received compensation. Current Capital and its affiliates may seek to provide investment banking services to FaZe, the Acquiror, and their respective affiliates in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of Current Capital’s employees and affiliates, or entities in which they have invested, may hold or trade, for their own accounts and the accounts of their investors, securities of FaZe and GameSquare and, accordingly, may at any time hold a long or short position in such securities. The issuance of Current Capital’s opinion was approved by an authorized committee of Current Capital.

The FaZe Board selected Current Capital to render its opinion in connection with the Merger based on Current Capital’s reputation for independence and senior attention, as well as its experience in similar situations.

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FaZe Unaudited Financial Projections

Other than its quarterly financial guidance and business outlook, which may be updated from time to time, FaZe does not as a matter of course make available other public projections as to future revenues, earnings or other results. In particular, FaZe does not as a matter of course make public long-term projections or forecasts as to its future revenues, earnings or other results due to the uncertainty of the underlying assumptions and estimates. However, in connection with the Merger, FaZe management prepared a five-year projection model for fiscal years 2024 through 2028, which is referred to as the “FaZe Projections.” The FaZe Projections were initially based on FaZe management’s four-year long-range plan and updated to reflect the lower actual results for 2023 as compared to the initial projections and further updated to extend out the FaZe Projections for a fifth year through 2028. These FaZe Projections were used for purposes of exploring strategic alternatives, including the Merger, and reviewed with the FaZe Board. FaZe shared the FaZe Projections with GameSquare and Current Capital. Also, in connection with the Merger, FaZe received certain unaudited prospective financial information concerning GameSquare for fiscal years 2023 through 2025. FaZe updated the financial information received from GameSquare to extrapolate performance for fiscal years 2026 through 2028, so that the period covered was for the same five fiscal years included in the FaZe Projections. These GameSquare projections, as updated by FaZe, for the years ending December 2023 through December 2028 are referred to as the “GameSquare Projections.” The GameSquare Projections were reviewed with the FaZe Board and shares with Current Capital. The FaZe Projections described below under “—Summary of the FaZe Financial Projections” and the GameSquare Projections described below under “—Summary of the GameSquare Projections” are referred to collectively as the “Financial Projections.”

The Financial Projections were prepared treating FaZe and GameSquare, respectively, on a standalone basis, without giving effect to the Merger, including any impact of the negotiation or execution of the Merger, the expenses that may be incurred in connection with the Merger or the consummation thereof, the potential synergies that may be achieved by the Combined Company as a result of the Merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or in anticipation of the Merger, or the effect of any business or strategic decision or action which would likely have been taken if the Merger Agreement had not been executed to the extent that such decision or action was accelerated, postponed or not taken in anticipation of the Merger. In connection with the Merger, FaZe management also prepared, in collaboration with GameSquare, certain estimates of the annual cost synergies estimated to be recognized by the Combined Company in connection with the Merger, as well as certain one-time restructuring and transaction costs related thereto. The estimated synergies and restructuring and transaction costs are not reflected in the Financial Projections.

The Financial Projections were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP or IFRS, but, in the view of FaZe management, were prepared on a reasonable basis, reflecting the best available estimates and judgments at the time of preparation and presented as of the time of preparation, to the best of FaZe management’s knowledge and belief, the expected course of action and the expected future financial performance of FaZe. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the Financial Projections or the estimated synergies and restructuring and transaction costs. Although FaZe management believes there was a reasonable basis for the Financial Projections as of the date of their preparation, FaZe cautions stockholders that future results could be materially different from the unaudited projections. This summary of the Financial Projections is not being included in this proxy statement/prospectus to influence any decision whether to vote for the Merger Proposal, but because the Financial Projections were provided to Current Capital and the FaZe Board for purposes of considering and evaluating the Merger. The prospective financial information of FaZe included in this proxy statement/prospectus has been prepared by, and is the responsibility of, FaZe management. FaZe’s independent registered public accounting firm, Marcum LLP, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the financial projections prepared by FaZe and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

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The FaZe Projections, the GameSquare Projections and the estimated synergies and restructuring and transaction costs are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the FaZe Projections, the GameSquare Projections and the estimated synergies and restructuring and transaction costs are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by FaZe’s management or, in the case of the unaudited prospective financial information provided by GameSquare that formed the basis for the GameSquare Projections, assumed to have been reasonable, as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, trends in the gaming industry, including trends in capital spending, competition and the risks discussed under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” Also see “Where You Can Find More Information.” The FaZe Projections, the GameSquare Projections and the estimated synergies and restructuring and transaction costs also reflect assumptions as to certain business decisions that are subject to change. Because the FaZe Projections and the GameSquare Projections were developed for FaZe and GameSquare, respectively, on a standalone basis without giving effect to the Merger, they do not reflect any divestitures as contemplated by the GameSquare Financing, any synergies that may be realized as a result of the Merger or the estimated one-time related restructuring and transaction costs, or any changes to FaZe’s or GameSquare’s operations or strategy that may be implemented after completion of the Merger. There can be no assurance that the FaZe Projections, the GameSquare Projections or the estimated synergies will be realized or that the magnitude of the one-time restructuring and transaction costs will be accurate, and actual results may differ materially from those shown. Generally, the further out the period to which the Financial Projections and the estimated synergies relate, the less predictable and more unreliable the information becomes.

The FaZe Projections and the GameSquare Projections contain certain non-GAAP financial measures that FaZe believes are helpful in understanding its and GameSquare’s respective past financial performance and future results. FaZe management regularly uses a variety of financial measures that are not in accordance with GAAP or IFRS for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While FaZe believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze FaZe’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP or IFRS, are not reported by all of FaZe’s competitors and may not be directly comparable to similarly titled measures of FaZe’s competitors due to potential differences in the exact method of calculation.

None of FaZe, GameSquare, the Combined Company or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the FaZe Projections, the GameSquare Projections, the estimated synergies or the estimated restructuring and transaction costs, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the FaZe Projections, the GameSquare Projections, the estimated synergies or the one-time restructuring and transaction costs to reflect circumstances existing after the dates that, respectively, the FaZe Projections, the GameSquare Projections, the estimated synergies or the one-time restructuring and transaction costs were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Financial Projections, the estimated synergies or the one-time restructuring and transaction costs, as applicable, are shown to be in error. Except as required by applicable securities laws, FaZe does not intend to make publicly available any update or other revision to the Financial Projections, the estimated synergies or the one-time restructuring and transaction costs, even in the event that any or all assumptions are shown to be in error. None of FaZe or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any FaZe stockholder or other person regarding FaZe’s ultimate performance compared to the information contained in the FaZe Projections, the GameSquare Projections, the estimated synergies or the one-time restructuring and transaction costs or that forecasted results will be achieved or approximated. FaZe has made no representation to GameSquare, in the Merger Agreement or otherwise, concerning the FaZe Projections, the estimated synergies or the one-time restructuring and transaction costs.

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FaZe has not obtained, and does not intend to obtain, an updated, revised or reaffirmed opinion from Current Capital, and FaZe has not updated, revised or reaffirmed, and does not intend to update, revise or reaffirm, any of the projections or assumptions that it provided to Current Capital and upon which Current Capital based its opinion. The opinion of Current Capital does not speak as to the time when the Merger will be completed or as of any other date other than the date of such opinion. See “—Opinion of Current Capital Securities LLC.” Further, the projections that FaZe provided to Current Capital were not necessarily indicative of the results that FaZe or GameSquare will achieve for any period ending after the date of the opinion.

Summary of the FaZe Financial Projections

The following table presents certain unaudited prospective financial information of FaZe prepared by FaZe management for FaZe’s fiscal years ending 2023 through 2028, which we refer to as the “FaZe Projections.”

(in millions)	Q42023E	FY2024E	FY2025E	FY2026E	FY2027E	FY2028E
Revenue	$10.6	$50.0	$64.5	$81.2	$98.4	$108.2
Adjusted EBITDA(1)	$(8.1)	$(27.0)	$(24.7)	$(21.2)	$(17.7)	$(10.8)
Unlevered free cash flow(2)	$(8.2)	$(28.2)	$(25.9)	$(22.4)	$(18.9)	$(12.0)

(1)	Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization, excluding the impact of acquisition-related expenses and other non-operating items, but including stock-based compensation (“SBC”) expense.

(2)	Unlevered free cash flow, a non-GAAP financial measure, refers to non-GAAP operating income less taxes, less change in net working capital, less capital expenditures, plus depreciation and amortization. SBC expense is included in operating income which is treated as a cash expense in this table.

Summary of the GameSquare Projections

The following table presents certain unaudited prospective financial information of GameSquare prepared by GameSquare management, as extrapolated by FaZe, for GameSquare’s fiscal years ending 2023 through 2028, which we refer to as the “GameSquare Projections.”

(in millions)	Q42023E	FY2024E	FY2025E	FY2026E	FY2027E	FY2028E
Revenue	$23.0	$86.8	$104.2	$109.4	$114.8	$120.6
Adjusted EBITDA(1)	$(0.2)	$(5.4)	$(1.3)	$(2.5)	$(0.3)	$(2.1)
Unlevered free cash flow(2)	$(2.2)	$(11.5)	$(6.8)	$(6.5)	$(2.8)	$1.1

(1)	Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization, excluding the impact of acquisition-related expenses and other non-operating items, but including SBC expense.

(2)	Unlevered free cash flow, a non-GAAP financial measure, refers to non-GAAP operating income less taxes, less change in net working capital, less capital expenditures, plus depreciation and amortization. SBC expense is included in operating income which is treated as a cash expense in this table.

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Summary of Estimated Synergies

In September 2023, FaZe and GameSquare management collaboratively prepared estimates of certain synergies estimated to be potentially realizable by the Combined Company in connection with the proposed Merger. FaZe and GameSquare management agreed that the estimated synergies include approximately $93.5 million of cost synergies estimated to be potentially realizable through fiscal year 2028, based on annual savings of $18.1 million beginning in 2024, and $3.0 in cost savings for the fourth quarter of 2023. In addition to these cost synergies, FaZe and GameSquare estimated one-time restructuring and transaction costs of $4.6 million, all of which would be incurred during the fourth quarter of 2023. The estimated synergies and one-time restructuring and transaction costs were provided by FaZe management to the FaZe Board and to Current Capital.

Ownership of the Combined Company

Based on the number of shares of GameSquare and FaZe Common Stock outstanding as of the close of business on October 19, 2023, the date of the Merger Agreement, upon completion of the Merger, former FaZe stockholders are expected to own approximately 45% of the outstanding shares of GameSquare Common Stock and GameSquare shareholders immediately prior to the Merger are expected to own approximately 55% of the outstanding shares of GameSquare Common Stock. The relative ownership interests of GameSquare shareholders and former FaZe stockholders in the Combined Company immediately following the Merger will depend on the number of shares of GameSquare and FaZe Common Stock issued and outstanding immediately prior to the Merger, and the relative ownership will be impacted by the number of shares of GameSquare Common Stock issued as part of the GameSquare PIPE.

Board of Directors of the Combined Company

GameSquare has agreed to appoint at least two persons determined by FaZe to the GameSquare Board as of the effective time, with such directors to hold office until the earliest to occur of the appointment or election and qualification of his or her respective successor or his or her death, resignation, disqualification or proper removal. Each such director must qualify as an “independent director” under applicable Nasdaq rules and regulations and will be designated by the GameSquare Board after reasonable consultation with, and reasonable consideration of, the recommendations of FaZe.

Justin Kenna will lead the Combined Company as Chief Executive Officer. The directors of the Combined Company will include: (i) Justin Kenna, (ii) Lou Schwartz, (iii) Stu Porter, (iv) Tom Walker, (v) Travis Goff, (vi) Jeremi Gorman, (vii) Paul Hamilton, (viii) Nick Lewin, and (ix) a person to be mutually agreed upon by FaZe and Game prior to the Closing.

U.S. Federal Securities Law Consequences

The enforcement by securityholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that GameSquare is incorporated or organized outside the United States, that some of its directors and officers and experts are not residents of the United States and that a portion of its assets and the assets of said persons may be located outside the United States. As a result, securityholders in the United States may be unable to effect service of process within the United States upon GameSquare, its officers and directors or the experts named herein, or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or any applicable securities laws of any state of the United States. In addition, securityholders in the United States should not assume that the courts of Canada: (i) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or any applicable securities laws of any state of the United States; or (ii) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or any applicable securities laws of any state of the United States.

Canadian Securities Law Consequences

GameSquare is a reporting issuer in all provinces of Canada (except Quebec), and accordingly is subject to Canadian Securities Laws.

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The issuance of GameSquare Shares pursuant to the Merger will constitute a distribution of securities that is exempt from the prospectus requirement of applicable Canadian Securities Laws. GameSquare Shares issued pursuant to the Merger will not be legended and may be resold through registered dealers in each province and territory of Canada, provided: (i) that GameSquare is a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade; (ii) the trade is not a “control distribution” as defined in NI 45-102; (iii) no unusual effort is made to prepare the market or create a demand for those securities; (iv) no extraordinary commission or consideration is paid in respect of that trade; and (v) if the selling securityholder is an “insider” or “officer” of GameSquare (as such terms are defined by applicable Canadian Securities Laws), the insider or officer has no reasonable grounds to believe that GameSquare is in default of applicable Canadian Securities Laws.

To the extent that a GameSquare shareholder resides in a non-Canadian jurisdiction, the GameSquare shares received by such shareholder may be subject to certain additional trading restrictions under applicable securities laws. FaZe stockholders should consult their own legal advisors regarding resale restrictions and Canadian rules applicable to the GameSquare Shares.

Regulatory Approvals

Under the Merger Agreement, GameSquare, Merger Sub and FaZe have each agreed to cooperate with each other and to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the End Date), the Merger and the other transactions contemplated by this Agreement, including, but not limited to, obtaining all necessary permits, approvals, waivers from applicable governmental authorities, obtaining all necessary consents or waivers from third parties, and he execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of the Merger Agreement.

However, GameSquare shall not be required to offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or governmental order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of FaZe, the surviving corporation, GameSquare, Merger Sub, or any of their respective subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of FaZe, the surviving corporation, GameSquare, Merger Sub, or any of their respective subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of FaZe, the surviving corporation, GameSquare, Merger Sub, or any of their respective subsidiaries; provided, that if requested by GameSquare, FaZe has agreed to become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or governmental order so long as such requirement, condition, limitation, understanding, agreement, or governmental order is only binding on FaZe in the event the Merger is consummated.

Accounting Treatment

GameSquare currently prepares its financial statements in accordance with IFRS as issued by the International Accounting Standards Board, which differs from GAAP in certain material respects, and thus they may not be comparable to financial statements of U.S. companies, including FaZe. GameSquare will be adopting U.S. GAAP beginning with its December 31, 2023 annual filing. The Merger will be accounted for using the acquisition method of accounting under the provisions of ASC 805, Business Combinations, with GameSquare representing the accounting acquirer under this guidance. GameSquare will record assets acquired, including identifiable intangible assets, and liabilities assumed from FaZe at their respective fair values at the date of completion of the Merger. Any excess of the purchase price (as described in Note 3 to the unaudited pro forma condensed combined financial statements) over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of GameSquare after completion of the Merger will reflect FaZe after completion of the Merger, but will not be restated retroactively to reflect the historical financial condition or results of operations of FaZe. The earnings of GameSquare following completion of the Merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense and amortization expense. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, GameSquare determines that tangible or intangible assets (including goodwill) are impaired, GameSquare would record an impairment charge at that time.

Litigation Relating to the Merger

There is no known pending or threatened litigation to date.

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THE MERGER AGREEMENT

The Merger Agreement, which is attached as Annex A hereto. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding either of the proposals described in this proxy statement/prospectus. This section is intended to provide you with information regarding the terms of the Merger Agreement. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement/prospectus and in the public filings GameSquare and FaZe make with the SEC. See “Where You Can Find Additional Information.”

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. GameSquare and FaZe are responsible for considering whether additional disclosure of material information is required to make the statements in this proxy statement/prospectus not misleading. Factual disclosures about GameSquare and FaZe contained in this proxy statement/prospectus and in the public filings GameSquare and FaZe make with the SEC may supplement, update or modify the factual disclosures about GameSquare and FaZe contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by GameSquare, Merger Sub and FaZe are qualified and subject to important limitations agreed to by the parties to the Merger Agreement in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, and were negotiated with the principal purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or otherwise publicly disclosed. The representations and warranties in the Merger Agreement will not survive the completion of the Merger. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement. If specific material facts exist that contradict the representations, warranties and covenants contained in the Merger Agreement, GameSquare and FaZe have disclosed those material facts in this proxy statement/ prospectus. If subsequent information concerning the subject matter of the representations, warranties and covenants contained in the Merger Agreement has not been reflected in this proxy statement/prospectus, each of GameSquare and FaZe will make publicly available any material information necessary to provide stockholders a materially complete understanding of the provisions of the Merger Agreement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the public filings GameSquare and FaZe make with the SEC.

Additional information about GameSquare and FaZe can be found elsewhere in this proxy statement/prospectus and in the public filings GameSquare and FaZe make with the SEC. See “Where You Can Find Additional Information.”

Structure of the Merger

At the effective time, Merger Sub will be merged with and into FaZe in accordance with the DGCL and on the terms and subject to the conditions set forth in the Merger Agreement, whereupon the separate existence of Merger Sub will cease and FaZe will be the surviving corporation and a wholly owned subsidiary of GameSquare. At the effective time, all of the property, rights, powers, privileges and franchises of FaZe and Merger Sub will vest in FaZe as the surviving corporation, and all of the debts, obligations, liabilities, restrictions and duties of FaZe and Merger Sub will become debts, obligations, liabilities, restrictions and duties of FaZe as the surviving corporation.

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Completion and Effectiveness of the Merger

The closing of the Merger will take place as soon as possible (and, in any event, within three business days) after the satisfaction or waiver (to the extent permitted) of the last of the conditions to closing (described under “—Conditions to the Completion of the Merger”) to be satisfied or waived (other than such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each of such conditions at the closing).

At the closing, the parties to the Merger Agreement will cause a certificate of merger relating to the Merger to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The merger will become effective at the time when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as may be agreed to in writing by GameSquare and FaZe and specified in the certificate of merger.

Merger Consideration

At the effective time, automatically, by virtue of the Merger and without any further action on the part of FaZe, FaZe stockholders, GameSquare or Merger Sub:

● all shares of FaZe Common Stock that are held in treasury by FaZe or are held directly by GameSquare or any of its subsidiaries (including Merger Sub) immediately prior to the effective time will be automatically cancelled and retired and will cease to exist and no consideration will be paid or payable in respect thereof;

● except as described in the preceding bullet, each share of FaZe Common Stock that is issued and outstanding immediately prior to the effective time will be converted into the right to receive, without interest, 0.13091 validly issued, fully paid and non-assessable shares of GameSquare Common Stock; and

● each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the effective time will be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of FaZe as the surviving corporation.

Treatment of Fractional Shares

No fractional shares of GameSquare Common Stock will be issued in connection with the merger. Each FaZe stockholder who would otherwise have been entitled to receive in the merger a fractional share of GameSquare Common Stock pursuant to the Merger Agreement will, in lieu of such fractional share and subject to tax withholding and upon surrender of such holder’s certificates representing shares of FaZe Common Stock or book-entry positions representing non-certificated shares of FaZe Common Stock, in each case outstanding as of immediately prior to the effective time, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average of the volume-weighted average trading prices per share of GameSquare Common Stock on Nasdaq on each of the twenty consecutive trading days ending immediately prior to the date of the closing date. No such holder will be entitled to dividends, voting rights or any other rights in respect of any fractional share of GameSquare Common Stock that would otherwise have been issuable as part of the Merger Consideration. The payment of cash in lieu of fractional share interests merely represents a mechanical rounding-off of the fractions in the exchange.

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Exchange of Shares

Exchange Agent

No later than 15 business days prior to the closing date, GameSquare will select and enter into a customary exchange agreement with its transfer agent or another nationally recognized financial institution or trust company to act as exchange agent with respect to the merger.

At or substantially concurrent with the effective time, GameSquare will deposit with the exchange agent (a) certificates or evidence of book-entry shares representing the shares of GameSquare Common Stock issuable pursuant to the Merger Agreement and (b) cash sufficient to make payments in lieu of fractional shares in accordance with the Merger Agreement.

Exchange of FaZe Stock Certificates and FaZe Book-Entry Shares

With respect to certificates representing shares of FaZe Common Stock, which are referred to collectively as “FaZe stock certificates,” as promptly as reasonably practicable after the effective time, the exchange agent will mail to each holder of record of each such FaZe stock certificate (a) a notice advising such holder of the effectiveness of the merger, (b) a letter of transmittal and (c) instructions for surrendering FaZe stock certificates in exchange for the Merger Consideration.

Upon surrender of a FaZe stock certificate and a duly executed letter of transmittal to the exchange agent in compliance with the instructions for surrender, the exchange agent will mail to each holder of record, as promptly as reasonably practicable thereafter:

● the number of whole shares of GameSquare Common Stock, if any, that such holder is entitled to receive pursuant to the Merger Agreement in non-certificated book-entry form in the name of such record holder; and

● a check in the amount (after giving effect to any required tax withholdings as provided in the Merger Agreement) of (a) any cash in lieu of fractional shares of GameSquare Common Stock plus (b) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the Merger Agreement.

With respect to book-entry positions representing non-certificated shares of FaZe Common Stock, which are referred to as “FaZe book-entry shares,” that are not held through DTC, the exchange agent will pay and deliver to each holder of record of any such share as promptly as reasonable practicable after the effective time, but in any event within three business days thereafter:

● the Merger Consideration; and

● a check in the amount (after giving effect to any required tax withholdings as provided in the Merger Agreement) of (a) any cash in lieu of fractional shares of GameSquare Common Stock plus (b) any unpaid cash dividends and any other dividends or distributions that such holder has the right to receive pursuant to the Merger Agreement. The exchange agent will promptly cancel each such non-DTC book-entry share.

With respect to FaZe book-entry shares that are held through DTC, GameSquare and FaZe will cooperate to establish procedures with the exchange agent and DTC to ensure that the exchange agent will transmit to DTC or its nominees as soon as practicable after the effective time, but in any event within three business days thereafter, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures:

● the Merger Consideration;

● any cash in lieu of fractional shares of GameSquare Common Stock; and

● any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the Merger Agreement.

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In the event of a transfer of ownership of shares of FaZe Common Stock that is not registered in FaZe’s transfer records, the exchange agent may deliver the Merger Consideration and any cash in lieu of fractional shares of GameSquare Common Stock to such transferee if:

● in the case of FaZe book-entry shares, written instructions authorizing the transfer of the FaZe book-entry shares are presented to the exchange agent;

● in the case of FaZe stock certificates, the FaZe stock certificates formerly representing such shares of FaZe Common Stock are surrendered to the exchange agent; and

● such FaZe stock certificates or FaZe book-entry shares are presented to the exchange agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to GameSquare and the exchange agent.

Lost, Stolen or Destroyed Certificates

In the event that any FaZe stock certificate has been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the person claiming such FaZe stock certificate to be lost, stolen or destroyed and the posting by such person of a bond in a reasonable and customary amount and upon such terms as may reasonably be required as indemnity against any claim that may be made against it with respect to such FaZe stock certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed FaZe stock certificate, the Merger Consideration, any cash in lieu of fractional shares of GameSquare Common Stock, and any unpaid cash dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to the Merger Agreement, as if such lost, stolen or destroyed FaZe stock certificate had been surrendered.

Dividends and Distributions with Respect to Unexchanged Shares of FaZe Common Stock

No dividends or other distributions declared or made with respect to shares of GameSquare Common Stock with a record date after the effective time will be paid or otherwise delivered to the holder of any unsurrendered FaZe stock certificate or FaZe book-entry shares with respect to the shares of GameSquare Common Stock that such holder has the right to receive in the Merger until the later to occur of:

● the date on which the holder surrenders such FaZe stock certificate or FaZe book-entry shares in accordance with the Merger Agreement; and

● the payment date for such dividend or distribution with respect to shares of GameSquare Common Stock (at which time such holder will be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

Rights of FaZe Stockholders Following the Effective Time and Transfers Following the Effective Time

At the effective time, all shares of FaZe Common Stock outstanding immediately prior to the effective time will automatically be cancelled and retired and will cease to exist, and all holders of FaZe stock certificates and of FaZe book-entry shares will cease to have any rights as FaZe stockholders, except the right to receive the Merger Consideration, any cash in lieu of fractional shares of GameSquare Common Stock, and any dividends or other distributions that such holder has the right to receive pursuant to the Merger Agreement.

GameSquare will not be liable to any holder or former holder of shares of FaZe Common Stock or to any other person with respect to any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar law. Any Merger Consideration or cash in lieu of fractional shares remaining unclaimed by holders of shares of FaZe Common Stock one year after the effective time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental entity) shall become, to the extent permitted by applicable Law, the property of GameSquare free and clear of any claims or interest of any person previously entitled thereto.

Withholding Rights

GameSquare, the exchange agent, Merger Sub and FaZe as the surviving corporation will each be entitled to deduct and withhold any amounts required to be deducted or withheld pursuant to applicable tax laws from the amounts that would otherwise be payable under the terms of the Merger Agreement. Any such amounts that are deducted or withheld and, if required, paid over to the appropriate governmental authorities will be treated as having been paid to the person in respect of which such deduction or withholding was made.

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Treatment of FaZe Equity Awards and Warrants

FaZe Options

At the effective time, any outstanding FaZe Option held by a FaZe employee will be automatically converted into an option to acquire a number of shares of GameSquare Common Stock determined based on the exchange ratio (with the exercise price with respect to such option being adjusted based on the exchange ratio).

Aside from the foregoing adjustments, FaZe Options, if any, will generally remain subject to the same vesting and other terms and conditions that applied to such awards immediately prior to the effective time.

FaZe Restricted Shares

At the effective time, each outstanding FaZe Restricted Shares with vesting criteria based solely on continuing service that is held by a FaZe employee immediately prior to the effective time, will be automatically converted into GameSquare restricted shares denominated in shares of GameSquare Common Stock based on the exchange ratio.

Aside from the foregoing adjustments, FaZe Restricted Shares will generally remain subject to the same vesting and other terms and conditions that applied to such awards immediately prior to the effective time.

FaZe RSUs

At the effective time, each outstanding award of FaZe Restricted Units with vesting criteria based solely on continuing service that is held by a FaZe employee immediately prior to the effective time, will be automatically converted into GameSquare restricted stock units denominated in shares of GameSquare Common Stock based on the exchange ratio.

Aside from the foregoing adjustments, FaZe Restricted Units will generally remain subject to the same vesting and other terms and conditions that applied to such awards immediately prior to the effective time.

Governance of the Combined Company

GameSquare has agreed to appoint at least two persons determined by FaZe to the GameSquare Board as of the effective time, with such directors to hold office until the earliest to occur of the appointment or election and qualification of his or her respective successor or his or her death, resignation, disqualification or proper removal. Each such director must qualify as an “independent director” under applicable Nasdaq rules and regulations and will be designated by the GameSquare Board after reasonable consultation with, and reasonable consideration of, the recommendations of FaZe.

Justin Kenna will lead the Combined Company as Chief Executive Officer. The directors of the Combined Company will include: (i) Justin Kenna, (ii) Lou Schwartz, (iii) Stu Porter, (iv) Tom Walker, (v) Travis Goff, (vi) Jeremi Gorman, (vii) Paul Hamilton, (viii) Nick Lewin, and (ix) a person to be mutually agreed upon by FaZe and Game prior to the Closing.

Organizational Documents and Directors and Officers of the Surviving Corporation

Subject to the requirements described under “—Indemnification; Directors’ and Officers’ Insurance,” at the effective time:

● the certificate of incorporation of FaZe, as in effect immediately prior to the effective time, will be amended and restated in its entirety in a form agreed to by GameSquare and FaZe at the time of entering into the Merger Agreement; and

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● the by-laws of Merger Sub as in effect immediately prior to the effective time shall be the by-laws of the surviving corporation, except that references to Merger Sub’s name shall be replaced with references to FaZe Holdings Inc.

The directors and officers of Merger Sub immediately prior to the effective time will become the directors and officers of FaZe as the surviving corporation.

Representations and Warranties

The Merger Agreement contains customary and, in many cases, reciprocal, representations and warranties by GameSquare, Merger Sub and FaZe that are subject, in some cases, to specified exceptions and qualifications contained in confidential disclosure letters and qualified by certain information filed by the parties with the SEC and, in the case of GameSquare, SEDAR, excluding, in each case, any disclosures set forth in any risk factor section, “forward-looking statements” and “quantitative and qualitative disclosures about market risk” sections or any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature.

The reciprocal representations and warranties relate to, among other things:

● organization, good standing and qualification to do business and subsidiaries’ organization, good standing and qualification to do business;

● capitalization;

● corporate authority and approval relating to the execution, delivery and performance of the Merger Agreement;

● the absence of any violation of organizational documents, any conflict with or violation of applicable laws, any violation of or default under contracts, or any lien on the properties, rights or assets of a party or its subsidiaries as a result of the execution and delivery of the Merger Agreement and completion of the merger;

● the absence of any need for action by governmental authorities in order to complete the merger, except as may be required by the Securities Act, the Exchange Act, the DGCL, “blue sky” laws or Nasdaq rules and regulations;

● the inapplicability of state anti-takeover statutes;

● the proper filing of reports, schedules, forms, documents and financial statements required by the SEC and compliance with certain provisions of the Sarbanes-Oxley Act;

● the maintenance of internal controls and procedures;

● the absence of undisclosed liabilities;

● the absence of off-balance sheet arrangements;

● the absence of certain material changes or events in the respective businesses of each of GameSquare and FaZe;

● tax matters;

● intellectual property, including with respect to the enforceability of intellectual property, third-party intellectual property infringement claims, absence of infringement of third-party’s intellectual property, security breaches and compliance with privacy and security laws and regulations;

● compliance with applicable laws and the holding of necessary permits;

● litigations, investigations and orders;

● broker’s and finder’s fees;

● related party transactions;

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● employee benefit plans and employment and labor practices;

● real and personal property owned and leased by FaZe;

● compliance with environmental laws and absence of legal proceedings alleging violation of environmental laws;

● absence of any breaches of material contracts;

● insurance policies;

● information provided by a party for inclusion in this proxy statement/prospectus;

● anti-corruption matters;

● matters relating to top talents; and

● matters relating to vendors.

The Merger Agreement also contains additional representations and warranties by FaZe relating to, among other things, the opinion of Current Capital.

The Merger Agreement also contains additional representations and warranties by GameSquare relating to, among other things, the following:

● Merger Sub’s required stockholder approval;

● the absence of beneficial ownership of shares of FaZe Common Stock by GameSquare and its subsidiaries;

● ownership and operation of Merger Sub; and

● absence of taking any action reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” under applicable tax rules.

The representations and warranties will not survive the merger. Many of the representations and warranties contained in the Merger Agreement are qualified by a “materiality” standard or by a “material adverse effect” standard.

Material Adverse Effect

A material adverse effect, with respect to GameSquare or FaZe, as applicable, means any event, circumstance, development, occurrence, fact, condition, effect, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the party and its subsidiaries, excluding:

● changes generally affecting the economy, financial or securities markets, or political conditions;

● any changes in applicable law or GAAP or other applicable accounting standards, including interpretations thereof;

● any outbreak or escalation of war or any act of terrorism, or military actions, or the escalation thereof;

● natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events;

● general conditions in the industry in which the party and its subsidiaries operate;

● any failure, in and of itself, by a party to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period;

● any change, in and of itself, in the market price or trading volume of a party’s securities or in its credit ratings;

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● actions taken as required or specifically permitted by the Merger Agreement or actions or omissions taken with the consent of the other party; or

● the identity of the other party and, other than with respect to a specific representation or warranty contained in the Merger Agreement addressing the consequences resulting from the execution and delivery of the Merger Agreement or the consummation of the Merger, the public announcement, pendency or consummation of the Merger or the other transactions contemplated by the Merger Agreement (including, to the extent resulting from the foregoing, any effect on any of a party’s or any of its subsidiaries’ relationships with their respective customers, suppliers or employees);

except that with respect to the first five bullets above, any change or event shall only be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the party and its subsidiaries, taken as a whole, compared to other participants in the industries in which the party and its subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a material adverse effect has occurred.

Conduct of Business Prior to the Merger’s Completion

GameSquare and FaZe have agreed that, except as may be required by applicable laws, as expressly permitted or required by the Merger Agreement, as set forth in their respective disclosure schedules, or unless the other party approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), GameSquare and FaZe, as applicable, will use its reasonable best efforts, and to cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and will use its reasonable best efforts to preserve its and its subsidiaries’ present relationship with customers, suppliers, distributors, licensors, licensees and other third parties having relationships with it.

FaZe has also agreed that, except as may be required by applicable laws, as expressly permitted or required by the Merger Agreement, as set forth in FaZe’s disclosure letter, or unless GameSquare approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), FaZe will not, and will not permit its subsidiaries to:

● amend its or its subsidiaries’ organizational documents;

● split, combine, or reclassify any shares of FaZe’s capital stock or other equity interests of FaZe or any of its subsidiaries;

● declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) on any shares of its capital stock or equity interest;

● except as required by applicable law or by any FaZe employee plan or contract in effect as of the date of the Merger Agreement (i) increase the compensation payable or that could become payable by FaZe or any of its subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with FaZe’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any FaZe employee plans, or make any contribution to any FaZe employee plan, other than contributions required by law, the terms of such FaZe employee plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

● acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances, or capital contributions to or investments in any person in excess of $75,000 in the aggregate;

● (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any lien (other than a permitted lien), any assets, including the capital stock or other equity interests in any subsidiary of FaZe; provided, that FaZe and its subsidiaries may transfer, sell, lease, or dispose of obsolete equipment or assets being replaced, or grant non-exclusive licenses under FaZe’s intellectual property, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

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● repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another third party, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of FaZe or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other contract to maintain any financial statement condition of any other person (other than any wholly owned subsidiary of FaZe) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

● enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any material contract of FaZe or lease with respect to material real estate of FaZe;

● institute, settle, or compromise any legal action involving the payment of monetary damages by FaZe or any of its subsidiaries of any amount exceeding $75,000 in the aggregate, other than (i) any legal action brought against GameSquare or Merger Sub arising out of a breach or alleged breach of the Merger Agreement by GameSquare or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on FaZe’s 2022 balance sheet; provided, that neither FaZe nor any of its subsidiaries shall settle or agree to settle any legal action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on FaZe’s business;

● make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable law;

● (i) settle or compromise any material tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on FaZe’s 2022 balance sheet (or most recent consolidated balance sheet included in the FaZe’s filings with the SEC), (ii) make or change any material tax election, change any annual tax accounting period, or adopt or change any method of tax accounting, (iii) amend any material tax returns or file claims for material tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to FaZe or its subsidiaries;

● enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar contract with respect to any joint venture, strategic partnership, or alliance;

● except in connection with actions permitted by the Merger Agreement, take any action to exempt any person from, or make any acquisition of securities of FaZe by any person not subject to, any state takeover statute or similar statute or regulation that applies to FaZe with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for GameSquare, Merger Sub, or any of their respective subsidiaries or affiliates, or the transactions contemplated by the Merger Agreement;

● abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any intellectual property of FaZe, or grant any right or license to any such intellectual property other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

● terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

● engage in any transaction with, or enter into any agreement, arrangement or understanding with, any of FaZe’s affiliate or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

● adopt or implement any stockholder rights plan or similar arrangement; or

● agree or commit to do any of the foregoing.

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GameSquare has also agreed that, except as may be required by applicable laws, as expressly permitted or required by the Merger Agreement, as set forth in GameSquare’s disclosure letter, or unless FaZe approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), GameSquare will not, and will not permit its subsidiaries to:

● amend its organizational documents in a manner that would adversely affect FaZe or the holders of FaZe Common Stock relative to the other holders of GameSquare Common Stock;

● (i) split, combine, or reclassify any securities of GameSquare or its subsidiaries in a manner that would adversely affect GameSquare or the holders of FaZe Common Stock relative to the other holders of GameSquare Common Stock, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any securities of GameSquare or its subsidiaries, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned subsidiaries of GameSquare and ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment);

● issue, sell, pledge, dispose of, or encumber any securities of GameSquare or its subsidiaries, other than (i) the issuance of shares of GameSquare Common Stock upon the exercise of any equity awards of GameSquare outstanding as of the date of the Merger Agreement in accordance with its terms, (ii) the issuance of shares of GameSquare Common Stock in connection with or upon the exercise of any GameSquare equity awards granted after the date hereof in the ordinary course of business consistent with past practice, and (iii) sales or issuances of shares of GameSquare Common Stock in connection with the GameSquare PIPE;

● acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances, or capital contributions to or investments in any person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Merger or other transactions contemplated by the Merger Agreement;

● repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of GameSquare or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other contract to maintain any financial statement condition of any other person (other than any wholly owned subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

● (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any lien (other than a permitted lien), any assets, including the capital stock or other equity interests in any subsidiary of GameSquare; provided, that the foregoing shall not prohibit GameSquare and its subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or selling GameSquare’s interest in the equity or assets of certain Subsidiaries including (without limitation) Frankly Media, LLC and Winview, Inc., in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

● institute, settle, or compromise any legal action involving the payment of monetary damages by GameSquare or any of its Subsidiaries of any amount exceeding $75,000 in the aggregate, other than (i) any legal action brought against GameSquare or Merger Sub arising out of a breach or alleged breach of the Merger Agreement by GameSquare or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on GameSquare’s 2022 balance sheet; provided, that neither FaZe nor any of its subsidiaries shall settle or agree to settle any legal action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on GameSquare’s business;

● enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar contract with respect to any joint venture, strategic partnership, or alliance;

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● terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

● adopt or implement any stockholder rights plan or similar arrangement;

● make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable law;

● adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization; or

● agree or commit to do any of the foregoing.

No Solicitation of Acquisition Proposals

Except as otherwise permitted by the Merger Agreement, GameSquare and FaZe have agreed that neither GameSquare nor FaZe, nor any of their respective subsidiaries, will, and that they will cause their and their respective subsidiaries’ representatives not to, directly or indirectly:

● solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal;

● conduct or engage in any discussions or negotiations with, disclose any non-public information relating to FaZe or GameSquare or any of their respective subsidiaries to, afford access to the business, properties, assets, books, or records of FaZe or GameSquare or any of their respective Subsidiaries to;

● knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal;

● except where the FaZe Board or GameSquare Board, as applicable, makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to do so would cause it to be in breach of its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of FaZe or GameSquare, as applicable, or any of their respective subsidiaries;

● approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL;

● enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other contract relating to any Takeover Proposal.

Notwithstanding the restrictions described above, prior to, in the case of FaZe, obtaining approval of the Merger Proposal, or, in the case of GameSquare, obtaining approval of the GameSquare Share Issuance, the FaZe Board or the GameSquare Board, as applicable, directly or indirectly through any representative, may:

● participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the FaZe Board or GameSquare Board, as applicable, believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal;

● thereafter furnish to such third party non-public information relating to such party or any of its respective Subsidiaries pursuant to an executed confidentiality agreement in form permitted under the Merger Agreement (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes to the other party); or

● take any action that any court of competent jurisdiction orders such party to take (which order remains unstayed);

but in each case referred to in the foregoing bullets above, only if the FaZe Board or GameSquare Board, as applicable, determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to cause it to be in breach of its fiduciary duties under applicable law.

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GameSquare and FaZe have also agreed that prior to or substantially concurrently with providing any non-public information to any such third party, GameSquare or FaZe, as applicable, will make such non-public information available to each other.

A “Takeover Proposal” means with respect to FaZe or GameSquare, as the case may be, an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any person or group relating to any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement), involving any:

● direct or indirect acquisition of assets of such party hereto or its subsidiaries (including any voting equity interests of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the fair market value of such party and its subsidiaries’ consolidated assets or to which 20% or more of such party’s and its subsidiaries’ net revenues or net income on a consolidated basis are attributable;

● direct or indirect acquisition of 20% or more of the voting equity interests of such party hereto or any of its subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income, or assets of such party and its subsidiaries, taken as a whole;

● tender offer or exchange offer that if consummated would result in any person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20% or more of the voting power of such party hereto; (d) merger, consolidation, other business combination, or similar transaction involving such party hereto or any of its subsidiaries, pursuant to which such person or group (as defined in Section 13(d) of the Exchange Act) would own 20% or more of the consolidated net revenues, net income, or assets of such party and its subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of such party hereto or one or more of its subsidiaries which, individually or in the aggregate, generate or constitute 20% or more of the consolidated net revenues, net income, or assets of such party and its subsidiaries, taken as a whole; or

● any combination of the foregoing.

A “Superior Proposal” means a bona fide written Takeover Proposal with respect to the applicable party or its subsidiaries (except that, for purposes of the definition of “Superior Proposal”, each reference in the definition of “Takeover Proposal” to “20% or more” shall be “more than 50%”) that such party’s board determines in good faith (after consultation with outside legal counsel and such party’s financial advisor) is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable from a financial point of view to the holders of such party’s common stock than the transactions contemplated by the Merger Agreement, in each case, after taking into account:

● all financial considerations;

● the identity of the third party making such Takeover Proposal;

● the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal;

● the other terms and conditions of such Takeover Proposal and the implications thereof on such party, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by such party (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and

● any revisions to the terms of the Merger Agreement and the Merger proposed by the other party during the required period of at last five business days prior to a party entering into an alternative acquisition agreement or making change in recommendation.

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Existing Discussions or Negotiations; Notice Regarding Acquisition Proposals

GameSquare and FaZe have agreed that they will, and that they will cause their respective subsidiaries and their and their respective representatives to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted at time of the execution of the Merger Agreement with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of FaZe or GameSquare, as applicable, and any of their respective subsidiaries that was furnished by or on behalf of such party or its respective subsidiaries to return or destroy (and confirm destruction of) all such information.

GameSquare and FaZe have also agreed that if either of them receives a Takeover Proposal or any inquiry or request for information with respect to a Takeover Proposal or that is reasonably likely to lead to a Takeover Proposal, such party shall notify the other party promptly (but in no event later than 24 hours) after it becomes aware of the receipt by such party (or any of its representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to such party or any of its subsidiaries or for access to the business, properties, assets, books, or records of such party or any of its subsidiaries by any third party. Any such notice shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. Such party shall also keep the other party fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. Such party shall provide the other party with at least 48 hours prior notice of any meeting of its board of directors, or any committee thereof (or such lesser notice as is provided to the members of such party’s board of directors or committee thereof) at which such party’s board of directors, or any committee thereof, is reasonably expected to consider any Takeover Proposal. Such party shall promptly provide the other party with a list of any non-public information concerning such party’s or any of its Subsidiaries’ business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to the other party, copies of such information.

No Change of Recommendation

GameSquare and FaZe have agreed that, except as otherwise set forth in the Merger Agreement, neither the GameSquare Board nor the FaZe Board, will:

● withhold, amend, modify, or materially qualify, in a manner adverse to GameSquare and Merger Sub, on the one hand, or to FaZe, on the other hand, the FaZe Board’s recommendation to FaZe stockholders to adopt the Merger Agreement, which is referred to as the “FaZe recommendation,” or the GameSquare board of directors’ recommendation to GameSquare stockholders to approve the Merger Agreement and the GameSquare Share Issuance, which is referred to as the “GameSquare recommendation,” as applicable;

● recommend Takeover Proposal;

● fail to recommend against acceptance of any tender offer or exchange offer for the shares of FaZe Common Stock or GameSquare Common Stock, as applicable, within ten business days after the commencement of such offer;

● fail to reaffirm (publicly, if so requested by the other party) the FaZe recommendation or the GameSquare recommendation, as applicable, within ten business days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by FaZe or GameSquare, as applicable, or the person making such Takeover Proposal;

● make any public statement inconsistent with the FaZe recommendation or GameSquare recommendation, as applicable;

● solely in the case of FaZe, fail to include the FaZe recommendation in this proxy statement/prospectus; or

● resolve or agree to take any of the foregoing actions.

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Permitted Change of Recommendation or Entry into an Alternative Acquisition Agreement—Superior Proposal

However, FaZe, at any time prior to its stockholders approving the Merger Proposal, and GameSquare, at any time prior to its stockholders approving the GameSquare Share Issuance, may make a change of recommendation related to an acquisition proposal or enter into an alternative acquisition agreement, if:

● such party promptly notifies the other party, in writing, of the Superior Proposal, and at least five business days before changing the FaZe recommendation or GameSquare recommendation, as applicable, or entering into (or causing one of its subsidiaries to enter into) an alternative acquisition agreement, of its intention to change its recommendation or enter into an alternative acquisition agreement ;

● such party specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement and any related documents including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal,

● during such five business day notice period mentioned above, such party and its representatives shall negotiate with the other party in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if the other party, in its discretion, proposes to make such adjustments (it being understood that, if during the five business day notice period, there is any material revision to the terms of a Superior Proposal, the original five business day period shall be extended, if applicable, to ensure that other party has of least three business days to modify the terms of the Merger Agreement subsequent to any such material revision, and

● such party’s board of directors (or a committee thereof) determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by the other party during the five business day period (or such longer period if applicable) in the terms and conditions of the Merger Agreement) and that the failure to take such action would cause the FaZe Board or GameSquare Board, as applicable, to be in breach of its fiduciary duties under applicable law.

Special Meetings

As soon as reasonably practicable after the GameSquare Registration Statement on Form F-4 of which this proxy statement/prospectus forms a part is declared effective by the SEC, FaZe will mail this proxy statement/prospectus to the FaZe stockholders in advance of the Special Meeting as required by applicable law. Except as described above with respect to a change of recommendation or the entry into a Superior Proposal, FaZe must use reasonable best efforts to (i) solicit proxies in favor of the adoption of the Merger Proposal and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of FaZe Common Stock required by applicable Law to obtain such approval.

FaZe shall use its reasonable best efforts to cooperate with GameSquare to hold the Special Meeting on the same day and at the same time as the GameSquare holds the meeting to approve the GameSquare Share Issuance, and to set the same record date for each such meeting. If the FaZe Board makes a change of recommendation, FaZe will still hold the Special Meeting and submit the Merger Proposal and the approval of the Merger to the FaZe stockholders, unless the Merger Agreement shall have been terminated in accordance with its terms prior to the Special Meeting.

FaZe agreed to not postpone or adjourn the Special Meeting without the consent of GameSquare, except:

● in order to obtain a quorum of its stockholders or if there are not sufficient votes to obtain the requisite vote to adopt the Merger Agreement Proposal; or

● to comply with applicable law as reasonably determined by FaZe.

GameSquare has agreed to prepare an information circular relating to a special meeting of its stockholders for the purpose of approving GameSquare Share Issuance and hold such special meeting on terms substantially similar to those described above with respect to FaZe and the Special Meeting.

Regulatory Approvals

Under the Merger Agreement, GameSquare, Merger Sub and FaZe have each agreed to cooperate with each other and to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the End Date), the Merger and the other transactions contemplated by this Agreement, including:

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● obtaining all necessary permits, approvals, waivers from applicable governmental authorities and the making of all necessary registrations, filings, and notifications (including filings with applicable governmental authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any such governmental authority;

● obtaining all necessary consents or waivers from third parties; and

● the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of the Merger Agreement.

However, GameSquare shall not be required to offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or governmental order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of FaZe, the surviving corporation, GameSquare, Merger Sub, or any of their respective subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of FaZe, the surviving corporation, GameSquare, Merger Sub, or any of their respective subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of FaZe, the surviving corporation, GameSquare, Merger Sub, or any of their respective subsidiaries; provided, that if requested by GameSquare, FaZe has agreed to become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or governmental order so long as such requirement, condition, limitation, understanding, agreement, or governmental order is only binding on FaZe in the event the Merger is consummated.

Access to Information

Subject to certain limitations, prior to the effective time, each of GameSquare and FaZe will afford the other party and its representatives reasonable access, at reasonable times and in a manner not to unreasonably interfere with the business and operations of said party, to GameSquare’s or FaZe’s, as applicable, and its subsidiaries’, officers, employees, accountants, agents, properties, offices, and other facilities and to all of their respective books, records, contracts, and other asset, and, during such period, will furnish promptly to the other party such information concerning the business and properties of FaZe and GameSquare, as applicable, as the other party may reasonably request.

Publicity

GameSquare and FaZe agreed that neither party shall issue a public release, statement or other disclosure about the Merger or the other transactions contemplated thereby without the prior written consent of the other party, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either party may make a public statement or disclosure about the Merger or the transactions contemplated thereby as required by law, court process, the rules or regulations of any applicable securities exchange, or other governmental authority, after consultation with the other party. In addition,

● GameSquare and FaZe need not consult with the other party in connection with any public announcement or, statement to be made with respect to any change of recommendation made in compliance with the Merger Agreement; and

● each of GameSquare and FaZe may make public announcements concerning the Merger Agreement or the transactions contemplated thereby that is substantially similar (and identical in any material respect) to those statements made in a previous release, statement, announcement, or other disclosure made by FaZe or GameSquare in accordance with the Merger Agreement.

Employee Benefits Matters

For a period of three months following the effective time, GameSquare will provide, or will cause to be provided, to each employee of FaZe and its subsidiaries who continues employment with GameSquare (a) annual base salary or wage level and annual bonus opportunities that are at least as favorable as that in effect immediately prior to the effective time, (b) equity incentive opportunities that are comparable to annual or other equity incentive opportunities provided to similarly situated employees of GameSquare, and (c) employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, substantially comparable to the employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by FaZe and its subsidiaries immediately prior to the effective time.

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GameSquare will provide service credit to continuing FaZe employees for purposes of determining eligibility to participate, vesting and accrual and level of benefits with respect to GameSquare benefit plans.

Certain Tax Matters

FaZe and GameSquare have agreed (and they shall cause their respective subsidiaries) to use their reasonable best efforts to cause the Merger to qualify, and not take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended.

Indemnification; Directors’ and Officers’ Insurance

For at least six years following the effective time, GameSquare and FaZe as the surviving corporation must maintain charter documents of the surviving corporation with provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the FaZe indemnified parties as the indemnification, advancement of expenses, and exculpation provisions set forth in FaZe charter documents as of the date of the Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

Furthermore, GameSquare shall cause the surviving corporation to obtain as of the effective time “tail” insurance policies with a claims period of six years from the effective time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the indemnified parties, in each case with respect to claims arising out of or relating to events which occurred before or at the effective time (including in connection with the transactions contemplated by the Merger Agreement). However, in no event will FaZe, as the surviving corporation, be required to expend a premium for such tail coverage in excess of $2,500,000.

Each of the indemnified parties entitled to indemnification under the FaZe charter documents or are otherwise are beneficiaries under the “tail” policy discussed above are intended to be third party beneficiaries of the Merger Agreement’s indemnification provisions, with full rights of enforcement as if a party thereto.

Certain Additional Covenants

The Merger Agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, regulatory filings and approvals (which are described under entitled “The Merger—Regulatory Approvals”), the delisting of shares of FaZe Common Stock from Nasdaq and the deregistration of FaZe under the Exchange Act (which are described under “The Merger—Listing of GameSquare Common Stock; Delisting and Deregistration of FaZe Common Stock”), reporting requirements under Section 16 of the Exchange Act, notification of certain events and regulatory matters, coordination with respect to litigation relating to the Merger.

Conditions to the Completion of the Merger

The obligations of each of GameSquare and FaZe to complete the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law), at or prior to the closing, of each of the following conditions:

● the Merger Agreement Proposal will have been adopted by a holders of a majority of the outstanding shares of FaZe Common Stock;

● the Merger Agreement will have been adopted by a holders of a majority of the outstanding shares of GameSquare Common Stock

● approval by GameSquare stockholders of the GameSquare Share Issuance;

● the shares of GameSquare Common Stock issuable as Merger Consideration pursuant to the Merger Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance;

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● the registration statement to be filed with the SEC by GameSquare in connection with the stock issuance as Merger Consideration shall have become effective under the Securities Act and shall not be the subject of any stop order or any legal action by or before the SEC seeking a stop order;

● all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under any applicable antitrust law; and

● no governmental entity having jurisdiction over any party to the Merger Agreement shall have enacted, issued, promulgated, enforced, or entered any order, whether temporary, preliminary, or permanent, that makes illegal, enjoins, or otherwise prohibits consummation of the Merger, the GameSquare Share Issuance, or the other transactions contemplated by the Merger Agreement.

The obligation of each of GameSquare and Merger Sub to complete the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) by GameSquare or Merger Sub on or prior to the closing of each of the following conditions:

● the accuracy of the representations and warranties of FaZe in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the effective time of the merger or the date in respect of which such representation or warranty was specifically made;

● FaZe having performed in all material respects all obligations and complied in all material respects with the agreements and covenants, in the Merger Agreement required to be performed by or complied with by FaZe at or prior to the closing of the Merger; and

● the absence of any FaZe material adverse effect having occurred that is continuing.

The obligation of FaZe to complete the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) by FaZe on or prior to the closing of each of the following conditions:

● the accuracy of the representations and warranties of GameSquare and Merger Sub in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the effective time of the merger or the date in respect of which such representation or warranty was specifically made;

● GameSquare and Merger Sub having performed in all material respects all obligations and complied in all material respects with the agreements and covenants, in the Merger Agreement required to be performed by or complied with by GameSquare and Merger Sub at or prior to the closing of the Merger;

● the absence of any GameSquare material adverse effect having occurred that is continuing;

● GameSquare shall have completed the GameSquare Financing; and

● the employment agreements of certain FaZe executive officers shall have not been terminated by GameSquare, other than in the event of a for “Cause” termination (as such term is defined in the respective employment agreements).

Termination of the Merger Agreement

FaZe and GameSquare’s Right to Terminate the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time, whether before or after the receipt of the required vote of the FaZe stockholders approving the Merger Proposal or the required vote of the GameSquare shareholders approving the GameSquare Share Issuance (except as otherwise provided in the Merger Agreement), in the following ways:

● by the mutual written consent of GameSquare and FaZe;

● by either FaZe or GameSquare if the Merger has not been consummated on or before the End Date, except that (i) a party may not terminate this Merger Agreement pursuant to this provision if such party’s material breach material breach of any representation, warranty, covenant, or agreement set forth in the Merger Agreement has been a contributing cause of, or was a contributing factor that resulted in, the failure of the Merger to be consummated on or before the End Date;

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● by either FaZe or GameSquare if prior to the effective time any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any law or order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the GameSquare Share Issuance, or the other transactions contemplated by the Merger Agreement, and such law or order shall have become final and nonappealable, except, in each case, that the right to terminate will not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in the Merger Agreement has been a contributing cause of, or was a contributing factor that resulted in, the issuance, promulgation, enforcement, or entry of any such law or order;

● by either FaZe or GameSquare if the Merger Agreement has been submitted to the FaZe stockholders for adoption at the Special Meeting and the required vote for approving the Merger Proposal shall not have been obtained at the Special Meeting (unless the Special Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

● by either FaZe or GameSquare if the GameSquare Share Issuance has been submitted to the GameSquare shareholders for approval at a duly convened stockholders meeting of GameSquare and the required vote for approving the GameSquare Share Issuance shall not have been obtained at such meeting (unless such meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

● by GameSquare if prior to the approval of the GameSquare Share Issuance by the GameSquare shareholders, the GameSquare Board authorizes GameSquare, to the extent permitted by and subject to full compliance with the applicable terms and conditions of the Merger Agreement, to enter into an acquisition agreement in respect of a Superior Proposal;

● by GameSquare if: (i) the FaZe Board makes a change in its recommendation regarding the Merger Agreement or the FaZe Board shall have approved an alternative acquisition agreement; or (ii) FaZe shall have breached its no solicitation obligations or the requirement to hold the meeting of its stockholders; or

● by GameSquare if FaZe shall have breached any representation, warranty, covenant, or agreement such that the conditions to the closing of the Merger would not be satisfied and such breach is incapable of being cured by the End Date; or, if curable by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by GameSquare to FaZe or (ii) the End Date; however, GameSquare may not exercise this termination right if GameSquare or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder which breach would give rise to the failure of a condition to the Merger Agreement regarding the accuracy of GameSquare representations and warranties or its compliance with its covenants under the Merger Agreement.

● by FaZe if prior to the approval of the Merger Agreement by the FaZe stockholders, the FaZe Board authorizes FaZe, to the extent permitted by and subject to full compliance with the applicable terms and conditions of the Merger Agreement, to enter into an acquisition agreement in respect of a Superior Proposal;

● by FaZe if: (i) the GameSquare Board makes a change in its recommendation regarding the GameSquare Share Issuance or the GameSquare Board shall have approved an alternative acquisition agreement; or (ii) GameSquare shall have breached its no solicitation obligations or the requirement to hold the meeting of its stockholders; or

● by FaZe if GameSquare shall have breached any representation, warranty, covenant, or agreement such that the conditions to the closing of the Merger would not be satisfied and such breach is incapable of being cured by the End Date; or, if curable by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by FaZe to GameSquare or (ii) the End Date; however, FaZe may not exercise this termination right if FaZe is then in material breach of any representation, warranty, covenant, or obligation hereunder which breach would give rise to the failure of a condition to the Merger Agreement regarding the accuracy of FaZe representations and warranties or its compliance with its covenants under the Merger Agreement.

Post-Termination Liability

If the Merger Agreement is terminated, it will become void and of no further force and effect, with no liability on the part of any party (or any stockholder, director, officer, employee, agent, or representative of such party) to any other party hereto, except with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in the Merger Agreement.

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Amendment and Waiver

The Merger Agreement may be amended or supplemented at any time prior to the effective time by an instrument in writing signed on behalf of each of the parties to the Merger Agreement, except that:

● if the Merger Proposal is approved, no amendment or supplement may be made which by applicable law requires further approval by the FaZe stockholders without such further approval of the FaZe stockholders; and

● if the GameSquare Share Issuance proposal is approved, no amendment or supplement may be made which by applicable law requires further approval by the GameSquare stockholders without such further approval of the GameSquare stockholders.

At any time prior to the effective time, GameSquare or Merger Sub, on the one hand, or FaZe, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties; or (c) unless prohibited by applicable law, waive compliance with any of the covenants, agreements, or conditions contained in the Merger Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights.

Assignment

The Merger Agreement is not assignable by any party to the Merger Agreement, without the express prior written consent of the other parties thereto, except Merger Sub may, without the prior written consent of FaZe, assign all or any portion of its rights under the Merger Agreement to GameSquare or to one or more of GameSquare’s direct or indirect wholly owned subsidiaries.

Third-Party Beneficiaries

GameSquare, Merger Sub and FaZe have agreed that the Merger Agreement is for the sole benefit of the parties thereto. Nothing in the Merger Agreement, express or implied, is intended to or shall confer upon any person other than GameSquare, Merger Sub and FaZe and their permitted assigns and respective successors any legal or equitable right, benefit, or remedy of any nature whatsoever, except with respect to the provisions of the Merger Agreement relating to payment of the Merger Consideration, the treatment of FaZe Warrants, FaZe Option and FaZe Restricted Shares, and the indemnification of FaZe directors and officers, including directors’ and officers’ insurance. Furthermore, each of FaZe and GameSquare may enforce any applicable indemnity or payment or reimbursement obligation provided for under the Merger Agreement on behalf of their respective affiliates.

Jurisdiction; Specific Performance

Each of GameSquare, Merger Sub and FaZe has consented to the exclusive personal jurisdiction of the Delaware Court of Chancery (or if the Delaware Court of Chancery does not have jurisdiction, any federal court within the State of Delaware) in any legal actions or proceedings relating to the Merger Agreement or any of the transactions contemplated thereby.

Each of GameSquare, Merger Sub and FaZe has also agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with its terms. Accordingly, prior to the termination of the Merger Agreement, in addition to any other remedy that each may be entitled to, GameSquare, Merger Sub and FaZe have agreed that each will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement or to enforce specifically the performance of its terms and provisions. Each of GameSquare, Merger Sub and FaZe has also irrevocably waived any requirement for the posting of any bond or similar instrument in connection with such injunctions.

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IRREVOCABLE VOTING AND SUPPORT AGREEMENTS

FaZe Voting and Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, certain FaZe stockholders entered into certain irrevocable voting and support agreements with GameSquare (together, the “FaZe Support Agreements”), whereby such FaZe stockholders agreed to, among other things, at a meeting of stockholders of FaZe, vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby and vote against certain other actions that would have the effect of preventing the Merger. Such FaZe stockholders also agreed to not transfer any securities of FaZe held by them from the date of execution of the FaZe Support Agreements until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, subject to certain exceptions.

The FaZe Support Agreements will terminate in their entirety, and be of no further force or effect, upon the earlier to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement in accordance with its terms.

The foregoing description of the FaZe Support Agreements is qualified in its entirety by reference to the full text of the form of FaZe Support Agreement, a copy of which is included as Annex C.

GameSquare Voting and Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, certain GameSquare stockholders entered into certain irrevocable voting and support agreements with FaZe (together, the “GameSquare Support Agreements”), whereby such GameSquare stockholders agreed to, among other things, at a meeting of stockholders of GameSquare, vote in favor of (i) the approval of the Merger Agreement and the transactions contemplated thereby and (ii) the GameSquare Stock Issuance, and vote against certain other actions that would have the effect of preventing the Merger or the GameSquare Stock Issuance. Such GameSquare stockholders also agreed to not transfer any securities of GameSquare held by them from the date of execution of the GameSquare Support Agreements until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, subject to certain exceptions.

The GameSquare Support Agreements will terminate in their entirety, and be of no further force or effect, upon the earlier to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement in accordance with its terms.

The foregoing description of the GameSquare Support Agreements is qualified in its entirety by reference to the full text of the form of GameSquare Support Agreement, a copy of which is included as Annex D.

BACKSTOP AGREEMENT

Simultaneously with the execution and delivery of the Merger Agreement and in connection with the GameSquare PIPE, GameSquare entered into a Backstop Agreement. Pursuant to the Backstop Agreement, to the extent necessary to close the GameSquare PIPE with $10,000,000, GameSquare has secured a commitment of $10,000,000 from the Backstop Investor, an affiliate of GameSquare’s largest investors, Goff Capital, Inc. and Blue & Silver Ventures, Ltd., to purchase shares of GameSquare’s common stock (or other GameSquare securities, if applicable) to the extent necessary contemporaneously with the Closing. The Backstop Agreement contains customary representations, warranties, covenants and conditions precedent of the parties. The Backstop Agreement and all of its provisions shall terminate and be of no further force or effect (i) upon the date that is immediately following an applicable End Date, following written notice from the Backstop Investor electing to terminate the Agreement, or (ii) if FaZe or GameSquare experience a material adverse change, upon written notice from the Backstop Investor electing to terminate the Agreement.

The representations, warranties and covenants contained in the Backstop Agreement were made only for purposes of the Backstop Agreement and as of specific dates, were solely for the benefit of the parties thereto and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Backstop Agreement is qualified in its entirety by reference to the full text of the Backstop Agreement, a copy of which is included as Annex E.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma financial information has been derived from the audited historical financial statements of GameSquare and FaZe for the fiscal year ended December 31, 2022 and the unaudited historical financial statements of GameSquare and FaZe for the nine-months ended September 30, 2023. The unaudited pro forma statement of financial position as of September 30, 2023 presents the financial positions of GameSquare and FaZe giving pro form effect to the Merger as if these events occurred on September 30, 2023. The unaudited pro forma statements of earnings for the year ended December 31, 2022 and the nine-months ended September 30, 2023 present the results of operations of GameSquare and FaZe giving pro forma effect to the Merger as if these events occurred on January 1, 2022 and January 1, 2023 (collectively, the “unaudited pro forma financial information”).

The GameSquare financial statements were prepared in accordance with IFRS and the FaZe financial statements were prepared in accordance with GAAP.

The summary of the unaudited pro forma financial information set out herein should be read together with GameSquare’s and FaZe’s annual and interim financial statements.

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GAMESQUARE HOLDINGS, INC.

Pro Forma Statement of Financial Position at September 30, 2023

(Expressed in United States Dollars)

(In thousands)

(Unaudited)

	GameSquare Holdings, Inc.	FaZe Holdings Inc.			Pro-forma consolidated
	September 30,	September 30,	Pro-forma		September 30,
ASSETS	2023	2023	adjustments	Notes	2023
Current Assets:
Cash	2,447	16,623	3,317	7	29,548
			(2,250)	8
			211	9
			(700)	10
			9,900	12
Restricted cash	47	-			47
Accounts receivable, net	14,892	3,095			17,987
Government remittances and credits	1,215	1,695			2,910
Contract assets	-	8,220	-	3	8,220
Prepaid expenses and other current assets	1,357	4,850	(3,317)	7	3,379
			(211)	9
			700	10
Total Current Assets	19,958	34,483	7,650		62,091

Investment at FVTPL	3,189	-			3,189
Restricted cash	-	600			600
Property and equipment	2,614	2,550			5,164
Right-of-use assets	2,103	1,560			3,663
Intangible assets	20,524	462	(462)	3	24,974
			4,450	3
Goodwill	25,600	-	3,821	3	29,421
Other long-term assets	-	606			606
Total Assets	73,988	40,261	15,459		129,708

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	26,086	14,308	465	1	41,509
			650	2
Contract liabilities	-	2,183			2,183
Players liability account	47	-			47
Deferred revenue	2,292	-			2,292
Lease liabilities, current	737	-			737
Line of credit	1,037	-			1,037
Warrant liability	137	-			137
Convertible debt, current	5,095	-			5,095
Arbitration reserve	518	-			518
Other current liabilities	-	1,488			1,488
Total Current Liabilities	35,949	17,979	1,115		55,043

Convertible debt, non-current	1,501	-			1,501
Lease liabilities, non-current	2,090	-			2,090
Warrant liabilities	-	2			2
Other long-term liabilities	50	93			143
Total Liabilities	39,590	18,074	1,115		58,779

SHAREHOLDERS’ EQUITY (DEFICIT)
Share capital	84,115	-	21,600	3	115,615
			9,900	12
Contributed surplus	4,902	-	6,713	3	11,615
Warrants	30	-	283	3	313
Accumulated other comprehensive (loss) income	(168)	-			(168)
Common stock	-	8	(8)	3	-
Additional paid-in capital	-	338,718	(338,718)	3	-
Accumulated deficit	(54,481)	(316,539)	(465)	1	(56,446)
			935	3
			(650)	2
			317,004	3
			(2,250)	8
Total Shareholders’ Equity (Deficit)	34,398	22,187	14,344		70,929
Total Liabilities and Shareholders’ Equity (Deficit)	73,988	40,261	15,459		129,708

See accompanying notes to Pro Forma Consolidated Financial Statements

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GAMESQUARE HOLDINGS, INC.

Pro Forma Statement of Loss for the year ended December 31, 2022

(Expressed in United States Dollars)

(In thousands, except shares and per-share information)

(Unaudited)

	GameSquare Holdings, Inc.	FaZe Holdings Inc.			Pro-forma consolidated
	Year ended	Year ended			Year ended
	December 31,	December 31,	Pro-forma		December 31,
	2022	2022	adjustments	Notes	2022
CONTINUING OPERATIONS
Revenues	28,082	70,021			98,103
Cost of revenues	18,425	54,876			73,301
Gross profit	9,657	15,145	-		24,802

Operating expenses:

General and administrative:
Salaries and wages and consulting	10,538	29,244			39,782
Player compensation / talent retainer	2,825	300			3,125
Content Creation	-	3,173			3,173
Professional fees	1,853	6,366			8,219
Sales and marketing	4,041	3,307			7,348
Office and general	3,140	7,606	(1,670)	7	9,713
			(63)	9
			700	10
Technology expenses	-	1,651			1,651
(Gain) loss on foreign exchange	(35)	-			(35)
Share-based payments	1,600	10,167	(10,167)	6	1,600
Depreciation and amortization	2,683	2,455	(101)	4	5,472
			435	5
Impairment of goodwill and intangibles	701	-			701
Impairment of content assets		1,073	(1,073)	11	-
Other net	-	(1,525)	(935)	3	(2,460)
Total operating expenses	27,346	63,816	(12,874)		78,289

Loss from operations	(17,689)	(48,671)	12,874		(53,487)

Other (income)/expense:

Interest expense, net	404	4,483			4,887
Income tax recovery	(304)	-			(304)
Transaction costs	-	-	1,069	2	3,319
			2,250	8
Loss on debt extinguishment	-	115,292			115,292
Change in fair value of warrant liability	-	(90)			(90)
Change in provision for reclamation deposit	17	-			17
Change in fair value of consideration payable	339				339
Other, net	-	178			178
Total other (income)/expense:	456	119,863	3,319		123,638

DISCONTINUED OPERATIONS
Gain on disposition of assets available for sale	(47)				(47)
Net (gain) loss from discontinued operations	(47)	-	-		(47)
Net loss	(18,098)	(168,534)	9,555		(177,078)

Basic and diluted net loss per share - continuing operations	(3.26)	(4.23)			(11.45)
Basic and diluted net loss per share - discontinued operations	0.01	-			-
Basic and diluted net loss per share	(3.25)	(4.23)			(11.45)
Weighted average number of common shares outstanding - basic and diluted	5,557,690	39,872,308	(39,872,308)	3	15,466,037
			9,908,347	3

See accompanying notes to Pro Forma Consolidated Financial Statements

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GAMESQUARE HOLDINGS, INC.

Pro Forma Statement of Loss for the nine months ended September 30, 2023

(Expressed in United States Dollars)

(In thousands, except shares and per-share information)

(Unaudited)

	GameSquare Holdings, Inc.	FaZe Holdings Inc.			Pro-forma consolidated
	Nine months ended	Nine months ended			Nine months ended
	September 30,	September 30,	Pro-forma		September 30,
	2023	2023	adjustments	Notes	2023
CONTINUING OPERATIONS
Revenues	35,235	36,749			71,984
Cost of revenues	24,833	33,579			58,412
Gross profit	10,402	3,170	-		13,572

Operating expenses:

General and administrative:
Salaries and wages	13,434	14,036			27,470
Player compensation / talent retainer	1,605	225			1,830
Professional fees	957	3,101			4,058
Sales and marketing	865	503			1,368
Office and general	3,223	5,564	(2,777)	7	6,293
			(242)	9
			525	10
Technology expenses	315	1,266			1,581
(Gain) loss on foreign exchange	2	-			2
Share-based payments	1,288	9,985	(9,985)	6	1,288
Depreciation and amortization	2,650	4,226	(101)	4	7,101
			326	5
Other net	-	834			834
Total operating expenses	24,339	39,740	(12,254)		51,825

Loss from operations	(13,937)	(36,570)	12,254		(38,253)

Other (income)/expense:

Interest expense, net	528	(497)			31
Income tax recovery	(16)	-			(16)
Transaction costs	2,187	510	(510)	1	1,768
			(419)	2
			-	8
Arbitration settlement reserve	(952)	-			(952)
Restructuring costs	387	-			387
Legal settlement	187	-			187
Change in fair value of warrant liability	(1,844)	(23)			(1,867)
Change in fair value of convertible debt	(541)	-			(541)
Other, net	-	(963)			(963)
Total other (income)/expense:	(64)	(973)	(929)		(1,966)

DISCONTINUED OPERATIONS
(Gain) loss from discontinued operations	(358)	-			(358)
Net (gain) loss from discontinued operations	(358)	-	-		(358)
Net loss	(13,515)	(35,597)	13,183		(35,929)

Basic and diluted net loss per share - continuing operations	(1.32)	(0.54)			(1.78)
Basic and diluted net loss per share - discontinued operations	0.03	-			0.02
Basic and diluted net loss per share	(1.29)	(0.54)			(1.76)
Weighted average number of common shares outstanding - basic and diluted	10,510,845	66,315,727	(66,315,727)	3	20,419,192
			9,908,347	3

See accompanying notes to Pro Forma Consolidated Financial Statements

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1.	BACKGROUND AND BASIS OF PRESENTATION

Background

GameSquare Holdings, Inc. (formerly Engine Gaming & Media, Inc.) (“GameSquare” or the “Company”) is a corporation existing under the Business Corporations Act (British Columbia) (and was originally incorporated under the Business Corporations Act (Ontario) on April 8, 2011). The registered head office of the Company is 6775 Cowboys Way, Ste. 1335, Frisco, Texas, USA, 75034.

GameSquare Holdings, Inc., (NASDAQ: GAME; TSXV: GAME) completed its plan of arrangement (the “Arrangement”) with GameSquare Esports Inc. (“GSQ”) on April 11, 2023, resulting in the Company acquiring all the issued and outstanding securities of GSQ.

The Arrangement constituted a Reverse Takeover of the Company by GameSquare Esports, Inc. with GameSquare Esports, Inc as the reverse takeover acquirer and the Company as the reverse takeover acquiree, under applicable securities laws and for accounting purposes under IFRS. At completion of the Arrangement Engine Gaming and Media, Inc. changed its name to GameSquare Holdings Inc.

GameSquare Esports, Inc was traded on the Canadian Securities Exchange (CSE) under the symbol “GSQ” and on the OTCQB Venture Market in the Unites States under the symbol “GMSQF” until April 11, 2023.

GameSquare is a vertically integrated, digital media, entertainment and technology company that connects global brands with gaming and youth culture audiences. GameSquare’s end-to-end platform includes GCN, a digital media company focused on gaming and esports audiences, Swingman LLC dba as Zoned, a gaming and lifestyle marketing agency, Code Red Esports Ltd. (“Code Red”), a UK based esports talent agency, NextGen Tech, LLC, dba as Complexity Gaming (“Complexity”), a leading esports organization, GameSquare Esports Inc. dba as Fourth Frame Studios, a creative production studio, Mission Supply, a merchandise and consumer products business, Frankly Media, programmatic advertising, Stream Hatchet, live streaming analytics, and Sideqik a social influencer marketing platform.

FaZe Holdings Inc. (“FaZe”), is a lifestyle and media platform rooted in gaming and youth culture. Faze’s premium brand, talent network, and large audience can be monetized across a variety of products and services.

On July 19, 2022, pursuant to an Agreement and Plan of Merger dated as of October 24, 2021 (as amended in December 2021 and March 2022), by and among B. Riley 150 Merger Corp. (“B. Riley 150”), a special purpose acquisition company, and BRPM Merger Sub, Inc., a directly wholly owned subsidiary of B. Riley 150 and FaZe Clan, Inc. (“Legacy FaZe”), the parties consummated the merger of BRPM Merger Sub, Inc. with and into Legacy FaZe, with Legacy FaZe continuing as the surviving corporation, as well as the other transactions contemplated by the merger agreement (the Merger and such other transactions, the “Business Combination”). In connection with the closing of the Business Combination, Legacy FaZe became a wholly owned subsidiary of B. Riley 150, which changed its name to “FaZe Holdings Inc.”

Legacy FaZe determined that it was the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805, Business Combinations. The Merger was accounted for as a reverse recapitalization, in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, B. Riley 150 was treated as the acquired company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Legacy FaZe issuing stock for the net assets of B. Riley 150, accompanied by a recapitalization. The net assets of B. Riley 150 were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Legacy FaZe.

In accordance with guidance applicable to these circumstances, the equity structure has been retroactively restated in all comparative periods up to the closing date, to reflect the number of shares of FaZe’s common stock issued to Legacy FaZe’s common stockholders in connection with the Business Combination. As a result, Faze’s financial statements represent the continuation of Legacy FaZe and the historical shareholders’ deficit. Common stock, preferred stock and loss per share of Legacy FaZe prior to the Business Combination have been retrospectively adjusted for the Business Combination using an exchange ratio of 2.2267. The accumulated deficit of Legacy FaZe has been carried forward after the Business Combination.

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Basis of Presentation

The accompanying unaudited pro forma consolidated financial statements of GameSquare have been prepared by the management for illustrative purposes only, give effect to the Company’s proposed acquisition of FaZe. The unaudited pro forma consolidated statement of financial position has been prepared assuming the transaction had occurred on September 30, 2023. The unaudited pro forma consolidated statements of loss for the year ended December 31, 2022 and nine months ended September 30, 2023, has been prepared assuming the transaction had occurred on January 1, 2022.

These unaudited pro forma consolidated financial statements have been compiled from and include:

a)	An unaudited pro forma consolidated statement of financial position as of September 30, 2023 combining the unaudited statement of financial position of GameSquare as of September 30, 2023 and the unaudited statement of financial position of FaZe as of September 30, 2023;

b)	An unaudited pro forma consolidated statement of income (loss) for the year ended December 31, 2022 combining the unaudited statement of income (loss) of GameSquare for the year ended December 31, 2022 and the unaudited statement of income (loss) of FaZe for the year ended December 31, 2022; combining the statements of income (loss) of each company to present the year ended December 31, 2022; and

c)	An unaudited pro forma consolidated statement of income (loss) for the nine months ended September 30, 2023 combining the unaudited statement of income (loss) of GameSquare for the nine months ended September 30, 2023 and the unaudited statement of income (loss) of FaZe for nine months ended September 30, 2023; combining the statements of income (loss) of each company to present the nine months ended September 30, 2023.

It is management’s opinion that these pro forma consolidated financial statements include all adjustments necessary for the fair presentation of the transactions described herein and are in accordance with International Financial Reporting Standards (IFRS) applied on a basis consistent with the Company’s accounting policies. These pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of the Company that would have actually resulted had the transactions been effected on the dates indicated above. Furthermore, the pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future. Actual amounts recorded upon consummation of the transactions will differ from those recorded in these unaudited pro forma consolidated financial statements and the differences may be material. Under acquisition accounting, the measurement of the fair value of certain assets and liabilities of FaZe is dependent on valuations that have not been performed. Accordingly, differences between these preliminary estimates and the final acquisition accounting may be material.

Accounting policies used in the preparation of the pro forma statements are consistent with those used in the audited consolidated financial statements of GameSquare for the year ended December 31, 2022, with the exception of the following new accounting standards.

The unaudited pro forma consolidated financial statements should be read in conjunction with the audited consolidated financial statements of GameSquare for the year ended December 31, 2022 and of FaZe for the year ended December 31, 2022; the unaudited interim consolidated financial statements of GameSquare for the nine months ended September 30, 2023 and of FaZe for the nine months ended September 30, 2023, and the notes included therein, of GameSquare and FaZe.

2.	DESCRIPTION OF THE TRANSACTION

On October 19, 2023, GameSquare, entered into an Agreement and Plan of Merger (the “Merger Agreement”), with FaZe, and GameSquare Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of GameSquare (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into FaZe (the “Merger”), with FaZe surviving such Merger as a wholly-owned subsidiary of GameSquare.

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Merger Consideration

On the terms and subject to the conditions of the Merger Agreement, each share of common stock, par value $0.0001 per share, of FaZe (the “FaZe Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares held in treasury by FaZe or held directly by GameSquare or Merger Sub) will be converted into the right to receive 0.13091 (the “Exchange Ratio”) of a fully paid and non-assessable share of common stock, no par value, of GameSquare (the “GameSquare Common Stock”) and, if applicable, cash in lieu of fractional shares of FaZe Common Stock, subject to any applicable withholding.

Treatment of Equity Awards

At the Effective Time, (i) all FaZe equity awards outstanding immediately prior to the Effective Time, including options to purchase shares of FaZe Common Stock and each share of FaZe Common Stock subject to vesting, repurchase, or other lapse of restrictions will be assumed by GameSquare and converted into GameSquare equity awards on substantially the same terms, except that the assumed equity awards will cover a number of shares of GameSquare Common Stock, and, if applicable, have an exercise price, determined using the Exchange Ratio and (ii) all outstanding FaZe warrants exercisable for shares of FaZe Common Stock will be assumed by GameSquare and converted into GameSquare warrants on substantially the same terms, except that the assumed warrants will cover a number of shares of GameSquare Common Stock, and, if applicable, have an exercise price, determined using the Exchange Ratio.

3.	PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

1)	FaZe Adjustment – On the pro forma statement of financial position, to give effect to estimated remaining transaction costs to be incurred by FaZe in connection with the transaction. Increase in accounts payable and accrued liabilities and accumulated deficit. This is an adjustment to the closing statement of financial position of FaZe as of September 30, 2023 prior to the pro forma adjustment to record the purchase price allocation at 3 below. As such, the estimated remaining transaction costs to be incurred by FaZe do not impact the pro forma statements of loss.

FaZe Adjustment – On the pro forma statement of loss for the nine months ended September 30, 2023, to reverse transaction costs incurred by FaZe in the nine months ended September 30, 2023 in connection with the transaction. Transaction costs incurred or to be incurred by FaZe do not have an impact on the post-closing pro forma statement of loss.

2)	GameSquare Adjustment – On the pro forma statement of financial position, to give effect to estimated remaining transaction costs to be incurred by GameSquare in connection with the transaction. Increase in accounts payable and accrued liabilities and accumulated deficit.

GameSquare Adjustment – On the pro forma statement of loss for the year ended December 31, 2022, to give effect to transaction costs incurred by GameSquare. Increase in transaction costs for estimated transaction costs incurred and to be incurred through closing by GameSquare. Adjustment includes actual transaction costs incurred through September 30, 2023 plus estimated remaining transaction costs to be incurred.

GameSquare Adjustment – On the pro forma statement of loss for the nine months ended September 30, 2023, to give effect to the reversal of transaction costs incurred by GameSquare. Decrease in transaction costs for transaction costs incurred through September 30, 2023.

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3)	FaZe Adjustment – On the pro forma statement of financial position, to give effect to acquisition of FaZe assuming it closed on September 30, 2023. The following were inputs and assumptions used in deriving the required pro forma adjustments to record the purchase price allocation of the acquisition of FaZe:

●	FaZe reported statement of financial position as of September 30, 2023
●	Recording of pro forma adjustment 1 to arrive at adjusted statement of financial position as of September 30, 2023.
●	Purchase consideration valuation of FaZe reported common shares, warrants and vested options, RSUs and RSAs outstanding as of September 30, 2023.
●	Common shares, vested RSUs and RSAs of FaZe were converted to common shares, RSUs and RSAs of GameSquare using the Exchange Ratio of 0.13091 as discussed above. Post converted common shares, RSUs and RSAs were valued using the closing price of GameSquare common shares as listed on Nasdaq on September 30, 2023 of $2.18 per common share.
●	Warrants and vested options were converted to warrants and options of GameSquare using the Exchange Ratio of 0.13091. Post converted warrants and options were valued using a black-scholes option pricing model and the closing price of GameSquare common shares as listed on Nasdaq on September 30, 2023 of $2.18 per common share.
●	Recording of definite-lived intangible assets for brand name and customer relationships at value of $3.7 million and $0.75 million, respectively. Estimated useful lives assigned of 15 years and 4 years, respectively.
●	Release of the $0.94 million valuation allowance related to the net change of the deferred taxes resulting from the FaZe acquisition.

FaZe Adjustment – On the pro forma statement of loss for the year ended December 31, 2022, to give effect to common shares issued to FaZe shareholders in the transaction using the Exchange Ratio of 0.13091. An adjusted to weighted average shares outstanding is made to account for the transaction as if it had closed on the first day in the reporting period.

FaZe Adjustment – On the pro forma statement of loss for the nine months ended September 30, 2023, to give effect to common shares issued to FaZe shareholders in the transaction using the Exchange Ratio of 0.13091. An adjusted to weighted average shares outstanding is made to account for the transaction as if it had closed on the first day in the reporting period.

4)	FaZe Adjustment – On the pro forma statement of loss for the year ended December 31, 2022, to give effect to the reversal of actual amortization expense of definite-lived intangible assets recorded at FaZe during this period.

FaZe Adjustment – On the pro forma statement of loss for the nine months ended September 30, 2023, to give effect to the reversal of actual amortization expense of definite-lived intangible assets recorded at FaZe during this period.

5)	FaZe Adjustment – On the pro forma statement of loss for the year ended December 31, 2022, to give effect to the recording of amortization expense of definite-lived intangible assets recognized as part of the proforma purchase price allocation included in adjustment 3.

FaZe Adjustment – On the pro forma statement of loss for the nine months ended September 30, 2023, to give effect to the recording of amortization expense of definite-lived intangible assets recognized as part of the proforma purchase price allocation included in adjustment 3.

6)	FaZe Adjustment – On the pro forma statement of loss for the year ended December 31, 2022, to give effect to the reversal of share-based payments expense. All vested options, RSUs and RSAs of FaZe are part of the value recorded within contributed surplus on the pro forma statement of financial position and part of the purchase price allocation. As such, actual share-based payments expense recorded at FaZe during the period should be reversed.

FaZe Adjustment – On the pro forma statement of loss for the nine months ended September 30, 2023, to give effect to the reversal of share-based payments expense. All vested options, RSUs and RSAs of FaZe are part of the value recorded within contributed surplus on the pro forma statement of financial position and part of the purchase price allocation. As such, actual share-based payments expense recorded at FaZe during the period should be reversed.

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7)	FaZe Adjustment – On the pro forma statement of financial position, to give effect to the reversal of prepaid D&O insurance expense of FaZe as of September 30, 2023. As the policy will be cancelled as of the closing date, the prepaid insurance will be returned in the form of cash.

FaZe Adjustment – On the pro forma statement of loss for the year ended December 31, 2022, to reverse actual D&O insurance expense incurred by FaZe during the period. This expense would not exist post-closing of the transaction with GameSquare as a new policy would have been purchased at closing.

FaZe Adjustment – On the pro forma statement of loss for the nine months ended September 30, 2023, to reverse actual D&O insurance expense incurred by FaZe during the period. This expense would not exist post-closing of the transaction with GameSquare as a new policy would have been purchased at closing.

8)	FaZe Adjustment – On the pro forma statement of financial position, to give effect to the D&O runoff insurance policy to be acquired as of the closing date. Increase in accumulated deficit, as policy to be reflected as part of transaction costs on date of purchase, and decrease in cash for estimated amount of the runoff policy to be purchased.

FaZe Adjustment – On the pro forma statement of loss for the year ended December 31, 2022, to record transaction costs for the estimated cost of the D&O runoff insurance policy to be acquired as of the closing date.

9)	GameSquare Adjustment – On the pro forma statement of financial position, to give effect to the reversal of prepaid D&O insurance expense of GameSquare as of September 30, 2023. As the policy will be cancelled as of the closing date, the prepaid insurance will be returned in the form of cash.

GameSquare Adjustment – On the pro forma statement of loss for the year ended December 31, 2022, to reverse actual D&O insurance expense incurred by GameSquare during the period. This expense would not exist post-closing of the transaction as a new policy would have been purchased at closing.

GameSquare Adjustment – On the pro forma statement of loss for the nine months ended September 30, 2023, to reverse actual D&O insurance expense incurred by GameSquare during the period. This expense would not exist post-closing of the transaction as a new policy would have been purchased at closing.

10)	GameSquare Adjustment – On the pro forma statement of financial position, to give effect to the D&O insurance policy to be acquired as of the closing date for the go forward business, at its estimated cost. Increase in prepaid expenses and other current assets and decrease in cash for estimated amount of the policy to be purchased.

GameSquare Adjustment – On the pro forma statement of loss for the year ended December 31, 2022, to record one year of expense for the estimated cost of the D&O insurance policy acquired as of the closing date for the go forward business.

GameSquare Adjustment – On the pro forma statement of loss for the nine months ended September 30, 2023, to record nine months of expense for the estimated cost of the D&O insurance policy acquired as of the closing date for the go forward business.

11)	FaZe Adjustment – On the pro forma statement of loss for the year ended December 31, 2022, to reverse impairment of content assets recorded at FaZe during the period. As of the date of closing, a revised purchase price allocation is recorded, and this impairment would not have been recorded.

12)	GameSquare Adjustment – On the pro forma statement of financial position, to give effect to the PIPE offering to be closed concurrent with the closing of the transaction. Increase in cash and share capital for the gross proceeds of $10 million less $100,000 of estimated equity issuance costs.

13)	Pro forma share capital

Share capital in the unaudited pro forma consolidated financial statements is comprised of the following:

	# of Common Shares	Share Capital

Share capital of GameSquare as of September 30, 2023	12,925,828	$84,115
Common shares issued in acquisition of FaZe - Exchange of common shares of FaZe for common shares of GameSquare at 1 for 0.13091	9,908,347	21,600
GameSqure PIPE of $10 million at closing	4,587,156	9,900
Pro forma share capital of GameSquare as of September 30, 2023	27,421,331	$115,615

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INFORMATION ABOUT FAZE

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to FaZe and its Subsidiaries before the Merger.

CORPORATE STRUCTURE

Name, Address and Incorporation

FaZe was founded in 2010 and is a Delaware corporation. Its principal executive office address is 720 N. Cahuenga Blvd., Los Angeles, California, 90038.

Intercorporate Relationships and Material Subsidiaries

FaZe, serves as a holding company and is the parent of its two wholly-owned subsidiaries, Faze Clan Inc. and LA Peripherals Inc., which together comprise the consolidated FaZe as of the date hereof.

DESCRIPTION OF BUSINESS

FaZe is a digital-native lifestyle platform building a global creator economy - an industry centered around innovative digital content development fueled by social media influencers, creators and businesses who monetize their content online. We produce content, design merchandise and consumer products and create advertising and sponsorship programs for leading national brands. Our brand, talent network and engaged and growing audience drive our platform and interact with each other to create value and attract new talent and fans.

Platform

Brand

The FaZe brand began as a gaming-specific brand, but as the business and industry have evolved, we have transformed into what we believe to be one of the most well-known youth culture and lifestyle brands. We believe that the FaZe brand is among the most recognized and engaged brands across both Esports and traditional sports. The strength of our brand is instrumental in driving audience growth, attracting new talent, brand sponsors and collaborators to the FaZe platform and supporting business expansion into new markets.

We have differentiated our brand through our long tenure in the industry, the authenticity of our brand and community, and our reach beyond gaming. We were an early mover in online video game and youth culture, which we believe gives us a longer track record in the industry than many of our peers and a leading role in shaping the industry as it exists today. Our pioneering role in the video game content industry has allowed us to expand our focus to broader youth culture as the games industry grew and became a core part of youth and online culture. Our long history of success in the industry and investment in building a long-term sustainable platform has established our credibility to interact with our audience with authenticity.

Talent Network

FaZe has established a diverse and culturally relevant talent roster of over 127 core personalities across content creation, Esports and celebrity affiliates as of June 30, 2023. Our founding members, Thomas Oliveira (also known as “FaZe Temperrr”), Richard Bengtson II (also known as “FaZe Banks”), Nordan Shat (also known as “FaZe Rain”), Sabastian Diamond (also known as “FaZe Cbass”) and Yousef Abdelfattah (also known as “FaZe Apex”) are recognized as pioneers and trend setters in the industry and remain active members of FaZe. As we have grown our talent roster, we have made sure to not rely on any single individual to carry the brand, but rather have worked to develop a broad talent base, where each person is able to establish and grow their own personal brand and following within the overall FaZe platform. We work with our talent to create new content and connect with new audiences, leading to growth in our overall reach. Each member of our roster serves as an important piece in the puzzle of FaZe’s big picture content platform and most of our fans engage with multiple members of our talent roster.

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Our content creators are individuals that create gaming and lifestyle-related content for people to watch on platforms such as YouTube, Twitch, Facebook, Instagram and Twitter. The content we create is generally unscripted and includes game and non-game-based content, livestreams and vlogs. Our content creators maintain a high level of engagement with their audiences through the comments and chat function of the video platforms and by maintaining an active social media presence. Many of our content creators livestream content over 300 days a year. With their continual creation of content and daily interactions with fans, our content creators are one of the strongest touchpoints between the FaZe brand and our audience.

Our talent agreements generally follow a standard form that provides: (i) for an initial term of two years, subject to month-to-month automatic renewal thereafter; (ii) that FaZe shall be the sole and exclusive manager of the talent, providing facilities and certain mutually agreed upon resources such as sales personnel, opportunities to create and share content on FaZe channels and platforms and advice on promotional and business relations and practices; and (iii) that the talent shall post to social media, participate in FaZe social media interactions, engage in productions with FaZe, generally support FaZe and its projects and split revenue generated by such activities with FaZe. For the year ended December 31, 2022, one content creator accounted for approximately 18% of our total revenue. For the year ended December 31, 2021, the same content creator accounted for approximately 22% of our total revenue, of which approximately 8% represented a one-time payment to FaZe for the sale to a third party of a five-year exclusive license with respect to certain historical content posted to YouTube by the content creator prior to March 2021. This content creator or other FaZe talent may generate significant revenue in the future as a result of similar one-time sales of licenses to third Parties with respect to certain content or as a result of participation in other one-time or limited events.

As of June 30, 2023, we had over 54 Esports and gaming professionals who are members of one of our 14 professional Esports teams that compete regionally and globally for Esports championships and prize pools. Our Esports and gaming professionals compete globally in Apex Legends, Counter-Strike: Global Offensive, Call of Duty, Fortnite, PUBG, PUBG Mobile, Halo, FIFA, FIFA Online 4, Rainbow Six Siege, Super Smash Bros. Ultimate, Valorant, and Rocket League. Generally, our Esports professionals focuses on professional competitions rather than content creation. However, a few of our Esports professionals are also content creators, such as Mongraal, who has over 16 million fans across Twitter, Instagram, TikTok, YouTube and Twitch. Our integrated platform allows us to offer our Esports professionals the opportunity to become content creators once their professional playing career is over, which we believe not many of our competitors have the infrastructure to facilitate. Our ability to transition Esports professionals to content creation helps FaZe retain talent and the audience we have built up, provides continuity on the platform and also elongates the lifespan of a professional gamer, offering new ways to bring in revenue for themselves as well as the Company.

As FaZe has grown as an organization and attained broader mainstream appeal in recent years, celebrities, athletes, and musicians who are also passionate gamers expressed interest in joining the FaZe community and partnering with us. We saw an opportunity to expand our talent roster to include these people that loved gaming and wanted to be a part of FaZe Clan. To date, we have partnered with celebrity collaborators including musical artists Lil Yachty and Offset (from the hip hop group “Migos”), National Football League (“NFL”) star Kyler Murray and basketball prospect LeBron James Jr. These celebrities play games and interact with content creators and take part in creating lifestyle and games content videos. We believe that FaZe’s affiliation with these celebrities is mutually beneficial, as the celebrities receive exposure to a broad, young audience and a platform for monetizing their interest in games and youth culture. Meanwhile, we are able to further elevate the FaZe brand and expand our audience by accessing the celebrities’ fanbases. These relationships have further legitimized our position as a brand which consumers look to for lifestyle advice and new trends, as well as a place where our audience can interact with some of the world’s best athletes. All the celebrity talent with whom we have collaborated originated as fans of the brand before they collaborated with FaZe. As celebrity talent helps grow our brand awareness, we believe these collaborations will support a natural talent acquisition pipeline and improve our overall relationship retention.

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Audience

We have cultivated a strong and engaged fanbase by engaging with our audience across the most popular digital platforms. As of June 30, 2023, we had a Total Reach of approximately 512 million fans across Twitter, Instagram, TikTok, YouTube and Twitch and 132.8 million Aggregate YouTube Subscribers, representing a 1.0% decrease of Aggregate YouTube Subscribers compared to June 30, 2022. Many of our fans have been following the brand since its inception over ten years ago, and they look to FaZe as a curator of culture. Our target audience are members of the Millennial and Generation Z generations globally, and according to our analysis of YouTube data, 81% of our audience is between the ages of 13-34 years old. The younger generations that make up our core audience will continue to grow in terms of spending power and importance to the global economy. Our core audience came of age in a highly connected, digital world and have consumption preferences that we believe make them difficult to reach for established, large-scale brands and traditional media platforms.

Our typical audience member engages with FaZe across three different platforms. We track impressions across social media platforms, which represents the number of times a piece of content is displayed on social media, no matter if it is clicked or not and engagements. We also track certain metrics across our YouTube and Twitch platforms, including views and subscriptions. In 2022, we reached over 1.2 billion YouTube cumulative lifetime views and over 1.9 billion Instagram cumulative lifetime views solely on the main FaZe Instagram account. For the year ended December 31, 2022, we saw growth of approximately 2% in our cumulative YouTube views and growth of approximately 76% in our cumulative Instagram views.

We believe the FaZe platform can be a facilitator for other brands that want to reach our core consumers and, more broadly, serve as a conduit between the digital and real world.

Monetization

Brand Sponsorship

The FaZe platform provides brands and advertisers with the ability to reach and engage with our young and engaged audience base. We work with brands to provide targeted solutions that meet their needs by leveraging our breadth of sponsorship inventory that includes sponsorship of FaZe Esports teams, branded content featuring popular FaZe content creators, livestreaming within a gaming destination where millions tune in to watch their favorite streamers, social activation across our footprint of approximately 528 million Total Reach on Twitter, Instagram, TikTok, YouTube and Twitch, and media amplification to provide increased reach to brands own content. We believe that, as the reach of the FaZe brand expands, our value proposition to advertisers will also continue to improve. We continue to explore new solutions for brands and advertisers to capitalize on significant demand to access both being associated with the FaZe platform and our audience.

The primary brand sponsorship products that we offer to advertisers are brand deals and talent deals. Brand deals comprise the largest portion of our Brand Sponsorship business and typically present strong unit economics for us. Brand deals are made through the FaZe sales team and provide the brand with category exclusivity across the FaZe platform, including the full roster of FaZe talent. Brand deals account for the largest individual deals we enter into and are generally with larger, blue-chip sponsors and are at least one year in duration. Talent deals are typically smaller in size than brand deals and are made directly with individual FaZe talent to promote a brand or product within content created by the selected talent. For example, FaZe Rug had a smaller scale deal with G Fuel LLC in addition to FaZe’s broader brand deal that expired in February 2022. Talent deals are often from niche sponsors and on a month-to-month basis.

As we have grown our audience and recognition of the FaZe platform, we have broadened our sponsorship portfolio from primarily sponsors endemic to gaming to mass-market sponsors across the food and beverage, auto, and technology industries, including, most recently, well-known sponsors DraftKings, McDonalds, Ghost Energy and DoorDash. In July 2022, we launched a virtual dining experience, FaZe Subs, exclusively available on DoorDash, featuring FaZe Clan inspired sandwiches, sauces, sides and desserts available to order on DoorDash. We have also recently expanded our sponsorship portfolio to include sponsors in new industries, including MoonPay, a global crypto payments infrastructure provider. We have consistently expanded our sponsor base with limited turnover, growing to nine Significant Sponsors. Increased segmentation and specialization within markets has expanded our available advertising and sponsorship inventory by increasing the number of different categories, providing additional opportunities for brands to associate with the FaZe brand, while also enabling us to increase the density of the FaZe sponsorship footprint. Going forward, we do not expect any individual sponsorship agreement to generate 10% or more of our total revenue.

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Content

FaZe’s content is most prevalent across social media platforms such as YouTube, Twitch, Instagram, TikTok, Twitter and Facebook, where we produce mostly short-form digital content. We release our content at the brand level through our owned pages and channels and oversee the content our talent releases on their own accounts to form a broad and diverse content network. Our content network primarily generates revenue through digital advertising, but also indirectly benefits our other businesses by growing our brand awareness and our audience. We utilize search engines such as Google, Bing and Yahoo! to direct a significant amount of traffic to the social media platforms we use.

We are transforming our content production business by leveraging our talent and audience to grow, reach new platforms and create content across genres. In 2021, we expanded our content capabilities to include music, podcasts, documentaries, films and series and plan to continue expanding across formats and genres. With our expansion into new formats and creation of new distributor relationships, FaZe has the opportunity to improve unit economics and monetization. As we prepare for the next phase of our content growth, we are highly focused on owning and operating our intellectual property, creating a diversified content library and diversifying into different content verticals across a wide array of platforms.

In January 2022, we announced a new series, “FaZe 1: Powered by MoonPay,” which had 20 finalists livestreamed on Twitch 24 hours a day for 15 days in a reality show-based setting as they compete for a spot on the FaZe roster and a cross-promotional signing bonus. The winner was announced on May 26, 2022.

We currently generate a portion of our revenue from our produced content primarily in the form of advertising on other platforms such as Twitch and YouTube. We also receive a share of the digital advertising money generated by our owned channels and our content creators’ channels on third-party platforms. In addition, we have generated revenue by licensing FaZe content to third parties. For example, on October 1, 2022, FaZe entered into a Content License Agreement (the “Content License Agreement”) with Tailfin Fund I, LLC (the “Licensee”), pursuant to which FaZe received a one-time fee of $1.2 million for granting to Licensee an exclusive, non-transferrable right and license for a term of five years to collect all advertising revenues generated from views of content posted to the YouTube channel of one content creator from November 1, 2021 through September 30, 2022. Additionally, for the duration of the term and three months thereafter, FaZe granted to Licensee a right of first refusal and Licensee granted to FaZe a matching right with respect to offers to monetize, license, sell or assign any FaZe content not covered by the Content License Agreement initially. We currently expect these revenue opportunities to continue in the future. As our content business continues to evolve, we believe our monetization will expand to new avenues as well. With increasing longer-form content and access to distribution media, we believe we will have an opportunity to generate revenue from our intellectual property and created shows, live events, podcasts, and docuseries.

Consumer Products

We leverage our brand, talent and audience to drive consumer product sales across a variety of categories and distribution channels. We design and sell merchandise, apparel and consumer products, and have strong direct-to-consumer relationships through our website, www.fazeclan.com, where we predominantly make our sales and fans can easily select and purchase their favorite products.

We currently sell consumer products across FaZe-branded, player lines, and collaboration categories. FaZe-branded products are goods or apparel displaying the FaZe logo. FaZe-branded products are developed in response to our Esports success, content offerings, and expansion of the FaZe brand in order to meet demand from our expanding audience. These products are similar to offerings from other professional sports teams and are available through our digital storefront on our website to give fans consistent access to FaZe products. Player lines feature specific brands of certain FaZe talent members. Player lines have expanded as we develop and sign additional talent and carry talent-specific branding, such as “Nuke Squad”, a group of our content creators who frequently collaborate together.

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Collaborations are created through partnerships with lifestyle and culture brands. We have a strong history of collaborations that have expanded the reach and staying power of the FaZe brand. Our collaborations are typically partnerships or co-branding releases with other well-known brands that drop or release for a limited amount of time and with scarce quantity to create high levels of excitement and exclusivity. Our collaboration strategy has proven effective, as it has exposed us to new audiences and reinforced our status as a premier lifestyle brand, with consumer product drops often selling out in a matter of minutes or hours. Our collaborations and drops are selected with extreme care to ensure the strength of the FaZe brand and provide products that excite our audience.

FaZe’s first collaboration was with Champion in 2018, which provided cross-audience exposure to both brands. In 2019, we expanded our collaboration ambitions across additional premium culture brands and teamed up with Clot, Kappa, and Lyrical Lemonade on consumer product drops. In 2020, we expanded our reach across top culture brands with collaborations with rapper Juice WRLD, Be@rbrick and Anti Social Club and across mainstream sports with Manchester City and the NFL. Our collaborations in 2020 produced several highlights including our Be@rbrick product selling out in less than a minute, Sports Illustrated generating 131 million media impressions to date and Juice WRLD selling over $1.7 million of merchandise in 24 hours as our most successful collaboration to date. This momentum carried forward into 2021, evidenced by our collaboration with Takashi Murakami, which sold $1.2 million+ of merchandise in less than 4 hours and crashed our licensing and manufacturing vendor NTWRK’s app. In September 2021, our collaboration with DC Comics for a FaZe Batman issue was announced, further enhancing the cross-platform and genre appeal of FaZe’s talent and content. In May 2022, we announced collaborations to date, including a line of apparel featuring a reimagined, digitized version of Mickey Mouse, “Mickey On The Grid,” designed in partnership with Disney, and a merchandise collaboration with Naruto Shippuden, a well-known anime series, selling $0.2 million and $0.7 million, respectively. Our carefully crafted consumer products strategy has allowed us to engage with our fans and grow the FaZe brand through limited drops that maintain excitement for our goods. One area that we are considering, which has the potential to considerably increase the reach of our consumer products business, is entering into retail, where we could distribute a selection of products through traditional physical retail outlets. In addition, we have the opportunity to expand the types of consumer products we sell, branching into areas such as computer peripherals, which offer natural crossover with our audience’s demand and strong unit economics.

It is imperative that we expand our market share and take steps to maintain our premium brand position. To accomplish this, we are exploring bifurcated product lines across scaled production and premium items. We envision that mass-produced items would be widely available and improve our brand awareness, while premium items would have limited stock and maintain our status as an exclusive brand. We believe this would allow us to maintain exclusive and limited distribution of key items and continue to bolster the FaZe brand through select collaborations.

Esports and Gaming

FaZe has competed professionally in Esports for over ten years, and we continue to develop and recruit premiere talent to drive strong tournament results and our overall engagement. Our elite Esports teams compete at the highest level across ten popular video game titles and have won 36 championships as of December 31, 2022.

In addition to the revenue it generates, our Esports and Gaming business serves as an important tool to continue to build and reinforce the FaZe brand, particularly in international markets where Esports are widely followed. The success of our thirteen teams across Apex Legends, Counter-Strike: Global Offensive, EA SPORTS FIFA 23, FIFA Online 4, Fortnite, Halo Infinite, PUBG: Battlegrounds, PUBG mobile, Tom Clancy’s Rainbow Six Siege, Rocket League, Super Smash Bros. Ultimate, Valorant and Call of Duty: Modern Warfare II draws new fans into the FaZe ecosystem and serves as a means of cost-effective marketing for the FaZe brand. Single events in the space can create broad ripple effects, such as the 2022 CSGO Tournament PGL Antwerp, which generated 25 million impressions and 0.7 million engagements for FaZe across all of our social media networks and channels.

Our Esports and Gaming business generates revenue across several verticals including prize money, digital items, league participation and transfers. Due to strong team success, tournament winnings currently makes up the largest portion of Esports/Gaming revenue. League participation revenue is generated as revenue share from closed leagues that FaZe participates in. Transfers represent one-off revenue payments when transferring a player to a peer organization and are dependent on player performance and roster construction.

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We constantly evaluate opportunities to expand our Esports and Gaming platform through producing content by playing new games and sharing content in new geographies. When selecting new games, we consider game popularity, ability to compete with similar titles of the same genre, league structure, game publisher, profitability and revenue potential, among other things. We prefer mainstream games with global audiences to maximize the exposure our brand gains from fielding a team. Games with strong international audiences provide us with a chance to tap into new markets and expand our global presence. We prioritize winning first and foremost in order to maintain our status as a premiere Esports organization, and we will only enter a league if we believe we are able to put together and maintain a consistently competitive roster. We have generally preferred open leagues instead of closed leagues in order to minimize upfront capital required and risk, but we evaluate closed leagues with particularly attractive characteristics across other aspects, such as competition in extremely popular games. The credibility of game publishers is also important, as we need to trust them to maintain and grow the game and Esports ecosystem. When evaluating the profitability and revenue potential of a game, we focus on the availability of branded digital items, potential for expansion of under-monetized media rights, and competitive prize money opportunity primarily with consideration for additional upsides such as franchise value appreciation.

Competition

We compete against a vast variety of fragmented firms across multiple industries, including well-established lifestyle brands, long-standing players in the media industry, traditional sports leagues, and new entrants challenging our position in the Esports and gaming industry. We face significant competition from both online and offline competitors primarily on brand awareness, content quality and breadth, and the speed at which we can continue to keep pace with the evolving preferences of our target consumers. While we believe that we compete favorably across these factors taken as a whole, new competitors will likely continue to emerge, and these competitors may have greater financial resources or brand awareness than we do.

Intellectual Property

The recognition of the FaZe brand is an important component to our success. We have obtained a set of intellectual property registrations and applications, including for the FaZe brand, throughout the world.

We police our trademark portfolio globally, including by monitoring trademark registries around the world and investigating digital, online and common law uses in order to learn as soon as possible whether the relevant parties engage in or plan to engage in conduct that would violate our valuable trademark rights. We monitor registries through the use of robust international subscription watch services, supplemented by periodic manual review. We typically discover or are informed of infringing uses of our trademarks through our internal policing system or by our employees.

We investigate and evaluate each instance of infringement to determine the appropriate course of action, including cease and desist letters, administrative proceedings, cybersquatting actions or infringement actions, if any. Wherever possible, we seek to resolve these matters amicably and without litigation.

In an effort to ensure that registries in countries where we operate or intend to operate remain clear of infringing trademark registrations, we frequently file opposition actions, cancellation actions and other administrative proceedings around the world.

Human Capital Resources

As of September 30, 2023, we had 55 total employees, including 49 full-time employees, as well as 56 independent contractors.

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Property

Our corporate headquarters is located in the Hollywood neighborhood of Los Angeles, California, where we occupy facilities totaling approximately 33,217 square feet under a lease that expires in August 2024. We do not own any real property or related investments. We believe that our current facilities are adequate to meet our current needs and provides flexibility as we to scale in the future.

Legal Proceedings

We are, from time to time, subject to various claims, lawsuits and other legal and administrative proceedings arising in the Ordinary Course of business. We are not currently a party to any such claims, lawsuits or proceedings, the outcome of which, if determined adversely to us, we believe would, individually or in the aggregate, be material to our business or result in a materially adverse effect on our future operating results, financial condition or cash flows.

Regulatory Matters

The digital content and entertainment industry and the markets in which we operate are new and developing and, as such, are not heavily regulated at this time. There are inherent risks and uncertainties associated with operating in new and developing industries and markets, especially as the laws and regulations regarding these industries and markets are also developing and changing. Although we are not currently subject to significant government regulation, the scope and interpretation of the laws that are or may be applicable to us in the future are uncertain and may be conflicting in different jurisdictions in which we operate; as a result, we may come under increased regulatory scrutiny which may restrict the digital content and entertainment industry and associated markets, including with respect to talent management, rights of publicity, intellectual property, consumer protection electronic commerce, advertising, targeted, electronic or telephonic marketing, competition, data protection and privacy, data localization, anti-corruption and bribery, content regulation, taxation, labor and employment, securities regulation, financial reporting and accounting and economic or other trade prohibitions or sanctions or other subjects. Many of these laws and regulations are still evolving and being tested in courts and could be interpreted and applied in a manner that is inconsistent from jurisdiction to jurisdiction and inconsistent with our current policies and practices and in ways that could harm our business. In addition, the application and interpretation of these laws and regulations may be uncertain, particularly in the new and rapidly evolving industries in which we operate, and new laws or adverse findings of law regarding the characterization of the type of business FaZe operates could alter our legal and regulatory burden.

Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours that conduct business through the internet and mobile devices. The costs of complying with such laws and regulations may be high and are likely to increase in the future, particularly as the degree of regulation increases, our business grows and our geographic scope expands. Further, the impact of these laws and regulations may disproportionately affect our business in comparison to our peers in the technology sector that have greater resources. Any failure on our part to comply with these laws and regulations may subject us to significant liabilities or penalties, or otherwise adversely affect our business, financial condition or operating results.

Although we are not heavily regulated at this time, we rely on a variety of statutory and common-law frameworks and defenses relevant to the content we produce and make available on various third-party platforms, including the Digital Millennium Copyright Act, the Communications Decency Act, and the fair-use doctrine in the U.S., and the Electronic Commerce Directive in the E.U. However, each of these laws is subject to uncertain or evolving judicial interpretation and regulatory and legislative amendments. If the rules, doctrines or currently available defenses change, if international jurisdictions refuse to apply protections similar to those that are currently available in the U.S. or the E.U., or if a court were to change the application of those rules to us and the third-party services upon which we rely, we and such third parties could be required to expend significant resources to try to comply with the new rules or incur liability, and our business, revenue and financial results could be harmed.

Non-compliance with any applicable laws and regulations could result in penalties or significant legal liability. We take reasonable efforts to comply with all applicable laws and regulations, and will continue to do so as our regulatory burden changes, but there can be no assurance that we will not be subject to regulatory action, including fines, in the event of an incident. We or our third-party service providers could be adversely affected if legislation or regulations are expanded to require changes in our or our third-party service providers’ business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our or our third-party service providers’ business, results of operations, or financial condition. In addition, government authorities outside the U.S. may also seek to restrict or block access to our content, platform or website, or to application stores or the internet generally, or require a license therefor, and to the hosting, production or streaming of certain content or impose other restrictions that may affect the accessibility or usability of our content in that jurisdiction for a period of time or indefinitely.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FAZE

The following discussion of FaZe’s financial condition and results of operations should be read in conjunction with FaZe’s financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” “FaZe” and similar terms are to FaZe and subsidiaries prior to the consummation of the Business Combination.

Our Business

We are a digitally-native lifestyle and media brand founded and rooted in gaming and youth culture.

We are at the forefront of the global creator economy, which is an industry centered around innovative digital content development fueled by social media influencers, creators and businesses who monetize their content online. With a leading digital content platform created for and by Generation Z and Millennials, we have established a highly engaged and growing global fanbase, with social media reach (see our key performance indicator, “Total Reach”) of over 505 million as of September 30, 2023, which number, as explained in our discussion of “Key Performance Indicators” also includes the accounts of individual members of FaZe’s talent team.

We produce engaging content, merchandise, consumer products and experiences, and create advertising and sponsorship programs for leading national brands. With approximately 83% of our audience between the ages of 13-34 as of September 30, 2023, we have unlocked key relationships with a coveted demographic that has long proven difficult to reach for traditional media companies and advertisers. We have several revenue streams including brand sponsorships, content, consumer products, and Esports.

As the recognition of our brand is an important component to our success, we have obtained and protected a strategic set of intellectual property registrations and applications, including for our brand, throughout the world.

Our principal business operations are located in the United States, and we also have a location in Canada. We are assessing potential opportunities to expand our operational footprint in North America and internationally through strategic initiatives, including M&A transactions.

On July 19, 2022, we completed the B. Riley Business Combination. At the closing of the B. Riley Business Combination, we received approximately $113.7 million in gross proceeds and $57.8 million in net proceeds in connection with the B. Riley Business Combination.

Compared to 2022, our revenues and gross profit in 2023 decreased. This change was primarily driven by decrease in the Brand sponsorship business and secondarily by Content business. Brand sponsorship revenue decreased by $13.4 million primarily due to a lack of new brand deals and the delayed timing of renewals of existing sponsorship deals for the financial period 2023. Content revenue decreased by $0.4 million, this reduction is related to a content library sale which occurred in 2022, in 2023 no content library sales have occurred. In addition, FaZe had increased costs in compensation and benefits, stock compensation expense and professional services fees as a result of the growth of the business and of becoming a public company. As a result, Net Loss for the nine months ended September 30, 2023 increased to $35.4 million, compared to $149.5 million for the nine months ended September 30, 2022. See the “Results of Operations” subsection for further details. The following table summarizes our financial results for the three and nine months ended September 30, 2023 and 2022.

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	Three months ended
	September 30,
(In thousands)	2023	2022
Total Revenues	$12,510	$14,012
Gross Profit	851	3,542
Net Loss	(7,201)	(130,598)
Adjusted EBITDA(1)	(4,769)	(11,959)

	Nine months ended
	September 30,
(In thousands)	2023	2022
Total Revenues	$36,749	$48,621
Gross Profit	3,170	13,974
Net Loss	(35,597)	(149,462)
Adjusted EBITDA(1)	(21,446)	(22,396)

(1)	Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Information” below for our definition of, and additional information about, adjusted EBITDA and for a reconciliation to net loss, the most directly comparable U.S. GAAP financial measure.

Key Performance Indicators

In addition to U.S. GAAP and non-GAAP financial measures, we regularly review several metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial plans and make strategic decisions. Our key metrics are calculated using internal company data based on the activity of fan accounts and the metrics described below. While these numbers are based on what we believe to be reasonable estimates of our fanbase for the applicable period of measurement, there are inherent challenges in measuring usage of our platform across large online and mobile populations around the world. The methodologies used to measure these metrics require significant judgment. Increases or decreases in our key performance indicators may not correspond with increases or decreases in our revenue.

Total Reach

Our Total Reach represents the aggregate number of user accounts, or “fans,” that subscribe to or follow FaZe content across YouTube, Twitter, Instagram, TikTok and Twitch, measured at the end of the reporting period and based on publicly available data. Our calculation of Total Reach may count the same individual multiple times if an individual follows or subscribes to FaZe content on multiple platforms; therefore, our Total Reach metric may inflate the number of individuals, as opposed to user accounts, reached by our content. Therefore, we supplement our understanding of the reach of our content, as well as our monetization opportunities, with the Aggregate YouTube Subscribers metric, which only includes subscribers on our primary platform and is explained further in the following section. Nonetheless, we believe that Total Reach is a useful metric because, regardless of whether our content reaches an individual through one or multiple platforms or channels, we view each such instance as a unique opportunity to strengthen and, ultimately, to monetize our relationship with the individual accountholder, whether by selling consumer products online, by incrementally increasing our advertising revenue due to viewership or by inspiring attendance at our live events, among other opportunities. Further, one individual following us across multiple platforms could generally signal higher audience engagement, and as such may lead to higher monetization potential, than one individual following us on only one platform.

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We find Total Reach to be a useful metric for predicting future revenues because, as an audience-driven company, we generally interpret an increase in our Total Reach to signal an overall increase in the strength of our brand and to represent a corresponding increase in the number of opportunities for our content to reach our audience and expose them to our brand, content and products, which may drive additional monetization opportunities through increased engagement with FaZe. Further, we believe the fact that an individual follows FaZe across multiple platforms or follows several FaZe content creators may signal their amenability to purchase our products, grow the FaZe community by engaging with other fans and continue consuming our content in the future. In addition, we believe each fan added to our Total Reach represents a new avenue through which we can reach additional fans as they spread awareness of our brand by sharing and posting about FaZe content to their own followers. Individuals who follow or subscribe to FaZe content on multiple platforms represent multiple such avenues, and the more their followers differ between platforms, the more avenues are opened to FaZe content. We believe an increase in Total Reach also signals our ability to attract additional sponsorships and sponsorship deals or sell consumer products. However, an increase in Total Reach may not directly result in an increase in content revenues. Our Total Reach includes fans of the channels of certain popular celebrity members of FaZe that we have contractually agreed not to directly monetize, including Calvin “Snoop Dogg” Cordozar Broadus Jr. An increase in Total Reach from fans on such channels will not directly result in an increase in content revenue. Nonetheless, we expect our partnerships with these celebrity members of FaZe to result in increased engagement as a result of cross-exposure to our brand through their channels, which strengthens the FaZe brand and which we believe will further increase our Total Reach and can indirectly increase our revenue over time. Additionally, when our Total Reach increases, our content and other revenues may not increase immediately given the lag time between when subscriptions are recorded and when we are able to monetize subscriptions, including generating Google AdSense revenues, selling consumer products and leveraging our Total Reach metric to attract additional sponsors and sponsorship deals. Conversely, a decrease in our Total Reach may be an indicator of an unfavorable trend in future revenues. Therefore, we use the Total Reach metric for revenue planning, although the numerical correlation between Total Reach and future revenues varies and cannot be precisely predicted in either the short term or long term.

The timing difference between a change in Total Reach and change in revenues may be particularly pronounced if the change in Total Reach metric reflects a large spike or large drop as the result of adding a channel to our network or removing a channel from our network. That is, if we sign a contract with a new talent member who has a large pre-existing pool of social media subscribers, our Total Reach will also increase as these pre-existing subscribers are added to our Total Reach metric. For example, our Total Reach increased significantly between March 31, 2022 and March 31, 2023, primarily due to Calvin “Snoop Dogg” Cordozar Broadus Jr. joining as a member of FaZe’s talent network. Conversely, if talent members leave the FaZe network due to contract expiration or termination, we record an immediate decrease in our Total Reach in an amount equal to the Total Reach of the talent that left the FaZe network. When we have a spike or drop in Total Reach due to the various circumstances described above, we do not expect to necessarily see immediate spikes or drops in content and other revenues but may see future changes in revenues given the lag time described in the preceding paragraph.

	As of September 30,
(In thousands)	2023	2022
Total Reach(1)	504,526	526,268
YouTube	131,867	135,974
Twitter	78,215	83,452
Instagram	177,682	180,312
TikTok	81,783	83,948
Twitch	34,979	42,582

(1)	The Total Reach amount includes subscribers of channels for Calvin “Snoop Dogg” Cordozar Broadus Jr. and certain other celebrity talent that FaZe is not contractually allowed to directly monetize. Such channels contributed to a Total Reach of 212.6 million and 197.9 million as of September 30, 2023 and September 30, 2022, respectively. Therefore, channels that FaZe is contractually allowed to directly monetize contributed to a Total Reach of 291.9 million and 328.4 million as of September 30, 2023 and September 30, 2022, respectively.

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Aggregate YouTube Subscribers

Our Aggregate YouTube Subscribers metric is the number of subscribers our total talent pool has on their FaZe co-branded YouTube channels, the company programmed FaZe Clan YouTube channel, as well as the FaZe Affiliated channels measured at the end of the reporting period and based on publicly available data. Aggregate YouTube Subscribers includes subscribers for each YouTube channel programmed by talent members as well as company programmed YouTube channels. We consider each YouTube Subscriber to be a subscriber on YouTube, measured separately for each individual talent member. As such, one hypothetical subscriber may be included in several instances within the Aggregate YouTube Subscribers metric if that individual were to subscribe to the channels of multiple members of our talent pool.

We believe Aggregate YouTube Subscribers is a better approximation of our unique audience than other measures of reach available to us. That is, although Aggregate YouTube Subscribers may count the same individual subscriber multiple times if that individual subscribes to multiple FaZe talent members on YouTube, this metric does not include individuals who subscribe to FaZe across multiple platforms in the calculation. Also, the potential for inflation of Aggregate YouTube Subscribers due to the same individual subscribing to multiple FaZe talent members is partially offset by the omission of individuals who subscribe to FaZe only on platforms other than YouTube.

We believe an increase in Aggregate YouTube Subscribers signals an overall increase in the strength of our brand, which in turn signals our ability to attract additional sponsorships and sponsorship deals or sell consumer products. An increase in Aggregate YouTube Subscribers may not directly result in an increase in content revenues because our Aggregate YouTube Subscribers includes subscribers on channels that we are not contractually allowed to monetize. If the channels contributing to the increase in our Aggregate YouTube Subscribers are channels that FaZe is contractually allowed to monetize, then an increase in Aggregate YouTube Subscribers may directly result in an increase in content revenues, but if the channels contributing to the increase in Aggregate YouTube Subscribers are not channels that FaZe is contractually allowed to monetize, then an increase in Aggregate YouTube Subscribers would not directly result in an increase in content revenues but can indirectly result in an increase in overall revenue over time because we believe the increase in Aggregate YouTube Subscribers strengthens the FaZe brand. Additionally, an increase in our Aggregate YouTube Subscribers may not correlate with current or historic revenues but may represent additional monetization opportunities across our various revenue streams. When our Aggregate YouTube Subscribers increase, our content and other revenues may not increase immediately, given the additional lag time before we are able to monetize the subscriptions, including generating Google AdSense revenues, selling consumer products, and leveraging our Aggregate YouTube Subscribers metric to attract additional sponsors and sponsorship deals. Conversely, a decrease in our Aggregate YouTube Subscribers may be an indicator of an unfavorable trend in future revenues. Therefore, we find the use of the Aggregate YouTube Subscribers metric useful for our revenue planning, although the numerical correlation between Aggregate YouTube Subscribers and future revenues varies and cannot be precisely predicted in either the short term or long term.

The timing difference between a change in Aggregate YouTube Subscribers and a change in revenues may be particularly pronounced if the change in Aggregate YouTube Subscribers metric reflects a large spike or large drop as the result of adding a channel to our network or removing a channel from our network. For example, if we sign a contract with a new talent member who has a large pre-existing pool of YouTube subscribers, our Aggregate YouTube Subscribers will also increase as these pre-existing subscribers are added to our Aggregate YouTube Subscribers metric. Conversely, if talent members leave the FaZe network due to contract expiration or termination, we record an immediate decrease in our Aggregate YouTube subscribers metric in an amount equal to the YouTube subscribers of the talent that left the FaZe network. When we have a spike or drop in Aggregate YouTube Subscribers due to the various circumstances described above including, for instance, the addition of Calvin “Snoop Dogg” Cordozar Broadus, Jr. to FaZe’s talent network in the first quarter of 2022, we do not expect to necessarily see immediate spikes or drops in content and other revenues but may see future changes in revenues given the lag time described in the preceding paragraph.

	As of September 30,
(In thousands)	2023	2022
Aggregate YouTube Subscribers	131,867	135,974
Company Programmed FaZe Clan YouTube Channel Subscribers	8,943	8,859
FaZe Co-branded Channel Subscribers	112,538	117,514
FaZe Affiliated Channels(1)	10,386	9,601

(1)	FaZe Affiliated Channels are channels that are not co-branded but are closely affiliated with our talent. This includes Calvin “Snoop Dogg” Cordozar Broadus Jr., All Grown Up, and Nuke Squad.

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Average Revenue per YouTube Subscriber (“ARPU”)

ARPU is defined as our total consolidated U.S. GAAP revenues for the selected period divided by our total Aggregate YouTube Subscribers as of period end. We believe ARPU is an indicator of how effective we are at monetizing our Aggregate YouTube Subscribers. A high ARPU may reflect that we are monetizing our audience effectively and, conversely, a low ARPU may reflect the opportunity for additional monetization with respect to our Aggregate YouTube Subscribers. Please see above for the assumptions underlying the calculation of our Aggregate YouTube Subscribers.

While we believe changes in our total consolidated U.S. GAAP revenues are correlated with our Aggregate YouTube Subscribers over the long term, there may be short term dislocations in the metric due to timing differences in audience growth and monetization. For example, our Aggregate YouTube Subscribers may grow more quickly when compared to our revenues due to the lag time related to the monetization of our Aggregate YouTube Subscribers, as described in the “Aggregate YouTube Subscribers” subsection above, resulting in lower or unchanged period over period ARPU, especially if we gain additional Aggregate YouTube Subscribers toward the end of a reporting period. Conversely, if we lose Aggregate YouTube Subscribers toward the end of a reporting period, we may see decreased or relatively flat Aggregate YouTube Subscribers, whereas the full period will not reflect the revenue impact of the decreased monetization potential.

Additionally, because ARPU is measured as revenue for a particular period over a point-in-time metric, Aggregate YouTube Subscribers, ARPU will generally be smaller for interim time periods than annual periods. Therefore, ARPU for interim periods should only be compared to interim periods of the same length, and annual periods should only be compared to other annual periods.

In future periods, we expect to increase the monetization of our Aggregate YouTube Subscribers through growth in our existing monetization channels and expansion into new ways of monetizing our audience, all of which we believe will be aided by additional access to capital and a more established brand. Therefore, we expect our ARPU to increase over time.

	Nine months ended
	September 30,
(In thousands)	2023	2022
ARPU	$0.28	$0.36

Total Number of Significant Sponsors

Total Number of Significant Sponsors is defined as the number of sponsorship deals directly contracted with FaZe that have a contractual value of over $0.5 million and are active during the reported period. This metric helps us forecast future revenue, since we know the contract value of a sponsorship when the contract is signed but recognize the revenue ratably over the sponsorship term. At the same time, if we sign a significant sponsorship deal towards the end of a reportable period, we may not recognize a significant portion of the revenue until the following period.

We believe this metric provides insight into the drivers of changes in our brand sponsorships revenue. Our brand sponsorships revenue is most closely aligned with this metric, as our brand sponsorship revenue is correlated with increases in Total Number of Significant Sponsors.

	Three months ended
	September
	2023	2022
Total Significant Sponsors	5	8

	Nine months ended
	September 30,
	2023	2022
Total Significant Sponsors	9	11

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Key Factors Affecting Our Current and Future Results

Our financial position and results of operations depend to a significant extent on the following factors:

Evolving Digital Economy

Our success has depended and will continue to depend on our ability to remain at the forefront in digital-entertainment trends, including social media.

We believe we are well-positioned as a digitally native lifestyle and media platform in the global content industry, which continues to evolve towards digital and social platforms each of which are poised for further growth.

We attribute our growth in part to the diverse content we have developed and produced in the form of digital media, social media, consumer products sales, and livestreaming events distributed across several platforms including YouTube, Twitch,, Instagram, Twitter, and TikTok. Further, our brand, which is a digital native lifestyle brand rooted in gaming and youth culture, is well-positioned for future opportunities in areas such as subscription offerings, live events, fan clubs, virtual dining concepts, game publisher collaborations, Web3 and the general growth and adoption of the metaverse, and interconnected digital reality.

As a leading digital content platform created for and by Generation Z and Millennials, we have established a highly engaged growing global fanbase, with a Total Reach of over 505 million as of September 30, 2023, including those of individual members of FaZe (see “Key Performance Indicators - Total Reach”).

Ability to Recruit and Retain Talent

Our talent pool creates content for, and forms other partnerships with, our brand. Our diverse talent pool of creators and players are the face of our brand. Therefore, our current and future growth depends on our ability to retain our current talent and attract new talent. However, as we have grown our talent roster, we have made sure to not rely on any single individual to carry the brand, but rather have worked to develop a broad talent base, where each person is able to grow their own brand within the overall FaZe platform.

Competitive Landscape

Due to our digitally native lifestyle and media platform and diverse sources of monetization, our business may face competition from online content creators, lifestyle brands, digital media companies, traditional sports teams, or other Esports companies. If more direct competitors emerge in the marketplace, our performance and results of operations will depend on our ability to retain market share through activities including generating innovative content and forming and retaining strategic partnerships.

COVID-19

Due to the COVID-19 pandemic, our historical operating results for the three months ended September 30, 2023 and 2022 may not be comparable to past and future periods. As a result of changed consumer behavior under COVID-19 lock-down orders, the already-growing online gaming and digital content industries saw a major uptick in video game usage, streaming viewership, content viewership, console sales, and more users on many gaming platforms. This helped further accelerate the pre-pandemic growth in popularity of our content creators and the FaZe content channels, and made the content we offer a bigger part of mainstream digital entertainment. On average, our content creators saw an increase in viewership after the start of the pandemic and viewership on FaZe’s YouTube channel and certain of FaZe’s talent YouTube channels has been down from the highest levels experienced during pandemic stay-at-home measures.

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Moreover, the fact that most of our products and services do not involve physical customer interaction may have provided us a competitive advantage during the COVID-19 pandemic, as customers can access most of our services and product offerings while social distancing or without any physical presence. As in-person entertainment has re-gained popularity, we may face increased competition and see drops in engagement as it relates to our content and brand sponsorship revenue streams. Esports revenues increased as government restrictions surrounding in-person events decreased.

Overall Market and Economic Conditions

Changing market and economic conditions, including rising interest rates and inflation, may positively or negatively impact our revenues, which depend on discretionary spending from consumers and corporate sponsors. Much of our business is resistant to changes in disposable consumer income, as consumers do not currently need to pay to access most of our content. However, in periods of slowing economic recovery or recession, decreases in disposable corporate income could negatively impact our revenues if companies decrease sponsorship and advertising spend. Our consumer products business is dependent on consumer discretionary spending, which is highly sensitive to changing market conditions, and a decline in discretionary spending could have an adverse impact on our results.

Key Components of Sales and Expenses

Revenue

We have the following major revenue types:

●	Brand Sponsorships: We offer advertisers an association with the FaZe brand, which we deliver through various promotional vehicles that are highly tailored to reach our target audience. These vehicles include, but are not limited to, online advertising, livestream announcements, content generation, social media posts, logo placement on FaZe’s official merchandise, and special appearances by members of our talent network. Brand deals are made through the FaZe sales team and provide the sponsor an association with our brand across the FaZe platform, including the full roster of FaZe talent. Revenues from our larger brand sponsorship agreements are typically based on a term and are recognized ratably over the contract term. Payment terms and conditions vary by contract type, but payments are generally due periodically throughout the term of the contract. Some smaller sponsorship deals are based on a specific deliverable and not a term, and are recognized and invoiced when delivered.

We also offer talent deals, which are typically smaller in size than brand deals. Talent deals are made directly with individual FaZe talent members to promote a brand or product within content created by the selected talent. These deals are often sourced and negotiated by FaZe employees and include FaZe as a counterparty. Payment terms are similar to our brand deals, with talent receiving a contractually negotiated percent of the revenue as a fee.

●	Content: We generate original content that we monetize through Google’s AdSense service, which permits Google to place paid advertisements on FaZe branded YouTube sites. Revenue is generated when the advertisement is viewed on a “cost per view” or “cost per click” basis. Each time a fan views a FaZe-programmed YouTube page, Google will display an advertisement to the fan. Depending on the type of advertisement the advertiser agrees to with Google, the advertiser agrees to pay Google based on the number of views or the number of times a fan clicks on the advertisement. This cost per view or cost per click can vary substantially depending on the channel, content, and seasonality. Google pays us a percentage of what Google charges the advertiser, and we receive reporting from Google, which we use to recognize revenue on a revenue-per-thousand playbacks basis, which represents a blend of cost per view and cost per click advertisements.

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●	Consumer Products: We sell consumer products directly to end users online (predominantly on our website but also on other websites, including those of our partners) and at events.

●	Esports: Our Esports revenue consists of league participation revenue, prize money, player transfer fee revenue, and licensing of intellectual property revenue. League participation revenue is generated from our participation in closed Esports leagues, which historically share net revenue between all partnered teams on a pro rata basis, with FaZe receiving between 4% and 8%, subject to a minimum guarantee. Prize money is earned by competing in organized competitions and successfully placing at a level where the organizer has offered a prize. Prize money is typically paid to FaZe by the competition organizer and we will then distribute a percentage of the money to players based on contractually agreed terms. Player transfer fee revenue is earned through player transfer agreements which compensate FaZe for the release of a team member from their agreement with FaZe. Licensing of intellectual property revenue is royalty revenue in connection with the usage of our brand logo during each game or tournament.

We expect to grow our revenues primarily through increased organic growth as our brand builds momentum, which results from engagement of our talent with our audience, building strategic partnerships and generating new, innovative content and products.

Cost of Revenue

Cost of revenue primarily consists of amounts paid to talent and other contractors, as we perform the underlying services related to satisfying the performance obligations under our agreements. It also includes other costs, such as those related to textiles, labor, and license fees associated with consumer products.

We expect our cost of revenue to increase primarily due to the increased volume of new strategic partnerships and the organic growth of our other revenue initiatives.

General and Administrative

General and administrative costs consist primarily of personnel-related expenses, rent and premises costs, professional service fees, and other general corporate expenses.

We are incurring higher general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses, investor relations activities, and other administrative and professional services. We are constantly reviewing the size of our general and administrative function to support the growth of our business and other costs associated with being a public company and have implemented cost savings initiatives to reduce general and administrative expenses. It is possible, however, that our general and administrative expenses will increase in absolute dollars as our business grows. Additionally, we expect to incur increased general and administrative expenses related to the GameSquare Merger.

Sales and Marketing

Sales and marketing costs consist primarily of promotional, public relations, and advertising expenses. Sales and marketing costs also include other general marketing expenses.

Interest Expense, Net

We incurred interest expense from our outstanding debt obligations, including our senior convertible promissory note issued in 2020, our other convertible promissory notes issued in 2020 and 2021, the PPP loan (defined below) and the 2022 B. Riley Term Loan (defined below). On July 19, 2022, we completed the B. Riley Business Combination, upon which all convertible notes were converted into common stock and other debts were paid in full with the proceeds of the Merger. After the consummation of the B. Riley Business Combination on July 19, 2022 and as of September 30, 2023, FaZe does not have any outstanding long-term debt. Debt agreements are explained further in the “Liquidity and Capital Resources” section below.

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Change in Fair Value of Warrant Liabilities

We incur a change in fair value of warrant liabilities as a result of remeasuring our warrant liabilities each reporting period. See “Note 6, Private Placement Warrants and Recurring Fair Value Measurements, of the notes to the Condensed Consolidated Financial Statements for additional information.

Other (Income)/Expense

Other (income)/expense consists primarily of miscellaneous expenses and foreign currency gain or loss.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated, and the respective changes between comparative periods.

	The three months ended September 30,
(In thousands, except for percentages)	2023	2022	$ Change	% Change
Total revenues	12,510	14,012	(1,502)	(10.7)%
Cost of revenues	11,659	10,470	1,189	11.4%
Gross Profit	851	3,542	(2,691)	(76.0)%
Operating Expenses:
General and administrative	9,324	16,928	(7,604)	(44.9)%
Sales and marketing	148	1,479	(1,331)	(90.0)%
Impairment of content assets	-	-	-	-%
Loss from operations	(8,621)	(14,865)	6,244	(42.0)%
Other (income)/expense:
Interest expense, net	(137)	459	(596)	(129.8)%
Change in fair value of warrant liabilities	(10)	(19)	9	47.4%
Loss on debt extinguishment	-	115,292	(115,292)	100.0%
Other (income)/expense	(1,273)	1	(1,274)	(127,400.0)%
Total other (income)/expense:	(1,420)	115,733	(117,153)	(101.2)%
Net Income (Loss)	(7,201)	(130,598)	123,397	94.5%

	The nine months ended September 30,
(In thousands, except for percentages)	2023	2022	$ Change	% Change
Total revenues	36,749	48,621	(11,872)	(24.4)%
Cost of revenues	33,579	34,647	(1,068)	(3.1)%
Gross Profit	3,170	13,974	(10,804)	(77.3)%
Operating Expenses:
General and administrative	39,336	39,025	311	0.8%
Sales and marketing	503	3,557	(3,054)	(85.9)%
Impairment of content assets	-	1,073	(1,073)	(100.0)%
Loss from operations	(36,669)	(29,681)	(6,988)	23.5%
Other (income)/expense:
Interest expense, net	(497)	4,491	(4,988)	(111.1)%
Change in fair value of warrant liabilities	(23)	(19)	(4)	(21.1)%
Loss on debt extinguishment	-	115,292	(115,292)	100.0%
Other (income)/expense	(552)	17	(569)	(3,347.1)%
Total other (income)/expense:	(1,072)	119,781	(120,853)	(101.9)%
Net Income (Loss)	(35,597)	(149,462)	113,865	76.2%

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Comparison of the three months ended September 30, 2023 and 2022

Net Income (Loss)

Net loss decreased by $123.4 million for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. FaZe’s revenues decreased by $1.5 million while general and administrative expenses decreased by $7.6 million in total.

Revenues

Revenues decreased by $1.5 million, or 11% for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. This change was primarily driven by a decrease in the Brand sponsorships business and secondarily by Content business. Brand sponsorships revenue decreased by $2.8 million primarily due to a lack of new sponsorship deals and the delay of renewals for existing sponsorship deals for the financial period 2023. The drop in revenue was offset by the increase of $2.2 million, in Esports revenue, due to an increase in tournament prize winnings.

The following table presents the FaZe’s revenue by type for the three months ended September 30, 2023 and 2022:

	Three months ended
	September 30,
(In thousands, except for percentages)	2023	2022	$ Change	% Change
Brand sponsorships	$4,225	$7,072	(2,847)	(40.3)%
Content	3,316	4,098	(782)	(19.1)%
Consumer products	439	471	(32)	(6.8)%
Esports	4,482	2,322	2,160	93.0%
Other	48	49	(1)	(2.0)%
Total revenue	$12,510	$14,012	(1,502)	(10.7)%

Cost of Revenues

Cost of revenue increased by $1.2 million, or 11% for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. Esports costs increased by $2.5 million primary due to an increase in tournament prize winnings payouts. The increase in cost is offset by the decrease of talent costs of $0.9 million.

General and Administrative

General and administrative expenses decreased by $7.6 million, or 45% for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. Our compensation and benefits costs decreased by $5.2 million due to a decrease of headcount with respect to company restructuring. For the three months ended September 30, 2023, we also experienced a $0.3 million decrease in other professional fees and $0.4 million decrease in accounting and audit fees due to improved processes internally. Travel and Entertainment costs also decreased $0.6 million, in connection with better cost management of our business.

Sales and Marketing

Sales and marketing expenses decreased by $1.3 million for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, primarily due to an overall decrease in marketing activities.

Interest Expense, Net

Net interest expense decreased by $0.6 million, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. As result of the B. Riley Business Combination, all convertible notes were converted into common stock and other debts were paid in cash with the proceeds from the B. Riley Business Combination. After the consummation of the B. Riley Business Combination on July 19, 2022 and as of September 30, 2023, FaZe does not have any outstanding long-term debt. Debt agreements are explained further in the “Liquidity and Capital Resources” section below.

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Other, net

Other expense decreased by $1.3 million for the three months ended September 30, 2023 compared to the three months ended September 30, 2022 primarily due to the Employee Retention Tax Credit.

Comparison of the nine months ended September 30, 2023 and 2022

Net Income (Loss)

Net loss decreased by $113.9 million for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The Company’s revenues decreased by $11.9 million while general and administrative expenses increased by $0.3 million in total.

Revenues

Revenues decreased by $11.9 million, or 24% for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. This change was primarily driven by decrease in the Brand sponsorships business and secondarily by Consumer products business. Brand sponsorships revenue decreased by $13.4 million primarily due to a lack of new sponsorship deals and the delay in renewals of existing sponsorship deals for the financial period 2023. Consumer products revenue decreased by $1.5 million, primarily due to a decrease in the amount of new products drops compared to the nine months ended September 30, 2022.

The following table presents the Company’s revenue by type for the nine months ended September 30, 2023 and 2022:

	Nine months ended
	September 30,
(In thousands, except for percentages)	2023	2022	$ Change	% Change
Brand sponsorships	$14,616	$28,054	(13,438)	(47.9)%
Content	9,658	10,641	(983)	(9.2)%
Consumer products	852	2,328	(1,476)	(63.4)%
Esports	11,537	7,285	4,252	58.4%
Other	86	313	(227)	(72.5)%
Total revenue	$36,749	$48,621	(11,872)	(24.4)%

Cost of Revenues

Cost of revenue decreased by $1.1 million, or 3% for the nine months ended September 30, 2023 compared to the Nine months ended September 30, 2022. This change was due to a decrease of consumer products cost of $1.3 million primarily as a function of lower consumer products revenues. Other costs decreased by $4.9 million for the nine months ended September 30, 2023 which is offset partially by the increase of Sponsorship and Esports costs of $1.6 million and $3.6 million, respectively, compared to the nine months ended September 30, 2022. The increase in Esports costs was primarily due prize money costs provided to talent members.

General and Administrative

General and administrative expenses decreased by $0.3 million, or 1% for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, primarily due to the additional cost of becoming a public company, and an increase in compliance and operational staffing in 2022. Our compensation and benefits costs increased by $0.5 million due to increased salaries and one time severance with respect to company restructuring. For the nine months ended September 30, 2023 we also experienced a $0.7 million decrease in other professional fees and $0.4 million decrease in accounting and audit fees due to improved processes internally. Travel and Entertainment costs also decreased $1.4 million, in connection with better cost management of our business.

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Sales and Marketing

Sales and marketing expenses decreased by $3.1 million for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, primarily due to an overall decrease in marketing activities.

Interest Expense, Net

Net interest expense decreased by $5.0 million, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. As result of the B. Riley Business Combination, all convertible notes were converted into common stock and other debts were paid in cash with the proceeds from the B. Riley Business Combination. After the consummation of the B. Riley Business Combination on July 19, 2022 and as of September 30, 2023, the Company does not have any outstanding long-term debt.

Other, net

Other expense increased by $0.6 million for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. Other expense primarily includes the Employee Retention Tax Credit.

Non-GAAP Information

Adjusted EBITDA, a non-GAAP measure, is a performance measure that we use to supplement our results presented in accordance with U.S. GAAP. Adjusted EBITDA is defined as net loss before share-based compensation expense, foreign currency gains and losses, interest expense, impairment of content assets, depreciation and amortization, change in fair value of warrant liabilities, loss on debt extinguishment, and non-recurring, non-operating expenses, such as severance. Adjusted EBITDA is used by the FaZe board and management as a key factor in determining the quality of our earnings (loss).

Adjusted EBITDA is a performance measure that we believe is useful to investors and analysts because it helps illustrate the underlying financial and business trends relating to our core, recurring results of operations and also enhances comparability between periods.

Adjusted EBITDA is not a recognized measure under U.S. GAAP and is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Investors should exercise caution in comparing our non-GAAP measure to any similarly titled measure used by other companies. This non-GAAP measure excludes certain items required by U.S. GAAP and should not be considered as an alternative to information reported in accordance with U.S. GAAP.

The table below presents our adjusted EBITDA, reconciled to our net loss for the periods indicated.

	Three months ended September 30,
(In thousands)	2023	2022
Net loss	$(7,201)	$(130,598)
Adjusted for:
Share-based compensation expense	1,359	2,337
Restructuring severance/recruiting/retention expense	236	-
Foreign exchange loss	-	3
Interest (income) expense	(138)	459
Depreciation and amortization of property and equipment	495	567
Amortization of intangible asset	68	-
Change in fair value of warrant liabilities (1)	(10)	(19)
Employee Retention Tax Credit	1,695	-
Loss on debt extinguishment	-	115,292
Other, net	(1,273)	-
Adjusted EBITDA	$(4,769)	$(11,959)

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	Nine months ended September 30,
(In thousands)	2023	2022
Net loss	$(35,597)	$(149,462)
Adjusted for:
Share-based compensation expense	9,996	4,996
Restructuring severance/recruiting/retention expense	1,710	-
Foreign exchange loss	1	3
Interest expense	(497)	4,491
Impairment of content assets	-	1,073
Depreciation and amortization of property and equipment	1,488	1,230
Amortization of intangible asset	333	-
Change in fair value of warrant liabilities (1)	(23)	(19)
Employee Retention Tax Credit	1,695	-
Loss on debt extinguishment	-	115,292
Other, net	(552)	-
Adjusted EBITDA	$(21,446)	$(22,396)

(1)	Represents the change in the fair value of the Private Placement Warrants liability. (See Note 6 to the consolidated financial statements)

Liquidity and Capital Resources

Our ability to expand and grow our business in the short and long term will depend on many factors, including our working capital needs and the evolution of our operating cash flows.

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. We have financed our operations primarily through the proceeds from the B. Riley Business Combination and PIPE offering, the sale of convertible preferred stock, and through debt agreements with third party lenders prior to the closing of the B. Riley Business Combination. See below for a summary of our material debt and equity financing arrangements.

While the residual economic impacts of the COVID-19 pandemic, as well as a more uncertain macro-economic environment are difficult to assess or predict, the impact of these events may reduce our ability to access capital, which could negatively impact our short-term and long-term liquidity. Nonetheless, FaZe believes it has sufficient resources to fund its operations at least until twelve months from the date of issuance of these financial statements.

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Our future short- and long-term capital requirements will depend on several factors, including but not limited to, the rate of our growth, our ability to attract and retain fans and brand sponsorships and their willingness to pay for our services. Further, we may enter into future arrangements to acquire or invest in businesses, products, services and strategic partnerships. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to scale back our existing operations and growth plans, which could have an adverse impact on our business and financial prospects and could continue to raise substantial doubt about our ability to continue as a going concern.

As of September 30, 2023, our principal source of liquidity was our cash in the amount of $17.2 million.

As of September 30, 2023, FaZe had 173,333 private placement warrants outstanding with an exercise price of $11.50 per share. The Private Placement Warrants are identical to the Public Warrants, described in Note 7, Equity, of the notes to the consolidated financial statements, except that the Private Placement Warrants (including the common stock underlying the Private Placement Warrants) were not transferable, assignable or salable until August 18, 2022 and they are not redeemable by FaZe for cash so long as they are held by the sponsor or its permitted transferees. During the nine months ended September 30, 2023 there was no exercise of any Private Placement Warrants.

Other Contractual Obligations, Commitments and Contingencies

We may be party to various claims in the normal course of business. Legal fees and other costs associated with such actions are expensed as incurred. We assess the need to record a liability for litigation and other loss contingencies, with reserve estimates recorded if we determine that a loss related to the matter is both probable and reasonably estimable. Legal settlements were immaterial for the three and nine months ended September 30, 2023 and 2022.

Our future contractual commitments related to future minimum payments for non-cancelable operating lease obligations at September 30, 2023 are $0.5 million, $1.1 million for 2024, and $0.0 million for 2025 and thereafter.

Cash Flows - The nine months ended September 30, 2023 and September 30, 2022

The following table summarizes our cash flows for the periods indicated (In thousands):

	Nine months ended September 30,
	2023	2022	$ Change	% Change
Net cash used in operating activities	$(21,219)	$(48,442)	27,223	56.2%
Net cash used in investing activities	(148)	(4,411)	4,263	96.6%
Net cash provided by financing activities	783	79,707	(78,924)	(99.0)%
Net increase (decrease) in cash and restricted cash	(20,584)	26,854	(47,438)	(176.7)%
Cash and restricted cash, beginning of period	37,807	17,618	20,189	114.6%
Cash and restricted cash, end of period	$17,223	$44,472	(27,249)	(61.3)%

Cash Flows Used in Operating Activities

We used $21.2 million in cash for operating activities in the nine months ended September 30, 2023 compared with $48.4 million used in the nine months ended September 30, 2022, a decrease of $26.8 million. This change was largely related to the changes in net loss of $113.9 million explained in the “Results of Operations” section, offset by the impact of various non-cash charges of $14.4 million explained in further detail below.

Net cash used in operating activities was $21.2 million for the nine months ended September 30, 2023. Our net loss of $35.6 million was partially comprised of non-cash charges including: stock-based compensation expense of $10.0 million, depreciation and amortization of $1.8 million, and bad debt expense of $1.4 million. Additionally, during the nine months ended September 30, 2023 changes in operating assets and liabilities decreased cash flows used in operations by $0.1 million, primarily due to a combination of an increase in accounts receivable of $4.0 million, a decrease in contract assets of $5.4 million, an increase in prepaid expenses and other assets of $1.9 million, a decrease in accounts payable and accrued expenses of $0.1 million and a decrease in contract liabilities of $1.3 million.

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Net cash used in operating activities was $48.4 million for the nine months ended September 30, 2022. Our net loss of $149.5 million was partially comprised of non-cash charges: loss on debt extinguishment of $115.3 million, interest expenses of $4.5 million, stock-based compensation expense of $5.0 million, depreciation and amortization of $1.2 million, impairments to content assets of $1.1 million, bad debt expense of $0.4 million, and partially offset by additions to content assets of $0.6 million. Additionally, during the nine months ended September 30, 2022, changes in operating assets and liabilities increased cash flows used in operations of $25.8 million, primarily due to a combination of an increase in accounts receivable and contract assets of $11.7 million, an increase in prepaid expenses and other assets of $6.1 million, a decrease in accounts payable and accrued expenses of $9.7 million, a decrease in short-term debt of $0.4 million, and partially offset by an increase in contract liabilities of $2.2 million.

Cash Flows Used in Investing Activities

We used $4.3 million less in cash from investing activities in the nine months ended September 30, 2023 compared with the nine months ended September 30, 2022 primarily due to decrease in purchases of property, plant and equipment of $0.1 million.

Net cash used in investing activities of $0.1 million for the nine months ended September 30, 2023 was due to purchases and leasehold improvements of property, plant and equipment of $0.1 million.

Net cash used in investing activities of $4.4 million for the nine months ended September 30, 2022 was due to purchases of property, plant and equipment of $3.8 million and purchases of intangible assets of $0.6 million.

Cash Flows Provided by Financing Activities

We generated $78.5 million less cash from financing activities in the nine months ended September 30, 2023 compared with the nine months ended September 30, 2022, primarily due to minimal financing activities.

Net cash provided by financing activities of $0.8 million for the nine months ended September 30, 2023 was due to proceeds from the issuance of common stock in connection with the exercise of stock options of $0.8 million.

Net cash provided by financing activities of $79.7 million for the nine months ended September 30, 2022 was primarily due to proceeds from recapitalization of B. Riley 150 shares, net of B. Riley 150 transaction costs, of $164.6 million, proceeds from PIPE offering of $100.0 million, proceeds from issuance of term loan of $20.0 million, proceeds from the issuance of common stock in connection with the exercise of stock options of $0.2 million, and partially offset by payments for redemptions of B. Riley 150 shares of $159.0 million, payments of transaction fees by Legacy FaZe of $25.1 million, and payments of loan principal of $21.1 million.

Critical Accounting Policies and Estimates

Our Condensed Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Preparation of the financial statements requires our management to make judgments, estimates and assumptions that impact the reported amount of net sales and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in Note 2, Summary of Significant Accounting Policies, of the notes to the consolidated financial statements. Our critical accounting policies are described below.

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Revenue Recognition and Contract Balances

Effective January 1, 2019, we adopted the new accounting standard under ASC 606, Revenue from Contracts with Customers (“ASC 606”) and related amendments, using the modified retrospective transition method for all contracts. Based on our assessment, the adoption of ASC 606 did not have a material impact to FaZe’s Condensed Consolidated Financial Statements and there were no material differences between FaZe’s adoption of ASC 606 and its historic accounting under ASC 605, Revenue Recognition. For further information regarding the impact of the adoption of this standard, refer to Note 3, Summary of Significant Accounting Policies, of the notes to the consolidated financial statements.

The below describes our revenue recognition policies and significant judgments in further detail:

Brand Sponsorships

FaZe offers advertisers a full range of promotional initiatives, including but not limited to online advertising, livestream announcements, content generation, social media posts, logo placement on FaZe’s official merchandise, and special appearances of members of its talent roster. FaZe’s brand sponsorship agreements may include multiple services that are capable of being individually distinct; however, the intended benefit is an association with FaZe’s brand, and the services are not distinct within the context of the contracts. Revenues from brand sponsorship agreements are recognized ratably over the contract term. Payment terms and conditions vary, but payments are generally due periodically throughout the term of the contract. In instances where the timing of revenue recognition differs from the timing of billing, management has determined the brand sponsorship agreements generally do not include a significant financing component.

Content

FaZe and our talent roster generate and produce original content, which FaZe monetizes through Google’s AdSense service. Revenue is variable and is earned when the visitor views or “clicks through” on the advertisement. The amount of revenue earned is reported to FaZe monthly and is recognized upon receipt of the report of viewership activity. Payment terms and conditions vary, but payments are generally due within 30 to 45 days after the end of each month.

The Company grants exclusive licenses to customers for certain content produced by FaZe’s talent. FaZe grants the customer a license to the intellectual property, which is the content and its use in generating advertising revenues, for a pre-determined period, for an amount paid by the customer, in most instances, upon execution of the contract. FaZe’s only performance obligation is to license the content for use in generating advertising revenues, and FaZe recognizes the full contract amount at the point at which FaZe provides the customer access to the content, which is at the execution of the contract. FaZe has no further performance obligations under these types of contracts and does not anticipate generating any additional revenue from these arrangements apart from the contract amount.

Principal Versus Agent Considerations

A significant amount of FaZe’s brand sponsorship and content revenues are generated from FaZe’s talent, who are under multi-year contracts. FaZe’s talent consists of independent contractors, whose compensation is tied to the revenue that they generate. Management has evaluated the terms of FaZe’s brand sponsorship and content agreements and has concluded FaZe is the principal. Brand sponsorship and content revenues are reported on a gross basis, while revenue-sharing and other fees paid to FaZe’s talent are recorded as cost of revenues. FaZe owns the brand and intellectual property, takes primary responsibility for delivery of services, and exercises control over content generation and monetization. FaZe contracts directly with Google on its company operated channels, and the talent contracts directly with Google on their own channels. As part of FaZe’s contracts with its talent, FaZe agrees to serve talent’s management company as it relates to specific types of work the talent may perform, including content creation and advertising revenue generated from the content. While the talent owns the content they create while they are under contract with FaZe, the talent grants FaZe an exclusive perpetual license to the content, and FaZe grants limited usage rights of that content back to the talent, conditional upon them complying with their contract. Furthermore, all income earned from services provided by the talent related to gaming, Esports, content creation, or the business of FaZe, which includes revenue from advertising via talent content, is subject to the talent agreement and is payable to FaZe. In addition, FaZe’s contracts with its talent specify rules and restrictions on the content the talent can create and post. As such, through its contracts with talent, FaZe is the principal because FaZe is the entity exercising primary control over the content generated in the YouTube channels being monetized.

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Consumer Products

FaZe earns consumer products revenue from sales of FaZe’s consumer products on FaZe’s website or at live or virtual events. Revenues are recognized at a point in time, as control is transferred to the customer upon shipment. FaZe offers customer returns and discounts through a third-party distributor and accounts for this as a reduction to revenue. FaZe does not offer loyalty programs or other sales incentive programs that are material to revenue recognition. Payment is due at the time of sale. FaZe has outsourced the design, manufacturing, fulfillment, distribution, and sale of FaZe’s consumer products to a third party in exchange for royalties based on the amount of revenue generated. Management evaluated the terms of the agreement to determine whether FaZe’s consumer products revenues should be reported gross or net of royalties paid. Key indicators that management evaluated in determining whether FaZe is the principal in the sale (gross reporting) or an agent (net reporting) include, but are not limited to:

●	FaZe is the party that is primarily responsible for fulfilling the promise to provide the specified good or service,

●	FaZe has inventory risk before the good is transferred to the customer, and

●	FaZe is the party that has discretion in establishing pricing for the specified good or service.

Based on management’s evaluation of the above indicators, FaZe reports consumer products revenues on a gross basis.

Esports

League Participation: Generally, FaZe has one performance obligation-to participate in the overall Esport event-because the underlying activities do not have standalone value absent FaZe’s participation in the tournament or event. Revenue from prize winnings and profit-share agreements is variable and is highly uncertain. FaZe recognizes revenue at the point in time when the uncertainty is resolved.

Player Transfer Fees: Player transfer agreements include a fixed fee and may include a variable fee component. FaZe recognizes the fixed portion of revenue from transfer fees upon satisfaction of FaZe’s performance obligation, which coincides with the execution of the related agreement. The variable portion of revenue is considered highly uncertain and is recognized at the point in time when the uncertainty is resolved.

Licensing of Intellectual Property: FaZe’s licenses of intellectual property generate royalties that are recognized in accordance with the royalty recognition constraint. Royalty revenue is recognized at the time when the sale occurs.

Transaction Price Allocated to the Remaining Performance Obligations

For the estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) as of September 30, 2023, FaZe applies the allowable practical expedient and does not disclose information about remaining performance obligations that have original expected durations of one year or less. Revenue expected to be recognized in the future related to performance obligations that have original expected durations greater than one year that are unsatisfied (or partially unsatisfied) as of September 30, 2023 were not material.

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Warrants

FaZe accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging. Warrants that meet the definition of a derivative financial instrument and the equity scope exception in ASC 815-10-15-74(a) are classified as equity, and are not subject to remeasurement provided that FaZe continues to meet the criteria for equity classification. Warrants that are accounted for as equity-classified are further discussed in Note 7, Equity, of the notes to the consolidated financial statements. Warrants that are classified as liabilities are accounted for at fair value and remeasured at each reporting date until exercise, expiration, or modification that results in equity classification. Any change in the fair value of the warrants is recognized as change in fair value of warrant liabilities in the Consolidated Statements of Operations. The classification of warrants, including whether warrants should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. The fair value of liability-classified warrants is determined using the Black-Scholes options pricing model (“Black-Scholes model”) which includes Level 3 inputs as further discussed in Note 6, Private Placement Warrants and Recurring Fair Value Measurements, of the notes to the consolidated financial statements.

Stock-Based Compensation

We recognize the cost of stock-based awards granted to FaZe employees, directors, and nonemployee consultants based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. We have elected to recognize the effect of forfeitures in the period they occur.

Based on the early stage of our company’s development and other relevant factors, we determined that an Option Pricing Model (“OPM”) was the most appropriate method for allocating FaZe’s enterprise value to determine the estimated fair value of common stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding FaZe’s expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Specifically, we have historically used the back solve analysis to estimate the fair value of our common stock, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security (shares of our preferred stock in this instance).

The estimates utilized in determining the grant date fair value for new awards are no longer necessary now that our shares are publicly traded. The grant date fair value of our common stock was determined with the assistance of an independent third-party valuation specialist.

We specifically determine the fair value of FaZe stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

●	Expected Term - We use the simplified method when calculating the expected term due to insufficient historical exercise data.

●	Expected Volatility - As our stock has recently become publicly traded, the volatility is based on a benchmark of comparable companies within our peer group.

●	Expected Dividend Yield - The dividend rate used is zero as we have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future.

●	Risk-Free Interest Rate - The interest rates used are based on the implied yield available on a U.S. Treasury zero-coupon instrument with an equivalent remaining term equal to the expected life of the award.

Income Taxes

We record a tax provision for the anticipated tax consequences of the reported results of operations. In accordance with ASC 740, Income Taxes, the provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating losses and tax credit carryforwards.

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Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. We evaluate deferred tax assets each period for recoverability. For those assets that do not meet the threshold of “more likely than not” that they will be realized in the future, a valuation allowance is recorded. We have considered our history of cumulative tax and book losses incurred since inception, and other positive and negative evidence, and have concluded that it is more likely than not that FaZe will not realize the benefits of the net deferred tax assets as of September 30, 2023 or as of September 30, 2022.

We report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. We recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense, if applicable income tax returns remain open for examination by applicable authorities, generally three years from filing for federal and four years for state. We would classify interest and penalties related to uncertain tax positions as income tax expense, if applicable. There was no interest expense or penalties related to unrecognized tax benefits recorded through September 30, 2023.

Income tax expense for the three months ended September 30, 2023 and 2022 is based on the estimated annual effective tax rate. FaZe expects a 0% estimated annual effective tax rate for 2023. No income tax expense was recognized for the three and nine months ended September 30, 2023 or 2022.

Recently Adopted and Issued Accounting Pronouncements

See Note 3, Summary of Significant Accounting Policies, of the notes to the consolidated financial statements, for recently adopted accounting pronouncements and recently issued accounting pronouncements that may have an impact on future results but that have not yet been adopted as of the date of the consolidated financial statements.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and have elected to take advantage of the benefits of this extended transition period. This may make it difficult to compare our financial results with the financial results of other public companies that are either not emerging growth companies or emerging growth companies that have chosen not to take advantage of the extended transition period.

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INFORMATION ABOUT GAMESQUARE

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to GameSquare and its subsidiaries before the Merger.

CORPORATE STRUCTURE

Name, Address and Incorporation

GameSquare Holdings, Inc. (formerly Engine Gaming & Media, Inc.) (Nasdaq: GAME; TSXV: GAME) (“GameSquare” or the “Company”) is a corporation existing under the Business Corporations Act (British Columbia) (and was originally incorporated under the Business Corporations Act (Ontario) on April 8, 2011). The registered head office of the Company is 6775 Cowboys Way, Ste. 1335, Frisco, Texas, USA, 75034. GameSquare completed its plan of arrangement (the “Arrangement”) with GameSquare Esports Inc. (“GSQ”) on April 11, 2023, resulting in the Company acquiring all the issued and outstanding securities of GSQ. The Arrangement constituted a Reverse Takeover of the Company by GSQ with GSQ as the reverse takeover acquirer and the Company as the reverse takeover acquiree, under applicable securities laws and for accounting purposes under IFRS. At completion of the Arrangement, Engine Gaming and Media, Inc. changed its name to GameSquare Holdings Inc.

GameSquare’s shares are listed and posted for trading on the TSXV under the trading symbol “GAME”, on Nasdaq under the trading symbol “GAME”, and the OTCQB under the trading symbol “GAME”. The registered and head office of GameSquare is located at 6775 Cowboys Way, Ste. 13335, Frisco, Texas, USA, 75034. GameSquare Esports, Inc was traded on the Canadian Securities Exchange (CSE) under the symbol “GSQ” and on the OTCQB Venture Market in the Unites States under the symbol “GMSQF” until April 11, 2023.

Intercorporate Relationships and Material Subsidiaries

The following is a summary of the inter-corporate relationships between GameSquare and its subsidiaries, which together comprise the consolidated GameSquare as of the date hereof:

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DESCRIPTION OF BUSINESS

GameSquare is a vertically integrated, digital media, entertainment and technology company that connects global brands with gaming and youth culture audiences. GameSquare’s end-to-end platform includes GCN, a digital media company focused on gaming and esports audiences, Swingman LLC dba as Zoned, a gaming and lifestyle marketing agency, Code Red Esports Ltd. (“Code Red”), a UK based esports talent agency, NextGen Tech, LLC, dba as Complexity Gaming (“Complexity”), a leading esports organization, GameSquare Esports Inc. dba as Fourth Frame Studios, a creative production studio, Mission Supply, a merchandise and consumer products business, Frankly Media, programmatic advertising, Stream Hatchet, live streaming analytics, and Sideqik a social influencer marketing platform.

Industry Overview and Principal Markets

Video gaming is one of the largest and fastest growing markets in the entertainment sector, with an estimated 2.6 billion gamers globally, with esports being the major source of growth. Esports is a term that comprises a diverse offering of competitive electronic games that gamers play against each other. One of the biggest differences between esports and video games of old is the community and spectator nature of esports - the competitive play against another person, either one-on-one or in teams, is a central feature of esports. Since players play against each other online, a global network of players and viewers has developed as these players compete against each other worldwide. Additionally, game developers have greatly increased the entertainment value of games, which has made the spectator aspect of gaming much more prevalent and further drives expansion of the gaming market.

The expanded reach of broadband service and the computer technology advances in the last decade have also greatly accelerated the growth of esports. Esports has become so popular that many high schools and colleges now offer programs to support students’ interest in esports, as well as tournaments and scholarships. The best-known esports teams are receiving marquee sponsorships and are being purchased or invested in by a range of financial and strategic partners. The highest profile esports gamers have significant online audiences as they stream themselves playing against other players online and potentially can generate millions of dollars in sponsorship money and affiliate fees from their online streaming channels. It is projected that by 2023, approximately 650 million people will be watching esports globally. Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services, including Twitch.tv, Youtube.com and Facebook Gaming

Outlook

GameSquare’s growth strategy focuses on growing audience and reach within its digital agencies, media network, and teams segments. GameSquare’s digital agencies, teams, and services segments serve the gaming and esports market, and more broadly sports and entertainment through content creation, audience development and growing brand relationships. The digital agency industry is highly fragmented, and these businesses are generally characterized by high revenue growth with healthy earnings before income, taxes, depreciation and amortization margins, which management believes positions the Company well for sustainable growth through organic efforts and presents significant opportunities to grow through accretive acquisitions.

The Company has invested in its sales organization and continues to see significant growth in the number, and the size, of requests for proposals within its agency businesses and greater sales activity within Complexity. The Company’s financial profile compares very favorably against its esports peers.

The Company believes enterprise growth may come as a result of synergistic approaches to combining the strengths of its multiple SaaS companies that it can present as a unified offering to the market. GameSquare believes

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Competition

GameSquare competes in highly competitive and fragmented sectors, which include digital advertising and marketing services, esports content, streaming technology, and gaming platforms. Despite intense competition, the Company believes it is well positioned to compete with its competitors by means of utilizing its end to end modern marketing technology platform that supports a continuous feedback loop between its various services, such as marketing services, influencer relationship management, and real-time analytics and insights. GameSquare believes this ability to leverage its broad range of services provides a unique and differentiated platform compared to its competitors.

The esports and gaming industry is in competition with other sporting and entertainment events, both live and delivered over television networks, radio, the Internet, mobile applications, and other sources. As a result of the large number of options available and the global nature of the esports industry, we face strong competition for esports fans. There is also intense competition amongst businesses operating in the segments of the esports industry where we currently operate or may operate in the future, including esports agencies, influencer technology platforms, analytics technologies, content creation and media content assets.

Customers

The Company has different business segments which often target different customers. For example, our business-to-business SaaS and data analytics platforms generate revenue from industry leading companies in the technology space, such as Microsoft. Additionally, our marketing, content creator services have benefited from brand sponsorships with large customers such as Jack in the Box, Red Bull, and Kraft. Importantly, we believe our end-to-end marketing platform creates a highly attractive opportunity for continued customer growth via cross pollination of our services, which we believe will allow us to acquire a broad range of diversified customers.

Intellectual Property

GameSquare considers the creation, use, and protection of intellectual property to be crucial to its business. GameSquare relies on a combination of trade secret, copyright, domain name and other legal rights to protect its intellectual property. GameSquare typically owns the copyright to the software code to its content. GameSquare believes that it has provided sufficient security for its intellectual property.

Non-patent intellectual properties owned by GameSquare include: trademarks relating to Complexity, Sideqik, and other marks utilized by GameSquare and its subsidiaries. Additionally, the Company owns numerous website domains in connection with

GameSquare grants exclusive licenses to customers for certain content produced by GameSquare’s talent. The Company grants the customer a license to the intellectual property, which is the content and its use in generating advertising revenues, for a pre-determined period, for an amount paid by the customer, in most instances, upon execution of the contract.

The Company enters also into license agreements with customers for its content management system, video software, and mobile applications (Frankly), e-sports data platform (Stream Hatchet) and an influencer marketing platform (SideQik). These license agreements, generally non-cancellable, without paying a termination penalty, and multiyear, provide the customer with the right to use the Company’s application solely on a Company-hosted platform or, in certain instances, on purchased encoders. The license agreements also entitle the customer to technical support.

Human Capital Resources

As of September 30, 2023, GameSquare had approximately 183 employees globally. Of these employees, approximately 4 are located in Canada, 137 in the United States, 12 in the UK and 30 in Spain. GameSquare considers its relations with its employees to be strong and views its employees as an important competitive advantage.

A significant amount of the Company’s brand sponsorship and content revenues are generated from the Company’s talent, who are under exclusive, multi-year contracts. The Company’s talent consists of highly trained independent contractors, whose compensation is tied to the revenue that they generate.

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Property

Our corporate headquarters is located at 6775 Cowboys Way, Ste. 1335, Frisco, Texas, USA, 75034, which we have leased since October 1, 2018. In January 2021 we amended the headquarters lease to extend the term until April 30, 2029.

Legal Proceedings

We are, from time to time, subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. We are not currently a party to any such claims, lawsuits or proceedings, the outcome of which, if determined adversely to us, we believe would, individually or in the aggregate, be material to our business or result in a materially adverse effect on our future operating results, financial condition or cash flows.

In April 2020, Engine announced its renegotiation of the acquisition of Allinsports. The revised purchase agreement provided for the acquisition of 100% of Allinsports in exchange for the issuance of 241,666 common shares of the Company and other considerations, including payments of $1,200,000 as a portion of the purchase consideration. In September 2020, the Company advised the shareholders of Allinsports that closing conditions of the transaction, including the requirement to provide audited financial statements, had not been satisfied.

In response, in November 2020, the shareholders of Allinsports commenced arbitration in Alberta, Canada seeking, among other things, to compel the Company to complete the acquisition of Allinsports without the audited financial statements, and to issue 241,666 common shares of the Company to those shareholders. As alternative relief, the shareholders of Allinsports sought up to US$20,000,000 in damages .A hearing in this matter was held in May of 2021, and by a decision dated September 30, 2021, the Arbitrator determined that the closing of the transaction had previously occurred and directed the Company to issue 241,666 common shares. The Company is pursuing regulatory approval to issue the shares and is also pursuing relief against the Allinsports shareholders for various alleged breaches of the share purchase agreement. The Company recognized a liability for the arbitration ruling of $517,875, which represents the fair value of the common shares directed to be delivered as of September 30, 2023. The liability is recorded as Arbitration reserve on the Company’s Consolidated Statements of Financial Position. This liability will be adjusted to fair value at the end of each reporting period.

On January 21, 2021, eight former shareholders of Winview filed a Complaint in Delaware Chancery Court against four Winview directors (David Lockton, et al. v. Thomas S. Rogers, et al.) alleging that the defendants breached their fiduciary duties in connection with the sale of Winview to the Company. The relief sought includes rescission of the sale of Winview to the Company and compensatory damages. The defendants have filed a motion to dismiss the claims. By Decision dated March 1, 2022, the Court granted in part and denied in part, the defendants’ Motion to Dismiss the Complaint. Neither the Company nor Winview have been named as parties to this action. Under the March 9, 2020, Business Combination Agreement pursuant to which the Company acquired Winview, the Company agreed to indemnify Winview’s directors for any claims arising out of their service as directors for Winview. This matter was settled in September 2023.

In July of 2021, Winview Inc. filed separate patent infringement lawsuits against DraftKings Inc. and FanDuel, Inc in the United States District Court for the District of New Jersey, alleging that Sportsbook and Daily Fantasy Sports offerings of DraftKings and FanDuel infringe four of Winview’s patents. These actions seek the recovery of damages and other appropriate relief. Draft Kings and FanDuel have filed motions to dismiss, which are pending, and the court’s review of these motions has been suspended pending the outcome of inter partes review proceedings filed with the United States Patent Office regarding some of the patents involved in these actions. In September of 2023, in connection with the settlement of the Lockton action, Winview Inc. transferred patents, including the four that are subject of the District Court actions, to an independent entity, WinView IP Holdings, LLC, which has assumed responsibility for the prosecution of these actions.

By Order to Continue dated May 5, 2022, the Company was substituted in as the plaintiff in a matter pending in the Ontario Superior Court of Justice, seeking recovery of €1,903,153 of principal and additional amounts of accrued interest under promissory notes acquired by the Company. The matter is in the discovery stage.

The outcomes of pending litigations in which the Company is involved are necessarily uncertain as are the Company’s expenses in prosecuting and defending these actions. From time to time the Company may modify litigation strategy and/or the terms on which it retains counsel and other professionals in connection with such actions, which may affect the outcomes of and/or the expenses incurred in connection with such actions.

The Company is subject to various other claims, lawsuits and other complaints arising in the ordinary course of business. The Company records provisions for losses when claims become probable, and the amounts are estimable. Although the outcome of such matters cannot be determined, it is the opinion of management that the final resolution of these matters will not have a material adverse effect on the Company’s financial condition, operations, or liquidity.

Regulatory Matters

GameSquare is subject to general business regulations and laws as well as regulations and laws specifically governing the internet, gaming, intellectual property, advertising, e-commerce and electronic devices, including, the Digital Millennium Copyright Act, the Communications Decency Act, and the copyright fair-use doctrine in the U.S., the Electronic Commerce Directive in the E.U., the California Privacy Protection Act, and the General Data Protection Regulation (Regulation (EU) 2016/679). Existing and future laws and regulations may impede our growth or strategy. These regulations and laws cover taxation, privacy, data protection, pricing, content, copyrights, trademarks, distribution, mobile communications, consumer protection, web services, labor and employment, securities regulation, financial reporting, the provision of online payment services, websites and the characteristics and quality of products and services. Unfavorable changes in regulations and laws could decrease demand for our events, online offerings and merchandise, increase our cost of doing business or otherwise have a material adverse effect on our reputation, popularity, ability to compete, results of operations and financial condition.

GameSquare currently operates and has businesses predominantly in the U.S., Spain, and U.K. markets and may further expand internationally and operate in select foreign markets. Conducting international operations subjects GameSquare to risks related to foreign regulatory requirements and complying with a wide variety of laws and legal standards.

Non-compliance with any applicable laws and regulations could result in penalties or significant legal liability. GameSquare’s management recognizes its responsibility for conducting the company’s affairs in compliance with established applicable laws and regulations, and for maintaining proper standards of conduct for its activities, but there can be no assurance that GameSquare will not be subject to regulatory action, including fines, in the event of an incident.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GAMESQUARE

The following discussion of GameSquare’s financial condition and results of operations should be read in conjunction with GameSquare’s financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” “Company” and similar terms are to GameSquare and subsidiaries prior to the consummation of the Merger.

Overview

GameSquare is a vertically integrated, digital media, entertainment and technology company that connects global brands with gaming and youth culture audiences. GameSquare’s end-to-end platform includes GCN, a digital media company focused on gaming and esports audiences, Swingman LLC dba as Cut+Sew, a gaming and lifestyle marketing agency, Code Red Esports Ltd. (“Code Red”), a UK based esports talent agency, NextGen Tech, LLC, dba as Complexity Gaming (“Complexity”), a leading esports organization, GameSquare Esports Inc. dba as Fourth Frame Studios, a creative production studio, Mission Supply, a merchandise and consumer products business, Frankly Media, programmatic advertising, Stream Hatchet, live streaming analytics, and Sideqik a social influencer marketing platform.

GameSquare Holdings, Inc. (formerly Engine Gaming and Media, Inc.), (NASDAQ: GAME; TSXV: GAME) completed its plan of arrangement (the “Arrangement”) with GameSquare Esports Inc. (“GSQ”) on April 11, 2023, resulting in the Company acquiring all the issued and outstanding securities of GSQ. At completion of the Arrangement Engine Gaming and Media, Inc. changed its name to GameSquare Holdings Inc.

GameSquare Esports, Inc was traded on the Canadian Securities Exchange (CSE) under the symbol “GSQ” and on the OTCQB Venture Market in the Unites States under the symbol “GMSQF” until April 11, 2023.

Outlook

Management believes GameSquare is well positioned to benefit from the significant growth of the gaming and esports industry. The gaming and esports industry is projected to have a global audience of nearly 650 million viewers by 2025, with live streaming expected to reach more than 1.4 billion by the end of 2025 and the gaming market is expected to generate more than 225 billion of revenue by 2025. (source: NewZoo 2022 Global Esports and Live Streaming Report and NewZoo 2022 Global Games Market Report). GameSquare’s revenue growth is expected to be driven by increasing marketing spend from global brands that seek exposure to and connections with these audiences.

The Company’s growth strategy focuses on growing audience and reach within its digital agencies, media network, and teams segments. GameSquare’s digital agencies, teams, and services segments serve the gaming and esports market, and more broadly sports and entertainment through content creation, audience development and growing brand relationships. The digital agency industry is highly fragmented, and these businesses are generally characterized by high revenue growth with healthy earnings before income, taxes, depreciation and amortization (“EBITDA”) margins, which management believes positions the Company well for sustainable growth through organic efforts and presents significant opportunities to grow through accretive acquisitions.

The Company has invested in its sales organization and continues to see significant growth in the number, and the size, of requests for proposals within its agency businesses and greater sales activity within Complexity. The quality and performance of the Company’s sales organization resulted in significant growth in the Company’s revenue and investments in marketing have led to a robust contracted revenue and a significant sales pipeline for 2023. The Company’s financial profile compares very favorably against its esports peers.

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Third quarter of 2023 highlights and subsequent events

Disposition of certain Frankly Media LLC, assets

The Company announced that on November 9, 2023, GameSquare and its Frankly Media LLC subsidiary (“Frankly”) entered into a definitive agreement with SoCast, Inc. (“SoCast”) for SoCast’s acquisition of Frankly’s radio business assets. Frankly provides an online content management platform and related content services for approximately 700+ radio stations. In exchange for the Frankly technology platform and customer accounts, SoCast has agreed to pay Frankly US$4 million, which includes US$3 million upon closing of the transaction and up to an additional US$1 million based on future revenue derived from the radio assets. The transaction is expected to close by mid December 2023.

Merger Agreement

On October 19, 2023, GameSquare Holdings, Inc. (“GameSquare”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with FaZe Holdings Inc., a Delaware corporation (“FaZe”), and GameSquare Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of GameSquare ( “Merger Sub”), pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into FaZe (the “Merger”), with FaZe surviving such Merger as a wholly-owned subsidiary of GameSquare.

Merger Consideration

On the terms and subject to the conditions of the Merger Agreement, each share of common stock, par value $0.0001 per share, of FaZe (the “FaZe Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares held in treasury by FaZe or held directly by GameSquare or Merger Sub) will be converted into the right to receive 0.13091 (the “Exchange Ratio”) of a fully paid and non-assessable share of common stock, no par value, of GameSquare (the “GameSquare Common Stock”) and, if applicable, cash in lieu of fractional shares of FaZe Common Stock, subject to any applicable withholding.

Treatment of Equity Awards

At the Effective Time, (i) all FaZe equity awards outstanding immediately prior to the Effective Time, including options to purchase shares of FaZe Common Stock and each share of FaZe Common Stock subject to vesting, repurchase, or other lapse of restrictions will be assumed by GameSquare and converted into GameSquare equity awards on substantially the same terms, except that the assumed equity awards will cover a number of shares of GameSquare Common Stock, and, if applicable, have an exercise price, determined using the Exchange Ratio and (ii) all outstanding FaZe warrants exercisable for shares of FaZe Common Stock will be assumed by GameSquare and converted into GameSquare warrants on substantially the same terms, except that the assumed warrants will cover a number of shares of GameSquare Common Stock, and, if applicable, have an exercise price, determined using the Exchange Ratio.

Post-Closing Governance

Under the Merger Agreement, GameSquare has agreed to appoint to its board of directors two persons determined by FaZe, and a third member to be mutually agreed upon by FaZe and GameSquare prior to the Effective Time, as of the Effective Time, with such directors to hold office until the earliest to occur of the appointment or election and qualification of his or her respective successor or his or her death, resignation, disqualification, or proper removal.

Other Highlights

During the nine months ended September 30, 2023, 125,148 shares were issued on the exercise of RSUs.

Subsequent events

The Company has evaluated subsequent events from the balance sheet date through November 15, 2023, the date at which the unaudited interim condensed consolidated financial statements were available to be issued and determined there were no additional items to be disclosed.

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Review of financial results

The following financial information is derived from the condensed interim consolidated financial statements for the three and nine months ended September 30, 2023, and 2022.

	For the three months ended September 30, 2023	For the three months ended September 30, 2022	Variance
	$	$	$
CONTINUING OPERATIONS REVENUE
Revenue	16,045,049	10,133,280	5,911,769

Cost of sales	11,641,387	6,547,235	5,094,152
Gross profit	4,403,662	3,586,045	817,617

EXPENSES
Salaries, consulting and management fees	4,911,533	2,413,028	2,498,505
Player compensation	578,034	426,705	151,329
Professional fees	529,007	437,672	91,335
Advertising and promotion	212,961	2,780,025	(2,567,064)
Office and general	1,351,182	790,666	560,516
Technology expenses	155,798	-	155,798
Amortization and depreciation	1,023,849	669,490	354,359
Share-based payments	405,907	265,105	140,802
Interest expense	265,350	55,373	209,977
(Gain) loss on foreign exchange	223,820	(20,695)	244,515
Change in provision for reclamation deposit	-	15,403	(15,403)
Transaction costs	688,935	-	688,935
Arbitration settlement reserve	(212,234)	-	(212,234)
Restructuring costs	92,334	-	92,334
Legal settlement	3,381	-	3,381
Change in fair value of warrant liability	(133,216)	-	(133,216)
Change in fair value of convertible debt	(86,127)	-	(86,127)
	10,010,514	7,832,772	2,177,742
Net loss for the period before discontinued operations and taxes	(5,606,852)	(4,246,727)	(1,360,125)
Income tax recovery	11,469	17,770	(6,301)
Net loss for the period before discontinued operations	(5,595,383)	(4,228,957)	(1,366,426)

DISCONTINUED OPERATIONS
Gain on disposition of assets available for sale	-	46,915	(46,915)
Gain (loss) from discontinued operations	534,288	-	534,288
Net loss for the period from discontinued operations	534,288	46,915	487,373
Net loss for the period	(5,061,095)	(4,182,042)	(879,053)

OFF-BALANCE SHEET ARRANGEMENTS

As of the date of this MD&A, the Company does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on the results of operations or financial condition of the Company including, without limitation, such considerations as liquidity and capital resources.

Management’s Responsibility for Financial Information

The Company’s financial statements and the other financial information included in this management report are the responsibility of the Company’s management and have been examined and approved by the Company’s audit committee and Board of Directors. The accompanying financial statements are prepared by management in accordance with IFRS and include certain amounts based on management’s best estimates using careful judgment. The selection of accounting principles and methods is management’s responsibility.

Management recognizes its responsibility for conducting the Company’s affairs in a manner to comply with the requirements of applicable laws and established financial standards and principles, and for maintaining proper standards of conduct in its activities. The Board of Directors supervises the financial statements and other financial information through its audit committee, which is comprised of four non-management directors.

This committee’s role is to examine the financial statements and recommend that the Board of Directors approve them, to examine the internal control and information protection systems and all other matters relating to the Company’s accounting and finances. To do so, the audit committee meets annually with the external auditors, with or without the Company’s management, to review their respective audit plans and discuss the results of their examination. This committee is responsible for recommending the appointment of the external auditors or the renewal of their engagement.

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DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROL OVER FINANCIAL REPORTING

In accordance with National Instrument 52-109 - Certification of Disclosure in Issuers ‘Annual and Interim Filings (“NI 52-109”) and Rule 13a-15 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), the establishment and maintenance of Disclosure Controls and Procedures (“DC&P”) and Internal Control Over Financial Reporting (“ICFR”) is the responsibility of management.

Disclosure Controls and Procedures

The Company maintains a set of DC&P designed to provide reasonable assurance that information required to be publicly disclosed is recorded, processed, summarized and reported on a timely basis. As required by NI 52-109 and Exchange Act Rule 13a-15(b), an evaluation of the design and operation of our DC&P was completed as of September 30, 2023 under the supervision and with the participation of management, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) using the criteria set forth in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO 2013 Framework”). Based upon this evaluation, our CEO and CFO concluded that because of the material weaknesses in our ICFR described below, our DC&P were not effective as of such date.

In accordance with the provisions of NI 52-109, the Company will be filing certificates signed by the CEO and CFO that report on, among other items: (i) their responsibility for establishing and maintaining DC&P and ICFR for the Company; and (ii) the design of DC&P and ICFR.

The Company, under the supervision of the CEO and CFO, has designed DC&P in order to provide reasonable assurance that:

●	material information relating to the Company is made known to the CEO and CFO by others; and
●	information required to be disclosed by the Company in its filings, under applicable securities legislation is recorded, processed, summarized, and reported within the time periods specified in securities legislation.

In accordance with NI 52-109, an evaluation was carried out, under the supervision of the CEO and CFO, of the design of the Company’s DC&P. Based on this evaluation, the CEO and CFO concluded that deficiencies existed in the design of the Company’s ICFR and in the DC&P, which raises the possibility that the Company’s DC&P were ineffective as of September 30, 2023.

Internal Controls over Financial Reporting

The Company, under the supervision of the CEO and CFO, is responsible for designing ICFR in order to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with IFRS1 as issued by the International Accounting Standards Board.

In accordance with NI 52-109, an evaluation was carried out, under the supervision of the CEO and the CFO, of the effectiveness of the Company’s ICFR. Based on this evaluation, the CEO and the CFO concluded that deficiencies concerning the design of the Company’s ICFR exist and therefore, the Company’s ICFR was potentially ineffective as of September 30, 2023 (the “Evaluation Date”). The control framework used to design and evaluate effectiveness of the Company’s ICFR is established under the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) on Internal Control - Integrated Framework (2013 framework).

Per NI 52-109, a material weakness is a deficiency, or combination of deficiencies, in ICFR, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

Based on such assessment, as of the Evaluation Date, our CEO and CFO concluded that our internal control over financial reporting procedures were not effective. Material weaknesses relating to the Design and Implementation of Control Activities and Monitoring Activities were identified.

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The Company did not have sufficient resources with the relevant expertise to perform an effective risk assessment process, design and implement controls supported by documentation and provide evidence that such controls designed was based on the COSO Framework.

The material weaknesses in risk assessment, control activities and monitoring activities contributed to the following material weaknesses: (i) the Company did not complete a documented risk assessment, and (ii) the Company did not identify all risks and design relevant controls related to system of internal controls.

Accordingly, a reasonable possibility exists that material misstatements in the Company’s financial statements will not be prevented or detected on a timely basis. Because of the above-described material weaknesses in internal control over financial reporting, management concluded that the Company’s internal control over financial reporting was not effective for the three and nine months ended September 30, 2023.

As a consequence of the aggregation of the foregoing deficiencies in the Company’s DC&P and ICFR design, the Company did not have effective control activities related to the design of process-level and management review control activities. Aside from these deficiencies, management believes that the Company’s unaudited condensed interim consolidated financial statements for three and nine months ended September 30, 2023, present fairly in all material respects, the Company’s financial position, results of operations, changes in shareholders’ equity and cash flows in accordance with IFRS as issued by the International Accounting Standards Board. The Company does not believe and is not aware of any circumstance in which the potential weaknesses have impacted the Company’s financial reporting and as a result, there were no material adjustments to the Company’s unaudited condensed interim consolidated financial statements for three and nine months ended September 30, 2023. In addition, there were no changes to previously released financial results. However, if the collective deficiencies were deemed to create a material weakness, a material misstatement to our consolidated financial statements might not be prevented or detected on a timely basis.

Management’s Remediation Measures

To address the deficiencies identified, management, with oversight of the Audit Committee, has implemented, or will implement, remediation measures to further address the deficiencies in the design of its DC&P and ICFR. The Company intends to complete such remedial measures by December 31, 2024.

Management has also performed an initial risk assessment using a top-down, risk-based approach with respect to the risks of material misstatement of the consolidated financial statements. In addition, compensating controls have been applied to a number of areas where the risks of material misstatement are considered moderate to high.

The Company is engaging outside resources to strengthen the business process documentation and help with management’s self assessment and testing of internal controls.

As a result of the Engine acquisition the Company now has a CFO.

Although the Company can give no assurance that these actions will remediate these deficiencies or that additional deficiencies or a material weaknesses will not be identified in the future, management believes the foregoing efforts will, when implemented, strengthen our DC&P and ICFR. Management will take additional remedial actions as necessary as they continue to evaluate and work to improve the Company’s control environment.

Changes in internal controls over financial reporting

Other than the deficiencies described above, and the remediation process described above, there were no changes to the Company’s ICFR for the three and nine months ended September 30, 2023, that have materially affected, or are reasonably likely to materially affect, the Company’s ICFR.

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Limitations on Effectiveness of Disclosure Controls and Procedures and Internal Control over Financial Reporting

The Company’s management recognizes that any DC&P and ICFR, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives. Because of their inherent limitations, disclosure controls and procedures and internal control over financial reporting may not prevent or detect all errors or misstatements on a timely basis.

	For the nine months ended September 30, 2023	For the nine months ended September 30, 2022	Variance
	$	$	$
CONTINUING OPERATIONS REVENUE
Revenue	35,234,572	21,829,246	13,405,326

Cost of sales	24,833,233	13,580,839	11,252,394
Gross profit	10,401,339	8,248,407	2,152,932

EXPENSES
Salaries, consulting and management fees	13,434,380	7,442,140	5,992,240
Player compensation	1,604,832	1,315,745	289,087
Professional fees	957,057	1,425,585	(468,528)
Advertising and promotion	864,617	3,239,090	(2,374,473)
Office and general	3,222,909	2,172,181	1,050,728
Technology expenses	314,712	-	314,712
Amortization and depreciation	2,650,013	2,030,108	619,905
Share-based payments	1,288,292	1,206,332	81,960
Interest expense	528,016	270,185	257,831
(Gain) loss on foreign exchange	2,202	(66,675)	68,877
Change in provision for reclamation deposit	-	15,403	(15,403)
Transaction costs	2,186,916	-	2,186,916
Arbitration settlement reserve	(951,878)	-	(951,878)
Restructuring costs	386,620	-	386,620
Legal settlement	187,105	-	187,105
Change in fair value of warrant liability	(1,844,094)	-	(1,844,094)
Change in fair value of convertible debt	(541,136)	-	(541,136)
	24,290,563	19,050,094	5,240,469
Net loss for the period before discontinued operations and taxes	(13,889,224)	(10,801,687)	(3,087,537)
Income tax recovery	16,496	54,276	(37,780)
Net loss for the period before discontinued operations	(13,872,728)	(10,747,411)	(3,125,317)

DISCONTINUED OPERATIONS
Gain on disposition of assets available for sale	-	46,915	(46,915)
Gain (loss) from discontinued operations	358,194	-	358,194
Net loss for the period from discontinued operations	358,194	46,915	311,279
Net loss for the period	(13,514,534)	(10,700,496)	(2,814,038)

For the three and nine months ended September 30, 2023, the Company reported losses of $5,061,095 and $ 13,514,534, respectively, compared with losses of $4,182,042 and $10,700,496, respectively, for the three and nine months ended September 30, 2022. The increase in net losses is primarily the result of inclusion of Engine results from acquisition date forward as well the related costs to complete the Arrangement.

Revenue and segmented information

IFRS 8 requires operating segments to be determined based on the Company’s internal reporting to the Chief Operating Decision Maker (“CODM”). The Company’s CODM has been determined to be the Company’s chief executive officer as he is primarily responsible for the allocation of resources and the assessment of performance. The CODM uses gross profit, as reviewed at periodic business review meetings, as the key measure of the Company’s results as it reflects the Company’s underlying performance for the period under evaluation.

The CODM’s primary focus for review and resource allocation is the Company as a whole and not any component part of the business. Having considered these factors, management has judged that the Company has one operating segment under IFRS 8.

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The following disaggregates revenue by revenue stream and geographic region for the three and nine months ended September 30, 2023, and 2022.

Three months ended September 30, 2023

	United Kingdom	USA	Spain	Total
Revenue channel	$	$	$	$
Team Revenue	-	4,543,603	-	4,543,603
Agency Revenue	965,377	8,204,583	-	9,169,960
SaaS	-	1,576,397	755,089	2,331,486
Total Revenue	965,377	14,324,583	755,089	16,045,049
Cost of sales	812,018	10,743,394	85,975	11,641,387
Gross profit	153,359	3,581,189	669,114	4,403,662

Three months ended September 30, 2022

	United Kingdom	USA	Mexico	Total
Revenue channel	$	$	$	$
Team Revenue	-	4,151,041	-	4,151,041
Agency Revenue	1,540,915	4,441,324	-	5,982,239
SaaS	-	-	-	-
Total Revenue	1,540,915	8,592,365	-	10,133,280

Cost of sales	1,268,089	5,279,146	-	6,547,235
Gross profit	272,826	3,313,219	-	3,586,045

Nine months ended September 30, 2023

	United Kingdom	USA	Spain	Total
Revenue channel	$	$	$	$
Team Revenue	-	9,581,162	-	9,581,162
Agency Revenue	2,373,925	18,637,266	-	21,011,191
SaaS	-	3,224,951	1,417,268	4,642,219
Total Revenue	2,373,925	31,443,379	1,417,268	35,234,572

Cost of sales	1,981,432	22,695,354	156,447	24,833,233
Gross profit	392,493	8,748,025	1,260,821	10,401,339

Nine months ended September 30, 2022

	United Kingdom	USA	Mexico	Total
Revenue channel	$	$	$	$
Team Revenue	-	8,355,283	99,848	8,455,131
Agency Revenue	4,035,666	9,338,449	-	13,374,115
SaaS	-	-	-	-
Total Revenue	4,035,666	17,693,732	99,848	21,829,246

Cost of sales	3,280,655	10,248,233	51,951	13,580,839
Gross profit	755,011	7,445,499	47,897	8,248,407

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Results of operations for the three months ended September 30, 2023

Revenue

Revenues for the three months ended September 30, 2023, were $16,045,049, which included $8,671,127 from the Engine acquisition that did not impact the revenues in the comparative period ended September 30, 2022, of $10,133,280.

Expenses

Salaries, consulting, and management fees incurred during the three months ended September 30, 2023, were $4,911,533 compared to $2,413,028 during the three months ended September 30, 2022. The increase of $2,498,505 primarily was the result of three months of expense from the operations of Engine that did not impact the comparative period.

Advertising and promotional expenses for the three months ended September 30, 2023, were $212,961, in comparison to $2,780,025 during the three months ended September 30, 2022. The decrease of $ 2,567,064 was primarily due to our cost reduction initiatives in 2023. In the 2022 period, significant investments were made by the Company to drive sales and align with sponsor deliverables including in person events.

Office and general expenses for the three months ended September 30, 2023, were $1,351,182, in comparison to $790,666 for the three months ended September 30, 2022. The increase primarily was the result of three months of expense from the operations of Engine that did not impact the comparative period.

Amortization and depreciation for the three months ended September 30, 2023, were $1,023,849, in comparison to $669,490 for the three months ended September 30, 2022. The increase primarily was the result of three months of expense from the results of Engine that did not impact the comparative period.

Transaction costs for the three months ended September 2023, were $688,935, in comparison to $0 for the three months ended September 30, 2022. The increase primarily resulted from the transaction in process with FaZe Clan in the current period.

Arbitration settlement reserve gain for the three months ended September 30, 2023, was $212,234, in comparison to $0 for the three months ended September 30, 2022. As part of the Engine acquisition and related purchase price allocation, we recognized a liability for an arbitration ruling, relating to AIS, which represents the fair value of the common shares directed to be delivered as of April 11, 2023. The movement represents adjusting the liability to fair value at the end of the reporting period.

Results of operations for the nine months ended September 30, 2023

Revenue

Revenues for the nine months ended September 30, 2023, were $35,234,572, which included $17,104,697 from the Engine acquisition that did not impact the revenues in the comparative period ended September 30, 2022, of $21,829,246.

Expenses

Salaries, consulting, and management fees incurred during the nine months ended September 30, 2023, were $13,434,380 compared to $7,442,140 during the nine months ended September 30, 2022. The increase of $5,992,240 primarily was the result of the April 11, 2023, to September 30, 2023, expenses from the operations of Engine that did not impact the comparative period.

Professional fees for the nine months ended September 30, 2023, were $957,057, in comparison to $1,425,585 during the nine months ended September 30, 2022. The decrease of $468,528 was primarily due to our cost reduction initiatives in 2023.

152

Advertising and promotional expenses for the nine months ended September 30, 2023, were $864,617, in comparison to $3,239,090 during the nine months ended September 30, 2022. The decrease of $2,374,473 was primarily due to our cost reduction initiatives in 2023. In the 2022 period, significant investments were made by the Company to drive sales and align with sponsor deliverables including in person events.

Office and general expenses for the nine months ended September 30, 2023, were $3,222,909, in comparison to $2,172,181 for the nine months ended September 30, 2022. The increase of $1,050,728 primarily was the result of the April 11, 2023, to September 30, 2023, expenses from the operations of Engine that did not impact the comparative period.

Technology expenses for the nine months ended September 2023, were $314,712, in comparison to $0 for the nine months ended September 30, 2022. The increase was the result of the April 11, 2023, to September 30, 2023, expenses from the operations of Engine that did not impact the comparative period.

Amortization and depreciation costs for the nine months ended September 2023, were $2,650,013, in comparison to $2,030,108 for the nine months ended September 30, 2022. The increase of $619,905 primarily was the result of the April 11, 2023, to September 30, 2023, expenses from the operations of Engine that did not impact the comparative period.

Transaction costs for the nine months ended September 2023, were $2,186,916, in comparison to $0 for the nine months ended September 30, 2022. The increase primarily resulted from Engine acquisition as well as the in-process acquisition of FaZe Clan that did not impact the comparative period.

Arbitration settlement reserve gain for the nine months ended September 30, 2023, was $951,878, in comparison to $0 for the nine months ended September 30, 2022. As part of the Engine acquisition and related purchase price allocation, we recognized a liability for an arbitration ruling, relating to AIS, which represents the fair value of the common shares directed to be delivered as of April 11, 2023. The movement represents adjusting the liability to fair value at the end of the reporting period.

Restructuring costs for the nine months ended September 30, 2023, were $386,620, in comparison to $0 for the nine months ended September 30, 2022. The increase was due to our cost reduction initiatives in 2023 and related restructuring of operations with the integration of GameSquare and Engine.

Change in fair value of warrant liability gain was $1,844,094 for the nine months ended September 30, 2023, versus $0 in the comparative period. Prior to the Engine acquisition, we did not have any liability measured warrants. The gain represents adjusting the liability measured warrants to fair value at the end of the reporting period, primarily driven by changes in the Company’s share price at the end of the period.

Change in fair value of convertible debt gain for the nine months ended September 30, 2023, was $541,136, in comparison to $0 for the three months ended September 30, 2022. Prior to the Engine acquisition, we did not have any convertible debt. The gain represents adjusting the convertible debt to fair value at the end of the reporting period, primarily driven by changes in the Company’s share price at the end of the period.

Other items

Gain from discontinued operations for the three and nine months ended September 30, 2023, was $534,288 and $358,194, respectively, in comparison to $0 for the three and nine months ended September 30, 2022. These gains were primarily comprised of gains from the abandoned business operations of Winview, a former operating entity of Engine. In the third quarter of 2023, third-party litigation with former directors of Winview was settled. In connection with that settlement, promissory notes issued by Winview were forgiven.

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Cash flows

The Company used cash of $9,793,762 in operating activities during the nine months ended September 30, 2023, compared with $7,682,397 in the comparative period. The use of funds in operating activities is described in the Results of Operations section.

The company had a benefit of $11,278,691 from the Arrangement during the nine months ended September 30, 2023.

The Company had proceeds of $1,036,516 from the line of credit, made lease payments of $411,683, and repaid loan amounts of $825,510 during the nine months ending September 30, 2023. During the nine months ended September 30, 2022, the Company made lease payments of $400,828 and received proceeds from a private placement, net of issuance costs, of $6,260,389.

Management’s use of Non-IFRS Measures

This MD&A contains certain financial performance measures, including “EBITDA” and “Adjusted EBITDA,” that are not recognized under International Financial Reporting Standards (“IFRS”) and do not have a standardized meaning prescribed by IFRS. As a result, these measures may not be comparable to similar measures presented by other companies. For a reconciliation of these measures to the most directly comparable financial information presented in the Interim Financial Statements in accordance with IFRS, see the section entitled “Reconciliation of Non-IFRS Measures” of this MD&A.

We believe EBITDA is a useful measure to assess the performance of the Company as it provides more meaningful operating results by excluding the effects of expenses that are not reflective of our underlying business performance and other one-time or non-recurring expenses. We define “EBITDA” as net income (loss) before (i) depreciation and amortization; (ii) income taxes; and (iii) interest expense.

Adjusted EBITDA

We believe Adjusted EBITDA is a useful measure to assess the performance of the Company as it provides more meaningful operating results by excluding the effects of expenses that are not reflective of our underlying business performance and other one-time or non-recurring expenses. We define “Adjusted EBITDA” as EBITDA adjusted to exclude extraordinary items, non-recurring items and other non-cash items, including, but not limited to (i) share based compensation expense, (ii) non-recurring legal and professional fees, human-resources, one-time events, marketing investments and collections-related expenses, (iv) intangible and goodwill impairments and loss on disposal of assets, and (v) transaction costs related to merger and acquisition activities.

Reconciliation of Non-IFRS Measures

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable measure determined under IFRS is set out below.

	For the three months ended	For the three months ended	For the nine months ended	For the nine months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

Net income (loss)	(5,061,095)	(4,182,042)	(13,514,534)	(10,700,496)
Interest expense	265,350	55,373	528,016	270,185
Income tax recovery	(11,469)	(17,770)	(16,496)	(54,276)
Amortization and depreciation	1,023,849	669,490	2,650,013	2,030,108
Share-based payments	405,907	265,105	1,288,292	1,206,332
Change in provision for reclamation deposit	-	15,403	-	15,403
Transaction costs	688,935	-	2,186,916	-
Arbitration settlement reserve	(212,234)	-	(951,878)	-
Restructuring costs	92,334	-	386,620	-
Legal settlement	3,381	-	187,105	-
Change in fair value of warrant liability	(133,216)	-	(1,844,094)	-
Change in fair value of convertible debt	(86,127)	-	(541,136)	-
Gain on disposition of assets available for sale	-	(46,915)	-	(46,915)
(Gain) loss from discontinued operations	(534,288)	-	(358,194)	-
Adjusted EBITDA	(3,558,673)	(3,241,356)	(9,999,370)	(7,279,659)

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Selected quarterly financial information

The following selected financial information is derived from the consolidated financial statements of the Company for the most recent eight historical quarters and should be read in conjunction with the financial statements of the Company:

($, except per share amounts)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Revenue	16,045,049	14,238,810	4,950,713	6,252,763
Cash flow from operating activities	(3,152,693)	(6,117,188)	(523,881)	(3,683,720)
Net (loss)	(5,061,095)	(4,095,166)	(4,358,273)	(7,397,214)
Per share - basic and diluted	(0.39)	(0.34)	(0.68)	(1.16)
Total assets	73,988,342	76,144,096	15,977,624	20,093,810

($, except per share amounts)*	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Revenue	10,133,280	6,655,892	5,040,074	7,198,956
Cash flow from operating activities	(2,926,617)	(719,010)	(4,036,770)	(3,910,779)
Net (loss) income	(4,182,042)	(2,524,825)	(3,993,629)	(452,943)
Per share - basic and diluted	(0.74)	(0.49)	(0.79)	(0.09)
Total assets	24,186,689	22,186,918	20,459,388	23,828,404

Liquidity and capital resources

The financial statements have been prepared on a going-concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of business. Continuing operations, as intended, are dependent on management’s ability to raise required funding through future equity issuances, its ability to acquire business interests and develop profitable operations or a combination thereof, which is not assured, given today’s volatile and uncertain financial markets. The Company may revise programs depending on its working capital position.

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. The Company’s liquidity and operating results may be adversely affected if the Company’s access to the capital market is hindered, whether as a result of a downturn in stock market conditions generally or as a result of conditions specific to the Company.

The Company regularly evaluates its cash position to ensure preservation and security of capital as well as maintenance of liquidity. As the Company does not presently generate sufficient revenue to cover its costs, managing liquidity risk is dependent upon the ability to reduce its monthly operating cash outflow and secure additional financing. The recoverability of the carrying value of the assets and the Company’s continued existence is dependent upon the ability of the Company to raise financing in the near term, and ultimately the achievement of profitable operations.

As of September 30, 2023, the Company had a working deficit of $15,990,852, compared to $423,841 as of December 31, 2022. The decrease in the working capital resulted mostly from the liabilities related to the Engine acquisition as well as from the Company’s use of cash in operating activities as described in the cash flows section. The Company has not yet realized profitable operations and has incurred significant losses to date resulting in a cumulative deficit of $54,481,112 as of September 30, 2023 (December 31, 2022: $41,303,530).

The Company has plans to raise additional funds. While management has been historically successful in raising the necessary capital, it cannot provide assurance that it will be able to execute its business strategy or be successful in future financing activities.

Our ability to maintain sufficient liquidity could be affected by various risks and uncertainties including, but not limited to, our ability to raise additional funds through financing, those related to consumer demand and acceptance of our products and services, our ability to collect payments as they become due, achieving our internal forecasts and objectives, the economic conditions of the United States and abroad. These risk factors are described in the Risks and uncertainties section of this MD&A.

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Related party transactions

Key management personnel compensation:

	For the three months ended		For the nine months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
	$	$	$	$
Total compensation paid to key management	264,958	263,957	1,217,671	774,624
Share based payments	204,898	15,436	386,938	244,641

Credit facility payable

On June 30, 2022, the Company entered into an agreement for a $5 million credit facility (the “Facility”) for a one-year term with Goff & Jones Lending Co, LLC., a related party to the Company by virtue of one of its directors. The Facility matured on June 30, 2023 (the “Maturity Date”). During the three months ended March 31, 2023, the Company accrued $23,266 in interest and $80,133 in legal fees in connection with the Facility. This credit facility was paid off during the quarter ended June 30, 2023, and has not been renewed.

Convertible debenture with a director of the Company as counterparty

On September 1, 2022, Engine extended convertible debentures that were due to expire in October and November 2022 with an aggregate principal amount of US$1,250,000. Key terms include (a) maturity date of August 31, 2025, (b) interest rate of 7% (interest to be paid in full at maturity) and (c) conversion price of $4.40. The convertible debenture is beneficially held by a director of the Company. The participation of a director in the original issuance of the convertible debenture constitutes a “related party transaction” as such term is defined by Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Company is relying on an exemption from the formal valuation requirements and the minority shareholder approval requirements under MI 61-101 as the fair market value of the convertible debenture did not exceed 25% of the market capitalization of the Company.

Commitments and contingencies

Management commitments

The Company is party to certain management contracts. These contracts require payments of approximately $600,000 to be made upon the occurrence of a change in control and termination without cause to certain officers of the Company. The Company is also committed to payments upon termination without cause of approximately $1,100,000 pursuant to the terms of these contracts. As a triggering event has not taken place, these amounts have not been recorded in these consolidated financial statements.

Former activities

The Company was previously involved in oil and gas exploration activities in Canada, the United States and Colombia. The Company ceased all direct oil and gas exploration activities in 2014. While management estimated that the exposure to additional liabilities from its former oil and gas activities over and above the reclamation deposits held in trust for the Alberta Energy Regulator of CAD$343,691 to be remote, the outcome of any such contingent matters is inherently uncertain.

Litigation and arbitration

In April 2020, Engine announced its renegotiation of the acquisition of Allinsports. The revised purchase agreement provided for the acquisition of 100% of Allinsports in exchange for the issuance of 241,666 common shares of the Company and other considerations, including payments of $1,200,000 as a portion of the purchase consideration. In September 2020, the Company advised the shareholders of Allinsports that closing conditions of the transaction, including the requirement to provide audited financial statements, had not been satisfied.

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In response, in November 2020, the shareholders of Allinsports commenced arbitration in Alberta, Canada seeking, among other things, to compel the Company to complete the acquisition of Allinsports without the audited financial statements, and to issue 241,666 common shares of the Company to those shareholders. As alternative relief, the shareholders of Allinsports sought up to US$20,000,000 in damages. A hearing in this matter was held in May of 2021, and by a decision dated September 30, 2021, the Arbitrator determined that the closing of the transaction had previously occurred and directed the Company to issue 241,666 common shares. The Company is pursuing regulatory approval to issue the shares and is also pursuing relief against the Allinsports shareholders for various alleged breaches of the share purchase agreement. The Company recognized a liability for the arbitration ruling of $517,875, which represents the fair value of the common shares directed to be delivered as of September 30, 2023. The liability is recorded as Arbitration reserve on the Company’s Consolidated Statements of Financial Position. This liability will be adjusted to fair value at the end of each reporting period.

On January 21, 2021, eight former shareholders of Winview filed a Complaint in Delaware Chancery Court against four Winview directors (David Lockton, et al. v. Thomas S. Rogers, et al.) alleging that the defendants breached their fiduciary duties in connection with the sale of Winview to the Company. The relief sought includes rescission of the sale of Winview to the Company and compensatory damages. The defendants have filed a motion to dismiss the claims. By Decision dated March 1, 2022, the Court granted in part and denied in part, the defendants’ Motion to Dismiss the Complaint. Neither the Company nor Winview have been named as parties to this action. Under the March 9, 2020, Business Combination Agreement pursuant to which the Company acquired Winview, the Company agreed to indemnify Winview’s directors for any claims arising out of their service as directors for Winview. This matter was settled in September 2023.

In July of 2021, Winview Inc. filed separate patent infringement lawsuits against DraftKings Inc. and FanDuel, Inc in the United States District Court for the District of New Jersey, alleging that Sportsbook and Daily Fantasy Sports offerings of DraftKings and FanDuel infringe four of Winview’s patents. These actions seek the recovery of damages and other appropriate relief. Draft Kings and FanDuel have filed motions to dismiss, which are pending, and the court’s review of these motions has been suspended pending the outcome of inter partes review proceedings filed with the United States Patent Office regarding some of the patents involved in these actions. In September of 2023, in connection with the settlement of the Lockton action, Winview Inc. transferred patents, including the four that are subject of the District Court actions, to an independent entity, WinView IP Holdings, LLC, which has assumed responsibility for the prosecution of these actions.

By Order to Continue dated May 5, 2022, the Company was substituted in as the plaintiff in a matter pending in the Ontario Superior Court of Justice, seeking recovery of €1,903,153 of principal and additional amounts of accrued interest under promissory notes acquired by the Company. The matter is in the discovery stage.

The outcomes of pending litigations in which the Company is involved are necessarily uncertain as are the Company’s expenses in prosecuting and defending these actions. From time to time the Company may modify litigation strategy and/or the terms on which it retains counsel and other professionals in connection with such actions, which may affect the outcomes of and/or the expenses incurred in connection with such actions.

The Company is subject to various other claims, lawsuits and other complaints arising in the ordinary course of business. The Company records provisions for losses when claims become probable, and the amounts are estimable. Although the outcome of such matters cannot be determined, it is the opinion of management that the final resolution of these matters will not have a material adverse effect on the Company’s financial condition, operations, or liquidity.

Changes in significant accounting policies

In The unaudited condensed interim consolidated financial statements were prepared using the same accounting policies and methods as those used in the Company’s consolidated financial statements for the year ended December 31, 2022, other than as noted below. The updates to and additional significant accounting policies are primarily resulting from the integration of the Engine acquisition.

New and updated significant accounting policies.

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Functional and presentation currency and translation

The functional currency of the Company and its subsidiaries is disclosed in Note 2(b). The presentation currency of the consolidated financial statements is the US Dollar (“USD”).

The financial statements of entities that have a functional currency different from the presentation currency are translated into US dollars as follows: assets and liabilities at the closing rate at the date of the Company’s consolidated statement of financial position and income and expenses at the average rate of the year (as this is considered a reasonable approximation of the actual rates prevailing at the transaction dates). All resulting changes are recognized in other comprehensive income (loss) as foreign currency translation adjustments, except to the extent that the translation difference is allocated to non-controlling interest.

Foreign currency transactions are translated into the functional currency of each entity using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in currencies other than an entity’s functional currency are recognized in the consolidated statements of loss.

Revenue recognition

Revenue is measured based on the consideration specified in a contract with a customer. The Company recognizes revenue when it transfers control of its services to a customer.

The following provides information about the nature and timing of the satisfaction of performance obligations in contracts with customers, including significant payment terms and related revenue recognition policies:

Talent representation service revenues

Talent representation service revenue is recorded on completion of the event in which the talent management service has been provided.

Influencer promotional fees

Influencer marketing and promotional fees are recognized over the period during which the services are performed. Revenue and income from custom service contracts are determined on the percentage of completion method, based on the ratio of contract timepassed in the reporting period over estimated total length of the contract.

Consulting fees and other revenues

Consulting fees and other revenues are recognized when the services have been performed.

Software-as-a-service

The Company enters into license agreements with customers for its content management system, video software, and mobile applications (Frankly), e-sports data platform (Stream Hatchet) and an influencer marketing platform (SideQik). These license agreements, generally non-cancellable, without paying a termination penalty, and multiyear, provide the customer with the right to use the Company’s application solely on a Company-hosted platform or, in certain instances, on purchased encoders. The license agreements also entitle the customer to technical support.

Revenue from these license agreements is recognized ratably over the license term. Early termination fees are recognized when a customer ceases use of agreed upon services prior to the expiration of their contract. These fees are recognized in full on the date the customer has completed their migration of the Company’s solutions and there is no continuing service obligation to the customer.

The Company charges its customers for the optional use of its content delivery network to stream and store videos. The revenue is recognized as earned based on the actual usage because it has stand-alone value and delivery is in control of the customer. The Company also charges its customers for the use of its ad serving platform to serve ads under local advertising campaigns. The Company reports revenue as earned based on the actual usage.

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Advertising

Under national advertising agreements with advertisers, the Company sources, creates, and places advertising campaigns that run across the Company’s network of publisher sites. National advertising revenue, net of third-party costs, is shared with publishers based on their respective contractual agreements. The Company invoices national advertising amounts due from advertisers and remits payments to publishers for their share. Depending on the agreement with the publisher, the obligation to remit payment to the publisher is based on either billing to the advertiser or the collection of cash from the advertiser.

National advertising revenue is recognized in the period during which the ad impressions are delivered. The Company reports revenue earned through national advertising agreements either on a net or gross basis. The Company applies judgement in recognizing revenue earned through national advertising agreements on a net or gross basis based on the criteria as disclosed below.

Under national advertising agreements wherein the Company does not bear inventory risk and only has credit risk on its portion of the revenue, national advertising revenues are accounted for on a net basis and the publisher is identified as the customer.

In select national advertising agreements with its publishers, the Company takes on inventory risk and additional credit risk. Under these agreements, the Company either a) provides the publisher with a guaranteed minimum gross selling price per advertising unit delivered, wherein the greater of the actual selling price or guaranteed minimum selling price is used in determining the publisher’s share or b) provides the publisher with a fixed rate per advertising unit delivered, wherein the publisher is paid the fixed rate per advertising unit delivered irrespective of the actual selling price. Under these national advertising agreements, national advertising revenues are accounted for on a gross basis with the advertiser identified as the customer and the publisher identified as a supplier, with amounts billed to the advertiser reported as revenue and amounts due to the publisher reported as a revenue sharing expense, within expenses.

Also included in advertising revenue is advertising revenue generated by the Company’s various owned and operated properties.

The Company assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. When the Company acts in the capacity of an agent rather than as the principal in a transaction, the revenue recognized is the net amount of commission made by the Company.

Deferred revenue consists of customer advances for Company services to be rendered that will be recognized as income in future periods.

Cash and equivalents, and restricted cash

The “cash and cash equivalents” category consists of cash in banks, call deposits and other highly liquid investments with initial maturities of three months or less. Any investments in securities, investments with initial maturities greater than three months without early redemption feature and bank accounts subject to restrictions, other than restrictions due to regulations specific to a country or activity sector (exchange controls, etc.) are not presented as cash equivalents but as financial assets. Bank overdrafts that are repayable on demand and form an integral part of the Company’s cash management are included as a component of cash and cash equivalents for the purpose of the statement of cash flows. Restricted cash is presented as a separate category on the statement of financial position.

Accounts and other receivables

Trade receivables are recognized initially at fair value and subsequently measured at amortized cost less provision for impairment of trade accounts receivable. A provision for impairment of trade accounts receivable is established based on a forward-looking “expected loss” impairment model. The carrying amount of the trade receivables is reduced using the provision for impairment account, and the amount of any increase in the provision for impairment is recognized in the consolidated statement of loss and comprehensive loss. When a trade receivable is uncollectible, it is written off against the provision for impairment account for trade accounts receivable. Subsequent recoveries of amounts previously written off are credited to the consolidated statement of loss and comprehensive loss.

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Property and equipment

Property and equipment are carried at historical cost less any accumulated depreciation and impairment losses. Historical cost includes the acquisition cost or production cost as well as the costs directly attributable to bringing the asset to the location and condition necessary for its use in operations. When property and equipment include significant components with different useful lives, they are recorded and depreciated separately. Depreciation is computed using the straight-line and declining balance methods based on the estimated useful life of the assets. Useful life is reviewed at the end of each reporting period.

After initial recognition, the cost model is applied to property and equipment. Where parts of an item of property and equipment have different useful lives, they are accounted for as separate items of property and equipment.

The Company recognizes in the carrying amount of an item of property and equipment the cost of replacing part of such an item when that cost is incurred if it is probable that the future economic benefits embodied with the item will flow to the Company and the cost of the item can be measured reliably. All other costs are recognized in the consolidated statement of loss and comprehensive loss as an expense as incurred. Depreciation is provided at rates calculated to write off the cost of property and equipment less their estimated residual value on the straight-line and declining balance methods, over the estimated useful lives, as follows:

Computer equipment	3 to 5 years, straight-line
Furniture and fixtures	5 years, straight-line
Leasehold improvements	Term of the lease

Goodwill

Goodwill arising on a business acquisition is recognized as an asset at the date that control is acquired (the “acquisition date”). Goodwill is measured as the excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the fair value of the acquirer’s previously held equity interest (if any) in the entity over the fair value of the identifiable net assets.

Intangible assets

Intangible assets include acquired software used in production or administration and brand names and customer relationships that qualify for recognition as an intangible asset in a business combination. They are accounted for using the cost model whereby capitalized costs are amortized on a straight-line basis over their estimated useful lives, as these assets are considered finite. Residual values and useful lives are reviewed at each reporting date.

The useful lives of the intangibles are as follows:

Software	5 years
Brands	5-10 years
Customer relationships	5-20 years

Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and install the specific software. Subsequent expenditure on brands is expensed as incurred. Costs associated with maintaining computer software (expenditure relating to patches and other minor updates as well as their installation), are expensed as incurred.

Other intangible assets, such as brands, that are acquired by the Company are stated at cost less accumulated amortization and impairment losses. Expenditures on internally generated brands, mastheads or editorial pages, publishing titles, customer lists and items similar in substance is recognized in the consolidated statement of loss and comprehensive loss as an expense as incurred.

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Research costs are expensed when incurred. Development costs are capitalized when the feasibility and profitability of the project can be reasonably considered certain. Expenditure on development activities, whereby research findings are applied to a plan or design to produce new or substantially improved products and processes, is capitalized if the product or process is technically and commercially feasible and the Company has sufficient resources to complete development. The expenditure capitalized includes the cost of materials, direct labor and an appropriate proportion of overheads. Other development expenditure is recognized in the consolidated statement of loss and comprehensive loss as an expense as incurred. Capitalized development expenditure is stated at cost less accumulated amortization and impairment losses.

Impairment of property and equipment, intangible assets, and goodwill

i) Timing of impairment testing

The carrying values of property and equipment and finite life intangible assets are assessed at the reporting date as to whether there is any indication that the assets may be impaired. Goodwill and indefinite life intangible assets are tested for impairment annually or when there is an indication that the asset may be impaired.

ii) Impairment testing

If any indication of impairment exists or when the annual impairment testing for an asset is required, the Company estimates the recoverable amount of the asset or cash generating unit (“CGU”) to which the asset relates to determine the extent of any impairment loss. The recoverable amount is the higher of an asset’s or CGU’s fair value less costs of disposal and its value in use (“VIU”) to the Company. In assessing VIU, estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. In determining fair value less costs of disposal, recent market transactions are considered, if available. If the recoverable amount of an asset or a CGU is estimated to be less than its carrying amount, the carrying amount is reduced to its recoverable amount. An impairment loss is recognized immediately in the consolidated statement of loss and comprehensive loss.

For impaired assets, excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the Company estimates the asset’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of amortization, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the consolidated statement of loss and comprehensive loss. Impairment losses relating to goodwill cannot be reversed.

Leases

The Company assesses whether a contract is or contains a lease, at inception of the contract. The Company recognizes a right-of-use asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets (such as tablets and personal computers, small items of office furniture and telephones). For these leases, the Company recognizes the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Company uses its incremental borrowing rate.

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Lease payments included in the measurement of the lease liability comprise:

●	Fixed lease payments (including in-substance fixed payments), less any lease incentives receivable;
●	Variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date;
●	The amount expected to be payable by the lessee under any residual value guarantees;
●	The exercise price of purchase options, if the lessee is reasonably certain to exercise the options; and
●	Payments of penalties for terminating the lease if the lease term reflects the exercise of an option to terminate the lease.

The lease liability is presented as a separate line in the consolidated statement of financial position.

The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect the lease payments made. The Company remeasures the lease liability (and makes a corresponding adjustment to the related right-of-use asset)whenever:

●	The lease term has changed or there is a significant event or change in circumstances resulting in a change the assessment of exercise of a purchase option, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate.
●	The lease payments change due to changes in an index or rate or a change in expected payment under a guaranteed residual value, in which cases the lease liability is remeasured by discounting the revised lease payments using an unchanged discount rate (unless the lease payments change is due to a change in a floating interest rate, in which case a revised discount rate is used).
●	A lease contract is modified, and the lease modification is not accounted for as a separate lease, in which case the lease liability is remeasured based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of the modification.

The Company did not make any such adjustments during the periods presented.

The right-of-use assets comprise the initial measurement of the corresponding lease liability, lease payments made at or before the commencement day, less any lease incentives received and any initial direct costs. They are subsequently measured at cost less accumulated depreciation and impairment losses.

Right-of-use assets are depreciated over the shorter period of lease term and useful life of the underlying asset. If a lease transfers ownership of the underlying asset or the cost of the right-of-use asset reflects that the Company expects to exercise a purchase option, the related right-of-use asset is depreciated over the useful life of the underlying asset. The depreciation starts at the commencement date of the lease.

The right-of-use assets are presented as a separate line in the consolidated statement of financial position.

The Company applies IAS 36 Impairment of Assets to determine whether a right-of-use asset is impaired and accounts for any identified impairment loss as described in the ‘property and equipment’ policy.

Variable rents that do not depend on an index or rate are not included in the measurement the lease liability and the right-of-use asset. The related payments are recognized as an expense in the period in which the event or condition that triggers those payments occurs and are included in the line “other expenses” in profit or loss.

As a practical expedient, IFRS 16 Leases permits a lessee not to separate non-lease components, and instead account for any lease and associated non-lease components as a single arrangement. The Company has not used this practical expedient. For contracts that contain a lease component and one or more additional lease or non-lease components, the Company allocates the consideration in the contract to each lease component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease components.

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Issuance of Units

The Company issues units that consist of shares and warrants. The fair value is allocated to the shares and warrants utilizing the relative fair value method.

Financial instruments

Financial assets

Recognition and Initial Measurement

The Company recognizes financial assets when it becomes party to the contractual provisions of the instrument. Financial assets are measured initially at their fair value plus, in the case of financial assets not subsequently measured at fair value through profit or loss, transaction costs that are directly attributable to their acquisition. Transaction costs attributable to the acquisition of financial assets subsequently measured at fair value through profit or loss are expensed in profit or loss when incurred.

Classification and Subsequent Measurement

On initial recognition, financial assets and liabilities are classified as subsequently measured at amortized cost, fair value through other comprehensive income (“FVOCI”) or fair value through profit or loss (“FVTPL”). The Company determines the classification of its financial assets, together with any embedded derivatives, based on the business model for managing the financial assets and their contractual cash flow characteristics.

Financial assets are classified as follows:

●	Amortized cost - Assets that are held for collection of contractual cash flows where those cash flows are solely payments of principal and interest are measured at amortized cost. Interest revenue is calculated using the effective interest method and gains or losses arising from impairment, foreign exchange and derecognition are recognized in profit or loss. Financial assets measured at amortized cost are comprised of cash, restricted cash, accounts and other receivables and advances.

●	Fair value through other comprehensive income - Assets that are held for collection of contractual cash flows and for selling the financial assets, and for which the contractual cash flows are solely payments of principal and interest, are measured at fair value through other comprehensive income. Interest income calculated using the effective interest method and gains or losses arising from impairment and foreign exchange are recognized in profit or loss. All other changes in the carrying amount of the financial assets are recognized in other comprehensive income. Upon derecognition, the cumulative gain or loss previously recognized in other comprehensive income is reclassified to profit or loss. The Company does not hold any financial assets measured at fair value through other comprehensive income.

●	Mandatorily at fair value through profit or loss - Assets that do not meet the criteria to be measured at amortized cost, or fair value through other comprehensive income, are measured at fair value through profit or loss. All interest income and changes in the financial assets’ carrying amount are recognized in profit or loss. Financial assets measured mandatorily at fair value through profit and loss include publisher advance, promissory notes receivable and investment at FVTPL.

●	Designated at fair value through profit or loss - On initial recognition, the Company may irrevocably designate a financial asset to be measured at fair value through profit or loss in order to eliminate or significantly reduce an accounting mismatch that would otherwise arise from measuring assets or liabilities, or recognizing the gains and losses on them, on different bases. All interest income and changes in the financial assets’ carrying amount are recognized in profit or loss.

Business Model Assessment

The Company assesses the objective of its business model for holding a financial asset at a level of aggregation which best reflects the way the business is managed, and the way information is provided to management. Information considered in this assessment includes stated policies and objectives.

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Contractual Cash Flow Assessment

The cash flows of financial assets are assessed as to whether they are solely payments of principal and interest on the basis of their contractual terms. For this purpose, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money, the credit risk associated with the principal amount outstanding, and other basic lending risks and costs. In performing this assessment, the Company considers factors that would alter the timing and amount of cash flows such as prepayment and extension features, terms that might limit the Company’s claim to cash flows, and any features that modify consideration for the time value of money.

Impairment

The Company recognizes a loss allowance for the expected credit losses associated with its financial assets, other than financial assets measured at fair value through profit or loss. Expected credit losses are measured to reflect a probability-weighted amount, the time value of money, and reasonable and supportable information regarding past events, current conditions, and forecasts of future economic conditions.

The Company applies the simplified approach for accounts receivable. Using the simplified approach, the Company records a loss allowance equal to the expected credit losses resulting from all possible default events over the assets’ contractual lifetime.

The Company assesses whether a financial asset is credit-impaired at the reporting date. Regular indicators that a financial instrument is credit-impaired include significant financial difficulties as evidenced through borrowing patterns or observed balances in other accounts and breaches of borrowing contracts such as default events or breaches of borrowing covenants. For financial assets assessed as credit-impaired at the reporting date, the Company continues to recognize a loss allowance equal to lifetime expected credit losses.

For financial assets measured at amortized cost, loss allowances for expected credit losses are presented in the statement of financial position as a deduction from the gross carrying amount of the financial asset.

Financial assets are written off when the Company has no reasonable expectations of recovering all or any portion thereof.

Derecognition of Financial Assets

The Company derecognizes a financial asset when its contractual rights to the cash flows from the financial asset expire.

Financial Liabilities

Recognition and Initial Measurement

The Company recognizes a financial liability when it becomes party to the contractual provisions of the instrument. At initial recognition, the Company measures financial liabilities at their fair value plus transaction costs that are directly attributable to their issuance, except for financial liabilities subsequently measured at fair value through profit or loss for which transaction costs are immediately recorded in profit or loss.

Financial liabilities are classified as either financial liabilities at FVTPL or at amortized cost. The Company determines the classification of its financial liabilities at initial recognition.

●	Amortized cost - Financial liabilities are classified as measured at amortized cost unless they fall into one of the following categories: financial liabilities at FVTPL, financial liabilities that arise when a transfer of a financial asset does not qualify for derecognition, financial guarantee contracts, or commitments to provide a loan at a below-market interest rate, or contingent consideration recognized by an acquirer in a business combination.

The Company’s accounts payable, accrued liabilities, players liability account, lease liabilities, credit facility payable, and line of credit do not fall into any of the exemptions and are therefore classified as measured at amortized cost.

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●	Financial liabilities recorded at FVTPL - Financial liabilities are classified as FVTPL if they fall into one of the five exemptions detailed above, or they are derivatives or they are designated as such on initial recognition. The Company’s warrants that are not issued in exchange for goods or services and have characteristics of derivative financial liabilities as a result of the warrants that have an exercise price in a currency different from the functional currency of the Company, are measured as financial liabilities at FVTPL. The Company’s convertible debt is designated as financial liabilities at FVTPL.

Transaction costs

Transaction costs associated with financial instruments, carried at FVTPL, are expensed as incurred, while transaction costs associated with all other financial instruments are included or deducted from the initial carrying amount of the asset or the liability.

Subsequent measurement

Instruments classified as FVTPL are measured at fair value with unrealized gains and losses recognized in profit or loss. Instruments classified as amortized cost are measured at amortized cost using the effective interest rate method. Instruments classified as FVTOCI are measured at fair value with unrealized gains and losses recognized in other comprehensive income.

Derecognition of financial liabilities

The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled, or expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any noncash assets transferred or liabilities assumed, is recognized in profit or loss.

Fair value measurement

The Company categorizes its financial assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs used in the measurement.

Level 1:	This level includes assets and liabilities measured at fair value based on unadjusted quoted prices for identical assets and liabilities in active markets that are accessible at the measurement date.
Level 2:	This level includes valuations determined using directly or indirectly observable inputs other than quoted prices included within Level 1.
Level 3:	This level includes valuations based on inputs which are unobservable.

Offsetting

Financial assets and liabilities are offset, and the net amount presented in the statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

Income taxes

Income tax on the profit or loss for the periods presented comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year end, adjusted for amendments to tax payable with regards to previous years.

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Deferred tax is provided using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of goodwill; the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit; and differences relating to investments in subsidiaries, associates, and jointly controlled entities to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the financial position reporting date applicable to the period of expected realization or settlement.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Share capital

Common shares are classified as equity. Transaction costs directly attributable to the issue of common shares, share purchase options, and equity classified warrants are recognized as a deduction from equity, net of any tax effects. When share capital recognized as equity is repurchased, the amount of the consideration paid, including directly attributable costs, is recognized as a deduction from total equity.

Share-based payments

The share-based payment plan allows Company employees and consultants to acquire shares of the Company. The fair value of share-based payment awards granted is recognized within share-based payments expense with a corresponding increase in equity.

Each tranche in an award is considered a separate award with its own vesting period and grant date fair value. The fair value is measured at grant date and each tranche is recognized on a straight-line basis over the period during which the share purchase options vest. The fair value of the share-based payment awards granted is measured using the Black-Scholes option pricing model taking into account the terms and conditions upon which the awards were granted such as stock price, term, and stock volatility. At each financial position reporting date, the amount recognized as an expense is adjusted to reflect the actual number of awards, for which the related service and non-market vesting conditions are expected to be met.

For each Restricted Share Units (“RSU”) granted, the Company recognizes an expense equal to the market value of a common share at the date of grant and for each common share option granted, the Company recognizes an expense equal to the fair value of the option estimated using a Black Scholes model at grant date, based on the number of RSUs/options expected to vest, recognized over the term of the vesting period, with a corresponding increase to contributed surplus. Share based payments expense is adjusted for subsequent changes in management’s estimate of the number of RSUs/options that are expected to vest. The effect of these changes is recognized in the period of the change.

The Company’s warrants having an exercise price in the functional currency of the Company that are not issued in exchange for good and services are equity measured and the fair value at grant date for these warrants is classified within contributed surplus.

For equity-settled share-based payment transactions, including share options and RSUs granted to officers and directors of the Company and warrants granted to advisors in a financing transaction, the Company measures the goods or services received, and the corresponding increase in contributed surplus, directly, at the fair value of the goods or services received, unless that fair value cannot be estimated reliably, in which cases, the Company measures their value, and the corresponding increase in equity, indirectly, by reference to the fair value of the equity instruments granted.

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Discontinued operations and assets held for sale

A non-current asset or a group of assets and liabilities is a disposal group when the carrying amount will be recovered principally through its divestiture and not by continuing utilization. To meet this definition, the asset must be available for immediate sale, and divestiture must be highly probable. Non-current assets or disposal groups classified as held for sale are measured at the lower of carrying amounts and fair value less costs to sell.

Classification as a discontinued operation occurs at the earlier of disposal or when the operation meets the criteria to be classified as held-for-sale.

Discontinued operations are presented on a single line of the consolidated statements of loss and comprehensive loss for the periods reported, comprising the earnings after tax of discontinued operations until divestiture and the gain or loss after tax on sale or fair value measurement, less costs to sell the assets and liabilities making up the discontinued operations. In addition, the cash flows generated by the discontinued operations are presented on one separate line of the statement of consolidated cash flows for the periods presented.

Segment reporting

A segment is a distinguishable component of the Company that is engaged either in providing products or services (business segment), or in providing products or services within a particular economic environment (geographical segment), which is subject to risks and rewards that are different from those of other segments.

New accounting standards

Effective January 1, 2023, the Company adopted the following new accounting standards. Adoption of these standards on January 1, 2023, did not have a material impact on the Company’s consolidated financial statements.

Amendments to IAS 8 - Definition of accounting estimates

Amendments to IAS 1 and IFRS Practice Statement 2 - Disclosure of Accounting Policies

Amendments to IAS 12 - Deferred Taxes related to Assets and Liabilities arising from a Simple Transaction

Future accounting pronouncements

The following standards have not yet been adopted and are being evaluated to determine their impact on the Company:

Amendments to IAS 1 - Non-current Liabilities with Covenants

Amendments to IAS 1 and IFRS Practice Statement 2 - Disclosure of Accounting Policies

Amendments to IAS 8 - Definition of Accounting Estimates

Amendments to IAS 7 and IFRS 7 - Supplier Finance Arrangements

Amendments to IAS 21 - Lack of Exchangeability

Other accounting standards or amendments to existing accounting standards that have been issued but have future effective dates are either not applicable or the Company is still assessing what the impact will be on the Company’s financial statements.

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INFORMATION ABOUT GAMESQUARE’S BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Name and Residence	Position	Principal Occupation for Five Preceding Years	Director or Officer Since	Number of Shares Held	% of Shares Held or Controlled
Justin Kenna, Dallas, USA	Chief Executive Officer and Director	●Chief Executive Officer of GameSquare ●Chief Financial Officer of FaZe Clan ●Director of Finance at Madison + Vine ● Various roles at Goldman Sachs, Deloitte, and Ernst & Young.	Effective Date	105,321	0.81%
Louis Schwartz Atlanta, USA	President, and Director (Chairman)	● Chief Executive Officer of Engine ● Chief Executive Officer of Frankly Inc.	April 2023	234,630	1.82%
Travis Goff Dallas, USA	Director	● President of Goff Capital inc.	Effective Date	10,327	0.08%
Tom Walker, Dallas, USA	Director	● Chief Financial Officer of the Dallas Cowboys Football Club	Effective Date	Nil	Nil
Jeremi Gorman California, USA	Director	● President, Wordwide Advertising of Netflix ● Chief Business Officer of Snap Inc. ● Head of Global Field Sales – Amazon Advertising of Amazon	Effective Date	Nil	Nil
Stuart Porter Boston, USA	Director	● Director of the Corporation. Founder of Denham Capital and is its Chief Executive Officer and Chief Investment Officer.	April 2023	396,599	3.07%
Michael Munoz New Jersey, USA	Chief Financial Officer	● Chief Financial Officer of Engine ● Chief Financial Officer of Frankly Inc.	April 2023	43,423	0.34%

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CORPORATE GOVERNANCE OF GAMESQUARE

Corporate governance relates to the activities of the Board, the members of which are elected by and are accountable to the Shareholders and takes into account the role of the individual members of management that are appointed by the Board and charged with the day-to-day management of GameSquare. The Canadian Securities Administrators have published National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”), National Policy 58-201 – Corporate Governance Guidelines (“NP 58-201”) and National Instrument 52-110 – Audit Committees (“NI 52-110”). These set out a series of guidelines and requirements for effective corporate governance (collectively, the “Guidelines”). The Guidelines address matters such as the constitution and independence of corporate boards, the functions to be performed by boards and their committees, and the effectiveness and education of board members. NI 58-101 requires reporting issuers to disclose on an annual basis their approach to corporate governance with reference to the Guidelines. Set out below is a description of GameSquare’s approach to corporate governance in relation to the Guidelines.

The Board discharges its responsibilities directly and through its committees. Currently, the Board has three committees – the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee (each as defined herein).

GameSquare Board

The Board is currently composed of six (6) directors: Justin Kenna, Louis Schwartz, Tom Walker, Travis Goff, Jeremi Gorman, and Stuart Porter.

NP 58-201 suggests that the Board of every reporting issuer should be constituted with a majority of individuals who qualify as “independent” directors, within the meaning set out under NI 52-110, which provides that a director is independent if he or she has no direct or indirect “material relationship” with GameSquare. “Material relationship” is defined as a relationship which could, in the view of GameSquare’s Board, be reasonably expected to interfere with the exercise of a director’s independent judgment.

Except for Louis Schwartz, Chief Executive Officer and Executive Chairman of GameSquare, all of the current directors are considered “independent,” as they are free from a direct or indirect material relationship with GameSquare which could reasonably be expected to interfere with the exercise of their independent judgment as directors. The basis for this determination is that, since the commencement of GameSquare’s fiscal year ended December 31, 2022 and up to the date hereof, none of the current directors have worked for GameSquare, received remuneration from GameSquare (other than in their capacity as directors) or had material contracts with or material interests in GameSquare which could interfere with their ability to act in GameSquare’s best interests, except for Louis Schwartz.

The Board believes that it functions independently of management. To enhance its ability to act independently of management, the members of the Board may meet without management and the non-independent directors. In the event of a conflict of interest at a meeting of the Board, the conflicted director will, in accordance with corporate law and his or her fiduciary obligations as a director of GameSquare, disclose the nature and extent of his or her interest to the meeting and abstain from voting on the matter at issue. In addition, the members of the Board that are not members of management are encouraged to obtain advice from external advisors and legal counsel as they may deem necessary in order to reach a conclusion with respect to issues brought before the Board.

Director Orientation and Continuing Education

Each new director is given an outline of the nature of GameSquare’s business, its corporate strategy and current issues within the corporation. New directors are also required to meet with management to discuss and better understand GameSquare’s business, and are given the opportunity to meet with counsel to the corporation to discuss their legal obligations as directors of GameSquare.

In addition, management takes steps to ensure that the directors and officers of GameSquare are continually updated as to the latest corporate and securities policies which may affect the directors, officers and committee members of GameSquare as a whole. GameSquare continually reviews the latest securities rules and policies. Any such changes or new requirements are then brought to the attention of GameSquare’s directors either by way of director or committee meetings or by direct communications from management to the directors.

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Code of Conduct

The Board has found that the fiduciary duties placed on individual directors by GameSquare’s governing corporate legislation and the common law, and the restrictions placed by applicable corporate legislation on an individual director’s participation in decisions of the Board in which the director has an interest have been sufficient to ensure that the Board operates independently of management and in the best interests of the corporation. Further, GameSquare’s auditor has full and unrestricted access to the Audit Committee (as hereinafter defined) of GameSquare at all times to discuss the audit of the corporation’s financial statements and any related findings as to the integrity of the financial reporting process.

Committees

GameSquare has three separate standalone committees: the Nomination and Governance Committee, the Compensation Committee and the Audit Committee.

Assessments

GameSquare’s Board monitors the adequacy of information given to directors, communication between the Board and management, and the strategic direction and processes of the Board and committees.

Nomination and Governance Committee

GameSquare’s nominating and governance committee (the “Nominating and Governance Committee”) is currently comprised of Tom Walker, Travis Goff, and Stu Porter. Each of the members of the Nominating and Governance Committee is “independent” within the meaning of NI 52-110. The Nominating and Governance Committee is responsible for seeking out and evaluating suitable candidates to serve on the Board. In so doing, the Nominating and Governance Committee considers: (i) the competencies and skills that the Board considers necessary for the Board as a whole to possess; (ii) the competencies and skills that the Board considers each Nominee to possess; (iii) the competencies and skills that each Nominee will bring to the Board; (iv) the contribution to the Board’s composition and diversity that the Nominee will bring, including the Nominee’s geographic location, gender, ethnicity and race; and (v) whether or not each Nominee can devote sufficient time and resources to his or her duties as a member of the Board.

Compensation Committee

GameSquare’s compensation committee (the “Compensation Committee”) is currently comprised of Travis Goff and Stu Porter. Each of the members of the Compensation Committee is “independent” within the meaning of NI 52-110. Under the Compensation Committee’s mandate, the Compensation Committee is responsible for, among other things: (a) in consultation with senior management, establishing GameSquare’s general compensation philosophy, and overseeing the development and implementation of compensation programs; (b) reviewing and approving the compensation of the Chief Executive Officer; (c) in consultation with the Chief Executive Officer, reviewing compensation programs applicable to the senior management of the Corporation; (d) making recommendations to the Board with respect to GameSquare’s incentive compensation plans and equity-based plans, the activities of the individuals and committees responsible for administering these plans, and discharging any responsibilities imposed on the Compensation Committee by any of these plans; and (e) annually reviewing directors’ compensation and recommending any changes to the Board for consideration.

In reviewing the adequacy and forms of compensation of directors, the Compensation Committee seeks to ensure that the compensation reflects the responsibilities and risks involved in being a director of GameSquare. In reviewing the adequacy and forms of compensation of officers, the Compensation Committee seeks to align the interests of officers with the best interests of the corporation. A primary goal of the Compensation Committee is to strengthen the relationship between compensation and enhancing shareholder value.

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Audit Committee

Pursuant to applicable laws, the policies of the TSX Venture Exchange (the “TSXV”) and NI 52-110, GameSquare is required to have an audit committee comprised of not less than three (3) directors, a majority of whom are not officers, control persons or employees of GameSquare or an affiliate of GameSquare. NI 52-110 requires GameSquare, as a venture issuer, to disclose annually certain information concerning the constitution of its Audit Committee and its relationship with its independent auditor.

The audit committee of GameSquare (the “Audit Committee”) is responsible for GameSquare’s financial reporting process and the quality of its financial reporting. In addition to its other duties, the Audit Committee reviews all financial statements, annual and interim, intended for circulation among Shareholders and reports upon these to the Board. In addition, the Board may refer to the Audit Committee other matters and questions relating to the financial position of GameSquare. In performing its duties, the Audit Committee maintains effective working relationships with the Board, management and the external auditors and monitors the independence of those auditors.

Charter

The Board is responsible for reviewing and approving the unaudited interim financial statements together with other financial information of GameSquare and for ensuring that management fulfills its financial reporting responsibilities. The Audit Committee assists the Board in fulfilling this responsibility. The Audit Committee meets with management to review the financial reporting process and the unaudited interim financial statements together with other financial information of GameSquare. The Audit Committee reports its findings to the Board for its consideration in approving the unaudited interim financial statements together with other financial information of GameSquare for issuance to the Shareholders.

The Audit Committee has the general responsibility to review and make recommendations to the Board on the approval of GameSquare’s annual and interim financial statements, the management discussion and analysis and the other financial information or disclosure of GameSquare. More particularly, it has the mandate to:

i.	oversee all the aspects pertaining to the process of reporting and divulging financial information, the internal controls and the insurance coverage of GameSquare;
ii.	oversee the implementation of GameSquare’s rules and policies pertaining to financial information and internal controls and management of financial risks and to ensure that the certifications process of annual and interim financial statements is conformed with the applicable regulations; and
iii.	evaluate and supervise the risk control program and review all related party transactions.

The Audit Committee ensures that the external auditors are independent from management. The Audit Committee reviews the work of external auditors, evaluates their performance and remuneration, and makes recommendations to the Board. The Audit Committee also authorizes non-related audit work.

Composition of the Audit Committee

As of the date of hereof, the following are the members of the Audit Committee:

The following are the members of the Audit Committee: Tom Walker (financial expert), Travis Goff, and Jeremi Gorman.

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Relevant Education and Experience

The following table describes the education and experience of each Audit Committee member that is relevant to the performance of his responsibilities as an Audit Committee member:

Audit Committee Member	Relevant Education and Experience

Tom Walker	Mr. Walker currently serves as the Chief Financial Officer of the Dallas Cowboys Football Club and of the Jones Family Office. He also previously served as Tax Director at the Jones Family Office. Mr. Walker served in various roles at KPMG LLP, including in income and transfer tax for high net worth individuals, international tax and legal for ultra high net worth individuals, and global risk for KPMG in its North American and European offices. He holds a Bachelors in Finance and a Masters in Accounting (Tax Emphasis) from Oklahoma State University.

Travis Goff	Mr. Goff currently serves as President at Goff Capital, Inc., where he manages the company’s existing and prospective public and private investments. He currently serves as a board member of Complexity Gaming, ProbablyMonsters, Alto, Wyre, Cascade Engineering Technologies and Kilburn Media. Travis previously served as a board member of the Nasdaq listed company Mid-Con Energy Partners. Mr. Goff received a Bachelor of Arts in Economics from the University of Texas of Austin.

Jeremi Gorman	Ms. Gorman is the former Chief Business Officer of Snap Inc. She previously served in numerous roles at Amazon.com, Inc., including as Head of Global Field Advertising Sales and Head of Entertainment Advertising Sales. Ms. Gorman also sits on the board of directors for Samba TV. Ms. Gorman holds a B.A. from the University of California, Los Angeles.

Audit Committee Oversight

At no time since the commencement of the financial year ended December 31, 2022 was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Pre-Approval Policies and Procedures

The Audit Committee has not adopted specific policies and procedures for the engagement of non-audit services.

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GAMESQUARE DIRECTORS’ COMPENSATION AND BENEFITS

Director Compensation

The Board determines the compensation payable to the Directors of the Corporation and reviews such compensation periodically throughout the year. For their role as Directors of the Corporation, each Director of the Corporation who is not a NEO (as defined herein) may, from time to time, be paid cash fees, awarded RSUs under the RSU Plan, awarded stock options under the provisions of the Stock Option Plan, and/or receive cash bonuses. There are no other arrangements under which the Directors of the Corporation who are not NEOs were compensated by the Corporation or its subsidiaries during the most recently completed financial year for their services in their capacity as Directors of the Corporation.

Compensation Securities

The following table sets out all compensation securities granted or issued to each Named Executive Officer and Director by the Corporation for services provided or to be provided, directly or indirectly, to the Corporation as of December 31, 2022. All compensation securities outstanding as of December 31, 2022 have been restated to give effect to the exchange of GameSquare Esports Inc. common shares for common shares of GameSquare Holdings, Inc, pursuant to which, common shares of GameSquare Esports Inc. were exchanged at a ratio of 0.020655.

Compensation Securities
Name and Position	Type of Compensation Security	Number of compensation securities(1)	Date of issue or grant	Issue, conversion or exercise price (CAD$)	Closing price of security or underlying security on date of grant (CAD$)	Closing price of security or underlying security at year end (CAD$)	Expiry date

Officers
Justin Kenna, Director, Chief Executive Officer	Options	41,310	January 22, 2021	$21.30	$25.18	$6.29	January 22, 2026
		2,066	February 28, 2022	$16.95	$9.20	$6.29	March 1, 2027
	RSUs	41,310	December 7, 2022	N/A	$4.36	$6.29	N/A
Kevin Wright, Director, Chairman of the Board, President and Former CEO	Options	6,713	November 25, 2020	$23.24	$28.56	$6.29	November 25, 2025
		2,066	February 28, 2022	$16.95	$9.20	$6.29	March 1, 2027
	RSUs	Nil	N/A	N/A	N/A	N/A	N/A
Paul Bozoki, Chief Financial Officer	Options	4,131	September 20, 2021	$21.06	$17.91	$6.29	September 21, 2026
		3,098	November 25, 2020	$23.24	$28.56	$6.29	November 25, 2025
		712	October 2, 2018	$29.48	$23.72	$6.29	October 2, 2023
	RSUs	Nil	N/A	N/A	N/A	N/A	N/A
Jan Neumeister, Head of European Operations	Options	10,328	March 2, 2021	$22.75	$22.75	$6.29	March 2, 2026
	RSUs	Nil	N/A	N/A	N/A	N/A	N/A

Directors
Craig Armitage, Director	Options	5,164	November 25, 2020	$23.24	$28.56	$6.29	November 25, 2025
		2,066	February 28, 2022	$16.95	$9.20	$6.29	March 1, 2027
	RSUs	Nil	N/A	N/A	N/A	N/A	N/A
Travis Goff, Director	Options	2,066	February 28, 2022	$16.95	$9.20	$6.29	March 1, 2027
	RSUs	Nil	N/A	N/A	N/A	N/A	N/A
Paul LeBreux, Director	Options	2,066	February 28, 2022	$16.95	$9.20	$6.29	March 1, 2027
	RSUs	Nil	N/A	N/A	N/A	N/A	N/A
Tom Walker, Director	Options	2,066	February 28, 2022	$16.95	$9.20	$6.29	March 1, 2027
	RSUs	Nil	N/A	N/A	N/A	N/A	N/A
Jeremi Gorman, Director	Options	2,066	December 6, 2022	$9.68	$4.36	$6.29	March 1, 2027
	RSUs	Nil	N/A	N/A	N/A	N/A	N/A

Notes:

(1)	As of December 31, 2022

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Exercise of Compensation Securities

No Named Executive Officer or Director exercised stock options in the most recently completed financial year. The following table describes the settlement of RSUs in the most recently completed financial year:

Exercise of Compensation Securities
Name and Position	Type of Compensation Security	Number of underlying securities exercised	Exercise price per security ($)	Date of exercise / settlement	Closing price per security on date of exercise ($)	Difference between exercise price and closing price on date of exercise	Total value on exercise / settlement date ($)

Justin Kenna, Director, Chief Executive Officer	RSUs	20,655	N/A	July 26, 2022	$4.84	N/A	$99,970

No other Directors or Named Executive Officers had RSUs settle during the most recently completed financial year.

Stock Option Plans and Other Incentive Plans

Options and RSUs are granted pursuant to the Stock Option Plan and RSU Plan, respectively, and in accordance with the policies of the CSE. The Stock Option Plan and RSU Plan are administered by the Board.

Securities Authorized for Issuance under Equity Compensation Plans

The following table shows the Common Shares authorized for issuance from treasury under the Stock Option Plan and the RSU Plan, being the Corporation’s only compensation plans under which Common Shares are authorized for issuance, as of December 31, 2022.

Plan Category		Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price (CAD$) of Outstanding Options, Warrants and Rights (B)	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Common Shares Reflected in Column (A)) (C)
Equity Compensation Plans Not	Approved by Shareholders	Nil	N/A	N/A
Equity Compensation Plans Approved by Shareholders	Stock Option Plan(1)	458,664	20.37	176,563
	RSU Plan(2)	127,811	N/A	109,666
Total		586,475	20.37	286,229

Note:

(1)	The Stock Option Plan is considered a “rolling” or “evergreen” stock option plan since the Corporation will be authorized to grant stock options of up to 10% of its issued and outstanding Common Shares at the time of the stock option grant, from time to time, with no vesting provisions and after taking into account any stock options or RSUs outstanding. The number of options available to grant increases as the number of issued and outstanding Common Shares increases. As of December 31, 2022, the number of options available to grant amounted to 635,227 Common Shares, being 10% of the outstanding Common Shares as of December 31, 2022.

(2)	Subject to the adjustment provisions provided for in the RSU Plan and applicable rules and regulations of all regulatory authorities to which the Corporation is subject (including any stock exchange), the total number of Common Shares that may be reserved for issue in connection with the RSUs granted pursuant to the RSU Plan shall not exceed 237,477 Common Shares, being 10% of the total number of issued and outstanding Common Shares on the date the RSU Plan was adopted by the Board.

As of December 31, 2022, the number of stock options and RSUs outstanding that were issued under the Stock Option Plan and RSU Plan, respectively, represents approximately 7.22% and 2.01% of the 6,352,269 of the outstanding Common Shares.

Pension Plan Benefits

The Corporation does not have and does not intend to implement any deferred compensation plan or pension plan that provides for payments or benefits at, following or in connection with retirement.

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GAMESQUARE EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

For the financial year ended December 31, 2022 and 2021, the objective of the Corporation’s compensation strategy was to ensure that compensation for its NEOs is sufficiently attractive to recruit, retain and motivate high performing individuals to assist GameSquare in achieving its goals.

The process for determining executive compensation is relatively informal, in view of the size and stage of the Corporation and its operations. Executive officers are involved in the process and make recommendations to the Board which considers and decides whether to approve the discretionary components (e.g., cash bonuses, stock options and RSUs) of the annual compensation of senior management (other than the Chief Executive Officer). Except as otherwise described below, the Corporation does not maintain specific performance goals or use benchmarks in determining the compensation of executive officers. The Board may at its discretion award either a cash bonus, stock options or RSUs for high achievement or for accomplishments that the Board deem as worthy of recognition.

Compensation for the NEOs is composed primarily of three components: base fees, performance bonuses and stock-based compensation. In establishing the levels of base fees, performance bonuses and the awards of stock options and RSUs, the Board takes into consideration a variety of factors, including the financial and operating performance of the Corporation, and each NEO’s individual performance and contribution towards meeting corporate objectives, responsibilities and length of service.

Approach

While the Corporation does not have a formal compensation policy, the general objectives of the Corporation’s executive compensation are to:

●	attract, retain and motivate executives critical to the success of the Corporation;
●	link the interests of management with those of the Shareholders; and
●	provide rewards, through discretionary bonuses, for outstanding corporate and individual performance.

The following principles guide the Corporation’s overall compensation philosophy:

●	compensation is determined on an individual basis by the need to attract and retain talented, entrepreneurial, high achievers;
●	an appropriate portion of total compensation is variable and linked to achievements, both individual and corporate; and
●	all compensation and compensation objectives shall be fully and plainly disclosed.

The Board is responsible for ensuring the application of the compensation policy is appropriately aligned to support its stated objectives and encourage the appropriate management behaviors, while avoiding excessive risk-taking by executive officers. The Board believes that the compensation paid to each NEO during the last financial year was commensurate with each NEO’s position, experience and performance.

Compensation Risk Oversight and Assessment

In light of the Corporation’s size and the balance between long-term objectives and short-term financial goals with respect to the Corporation’s executive compensation program, the Board does not presently deem it necessary to consider the implications of the risks associated with its compensation policies and practices.

Financial Instruments

All employees, including NEOs and Directors, are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds) that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the NEO or Director.

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Components of Compensation

Base Fees

Base fees form an essential component of the Corporation’s compensation mix as they are the first base measure to remain competitive relative to industry compensation practices, are fixed and therefore not subject to uncertainty, and can be used as the base to determine other elements of compensation and benefits. In determining the base fees of executive officers, the Board considers the following:

●	the recommendations of the President and Chief Executive Officer of the Corporation (other than with respect to the compensation of the President and Chief Executive Officer);
●	the particular responsibilities related to the position;
●	the experience, expertise and level of the executive officer;
●	what the Board members believe is industry practice;
●	the executive officer’s length of service to the Corporation; and
●	the executive officer’s level of responsibilities and overall performance based on informal feedback.

There is no mandatory framework that determines which of these factors may be more or less important and the emphasis placed on any of these factors is at the discretion of the Board and may vary among the executive officers. The determination of base fees relies principally on negotiations between the respective NEO and the Corporation and is therefore heavily discretionary. In respect of the base fees paid to the President and Chief Executive Officer, the Board also broadly considers the performance of the President and Chief Executive Officer against the Corporation’s performance in the previous year.

Bonus Payments

GameSquare’s cash bonus awards are designed to reward an executive for the direct contribution which he or she can make to the Corporation. NEOs are entitled to receive discretionary bonuses from time to time as determined or approved by the Board, upon the recommendation of the Chief Executive Officer. The Corporation does not currently prescribe a set of formal objective measures to determine discretionary bonus entitlements. Rather the Corporation uses informal goals which may include an assessment of an individual’s current and expected future performance, level of responsibilities and the importance of his/her position and contribution to the Corporation. Precise goals or milestones are not pre-set by the Board. The performance-based bonuses paid to the NEOs during the financial years ended December 31, 2022 and 2021 are listed in the summary compensation table below.

Long-term Incentives, RSUs and Options

The Board believes that granting stock options and RSUs to key personnel encourages retention and more closely aligns the interests of such key personnel with the interests of Shareholders while at the same time not drawing on the limited cash resources of the Corporation.

GameSquare does not utilize a set of formal objective measures to determine long-term incentive entitlements, rather, long-term incentive grants, such as stock options and RSUs, to NEOs are determined in a discretionary manner on a case-by-case basis but having consideration to the number of options or RSUs previously granted. There are no other specific quantitative or qualitative measures associated with option and RSU grants and no specific weights are assigned to any criteria individually; rather, the performance of the Corporation is broadly considered as a whole when determining the stock-based compensation (if any) to be granted and the Corporation does not focus on any particular performance metric.

The Corporation has adopted the Stock Option Plan and RSU Plan. The Stock Option Plan was approved by the shareholders of the Corporation at the annual general meeting in 2021.

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Chief Executive Officer Compensation

The independent Directors:

●	will periodically review the CEO’s compensation and recommend any changes to the Board for approval;
●	will review corporate goals and objectives relevant to the compensation of the CEO and recommend them to the Board for approval; and
●	will review and, if appropriate, recommend to the Board for approval any agreements between the Corporation and the CEO, including protections in the event of a change of control or other special circumstances, as appropriate.

The components of the CEO’s compensation are the same as those that apply to the other executive officers of the Corporation, namely base salary, bonus and long-term incentives in the form of stock options and RSUs.

Summary Compensation Table

The following table summarizes the compensation paid during the two most recently completed financial years in respect of the individuals who were carrying out the role of the Chief Executive Officer of the Corporation (“CEO”), the Chief Financial Officer of the Corporation (“CFO”), each of the three most highly compensated executive officers other than the CEO and CFO at the end of the most recently completed financial year whose total compensation was individually more than CAD$150,000 for that financial year (the “Named Executive Officers” or “NEOs”) and each of the Directors of the Corporation. As of December 31, 2022, the Chief Executive Officer, Chief Financial Officer, President and Head of European Operations were the only Named Executive Officers of the Corporation as the Corporation did not employ any other executive officers whose total compensation was greater than CAD$150,000 for the year ending December 31, 2022.

		Annual Compensation excluding compensation securities(1)
Name and Principal Position	Year Ended (2)	Salary, consulting fee, retainer or commission (CAD$)	Bonus (CAD$)	Committee or Meeting Fees (CAD$)	Value of Perquisites (CAD$)	Value of All Other Compensation (CAD$)	Total Compensation (CAD$)

Officers
Justin Kenna, Director, Chief Executive Officer(3)	2022	780,660	Nil	Nil	Nil	Nil	780,660
	2021	687,810	Nil	Nil	Nil	889,176	1,576,986
	2020	N/A	N/A	N/A	N/A	N/A	N/A
Kevin Wright, Director, Chairman of the Board, President and Former CEO(4)(5)	2022	225,000	Nil	Nil	Nil	Nil	225,000
	2021	243,750	Nil	Nil	Nil	Nil	243,750
	2020	75,000	168,500	N/A	Nil	115,367	358,867
Paul Bozoki, Chief Financial Officer(4)	2022	120,000	Nil	Nil	Nil	Nil	120,000
	2021	101,667	Nil	Nil	Nil	15,500	117,167
	2020	16,500	Nil	N/A	Nil	53,246	69,746
Jan Neumeister, Head of European Operations	2022	195,165	Nil	Nil	Nil	Nil	195,165
	2021	267,960	Nil	Nil	Nil	79,267	347,227
	2020	N/A	N/A	N/A	N/A	N/A	N/A

Directors
Craig Armitage, Director(6)	2022	Nil	Nil	Nil	Nil	Nil	Nil
	2021	Nil	Nil	Nil	Nil	Nil	Nil
	2020	Nil	Nil	Nil	Nil	8,874	8,874
Travis Goff, Director(7)	2022	Nil	Nil	Nil	Nil	Nil	Nil
	2021	Nil	Nil	Nil	Nil	Nil	Nil
	2020	N/A	N/A	N/A	N/A	N/A	N/A
Paul LeBreux, Director(8)	2022	Nil	Nil	Nil	Nil	Nil	Nil
	2021	Nil	Nil	Nil	Nil	Nil	Nil
	2020	N/A	N/A	N/A	N/A	N/A	N/A
Tom Walker, Director(7)	2022	Nil	Nil	Nil	Nil	Nil	Nil
	2021	Nil	Nil	Nil	Nil	Nil	Nil
	2020	N/A	N/A	N/A	N/A	N/A	N/A
Jeremi Gorman, Director (9)	2022	Nil	Nil	Nil	Nil	Nil	Nil
	2021	N/A	N/A	N/A	N/A	N/A	N/A
	2020	N/A	N/A	N/A	N/A	N/A	N/A

Former Directors
Neil Said(5)(10)	2022	Nil	Nil	Nil	Nil	Nil	Nil
	2021	75,000	Nil	Nil	Nil	Nil	Nil
	2020	10,000	Nil	Nil	Nil	53,246	63,246

Notes:

(1)	The Corporation completed a reverse takeover transaction (the “RTO”) effective September 30, 2020. Certain amounts included in the table above reflect the compensation paid to the directors of Magnolia Colombia Ltd., as a predecessor to the Corporation, and the Corporation, subsequent to the completion of the RTO.

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(2)	On July 30, 2021, the Corporation announced it had changed its fiscal year end from November 30 to December 31. Information in the table above has been presented for the 12 months ended December 31, 2022, 13 months ended December 31, 2021 and the 12 months ended November 30, 2020.
(3)	Mr. Kenna joined the Corporation as Chief Executive Officer and a Director on January 22, 2021. Mr. Kenna does not receive any additional compensation for acting as a Director.
(4)	Compensation paid as consulting fees under the independent contractor agreements with the Named Executive Officer as described under the heading “Executive Compensation - Termination of Employment, Change in Responsibilities and Employment Contracts”.
(5)	Effective on completion of the RTO, Mr. Wright replaced Neil Said as Chief Executive Officer and President of the Corporation and joined the board as a Director. On January 22, 2021, Mr. Wright stepped down as CEO concurrently with Mr. Kenna assuming the role of CEO. Mr. Wright does not receive any additional compensation for acting as a Director. Mr. Wright ceased being a Director effective April 11, 2023.
(6)	Mr. Armitage was first appointed as a Director effective September 30, 2020 in connection with the RTO. Mr. Armitage ceased being a Director effective April 11, 2023.
(7)	Mr. Goff and Walker were each first elected at the Corporation’s annual and special meeting held on September 21, 2021.
(8)	Mr. LeBreux was first appointed as a Director effective March 30, 2021. Mr. LeBreux ceased being a Director effective April 11, 2023.
(9)	Ms. Gorman was appointed as a Director effective November 14, 2022.
(10)	Effective September 30, 2020, in connection with the RTO, Mr. Said ceased to be a director of the Corporation. On December 3, 2020, Mr. Said was re-appointed to the Board as Chairman. Mr. Said did not stand for election at the Corporation’s annual and special meeting held on September 21, 2021 and accordingly ceased to be a Director on September 21, 2021.

Termination of Employment, Change in Responsibilities, and Employment Contracts

The following describes the respective consulting agreements entered into by the Corporation and each NEO as of December 31, 2022:

Name and Position	Notice Period	Monthly Fees	Severance on Termination	Severance on Change of Control
Justin Kenna, Chief Executive Officer	N/A	US$50,000	12 months’ fees	24 months’ fees
Kevin Wright, President and Former CEO	30 days	CAD$18,750	18 months’ fees	36 months’ fees plus aggregate cash bonuses paid in the 24 months prior to the Change of Control
Paul Bozoki, Former Chief Financial Officer	30 days	CAD$10,000	6 months’ fees	24 months’ fees plus aggregate cash bonuses paid in the 24 months prior to the Change of Control
Jan Neumeister, Head of European Operations	30 days	US$12,500	3 months’ fees	N/A

Change of Control Provisions

For the purpose of the agreements with the officers as set forth above, “Change of Control” is defined as the acquisition by any person or entity of:

(1) shares or rights or options to acquire Common Shares or securities which are convertible into Common Shares or any combination thereof such that after the completion of such acquisition such person would be entitled to exercise 50% or more of the votes entitled to be cast at a meeting of the Shareholders of the Corporation;

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(2) shares or rights or options to acquire shares, or their equivalent, of any material subsidiary of the Corporation or securities which are convertible into shares of the material subsidiary or any combination thereof such that after the completion of such acquisition such person would be entitled to exercise 50% or more of the votes entitled to be cast a meeting of the shareholders of the material subsidiary; or

(3) more than 50% of the material assets of the Corporation, including the acquisition of more than 50% of the material assets of any material subsidiary of the Corporation.

Such Change of Control payments may be triggered by either the Corporation or the officer who elects within one year from the date of such Change of Control to elect to have such officer’s agreement terminated.

Summary of Termination Payments

The estimated incremental payments, payables and benefits that might be paid to the officers pursuant to the above noted agreements in the event of termination without cause or after a Change of Control (assuming such termination or Change of Control is effective as of December 31, 2022) are detailed below:

Name and Position	Termination not for Cause ($)	Termination on a Change of Control ($)
Justin Kenna, Chief Executive Officer
Salary/Fees	US$600,000	US$1,200,000
Bonus:	Nil	Nil
Total:	US$600,000	US$1,200,000
Kevin Wright, President
Salary/Fees	CAD$225,000	CAD$675,000
Bonus:	Nil	CAD$168,500
Total:	CAD$225,000	CAD$843,500
Paul Bozoki, Former Chief Financial Officer
Salary/Fees	CAD$60,000	CAD$240,000
Bonus:	Nil	Nil
Total:	CAD$60,000	CAD$240,000
Jan Neumeister, Head of European Operations
Salary/Fees	US$37,500	N/A
Bonus:	Nil	N/A
Total:	US$37,500	N/A

Other Arrangements

No management functions of the Corporation or its subsidiaries are to any substantial degree performed by a person or company other than the directors or executive officers of the Corporation or its subsidiaries.

Employment, Consulting and Management Contracts

Management functions of GameSquare and its subsidiaries are substantially performed by GameSquare’s directors and executive officers. During the year ended December 31, 2022, GameSquare did not enter into any contracts, agreements or arrangements with parties other than its directors and executive officers (or their personal holding corporation) for the provision of such management functions.

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Justin Kenna

GameSquare has an employment agreement with Justin Kenna for his services as Chief Executive Officer which is effective as of July 7, 2023 (“Kenna Agreement”). The annual base salary under the Kenna Agreement is US$600,000. The Kenna Agreement has a term of three years from its effective date, which will automatically renew for subsequent periods of one year unless either party provides written notice at least 120 days prior to the expiration of the applicable period at such time. The Kenna Agreement also provides for certain benefits, including health and medical insurance, and reimbursement for reasonable business expenses.

Under the Kenna Agreement, Mr. Kenna is entitled to receive a severance payment if terminated without cause, or in the event of resignation with good reason (as defined therein), equal to 12 months of his annual compensation, paid in monthly installments, and continued premium payments for health insurance to allow Mr. Kenna to continue such insurance coverage for an 12-month period. In the event the Kenna Agreement is terminated without cause or for good reason (both as defined therein), outstanding equity incentive awards held by Mr. Kenna will vest through the end of the 12-month period. In the event there is a change of control (as defined therein) and within 12 months thereafter the Kenna Agreement is terminated without cause or for good reason, accelerated vesting will apply to all outstanding equity incentive awards, including that performance-based awards will fully vest.

Louis Schwartz

GameSquare has an employment agreement with Louis Schwartz for his services as President which is effective as of May 1, 2023 (“Schwartz Agreement”). The annual base salary under the Schwartz Agreement is US$500,000. The Schwartz Agreement has a term of two years from its effective date, which will automatically renew for subsequent periods of one year unless either party provides written notice at least 120 days prior to the expiration of the applicable period at such time. The Schwartz Agreement also provides for certain benefits, including health and medical insurance, and reimbursement for reasonable business expenses.

Under the Schwartz Agreement, Mr. Schwartz is entitled to receive a severance payment if terminated without cause, or in the event of resignation with good reason (as defined therein), equal to 12 months of his annual compensation, paid in monthly installments, and continued premium payments for health insurance to allow Mr. Schwartz to continue such insurance coverage for an 12-month period. In the event the Schwartz Agreement is terminated without cause or for good reason (both as defined therein), outstanding equity incentive awards held by Mr. Schwartz will vest through the end of the 12-month period. In the event there is a change of control (as defined therein) and within 12 months thereafter the Schwartz Agreement is terminated without cause or for good reason, accelerated vesting will apply to all outstanding equity incentive awards, including that performance-based awards will fully vest.

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GAMESQUARE – CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Credit facility payable

On June 30, 2022, the Company entered into an agreement for a $5 million credit facility (the “Facility”) for a one-year term with Goff & Jones Lending Co, LLC., a related party to the Company by virtue of one of its directors. The Facility matured on June 30, 2023 (the “Maturity Date”). During the three months ended March 31, 2023, the Company accrued $23,266 in interest and $80,133 in legal fees in connection with the Facility. This credit facility was paid off during the quarter ended June 30, 2023, and has not been renewed.

Convertible debenture with a director of the Company as counterparty

On September 1, 2022, Engine extended convertible debentures that were due to expire in October and November 2022 with an aggregate principal amount of US$1,250,000. Key terms include (a) maturity date of August 31, 2025, (b) interest rate of 7% (interest to be paid in full at maturity) and (c) conversion price of $4.40. The convertible debenture is beneficially held by a director of the Company. The participation of a director in the original issuance of the convertible debenture constitutes a “related party transaction” as such term is defined by Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Company is relying on an exemption from the formal valuation requirements and the minority shareholder approval requirements under MI 61-101 as the fair market value of the convertible debenture did not exceed 25% of the market capitalization of the Company.

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INTERESTS OF FAZE DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

When considering the recommendation of the FaZe Board, FaZe stockholders should keep in mind that FaZe directors and executive officers may have interests in the Merger, including financial interests, which may be different from, or in addition to, the interests of other FaZe stockholders generally. The FaZe Board was aware of and considered these interests, among other matters, when it determined that the Merger is fair to and in the best interests of FaZe and its stockholders, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended that FaZe stockholders approve the Merger Proposal.

The benefits and financial interests that FaZe’s directors and executive officers may become eligible to receive as a result of their interests in the Merger include:

● FaZe’s directors and executive officers will receive the same Merger Consideration as other FaZe stockholders for each share of FaZe Common Stock that they own at the effective time. As of November 30, 2023, all of the FaZe directors and executive officers, as a group, owned 15,396,630 shares of FaZe Common Stock. For information regarding beneficial ownership of FaZe Common Stock by each of FaZe’s current directors, named executive officers and all directors and executive officers as a group, see the section entitled “Certain Beneficial Owners of Securities—Security Ownership of Certain Beneficial Officers and Management of Faze.

● FaZe equity awards, including FaZe Options, FaZe Restricted Shares and FaZe Restricted Units, held by FaZe executive officers will be assumed by GameSquare and converted into GameSquare equity awards. As of [______], 2023, all of the FaZe directors and executive officers, as a group, owned [________] FaZe Restricted Units.

● The Merger Agreement provides that the directors and executive officers of FaZe and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies following the Merger.

● At least two members of the FaZe Board will be added to the GameSquare Board at the effective time. It is currently contemplated that Paul Hamilton and Nick Lewin will serve as directors of GameSquare after the closing of the Merger. As such, in the future they may receive any cash fees, stock options or stock awards that the GameSquare Board determines to pay to its directors.

● Following completion of the Merger, [______], [_______] and [_______] of FaZe, will join GameSquare as [______], [_______] and [_______], respectively, responsible for the FaZe [______], [_______] and [_______]. Each such officer will enter into employment agreements with GameSquare or the surviving corporation effective upon the completion of the Merger.

● Each of FaZe’s current executive officers has entered into an employment or change of control agreement with FaZe, which, among other things, provides for severance payments and benefits upon certain qualifying terminations of employment in connection with a change of control of FaZe.

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INCOME TAX CONSEQUENCES OF THE MERGER

The discussion under the caption “—Material U.S. Federal Income Tax Considerations” below addresses the material U.S. federal income tax considerations associated with the Merger and the subsequent ownership and disposition of GameSquare Common Stock by U.S. holders and non-U.S. holders (each as defined below). The discussion below assumes that the Continuance Proposal is adopted and fully implemented prior to the Merger.

The discussion under the caption “—Material Canadian Tax Considerations” addresses various Canadian tax considerations for holders of FaZe Common Stock with respect to the Merger and the subsequent ownership and disposition of GameSquare Common Stock.

The discussion below is for general purposes only and is not a substitute for your own analysis associated with the tax considerations for the Merger and the subsequent ownership and disposition of GameSquare shares. We urge you to consult your own tax advisor(s) regarding the U.S. (federal, state and local), Canadian and other non-U.S. tax considerations pertaining to these matters in light of your particular circumstances.

1.	Material U.S. Federal Income Tax Considerations

The following discussion, subject to the limitations set forth below, describes the material U.S. federal income tax considerations associated with the Merger and the subsequent ownership and disposition of GameSquare shares. This discussion presumes that the Continuance Proposal is adopted and fully implemented prior to the Merger, generally does not address any aspects of U.S. taxation other than U.S. federal income taxation, is not a complete analysis or listing of all potential tax considerations associated with the Merger or subsequent ownership and disposition of GameSquare shares and does not address all tax considerations that may be relevant to stockholders of FaZe. In particular, the discussion below addresses U.S. federal income tax considerations for persons who hold their FaZe Common Stock, and will hold their GameSquare Common Stock, solely as capital assets (generally, property held for investment). The discussion below does not address any tax considerations for stockholders of FaZe who are subject to special rules under U.S. federal income tax laws, such as:

●	banks, financial institutions or insurance companies;
●	tax-exempt entities;
●	persons who hold shares as part of a straddle, hedge, integrated transaction or conversion transaction;
●	persons who have been, but are no longer, citizens or residents of the United States;
●	persons holding shares through a partnership or other fiscally transparent entity;
●	dealers or traders in securities, commodities or currencies;
●	grantor trusts;
●	persons subject to the alternative minimum tax;
●	U.S. persons whose “functional currency” is not the U.S. dollar;
●	regulated investment companies and real estate investment trusts; or
●	persons who received shares through the exercise of incentive stock options or through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan.

Moreover, the discussion below does not address any tax considerations associated with an exchange or conversion of FaZe options, warrants, restricted units, restricted shares or similar rights into corresponding GameSquare rights; beneficial owners of any such rights, including those that may have acquired rights as part of a remuneration package, should consult their own tax advisors regarding the U.S. federal income tax considerations relevant to them with the respect to the exchange or conversion of such rights in connection with the Merger.

This discussion is based on the Code, the Treasury Regulations promulgated thereunder, which we refer to in this proxy statement/prospectus as the Treasury Regulations, and judicial and administrative interpretations thereof, in each case, as in effect and available on the date of this proxy statement/prospectus. Each of the foregoing is subject to change, potentially with retroactive effect, and any such change could affect the U.S. federal income tax considerations described below. Neither GameSquare nor FaZe will request a ruling from the IRS as to the U.S. federal income tax consequences of the Merger or any other matter and, thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of FaZe Common Stock or, after the completion of the Merger, GameSquare Common Stock, that for U.S. federal income tax purposes is:

●	an individual citizen or resident alien of the United States;
●	a corporation (or other entity taxable as a corporation for such purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust, if such trust validly has elected to be treated as a U.S. person for U.S. federal income tax purposes or if (i) a U.S. court can exercise primary supervision over its administration and (ii) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

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A “non-U.S. holder” is a beneficial owner of FaZe Common Stock or, after the completion of the Merger, GameSquare Common Stock, other than a U.S. holder or a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, which we refer to in this proxy statement/prospectus as a partnership. If a partnership is a beneficial owner of GameSquare Common Stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of FaZe Common Stock that are partnerships, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax considerations for them with respect to the Merger and the subsequent ownership and disposition of GameSquare Common Stock.

A)	Material U.S. Federal Income Tax Considerations Associated with the Merger

FaZe and GameSquare intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, neither the obligation of FaZe nor the obligation of GameSquare to complete the Merger is conditioned upon the receipt of an opinion from counsel confirming whether the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. To qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Merger must satisfy certain statutory and non-statutory requirements, including the requirement that GameSquare acquires, pursuant to the Merger, “control” of FaZe in exchange for voting stock of GameSquare. Although the parties anticipate that these requirements will be satisfied, the risk exists that one or more such requirements may not be satisfied with the result that the Merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code. You should read “—U.S. Holders of FaZe Common Stock—Tax Consequences if the Merger does not Qualify as a ‘Reorganization’”.

FaZe and GameSquare have not requested and do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger.

B)	U.S. Holders of FaZe Common Stock

i)	Tax Consequences if the Merger Qualifies as a “Reorganization”

If the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, then material U.S. federal income tax consequences to U.S. holders of FaZe Common Stock will be as follows:

●	If the sum of the cash and the fair market value of the GameSquare Common Stock you receive in the Merger in exchange for your FaZe Common Stock is greater than your adjusted tax basis in your FaZe Common Stock, then you will recognize gain equal to the lesser of: (i) the amount, if any, by which the sum of the cash and fair market value of the GameSquare shares you receive exceeds your adjusted tax basis in your FaZe common stock; and (ii) the cash you receive in the Merger. In computing your gain, you will exclude any cash you receive in lieu of a fractional share and the portion of your adjusted tax basis that is allocated to that fractional share, as discussed below.
●	If the sum of the cash and fair market value of the GameSquare Common Stock you receive in the Merger is less than your adjusted tax basis in your FaZe Common Stock, you will not recognize a loss.
●	The aggregate tax basis of the GameSquare Common Stock you receive in exchange for your Faze Common Stock in the Merger, including fractional shares deemed received and redeemed (as discussed below), will be the same as the aggregate tax basis of your FaZe Common Stock, decreased by the cash you receive in the Merger (excluding any cash received in lieu of a fractional GameSquare share) and increased by the amount of gain you recognize with respect to your FaZe common stock (including any portion of the gain that is treated as a dividend, as discussed below under “—Treatment of Gain or Loss Recognized”, but excluding any gain recognized as a result of cash received in lieu of a fractional GameSquare share).

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●	The holding period of any GameSquare shares (including fractional shares deemed received and redeemed as discussed below) you receive in the Merger generally will include the holding period of the FaZe Common Stock you exchanged for GameSquare shares.
●	As discussed above, GameSquare will not issue any fractional GameSquare shares in the Merger, but instead will pay cash to those FaZe stockholders who are entitled to receive a fractional GameSquare share. If you receive cash in lieu of a fractional GameSquare share, you will be treated as having received the fractional share pursuant to the Merger and then as having exchanged the fractional share for cash in a redemption of the fractional share by GameSquare. Subject to the discussion below under “—Treatment of Gain or Loss Recognized”, you will generally recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to the fractional share.

ii)	Treatment of Gain or Loss Recognized

Any gain (or loss on the deemed redemption of a fractional GameSquare share) you recognize generally will be capital gain (or loss). Capital gain or loss generally will be long-term capital gain or loss if your holding period in your FaZe Common Stock is more than one year on the closing date of the Merger. Long-term capital gains of certain U.S. holders of FaZe Common Stock who are not corporations, including individuals, generally qualify for preferential rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. If you acquired different blocks of FaZe Common Stock at different times or at different prices, you must determine your gain or loss, and whether that gain or loss is long-term, separately with respect to each block of FaZe Common Stock.

All or part of the gain that a particular U.S. holder of FaZe stock recognizes could be treated as dividend income rather than capital gain if, immediately following the completion of the Merger, the U.S. holder is a significant shareholder of GameSquare. This could happen, for example, because the U.S. holder owns shares of GameSquare Common Stock immediately prior to the Merger or because a person related to the U.S. holder owns shares of FaZe or GameSquare immediately prior to the Merger. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a U.S. holder of FaZe Common Stock, including the application of certain constructive ownership rules, U.S. holders of FaZe Common Stock should consult their own tax advisors regarding the potential tax consequences of the Merger to them.

iii)	Tax Consequences if the Merger does not Qualify as a “Reorganization”

If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, then you would be required to recognize gain or loss equal to the difference between the value of the cash and the GameSquare Common Stock you receive and your adjusted tax basis in your FaZe Common Stock. Any gain or loss so recognized would generally be treated as described above in “—Treatment of Gain or Loss Recognized”. In such event, your tax basis in the GameSquare shares you receive in the Merger would equal their fair market value as of the closing date of the Merger, and your holding period for such GameSquare shares would begin on the day after the Merger.

iv)	Tax Considerations Associated with Holding GameSquare Shares

a)	Taxation of Distributions

The gross amount of cash distributions on GameSquare Common Stock will be taxable as dividends to the extent of GameSquare’s earnings and profits (as determined for U.S. federal income purposes). With respect to non-corporate U.S. holders (including individuals), certain dividends received from a corporation will be subject to U.S. federal income tax at a maximum rate of 20%. U.S. corporate holders may be eligible for the dividends received deduction with respect to dividends received from GameSquare. A reduced rate of dividend taxation or a dividends received deduction may not be available in certain circumstances, and U.S. holders should consult their own tax advisors regarding the availability of a reduced rate of dividend taxation or dividends received deduction based on their particular situation.

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b)	Taxation of Dispositions

For U.S. federal income tax purposes, a U.S. holder will recognize taxable gain or loss on any sale or other taxable disposition of GameSquare Common Stock in an amount equal to the difference between the amount realized from such sale or other taxable disposition and the U.S. holder’s adjusted tax basis in such shares. Such recognized gain or loss generally will be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) will be subject to U.S. federal income tax at a maximum rate of 20% if the U.S. holder has held the GameSquare Common Stock, actually or through a tacked holding period, for more than one year as of the date of the sale or other taxable disposition. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or other taxable disposition of GameSquare Common Stock generally will be treated as U.S. source gain or loss.

c)	Medicare Tax

A U.S. holder that is an individual or estate, or a trust that does not qualify for exemption, will be subject to a 3.8% tax, which we refer to in this proxy statement/prospectus as the Medicare tax, on the lesser of (i) the U.S. holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which, in the case of individuals, will be between $125,000 and $250,000 depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include dividends received on the GameSquare shares and net gains from the disposition of GameSquare shares unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its own tax advisor regarding the applicability of the Medicare tax to the U.S. holder’s dividend income and gains in respect of the U.S. holder’s investment in GameSquare Common Stock.

C)	Non-U.S. Holders of FaZe Common Stock

i)	The Merger

The amount of gain a non-U.S. holder of FaZe Common Stock will recognize from the receipt of cash and GameSquare Common Stock in exchange for the non-U.S. holder’s FaZe Common Stock will be determined in the same manner as described above under “—U.S. Holders of FaZe Common Stock” as if the non-U.S. holder were a U.S. holder. However, a non-U.S. holder of FaZe Common Stock will not be subject to U.S. federal income tax on any such gain unless:

●	the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment”);
●	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or
●	the gain is recharacterized as a dividend distribution subject to U.S. withholding tax.

Gain recognized by a non-U.S. holder of FaZe Common Stock described in the first bullet point above will be subject to tax under the rules described above as if it were a U.S. holder of FaZe Common Stock and, in the case of a foreign corporation, might be subject to an additional “branch profits” tax equal to 30% of its effectively connected earnings and profits (or such lower rate as may be available under an applicable income tax treaty). An individual non-U.S. holder of FaZe Common Stock described in the second bullet point above will be subject to a flat 30% tax on the gain, which may be offset by U.S. source capital losses realized in the same year, even though the individual is not considered a resident of the United States.

A non-U.S. holder will not be subject to U.S. backup withholding tax if it provides a certification of exempt status (generally on an IRS Form W-8). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

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If a non-U.S. holder is a citizen or resident of, or otherwise subject to taxation in, a country other than the United States, the tax consequences of the receipt of cash and GameSquare Common Stock in exchange for the non-U.S. holder’s FaZe Common Stock will depend on the applicable tax laws in such country.

ii)	Tax Considerations Associated with Holding GameSquare Shares

a)	Taxation of Distributions

The gross amount of any distribution on GameSquare Common Stock characterized as a dividend for U.S. federal income tax purposes (i.e., a determination made based on GameSquare’s earnings and profits as computed for U.S. federal income tax purposes) will be subject to U.S. federal income withholding tax at a rate of 30% or such lower rate as may be available under an applicable income tax treaty. Alternatively, a non-U.S. holder of GameSquare Common Stock may be subject to U.S. federal income tax on a net basis in respect of distributions received from GameSquare if such distributions are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, the distributions are attributable to a permanent establishment of fixed place of business maintained by the non-U.S. holder in the United States). Because the taxation of distributions on GameSquare Common Stock received by non-U.S. holders varies based on the holder’s individual circumstances, non-U.S. holders should consult their own tax advisors regarding the U.S. federal income tax implications of receiving distributions on GameSquare Common Stock based on their particular situation.

b)	Taxation of Dispositions

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange or other disposition of GameSquare Common Stock unless: (i) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed place of business maintained by the non-U.S. holder in the United States); (ii) in the case of certain capital gains recognized by a non-U.S. holder that is an individual, such individual is present in the United States for 183 days or more during the taxable year in which the capital gain is recognized and certain other conditions are met; (iii) the non-U.S. holder is subject to backup withholding, or (iv) GameSquare qualifies as a U.S. real property holding company.

If a non-U.S. holder is a citizen or resident of, or otherwise subject to taxation in, a country other than the United States, the tax consequences of owning and disposing of GameSquare Common Stock will depend on the applicable tax laws in such country.

D)	FaZe and GameSquare

Neither FaZe nor GameSquare will be subject to U.S. federal income tax as a result of the Merger, regardless of whether the Merger qualifies for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH FAZE STOCKHOLDER. FAZE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

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2.	Material Canadian Tax Considerations

At the effective time of the Merger, holders of FaZe Common Stock will receive shares of GameSquare Common Stock as part of the Merger Consideration. The following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) of the ownership and disposition of shares of GameSquare Common Stock generally applicable to a holder who, for the purposes of the Canadian Tax Act and at all relevant times (a) is a beneficial owner of the shares of GameSquare Common Stock and acquired such shares pursuant to the Merger; (b) is not resident, and is not deemed to be resident, in Canada; (c) holds the shares of GameSquare Common Stock as capital property; (d) does not use or hold, and is not deemed to use or hold, the shares of GameSquare Common Stock in connection with carrying on a business in Canada (a “Non-Resident Holder”); and (e) has not received or acquired its shares of GameSquare Common Stock in connection with any employee stock option or executive compensation plan.

This summary is not applicable to a Non-Resident Holder that is either an “authorized foreign bank” (as defined in the Canadian Tax Act) or an insurer that carries on an insurance business in Canada and elsewhere. Any such Non-Resident Holder should consult its own tax advisor.

This summary is based upon the current provisions of the Canadian Tax Act and an understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) made publicly available prior to the date hereof. The summary takes into account all specific proposals to amend the Canadian Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ materially from those described in this summary. This summary is also based on the assumption that the shares of GameSquare Common Stock will, at all relevant times, be listed on Nasdaq.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular Non-Resident Holder, and is not exhaustive of all Canadian federal income tax considerations. Accordingly, all Non-Resident Holders are urged to consult their own legal and tax advisors with respect to the tax consequences to them of acquiring, holding and disposing of shares of GameSquare Common Stock having regard to their particular circumstances, including the application and effect of the income and other tax laws of any country, province or other jurisdiction that may be applicable to a Non-Resident Holder.

Dividends

Dividends paid or credited (or deemed to be paid or credited) to a Non-Resident Holder by GameSquare will be subject to Canadian withholding tax at the rate of 25%, subject to a possible reduction of such rate under the terms of an applicable income tax treaty or convention if any. In general, in the case of a Non-Resident Holder who is a resident of the United States for purposes of the Canada-U.S. Tax Convention, who is the beneficial owner of the dividend, and who qualifies for the full benefits of the Canada-United States Income Tax Convention (1980), the rate of such withholding tax will generally be reduced to 15%. Non-Resident Holders are urged to consult their own advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Disposition of Shares of GameSquare Common Stock

A Non-Resident Holder who disposes of or is deemed to dispose of shares of GameSquare Common Stock (other than in a disposition to GameSquare that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market) generally will not be subject to tax under the Canadian Tax Act in respect of a capital gain realized on the disposition or deemed disposition of such shares of GameSquare Common Stock unless the shares of GameSquare Common Stock constitute (or are deemed to constitute) “taxable Canadian property” of such Non-Resident Holder for purposes of the Canadian Tax Act, and the gain is not exempt from tax pursuant to the terms of an applicable income tax treaty or convention if any. Provided the shares of GameSquare Common Stock are listed on a “designated stock exchange” as defined in the Canadian Tax Act (which currently includes Nasdaq) at the time of disposition, the shares of GameSquare Common Stock generally will not constitute taxable Canadian property of a Non-Resident Holder unless, at any time during the 60-month period immediately preceding the disposition or deemed disposition: (i) at least 25% of the issued shares of any class or series of the capital stock of GameSquare were owned by or belonged to any combination of (a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder did not deal at arm’s length for purposes of the Canadian Tax Act, and (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the fair market value of such shares was derived, directly or indirectly, from any combination of real or immovable property situated in Canada, “Canadian resource property” (as defined in the Canadian Tax Act), “timber resource property” (as defined in the Canadian Tax Act), or options in respect of, interests in, or for civil law rights in such properties, whether or not such property exists. Notwithstanding the foregoing, shares of GameSquare Common Stock may be deemed to be taxable Canadian property in certain circumstances specified in the Canadian Tax Act.

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If the shares of GameSquare Common Stock are considered taxable Canadian property to the Non-Resident Holder, then upon a disposition or a deemed disposition of such Common Shares (other than a disposition to GameSquare that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market), the Non-Resident Holder will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the shares of GameSquare Common Stock, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the shares of GameSquare Common Stock to the Non-Resident Holder.

One half of any such capital gain (a “taxable capital gain”) realized by a Non-Resident Holder in a taxation year will be required to be included in computing the Non-Resident Holder’s income for that year, and one half of any such capital loss (an “allowable capital loss”) realized by a Non-Resident Holder in a taxation year must generally be deducted against taxable capital gains realized by the Non-Resident Holder in that year from dispositions of taxable Canadian property. Allowable capital losses from dispositions of taxable Canadian property not deductible in the taxation year in which they are realized may ordinarily be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against taxable capital gains realized in such years from dispositions of taxable Canadian property, subject to the detailed rules contained in the Canadian Tax Act in this regard.

If the shares of GameSquare Common Stock are or are deemed to be taxable Canadian property of a Non-Resident Holder, any capital gain realized on the disposition or deemed disposition of such shares of GameSquare Common Stock may not be subject to tax under the Canadian Tax Act pursuant to the terms of an applicable income tax treaty or convention if any.

Non-Resident Holders whose shares of GameSquare Common Stock may constitute taxable Canadian property should consult their own tax advisors.

COMPARISON OF RIGHTS OF GAMESQUARE SHAREHOLDERS AND FAZE STOCKHOLDERS

General

GameSquare is organized under the provincial laws of British Columbia and, accordingly, the rights of GameSquare shareholders are governed principally by the Business Corporation Act (British Columbia) (the “BCBCA”) and GameSquare’s notice of articles and articles (“GameSquare Articles”). FaZe is incorporated in the State of Delaware, and the rights of FaZe shareholders are governed by the DGCL, FaZe Articles and FaZe Bylaws. At the effective time, each share of FaZe common stock that is issued and outstanding immediately prior to the effective time will be converted into the right to receive the merger consideration. As a result, FaZe shareholders will become shareholders of GameSquare and their rights will be governed principally by the BCBCA and GameSquare Articles.

Material Differences Between the Rights of Stockholders of FaZe and GameSquare

The following is a summary of material differences between the rights of FaZe stockholders and GameSquare shareholders. While FaZe and GameSquare believe that the following summary covers all of the material differences, it may not contain all of the information that is important to you. The following summary does not include a complete description of all differences between the rights of FaZe stockholders and GameSquare shareholders, nor does it include a complete discussion of the respective rights of FaZe stockholders and GameSquare shareholders.

The following summary is qualified in its entirety by reference to each of FaZe articles of incorporation and bylaws and GameSquare Articles and the various other documents referred to in this summary. You are urged to carefully read this entire proxy statement/prospectus, the relevant provisions of the BCBCA and the DGCL, the articles of incorporation and bylaws of FaZe and GameSquare, and each other document referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a FaZe stockholder and the rights of a GameSquare stockholder. FaZe has filed with the SEC its articles of incorporation and by-laws referenced in this summary of shareholder rights, and GameSquare has filed with the SEC its notice of articles referenced in this summary of shareholder rights. For more information, see the section entitled “Where You Can Find Additional Information,” on page 213. References to a “holder” in the following summary are to the registered holder of the applicable shares.

Provision	FaZe	GameSquare
Authorized Share Capital	The aggregate number of shares of stock that FaZe has the authority to issue is 501 million, consisting of 500 million shares of FaZe common stock, par value $0.0001 per share, and one million shares of FaZe preferred stock, par value $0.0001 per share.

GameSquare is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares.

Holders of GameSquare common shares and preferred shares are entitled to all of the applicable rights and obligations provided under the BCBCA and GameSquare Articles.

Preferred Shares	The FaZe board is authorized (without further resolution of stockholders) to issue up to one million shares of preferred stock in one or more series and to fix and determine the number of shares of preferred stock of any series, to determine the designation of any such series, and to determine the rights, preferences, privileges and restrictions granted to or imposed upon any such series. As of the date of this proxy statement, there are currently no shares of preferred stock outstanding.

The preferred shares may at any time or from time to time be issued in one or more series.

Subject to the BCBCA, the GameSquare board may by resolution of the directors (and without further resolution of shareholders) with respect to a series if none of the shares of such series are issued (i) determine the maximum number of shares of that series GameSquare is authorized to issue; (ii) create an identifying name for the shares of that series; and (iii) attach special rights or restrictions to the shares of that series, or alter any such special rights or restrictions.

Holders of preferred shares will not be entitled to receive notice of or to attend any GameSquare shareholder meetings and will not be entitled to vote at such meetings, except as required by law.

In addition to the rights attaching to any series of preferred shares, holders of GameSquare’s preferred shares are entitled to all of the applicable rights and obligations provided under the BCBCA and GameSquare Articles.

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Variation of Rights Attaching to a Class or Series of Shares	Under the DGCL, the rights attaching to FaZe common stock may be varied only through an approved amendment of FaZe’s certificate of incorporation. The process for amending FaZe certificate of incorporation is summarized below.

Under the BCBCA, the rights attaching to GameSquare common shares and preferred shares may be varied only through an amendment of GameSquare Articles by special resolution of GameSquare’s shareholders, including, if applicable, a separate special resolution of the holders of the affected class or series of shares in accordance with the provisions of the BCBCA. For purposes of the BCBCA and the GameSquare Articles, a “special resolution” is a resolution passed by a majority of not less than two-thirds (2/3) of the votes cast on that resolution.

Consolidation and Division; Subdivision	Under the DGCL, the issued shares of FaZe common stock may be reclassified, including by being combined into a smaller number of shares or split into a greater number of shares through an amendment to FaZe’s certificate of incorporation.	Under the BCBCA and GameSquare Articles, GameSquare may by resolution of directors consolidate or subdivide all or any of its unissued or fully paid issued shares without par value.

Reduction of Share Capital	Under the DGCL, FaZe, by resolution of the FaZe board, may reduce its capital by (i) reducing or eliminating the capital associated with shares of capital stock that have been retired, (ii) applying to an otherwise authorized purchase, redemption, conversion or exchange of outstanding shares of its capital stock some or all of the capital represented by the shares being purchased, redeemed, converted or exchanged, or any capital that has not been allocated to any particular class of its capital stock (in the case of a conversion or exchange, to the extent that such capital in the aggregate exceeds the total aggregate par value of the stated capital of any previously unissued shares issuable upon such conversion or exchange) or (iii) transferring to surplus some or all of the capital not represented by any particular class of its capital stock or some or all of the capital represented by certain shares of its stock. No reduction of capital may be made unless the assets of FaZe remaining after the reduction are sufficient to pay any debts for which payment has not otherwise been provided.	Under the BCBCA, GameSquare may, by a special resolution of GameSquare shareholders, reduce its stated capital for a class or series of shares for any reason, provided there are no reasonable grounds for believing that the realizable value of GameSquare’s assets would, after the reduction, be less than the aggregate of its liabilities.

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Distributions and Dividends; Repurchases and Redemptions

Distributions/Dividends

Under the DGCL, FaZe stockholders are entitled to receive dividends if, as and when declared by the FaZe board. The FaZe board may declare and pay a dividend to FaZe stockholders (i) out of surplus or, (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the immediately preceding fiscal year except when the capital is diminished to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets. A dividend may be paid in cash, in shares of stock or in other property.

Repurchases/Redemptions

Under the DGCL, FaZe may redeem or repurchase shares of its own common stock, except that generally it may not redeem or repurchase those shares if the capital of FaZe is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. If FaZe were to designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares. Repurchased and redeemed shares may be retired or held as treasury shares. Shares that have been repurchased but have not been retired may be resold by FaZe for such consideration as the FaZe board may determine in its discretion.

Purchases by Subsidiaries of FaZe

Under the DGCL, FaZe common stock may be acquired by subsidiaries of FaZe without stockholder approval. Shares of such common stock owned by a majority-owned or otherwise controlled subsidiary are neither entitled to vote nor counted as outstanding for quorum purposes.

Distributions/Dividends

Under the BCBCA, GameSquare shareholders are entitled to receive dividends if, as and when declared by the directors of GameSquare, subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

Under the BCBCA and GameSquare Articles, the GameSquare board may declare and pay dividends to the shareholders unless there are reasonable grounds for believing that: (i) GameSquare is insolvent; or (ii) the payment of the dividend would render GameSquare insolvent. For these purposes, “insolvent” in relation to GameSquare, means unable to pay its debts as they become due in the ordinary course of business.

Repurchases/Redemptions

Under the GameSquare Articles, GameSquare may, if it is authorized by its directors, purchase or otherwise acquire any of its shares. Under the BCBCA, GameSquare may not make a payment or provide any other consideration to purchase or otherwise acquire its shares if there are reasonable grounds for believing that: (i) GameSquare is insolvent; or (ii) making the payment or providing the consideration would render GameSquare insolvent.

Under the BCBCA, a subsidiary may purchase or otherwise acquire shares of a corporation of which it is a subsidiary but may not purchase such shares if there are reasonable grounds for believing that: (i) the subsidiary is insolvent; or (ii) the purchase would render the subsidiary insolvent.

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Lien on Shares, Calls on Shares and Forfeiture of Shares	Under the DGCL, FaZe may issue the whole or any part of its shares of common stock or preferred stock as partly paid and subject to call for the remainder of the consideration to be paid therefor. When the whole of the consideration payable for shares of FaZe has not been paid in full, and the assets of FaZe are insufficient to satisfy the claims of creditors, each holder of shares not paid in full will be bound to pay the unpaid balance due for such shares.

Under the BCBCA, shares must not be issued until they are fully paid and are non-assessable. GameSquare shares will not be issued until the consideration for the shares is fully paid in money or in property or past services performed for the company that is equal to or greater than the par value of the shares.

The determination of whether the aggregate value of past services, property and money equals or exceeds par value will be made by the GameSquare board.

Voting Rights	Each share of FaZe common stock entitles the holder to one vote in the election of each director and on all other matters voted on generally by FaZe stockholders, other than any matter that solely relates to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the FaZe certificate of incorporation.

The holders of GameSquare common shares are entitled to receive notice of and to attend all annual and special meetings of the shareholders of GameSquare and to one vote in respect of each common share held at all such meetings, except at separate meetings of or on separate votes by the holders of another class or series of shares of GameSquare.

The holders of preferred shares will not be entitled to receive notice of or to attend any meeting of the shareholders of GameSquare and will not be entitled to vote at any such meeting, except as may be required by law.

Number of Directors

Delaware law provides that a corporation’s board of directors must consist of one or more members and that the number of directors will be fixed by, or in the manner provided in, the corporation’s bylaws, or the certificate of incorporation.

FaZe’s certificate of incorporation and bylaws provide that the number of directors constituting its board of directors is determined from time to time by resolution adopted by a majority of the “whole board” of directors, meaning the total number of directors that FaZe would have if there were no vacancies or unfilled newly created directorships. Nine directors currently serve on the FaZe board.

Under GameSquare’s articles, the actual number of directors on the GameSquare board may be determined from time to time by resolution of the directors, provided that the GameSquare board consists of at least three (3).

Under the BCBCA, a board of directors of a BCBCA corporation that is a public company must have no fewer than three (3) and more than ten (10) directors.

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Qualification of Directors

Under the DGCL, directors need not be stockholders and the certificate of incorporation or bylaws may prescribe other qualifications for directors. FaZe’s certificate of incorporation and bylaws do not provide for any other qualifications for directors.

No person nominated for election as a director at a meeting of stockholders shall be eligible to serve as director unless nominated in accordance with the procedures set forth in FaZe’s bylaws.

Nomination Procedures

Nominations of persons for election to the FaZe board may be made at an annual meeting of stockholders:

(a) pursuant to FaZe’s notice of meeting delivered pursuant to the bylaws (or any supplement thereto);

(b) by or at the direction of the board or any committee thereof; or

(c) by any FaZe stockholder who (i) was a stockholder of record at the time of giving of notice provided for in FaZe’s bylaws and at the time of the meeting (including any postponement or adjournment thereof), (ii) is entitled to vote at the meeting, and (iii) complies with the notice and other procedures set forth in FaZe’s bylaws as to such nomination.

In addition, nominations for persons for election to the FaZe board may be made at a special meeting of stockholders at which FaZe’s notice of meeting:

(a) by or at the direction of the Board of Directors; or

(b) by any FaZe stockholder who (i) was a stockholder of record at the time of giving of notice provided for in FaZe’s bylaws and at the time of the meeting (including any postponement or adjournment thereof) (ii) is entitled to vote at the meeting and (iii) complies with the notice and other procedures set forth in FaZe’s bylaws as to such nomination.

Under the BCBCA, a director must (i) be 18 years of age or older; (ii) be capable of managing the individual’s own affairs; (iii) have no undischarged bankruptcy; and (iv) subject to certain limited exceptions, not be convicted of an offence in connection with the promotion, formation or management of a corporation or unincorporated business or of an offence involving fraud.

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Citizenship and Residency of Directors	Not applicable.	Not applicable.

Election of Directors; Classification of the Board of Directors

Directors are elected at the annual meeting of stockholders or at a special meeting called for such purpose and hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Directors of FaZe are elected by a plurality of the votes cast at an annual or special meeting called for the election of directors; provided that, in uncontested elections (meaning elections in which the number of individuals nominated does not exceed the number of directors to be elected in such election as of the date which is five days prior to the date that FaZe first mails notice of the meeting), a majority of the votes cast is required to elect each director. FaZe’s bylaws contemplate that, in an uncontested election, any director who receives a greater number of “against” votes than “for” votes must submit his or her resignation for consideration by the FaZe board.

FaZe’s certificate of incorporation and FaZe’s bylaws provide that directors will be divided into three classes, with each class consisting of, as nearly as may be possible, one-third of the total number of directors constituting the entire FaZe board of directors. Each class of directors will serve for a three-year term and until their successors are duly elected and qualified. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.

No person will be elected, appointed or designated a director if the person is disqualified from being a director under the BCBCA.

A director ceases to hold office at the end of an expressly stated term, at the close of the next annual meeting of shareholders or when the director ceases to be qualified as a director under the BCBCA or GameSquare Articles.

GameSquare Articles provide that nominations of persons for election to the GameSquare board may be made at any annual meeting of shareholders, or at any special meeting of shareholders (if one of the purposes for which the special meeting was called is the election of directors): (i) by or at the direction of the board; (ii) by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the BCBCA; or (iii) by any person who is a shareholder of GameSquare and complies with the advance notice procedures set out in the GameSquare Articles.

Under the BCBCA and GameSquare Articles, the GameSquare board has the ability to appoint additional directors between shareholder meetings without shareholder approval, provided that such additional number does not exceed one third of the number of directors elected at the most recent shareholder meeting.

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Cumulative Voting	Under the DGCL, cumulative voting is only permitted if the certificate of incorporation specifically provides for it. FaZe’s certificate of incorporation does not provide for cumulative voting.	Not applicable.

Vacancies	Under FaZe’s certificate of incorporation, the FaZe board has the exclusive power to fill all vacancies and newly created directorships by resolution adopted by a majority of the whole board.	The BCBCA and the GameSquare Articles allow any casual vacancy on the board of directors to be filled by the remaining directors.

Votes to Govern	Under FaZe’s bylaws, a majority of FaZe’s whole board at a meeting duly assembled constitutes a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present will be the act of the FaZe board unless otherwise provided by the FaZe Certificate of Incorporation or required by law or the FaZe Bylaws. In the absence of a quorum, a majority of the directors present may adjourn the meeting to another place, date or time without further notice or waiver thereof.	At all meetings of the GameSquare board, every question must be decided by a majority of the votes cast. The chair of any meeting may vote as a director but does not have a second or casting vote.

Duties of Directors

Under Delaware law, the directors of FaZe owe a duty of care and a duty of loyalty. The duty of care requires that directors act on an informed basis after appropriate deliberation and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing the business of the corporation. The duty of loyalty requires directors to act in good faith and in what they reasonably believe to be the best interests of FaZe and its stockholders and not in their own interests. A party challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the “business judgment rule” presumption, which presumes that directors acted in accordance with the duties of care and loyalty. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a “sale of control” of the corporation, as the term “sale of control” is used in Delaware caselaw.

Under Delaware law, a member of the board of directors, or a member of any committee designated by the board of directors, shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Under the BCBCA, the directors of a company must manage or supervise the management of the business and affairs of the company subject to the board transferring such powers in whole or in part.

A director, when exercising the powers and performing the functions of a director of the company, must (i) act honestly and in good faith with a view to the best interest of the company; (ii) exercise the degree of care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; (iii) act in accordance with the BCBCA and the regulations; and (iv) subject to paragraphs (i) to (iii), act in accordance with the GameSquare Articles.

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Conflicts of Interest of Directors and Officers	Under Delaware law, a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest will not be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose if (i) the material facts about such interested director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors (even if the disinterested directors are less than a quorum), (ii) the material facts about such interested director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee that authorizes the contract or transaction.	The BCBCA provides that, subject to certain limited exceptions, a director or senior officer of a company holds a disclosable interest in a contract or transaction if (i) the contract or transaction is material to the company; (ii) the company has entered, or proposes to enter, into the contract or transaction; (iii) either the following applies to the director or senior officer: (1) the director or senior officer has a material interest in the contract or transaction; (2) the director or senior officer is a director or senior officer of, or has a material relationship in, a person who has a material interest in the contract or transaction; and (iv) the interest is known by the director or senior officer or reasonably ought to have been known. A director or senior officer of a company is liable to account to the company for any profit that accrues to the director or senior officer under or as a result of a contract or transaction in which the director or senior officer holds a disclosable interest unless, among other things, the disclosable interest was disclosed and the contract or transaction was approved by the directors and the director who holds a disclosable interest was not entitled to vote on such resolution.

Shareholders’ Disclosure of Interests in Shares

Neither the DGCL nor FaZe’s certificate of incorporation or bylaws impose an obligation with respect to disclosure by stockholders of their interests in FaZe common stock, except, in the case of FaZe’s bylaws, as part of a stockholders’ nomination of a director or proposal of business to be made at a stockholder meeting.

Under the U.S. Exchange Act, all beneficial owners of holders of 5% or greater of the outstanding shares of FaZe’s capital stock must report their holdings to the SEC on “Schedule 13G” if the holdings are passive and held not with an intent to acquire control and on “Schedule 13D” if the holdings are non-passive and held with an intent to acquire control.

Not applicable.

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Record Dates

Under FaZe’s bylaws and the DGCL, the directors may fix a record date to determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, which record date must not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date must be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Under FaZe’s bylaws and the DGCL, the directors may fix a record date to determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, which record date must not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date must not be more than 60 nor less than 10 days before the date of such meeting. If the board of directors so fixes a date, such date will also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting will be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders will apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case will also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting.

Under GameSquare Articles, the directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders which date must not precede the date of the meeting by fewer than 21 days. Under the BCBCA, the directors may also set the record date for the purpose of determining shareholders entitled to receive payment of a dividend or to participate in a liquidation distribution.

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Annual Meetings of Shareholders

Under the DGCL, an annual meeting of stockholders is required for the election of directors and for such other proper business as may be conducted thereat. If there is a failure to hold the annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of any stockholder or director.

The FaZe bylaws provide that the annual meeting of stockholders will be held at the time and place determined by FaZe’s board, and that meetings of the stockholders may be within or without the State of Delaware.

Under BCBCA, a company must, subject to limited exceptions, hold an annual meeting at least once in each calendar year and not more than 15 months after the annual reference date for the preceding calendar year. At each annual meeting, the company must place the annual financial statements in relation to the most recently completed financial year.

Meeting Notice Provisions

Under the DGCL and the FaZe bylaws, notice of annual and special meetings of FaZe stockholders must be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

The FaZe bylaws provide that notice of an annual and special meeting of stockholders must be in writing or given by electronic transmission and, in the case of special meetings, state the purpose for which the special meeting is called.

Under the GameSquare Articles, notice of any meeting of shareholders must be provided twenty-one (21) days prior to the meeting if and for so long as GameSquare is a public company and, otherwise, ten (10) days before the meeting.

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Notice of Shareholder Nominations and Proposals

Under FaZe’s bylaws, a FaZe stockholder wishing to nominate a director for election to the FaZe board, or make a proposal for business other than the nomination of directors, must provide written notice, in proper form, within the following time period:

(i) annual meetings: not less than 90 nor more than 120 days prior to the first anniversary of the date on which FaZe first mailed its proxy materials for the preceding year’s annual meeting, provided that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, notice must be so delivered not later than the close of business on the later of (i) the 90th day prior to the annual meeting or (ii) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by FaZe; and

(ii) special meetings: not earlier than the close of business on the 120th day before such special meeting and not later than the close of business on the 90th day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which the date of the special meeting and the nominees to be elected is first announced.

In the case of special meetings, the time periods are applicable only with respect to nominations of persons for election at a special meeting at which directors are to be elected pursuant to FaZe’s notice of meeting. Only such business shall be conducted at a special meeting as shall have been brought before the meeting pursuant to FaZe’s notice of meeting.

Under the BCBCA, a qualified shareholder (being a person who is a registered owner or beneficial owner of one or more shares of the company that carry the right to vote at general meetings and has been a registered owner or beneficial owner for an uninterrupted period of at least two years before the date of the signing of the proposal) is permitted to submit proposals to the company.

Under GameSquare Articles, a nominating shareholder’s notice to the secretary of the company must be given, subject to certain exceptions: (i) in the case of an annual meeting of shareholders, not less than 30 days nor more than 65 days prior to the date of the annual meeting and (ii) in the case of a special meeting of shareholders called for purpose of electing directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the meeting was made. The nominating shareholders’ notice must be in written form and must set forth the required information as per GameSquare Articles.

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The public announcement of an adjournment or postponement of an annual meeting of stockholders will not commence a new time period for the giving of a stockholder’s notice as described above.

To be in proper form, the notice must include certain information about the stockholder making such nomination or proposal (including any beneficial owner on whose behalf the nomination or proposal is made or their affiliates, associates or others acting in concert therewith) and, in the case of a nomination, the nominee, and in the case of a proposal other than the nomination of directors, a description of the business, the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. The notice must also state whether either the stockholder, or beneficial owner on whose behalf a nomination or proposal is made, intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of FaZe’s common stock required by law to carry the proposal or, in the case of a nomination, a sufficient number of holders of FaZe’s common stock to elect such nominees, and such stockholder or beneficial owner must have acted consistent with such statement in order to make such proposal or nomination. Information included in the notice must be supplemented, if necessary, so that the information provided or required to be provided is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, within the time periods contemplated by the FaZe bylaws.

With respect to any proposed nominee for director, FaZe may require such proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director.

A stockholder must also comply with all applicable requirements of the Securities Exchange Act of 1934.

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Proxy Access

Delaware law authorizes the bylaws of any corporation to require that, if the corporation solicits proxies with respect to an election of directors, it include in its proxy solicitation materials (including any form of proxy it distributes), in addition to individuals nominated by the board of directors, one or more individuals nominated by a stockholder.

FaZe’s bylaws do not provide for such proxy access. FaZe’s bylaws provide that the nomination procedures set forth therein shall not be deemed to affect any rights of stockholders to request inclusion of proposals in FaZe’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Under BCBCA, assuming that a proposal is valid, a company that receives such valid proposal must (i) send to all persons that are entitled to notice of the next annual general meeting in relation to which the proposal is made the text of the proposal, the names and mailing addresses of the submitter and the supporters, and the text of any statement accompanying the proposal; and (ii) allow the submitter to present the proposal, in person or by proxy, at the annual general meeting in relation to which the proposal was made if the submitter is a qualified shareholder at the time of that meeting. To be a valid proposal, the proposal must (a) be signed by the submitter, (b) be signed by qualified shareholders who, together with the submitter, are, at the time of signing, registered owners or beneficial owners of shares that, in the aggregate, constitute at least 1% of the issued shares of the company that carry the right to vote at general meetings, or have a fair market value in excess of the prescribed amount (at present, C$2,000), (c) have been received at the registered office of the company at least three (3) months before the anniversary of the previous year’s annual reference date, and (d) be accompanied by a declaration from the submitter and each supporter.

Calling Special Meetings of Shareholders

Under Delaware law, a special meeting of stockholders may be called only by a corporation’s board of directors or other persons authorized in the corporation’s certificate of incorporation or bylaws.

FaZe’s certificate of incorporation provides that special meetings of stockholders for any purpose or purposes may be called only by the chair of the FaZe board, the Chief Executive Officer or President, or by a resolution adopted by a majority of the whole board. Only such business shall be conducted at a special meeting as shall have been brought before the meeting pursuant to FaZe’s notice of meeting.

Pursuant to GameSquare Articles, the directors may, whenever they think fit, call a meeting of shareholders.

The BCBCA provides that one or more shareholders of a corporation holding not less than 5% of the issued voting shares of the corporation may give notice to the directors requiring them to call and hold a general meeting which meeting must be held within 4 months. Subject to certain exceptions, if the directors fail to provide notice of a meeting within 21 days of receiving the requisition, the requisitioning shareholders, or any one or more of them holding more than 2.5% of the issued shares of the corporation that carry the right to vote at general meetings may send notice of a general meeting to be held to transact the business stated in the requisition.

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Shareholder Action by Written Consent

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing is signed by the holders of the minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted.

FaZe’s certificate of incorporation provides that no actions may be taken by stockholders by written consent in lieu of a meeting.

Under the BCBCA, a consent resolution by shareholders is deemed to be valid and effective as if it had been passed at a meeting of shareholders as long as it satisfies all of the requirements of the BCBCA and articles of the company. GameSquare Articles provide that if all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the BCBCA to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution.

Quorum of Shareholders	FaZe’s bylaws provide that the holders of a majority of the voting power of all of the outstanding shares of the stock entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at all meetings of the stockholders, except to the extent that the presence of a larger number may be required by law or FaZe’s certificate of incorporation. Where a separate vote by a class or classes or series is required, the holders of a majority of the voting power of all of the outstanding shares of such class or classes or series, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter.

Under the GameSquare Articles, the quorum for the transaction of business at a meeting of shareholders is one or more persons, present in person or by proxy.

No business, other than the election of a chair of the meeting and adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum is present at the commencement of the meeting.

Adjournment of Shareholder Meetings

FaZe’s bylaws provide that if a quorum is not present or represented at any meeting of the stockholders, then either (i) the chair of the meeting, or (ii) the stockholders present at such meeting, by the affirmative vote of the holders of a majority in voting power thereof, will have power to adjourn the meeting to another place, if any, date or time, until a quorum is present. At such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally noticed.

When a meeting is adjourned to another time and/or place, unless FaZe’s bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place (if any) thereof, and the means of remote communications (if any) by which stockholders and proxyholders may be deemed to be present in person and vote at such adjournment meeting, are announced at the meeting at which the adjournment is taken. If the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or a new record date for stockholders entitled to vote is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

GameSquare Articles provide that the chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting. No notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders is necessary except that, when a meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

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Amendments to Articles or Certificate of Incorporation	Generally, a proposal to amend, alter, change or repeal any provision of FaZe’s certificate of incorporation, requires approval by the FaZe board and the holders of a majority of the voting power of all of the shares of FaZe’s capital stock entitled to vote thereon and, if applicable, the holders of a majority of the voting power of each class entitled to vote thereon as a separate class, provided that no such stockholder vote is required to amend the certificate of incorporation to change the name of the corporation. However, except as otherwise required by law, holders of common stock, as such, are not entitled to vote on any amendment to FaZe’s certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to applicable law or FaZe’s certificate of incorporation.

Changes to the articles of a company under the BCBCA will be affected by the type of resolution specified in the articles of the company, which could provide for approval solely by a resolution of the directors. Generally, amendments to the articles will require a special resolution of the shareholders to be approved by not less than two- thirds of the votes cast by the shareholders voting on the resolution. Alteration of the special rights and restrictions attached to issued shares requires, subject to the requirements set forth in the company’s articles, consent by a special resolution. A proposed amalgamation or continuation of a corporation out of the jurisdiction requires shareholder approval of such transaction by way of a special resolution.

Under the GameSquare Articles, the directors may authorize an amendment to the GameSquare Articles in order to change its name or adopt or change any translation of that name.

Amendments to By-laws

Delaware law provides that the stockholders entitled to vote have the power to adopt, amend or repeal bylaws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.

FaZe’s certificate of incorporation confers upon the board of directors the power to adopt, amend or repeal the FaZe bylaws. FaZe’s certificate of incorporation requires that any amendment to the FaZe bylaws by stockholders be approved by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the FaZe capital stock entitled to vote generally in the election of directors, voting together as a single class.

Not applicable.

Rights of Inspection	Under Delaware Law a stockholder, in person or by attorney or other agent, has the right, upon written demand, during regular business hours to inspect for any purpose reasonably related to such person’s interest as a stockholder, FaZe’s stock ledger, a list of its stockholders, and its other books and records, and to make copies therefrom. If Faze or an officer or agent thereof, refuses to permit the inspection sought by the stockholder or attorney or other agent acting for the stockholder or does not reply to the demand within five business days after the demand has been made, the stockholder may apply to the Court of Chancery for an order to compel the inspection.

Under the BCBCA, a shareholder of a company or a former shareholder of a company (to the extent those records relate to the period when that person was a shareholder) may, without charge, inspect, during business hours, all of the records of such company required to be kept by the company under section 42 of the BCBCA.

Under the BCBCA, a company must keep a central securities register at its records office. The central securities register must register (a) the shares issued by the company, or transferred; and (b) with respect to those shares, (i) the name and last known address of each person to whom those shares have been issued or transferred, (ii) the class, and any series, of those shares, (iii) the number of those shares held by each of the persons referred to in item (i), (iv) the date and particulars of each such issue, and (v) the date and particulars of each such transfer. In addition, every company with more than one-hundred (100) shareholders must, unless the central securities register is in a form constituting itself an index, keep an index of the names of the shareholders of the company as a part of its central securities register. Under the BCBCA, if and to the extent permitted by the articles, a shareholder of the company or any other person may, without charge, inspect a company’s central securities register.

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Shareholder Suits

Under Delaware law, a stockholder may bring a derivative action on behalf of, and for the benefit of, a corporation. Generally, a person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff unless such demand would be futile. In certain circumstances, class action lawsuits are available to stockholders.

The DGCL does not provide for a remedy similar to the oppression remedy under the CBCA; however, stockholders may be entitled to remedies for violation of a director’s fiduciary duties under Delaware common law.

FaZe’s certificate of incorporation provides that, unless FaZe consents in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on FaZe’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder to FaZe or FaZe’s stockholders, (iii) any action asserting a claim against FaZe arising pursuant to any provision of the DGCL, FaZe’s certificate of incorporation or FaZe’s bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, or (iv) any action asserting a claim governed by the internal affairs doctrine.

Under the BCBCA, a shareholder, defined as including a beneficial shareholder and any other person whom the court considers to be an appropriate person to make an application under the BCBCA, or a director of a corporation may, with leave of the court, bring a legal proceeding in the name and on behalf of the corporation to enforce an obligation owed to the corporation that could be enforced by the corporation itself, or to obtain damages for any breach of such an obligation. An applicant may also, with leave of the court, defend a legal proceeding brought against a corporation.

Under the BCBCA, shareholders can only complain of oppressive conduct of the corporation. The applicant must bring the application in a timely manner and the court may make an order in respect of the complaint if it is satisfied that the application was brought by the shareholder in a timely manner. The court may make such order as it sees fit, including an order to prohibit any act proposed by the corporation. If there are reasonable grounds for believing that the corporation is, or after a payment to a successful applicant in an oppression claim would be, unable to pay its debts as they become due in the ordinary course of business, the corporation must make as much of the payment as possible and pay the balance when the corporation is able to do so.

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Enforcement of Civil Liabilities Against Foreign Persons	A judgment for the payment of money rendered by a U.S. federal court or any state court based on civil liability generally would be enforceable elsewhere in the U.S.	Not applicable.

Limitation of Personal Liability of Directors and Officers	FaZe’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, a director of FaZe will not be personally liable to FaZe or its stockholders for monetary damages for breach of fiduciary duty as a director. If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.	Under the BCBCA, directors of a company who vote for or consent to a resolution authorizing the company to: (i) carry on a business or exercise a power contrary to its articles; (ii) pay an unreasonable commission or allow an unreasonable discount to a person agreeing to procure or purchasing shares of the company; (iii) pay a dividend or purchase, redeem or otherwise acquire shares where the company is insolvent, or (iv) make or give an indemnity to a party contrary to the BCBCA, are jointly and severally liable to restore to the company any amount paid as a result and not otherwise recovered by the company. A director is not liable for any such amount if the director has relied, in good faith, on (i) financial statements represented by an officer of the company or in the written report of the auditor of the company to fairly reflect the financial position of the company; (ii) the written report of a lawyer, accountant, engineer, appraiser or other person whose profession adds credibility to a statement made by that person; (iii) a statement of fact represented to the director by an officer of the company to be correct; or (iv) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate.

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Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party or threatened to be made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity (other than an action by or in the right of FaZe), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of actions by or in the right of FaZe, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by FaZe’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

In addition, FaZe may purchase and maintain insurance against liability asserted against or incurred by any of the persons referred to above whether or not it would have the power to indemnify them against such liability under Delaware law.

A corporation must indemnify directors and officers (as defined in the statute) to the extent they are successful on the merits or otherwise in defense of the action or matter at issue.

In addition, Delaware law allows for the advance payment of expenses prior to final disposition of an action, so long as, in the case of a current director or officer, the person undertakes to repay any amount advanced if it is later determined that the person is not entitled to indemnification.

The FaZe bylaws provide that, to the full extent permitted by Delaware law, FaZe will indemnify each person who was or is or is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of FaZe, or while serving in such capacity, is or was serving at the request of FaZe as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any such action, suit or proceeding, except with respect to certain proceedings initiated by such persons without authorization by the FaZe board. Such right also includes the right to advance payment of expenses prior to the final disposition of an action to the fullest extent permitted by Delaware law.

GameSquare Articles provide that the GameSquare must indemnify its directors and former directors, and their respective heirs and personal or other legal representatives to the greatest extent permitted by the BCBCA.

Under the BCBCA, a director or officer, a former director or officer who acts or has acted at the company’s request as a director or officer of another company is entitled to be indemnified by the company in respect of all costs, charges and expenses reasonably incurred by the person in connection with any legal proceeding or investigative action if (i) the person acted honestly and in good faith with a view to the best interests of the company; and (ii) in the case of an eligible proceeding other than a civil proceeding, the person had reasonable grounds for believing that this conduct was lawful.

206

Appraisal/Dissent Rights

Delaware law provides that a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Court of Chancery in an action timely brought by the corporation or a dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

● Shares of stock of the surviving corporation;

● Shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;

● Cash in lieu of fractional shares of the stock described in the two precedent clauses; or

● Any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

The FaZe certificate of incorporation does not provide for appraisal rights in any additional circumstance.

The BCBCA provides that shareholders, including beneficial holders, who dissent from certain actions being taken by a corporation, may exercise a right of dissent and require the corporation to purchase the shares held by such shareholder at the fair value of such shares. The dissent right is applicable where the corporation proposes to: (i) alter the articles to alter restrictions on the powers of the corporation or on the business it is permitted to carry on; (ii) adopt an amalgamation agreement; (iii) approve an amalgamation under Division 4 of Part 9 of the BCBCA; (iv) approve an arrangement, the terms of which arrangement permit dissent; (v) authorize or ratify the sale, lease or other disposition of all or substantially all of the corporation’s undertaking; or (vi) authorize the continuation of the corporation into a jurisdiction other than British Columbia.

In certain circumstances, shareholders may also be entitled to dissent in respect of a resolution if dissent is authorized by such resolution, or if permitted by court order.

207

Approval of Extraordinary Transactions; Anti-Takeover Provisions

A sale, lease or exchange of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the approval of the corporation’s board of directors and, with limited exceptions, the affirmative vote of at least a majority of the shares of FaZe common stock outstanding as of the record date and entitled to vote.

FaZe is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with any interested stockholder for a three-year period following the time that such stockholder becomes an interested stockholder, unless (i) the board of directors approves the business combination or the transaction by which such stockholder becomes an interested stockholder, in either case, before the stockholder becomes an interested stockholder, (ii) the interested stockholder acquires 85% of the corporation’s outstanding voting stock in the transaction by which such stockholder becomes an interested stockholder, or (iii) the business combination is subsequently approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds (2/3) of the corporation’s outstanding voting stock not owned by the interested stockholder.

Under the BCBCA and GameSquare Articles, the following powers, in addition to others, are available to GameSquare to make itself potentially less vulnerable to hostile takeover attempts: (i) GameSquare Articles include an advance notice provision; and (ii) any other shareholder proposals must be signed by qualified shareholders who, together with the submitter, are, at the time of signing, registered owners or beneficial owners of shares that, in the aggregate, constitute at least 1% of the issued shares of the company that carry the right to vote at general meetings, or have a fair market value in excess of the prescribed amount (at present, C$2,000) and must have been received by the company at least three months before the anniversary of the previous year’s annual reference date (see “- Notice of Shareholder Nominations and Proposals” above).

Compulsory Acquisitions	Not applicable.	The BCBCA provides that where an offeror does not use the compulsory acquisition right when entitled to do so, a securityholder who did not accept the original offer may require the offeror to acquire the securityholder’s securities on the same terms as contained in the original offer.

Rights Upon Liquidation	In case of liquidation or dissolution of FaZe, subject to the rights of the holders of FaZe preferred stock, if any, the remaining assets and funds of FaZe available for distribution will be paid to the holders of common stock.	In case of dissolution, subject to the rights of the holders of preferred shares, the remaining assets and funds of GameSquare available for distribution following payment or making provision for all of the company’s liabilities, will be paid to the holders of common shares either in money or in kind.

208

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from certain mergers or consolidations, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with such transaction. Under the DGCL, stockholders generally do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because GameSquare Common Stock is listed on Nasdaq, a national securities exchange, and because FaZe stockholders are not required by the terms of the Merger Agreement to accept for their shares of FaZe Common Stock anything other than shares of GameSquare Common Stock and cash in lieu of fractional shares, holders of FaZe Common Stock are not entitled to appraisal rights in connection with the Merger.

LEGAL MATTERS

Blake, Cassels & Graydon LLP, Canadian counsel to GameSquare, has opined upon the validity of the shares of GameSquare Common Stock offered by this proxy statement/prospectus. Certain U.S. federal income tax consequences relating to the Merger will be passed upon for GameSquare by Baker & Hostetler LLP.

EXPERTS

GameSquare

The independent auditor of GameSquare is Kreston GTA LLP of Markham, Ontario. Kreston GTA LLP is independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of British Columbia.

FaZe

The consolidated financial statements of FaZe Holdings Inc. for the years ended December 31, 2022 and 2021 have been included herein in reliance upon the report of Marcum LLP, independent registered public accounting firm and upon the report of such firm given upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

GameSquare is organized under the laws of Canada. A substantial portion of GameSquare’s assets is located outside the United States, and many of GameSquare’s directors and officers and some of the experts named in this proxy statement/prospectus are residents of jurisdictions outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon GameSquare and those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of GameSquare and such directors, officers or experts under U.S. federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of U.S. courts, of the civil liabilities predicated upon U.S. federal securities laws.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the FaZe Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before FaZe stockholders at the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the FaZe Board.

209

CERTAIN BENEFICIAL OWNERS OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of GameSquare

The following table sets forth information known to GameSquare regarding the beneficial ownership of GameSquare Common Shares as of November 30, 2023 (unless otherwise indicated) by:

● each person, or group of affiliated persons, who is known to be the beneficial owner of more than 5% of GameSquare Common Shares;

● each of GameSquare’s directors, including director nominees;

● each of GameSquare’s named executive officers; and

● all of GameSquare’s current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and restricted share units that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, GameSquare believes that each person listed below has sole voting and investment power with respect to such shares.

The beneficial ownership of GameSquare Common Shares is based on 12,925,828 shares of GameSquare Common Shares issued and outstanding as of November 30, 2023.

Name and Address of Beneficial Owner(1)	Number of Common Shares	Percentage of Total Voting Power
5% Holders
Blue & Silver Ventures, Ltd.	1,473,241	11.40%
Entities affiliated with John Goff	1,346,202	10.41%

Directors, Director Nominees and Named Executive Officers
Justin Kenna	105,321	*
Lou Schwartz	234,630	1.82%
Travis Goff	10,327	*
Jeremi Gorman	Nil	Nil
Stu Porter	396,599	3.07%
Tom Walker	Nil	Nil
Michael Munoz	43,423	*
All Company directors and current executive officers as a group (7 individuals)	790,300	6.11%

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of those listed in the table above is c/o GameSquare Holdings, Inc., 6775 Cowboys Way, Ste. 1335, Frisco, Texas, USA, 75034.
(2)	216,666 of these GameSquare Shares are held indirectly by Stuart Porter through Three Curve Capital LP.

210

Security Ownership of Certain Beneficial Owners and Management of FaZe

The following table sets forth information known to FaZe regarding the beneficial ownership of FaZe Common Stock as of November 30, 2023 (unless otherwise indicated) by:

● each person, or group of affiliated persons, who is known to be the beneficial owner of more than 5% of FaZe Common Stock;

● each of FaZe’s directors, including director nominees;

● each of FaZe’s named executive officers; and

● all of FaZe’s current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and restricted stock units that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, FaZe believes that each person listed below has sole voting and investment power with respect to such shares.

The beneficial ownership of FaZe Common Stock is based on 77,195,667 shares of FaZe Common Stock issued and outstanding as of November 30, 2023.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	Percentage of Total Voting Power
5% Holders
B. Riley Principal Investments, LLC(2)	11,184,152	14.5%
TF US 2 AS(3)	4,998,580	6.5%
AEV Esports, LLC(4)	3,842,359	5.0%
Yousef Abdelfattah(5)	4,261,908	5.5%

Director and Named Executive Officers
Lee Trink and affiliates(6)	5,233,221	6.8%
Zach Katz(7)	877,677	1.1%
Christoph Pachler	1,320,000	1.7%
Tamara Brandt(8)	954,272	1.2%
Kainoa Henry(9)	930,164	1.2%
Nick Lewin(10)	1,256,469	1.6%
Mickie Rosen	20,000	*
Paul Hamilton(4)	3,862,359	5.0%
Ross Levinsohn(11)	310,999	*
Daniel Shribman(12)	571,469	*
Angela Dalton	20,000	*
Bruce Gordon	20,000	*
Andre Fernandez	20,000	*
All Company directors and current executive officers as a group (11 individuals)	15,396,630	19.9%

211

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of those listed in the table above is c/o FaZe Holdings Inc., 720 N. Cahuenga Blvd., Los Angeles, CA 90038.
(2)	Includes (i) 2,000,000 shares of FaZe Common Stock purchased by B. Riley Principal Investments, LLC (“BRPI”) pursuant to a Subscription Agreement, (ii) 5,342,500 shares of FaZe Common Stock purchased by BRPI pursuant to the sponsor support agreement and the Backstop Subscription Agreement, (iii) 3,685,651 shares of FaZe Common Stock acquired from the sponsor through distributions of securities by the sponsor, of which 1,608,825 shares are subject to forfeiture if the vesting conditions set forth in the sponsor support agreement are not met during the five-year period beginning October 18, 2022 and ending on the fifth anniversary of the closing of the business combination (the “sponsor earn-out shares”), and (iv) 156,001 shares of FaZe Common Stock underlying 156,001 FaZe Warrants. BRPI is a wholly-owned subsidiary of B. Riley Financial, Inc. (“BRF”). Bryant R. Riley is the co-Chief Executive Officer and Chairman of the Board of Directors of BRF. As a result, each of BRF and Bryant R. Riley may be deemed to share voting and investment power over the shares held by BRPI. Each of BRF and Bryant R. Riley disclaims beneficial ownership over such securities except to the extent of its/his pecuniary interest therein. The business address of BRPI is 11100 Santa Monica Boulevard, Suite 800, Los Angeles, CA 90025.
(3)	Includes (i) 367,069 earn-out shares issued to pre-business combination securityholders of Legacy FaZe, which are subject to forfeiture if certain price-based vesting conditions are not met during the five-year period beginning October 18, 2022 and ending on the fifth anniversary of the closing of the business combination (the “earn-out shares”) and (ii) 4,631,501 shares of FaZe Common Stock held directly by TF US 2 AS. TF US 2 AS is indirectly wholly owned by Michael Treschow. Mr. Treschow has sole voting and investment power over the shares held by TF US 2 AS and therefore may be deemed to be the beneficial owner of such shares. The business address of TF US 2 is Sanden 1, 3264 Larvik, 3805 Larvik, Norway.
(4)	Includes 3,842,359 shares of FaZe Common Stock held directly by AEV Esports, LLC (“AEV”) (245,452 of which are earn-out shares). Paul Hamilton is the President and Chief Executive Officer of AEV and may be deemed to share voting and investment power over the shares held by AEV. Cox Corporate Services, Inc. is the controlling member of AEV. Cox Corporate Services, Inc. is wholly owned by Cox Enterprises, Inc. Cox Enterprises, Inc. may be deemed to share beneficial ownership over the shares held by AEV. The address of the principal business office of Cox Corporate and Cox Enterprises is 6205 Peachtree Dunwoody Road, Atlanta, GA 30328. The principal business address for AEV is 6205 Peachtree Dunwoody Road, Atlanta, GA 30328. The business address of Mr. Hamilton is c/o AEV Esports, LLC, 6205 Peachtree Dunwoody Road, Atlanta, GA 30328.
(5)	Includes (i) 302,904 earn-out shares, (ii) 1,688,569 shares of FaZe Common Stock over which Mr. Abdelfattah has the right to acquire voting and investment power upon the exercise of stock options within 60 days after the Record Date, and (iii) 2,270,435 shares of FaZe Common Stock held directly by Mr. Abdelfattah. Yousef Abdelfattah is one of the co-founders of Legacy FaZe and was a director of Legacy FaZe prior to the consummation of the business combination.
(6)	Includes (i) 2,493,282 shares of FaZe Common Stock held by Dare Mighty Entertainment, LLC (including 183,098 earn-out shares), (ii) 190,125 earn-out shares held by Mr. Trink, (iii) 2,327,146 shares of FaZe Common Stock over which Mr. Trink has the right to acquire voting and investment power upon the exercise of stock options within 60 days after the Record Date, and (iv) 222,668 shares of FaZe Common Stock held directly by Mr. Trink. Mr. Trink has sole voting and investment power over the shares held by Dare Mighty Entertainment, LLC and therefore may be deemed to be the beneficial owner of such shares.
(7)	Includes (i) 64,454 earn-out shares and (ii) 813,223 shares of FaZe Common Stock held directly by Mr. Katz.
(8)	Includes (i) 63,598 earn-out shares and (ii) 890,674 shares of FaZe Common Stock over which Ms. Brandt has the right to acquire voting and investment power upon the exercise of stock options within 60 days after the Record Date. Ms. Brandt served as Chief Legal Officer and Head of Business and Legal Affairs of FaZe until February 3, 2023.
(9)	Includes (i) 58,417 earn-out shares and (ii) 445,338 shares of FaZe Common Stock over which Mr. Henry has the right to acquire voting and investment power upon the exercise of stock options within 60 days after the Record Date. Mr. Henry served as Chief Strategy Officer of FaZe until November 8, 2022.
(10)	Includes (i) 730,794 earn-out shares held by CPH Phase II SPV LP and (ii) 662,023 shares of FaZe Common Stock (including 519,009 earn-out shares) held by CPH Phase III SPV LP, and (iii) 6,666 shares of FaZe Common Stock held directly by Mr. Lewin. CPH Holdings VII, LLC was the sole general partner of each of CPH Phase II SPV LP and CPH Phase III SPV LP, and Nick Lewin is the sole manager of CPH Holdings VII, LLC. In such capacity, Mr. Lewin had sole voting and investment power over the securities held by CPH Phase II SPV LP and CPH Phase III SPV LP and therefore may be deemed to be the beneficial owner of such securities. With respect to the securities held by CPH Phase II SPV LP and CPH Phase III SPV LP, Mr. Lewin disclaims beneficial ownership, except to the extent of his pecuniary interest therein. The business address of CPH Phase II SPV LP and CPH Phase III SPV LP is 1230 Montana Avenue, Suite 201, Santa Monica, CA 90403.
(11)	Includes (i) 300,000 shares of FaZe Common Stock acquired from the sponsor through distributions of securities by the sponsor, of which 143,500 shares are sponsor earn-out shares, and (ii) 4,333 shares of FaZe Common Stock underlying 4,333 FaZe Warrants, and (iii) 6,666 shares of FaZe Common Stock held directly by Mr. Levinsohn.
(12)	Includes (i) 560,470 shares of FaZe Common Stock acquired from the sponsor through distributions of securities by the sponsor, of which 273,735 shares are sponsor earn-out shares, and (ii) 4,333 shares of FaZe Common Stock underlying 4,333 FaZe Warrants, and (iii) 6,666 shares of FaZe Common Stock held directly by Mr. Shribman.

212

STOCKHOLDER PROPOSALS

FaZe will hold an annual meeting of stockholders in 2024, which is referred to as the “2024 Annual Meeting,” only if the Merger has not already been completed. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at the 2024 Annual Meeting, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Such proposals must be received by FaZe by no later than [_____], 2024 at FaZe Holdings Inc., 720 N. Cahuenga Blvd., Los Angeles, CA 90038, Attn: Corporate Secretary.

HOUSEHOLDING INFORMATION

Unless FaZe has received contrary instructions, FaZe may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if it believes the stockholders are members of the same family. This process, known as “householding”, reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if as stockholders as of the Record Date, such stockholder and members of such stockholder’s family who reside at the same address prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, please follow the instructions described below. Similarly, if a stockholder shares an address with another stockholder and together both stockholders would like to receive only a single set of our disclosure documents, you should follow these instructions:

●	If the shares are registered in your names, you should contact us at (818) 688-6373 or 720 N. Cahuenga Blvd., Los Angeles, CA 90038 to inform us of your request; or

●	If a bank, broker, or other nominee holds your shares, you should contact the bank, broker, or other nominee directly.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

FaZe files reports, proxy statements and other information with the SEC as required by the Exchange Act. FaZe stockholders can read FaZe’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also obtain copies of documents filed by GameSquare on SEDAR+ (“SEDAR”), the Canadian equivalent of the SEC’s system, at www.sedarplus.ca.

You may also obtain copies of documents filed by FaZe with the SEC from FaZe’s website at http://fazeclan.com/investors and copies of certain documents filed by GameSquare with the SEC and SEDAR from GameSquare’s website at https://investors.gamesquare.com.

Any FaZe stockholders who would like additional copies of this proxy statement/prospectus or if a stockholder has questions about the Proposals to be presented at the Special Meeting, please contact FaZe’s proxy solicitation agent at the following address and telephone number:

FaZe Holdings Inc.

Attn: Corporate Secretary

720 N. Cahuenga Blvd.

Los Angeles, California 90038

(818) 688-6373

FaZe stockholders may also obtain these documents by requesting them from us via e-mail at proxy@fazeclan.com.

If FaZe stockholders would like to request documents, please do so by [_____], 2023, in order to receive them before the Special Meeting. FaZe will mail any such requested documents to such FaZe stockholder, who has properly requested such documents, by first class mail, or another equally prompt means.

213

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

FaZe Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of FaZe Holdings Inc. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Changes in Accounting Principles

As discussed in Note 3 to the financial statements, the Company changed its method of accounting for leases due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective January 1, 2022, using the modified retrospective approach.

As discussed in Note 3 to the financial statements, the Company also changed its reporting of certain talent costs and amortization of talent acquisition costs effective January 1, 2021, using the retrospective approach.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Costa Mesa, California

April 4, 2023

F-2

FaZe Holdings Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except shares)

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$37,207	$17,018
Accounts receivable, net	8,525	6,266
Contract assets	6,223	4,118
Inventory	-	6
Content asset, net	-	474
Prepaid expenses and other assets	6,768	6,190
Total Current Assets	58,723	34,072
Restricted cash	600	600
Property, equipment and leasehold improvements, net	3,821	925
Operating lease right-of-use assets	2,693	-
Intangible assets, net	848	738
Other long-term assets	553	733
TOTAL ASSETS	$67,238	$37,068

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
LIABILITIES:
Current liabilities:
Accounts payable and accrued expenses	$14,397	$28,381
Short-term debt	-	3,148
Contract liabilities	3,494	7,902
Operating lease liabilities, current	1,488	-
Other current liabilities	-	7
Total Current Liabilities	19,379	39,438
Long-term debt, net of discounts (Note 5)	-	70,854
Warrant liabilities	24	-
Operating lease liabilities, non-current	1,084	-
Total Liabilities	20,487	110,292
COMMITMENTS AND CONTINGENCIES (Note 11)
MEZZANINE EQUITY:
Series A preferred stock, $0.00001 par value, 3,545,529 shares authorized at December 31, 2022 and 2021, respectively, zero share and 3,237,800 shares issued and outstanding at December 31, 2022 and 2021, respectively.	-	33,705
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $0.0001 par value; 1,000,000 shares of the Company’s preferred stock authorized at December 31, 2022; zero share of the Company’s preferred stock issued and outstanding at December 31, 2022	-	-
Common stock, $0.0001 par value at December 31, 2022 and December 31, 2021, respectively; 500,000,000 and 71,033,146 shares of common stock authorized at December 31, 2022 and December 31, 2021, respectively; 71,551,887 and 18,841,538 shares of common stock issued and outstanding at December 31, 2022 and December 31, 2021, respectively	7	2
Additional paid-in capital	327,686	5,477
Accumulated deficit	(280,942)	(112,408)
Total Stockholders’ Equity (Deficit)	46,751	(106,929)
TOTAL LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY (DEFICIT)	$67,238	$37,068

The accompanying notes are an integral part of these financial statements

F-3

FaZe Holdings Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except shares and per-share information)

	Years Ended December 31,
	2022	2021
Revenues	$70,021	$52,852
Cost of revenues	54,876	43,876
Gross profit	15,145	8,976
Operating expenses:
General and administrative	59,436	37,078
Sales and marketing	3,307	3,352
Impairment of content assets	1,073	-
Loss from operations	(48,671)	(31,454)
Other expense:
Interest expense, net	4,483	5,467
Change in fair value of warrant liabilities	(90)	-
Loss on debt extinguishment	115,292	-
Other, net	178	(55)
Total other expense:	119,863	5,412
Net loss	$(168,534)	$(36,866)
Net loss per common share - basic and diluted	$(4.23)	$(1.92)
Weighted-average number of common shares outstanding - basic and diluted	39,872,308	19,187,873

The accompanying notes are an integral part of these financial statements

F-4

FaZe Holdings Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except shares and per-share information)

	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2020	16,470,897	$2	$3,084	$(75,542)	$(72,456)
Issuance of common stock options and stock option reprice	-	-	1,635	-	1,635
Issuance of restricted stock awards	-	-	2	-	2
Issuance of common stock	2,226,683	-	720	-	720
Issuance of common stock upon vesting of restricted stock awards	50,028	-	-	-	-
Exercise of stock option	93,930	-	36	-	36
Net loss	-	-	-	(36,866)	(36,866)
Balance at December 31, 2021	18,841,538	$2	$5,477	$(112,408)	$(106,929)
Stock based compensation expense	-	-	10,167	-	10,167
Issuance of common stock in connection with litigation settlement	28,994	-	294	-	294
Issuance of common stock upon vesting of restricted stock awards	1,466,639	-	-	-	-
Exercise of stock option	576,426	-	220	-	220
Exercise of common and preferred warrants	2,332,127	-	101	-	101
Conversion of preferred stock to FaZe common stock	7,209,555	1	33,704	-	33,705
Conversion of convertible debt to FaZe common stock	19,545,406	2	195,115	-	195,117
Issuance of earn-out shares	5,312,098	1	-	-	1
Conversion of B Riley Class B stock to FaZe common stock	4,832,500	-	-	-	-
Recapitalization transaction, net of equity issuance costs	1,366,604	-	(17,391)	-	(17,391)
Proceeds from PIPE offerings	10,000,000	1	99,999	-	100,000
Net loss	-	-	-	(168,534)	(168,534)
Balance at December 31, 2022	71,511,887	$7	$327,686	$(280,942)	$46,751

The accompanying notes are an integral part of these financial statements

F-5

FaZe Holdings Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(168,534)	$(36,866)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	441	75
Additions to content asset	(599)	(474)
Depreciation & amortization expense	1,837	1,021
Amortization of operating lease right of use assets	1,338	-
Content asset impairments	1,073	-
Stock-based compensation expense	10,167	1,637
Change in fair value of warrant liabilities	(90)
Non-cash interest expense	4,493	5,467
Loss on debt extinguishment	115,292	-
Other	(37)	(73)
Change in operating assets and liabilities:
Accounts receivable	(2,698)	(4,174)
Inventory	6	53
Prepaid expenses and other assets	9,824	(481)
Contract assets	(2,105)	(2,770)
Accounts payable and accrued expenses	(18,997)	4,685
Contract liabilities	(4,408)	6,790
Other current liabilities	(7)	(70)
Operating lease liabilities	(1,279)	-
NET CASH USED IN OPERATING ACTIVITIES	(54,283)	(25,180)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(4,148)	(730)
Purchase of intangible assets	(666)	(840)
Issuance of note receivable	-	(135)
NET CASH USED IN INVESTING ACTIVITIES	(4,814)	(1,705)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments of loan principal	(21,123)	(385)
Proceeds from issuance of loans payable	20,000	-
Proceeds from issuance of convertible debt	-	40,675
Issuance of common stock in connection with exercise of stock options	220	36
Payments of transaction fees by Legacy FaZe	(25,146)	-
Proceeds from recapitalization of B. Riley 150, net of B. Riley 150 redemptions and transaction costs	5,654	-
Proceeds from PIPE offering	100,000	-
Proceeds from exercise of preferred and common warrants	101	-
Short-term debt	(420)	-
Payment of debt issuance costs	-	(254)
NET CASH PROVIDED BY FINANCING ACTIVITIES	79,286	40,072
NET CHANGE IN CASH AND RESTRICTED CASH	20,189	13,187
Cash and restricted cash at beginning of period	17,618	4,431
CASH AND RESTRICTED CASH AT END OF PERIOD	$37,807	$17,618

	Years Ended December 31,
	2022	2021
RECONCILIATION TO CONSOLIDATED BALANCE SHEETS
Cash	$37,207	$17,018
Restricted cash	600	600
Cash and restricted cash	$37,807	$17,618
SUPPLEMENTAL DISCLOSURE FOR OPERATING ACTIVITIES:
Cash paid for interest	$3,027	$-
SUPPLEMENTAL DISCLOSURE FOR NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock in connection with litigation settlement	$294	$720
Capitalization of deferred transaction costs included in accounts payable	$-	$4,899
Purchase of property, plant and equipment in accrued expenses	$28	$-
Conversion of convertible notes and accrued interest into common stock under original contractual terms	$195,177	$-
Conversion of redeemable convertible preferred stock to common stock pursuant to Business Combination	$33,705	$-
Issuance of earnout shares	$1	$-

The accompanying notes are an integral part of these financial statements

F-6

FAZE HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2022 AND 2021

1. DESCRIPTION OF THE BUSINESS

FaZe Holdings Inc. (“FaZe” or the “Company”), is a lifestyle and media platform rooted in gaming and youth culture. The Company’s premium brand, talent network, and large audience can be monetized across a variety of products and services.

On July 19, 2022 (the “Closing Date”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 24, 2021 (as amended in December 2021 and March 2022), by and among B. Riley 150 Merger Corp. (“B. Riley 150”), a special purpose acquisition company, and BRPM Merger Sub, Inc., a directly wholly owned subsidiary of B. Riley 150 (“Merger Sub”) and FaZe Clan, Inc. (“Legacy FaZe”), the parties consummated the merger of Merger Sub with and into Legacy FaZe, with Legacy FaZe continuing as the surviving corporation (the “Merger”), as well as the other transactions contemplated by the Merger Agreement (the Merger and such other transactions, the “B. Riley Business Combination”). In connection with the closing of the B. Riley Business Combination (the “Closing”), Legacy FaZe became a wholly owned subsidiary of B. Riley 150, which changed its name to “FaZe Holdings Inc.” The Merger is further described in Note 4, Business Combination.

Legacy FaZe determined that it was the accounting acquirer in the B. Riley Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805, Business Combinations. The Merger was accounted for as a reverse recapitalization, in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, B. Riley 150 was treated as the acquired company for financial reporting purposes. Accordingly, the B. Riley Business Combination was treated as the equivalent of Legacy FaZe issuing stock for the net assets of B. Riley 150, accompanied by a recapitalization. The net assets of B. Riley 150 were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the B. Riley Business Combination are those of Legacy FaZe.

In accordance with guidance applicable to these circumstances, the equity structure has been retroactively restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s common stock issued to Legacy FaZe’s common stockholders in connection with the B. Riley Business Combination. As a result, these financial statements represent the continuation of Legacy FaZe and the historical shareholders’ deficit. Common stock, preferred stock and loss per share of Legacy FaZe prior to the B. Riley Business Combination have been retrospectively adjusted for the B. Riley Business Combination using an exchange ratio of 2.2267 (“Equity Value Exchange Ratio”). The accumulated deficit of Legacy FaZe has been carried forward after the B. Riley Business Combination.

2. LIQUIDITY

As shown in the accompanying consolidated financial statements, the Company has incurred significant recurring losses resulting in an accumulated deficit. The Company anticipates further losses in the development of its business. The Company also had negative cash flows used in operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Based on its cash resources and positive working capital as of December 31, 2022, the Company has sufficient resources to fund its operations at least until the end of April 3, 2024. The positive working capital as of December 31, 2022 was mainly due to funds from the PIPE offering and from the B. Riley Business Combination. Absent generation of sufficient revenue from the execution of the Company’s business plan, the Company will need to obtain debt or equity financing by April 3, 2024. Because of these factors, the Company believes that this alleviates the substantial doubt in connection with the Company’s ability to continue as a going concern.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the accounts and operations of the Company. All intercompany accounts and transactions have been eliminated. The consolidated financial statements have been prepared in accordance with U.S. GAAP The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

F-7

Principles of consolidation

The consolidated financial statements include the accounts of FaZe Holdings Inc. and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated.

Voluntary Change in Accounting Principle

During the year ended December 2022, we made a voluntary change in accounting principle to classify certain talent costs and talent acquisition amortization costs reported in prior periods have been reclassified from general and administrative to cost of goods sold to conform with the current presentation, to better identify costs related to revenue generation. In accordance with U.S. GAAP, the change has been reflected in the consolidated statements of operations through retrospective application.

	For the twelve months ended December 31, 2021
(in thousands)	Prior to change	Effect of Change	As Adjusted
Cost of revenues	$41,553	$2,323	$43,876
General and administrative	39,401	(2,323)	37,078
Gross profit	11,299	(2,323)	8,976

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expenses during the reporting period. These estimates are based on information available as of the date of the consolidated financial statements. The inputs into certain of these estimates and assumptions include the consideration of the economic impact of the COVID-19 pandemic. Significant estimates include revenue recognition, allowance for doubtful accounts, warrant liabilities, valuation of the Company’s common stock before the B. Riley Business Combination, stock-based compensation expense, and income taxes. These estimates generally involve complex issues and require management to make judgments, involve analysis of historical and future trends, can require extended periods of time to resolve, and are subject to change from period to period. In all cases, actual results could differ materially from management’s estimates.

COVID-19

The continuing presence of COVID-19 around the world has affected the United States and global economies and has affected the Company’s operations and those of third parties upon which the Company relies, including disruption in staffing, order fulfillment, and demand for product. In addition, the COVID-19 pandemic has and may continue to affect the Company’s revenues. Additionally, while the duration and potential economic impact brought by the COVID-19 pandemic are difficult to assess or predict, the COVID-19 pandemic may reduce the Company’s ability to access capital, which could negatively impact the Company’s short-term and long-term liquidity. The continuing impact of the COVID-19 pandemic is highly uncertain and subject to change. The Company continues to monitor COVID-19 and the extent to which the continued spread of the virus adversely affects the Company’s customer base and revenue. As COVID-19 is complex and evolving, the Company’s plans as described above may change. At this point, the Company cannot reasonably estimate the duration and severity of this pandemic, which could have a material adverse impact on the business, results of operations, financial position, and cash flows.

F-8

Content Asset, net

The Company produces programming content which it plans to broadcast on online video and streaming platforms. Costs of produced content consist of development and production costs. These costs are capitalized as “Content Asset, net” on the Consolidated Balance Sheets.

Each title is predominantly monetized on its own. At the specific title level, the Company tests the content asset for impairment when events and circumstances indicate that its fair value may be less than its unamortized cost. If the carrying value of a content asset exceeds its estimated fair value, an impairment charge will be recorded in the amount of the difference.

In April 2022, the Company performed an evaluation of its content asset and determined that the underlying programming of the content asset will not be released. In addition, the Company determined that the content asset has no further utility. Accordingly, the Company recorded an impairment loss of $1.1 million to write off the entire carrying value of content asset. As such, the Company has no content asset balance as of December 31, 2022. Content asset balance as of December 31, 2021 was $0.5 million.

The Company’s policy is to amortize the content asset once the content airs. Given that the content was fully written off prior to airing, no amortization expense was recorded for the years ended December 31, 2022 and 2021. The Company does not own any purchased or licensed programming content.

Exploitation costs such as marketing, advertising, publicity, promotion, and other distribution expenses directly connected with the distribution of the content asset are expensed as incurred.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation. Cost includes expenditures for furniture, computer equipment, vehicles, leasehold improvements, and other assets. Maintenance and repairs are charged to expense as incurred. When assets are sold, retired, or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. The costs of fixed assets are depreciated using the straight-line method over the estimated useful lives or lease life of the related assets.

Revenue Recognition and Contract Balances

Revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company’s payment terms and conditions vary by customer and contract type. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company does not adjust the promised amount of consideration for the effects of a significant financing component when the Company expects, at contract inception, that the period between the Company’s transfer of a promised product or service to the Company’s customer and payment for that product or service will be one year or less.

The Company generally records a receivable related to revenue when the Company has an unconditional right to invoice and receive payment. Contract assets arise from contracts when revenue is recognized over time and the amount of revenue recognized, including management’s estimate of variable consideration that has been included in the transaction price exceeds the amount billed to the customer. These amounts are included in contract assets until the right to payment is no longer conditional on events other than the passage of time. These contract assets are reclassified to receivables when the right to consideration becomes unconditional. For the year ending December 31, 2022, and 2021, no impairment was recorded from contract assets.

The Company’s allowances for doubtful accounts are typically immaterial and, if required, are based on management’s best estimate of expected credit losses inherent in the Company’s accounts receivable balance.

Contract liabilities are recorded in the event that the Company bills for services in advance of the time the services are performed, or when cash payments are received or due in advance of satisfying the Company’s performance obligations, even if amounts are refundable. Contract liabilities recorded at December 31, 2022, and December 31, 2021, represent the Company’s accounting for the timing difference between when the customer is billed or funds are received and when the performance obligation is satisfied. During the year ended December 31, 2022 and 2021, the Company recognized $7.8 million and $0.8 million as revenue that was relating to the contract liability balance as of January 1, 2022 and 2021, respectively.

F-9

The following table disaggregates the Company’s revenue by major type for the year ended December 31, 2022, and 2021:

	(in thousands)
	Year ended December 31,
	2022	2021
Brand sponsorships	$42,096	$24,867
Content	14,497	16,068
Consumer products	3,455	5,751
Esports	9,385	5,846
Other	588	320
Total revenue	$70,021	$52,852

The section below describes the Company’s revenue recognition policies and significant judgments in further detail for each major revenue source of the Company.

Brand Sponsorships

The Company offers advertisers a full range of promotional vehicles, including but not limited to online advertising, livestream announcements, content generation, social media posts, logo placement on the Company’s official merchandise, and special appearances of members of the Company’s talent roster. The Company’s brand sponsorship agreements may include multiple services that are capable of being individually distinct, however the intended benefit is an association with the Company’s brand and the services are not distinct within the context of the contracts. Revenues from brand sponsorship agreements are recognized ratably over the contract term. Payment terms and conditions vary, but payments are generally due periodically throughout the term of the contract. In instances where the timing of revenue recognition differs from the timing of billing, management has determined the brand sponsorship agreements generally do not include a significant financing component.

Content

The Company generates and produces original content which the Company monetizes through Google’s AdSense service. Revenue is variable and is earned when the visitor views or “clicks through” on the advertisement. The amount of revenue earned is reported to the Company monthly and is recognized upon receipt of the report of viewership activity. Payment terms and conditions vary, but payments are generally due within 30 to 45 days after the end of each month.

The Company grants exclusive licenses to customers for certain content produced by the Company’s talent. The Company grants the customer a license to the intellectual property, which is the content and its use in generating advertising revenues, for a pre-determined period, for an amount paid by the customer upon execution of the contract. The Company’s only performance obligation is to license the content for use in generating advertising revenues, and recognizes the full contract amount at the point at which the Company provides the customer access to the content, which is at the execution of the contract. The Company has no further performance obligations under these types of contracts and does not anticipate generating any additional revenue from these arrangements apart from the contract amount.

Principal Versus Agent Considerations

A significant amount of the Company’s brand sponsorship and content revenues are generated from the Company’s talent, who are under exclusive, multi-year contracts. The Company’s talent consists of highly trained independent contractors, whose compensation is tied to the revenue that they generate. Management has evaluated the terms of the Company’s brand sponsorship and content agreements and has concluded the Company is the principal. Brand sponsorship and content revenues are reported on a gross basis, while revenue-sharing and other fees paid to the Company’s talent are recorded as cost of revenues. The Company owns the brand and intellectual property, takes primary responsibility for delivery of services, and exercises control over content generation and monetization. The Company contracts directly with Google on its Company operated channels, and the talent contracts directly with Google on their own channels. As part of the Company’s contracts with its talent, the Company agrees to serve as the talent’s exclusive management company as it relates to any and all type of work the talent may perform, including content creation and advertising revenue generated from the content. While the talent owns the content they create while they are under contract with the Company, the talent grants the Company an exclusive perpetual license to the content, and the Company grants limited usage rights of that content back to the talent, conditional upon them complying with their contract. Furthermore, all income earned from services provided by the talent related to gaming, Esports, content creation, or the business of the Company, which includes revenue from advertising via talent content, is subject to the talent agreement and is payable to the Company. In addition, the Company’s contracts with its talent specify rules and restrictions on the content the talent can create and post. As such, through its contracts with talent, the Company is the principal because the Company is the entity exercising primary control over the content generated in the YouTube channels being monetized.

F-10

Consumer Products

The Company earns consumer products revenue from sales of the Company’s consumer products on the Company’s website or at live or virtual events. Revenues are recognized at a point in time, as control is transferred to the customer upon shipment. The Company offers customer returns and discounts through a third-party distributor and accounts for this as a reduction to revenue. The Company does not offer loyalty programs or other sales incentive programs that are material to revenue recognition. Payment is due at the time of sale. The Company has outsourced the design, manufacturing, fulfillment, distribution, and sale of the Company’s consumer products to a third party in exchange for royalties based on the amount of revenue generated. Management evaluated the terms of the agreement to determine whether the Company’s consumer products revenues should be reported gross or net of royalties paid. Key indicators that management evaluated in determining whether the Company is the principal in the sale (gross reporting) or an agent (net reporting) include, but are not limited to:

●	the Company is the party that is primarily responsible for fulfilling the promise to provide the specified good or service,

●	the Company has inventory risk before the good is transferred to the customer, and

●	the Company is the party that has discretion in establishing pricing for the specified good or service.

Based on management’s evaluation of the above indicators, the Company reports consumer products revenues on a gross basis.

Esports

League Participation: Generally, The Company has one performance obligation - to participate in the overall Esport event - because the underlying activities do not have standalone value absent the Company’s participation in the tournament or event. Revenue from prize winnings and profit-share agreements is variable and is highly uncertain. The Company recognizes revenue at the point in time when the uncertainty is resolved.

Player Transfer Fees: Player transfer agreements include a fixed fee and may include a variable fee component. The Company recognizes the fixed portion of revenue from transfer fees upon satisfaction of the Company’s performance obligation, which coincides with the execution of the related agreement. The variable portion of revenue is considered highly uncertain and is recognized at the point in time when the uncertainty is resolved.

Licensing of Intellectual Property: The Company’s licenses of intellectual property generate royalties that are recognized in accordance with the royalty recognition constraint. That is, royalty revenue is recognized at the time when the sale occurs.

Transaction Price Allocated to the Remaining Performance Obligations

For the estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) as of December 31, 2022, the Company applies the allowable practical expedient and does not disclose information about remaining performance obligations that have original expected durations of one year or less. Revenue expected to be recognized in the future related to performance obligations that have original expected durations greater than one year that are unsatisfied (or partially unsatisfied) as of December 31, 2022 were not material.

F-11

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging. Warrants that meet the definition of a derivative financial instrument and the equity scope exception in ASC 815-10-15-74(a) are classified as equity, and are not subject to remeasurement provided that the Company continues to meet the criteria for equity classification. Warrants that are accounted for as equity-classified are further discussed in Note 9, Equity. Warrants that are classified as liabilities are accounted for at fair value and remeasured at each reporting date until exercise, expiration, or modification that results in equity classification. Any change in the fair value of the warrants is recognized as change in fair value of warrant liabilities in the Consolidated Statements of Operations. The classification of warrants, including whether warrants should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. The fair value of liability-classified warrants is determined using the Black-Scholes options pricing model (“Black-Scholes model”) which includes Level 3 inputs as further discussed in Note 7, Private Placement Warrants and Recurring Fair Value Measurements.

Stock-Based Compensation

The Company accounts for its stock-based awards in accordance with ASC 718, Compensation - Stock Compensation, which requires fair value measurement on the grant date and recognition of compensation expense for all stock-based payment awards.

Legacy FaZe has issued stock options before there was an active market for the Company’s common stock. The Board of Directors (the “Board”) was required to estimate the fair value of the Company’s common stock at the time of each award. The Board considered numerous objective and subjective factors in determining the value of the Company’s common stock at each grant date, including the following: (1) the per-share price of issuances of the Company’s preferred stock, which the Company sold to outside investors in arm’s-length transactions, and the rights, preferences, and privileges of the Company’s preferred stock and common stock; (2) valuations performed by an independent valuation specialist; (3) the Company’s stage of development and revenue growth; (4) the fact that the awards involved illiquid securities in a private company; and (5) the likelihood of achieving a liquidity event for the shares of common stock underlying the awards, such as an initial public offering or sale of the Company, given prevailing market conditions. The Company believed this to have been a reasonable methodology based on certain arm’s-length transactions involving the Company’s preferred stock, supported by the results produced by this valuation methodology. Since the B. Riley Business Combination, the Company’s common stock is now actively traded, so the fair value of the common stock is readily available.

For stock options, the Company estimates the fair value using the Black-Scholes model. The fair value is expensed over the requisite service periods of the awards (usually one to four years), in the period of grant for awards that vest immediately and have no future service condition, or in the period the awards vest immediately after meeting a performance condition becomes probable (i.e., the occurrence of a change in control event). As there was no public market for its common stock at the time of the stock option grant, the Company determined the volatility for options granted based on an analysis of reported data for a peer group of companies. The expected volatility of options granted has been estimated based on an average of the historical volatility measures of this peer group of companies. The expected life of options has been estimated utilizing the “simplified method” due to the lack of available or sufficient historical exercise data for the Company for the applicable options terms. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero. As the Company’s stock is now publicly traded after the B. Riley Business Combination, the fair value of the Company’s stock and the volatility is readily available.

The Black-Scholes model requires the input of certain assumptions that require the Company’s judgment, including the fair value of common shares before the B. Riley Business Combination, expected term, and the expected price volatility of the underlying stock. The assumptions used in calculating the fair value of stock-based compensation represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change resulting in the use of different assumptions, stock-based compensation expense could be materially different in the future. The Company accounts for forfeitures of stock-based awards as they occur.

F-12

Fair Value Measurement

The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value hierarchy consists of the following three levels:

Level 1: Quoted prices in active markets for identical assets or liabilities

Level 2: Quoted prices for similar assets and liabilities in active markets or inputs other than quoted prices which are observable for the assets or liabilities

Level 3: Unobservable inputs which are supported by little or no market activity

The carrying amount of the Company’s financial instruments, including cash, accounts receivable, notes receivable, and accounts payable, approximate fair value due to their short-term nature.

The Company’s private placement warrants (the “Private Placement Warrants”) are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Consolidated Balance Sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Consolidated Statements of Operations.

See Note 7, Private Placement Warrants and Recurring Fair Value Measurements, for additional information on the Company’s liabilities measured at fair value.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net earnings (loss) attributable to the Company by the number of weighted average shares of the Company’s common stock outstanding during the period. Diluted earnings (loss) per share is computed by dividing net earnings (loss) attributable to the Company by the number of weighted-average shares of the Company’s common stock outstanding during the period after adjusting for the impact of securities that would have a dilutive effect on earnings (loss) per share. As the Company has incurred losses in all periods presented, all potentially dilutive securities are antidilutive. See Note 13, Loss Per Share, for additional information on dilutive securities.

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company has determined that its Chief Executive Officer is the CODM. The Company operates and reports financial information in one segment, as the CODM reviews financial information presented on a consolidated basis, at the Company level, for the purposes of making operating decisions, allocation of resources, and evaluating financial performance.

As of December 31, 2022 and December 31, 2021, the Company did not have material assets located outside of the United States. For the years ended December 31, 2022 and 2021, the Company had $1.8 million and $4.0 million of revenue, respectively, earned outside of the United States.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging- Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU reduces the number of accounting models for convertible debt instruments and convertible preferred stock as well as amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. In addition, this ASU improves and amends the related EPS guidance. The ASU is effective for interim and annual periods beginning after December 15, 2023, with early adoption permitted for fiscal years beginning after December 15, 2020. Adoption of the ASU can either be on a modified retrospective or full retrospective basis. The Company adopted the standard with an effective date of January 1, 2022 using the modified retrospective approach. The adoption of this ASU impacted the Company’s accounting for the conversion of convertible debt under original contractual terms at the Merger on July 19, 2022 as discussed in Note 8, Debt.

F-13

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt - Modifications and Extinguishments (Subtopic 470-50), Compensation - Stock Compensation (Topic 718), and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. The amendments are designed to clarify an issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options that remain equity- classified after modification or exchange. The ASU provides guidance on how an issuer would measure and recognize the effects of these transactions. The standard provides a principles-based framework to determine whether an issuer should recognize the modification or exchange as an adjustment to equity or an expense. The ASU is effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the guidance provided in ASU 2021-04 prospectively to modifications or exchanges occurring on or after the effective date. The Company adopted the standard with an effective date of January 1, 2022. The adoption of this ASU did not have a material impact on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use (“ROU assets”) asset and a lease liability for all leases with terms greater than 12 months and requires disclosures by lessees and lessors about the amount, timing, and uncertainty of cash flows arising from leases. After the issuance of ASU 2016-02, the FASB clarified the guidance through several ASUs; hereinafter the collection of lease guidance is referred to as “ASC 842”. The ASU is effective for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022.

The Company adopted ASC 842 as of January 1, 2022 using the optional transition method to apply the standard as of the effective date. Accordingly, previously reported financial statements, including footnote disclosures, have not been recast to reflect the application of the new standard to all comparative periods presented.

The new standard also provides practical expedients for an entity’s ongoing accounting as a lessee. The Company elected to utilize the practical expedient to not separate lease and non-lease components for all its existing leases. The Company has also elected not to present short-term leases on the condensed consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because most of the Company’s leases do not provide an implicit rate of return, it used its incremental borrowing rate based on the information available at adoption date in determining the present value of lease payments.

Adoption of the new lease standard on January 1, 2022 had a material impact on the Company’s consolidated financial statements. The most significant impacts related to the recognition of ROU assets of $2.7 million and lease liabilities of $2.6 million for operating leases on the condensed consolidated balance sheet. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The standard did not materially impact the Company’s consolidated statement of operations and consolidated statement of cash flows.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic-740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.

Accounting Pronouncements Not Yet Adopted

As an emerging growth company, the JOBS Act allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an emerging growth company. The adoption dates discussed below reflect this election.

In September 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance requires the measurement of all expected credit losses for financial assets held at the reporting data based on historical experience, current conditions, and reasonable and supportable forecasts. This guidance also requires enhanced disclosures regarding significant estimates and judgements used in estimating credit losses. The new guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

F-14

4. BUSINESS COMBINATION

As discussed in Note 1, Description of the Business, on July 19, 2022, the B. Riley Business Combination was consummated. The following transactions occurred in connection with the B. Riley Business Combination:

●	Redemption of 15,883,395 shares of B. Riley 150 public shares that occurred subsequent to B. Riley 150 stockholders exercising their right to redeem public shares for their pro rata share of the trust account;

●	10,000,000 shares of the Company’s common stock at a purchase price of $10.00 per share were sold and issued for an aggregate purchase price of $100.0 million pursuant to the subscription agreements entered in connection with the PIPE investment, including purchases made by the Company PIPE investor, sponsor related PIPE investors, and third-party investors, and inclusive of shares issued to the sponsor pursuant to the backstop commitment under the sponsor support agreement, representing the portion of the PIPE investment not purchased by third-party investors;

●	525,782 shares of Legacy FaZe’s options to its executives, 1,450,914 shares of Legacy FaZe options, representing 75% of the unvested Legacy FaZe’s options outstanding under its existing incentive plans that remain unvested as of the effective time were vested;

●	42,441 shares of the Company’s restricted stock awards were vested at the Closing, pursuant to existing contractual terms. In addition, 923,886 shares of the Company’s restricted stock awards vested 90 days after the Closing, pursuant to amendments to certain restricted stock awards entered prior to the Closing;

●	1,047,623 shares of Legacy FaZe’s warrants (including 292,790 shares of preferred stock warrants and 754,833 shares of common stock warrants) were exercised into Legacy FaZe’s common stock and preferred stock, respectively;

●	3,237,800 shares of Legacy FaZe’s preferred stock were converted into Legacy FaZe common stock on a one-to-one basis;

●	$72.9 million of Legacy FaZe’s convertible debt (including 2021 Cox Convertible Promissory Notes, 2021 Convertible Promissory Notes, 2020 Secured Convertible Note Purchase Agreements and Secured Convertible Promissory Notes, and 2020 Convertible Promissory Notes) were converted into Legacy FaZe common stock, with $6.9 million accrued interest converted into the common stock, and $2.6 million accrued interest settled in cash;

●	All 22,902,063 shares of issued and outstanding Legacy FaZe’s common stock (including shares of its common stock issued pursuant to the exercise of common stock and preferred stock purchase warrants and the conversion of its convertible debts and the preferred stocks) were surrendered and exchanged into 50,995,637 shares of the Company’s common stock calculated using the Equity Value Exchange Ratio;

●	The Company entered into earn-out agreements to remove restrictions of legally outstanding shares if certain share price milestones are achieved. Refer to Note 9, Equity; and

●	The Company assumed public and private placement warrants from B. Riley 150. Refer to Note 9, Equity, for the public warrants (the “Public Warrants”) and Note 7, Private Placement Warrants and Recurring Fair Value Measurements, for the Private Placement Warrants.

As of the Closing Date and following the completion of the B. Riley Business Combination, the Company had the following outstanding securities:

●	70,132,639 shares of common stock, with a par value of $0.0001 per share.

●	5,923,333 warrants, consisting of 5,750,000 Public Warrants and 173,333 Private Placement Warrants.

As a result of the B. Riley Business Combination, Legacy FaZe received net cash consideration of $57.8 million. Legacy FaZe and B. Riley 150 incurred costs that were considered direct and incremental costs associated with the transaction. These costs amounted to $25.9 million and were treated as a reduction of additional paid-in capital.

Cash flows provided to or paid by Legacy FaZe or the Company in connection with the B. Riley Business Combination are included in the Company’s Consolidated Statements of Cash Flows as financing activities.

F-15

5. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements as of December 31, 2022 and December 31, 2021 consisted of the following:

	(in thousands)
	December 31, 2022	December 31, 2021
Furniture/Fixtures	$897	$159
Computer equipment	3,640	708
Vehicles	106	106
Leasehold improvements	801	731
Subtotal	5,444	1,704
Less: Accumulated depreciation	(1,623)	(779)
Property, equipment and leasehold improvements, net	$3,821	$925

Depreciation expense totaled $1.3 million and $0.5 million for the year ended December 31, 2022 and 2021, respectively, During the year ended December 31, 2022, the Company disposed of certain leasehold improvements that were fully depreciated at the time of disposal, and there was no gain or loss on disposal

6. INTANGIBLE ASSETS

Intangible assets as of December 31, 2022 and December 31, 2021 consisted of the following:

		(in thousands)
As of December 31, 2022	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Website development	3 years	$377	$175	$202
Talent acquisition	2 - 3 years	1,201	555	646
Intangible assets, net		$1,578	$730	$848

		(in thousands)
As of December 31, 2021	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Website development	3 years	$211	$75	$136
Talent acquisition	2 - 3 years	1,653	1,051	602
Intangible assets, net		$1,864	$1,126	$738

Amortization expense totaled $0.6 million and $0.5 million for the year ended December 31, 2022 and 2021, respectively.

F-16

The following table presents the estimated future amortization of intangible assets:

Years ending December 31,	(in thousands)
2023	$478
2024	332
2025	38
2026	-
Total future amortization of amortizable intangible assets	$848

During the year ended December 31, 2022, the Company removed $1.0 million of intangible assets, that were fully amortized from intangible assets and accumulated amortization, and there was no gain or loss on the removal. The Company did not have any fully amortized intangible assets as of December 31, 2022.

7. PRIVATE PLACEMENT WARRANTS AND RECURRING FAIR VALUE MEASUREMENTS

Warrant Liability

Prior to the B. Riley Business Combination, B. Riley 150 issued 173,333 Private Placement Warrants with an exercise price of $11.50 per share. The Private Placement Warrants are identical to the Public Warrants, as described in Note 9, Equity, except that the Private Placement Warrants (including the common stock underlying the Private Placement Warrants) were not transferable, assignable or salable until August 18, 2022 and they are not redeemable by the Company for cash so long as they are held by the sponsor or its permitted transferees. The sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the sponsor or its permitted transferees, the Private Placement Warrants can be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. Upon the Closing of the B. Riley Business Combination, the Company has determined that the Private Placement Warrants are classified as liabilities and marked to market at each reporting period.

A Black-Scholes model is used to value the Private Placement Warrants at each reporting period. The change in fair value of warrants is recognized as part of change in fair value of warrant liabilities in the Consolidated Statements of Operations. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate, discount rate and dividend yield. The Company estimates the volatility of its common stock based on a binomial lattice model using the stock price and the price of the Public Warrants as of the valuation date, risk-free interest rate, and the expected life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero- coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the Private Placement Warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The key inputs into the Black-Scholes model in determining the fair value of the Private Placement Warrants were as follows at December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
Risk-free interest rate	4.0%	1.3%
Expected term (years)	4.5	5.5
Expected volatility	53.3%	18.5%
Exercise price	$11.50	$11.50
Dividend yield	0	0

F-17

The following table presents a summary of the changes in the fair value of the Private Placement Warrants liability since the Closing Date:

(in thousands)
Warrant liabilities at July 19, 2022	$114
Change in fair value of warrant liabilities	(90)
Warrant liabilities at December 31, 2022	$24

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2022, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. As of December 31, 2021, no assets and liabilities were measured at fair value on a recurring basis.

	(in thousands)
	December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Observable Inputs (Level 3)
Liabilities:
Private Placement Warrants	$24	$-	$-	$24
Total	$24	$-	$-	$24

8. DEBT

As of December 31, 2022, there is no debt outstanding as all outstanding debts have been paid off or converted into Legacy FaZe common stock and eventually to Company common stock as a result of the B. Riley Business Combination. Debt as of December 31, 2021 consisted of the following:

	(in thousands)
As of December 31, 2021	Unpaid Principal	Short- term	Long- term	Unamortized Issuance Costs	Net Carrying Value
2021 Cox Convertible Promissory Note	$15,000	$-	$15,000	$-	$15,000
2021 Convertible Promissory Notes	675	-	675	-	675
2020 Secured Convertible Promissory Note	55,000	-	55,000	(358)	54,642
2020 Convertible Promissory Notes	2,525	2,025	500	-	2,525
2020 PPP Loan	1,123	1,123	-	-	1,123
Other loans	37	-	37	-	37
Total principal amount outstanding	$74,360	$3,148	$71,212	$(358)	$74,002

2021 Cox Convertible Promissory Notes

In August 2021, Legacy FaZe entered into an agreement with Cox Investment Holdings, Inc. (“Cox”) to which the Legacy FaZe sold convertible promissory notes totaling $10.0 million. The maturity date is the earliest of (a) December 15, 2023, (b) the consummation of an initial public offering, (c) the merger of Legacy FaZe with another entity, (d) a transaction pursuant to which more than 50% of Legacy FaZe’s equity securities come to be owned by an unrelated third party, (e) a sale of all or substantially all of the assets of Legacy FaZe, or (f) the consummation of a private round of equity financing resulting in aggregate gross proceeds to Legacy FaZe of at least $15.0 million (“Cox Qualified Financing”). In addition, Cox exercised its right to purchase an additional $5.0 million in Cox Convertible Promissory Notes in October 2021.

The convertible promissory notes are convertible, at the investor’s election, into shares of common stock or shares of the series or class of capital stock most recently sold in a Cox Qualified Financing consummated prior to such time. The conversion price is equal to the lesser of (a) the imputed pre-money enterprise value of Legacy FaZe with respect to the Cox Qualified Financing most recently consummated prior to the time of determination, and (b) $250.0 million minus the then outstanding debt of Legacy FaZe in excess of $25.0 million, divided by the total number of shares of capital stock of Legacy FaZe then currently issued and outstanding, calculated on an as-exercised, as-converted, fully diluted basis, but excluding (a) shares of capital stock of Legacy FaZe issuable upon the conversion of the note, and (b) shares of capital stock issuable upon conversion of other convertible notes or indebtedness then outstanding.

F-18

The 2021 Cox Convertible Promissory Notes, which cannot be prepaid without consent of the holder, bear interest at a rate of 10.00% per annum and are secured against substantially all assets of Legacy FaZe.

Legacy FaZe evaluated the embedded conversion feature in accordance with ASC 815 and determined that embedded conversion feature did not meet the definition of a derivative and therefore did not account for it as a separate derivative liability.

As a result of the B. Riley Business Combination, on the Closing Date, $15.0 million of Legacy FaZe’s 2021 Cox Convertible Promissory Notes with $1.3 million accrued interest were converted into 3,096,908 shares of the Company’s common stock pursuant to original contractual terms and derecognized at the carrying amount of the debt.

2021 Convertible Promissory Notes

In June and August 2021, Legacy FaZe entered into Convertible Promissory Note agreements with accredited investors pursuant to which Legacy FaZe sold Promissory Notes totaling $0.7 million. For each note issued, the maturity date is the second anniversary of the date of the Purchase Agreement. The conversion price is equal to 90% of the price per share sold in a preferred stock financing, provided the price is subject to adjustment in the event Legacy FaZe’s enterprise value is greater than $250.0 million on that date.

The 2021 Convertible Promissory Notes, which cannot be prepaid without consent of the holder, bear interest at a rate of 4.00% per annum and are subordinate and junior in right of payment to any senior indebtedness of Legacy FaZe.

Legacy FaZe evaluated the embedded conversion feature in accordance with ASC 815 and determined that embedded conversion feature did not meet the definition of a derivative and therefore did not account for it as a separate derivative liability.

As a result of the B. Riley Business Combination, on the Closing Date, $0.7 million of Legacy FaZe’s 2021 Convertible Promissory Notes with $26,770 accrued interest were converted into 133,276 shares of the Company’s common stock pursuant to original contractual terms and derecognized at the carrying amount of the debt.

2020 Secured Convertible Note Purchase Agreements and Secured Convertible Promissory Notes

In December 2020, Legacy FaZe entered into a Secured Convertible Note Purchase Agreement as amended on February 22, 2021, April 23, 2021, and August 16, 2021 (together, the “Purchase Agreement”) with CPH Phase II SPV L.P. and CPH Phase III SVP L.P., accredited investors, (collectively referred to as “CPH Noteholders”) pursuant to which Legacy FaZe agreed to sell Secured Convertible Promissory Notes (the “CPH Notes”), for a total of up to $91.7 million, to the investors. Legacy FaZe issued Secured Convertible Promissory Notes to the investors for a total of $55.0 million.

In October 2021, Legacy FaZe entered into an agreement with the CPH Noteholders, for the settlement of the accrued interest on the CPH Notes and the settlement of the purchaser’s right, but not obligation, to purchase additional CPH Notes from Legacy FaZe for up to $36.7 million expiring in June 2022 (“CPH Right”). The CPH Right has an anti-dilution feature and survives beyond a change-in-control event, including a merger transaction with a special purpose acquisition company. Legacy FaZe settled the accrued interest through February 1, 2022 and the CPH Right for 523,763 and 4,800,000 shares of the Company’s common stock, respectively, issuable upon the close of the Merger. The accrued interest after February 1, 2022 was paid in cash. The common stock and cash for accrued interest and the common stock for the CPH Right was settled upon close of the Merger on July 19, 2022.

For each note issued under the Purchase Agreement, the maturity date is the earlier of December 15, 2023 of either (i) an initial public offering, (ii) a transaction or series of related transactions pursuant to which more than 50% of Legacy FaZe’s equity securities come to be owned by an unrelated third party or (iii) the sale of all or substantially all of the assets of Legacy FaZe (a “Liquidity Event”). The CPH Notes are convertible, at the investor’s election, into shares of common stock or shares of the series or class of capital stock (“Conversion Shares”) sold in a private round of equity financing consummated after January 1, 2021 that result in gross proceeds of at least $15.0 million (a “CPH Qualified Financing”). The conversion price is equal to the imputed pre-money enterprise value of Legacy FaZe with respect to the CPH Qualified Financing divided by the total number of shares of capital stock then currently issued and outstanding, calculated on an as-exercised, as-converted, fully diluted basis, but excluding shares of capital stock of Legacy FaZe issuable to the investor upon conversion of the CPH Notes. The conversion price is subject to adjustment in the event Legacy FaZe’s enterprise value is greater than $250.0 million at the time of conversion.

F-19

Legacy FaZe may prepay the CPH Notes in whole or in part at any time without penalty, provided the investor has the right to utilize the proceeds to purchsase the Conversion Shares at the conversion price prior to the maturity date. The CPH Notes bear interest at 10.00% per annum and are secured against substantially all assets of Legacy FaZe.

Legacy FaZe evaluated the embedded conversion feature in accordance with ASC 815 and determined that embedded conversion feature did not meet the definition of a derivative and therefore did not account for it as a separate derivative liability.

As a result of the B. Riley Business Combination, on the Closing Date, $54.7 million of Legacy FaZe’s 2020 Secured Convertible Note Purchase Agreements and Secured Convertible Promissory Notes, with $5.3 million accrued interest, were converted into 15,769,002 shares of the Company’s common stock. In addition, $2.6 million of accrued interest was settled by cash. Upon the conversion of such debts under the Merger Agreement terms, approximately $112.9 million of loss on debt extinguishment was recognized in the year ended December 31, 2022.

2020 Convertible Promissory Notes

In March - June 2020, Legacy FaZe entered into Convertible Promissory Note agreements with accredited investors pursuant to which Legacy FaZe sold Convertible Promissory Notes totaling $2.5 million. Subsequent to the execution of the Merger Agreement, in November and December 2021, Legacy FaZe entered into consent letters with each of the 2020 Convertible Promissory Note Holders wherein each note was converted into a number of shares of Legacy FaZe’s common stock immediately prior to the Merger. The conversion price was equal to $250.0 million or $200.0 million divided by the total number of shares of capital stock of Legacy FaZe issued and outstanding, calculated on an as-exercised, as-converted, fully diluted basis, but excluding shares of capital stock of Legacy FaZe issued or issuable upon conversion of the note and other convertible notes of Legacy FaZe.

The 2020 Convertible Promissory Notes, which cannot be prepaid without consent of the holder, bear interest at a rate of 4.00% per annum and are subordinate and junior in right of payment to any senior indebtedness of Legacy FaZe.

Legacy FaZe evaluated the embedded conversion feature in accordance with ASC 815 and determined that embedded conversion feature did not meet the definition of a derivative and therefore did not account for it as a separate derivative liability.

As a result of the B. Riley Business Combination, on the Closing Date, $2.5 million of Legacy FaZe’s 2020 Convertible Promissory Notes, with $0.2 million accrued interest, were converted into 546,220 shares of the Company’s common stock. Upon the conversion of such debts under the Merger Agreement terms, approximately $2.4 million of loss on debt extinguishment was recognized in the year ended December 31, 2022.

2022 B. Riley Term Loan

In March 2022, Legacy FaZe entered into a Bridge Loan Agreement with B. Riley Commercial Capital, LLC (“B. Riley Lender”), an affiliate of B. Riley 150, pursuant to which Legacy FaZe received a term loan in the amount of $10.0 million in a single advance (“Initial Term Loan”). Upon receipt of a borrowing notice from Legacy FaZe to B. Riley Lender in April 2022, B. Riley Lender issued Legacy FaZe a second advance of $10.0 million (“Final Term Loan”). The maturity date is the Closing Date of the Merger Agreement.

The 2022 B. Riley Term Loan accrues interest at a rate of 7.00% per annum, compounded quarterly, with such interest accrued on the last business day of each calendar quarter, and shall be paid in cash on the maturity date and is secured against substantially all assets of Legacy FaZe.

As a result of the B. Riley Business Combination, on the Closing Date, the Company paid the $20.0 million 2022 B. Riley Term Loan and $0.4 million of accrued interest with the proceeds of the Merger.

2020 Paycheck Protection Program Loan

In May 2020, Legacy FaZe entered into a Promissory Note dated May 4, 2020 (the “PPP Loan”) with Harvest Small Business Finance, LLC (“Harvest”), pursuant to which Harvest agreed to make a loan to Legacy FaZe under the Paycheck Protection Program offered by the U.S. Small Business Administration in a principal amount of $1.1 million pursuant to Title 1 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP Loan proceeds are available to be used to pay for payroll costs, including salaries, commissions and similar compensation, group health care benefits and paid leaves, rent, utilities, and interest on certain other outstanding debt.

F-20

Legacy FaZe is required to make principal and interest payments in monthly installments, beginning ten months after the last day of the covered period, on the balance that is not forgiven. The loan matures in May 2022 and bears interest at a rate of 1.00% per annum.

As a result of the B. Riley Business Combination, on the Closing Date, the Company paid the $1.1 million of outstanding PPP Loan and $24,760 of accrued interest with the proceeds of the Merger.

Interest Expense

Interest expense for the year ended December 31, 2022 and 2021 was $4.5 million and $5.5 million, respectively, includes $0.1 million and $0.1 million of amortization of debt issuance costs, respectively.

9. EQUITY

Prior to the B. Riley Business Combination, Legacy FaZe had two classes of capital stock outstanding: common stock and preferred stock. Following the B. Riley Business Combination, the Company has one class of capital stock outstanding: common stock. The following summarizes the terms of the Company’s capital stock.

Preferred Stock

The Company had 3,545,529 shares of Legacy FaZe preferred stock authorized for issuance with a par value of $0.00001 per share as of December 31, 2021 and prior to the Closing of the B. Riley Business Combination.

Pursuant to the Company’s second amended and restated certificate of incorporation, the Company is authorized to issue up to 1,000,000 shares of preferred stock with a par value of $0.0001.

The Company had 3,237,800 shares of Legacy FaZe’s preferred stock issued and outstanding as of December 31, 2021. As a result of the B. Riley Business Combination, 3,237,800 shares of Legacy FaZe’s preferred stock outstanding as of the Closing Date were converted into shares of Legacy FaZe’s common stock on a one-to-one basis. As of December 31, 2022, the Company had no shares of preferred stock issued and outstanding.

Common Stock

The Company had 31,900,878 shares of Legacy FaZe common stock authorized for issuance with a par value of $0.00001 per share as of December 31, 2021 and prior to the Closing of the B. Riley Business Combination.

Pursuant to the Company’s second amended and restated certificate of incorporation, the Company is authorized to issue up to 500,000,000 shares of common stock with a par value of $0.0001 per share.

The Company had 71,511,887 of common stock and 8,461,706 shares of Legacy FaZe’s common stock issued and outstanding as of December 31, 2022 and December 31, 2021 respectively.

Earn-out Shares

As a result of the B. Riley Business Combination, a number of the Company’s common stock (the “Seller Earn Out”) equal to 6% of the sum of i) the total number of the Company’s common stock issued and outstanding as of immediately after the Closing and ii) the total number of shares of the Company’s common stock equal to the product of the total number of net vested company option shares calculated as of immediately prior to the Closing and the Equity Value Exchange Ratio were issued and is subject to vesting and forfeiture conditions upon reaching certain volume-weighted average price (“VWAP”) per share during the period commencing 90 days after the Closing Date and ending five years after the Closing Date (“Earn-out Period”). Among other things further disclosed in the Merger Agreement, if the following events (“Trigger Event”) occurs on or before the five-year anniversary of the B. Riley Business Combination:

●	the VWAP per share of the Company’s common stock at any point during the trading hours of a trading day is equal to or greater than $12.00 for any 20 trading days within any period of 30 consecutive trading days, one-third (“First Target Earn- Out Shares”) shall immediately vest and no longer be subject to the forfeiture conditions;

●	the VWAP per share of the Company’s common stock at any point during the trading hours of a trading day is equal to or greater than $14.00 for any 20 trading days within any period of 30 consecutive trading days, one-third (“Second Target Earn-Out Shares”) shall immediately vest and no longer be subject to the forfeiture conditions;

F-21

●	the VWAP per share of the Company’s common stock at any point during the trading hours of a trading day is equal to or greater than $16.00 for any 20 trading days within any period of 30 consecutive trading days, one-third (“Third Target Earn-Out Shares”) shall immediately vest and no longer be subject to the forfeiture conditions;

●	in the event of a sale during the Earn-out Period, to the extent that the holders of the Company’s common stock receive sale price that is greater than or equal to the applicable closing price, any Earn-out Shares that have not previously vested shall be deemed to have vested immediately prior to the closing of such sale, and the holders of any Earn-out Shares deemed vested shall be eligible to participate in such sale with respect to the sponsor Earn-out Shares on the same terms, and subject to the same conditions, as apply to the holders of the Company’s common stock. Upon the consummation of the sale, the Earn-out Period shall terminate.

As a result of the B. Riley Business Combination, among other things further disclosed in the Sponsor Support Agreement, the sponsors agreed that (x) an aggregate of 2,156,250 sponsor shares shall be fully vested and (y) an aggregate of 2,156,250 sponsor shares (the “Sponsor Earn-Out Shares”) shall be subject to vesting or forfeiture, during the Earn-out Period, at the event the Trigger Event mentioned above occurs.

The Earn-out Shares meet the accounting definition of a derivative financial instrument, are considered to be indexed to the Company’s common stock and meet other the conditions in ASC 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, to be classified as equity.

As of December 31, 2022, the Earn-Out Period had begun but vesting conditions had not yet been met.

Public Warrants to Acquire Common Stock

Prior to the B. Riley Business Combination, there were 5,750,000 Public Warrants issued and outstanding in connection with the initial public offering of B. Riley 150 with an exercise price of $11.50 per share. The Public Warrants became exercisable 30 days after the B. Riley Business Combination. Each whole share of the warrant is exercisable for one share of the Company’s common stock.

The Company may redeem the outstanding Public Warrants for $0.01 per warrant upon at least 30 days’ prior written notice of redemption given after the warrants become exercisable, if the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock dividends, sub-divisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending on the third trading day before the Company sends the notice of redemption to the warrant holders. Upon issuance of a redemption notice by the Company, the warrant holders may, at any time after the redemption notice, exercise the Public Warrants on a cashless basis.

The Public Warrants meet the definition of a derivative financial instrument and the equity scope exception in ASC 815-10-15-74(a) to be classified as equity, and are not subject to remeasurement provided that the Company continues to meet the criteria for equity classification.

As of December 31, 2022, all 5,750,000 Public Warrants remain outstanding.

F-22

10. STOCK COMPENSATION EXPENSE

2022 Omnibus Incentive Plan

On October 24, 2021, the stockholders of the Company approved the 2022 Omnibus Incentive Plan (the “OIP”), which became effective as of the Closing Date of the B. Riley Business Combination. The OIP allows grants of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stocks, restricted stock units, stock bonuses, other stock-based awards, cash awards, and substitute awards (“the “OIP Awards”) to selected officers, employees, partners, non-employee directors, independent contractors, and consultants. The Company has 12,358,689 shares of common stock, $0.0001 par value per share, reserved for issuance pursuant to awards that may be granted under OIP. As of December 31, 2022, 655,000 shares of the Company’s common stock are subject to restricted stock award.

2022 Employee Stock Purchase Plan

On October 24, 2021, the stockholders of the Company approved the 2022 Employee Stock Purchase Plan (the “ESPP”), which became effective as of the Closing Date of the B. Riley Business Combination. An aggregate of 1,791,416 shares of the Company’s common stock has been reserved for issuance or transfer pursuant to rights granted under the ESPP (“Aggregate Number”). The Aggregate Number represents 2% of the aggregate number of shares of the Company’s fully diluted shares outstanding immediately after the Closing and is subject to increase each year over a ten-year period. The maximum aggregate number of shares of common stock available for issuance under ESPP shall not exceed 75,000,000 shares. The ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Each eligible employee may authorize payroll deductions at a minimum of 1% up to a maximum of 15% on a pro rate basis for each pay period during an offering. Under the ESPP, the Company’s Board may designate the period of each offering but no offering shall exceed 27 months in duration. Unless otherwise determined, the offering shall be for a purchase period of 6 months, beginning on the offering date and ending on the exercise date. The purchase price for each share shall be 85% of the fair market value of the Company’s common stock on the offering date or the exercise date, whichever is less. As of December 31, 2022, no awards have been granted under this plan.

Amended and Restated 2019 Equity Incentive Plan

The Company maintains an equity incentive plan established in October 2019, the 2019 Equity Incentive Plan (the “Legacy FaZe Plan”). The Legacy FaZe Plan allows grants of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock and restricted stock units, generally to directors, employees, consultants and service providers. In July 2021, the Company’s Board amended the Legacy FaZe Plan and increased the maximum aggregate number of shares authorized to be issued to 10,500,000 shares of Legacy FaZe common stock, which is equivalent to 23,380,173 shares of the Company’s common stock calculated using the Equity Value Exchange Ratio. As of December 31, 2022, 18,863,654 shares of the Company’s common stock are issuable upon the vesting and exercise of stock options originally granted under the Legacy FaZe Plan, and 1,649,962 shares of the Company’s common stock are subject to restricted stock awards originally granted under the Legacy FaZe Plan.

The following table contains information about the plan as of December 31, 2022:

	Awards Reserved for Issuance	Awards Outstanding	Awards Available for Grant
2022 Omnibus Incentive Plan	12,358,689	1,238,667	11,120,022
2022 Employee Stock Purchase Plan	75,000,000	-	75,000,000
Amended 2019 Equity Incentive Plan	23,380,173	19,977,366	3,402,807

Stock Compensation Expense

Stock-based compensation expense for the periods presented was comprised of the following, which were included in general and administrative expenses within the Consolidated Statements of Operations:

	(in thousands)
	For the year ended December 31,
	2022	2021
Stock options	$469	$1,635
Restricted stock awards	9,698	2
Total stock - based compensation expense	$10,167	$1,637

F-23

Options

The following is an analysis of the stock option grant activity:

Vested and Nonvested Stock Options	Number	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding December 31, 2021	19,912,281	$0.38	4.86
Granted	-	-	-
Exercised	(1,048,627)	0.38	-
Expired or forfeited	-	-	-
Outstanding December 31, 2022	18,863,654	$0.38	4.13

Nonvested Stock Options	Number	Weighted- Average Exercise Price
Nonvested on December 31, 2021	6,867,852	$0.38
Granted	-	-
Vested	(6,197,824)	0.38
Forfeited	-	-
Nonvested on September 30, 2022	670,008	$0.38

The Company recognized stock-based compensation expense related to options granted and vesting expense of $0.5 million during the year ended December 31, 2022, which is included in general and administrative expenses. The Company recognized stock-based compensation expense related to options issued and vesting of $1.6 million during the year ended December 31, 2021, which is included in general and administrative expenses.

During the years ended December 31, 2022 and 2021, the Company granted a total of 0 and 11,545,084 options, respectively.

Warrants

The following is an analysis of the warrant grant activity:

Vested and Nonvested Stock Warrants	Number	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding December 31, 2021	6,575,284	$10.41	5.79
Granted	-	-	-
Exercised	(651,951)	0.53	-
Expired or forfeited	-	-	-
Outstanding December 31, 2022	5,923,333	$11.50	4.55

F-24

Nonvested Stock Warrants	Number	Weighted- Average Exercise Price
Nonvested on December 31, 2021	-	$-
Granted	-	-
Vested	-	-
Forfeited	-	-
Nonvested on December 31, 2022	-	$-

During the years ended December 31, 2022 and 2021, the Company granted a total of 0 and 0 warrants, respectively.

Restricted Stock Awards

A summary of Restricted Stock Awards (“RSAs”) issuances are as follows

Nonvested RSAs	Number	Weighted Average Price
Nonvested December 31, 2021	167,277	$5.78
Granted	1,774,698	6.30
Vested	(289,013)	5.99
Forfeited	-	-
Nonvested December 31, 2022	1,649,962	$6.27

The Company recognized stock-based compensation expense related to RSAs granted and vesting expense of $9.0 million and $0.1 million during the years ended December 31, 2022 and 2021, respectively, which is included in general and administrative expenses.

During the years ended December 31, 2022 and 2021, the Company granted a total of 2,899,372 and 1,391,930 RSAs, respectively.

Restricted Stock Units

A summary of Restricted Stock Units (“RSUs”) issuances are as follows:

Nonvested RSUs	Number	Weighted Average Price
Nonvested December 31, 2021	-	$-
Granted	1,124,674	2.68
Vested	(422,257)	2.50
Forfeited	-	-
Nonvested December 31, 2022	702,417	$2.79

The Company recognized stock-based compensation expense related to RSUs granted and vesting expense of $1.6 million and $0 during the years ended December 31, 2022 and 2021, respectively, which is included in general and administrative expenses.

During the years ended December 31, 2022 and 2021, the Company granted a total of 1,124,674 and 0 RSUs, respectively.

F-25

11. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases certain business and residential facilities under operating lease agreements that specify minimum rentals with lease terms ranging from two to two and a half years. The Company’s rent expense for the year ended December 31, 2022 and 2021 was $1.5 million and $0.9 million, respectively. Rent expense is included in general and administrative expense in the Consolidated Statements of Operations. Scheduled rent increases, if any, are amortized on a straight-line basis over the lease term.

Our lease agreements generally do not provide an implicit borrowing rate; therefore, an internal incremental borrowing rate is determined based on information available at lease commencement date for purposes of determining the present value of lease payments. We used the incremental borrowing rate on December 31, 2022 and December 31, 2021 for all leases that commenced prior to that date. In determining this rate, which is used to determine the present value of future lease payments, we estimate the rate of interest we would pay on a collateralized basis, with similar payment terms as the lease and in a similar economic environment.

Lease Costs

(in thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021
Components of total lease costs:
Operating lease expense	$1,544	$902
Total lease costs	$1,544	$902

Lease Positions as of December 31, 2022 and December 31, 2021

ROU lease assets and lease liabilities for our operating leases are recorded on the balance sheet as follows:

(in thousands)	December 31, 2022	December 31, 2021
Assets
Right of use asset - long term	$2,693	$-
Total right of use asset	$2,693	$-
Liabilities
Operating lease liabilities - short term	$1,488	$-
Operating lease liabilities - long term	1,084	-
Total lease liability	$2,572	$-

Lease Terms and Discount Rate

Weighted average remaining lease term (in years) - operating leases	1.7
Weighted average discount rate - operating leases	4%

Future minimum lease payments, which include non-cancelable operating leases at December 31, 2022, are as follows:

Years ending December 31,	(in thousands)
2023	$1,577
2024	1,087
2025	5
2026	3
Thereafter	-
Total minimum lease payment	$2,672

F-26

12. LITIGATION

From time to time, in the normal course of operations, the Company is subject to litigation matters and claims, including claims relating to employee relations and business practices. The Company expenses legal fees as incurred. The Company records a provision for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. An unfavorable outcome to any legal matter, if material, could have an adverse effect on the Company’s operations or its financial position, liquidity, or results of operations.

On August 12, 2020, Greg Selkoe, President of the Company until May 2020, filed suit against the Company for severance and sums related to his termination from the Company, which was initiated in January 2020. The Company and Mr. Selkoe reached a settlement, including a severance payment to Mr. Selkoe and forfeiture by Mr. Selkoe of the entirety of his stock options. The Company accrued $3.2 million for the year ended December 31, 2020. The Company paid $2.9 million of the severance payments to Mr. Selkoe in 2021. In May 2022, the Company made a payment of $0.3 million for the remainder of the balance.

On November 30, 2020, Adult Use Holdings, Inc. (“Adult Use”) and Zola Ventures Ltd. (“Zola”) initiated arbitration claiming that the Company owed CA$ 3 million to Adult Use and Zola in connection with alleged funding to the Company of CA$ 30.0 million by Bridging Finance Group. On December 21, 2020, the Company brought counterclaims against Adult Use, Zola, and their principals Adam Salman and Igor Gimelshtein. On May 14, 2021, the Company applied for summary disposition of the claim for CA$ 3 million brought by Adult Use and Zola. On August 4, 2021, the arbitrator granted the Company’s application and issued a Partial Final Award dismissing Adult Use’s and Zola’s claim. The United States District Court for the Southern District of New York subsequently affirmed the Partial Final Award and its dismissal of Adult Use’s and Zola’s claims against the Company in a decision issued September 28, 2022. On November 8 and November 11, 2022, the arbitrator held hearings in connection with the Company’s counterclaims. On December 23, 2022, the Company filed an application for costs and attorneys’ fees. The Company does not believe a material loss is probable at this time. As result, the Company has not recorded a reserve with respect to this litigation.

On December 7, 2020, the Company filed an arbitration demand against its former Chief Legal Officer, Phillip Gordon (“Gordon”), alleging claims for fraud, breach of fiduciary duty, breach of duty of loyalty, and breach of employment agreement. The Company terminated Gordon effective as of December 5, 2020 based on the results of an internal investigation. Gordon has denied that the Company had cause to terminate him and filed counterclaims seeking payment of severance under his employment agreement in the total amount of $3.0 million, plus payment of $0.5 million in bonus compensation. Subsequent to December 31, 2021, as a result of arbitration proceedings, the Company has entered into a settlement agreement whereby Gordon agreed to the cancellation of 90,000 of the 790,000 outstanding stock options previously issued to him and to release any actions, claims, damages, judgments or agreements arising out of his relationship with the Company in exchange for $1.9 million in cash. The Company recorded a legal accrual for $1.9 million as of December 31, 2021. The initial payment of $0.4 million was made in the first quarter of 2022. The outstanding balance was settled as of the third quarter of 2022.

On May 21, 2021, Alissa Violet Marie Butler filed suit in the Superior Court of the State of California for the County of Los Angeles against FaZe Clan Inc., Dentons US LLP, and Wilson Sonsini Goodrich & Rosati, P.C. Ms. Butler alleges that she is entitled to shares of the Company’s stock. Subsequent to December 31, 2021, the Company has reached a preliminary settlement with Ms. Butler for a total of $0.8 million payable in a combination of cash and common stock to settle Ms. Butler’s claim. The Company recorded a legal accrual for $0.8 million as of December 31, 2021. The outstanding balance was settled as of the third quarter of 2022.

In 2021, the Company was made aware of a claim from Treschow-Fritzoe AS that the Company repaid the wrong party for certain funds received by the Company in 2017 and recorded a legal accrual of $1.2 million as of December 31, 2020. In October 2021, the Company entered into a settlement agreement with Treschow-Fritzoe AS and adjusted its legal accrual to $0.8 million as of December 31, 2021. The Company paid $0.8 million in April 2022.

F-27

13. LOSS PER SHARE

In accordance with the provisions of ASC 260, Earnings Per Share, net loss per share is computed by dividing net loss by the weighted-average shares of common stock outstanding during the period. The results of operations were net losses for the year ended December 31, 2022 and 2021. The following table sets forth the computation of basic and diluted earnings per share attributable to common stockholders for the year ended December 31, 2022 and 2021:

	(in thousands, except shares and per-share information)
	Years ended December 31,
	2022	2021
Basic and diluted loss per share:

Net loss attributable to FaZe Holdings Inc., basic and diluted	$(168,534)	$(36,866)
Weighted-average common shares outstanding, basic and diluted	39,872,308	19,187,873
Net loss per share, basic and diluted	$(4.23)	$(1.92)

During a loss period, the effect of the potential exercise of stock options, warrants, convertible preferred stock, and convertible debt are not considered in the diluted loss per share calculation since the effect would be antidilutive. The Company did not have any participating securities in the periods presented. The Company had 1,680,774 fully vested warrants in which common shares were issuable for little to no consideration outstanding as of the Closing Date and for the year ended December 31, 2021. These warrants were exercised during the B. Riley Business Combination. The Company considered these warrants outstanding in the context of basic loss per share and included these warrants in the weighted-average shares of common stock outstanding for the period until converted.

The Company had antidilutive shares for the year ended December 31, 2022 and 2021. The following securities were not included in the computation of diluted shares outstanding for the year ended December 31, 2022, and 2021 because the effect would be antidilutive:

	As of December 31, 2022	As of December 31, 2021
Convertible preferred stock	-	7,209,555
Public Warrants	5,750,000	5,750,000
Private Placement Warrants	173,333	173,333
Seller Earn-out	5,312,098	-
Sponsor Earn-out Shares	2,156,250	-
Legacy FaZe preferred warrant	-	651,951
Unvested restricted stock award	1,649,962	49,426
Stock options	18,863,654	19,912,281
Total potentially dilutive common stock equivalents	33,905,297	33,746,546

14. INCOME TAXES

The Company’s income and losses before income taxes in 2022 and 2021, respectively, consist of income and losses from domestic operations. Income/(Loss) before income tax expense for the years ended December 31, 2022 and 2021, respectively, consisted of the following: (in thousands)

	Year Ended December 31, 2022	Year Ended December 31, 2021
United States	(168,534)	(36,866)
Foreign	-	-
Income/(Loss) before income taxes	(168,534)	(36,866)

F-28

The table below presents the components of the provision for income taxes:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Current
Federal	0	0
State	0	0
Foreign	0	0
Total Current	0	0
Deferred
US Federal	0	0
US State	0	0
Foreign	0	0
Total Deferred	0	0

Total Provision/(Benefit)	0	0

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate to income taxes as reflected in the consolidated financial statements is as follows:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Tax provision at statutory rate	21.0%	21.0%
State taxes, net of federal benefit	2.0%	6.9%
Permanent Items	(0.0)%	(0.2)%
162(m) Limitations	(0.6)%	0.0%
Equity Compensation	0.2%	(0.1)%
Deferred Adjustments	(1.7)%	(0.1)%
Return to provision adjustments	(0.1)%	(0.0)%
Nondeductible Loss on Debt Extinguishment	(14.4)%	0.0%
Increase/(decrease) in valuation reserve	(6.4)%	(27.5)%
Effective income tax rate	0.0%	0.0%

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of the Company’s deferred tax assets and liabilities as of December 31, 2022 and 2021 are comprised of the following (in thousands):

	As of December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	34,934	20,840
Capitalized Sec. 174 Costs	67	-
Equity based compensation	1,272	1,115
Accruals	953	3,156
Lease Liability	720	-
Nondeductible Interest Carryover	2,089	1,148
Deferred Rent	-	2
Deferred Revenue	-	2,211
Fixed Assets	99	85
Other	173	140
Total Deferred Tax Assets	40,307	28,697
Less: Valuation Allowance	(39,553)	(28,697)
Deferred tax asset, net	$754	$-

Deferred tax Liabilities:
Right of Use Asset	(754)	-
Total deferred tax liabilities	(754)	-
Deferred taxes	-	-

F-29

The Company has evaluated the positive and negative evidence, bearing upon its ability to realize its deferred tax assets, which are comprised primarily of net operating loss carryforwards and tax credits. Management has considered the Company’s history of cumulative net losses in the United States, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its US federal and state deferred tax assets. Accordingly, a full valuation allowance has been established against these net deferred tax assets as of December 31, 2022 and 2021, respectively. The Company reevaluates the positive and negative evidence at each reporting period. The Company’s valuation allowance increased during 2022 by approximately $10.9 million, primarily due to net operating losses that were generated in the current year.

As of December 31, 2022 and 2021, the Company had U.S. federal net operating loss carryovers of $123.8 million and $73.3 million respectively, which may be available to reduce future taxable income. The 2017 Tax Cuts and Jobs Act (“TCJA”) will generally allow losses incurred after 2017 to be carried over indefinitely but will generally limit the net operating loss deduction to the lesser of the net operating loss carryover or 80% of a corporation’s taxable income (subject to Section 382 of the Internal Revenue Code of 1986, as amended). Also, there will be no carryback for losses incurred after 2017. Losses incurred prior to 2018 will generally be deductible to the extent of the lesser of a corporation’s net operating loss carryover or 100% of a corporation’s taxable income and be available for twenty years from the period the loss was generated. The Company has federal net operating losses generated following 2017 of $122.8 million, which do not expire. The federal net operating losses generated prior to 2018 of $1.0 million will expire at various dates through 2037.

As of December 31, 2022 and 2021, the Company also had U.S. state net operating loss carryovers of $128.0 million and $129.4 million respectively, which may be available to offset future income tax liabilities and expire at various dates through 2038.

The utilization of the Company’s NOLs are subject to annual Internal Revenue Code Section 382 limitations. The Company has not yet completed a 382 study as of December 31, 2022 . As the Company is in a full valuation allowance, any limitation that may apply due to Section 382 limitation would not affect the conclusion of a full valuation allowance.

At December 31, 2022 and December 31, 2021, the Company did not have any significant uncertain tax positions. The Company will recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2022 and 2021, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s statement of operations. The Company does not anticipate a material change to unrecognized tax benefits in the next twelve months.

All of the Company’s tax years will remain open for examination by the Federal and state tax authorities to the extent that the Company’s tax attributes are utilized in future years to offset income or income taxes. The Company is currently not under examination from any taxing authority.

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law on March 27, 2020. The CARES Act, among other things, includes tax provisions relating to refundable payroll tax credits, deferment of employer’s social security payments, net operating loss utilization and carryback periods and modifications to the net interest deduction limitations. The CARES Act did not have a material impact on the Company’s income tax provision for 2022 or 2021. The Company will continue to evaluate the impact of the CARES Act on its financial position, results of operations and cash flows.

On December 27, 2020, the President of the United States signed the Consolidated Appropriations Act, 2021 (“Consolidated Appropriations Act”) into law. The Consolidated Appropriations Act is intended to enhance and expand certain provisions of the CARES Act, allows for the deductions of expenses related to the Payroll Protection Program funds received by companies, and provides an update to meals and entertainment expensing for 2021 and 2022. The Consolidated Appropriations Act did not have a material impact to the Company’s income tax provision for 2022 or 2021.

F-30

15. RELATED PARTY TRANSACTIONS

On February 17, 2022, Legacy FaZe entered into a collaboration agreement with Spanky’s Clothing Inc., Cordell Broadus, Boss Lady Entertainment and SMAC Entertainment for an initial term of two years, pursuant to which Snoop Dogg became a member of FaZe’s talent network and joined the board of directors on the Closing Date of the B. Riley Business Combination and agreed to (i) exclusively, except for companies not in direct competition with FaZe, promote FaZe for three years, and (ii) grant FaZe license to use his name and likeness in connection with certain content and services to be produced by him for FaZe, including (w) social media posts, (x) brand campaigns with FaZe sponsors, (y) hosting of events and (z) merchandise collaborations. Snoop Dogg is the Chief Executive Officer of Spanky’s Clothing Inc. Cordell Broadus is the son of Snoop Dogg. Shante Broadus, the spouse of Snoop Dogg, is the Chief Executive Officer of Boss Lady Entertainment. Constance Schwartz- Mornio, the manager of Snoop Dogg, is the Chief Executive Officer of SMAC Entertainment. The Company granted Legacy FaZe’s restricted stock, which converted into Company restricted stock awards, equal in value to (i) $1,857,154 to Snoop Dogg, (ii) $247,615 to Cordell Broadus, (iii) $247,615 to Boss Lady Entertainment and (iv) $247,615 to SMAC Entertainment, each of which will vest as follows: (x) one-third on August 17, 2022, (y) one-third in monthly installments through February 17, 2023 and (z) one-third in monthly installments through February 17, 2024. In addition, FaZe agreed to consider in good faith further equity bonuses and committed $50,000 in value for community outreach, including for the Snoop Youth Football League, scholarships or other charitable causes.

16. SUBSEQUENT EVENTS

In preparing the consolidated financial statements, the Company has evaluated subsequent events through April 4, 2023, which is the date the consolidated financial statements were issued.

On February 16, 2023, the Company announced to its employees a reduction in workforce to streamline its team structure in support of its business priorities. The severance for the first quarter of 2023 related to the reduction in workforce is estimated at $0.1 million.

On March 29, 2023, Calvin “Snoop Dogg” Broadus, Jr. notified the Company that he is resigning from the Board of Directors of the Company effective immediately. Mr. Broadus’s resignation was not the result of any disagreement with the Company or any of its subsidiaries.

Notice of Delisting

On March 23, 2023, the Company received a letter (the “Letter”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market (“Nasdaq”) informing the Company that its common stock, par value $0.0001 per share (the “Common Stock”), failed to comply with the $1 minimum bid price required for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2) based upon the closing bid price of the Common Stock for the 30 consecutive business days prior to the date of the Letter. The notice has no immediate effect on the listing of the Common Stock or warrants, and the Common Stock and warrants will continue to trade on The Nasdaq Capital Market under the symbols “FAZE” and “FAZEW,” respectively.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until September 19, 2023 (the “Compliance Date”), by which the Company has to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days at any time prior to the Compliance Date, unless the Staff exercises its discretion to extend this ten-day period pursuant to Nasdaq Listing Rule 5810(c)(3)(H).

If the Company does not regain compliance with the minimum bid price requirement by the Compliance Date, the Company may be eligible for an additional 180-calendar day compliance period. If the Company does not qualify for, or fails to regain compliance during, the second compliance period, then the Staff will provide written notification to the Company that the Common Stock will be subject to delisting. At that time, the Company may appeal the Staff’s delisting determination to the Nasdaq Hearings Panel.

F-31

GAMESQUARE HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2022 and 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of GameSquare Esports Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statement of financial position of GameSquare Esports Inc. (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity, and statements of cash flows for the year and thirteen months period then ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, and its consolidated financial performance and its consolidated cash flows for the periods then ended, in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 in the consolidated financial statements, which describe the events and conditions that indicate the existence of material uncertainties that may cast significant doubt about the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

F-32

Emphasis of Matter - Material Uncertainty Related to Going Concern

We draw attention to Note 1 in the consolidated financial statements, which describe the events and conditions that indicate the existence of material uncertainties that may cast significant doubt about the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Impairment assessment of intangible assets

Critical Audit Matter Description

As of 31 December 2022, included in the consolidated statement of financial position are intangible assets totaling $4,609,837, disclosed in Note 7 to the consolidated financial statements.

For intangible assets with useful lives, the Company is required to review these for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable, and at least annually, review whether there is any change in their expected useful lives. To perform impairment assessments, all intangible assets are allocated to the cash generating units (“CGUs”). An impairment loss is recognized if the carrying amount of a CGU exceeds its recoverable amount. The recoverable amount of each CGU is based on the greater of fair value less costs to dispose and value in use. To determine recoverable amount, significant assumptions are used in projecting growth rates related to revenues, expenses, earning margins and discount rates in estimating and discounting future cashflows. As a result of this assessment, management recorded an impairment loss of $701,423 during the year. These impairment assessments were a critical audit matter because there is considerable estimation uncertainty related to the projections of future cash flows.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures included, amongst others, the following:

-	We obtained and reviewed management’s impairment indicator’s memo.

-	We obtained management’s cash flow projections for Complexity and CodeRed CGUs and tested the mathematical accuracy of the underlying calculations. We also compared historical actual results to these budgeted to assess the quality of management’s forecasts.

-	We tested the appropriateness of valuation methodology used by management to calculate the recoverable amount.

-	We assessed the reasonableness of key assumptions used in management’s forecast such as growth rates related to revenue and expenses. With the assistance of a valuation expert, we also assessed reasonableness of discount rate used in the model.

We consider the underlying assumptions and measurement parameters to be reasonable.

We have served as the Company’s auditor since 2020.

/s/ Kreston GTA LLP

Chartered Professional Accountants

Licensed Public Accountants, (PCAOB Number) 6644

Markham, Canada

May 1, 2023

Kreston GTA LLP | 8953 Woodbine Avenue, Markham, Ontario, Canada, L3R 0J9, T. 905.474.5593 | www.krestongta.com

A member of Kreston International | A global network of independent accounting firms

F-33

GAMESQUARE ESPORTS INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ U.S. dollars)	December 31, 2022	December 31, 2021	November 30, 2020
		(Restated - Note 2)
ASSETS

Current
Cash	$977,413	$6,028,232	$509,592
Amounts receivable (Note 5)	8,331,120	3,085,375	294,446
Prepaid expenses and deposits	475,327	304,180	84,182
Other investments	-	-	48,311
Other current assets (Note 8)	312,900	306,419	-

Total current assets	10,096,760	9,724,206	936,531

Long-term
Equipment (Note 6)	3,001,883	3,628,758	1,094
Intangibles (Note 7)	4,609,837	7,366,442	1,821,494
Goodwill (Note 7)	-	-	1,741,696
Right-of-use asset (Note 12)	2,385,330	2,761,961	-
Reclamation deposits	-	268,531	261,169
Non-current assets held for sale (Note 9)	-	78,510	-

Total assets	$20,093,810	$23,828,408	$4,761,984

LIABILITIES

Current
Accounts payable and accrued liabilities (Note 17)	$8,029,062	$2,205,991	$651,966
Deferred revenue	1,092,982	327,045	80,702
Current portion of lease liability (Note 12)	336,229	301,354	-
Loan and credit facility payable (Note 11)	802,328	120,133	-
Consideration payable (Note 4(c))	260,000	-	-

Total current liabilities	10,520,601	2,954,523	732,668

Long-term
Deferred consideration on acquisition of Code Red	-	-	258,388
Long term loan	-	-	30,852
Lease liability, net of current portion (Note 12)	2,362,448	2,698,677	-
Reclamation provision (Note 21)	-	255,508	249,852
Deferred tax liability (Note 10)	55,096	274,458	357,887

Total liabilities	12,938,145	6,183,166	1,629,647

SHAREHOLDERS’ EQUITY

Common shares (Note 13(b))	43,375,158	36,218,116	4,764,970
Share based payments reserve (Note 14)	3,296,668	3,101,014	552,752
Contingently issuable shares (Note 4(c))	131,184	52,662	-
Warrants (Note 15)	1,925,238	2,287,484	622,155
Accumulated other comprehensive income	(269,053)	135,981	86,380
Accumulated deficit	(41,303,530)	(24,059,541)	(2,893,920)

Equity attributable to owners of the parent	7,155,665	17,735,716	3,132,337
Non-controlling interest (Note 16)	-	(90,474)	-

Total Shareholders’ Equity	7,155,665	17,645,242	3,132,337

Total liabilities and shareholders’ equity	$20,093,810	$23,828,408	$4,761,984

Nature of operations and going concern (Note 1)

Contingencies and commitments (Notes 1 and 21)

Subsequent events (Note 23)

Approved by the Board of Directors on May 1, 2023

“JUSTIN KENNA”, Director	“TRAVIS GOFF”, Director

See accompanying notes to the consolidated financial statements.

F-34

GAMESQUARE ESPORTS INC.

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

	Year ended	Thirteen months ended
($ U.S. dollars)	December 31, 2022	December 31, 2021
		(Restated - Note 2)
Revenue	$28,082,009	$10,891,257

Cost of sales	18,425,393	7,356,158

Gross profit (Note 22)	9,656,616	3,535,099

Other income
Interest and other income	8,434	7,680

Total other income	8,434	7,680

Expenses
Salaries, consulting and management fees (Note 17)	10,539,246	6,072,685
Player compensation	2,824,761	576,770
Professional fees	1,853,335	1,144,011
General office expenses	1,893,669	1,065,502
Selling and marketing expenses	4,040,524	1,135,102
Travel expenses	950,746	538,218
Shareholder communications and filing fees	124,198	167,115
Interest expense and financing fees	411,797	144,123
Bad debt expense	171,000	45,046
Foreign exchange (gain)	(35,273)	(2,258)
Change in provision for reclamation deposit	16,895	(75,118)
Change in fair value of consideration payable	338,522	-
Share-based compensation (Note 14, 17)	1,599,909	2,901,654
Transaction costs	-	7,815,411
Gain on disposition of assets available for sale (Note 9)	(46,915)	-
Amortization (Notes 6, 7 and 12)	2,683,292	1,493,169
Impairment on goodwill and intangibles (Note 7)	701,423	1,798,430

Total expenses	28,067,129	24,819,860

Loss for the period before income taxes	(18,402,079)	(21,277,081)
Income tax (recovery)	(304,369)	(78,731)
Loss for the period	(18,097,710)	(21,198,350)

Other comprehensive (loss) income
Items that will subsequently be reclassified to operations:
Foreign currency translation	(405,034)	49,601

Total comprehensive loss for the period	$(18,502,744)	$(21,148,749)

(Loss) for the period attributable to:
Owners of the parent	(18,111,428)	(21,165,621)
Non-controlling interest	13,718	(32,729)
	$(18,097,710)	$(21,198,350)
Basic and diluted net loss per share	$(0.07)	$(0.14)

Weighted average number of common shares outstanding - basic and diluted (Note 18)	269,072,371	156,258,509

See accompanying notes to the consolidated financial statements.

F-35

GAMESQUARE ESPORTS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

($ U.S. dollars)	Share Capital	Contributed Surplus	Warrants	Contingently Issuable Shares and Options	Accumulated other comprehensive (loss) income	Non- Controlling Interest	Accumulated Deficit	Shareholders’ Equity
	$	$	$	$	$	$	$	$
Balance, January 1, 2022 (Restated - Note 2)	36,218,116	3,101,014	2,287,484	52,662	135,981	(90,474)	(24,059,541)	17,645,242
Private placements (Note 13(b))	6,162,534	-	140,677	-	-	-	-	6,303,211
Share issuance costs (Note 13(b))	(64,834)	-	-	-	-	-	-	(64,834)
Contingent consideration on acquisition of Cut&Sew (Note 4(d))	-	-	-	78,522	-	-	-	78,522
Options granted (Note 14(a))	-	622,332	-	-	-	-	-	622,332
Options expired (Note 14(a))	-	(344,913)	-	-	-	-	344,913	-
Restricted share units (Note 14(b))	-	977,577	-	-	-	-	-	977,577
Restricted share units exercised (Note 14(b))	1,059,342	(1,059,342)	-	-	-	-	-	-
Warrants issued for credit facility (Notes 11, 15)	-	-	96,359	-	-	-	-	96,359
Warrants expired (Note 15)	-	-	(599,282)			-	599,282	-
Non-controlling interest on sale of Biblos (Note 16)	-	-	-	-	-	76,756	(76,756)	-
Other comprehensive (loss)	-	-	-	-	(405,034)	-	-	(405,034)
Net (loss) for the year	-	-	-	-	-	13,718	(18,111,428)	(18,097,710)
Balance, December 31, 2022	43,375,158	3,296,668	1,925,238	131,184	(269,053)	-	(41,303,530)	7,155,665

Balance, December 1, 2020 (Restated - Note 2)	4,764,970	552,752	622,155	-	86,380	-	(2,893,920)	3,132,337
Issued on acquisition of Reciprocity	5,897,614	-	-	-	-	-	-	5,897,614
Non-controlling interest acquired on acquisition of Reciprocity	-	-	-	-	-	(57,745)	-	(57,745)
Contingent consideration on acquisition of Cut&Sew (Note 4(d))	-	-	-	52,662	-	-	-	52,662
Issued on acquisition of Complexity (Note 4(c))	8,097,100	-	-	-	-	-	-	8,097,100
Issued on acquisition of Cut&Sew (Note 4(d))	191,498	-	-	-	-	-	-	191,498
Private placements (Note 13(b))	18,344,487	-	1,526,319	-	-	-	-	19,870,806
Share issuance costs (Note 13(b))	(1,689,245)	-	161,883	-	-	-	-	(1,527,362)
Options granted (Note 14(a))	-	1,732,865	-	-	-	-	-	1,732,865
Option exercise	119,705	(36,021)	-	-	-	-	-	83,684
Restricted share units (Note 14(b))	-	1,168,789	-	-	-	-	-	1,168,789
RSUs exercised (Note 14(b))	317,371	(317,371)	-	-	-	-	-	-
Warrant exercise (Note 15)	174,616	-	(22,873)	-	-	-	-	151,743
Other comprehensive income	-	-	-	-	49,601	-	-	49,601
Net (loss) for the period	-	-	-	-	-	(32,729)	(21,165,621)	(21,198,350)
Balance, December 31, 2021	36,218,116	3,101,014	2,287,484	52,662	135,981	(90,474)	(24,059,541)	17,645,242

See accompanying notes to the consolidated financial statements.

F-36

GAMESQUARE ESPORTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ U.S. dollars)	Year ended December 31, 2022	Thirteen months ended December 31, 2021

		(Restated - Note 2)
CASH (USED IN) PROVIDED BY:
OPERATING ACTIVITIES
Net (loss)	$(18,097,710)	$(21,198,350)
Adjustment for:
Income tax recovery	(292,664)	(78,731)
Transaction costs	-	6,845,214
Gain on disposition of assets available for sale (Note 9)	(46,915)	-
Share-based compensation (Note 14)	1,599,909	2,901,654
Interest expense (Notes 11 and 12)	411,789	150,868
Change in provision for reclamation deposit	16,895	-
Change in fair value of consideration payable	338,522	-
Amortization (Notes 6, 7 and 12)	2,683,292	1,493,169
Impairment on goodwill and intangibles	701,423	1,741,696
Bad debt	171,000	45,046

	(12,514,459)	(8,099,434)

Net change in non-cash working capital	1,148,342	(2,697,386)
Net cash flow used in operating activities	(11,366,117)	(10,796,820)

FINANCING ACTIVITIES
Proceeds received from credit facility	750,000	-
Proceeds received from long term loan	-	15,692
Repayment of loans	(149,442)	(486,699)
Principal reduction in lease liability (Note 12)	(535,147)	(264,376)
Private placement (Note 13(b))	6,303,211	19,870,806
Share issue costs (Note 13(b))	(64,834)	(1,527,362)
Proceeds from option exercise	-	83,684
Proceeds from warrant exercise	-	151,743

Net cash flow from financing activities	6,303,788	17,843,488

INVESTING ACTIVITIES
Cash acquired on acquisition of Reciprocity	-	414,481
Cash acquired on acquisition of Complexity	-	434,392
Acquisition of Cut &Sew shares	-	(2,385,117)
Cash acquired on acquisition of Cut & Sew	-	315,035
Cash received on sale of assets held for sale	49,356	-
Equipment purchase (Note 6)	(31,251)	(88,711)
Non-current assets held for sale	-	(13,122)

Net cash flow from investing activities	18,105	(1,323,042)

Effect of exchange rate changes on cash	(6,595)	(204,986)
CHANGE IN CASH	(5,050,819)	5,518,640
CASH, beginning of the period	6,028,232	509,592
CASH, end of the period	$977,413	$6,028,232

SUPPLEMENTAL INFORMATION:
Value of shares issued on acquisition of Reciprocity	-	5,897,614
Value of options issued on acquisition of Reciprocity	-	333,367
Value of shares issued on acquisition of Cut & Sew	-	191,498
Value of shares issued on acquisition of Complexity	-	8,097,100
Value of broker warrants issued (Note 15)	-	161,883
Value of warrants issued for credit facility	96,359	-
Interest paid	11,950	14,282

See accompanying notes to the consolidated financial statements.

F-37

GAMESQUARE ESPORTS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2022 and the thirteen months ended December 31, 2021

(Amounts in U.S. dollars)

1. NATURE AND CONTINUANCE OF OPERATIONS

GameSquare Esports Inc. (formerly Magnolia Colombia Ltd.) (the “Company” or “GameSquare”) was incorporated under the Ontario Business Corporations Act on June 01, 2009. The Company is a publicly traded company with the registered office located at 150 York Street, Suite 1008, Toronto, Ontario, M5H 3S5, Canada.

GameSquare is focused on the esports market. The Company bridges the gap between global brands and the gaming and esports communities. GameSquare does this by signing talent in the influencer, on-screen talent and player categories as well as adding new companies to its roster of global brand relationships. On October 2, 2020, the Company completed a reverse acquisition with GameSquare (Ontario) Inc., which acquired all the outstanding shares of Code Red Esports Ltd. (“Code Red”) on the same day. On December 1, 2020, the Company completed the amalgamation with GameSquare (Ontario) Inc. On March 16, 2021, the Company acquired all the outstanding shares of Reciprocity Corp. (“Reciprocity”), which owned 100% of common shares of GCN Inc. (“GCN”), 100% of common shares of GameSquare Esports (USA) Inc. and 40% of the common shares of Biblos Gaming S.A. de C.V. (“Biblos”). On June 30, 2021, the Company acquired all the outstanding shares of NextGen Tech, LLC (dba. Complexity Gaming) (“Complexity”). On July 27, 2021, the Company acquired 100% of the outstanding shares of Swingman LLC. (dba Cut+Sew and Zoned) (“Cut+Sew”). The Company was traded on the Canadian Securities Exchange (CSE) under the symbol “GSQ” and on the OTCQB Venture Market in the Unites States under the symbol “GMSQF” until April 11, 2023 (refer to Subsequent Events Note 23).

During the thirteen months ended December 31, 2021, the Company changed its fiscal year-end to December 31 and thus the comparative period covers the thirteen-month period from December 1, 2020 to December 31, 2021.

These consolidated financial statements include the accounts of the Company and its subsidiaries listed in the following table:

SCHEDULE OF

Name of	Country of	Functional
Subsidiary	Incorporation	Currency	Ownership Percentage
			December 31,	December 31,
			2022	2021

Code Red Esports Ltd. (“Code Red”)	England and Wales	UK pound sterling	100%	100%
Stetson Oil & Gas Corporation	USA	Canadian Dollar	NA	NA
GameSquare (Ontario) Inc.	Canada	Canadian Dollar	NA	NA
GameSquare Esports (USA) Inc.	USA	U.S. Dollar	100%	100%
Biblos Gaming S.A. de C.V. (“Biblos”)	Mexico	Mexican Peso	NA	40%
GCN Inc. (“GCN”)	USA	U.S. Dollar	100%	100%
NextGen Tech, LLC (dba as Complexity Gaming) (“Complexity”)	USA	U.S. Dollar	100%	100%
Swingman LLC. (dba Cut+Sew and Zoned) (“Cut+Sew”)	USA	U.S. Dollar	100%	100%

F-38

On May 3, 2021, Stetson Oil & Gas Corporation was dissolved. On December 1, 2021, the Company and Reciprocity were amalgamated. During the year ended December 31, 2022, the Company sold its 40% interest in Biblos.

The accompanying consolidated financial statements were prepared on a going concern basis, which contemplates the realization of assets and the payment of liabilities in the ordinary course of business. Accordingly, the consolidated financial statements do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and meet its liabilities and commitments in other than the normal course of business and at amounts different from those in the consolidated financial statements. Such adjustments could be material.

As of December 31, 2022, the Company had a working capital deficit of $423,841 (December 31, 2021 – working capital of $6,769,683). On June 30, 2022, the Company entered into an agreement for a US$5 million credit facility for a one-year term, subject to extension, which will provide the Company with access to capital, if required, to execute on its strategic priorities. As of December 31, 2022, the Company had drawn down $750,000 on the credit facility (see Note 11). The Company’s continuation as a going concern is dependent upon its ability to raise equity capital or borrowings sufficient to meet current and future obligations and ultimately achieve profitable operations. Management intends to finance operating costs over the next twelve months with issuance of common shares, loans, draw downs on its credit facility or profits from its business activities. There is no assurance that the Company will be able to obtain such financings or obtain them on favorable terms. These matters represent material uncertainties that cast significant doubt on the Company’s ability to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

Statement of compliance

The accompanying consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

The Board of Directors approved these consolidated financial statements on May 1, 2023.

Basis of presentation

These consolidated financial statements include the accounts of the Company and its subsidiaries listed in the table above (see Notes 1 and 4).

Subsidiaries consist of entities over which the Company is exposed to, or has rights to, variable returns as well as the ability to affect those returns through the power to direct the relevant activities of the entity. Subsidiaries are fully consolidated from the date control is transferred to the Company and are de-consolidated from the date control ceases. The financial statements include all the assets, liabilities, revenues, expenses and cash flows of the Company and its subsidiaries after eliminating inter-entity balances and transactions.

F-39

The acquisition method of accounting is used to account for acquisitions of subsidiaries that meet the definition of a business under IFRS 3. All intercompany balances and transactions are eliminated on consolidation. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The excess of the cost of acquisition over the fair value of the identifiable assets, liabilities and contingent liabilities acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized immediately in the consolidated statement of loss.

Functional and presentation currency and translation

On January 1, 2022, the Company elected to change its presentation currency from Canadian dollars (“CAD”) to United States dollars (“U.S. dollars” or “USD”). The change in presentation currency is to better reflect the Company’s business activities and to improve investors’ ability to compare the Company’s financial results with other publicly traded businesses in similar industries. The Company applied the change to U.S. dollar presentation currency retrospectively and restated the comparative financial information as if U.S. dollars had always been the Company’s presentation currency.

The functional currency of GameSquare is the Canadian dollar, and the functional currency of the Company’s subsidiaries are listed in the table in Note 1. For periods prior to January 1, 2022, the statements of financial position for each period presented have been translated from the functional currency of the Company and each of its subsidiaries to U.S. dollar at the rate of exchange prevailing at the respective financial position date with the exception of equity items which have been translated at the exchange rate prevailing at the date of the transaction. The consolidated statements of loss and comprehensive loss were translated at the average exchange rates for the respective reporting periods. Exchange differences arising on translation from the functional currency to the U.S. dollar have been recorded in accumulated other comprehensive income (loss) in the shareholders’ equity.

The following is a reconciliation of the Company’s consolidated statement of financial position as of December 31, 2021 and consolidated statements of loss and comprehensive loss and cash flows for the thirteen months ended December 31, 2021 reflecting the impact of these adjustments:

	As of December 31, 2021
	As previously reported in CAD	CAD to USD adjustment	As restated in USD
Consolidated Statement of Financial Position

Current assets	$12,328,348	$(2,604,142)	$9,724,206
Non-current assets	17,881,171	(3,776,969)	14,104,202

Total assets	$30,209,519	$(6,381,111)	$23,828,408

Current liabilities	$3,745,746	$(791,223)	$2,954,523
Non-current liabilities	4,093,274	(864,631)	3,228,643

Total liabilities	7,839,020	(1,655,854)	6,183,166

Equity	52,604,095	(10,944,819)	41,659,276
Accumulated other comprehensive income	221,183	(85,202)	135,981
Accumulated deficit	(30,341,957)	6,282,416	(24,059,541)
Equity attributable to owners of the parent	22,483,321	(4,747,605)	17,735,716
Non-controlling interest	(112,822)	22,348	(90,474)

Total Shareholders’ Equity	22,370,499	(4,725,257)	17,645,242
Total liabilities and shareholders’ equity	$30,209,519	$(6,381,111)	$23,828,408

F-40

	For the thirteen months ended December 31, 2021
	As previously reported in CAD	CAD to USD adjustment	As restated in USD
Consolidated Statements of Loss and Comprehensive Loss

Gross profit	$4,437,258	$(902,159)	$3,535,099
Total other income	9,645	(1,965)	7,680
Total expenses	(31,102,068)	6,282,208	(24,819,860)

Loss for the period before income taxes	$(26,655,165)	$5,378,084	$(21,277,081)

Income tax (recovery)	(98,854)	20,123	(78,731)

Loss for the period	(26,556,311)	5,357,961	(21,198,350)

	220,299	(170,698)	49,601

Total comprehensive loss for the period	$(26,336,012)	$5,187,263	$(21,148,749)

Loss for the period attributable to:
Owners of the parent	(26,515,410)	5,349,789	(21,165,621)
Non-controlling interest	(40,901)	8,172	(32,729)

	$(26,556,311)	$5,357,961	$(21,198,350)

	For the thirteen months ended December 31, 2021
	As previously reported in CAD	CAD to USD adjustment	As restated in USD
Consolidated Statements of Cash Flow

Cash flow from operating activities	$(13,928,053)	$3,131,233	$(10,796,820)
Cash flow from financing activities	22,468,969	(4,625,481)	17,843,488
Cash flow from investing activities	(1,677,521)	354,479	(1,323,042)
Effect of exchange rate changes on cash	118,512	(323,498)	(204,986)

Change in cash	$6,981,907	$(1,463,267)	$5,518,640

F-41

	As of November 30, 2020
	As previously reported	CAD to USD	As restated in USD
Consolidated Statement of Financial Position

Current assets	$1,214,212	$(277,681)	$936,531
Non-current assets	4,959,701	(1,134,248)	3,825,453

Total assets	$6,173,913	$(1,411,929)	$4,761,984

Current liabilities	$949,903	$(217,235)	$732,668
Non-current liabilities	1,162,933	(265,954)	896,979

Total liabilities	2,112,836	(483,189)	1,629,647

Equity	7,886,740	(1,946,863)	5,939,877
Accumulated other comprehensive income	884	85,496	86,380
Accumulated deficit	(3,826,547)	932,627	(2,893,920)

Equity attributable to owners of the parent	4,061,077	(928,740)	3,132,337
Non-controlling interest	-	-	-

Total Shareholders’ Equity	4,061,077	(928,740)	3,132,337

Total liabilities and shareholders’ equity	$6,173,913	$(1,411,929)	$4,761,984

Transactions in foreign currencies are translated to the respective functional currency of each subsidiary at exchange rate at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated to the functional currency at the exchange rate at that date. Non-monetary items which are measured using historical cost in a foreign currency are translated to functional currency using the exchange rate at the reporting date. Foreign currency differences arising on translation are recognized in profit or loss.

Foreign operations in currencies other than the presentation currency are translated from their functional currencies into US dollars on consolidation. Assets and liabilities are translated into US dollars at the exchange rate in effect at the balance sheet date. Share capital, equity reserves, shares to be issued, accumulated other comprehensive income, and accumulated deficit are translated into US dollars at historical exchange rates. Revenues and expenses are translated into US dollars at the average exchange rate for the year. Foreign currency translation adjustment is included in other comprehensive income.

On disposal of a foreign operation the cumulative translation differences recognized in equity are reclassified to profit or loss and recognized as part of the gain or loss on disposal.

Revenue recognition

The Company generates revenue from consulting services, influencer marketing and promotion fees, broadcast talent management services, and other services. The Company recognizes serves revenue over a period of time as performance obligations are completed. In some instances, cash is received before the Company has satisfied the performance obligations and this amount is recorded as deferred revenue.

F-42

Talent representation service revenues

Talent representation service revenue is recorded on completion of the event in which the talent management service has been provided.

Influencer promotional fees

Influencer marketing and promotional fees are recognized over the period during which the services are performed. Revenue and income from custom service contracts are determined on the percentage of completion method, based on the ratio of contract time passed in the reporting period over estimated total length of the contract.

Consulting fees and other revenues

Consulting fees and other revenues are recognized when the services have been performed.

Accounting for Business Combinations

Acquisitions of businesses are accounted for using the acquisition method whereby the assets acquired and the liabilities assumed are recorded at their fair values with any excess of the aggregate consideration over the fair value of the identifiable net assets allocated to goodwill. Acquisition-related costs are recognized in net income (loss) as incurred.

When the consideration transferred by the Company in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition date fair value and included as part of the consideration transferred in a business combination. Contingent consideration is established for business acquisitions where the Company has the obligation to transfer additional assets or equity interests to the former owners if specified future events occur or conditions are met. The fair value of contingent consideration liabilities is typically based on the estimated future financial performance of the acquired business. Financial targets used in the estimation process include certain defined financial targets and realized internal rates of return. Contingent consideration is classified as a liability when the obligation requires settlement in cash or other assets, and is classified as equity when the obligation requires settlement in the Company’s own equity instruments. Changes in the fair value of the contingent consideration that qualify as measurement period adjustments are adjusted retrospectively, with a corresponding adjustment to goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the measurement period (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date. All other subsequent changes in the fair value of contingent consideration classified as an asset or liability are included in income (loss) in the period. Contingent consideration is classified as a liability or equity and is measured at fair value on the acquisition date. Contingent consideration that is classified as a liability is re-measured to fair value at each reporting date, with changes included in the income statement in the post-combination period. Contingent consideration that is classified as equity is not re-measured in the post-combination period.

Equipment

Equipment is initially recorded at cost and subsequently measured at cost less accumulated depreciation and accumulated impairment, if any. Depreciation is calculated using the straight-line method based on the following estimated useful lives:

Equipment	3 to 5 years
Leasehold improvements	term of the lease

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to profit or loss during the financial period in which they are incurred.

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Intangible assets

Intangible assets consist mainly of customer relationships and brand names. Customer relationships and brand names acquired through business combinations are initially recorded at their estimated fair value based on the present value of expected future cash flows.

The Company amortizes its intangible assets on a straight-line basis over the following estimated useful lives:

Customer relationships	3 to 5 years
Brand names	3 to 5 years

Goodwill

Goodwill arising on a business acquisition is recognized as an asset at the date that control is acquired (the “acquisition date”). Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interest in the acquiree and the fair value of the acquirer’s previously held equity interest (if any) in the entity over the fair value of the identifiable net assets.

The Company is required to, at least annually, perform impairment assessment of goodwill. To perform impairment assessments, the goodwill is allocated to the cash generating units (“CGUs”). An impairment loss is recognized if the carrying amount of a CGU exceeds its recoverable amount. The recoverable amount of each CGU is based on the greater of fair value less costs to dispose and value in use. To determine recoverable amount, significant assumptions are used in projecting earning margins, earning multiples, growth rates and discount rates in estimating and discounting future cashflows. As a result of the assessment, management recognized goodwill impairment of $1,798,430 during the thirteen months ended December 31, 2021 (Notes 4 and Note 7). No impairment losses were recognized during the year ended December 31, 2022.

Share-based payments

Share-based payments to employees are measured at the fair value of the instruments issued and amortized over the vesting periods. Share-based payments to non-employees are measured at the fair value of goods or services received or the fair value of the equity instruments issued if it is determined the fair value of the goods or services cannot be reliably measured and are recorded at the date the goods or services are received.

The Company operates an employee stock option plan. The corresponding amount is recorded to the stock option reserve. The fair value of options is determined using the Black–Scholes pricing model which incorporates all market vesting conditions. The number of shares and options expected to vest is reviewed and adjusted at the end of each reporting period such that the amount recognized for services received as consideration for the equity instruments granted shall be based on the number of equity instruments that eventually vest. On exercise of a stock option, any amount related to the initial value of the stock option, along with the proceeds from exercise are recorded to share capital. On expiry of a stock option, any amount related to the initial value of the stock option is recorded to contributed surplus.

Financial instruments

Financial assets

Initial recognition and measurement

Non-derivative financial assets within the scope of IFRS 9 are classified and measured as “financial assets at fair value”, as either fair value through profit or loss (“FVTPL”) or fair value through other comprehensive income (“FVTOCI”), and “financial assets at amortized costs”, as appropriate. The Company determines the classification of financial assets at the time of initial recognition based on the Company’s business model and the contractual terms of the cash flows.

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Subsequent measurement – Financial assets at amortized cost

After initial recognition, financial assets measured at amortized cost are subsequently measured at the end of each reporting period at amortized cost using the Effective Interest Rate (“EIR”) method. Amortized cost is calculated by taking into account any discount or premium on acquisition and any fees or costs that are an integral part of the EIR. Financial assets are adjusted for any expected credit losses. The Company’s cash and amounts receivable are classified as financial assets at amortized cost.

Subsequent measurement – Financial assets at FVTPL

Financial assets measured at FVTPL include financial assets management intends to sell in the short term and any derivative financial instrument that is not designated as a hedging instrument in a hedge relationship. Financial assets measured at FVTPL are carried at fair value in the consolidated statements of financial position with changes in fair value recognized in other income or expense in the consolidated statements of loss. The Company’s other investments are classified as financial assets at FVTPL.

Subsequent measurement – Financial assets at FVTOCI

Financial assets measured at FVTOCI are non-derivative financial assets that are not held for trading and the Company has made an irrevocable election at the time of initial recognition to measure the assets at FVTOCI. The Company does not measure any financial assets at FVOCI.

After initial measurement, investments measured at FVTOCI are subsequently measured at fair value with unrealized gains or losses recognized in other comprehensive income or loss in the consolidated statements of comprehensive income (loss). When the investment is sold, the cumulative gain or loss remains in accumulated other comprehensive income or loss and is not reclassified to profit or loss.

Dividends from such investments are recognized in other income in the consolidated statements of earnings (loss) when the right to receive payments is established.

Derecognition

A financial asset is derecognized when the contractual rights to the cash flows from the asset expire, or the Company no longer retains substantially all the risks and rewards of ownership.

Impairment of financial assets

The Company’s only financial assets subject to impairment are amounts receivable, which are measured at amortized cost. The Company has elected to apply the simplified approach to impairment as permitted by IFRS 9, which requires the expected lifetime loss to be recognized at the time of initial recognition of the receivable. To measure estimated credit losses, amounts receivable have been grouped based on shared credit risk characteristics, including the number of days past due. An impairment loss is reversed in subsequent periods if the amount of the expected loss decreases and the decrease can be objectively related to an event occurring after the initial impairment was recognized.

Financial liabilities

Initial recognition and measurement

Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL. All financial liabilities are recognized initially at fair value and in the case of long-term debt, net of directly attributable transaction costs.

Subsequent measurement – Financial liabilities at amortized cost

After initial recognition, financial liabilities measured at amortized cost are subsequently measured at the end of each reporting period at amortized cost using the EIR method. Amortized cost is calculated by taking into account any discount or premium on acquisition and any fees or costs that are an integral part of the EIR. The Company’s financial liabilities at amortized cost include accounts payable and accrued liabilities, long term loan and deferred consideration on acquisition of Code Red.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged, cancelled, or expires with any associated gain or loss recognized in other income or expense in the consolidated statements of loss.

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Investments

Purchases and sales of investments are recognized on a trade date basis. Public and private investments at fair value through profit or loss are initially recognized at fair value, with changes in fair value reported in profit (loss). At each financial reporting period, the Company’s management estimates the fair value of its investments based on the criteria below and reflects such valuations in the financial statements.

Transaction costs are expensed as incurred in profit (loss). The determination of fair value requires judgment and is based on market information where available and appropriate. At the end of each financial reporting period, the Company’s management estimates the fair value of investments based on the criteria below and reflects such changes in valuations in the statements of comprehensive loss. The Company is also required to present its investments (and other financial assets and liabilities reported at fair value) into three hierarchy levels (Level 1, 2, or 3) based on the transparency of inputs used in measuring the fair value, and to provide additional disclosure in connection therewith. The three levels are defined as follows:

●	Level 1 – investment with quoted market price;
●	Level 2 – investment which valuation technique is based on observable market inputs; and
●	Level 3 – investment which valuation technique is based on non-observable market inputs.

Privately-held investments

Securities in privately-held companies (other than options and warrants) are initially recorded at cost, being the fair value at the time of acquisition. At the end of each financial reporting period, the Company’s management estimates the fair value of investments and reflects such valuations in the financial statements. The Company had previously classified its investment in Irati at Level 3. As of December 31, 2021, its investment in Irati was included in assets held for sale, and was sold during the year ended December 31, 2022. See Note 9.

Income taxes

Income tax expense is comprised of current and deferred tax. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized in equity, in which case it is recognized in equity. Current income tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustments to tax payable in respect of previous years.

Deferred tax liabilities or assets are recognized using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for taxation purposes. Deferred tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Government grants

Government grants are recognized as income when the Company qualifies for such grants and where there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as income over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate.

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Impairment of non-financial assets

The carrying amount of the Company’s assets is reviewed at each reporting date to determine whether there is any indication of impairment. If such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. An impairment loss is recognized whenever the carrying amount of an asset or its cash generating unit exceeds its recoverable amount. Impairment losses are recognized in net loss.

The recoverable amount of assets is the greater of an asset’s fair value less cost to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects the current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

An impairment loss is only reversed if there is an indication that the impairment loss may no longer exist and there has been a change in the estimates used to determine the recoverable amount, however, not to an amount higher than the carrying amount that would have been determined had no impairment loss been recognized in previous years. Assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment.

Loss per share

Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of shares outstanding during the reporting period. Diluted loss per share is computed similar to basic loss per share except that the weighted average shares outstanding are increased to include additional shares for the assumed exercise of stock options and warrants, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options and warrants were exercised and that the proceeds from such exercises were used to acquire common stock at the average market price during the reporting periods.

New accounting standards

Effective January 1, 2022, the Company adopted the following new accounting standards. Adoption of these standards on January 1, 2022 did not have a material impact on the Company’s consolidated financial statements.

IFRS 3 – Business Combinations (“IFRS 3”) was amended. The amendments introduce new exceptions to the recognition and measurement principles in IFRS 3 to ensure that the update in references to the revised conceptual framework does not change which assets and liabilities qualify for recognition in a business combination. An acquirer should apply the definition of a liability in IAS 37 – rather than the definition in the Conceptual Framework – to determine whether a present obligation exists at the acquisition date as a result of past events. For a levy in the scope of IFRIC 21, the acquirer should apply the criteria in IFRIC 21 to determine whether the obligating event that gives rise to a liability to pay the levy has occurred by the acquisition date. In addition, the amendments clarify that the acquirer should not recognize a contingent asset at the acquisition date.

IAS 16 – Property, Plant and Equipment (“IAS 16”) was amended. The amendments introduce new guidance, such that the proceeds from selling items before the related property, plant and equipment is available for its intended use can no longer be deducted from the cost. Instead, such proceeds are to be recognized in profit or loss, together with the costs of producing those items.

IAS 37 – Provisions, Contingent Liabilities, and Contingent Assets (“IAS 37”) was amended. The amendments clarify that when assessing if a contract is onerous, the cost of fulfilling the contract includes all costs that relate directly to the contract – i.e. a full-cost approach. Such costs include both the incremental costs of the contract (i.e. costs a company would avoid if it did not have the contract) and an allocation of other direct costs incurred on activities required to fulfil the contract – e.g. contract management and supervision, or depreciation of equipment used in fulfilling the contract.

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Accounting pronouncements not yet adopted

Certain pronouncements were issued by the IASB or the IFRIC that are mandatory for accounting periods commencing on or after January 1, 2023. Many are not applicable or do not have a significant impact to the Company and have been excluded.

IAS 1 – Presentation of Financial Statements (“IAS 1”) was amended in January 2020 to provide a more general approach to the classification of liabilities under IAS 1 based on the contractual arrangements in place at the reporting date. The amendments clarify that the classification of liabilities as current or noncurrent is based solely on a company’s right to defer settlement at the reporting date. The right needs to be unconditional and must have substance. The amendments also clarify that the transfer of a company’s own equity instruments is regarded as settlement of a liability, unless it results from the exercise of a conversion option meeting the definition of an equity instrument. The amendments are effective for annual periods beginning on January 1, 2023. The Company does not expect the adoption of IAS 1 to have a material impact on the consolidated financial statements.

3. CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies regarding certain types of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

Estimates and underlying assumptions are based on historical experience and are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected.

Information about significant areas of estimation, uncertainty and critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements:

Impairment of non-financial assets

In the determination of impairment charges, management looks at recoverable amount, which is the higher of value-in-use or fair value less costs to sell in the case of assets and at objective evidence, significant or prolonged decline of fair value on financial assets indicating impairment. The estimate of the value-in-use of cash-generating units depends on a number of assumptions, in particular market data, estimated future cash flows, and the discount rate. The estimate and their individual assumptions require that management make a decision based on the available information and market condition at each reporting period. These assumptions are subject to risk and uncertainty. Any material changes in these assumptions could result in a significant change in the recoverable value of the Company’s equipment, intangible assets, and goodwill.

Estimated useful life of equipment and intangible assets

Management estimates the useful lives of equipment and intangibles based on the period during which the assets are expected to be available for use. The amounts and timing of recorded expenses for amortization of equipment and intangibles for any period are affected by these estimated useful lives. The estimates are reviewed at each reporting date and are updated if expectations change as a result of physical wear and tear, technical or commercial obsolescence, industry trends and legal or other limits to use. It is possible that changes in these factors may cause significant changes in the estimated useful lives of the Company’s equipment in the future.

Principal versus agent

The Company is required to make judgments with respect to its relationships with its consultants. Based on the terms of the arrangements, the Company determines whether it acts as the principal or an agent for the services provided to its customers. The key elements to determine if the Company acts as a principal or an agent are whether it has primarily responsible to fulfil the promise to deliver the services, whether it has inventory risk and has discretion in establishing the sales prices for the services.

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Revenue recognition

In its determination of the amount and timing of revenue to be recognized, management relies on assumptions and estimates supporting its revenue recognition policy. Estimates of the percentage of completion for applicable customer projects are based upon current actual and forecasted information and contractual terms.

Expected credit losses

Determining an allowance for ECLs requires management to make assumptions about the historical patterns for the probability of default, the timing of collection and the amount of incurred credit losses, which are adjusted based on management’s judgment about whether economic conditions and credit terms are such that actual losses may be higher or lower than what the historical patterns suggest.

Share-based payment transactions

The Company measures the cost of equity-settled transactions with employees and applicable non-employees by reference to the fair value of the equity instruments. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the share option, risk-free interest rates, volatility and dividend yield and making assumptions about them.

Fair value of investment in securities not quoted in an active market or private company investments

Where the fair values of financial assets and financial liabilities recorded on the consolidated statement of financial position cannot be derived from active markets, they are determined using a variety of valuation techniques. The inputs to these models are derived from observable market data where possible, but where observable market data are not available, judgment is required to establish fair values.

Functional currency

The Company operates in multiple jurisdictions. Judgment from management is applied in order to determine the functional currency of each entity.

Business combinations

For business combinations, the Company must make assumptions and estimates to determine the fair value of net assets being acquired. To do so, the Company must determine the acquisition date fair value of the identifiable assets acquired, including such intangible assets, and liabilities assumed. Among other things, the determination of these fair market values involves the use of discounted cash flow analyses and future sales growth. Goodwill is measured as the excess of the fair value of the consideration transferred measured at the acquisition date. These assumptions and estimates have an impact on the asset and liability amounts recorded in the consolidated statement of financial position on the acquisition date. In addition, the estimated useful lives of the acquired amortizable assets, the identification of intangible assets and the determination of the indefinite or finite useful lives of intangible assets acquired will have an impact on the Company’s future profit or loss.

Provisions and contingencies

The assessment of contingencies inherently involves the exercise of significant judgment and estimates of the outcome of future events. By their nature, contingencies will only be resolved when one or more future events occur or fail to occur. The assessment of contingencies inherently involves the exercise of significant judgement and estimates of the outcome of future events. See Note 21.

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Going concern – see Note 1.

4. ACQUISITIONS

a) Acquisition of Reciprocity

On March 16, 2021, the Company acquired 100% of the outstanding shares of Reciprocity, a privately held gaming and esports company. Reciprocity owned 100% of GameSquare Esports USA Inc. (formerly Reciprocity Corp of Nevada, Inc.) and GCN Inc. In addition, Reciprocity held a 40% interest in Biblos Gaming S.A. de C.V. Management determined that this acquisition met the definition of a business under IFRS 3 and therefore the transaction was accounted as a business combination.

As consideration for the acquisition, the Company issued 43,749,996 of its common shares with an estimated fair value of $5,897,614 (CAD$7,345,478) to certain shareholders of Reciprocity and 3,000,000 options of the Company with an estimated fair value of $333,367 (CAD$415,208) to option-holders of Reciprocity. The consideration shares were subject to a 12-month lock-up period, a third of which was released every four months following the closing date of March 16, 2021.

Certain Reciprocity shareholders would also be entitled to receive (i) 5.255 million common shares of the Company if the Reciprocity business generates a minimum of $5 million of revenue and $1 million of net earnings before interest, taxes, and depreciation and amortization (“EBITDA”) within 12 months of the acquisition date of March 16, 2021 (the “Acquisition Date”) and (ii) 9 million Common Shares if the Reciprocity business generates a minimum of $7 million of revenue and $1.4 million of EBITDA. In addition, the Company has agreed to grant or issue (i) up to 6,168,000 options to certain Reciprocity securityholders exercisable for 24 months to acquire an equal number of Common Shares at an exercise price of $1.00 per share if certain performance targets of Reciprocity are achieved 12 months and 24 months following the Acquisition Date and (ii) up to 3,725,000 common shares to certain Reciprocity securityholders if certain performance targets of Reciprocity are achieved 12 months and 24 months following the Acquisition Date. The estimated fair value of the contingent consideration at the date of acquisition was $nil due to the uncertainty of future performance targets.

Purchase Price Consideration Paid
Estimated fair value of shares issued	$5,897,614
Estimated fair value of options issued	333,367

$6,230,981

Net Assets Acquired (Reciprocity at March 16)
Cash	$414,481
Amounts receivable	211,452
Prepaids	8,023
Equipment	9,523
Accounts payable and accrued liabilities	(791,080)
Loan payable	(800,000)

(947,601)

Excess of purchase price over fair value of assets acquired (expensed)	7,178,582

$6,230,981

On December 1, 2021, the Company and Reciprocity were amalgamated.

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b) Acquisition of Complexity

On June 30, 2021, the Company acquired 100% of the issued and outstanding shares of Complexity, an esports organization in Texas USA. Management determined that this acquisition meets the definition of a business under IFRS 3 and therefore the transaction was accounted as a business combination. As total purchase consideration for the acquisition, the Company issued 83,328,750 common shares of the Company with an estimated fair value of $8,097,100 (CAD$10,035,546) to former shareholders of Complexity. The shares were subject to a 180-day trading hold post the closing date of June 30, 2021.

The following table summarizes the consideration for the acquisition:

Estimated fair value of shares issued	$14,955,257
Share consideration received	(6,858,157)

$8,097,100

The following table summarizes the preliminary accounting estimates of the acquisition with a purchase price of $8,097,100:

Cash	$434,392
Amounts receivable	90,624
Other current assets	708,490
Fixed assets	3,796,057
ROU asset	2,950,277
Brand name	4,244,501
Accounts payable and accrued liabilities	(487,253)
Lease Liability	(3,138,515)
Loans	(501,473)

$8,097,100

c) Acquisition of Cut+Sew

On July 27, 2021, the Company acquired 100% of the issued and outstanding shares of Cut+Sew, a privately held marketing agency operating in the sports and esports industries. Management determined that this acquisition meets the definition of a business under IFRS 3 and therefore the transaction is a business combination.

As consideration for the acquisition, the Company paid $2,385,117 (CAD$3,000,000) in cash and issued 2 million of its common shares with an estimated fair value of $191,498 (CAD$240,866). The shares were subject to a six-month trading hold following the closing date of July 27, 2021.

Additionally, certain members of Cut+Sew became entitled to receive (i) up to $970,045 (CAD$1,250,000) paid in common shares of the Company and up to $116,405 (CAD$150,000) paid in cash if Cut+Sew generates up to $1.0 million of EBITDA in the 12 months following the closing date of July 27, 2021 of the acquisition, and (ii) up to $1,715,040 (CAD$2,210,000) paid in common shares of the Company and up to $186,249 (CAD$240,000) paid in cash if Cut+Sew generates EBITDA of up to $1.5 million in the period of 12 to 24 months following the Closing date of July 27, 2021, for a maximum contingent consideration of up to $6.09 million (CAD$7.85 million) paid in cash and common shares. The estimated fair value of the contingent consideration at the date of acquisition was $52,662.

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The following table summarizes the consideration for the acquisition:

Cash	$2,385,117
Estimated fair value of shares issued	191,498
Contingent consideration - shares	52,662

$2,629,277

The following table summarizes the preliminary accounting estimates of the acquisition with a purchase price of $2,629,277:

Cash	$315,035
Amounts receivable	149,672
Prepaid expenses	4,607
Other current assets	9,000
Customer relationships	1,130,117
Brand name	1,274,387
Accounts payable and accrued liabilities	(203,435)
Deferred revenue	(50,106)

$2,629,277

During the year ended December 31, 2022, the Company revised the value of the contingent consideration, based the achievement certain of the EBITDA targets by Cut+Sew, as the Company expects to pay $260,000 in cash and issue 1,421,418 common shares of the Company with an estimated value of $131,184. The change in fair value of the contingent consideration of $338,522 is included in the statements of loss and comprehensive loss for the year ended December 31, 2022.

5. AMOUNTS RECEIVABLE

Amounts receivable balances as of December 31, 2022 and 2021 consist of:

	December 31, 2022	December 31, 2021
Trade receivables	$8,114,542	$3,047,772
HST receivable	88,874	29,090
Other receivables	127,704	8,513

Balance, end of period	$8,331,120	$3,085,375

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6. EQUIPMENT

	Equipment	Leasehold improvements	Total

Cost:

Balance, January 1, 2022	$238,988	$3,655,734	$3,894,722
Additions	31,251	-	31,251
Effect of foreign exchange	(583)	(115)	(698)

Balance, December 31, 2022	$269,656	$3,655,619	$3,925,275

Depreciation:

Balance, January 1, 2022	$27,434	$238,530	$265,964
Depreciation charge for the period	112,938	544,653	657,591
Effect of foreign exchange	(163)	-	(163)

Balance, December 31, 2022	$140,209	$783,183	$923,392

Net book value:
Balance, December 31, 2022	$129,447	$2,872,436	$3,001,883
Balance, January 1, 2022	$211,554	$3,417,204	$3,628,758

Cost:

Balance, December 1, 2020	$1,094	$-	$1,094
Acquisition of Reciprocity	9,523	-	9,523
Acquisition of Complexity	140,323	3,655,734	3,796,057
Additions	88,711	-	88,711
Transfer to assets available for sale	(633)	-	(633)
Effect of foreign exchange	(30)	-	(30)

Balance, December 31, 2021	$238,988	$3,655,734	$3,894,722

Depreciation:

Balance, December 1, 2020	$-	$-	$-
Depreciation charge for the period	27,548	238,530	266,078
Effect of foreign exchange	(114)	-	(114)

Balance, December 31, 2021	$27,434	$238,530	$265,964

Net book value:
Balance, December 31, 2021	$211,554	$3,417,204	$3,628,758
Balance, December 1, 2020	$1,094	$-	$1,094

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7. INTANGIBLES AND GOODWILL

Intangibles

The components of intangible assets as of December 31, 2022 are as follows:

	Customer relationships	Brand name	Total
Balance, November 30, 2020	$1,225,762	$595,732	$1,821,494

Acquisition of Complexity	-	4,244,501	4,244,501
Acquisition of Cut&Sew	1,130,117	1,274,387	2,404,504
Amortization	(377,612)	(661,266)	(1,038,878)
Effect of foreign exchange	22,053	(87,232)	(65,179)

Balance, December 31, 2021	$2,000,320	$5,366,122	$7,366,442

Amortization	(471,211)	(1,177,859)	(1,649,070)
Effect of foreign exchange	(109,356)	(296,756)	(406,112)
Impairment	(472,018)	(229,405)	(701,423)

Balance, December 31, 2022	$947,735	$3,662,102	$4,609,837

On June 30, 2021, the Company acquired all the outstanding shares of Complexity. The intangible assets acquired consisted of the Complexity brand name and its ties to the Dallas Cowboys. On July 27, 2021, the Company acquired all the issued and outstanding shares of Cut+Sew. The intangible assets acquired consisted of the Cut+Sew brand name and customer relationships.

The Company reviews the carrying value of its intangible assets with definite lives at each reporting period for indicators of impairment. During the year ended December 31, 2022, the Company recorded an impairment of intangible assets acquired on the acquisition of Code Red of $701,423 included in the consolidated statements of loss and comprehensive loss.

Goodwill

Changes in the carrying value of goodwill were as follows:

Balance, November 30, 2020	$1,741,696

Impairment of goodwill	(1,798,430)
Effect of foreign exchange	56,734

Balance, December 31, 2022 and 2021	$-

During the year ended December 31, 2022, the Company recorded an impairment of goodwill of $nil (thirteen months ended December 31, 2021 - $1,798,430).

8. OTHER ASSETS

Other assets consist of acquisition costs of players and security deposits. Acquisition costs of players are amortized on a straight-line basis over the players’ contract terms.

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9. ASSETS AND LIABILITIES HELD FOR SALE

(a) Biblos

During the year ended December 31, 2022, the Company entered into an agreement to sell it’s 40% share of Biblos for $125,000. The net carrying amount of the assets and liabilities related to Biblos was $78,085 at the date of disposition. As a result, the Company recorded a gain on the disposition of Biblos of $46,915, included in the consolidated statements of loss and comprehensive loss for the year ended December 31, 2022.

(b) Irati Energy Corporation (“Irati”)

Irati is a private company primarily focused on the development of its northern oil shale block located in Brazil.

On April 25, 2022, the Company sold its investment in Irati for $49,356 (CAD$62,635) or CAD$0.05 per common share of Irati.

10. INCOME TAXES

(a) Provision for income taxes:

Major items causing the Company’s effective income tax rate to differ from the combined Canadian federal and provincial statutory rate of 26.5% (2021 – 26.5%) were as follows:

	2022	2021
	$	$
(Loss) before income taxes	(18,402,079)	(21,277,081)

Expected income tax (recovery) based on statutory rate	(4,877,000)	(5,638,000)
Adjustment to expected income tax benefit:
Permanent differences	108,155	-
Change in benefit of tax assets not recognized	4,464,476	5,559,269
Income tax provision (recovery)	(304,369)	(78,731)

(b) Deferred Income Taxes

Income tax expense comprises current and deferred tax. It is recognized in the consolidated statement of profits and losses except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income. Interest and penalties related to income taxes, including uncertain tax treatments, are accounted for under IAS 12 – IFRIC 23. Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustments to the tax payable or receivable with respect to previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends. Current tax assets and liabilities are offset only if certain criteria are met.

Deferred tax is recognized with respect to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:

●	Temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;
●	Temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that the Company is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and
●	Taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for individual subsidiaries in the Company. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profit improves.

F-55

10. INCOME TAXES (continued)

(b) Deferred Income Taxes (continued)

Deferred income tax liabilities have been recognized in respect of the following:

	2022	2021
Deferred income tax liabilities:	$	$
Intangibles	55,096	274,458

Net deferred income tax liability	55,096	274,458

Deferred income tax assets have not been recognized in respect of the following deductible temporary differences:

	2022	2021
	$	$
Non-capital loss carry-forwards	7,247,531	5,282,822

Total	7,247,531	5,282,822

Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available against which the Company can use the benefits. Certain tax pools and balances may be restricted given the change in business.

The non-capital losses for Canadian income tax purposes of approximately $4,075,259 as of December 31, 2022 (2021 - $2,809,654), expire in 2042. The Company also has non-capital losses for foreign income tax purposes of approximately $3,172,272 as of December 31, 2022 (2021 - $2,473,168).

11. LOAN AND CREDIT FACILITY PAYABLE

(a) Loan

The Company’s loan payable bore an interest rate of 20% per annum and had a maturity date of February 13, 2021 which was one year from the date of issuance. On May 18, 2021, the loan was amended to reduce the interest rate to 10% per annum and extend the maturity date to March 31, 2022. During the year ending December 31, 2022, the Company accrued an interest expense of $29,309 (thirteen months ended December 31, 2021 - $24,976) and repaid principal and interest of $149,442 (thirteen months ended December 31, 2021 - $454,842). As of December 31, 2022, the principal and accrued interest were carried at $nil (December 31, 2021 - $120,133).

(b) Credit Facility

On June 30, 2022, the Company entered into an agreement for a US$5 million credit facility (the “Facility”) for a one-year term with Goff & Jones Lending Co, LLC., a related party to the Company. The Facility matures on June 30, 2023 (the “Maturity Date”). The Company may, by written notice to the lender, extend the Maturity Date by one year from the date of the then applicable Maturity Date; provided that any such request is made no more than 90 days or less than 45 days, prior to the then applicable Maturity Date. Interest accrues on the outstanding principal amount of the Facility from and including the date of the advance of funds, as well as on all overdue amounts outstanding in respect of interest, costs or other fees, expenses or other amounts payable under the Facility, at an interest rate, calculated and payable in arrears on (i) the last business day of each calendar month, (ii) the date of any prepayment of all or any portion of the principal amount of the Facility, and (iii) the Maturity Date (each, an “Interest Payment Date”), as well as after each of maturity, default and judgment. The Facility bears interest based on the sum of the SOFR published for the second U.S. Government Securities Business Day prior to the end of the period ending on an Interest Payment Date. The Facility provides for the issuance of warrants to the lender on the date of signing of the Facility and with respect to each draw down on the Facility. During the year ended December 31, 2022, the Company drew down $750,000 on the credit facility and accrued a $50,000 structuring fee and $2,328 in interest. In addition, the Company issued 5,277,462 warrants under the terms of the Facility during the year ended December 31, 2022 (see Note 15). As of December 31, 2022, the principal and accrued interest were carried at $802,328.

F-56

12. LEASE

On June 30, 2021, the Company acquired Complexity (see Note 4(b)). Complexity leases a building in Frisco, Texas. The lease commenced on April 9, 2019 and expires in April 2029. The lease had a carrying amount of $2,950,277 at the date of acquisition of Complexity. The amortization charge during the period was $376,631 (thirteen months ended December 31, 2021 - $188,316).

The lease liability is measured at the present value of the lease payments that are not paid at the statement of financial position date. Lease payments are apportioned between interest expenses and a reduction of the lease liability using the Company’s incremental borrowing rate to achieve a constant rate of interest on the remaining balances of the liabilities. For the year ended December 31, 2022, the Company recognized $233,793 (thirteen months ended December 31, 2021 - $125,892) in interest expense related to its lease liabilities.

A reconciliation of the lease liabilities for the year ended December 31, 2022 is as follows:

	Year ended December 31, 2022	Thirteen months ended December 31, 2021

Balance, beginning of period	$3,000,031	$-
Acquisition of Complexity	-	3,138,515
Cash outflows	(535,147)	(264,376)
Finance costs	233,793	125,892

	$2,698,677	$3,000,031

	December 31, 2022	December 31, 2021

Lease Liability - current	$336,229	$301,355
Lease Liability - non-current	2,362,448	2,698,676

	$2,698,677	$3,000,031

Future minimum payments due under the Company’s operating leases are as follows:

Year ended December 31	Operating Lease Payment

2023	$543,676
2024	545,808
2025	545,808
2026	545,808
Thereafter	1,273,552

Total Lease Payments	3,454,652
Less Imputed Interest	(755,975)

Total	2,698,677
Less: current portion	(336,229)

Lease Liability, Net of Current Portion	$2,362,448

F-57

13. CAPITAL STOCK

a) Authorized

The authorized share capital of the Company, which has no par value, is comprised of the following:

(i)	Unlimited common shares – common shares shall be convertible at the option of the holder into proportionate voting shares on the basis of 100 common shares per 1 proportionate voting share.
(ii)	Unlimited Proportionate Voting Shares (“PVS”) – each PVS shall be convertible at the option of the holder into common shares at a ratio of 100 common shares per PVS. Each PVS is entitled to 100 votes per PVS at shareholder meetings of the Company.

b) Share Capital

	Number of Proportionate Voting Shares	Number of common shares	Amount

Balance as of November 30, 2020	-	51,928,911	$4,764,970

Shares issued on acquisition of Reciprocity (Note 4(a))	-	43,749,996	5,897,614
Shares issued on acquisition of NextGen (Note 4(b))	-	83,328,750	8,097,100
Shares issued on acquisition of Cut&Sew (Note 4(c))	-	2,000,000	191,498
Private placements	-	61,581,477	18,344,487
Share issue costs	-		(1,689,245)
Options exercised	-	312,766	119,705
RSUs exercised	-	1,000,000	317,371
Warrants exercised	-	480,000	174,616

Balance as of December 31, 2021	-	244,381,900	$36,218,116

Private placements	-	59,855,285	6,162,534
Share issue costs	-	-	(64,834)
RSUs exercised	-	3,304,281	1,059,342
Conversion from Common to Proportionate Voting Shares	150,000	(15,000,000)	-

Balance as of December 31, 2022	150,000	292,541,466	$43,375,158

On February 19, 2021, the Company closed a non-brokered private placement financing of 2,381,477 units at a price of CAD$0.42 per Unit for gross proceeds of $792,945 (CAD$1,000,220) (the “Offering”). Each Unit consists of one common share of the Company and one-half of one common share purchase warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to acquire one additional common share at an exercise price of CAD$0.60 for a period of 36 months from issuance. In connection with the financing, the Company paid finder’s fees of $1,165 (CAD$1,470) and issued 166,703 finder warrants. Each finder warrant entitles the holder to acquire one Common Share at a price of CAD$0.60 per Common Share for a period of 36 months following issuance. The gross proceeds were prorated to common shares and warrants based on their relative fair values. See Note 15.

F-58

On March 4, 2021, the Company closed a bought deal private placement financing and upsize led by Canaccord Genuity Corp., on behalf of a syndicate of underwriters (collectively, the “Underwriters”) issuing 16,700,000 units of the Company for gross proceeds of $5,550,368 (CAD$7,014,000). Each Unit consists of one common share of the Company and one-half of one common share purchase warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one Common Share at an exercise price of CAD$0.60 for a period of 36 months from the closing date of the offering, subject to a Warrant acceleration right exercisable by the Company if, at any time following the date that is four months and one day from the date of the closing of the Offering, the daily volume weighted average trading price of the Company’s common shares on the Canadian Securities Exchange is greater than CAD$1.00 for the preceding five consecutive trading days.

As consideration for their services with respect to the Offering, the Underwriters received fees of $395,664 (CAD$500,000), a cash commission of $388,526 (CAD$490,980) and 1,169,000 warrants of the Company (the “Broker Warrants”), exercisable for a period of 36 months following the closing date, to acquire 1,169,000 Units of the Company. Each Unit consists of one common share of the Company and one half of one common share purchase warrant. Each warrant is exercisable to purchase one common share of the Company at an exercise price of CAD$0.60 per common share for a period of 36 months from the Escrow Release Date. In addition, the Company incurred legal and other expenses totaling $126,970 (CAD$159,995) in connection with the Offering.

On March 24, 2021, 212,766 options with exercise prices of CAD$0.47 were exercised for gross proceeds of $79,624 (CAD$100,000).

On July 6, 2021, 1,000,000 shares were issued on the exercise of RSUs (see Note 13(b).

On July 22, 2021, the Company closed a bought deal private placement offering led by Canaccord Genuity Corp. acted as lead underwriter on behalf of a syndicate of underwriters, issuing 21,250,000 units of the Company at a price of CAD$0.40 per unit for gross proceeds of $6,763,747 (CAD$8.5 million). Each Unit consists of one common share of the Company and one half of one purchase warrant. Each Warrant is exercisable for one common share at an exercise price of CAD$0.60 per common share for a period of 24 months from the closing date of the offering, subject to the Warrant Acceleration Right (as defined below). If, at any time following the closing of the offering, the daily volume weighted average trading price of the common shares on the Canadian Securities Exchange is greater than CAD$1.00 per common share for the preceding 10 consecutive trading days, the Company shall have the right to accelerate the expiry date of the Warrants to a date that is at least 30 trading days following the date of such written notice and press release (the “Warrant Acceleration Right”).

On July 22, 2021, the Company also closed a concurrent non-brokered private placement whereby the Jones family and the Goff family subscribed for an additional 21,250,000 units of the Company for gross proceeds of $6,763,746 (CAD$8.5 million) on the same terms as those in the bought deal private placement offering.

As consideration for the services rendered by the Underwriters in connection with the Offering, the Company has (i) paid the Underwriters a cash commission of $473,462 (CAD$595,000), and (ii) issued an aggregate of 1,487,500 broker warrants. Each broker warrant is exercisable into that number of Units at an exercise price of CAD$0.40 for a period of 36 months from the closing date. In addition, the Company incurred legal and other expenses totaling $141,936 in connection with the Offering.

On May 30, 2022, the Company closed the first tranche of a non-brokered private placement. The Company issued 20,040,429 common shares of the Company at a price of CAD$0.14 per common share for gross proceeds of $2,215,811 (CAD$2,805,660). The Company incurred legal and other expenses totaling $38,063 in connection with the private placement.

On June 23, 2022, 15,000,000 common shares were converted into 150,000 PVS.

F-59

On July 20, 2022, the Company closed the second tranche of a non-brokered private placement. The Company issued 926,285 common shares of the Company at a price of CAD$0.14 per common share for gross proceeds of $100,652 (CAD$129,680).

On August 11, 2022, the Company closed the third tranche of a non-brokered private placement. The Company issued 8,988,571 common shares of the Company at a price of CAD$0.14 per common share for gross proceeds of $986,748 (CAD$1,258,400). The Company incurred legal and other expenses totaling $42,822 in connection with the private placement.

On September 30, 2022, the Company closed a non-brokered private placement financing of 29,900,000 units at a price of CAD$0.14 per unit for gross proceeds of $3,000,000 (CAD$4,186,000). Each unit consists of one common share of the Company and 0.20 of one common share purchase warrant. Each whole warrant entitles the holder thereof to acquire one additional common share at an exercise price of CAD$0.20 commencing on September 30, 2023 and expiring on September 30, 2027. The gross proceeds were prorated to common shares and warrants based on their relative fair values. See Note 15. The Company incurred legal and other expenses totaling $22,012 in connection with the private placement.

During the year ended December 31, 2022, 3,304,281 shares were issued on the exercise of RSUs (see Note 14(b).

14. SHARE BASED PAYMENTS

a) Options

The Company has granted options for the purchase of common shares to its directors, consultants, employees and officers. The aggregate number of shares that may be issuable pursuant to options granted under the Company’s stock option plan (the “Option Plan”) will not exceed 10% of the issued common shares of the Company at the date of grant. No more than 5% of the issued shares of the Company may be granted to any one optionee. The options are non-transferable and non-assignable and may be granted for a term not exceeding five years. The exercise price of the options may not be less than the greater of CAD$0.05 and the market price, subject to all applicable regulatory requirements.

The following is a summary of stock options outstanding on December 31, 2022 and 2021 and changes during the periods then ended.

	Number of stock options	Weighted average exercise price (CAD$)
Balance, November 30, 2020	2,185,344	$0.46

Granted	14,509,241	0.45
Issued on acquisition of Reciprocity	3,000,000	0.40
Exercised	(312,766)	0.34

Balance as of December 31, 2021	19,381,819	$0.45

Granted	4,600,000	0.32
Cancelled	(1,775,861)	0.46

Balance as of December 31, 2022	22,205,958	$0.42

F-60

Information relating to share options outstanding as of December 31, 2022 is as follows:

Exercise price (CAD$)	Options outstanding	Options exercisable	Expiry date	Weighted average grant date fair value vested	Weighted average remaining life in years
$0.40	3,000,000	3,000,000	16 March 2023	333,367	0.21
$0.61	34,483	34,483	01 October 2023	1,816	0.75
$0.41	350,000	350,000	28 April 2024	42,771	1.33
$0.48	925,000	925,000	25 November 2025	252,521	2.90
$0.44	2,000,000	1,750,000	22 January 2026	282,533	3.06
$0.50	250,000	250,000	24 February 2026	43,985	3.15
$0.47	500,000	437,500	02 March 2026	83,624	3.17
$0.44	1,000,000	1,000,000	16 March 2026	155,354	3.21
$0.47	1,100,000	850,000	28 April 2026	131,287	3.33
$0.51	2,300,000	2,300,000	05 July 2026	392,038	3.51
$0.44	6,396,475	3,228,935	21 September 2026	727,528	3.73
$0.35	200,000	50,000	16 February 2027	7,619	4.13
$0.35	1,150,000	-	01 March 2027	22,711	4.17
$0.35	950,000	450,000	24 March 2027	12,611	4.23
$0.18	1,287,500	-	31 August 2027	18,029	4.67
$0.20	312,500	312,500	31 August 2027	16,348	4.67
$0.13	250,000	-	14 September 2027	2,339	4.71
$0.20	200,000	-	21 November 2027	534	4.89

Total	22,205,958	14,938,418		$2,527,015	3.17

On January 22, 2021, the Company granted 2,000,000 options to the Chief Executive Officer of the Company. The options vest in equal quarterly instalments over a two-year period. Each option is exercisable at a price of CAD$0.44 per common share and expire January 22, 2026. The fair market value of the options of $283,601 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of CAD$0.44 based on the closing price of the Company’s shares on January 21, 2021, risk free rate of 0.44%, expected volatility of 52.7%, an estimated life of 5 years and an expected dividend yield of 0%. The fair value of the options is amortized over the vesting period. During the year ended December 31, 2022, the Company expensed $58,160 in share-based compensation related to the vesting of these options.

On February 24, 2021, the Company granted 500,000 options to consultants of the Company. The options vest in quarterly instalments over one year. Each option is exercisable at a price of CAD$0.50 per common share and expire February 19, 2026. The fair market value of the options of $87,969 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of $0.50 based on the closing price of the Company’s shares on February 23, 2021, risk free rate of 0.73%, expected volatility of 52.9%, an estimated life of 5 years and an expected dividend yield of 0%. The fair value of the options is amortized over the vesting period.

On March 2, 2021, the Company granted 550,000 options to consultants of the Company. 50,000 of the options vest immediately and 500,000 vest in quarterly instalments over two years. Each option is exercisable at a price of CAD$0.47 per common share and expire March 2, 2026. The fair market value of the options of $92,957 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of CAD$0.47 based on the closing price of the Company’s shares on March 1, 2021, risk free rate of 0.78%, expected volatility of 52.6%, an estimated life of 5 years and an expected dividend yield of 0%. The fair value of the options is amortized over the vesting period.

F-61

On March 16, 2021, the Company completed the acquisition of Reciprocity (Note 4(a)) and issued 3,000,000 replacement options for Reciprocity options outstanding immediately prior to the transaction. The options are exercisable for one common share of the Company at an exercise price of $0.40 per common share for period of two years from the date of grant. The fair market value of the options of $333,367 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of CAD$0.44 based on the closing price of the Company’s shares on March 15, 2021, risk free rate of 0.31%, expected volatility of 50.1%, based on the historical volatility of comparable companies, an estimated life of 2 years and an expected dividend yield of 0%.

On March 16, 2021, the Company granted 1,000,000 options to a consultant of the Company. The options vest in quarterly instalments over one year. Each option is exercisable at a price of CAD$0.44 per common share and expire March 16, 2026. The fair market value of the options of $155,354 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of CAD$0.44 based on the closing price of the Company’s shares on March 15, 2021, risk free rate of 1.03%, expected volatility of 50.1%, an estimated life of 5 years and an expected dividend yield of 0%. The fair value of the options is amortized over the vesting period. During the year ended December 31, 2022, the Company expensed $7,980 in share-based compensation related to the vesting of these options.

On March 18, 2021, the Company granted 212,766 options to consultants of the Company. The options vested immediately. Each option is exercisable at a price of CAD$0.47 per common share and expire March 18, 2026. The fair market value of the options of $34,038 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of CAD$0.46 based on the closing price of the Company’s shares on March 16, 2021, risk free rate of 1.01%, expected volatility of 50.1%, an estimated life of 5 years and an expected dividend yield of 0%.

On April 9, 2021, the Company granted 100,000 options to consultants of the Company. The options vest in quarterly instalments over one year. Each option was exercisable at a price of CAD$0.43 per common share and expire April 8, 2026. The fair market value of the options of $14,083 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of CAD$0.43 based on the closing price of the Company’s shares on April 8, 2021, risk free rate of 0.95%, expected volatility of 46.5%, an estimated life of 5 years and an expected dividend yield of 0%. The fair value of the options was amortized over the vesting period.

On April 28, 2021, the Company granted 1,100,000 options to consultants of the Company. 1,000,000 of the options vest in quarterly instalments over two years and 100,000 vest in quarterly instalments over one year. Each option is exercisable at a price of CAD$0.47 per common share and expire April 28, 2026. The fair market value of the options of $134,423 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of CAD$0.40 based on the closing price of the Company’s shares on April 27, 2021, risk free rate of 0.93%, expected volatility of 46.3%, an estimated life of 5 years and an expected dividend yield of 0%. The fair value of the options is amortized over the vesting period. During the year ended December 31, 2022, the Company expensed $39,534 in share-based compensation related to the vesting of these options.

On April 28, 2021, the Company granted 350,000 options to a consultant of the Company. The options vest in quarterly instalments over one year. Each option is exercisable at a price of CAD$0.47 per common share and expire April 28, 2024. The fair market value of the options of $42,772 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of $0.40 based on the closing price of the Company’s shares on April 27, 2021, risk free rate of 0.48%, expected volatility of 46.3%, an estimated life of 3 years and an expected dividend yield of 0%. The fair value of the options is amortized over the vesting period. During the year ended December 31, 2022, the Company expensed $4,546 in share-based compensation related to the vesting of these options.

On July 5, 2021, the Company granted 2,300,000 options to a consultant of the Company. Half of the of the options vested immediately and half of the options vested in equal monthly tranches over a six-month period commencing July 30, 2021. Each option is exercisable at a price of CAD$0.51 per common share and expire July 5, 2026. The fair market value of the options of $392,038 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of CAD$0.51 based on the closing price of the Company’s shares on July 5, 2021, risk free rate of 0.99%, expected volatility of 46.6%, an estimated life of 5 years and an expected dividend yield of 0%. The fair value of the options was amortized over the vesting period.

F-62

On September 20, 2021, the Company granted 6,396,475 options to officers, directors and consultants of the Company. 200,000 of the options vest in two equal instalments on March 13, 2022 and September 13, 2022, 450,000 of the options vest on March 13, 2022, 100,000 of the options vest on September 13, 2022, 145,000 options vest on December 31, 2021, 500,000 of the options vest in four equal instalments of 125,000 every six months starting on March 13, 2022 and 5,001,475 of the options vest in 35 monthly instalments of 138,929 starting on October 20, 2021 and the remaining 138,960 vesting on September 20, 2024. Each option is exercisable at a price of CAD$0.435 per common share and expire September 21, 2026. The fair market value of the options of $887,200 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of CAD$0.435 based on the closing price of the Company’s shares on September 17, 2021, risk free rate of 0.85%, expected volatility of 46.4%, an estimated life of 5 years and an expected dividend yield of 0%. The fair value of the options is amortized over the vesting period. During the year ended December 31, 2022, the Company expensed $424,731 in share-based compensation related to the vesting of these options.

On February 15, 2022, the Company granted 200,000 options to a consultant of the Company. The options vest on February 15, 2023. Each option is exercisable at a price of CAD$0.35 per common share and expire February 16, 2027. The fair market value of the options of $10,541 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of CAD$0.23 based on the closing price of the Company’s shares on February 14, 2022, risk free rate of 1.82%, expected volatility of 46.92%, an estimated life of 5 years and an expected dividend yield of 0%. The fair value of the options is amortized over the vesting period. During the year ended December 31, 2022, the Company expensed $7,619 in share-based compensation related to the vesting of these options.

On February 28, 2022, the Company granted 1,400,000 options to consultants of the Company. The options vest on March 1, 2023. Each option is exercisable at a price of CAD$0.35 per common share and expire March 1, 2027. The fair market value of the options of $43,204 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of CAD$0.19 based on the closing price of the Company’s shares on February 27, 2022, risk free rate of 1.64%, expected volatility of 46.95%, an estimated life of 5 years and an expected dividend yield of 0%. The fair value of the options is amortized over the vesting period. During the year ended December 31, 2022, the Company expensed $16,025 in share-based compensation related to the vesting of these options.

On March 23, 2022, the Company granted 950,000 options to a consultant of the Company. 150,000 options vested on the date of grant with the remaining options vesting in 8 equal instalments every three months starting June 23, 2022. Each option is exercisable at a price of CAD$0.35 per common share and expire March 24, 2027. The fair market value of the options of $16,548 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of CAD$0.13 based on the closing price of the Company’s shares on March 22, 2022, risk free rate of 2.2%, expected volatility of 46.92%, an estimated life of 5 years and an expected dividend yield of 0%. The fair value of the options is amortized over the vesting period. During the year ended December 31, 2022, the Company expensed $12,611 in share-based compensation related to the vesting of these options.

On August 31, 2022, the Company granted 1,287,500 options to employees and consultants of the Company. 643,750 options vest on August 31, 2023 and 643,750 options vest on August 31, 2024. Each option is exercisable at a price of CAD$0.18 per common share and expire August 31, 2027. The fair market value of the options of $71,952 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of CAD$0.16 based on the closing price of the Company’s shares on August 30, 2022, risk free rate of 3.34%, expected volatility of 52.68%, an estimated life of 5 years and an expected dividend yield of 0%. The fair value of the options is amortized over the vesting period. During the year ended December 31, 2022, the Company expensed $18,029 in share-based compensation related to the vesting of these options.

F-63

On August 31, 2022, the Company granted 312,500 options to employees and consultants of the Company. The options vested immediately on the date of grant. Each option is exercisable at a price of CAD$0.20 per common share and expire August 31, 2027. The fair market value of the options of $16,348 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of CAD$0.16 based on the closing price of the Company’s shares on August 30, 2022, risk free rate of 3.34%, expected volatility of 52.68%, an estimated life of 5 years and an expected dividend yield of 0%. The fair value of the options is amortized over the vesting period. During the year ended December 31, 2022, the Company expensed $16,348 in share-based compensation related to the vesting of these options.

On September 14, 2022, the Company granted 250,000 options to the COO of the Company. 125,000 of the options vest on September 14, 2023 and 125,000 options vest on September 14, 2024. Each option is exercisable at a price of CAD$0.13 per common share and expire September 14, 2027. The fair market value of the options of $10,547 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of CAD$0.12 based on the closing price of the Company’s shares on September 13, 2022, risk free rate of 3.39%, expected volatility of 51.81%, an estimated life of 5 years and an expected dividend yield of 0%. The fair value of the options is amortized over the vesting period. During the year ended December 31, 2022, the Company expensed $2,339 in share-based compensation related to the vesting of these options.

On November 21, 2022, the Company granted 600,000 options to directors of the Company. the options vest on March 1, 2023. Each option is exercisable at a price of CAD$0.35 per common share and expire March 1, 2027. The fair market value of the options of $16,716 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of CAD$0.19 based on the closing price of the Company’s shares on February 25, 2022, risk free rate of 1.64%, expected volatility of 44.92%, an estimated life of 4.3 years and an expected dividend yield of 0%. The fair value of the options is amortized over the vesting period. During the year ended December 31, 2022, the Company expensed $6,686 in share-based compensation related to the vesting of these options.

On November 21, 2022, the Company granted 200,000 options to employees of the Company. 100,000 of the options vest on November 21, 2023 and 100,000 of the options vest on November 21, 2024. Each option is exercisable at a price of CAD$0.20 per common share and expire November 21, 2027. The fair market value of the options of $6,510 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of CAD$0.11 based on the closing price of the Company’s shares on November 18, 2022, risk free rate of 3.26%, expected volatility of 65.34%, an estimated life of 5 years and an expected dividend yield of 0%. The fair value of the options is amortized over the vesting period. During the year ended December 31, 2022, the Company expensed $535 in share-based compensation related to the vesting of these options.

During the year ended December 31, 2022, 1,775,861 options with weighted average exercise prices of CAD$0.46, expired, unexercised.

b) Restricted share units (“RSU”)

On June 4, 2021, the Company adopted a restricted share unit (“RSU”) plan (the “RSU Plan”). The Plan provides for the grant of RSUs to employees, officers or directors of the Company and allows the Company the ability to issue on common share from treasury for each RSU held on the vesting date as determined by the board on the date of grant. The aggregate number of shares that may be issuable pursuant to RSUs granted under the Company’s RSU Plan together with the Option plan will not exceed 10% of the issued common shares of the Company at the date of grant. The number of shares to be reserved for issue under the RSU Plan together with shares reserved for issuance under the Option Plan to any one person within a twelve-month period may not exceed 5% of the number of shares issued and outstanding.

On June 4, 2021, the Company granted 2,000,000 RSUs to the Company’s Chief Executive Officer. 1,000,000 of the RSUs vested immediately and 1,000,000 of the RSUs vested 12 months following the date of grant. The estimated fair value of the RSUs on the date of grant is amortized over the vesting periods. During the year ended December 31, 2022, the Company recognized an expense of $150,389. On July 6, 2021, 1,000,000 of the RSUs were exercised for 1, 000,000 common shares of the Company and on July 26, 2022 the remaining 1,000,000 of the RSUs were exercised for 1,000,000 common shares of the Company.

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On July 26, 2021, the Company granted 1,575,000 RSUs to key management of Complexity. Half of the RSUs vested on June 30, 2022 and half vest on June 30, 2023. The estimated fair value of the RSUs on the date of grant is amortized over the vesting periods. During the year ended December 31, 2022, the Company recognized an expense of $261,052. On July 15, 2022, 196,875 of the RSUs were exercised for 196,875 common shares of the Company and on July 26, 2022, 590,625 of the RSUs were exercised for 590,625 common shares of the Company.

On September 20, 2021, the Company granted 2,667,158 RSUs according to the terms of a talent agreement with a consultant of Complexity. 1,000,000 of the RSUs vested on the date of grant, 1,620,815 of the RSUs vest in thirty-five equal instalments of 46,309 per month starting on October 20, 2021 and the remaining 46,343 vest on September 20, 2024. The estimated fair value of the RSUs on the date of grant is amortized over the vesting periods. During the year ended December 31, 2022, the Company recognized an expense of $271,589. On July 26, 2022, 1,416,781 of the RSUs were exercised for 1,416,781 common shares of the Company.

On February 15, 2022, the Company granted 200,000 RSUs to a consultant of the Company. The RSUs vest on February 15, 2023. The estimated fair value of the RSUs on the date of grant is amortized over the vesting periods. During the year ended December 31, 2022, the Company recognized an expense of $25,528.

On March 23, 2022, the Company granted 800,000 RSUs to a consultant of the Company. The RSUs vest in 8 equal instalments every three months starting June 24, 2022. The estimated fair value of the RSUs on the date of grant is amortized over the vesting periods. During the year ended December 31, 2022, the Company recognized an expense of $57,014. On July 26, 2022, 100,000 of the RSUs were exercised for 100,000 common shares of the Company.

On August 31, 2022, the Company granted 1,250,000 RSUs to an employee of the Company. The RSU will vest on the date on which the Company’s common shares start trading on the New York Stock Exchange (“NYSE”) or NASDAQ if such date occurs prior to November 30, 2024. The estimated fair value of the RSUs on the date of grant is amortized over the vesting period. During the year ended December 31, 2022, the Company recognized an expense of $87,372.

On December 31, 2022, the Company granted 2,000,000 RSUs to the CEO of the Company. The RSUs vested immediately on the date of grant. The estimated fair value of the RSUs on the date of grant is amortized over the vesting period. During the year ended December 31, 2022, the Company recognized an expense of $124,633.

During the year ended December 31, 2022, 3,304,281 vested RSUs were exchanged for common shares of the Company. As of December 31, 2022, 6,187,877 RSUs were outstanding, of which 2,527,854 were vested.

15. WARRANTS

The following is a summary of warrants outstanding on December 31, 2022 and 2021 and changes during the periods then ended.

	Number of warrants	Weighted average exercise prices (CAD$)	Grant date fair value
Balance, November 30, 2020	13,052,900	$0.54	$622,155

Private placements	30,790,738	0.60	1,526,319
Broker warrants issued	2,823,203	0.49	161,883
Warrants exercised	(480,000)	0.40	(22,873)
Balance, December 31, 2021	46,186,841	$0.49	$2,287,484

Private placements	6,000,000	$0.20	140,677
Warrants issued for credit facility	5,277,462	0.14	96,359
Warrants expired	(12,572,900)	0.40	(599,282)
Balance, December 31, 2022	44,891,403	$0.49	$1,925,238

F-65

In connection with the private placement on February 19, 2021 (Note 13(b)), 1,190,738 warrants were issued. Each warrant entitles the holder to purchase one common share of the Company at a price of $0.60 until February 19, 2024. The fair value of the warrants of $86,785, was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: share price of CAD$0.34, expected dividend yield of 0%, expected volatility of 52.8%, based on the historical volatility of comparable companies, a risk-free interest rate of 0.30% and an expected life of 3 years. In addition, the Company issued 166,703 broker warrants in connection with the financing. The fair value of the broker warrants of $10,570 was estimated using the Black-Scholes option pricing model with the same weighted average assumptions.

In connection with the bought deal private placement on March 4, 2021 (Note 13(b)), 8,350,000 warrants were issued. Each warrant entitles the holder to purchase one common share of the Company at a price of CAD$0.60 until March 4, 2024. The fair value of the warrants of $607,635, was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: share price of CAD$0.42, expected dividend yield of 0%, expected volatility of 52.6%, based on the historical volatility of comparable companies, a risk-free interest rate of 0.48% and an expected life of 3 years. In addition, the Company issued 1,169,000 broker warrants in connection with the financing. The fair value of the broker warrants of $73,969 was estimated using the Black-Scholes option pricing model with the same weighted average assumptions.

In connection with the bought deal private placement on July 22, 2021 (Note 13(b)), 21,250,000 warrants were issued. Each warrant entitles the holder to purchase one common share of the Company at a price of CAD$0.20 until July 22, 2023. The fair value of the warrants of $832,169, was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: share price of CAD$0.40, expected dividend yield of 0%, expected volatility of 46.6%, based on the historical volatility of comparable companies, a risk-free interest rate of 0.45% and an expected life of 2 years. In addition, the Company issued 1,487,500 broker warrants with exercise prices of CAD$0.40 in connection with the financing. The fair value of the broker warrants of $77,374 was estimated using the Black-Scholes option pricing model with the same weighted average assumptions.

On June 30, 2022, 4,494,286 warrants were issued in connection with a credit facility (Note 11). Each warrant entitles the holder to purchase one common share of the Company at a price of CAD$0.14 until June 30, 2024. The fair value of the warrants was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: share price of CAD$0.105, expected dividend yield of 0%, expected volatility of 48.06%, based on the historical volatility of comparable companies, a risk-free interest rate of 3.1% and an expected life of 2 years. The estimated fair value of the warrants of $69,215 is included in interest and financing fees in the consolidated statements of loss and comprehensive loss.

In connection with the private placement on September 30, 2022 (Note 13(b)), 6,000,000 warrants were issued. Each warrant entitles the holder to purchase one common share of the Company at a price of $0.20 commencing on September 30, 2023 until September 30, 2027. The fair value of the warrants of $140,677, was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: share price of CAD$0.09, expected dividend yield of 0%, expected volatility of 64.69%, based on the historical volatility of comparable companies, a risk-free interest rate of 3.32% and an expected life of 5 years.

On December 23, 2022, 783,176 warrants were issued in connection with a draw down on a credit facility (Note 11). Each warrant entitles the holder to purchase one common share of the Company at a price of CAD$0.13 until June 30, 2024. The fair value of the warrants was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: share price of CAD$0.125, expected dividend yield of 0%, expected volatility of 78.29%, based on the historical volatility of comparable companies, a risk-free interest rate of 3.9% and an expected life of 1.5 years. The estimated fair value of the warrants of $27,144 is included in interest and financing fees in the consolidated statements of loss and comprehensive loss.

F-66

During the year ended December 31, 2022, 12,572,900 warrants, with exercise prices of CAD$0.40, expired, unexercised.

On December 31, 2022, outstanding warrants to acquire common shares of the Company were as follows:

Exercise price (CAD$)	Number of warrants	Expiry date	Weighted average remaining life in years
$0.60	21,250,000	22 July 2023	0.56
$0.60	1,357,441	19 February 2024	1.14
$0.60	9,519,000	04 March 2024	1.18
$0.14	4,494,286	30 June 2024	1.50
$0.13	783,176	30 June 2024	1.50
$0.40	1,487,500	22 July 2024	1.56
$0.20	6,000,000	30 September 2027	4.75

Total	44,891,403		1.41

16. NON-CONTROLLING INTEREST

On March 16, 2021, the Company acquired all the issued and outstanding common shares of Reciprocity (see Note 4(a)) which held a 40% interest in Biblos. During the year ended December 31, 2022, the Company entered into an agreement to sell it’s 40% interest in Biblos (see Note 9).

The following summarizes the changes in non-controlling interest in Biblos for the year ended December 31, 2022:

Balance, December 1, 2020	$-
Non-controlling interest acquired on acquisition of Reciprocity	(57,745)
Share of profit for the period	(32,729)

Balance, December 31, 2021	$(90,474)
Share of profit for the period	13,718
Non-controlling interest on sale of Biblos	76,756

Balance, December 31, 2022	$-

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17. RELATED PARTY TRANSACTIONS

Key management personnel compensation:

	Year ended December 31, 2022	Thirteen months ended December 31, 2021
Short term employee benefits	$1,088,077	$1,138,250
Share-based payments	386,370	783,644
Short term employee benefits	$1,474,447	$1,921,894

The Company recorded $386,370 in share-based compensation related to the vesting of options and RSUs granted during the year ended December 31, 2022 and the 13 months ended December 31, 2021 (see Notes 14(a) and (b)).

Other related party transactions:

Included in accounts payable and accrued liabilities on December 31, 2022 is $152,097 (December 31 - $178,244) owed to the chairman of the board of directors of the Company. This amount is due on demand, unsecured, and non-interest bearing.

On June 30, 2022, the Company entered into an agreement for a US$5 million credit facility (the “Facility”) for a one-year term with Goff & Jones Lending Co, LLC., a related party to the Company by virtue of one of its directors. The Facility matures on June 30, 2023 (the “Maturity Date”). During the year ended December 31, 2022, the Company drew down $750,000 on the credit facility and accrued a $50,000 structuring fee and $2,328 in interest. In addition, the Company issued 5,277,462 warrants under the terms of the Facility during the year ended December 31, 2022 (see Note 15). As of December 31, 2022, the principal and accrued interest were carried at $802,328.

See Notes 11 and 21.

18. NET LOSS PER SHARE

The number of shares used to calculate the diluted net loss per share for the year ended December 31, 2022 included the weighted average number of the Company’s common shares outstanding of 269,072,371 (for the thirteen months ended December 31, 2021 – 156,258,509), plus nil shares related to the dilutive effect of the conversion of stock options and warrants as they would be anti-dilutive.

19. CAPITAL MANAGEMENT

The Company’s primary objective with respect to its capital management is to ensure that it has sufficient cash resources to fund the identification and evaluation of potential acquisitions. To secure the additional capital necessary to pursue these plans, the Company may attempt to raise additional funds through the issuance of equity or by securing strategic partners. The outcome of these activities is uncertain. The Company’s capital management objectives, policies and processes have remained unchanged during the year ended December 31, 2022 and the thirteen months ended December 31, 2021.

The Company is not subject to any capital requirements imposed by a lending institution or regulatory body.

20. FINANCIAL INSTRUMENTS & FINANCIAL RISK MANAGEMENT

The fair value of the Company’s cash, amounts receivable, accounts payable and accrued liabilities and credit facility approximate carrying value, due to their short-term nature and in consideration of impairments and allowances recorded.

The Company’s financial instruments are exposed to certain financial risks including credit risk, liquidity risk, interest rate risk, price risk and currency risk.

F-68

Credit risk

Credit risk is the risk of an unexpected loss if a customer or a third party to a financial instrument fails to meet its contractual obligations.

The Company is subject to credit risk on its cash and amounts receivable. The carrying amount of amounts receivable represents the maximum credit exposure and reflects management’s assessment of the credit risk associated with these parties. The Company’s cash and deposits are held with major financial institutions.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due.

The Company manages liquidity risk through its capital management as outlined in Note 19.

The Company has planning, budgeting and forecasting processes to help determine its funding requirements to meet various contractual and other obligations. The Company maintained a cash balance as of December 31, 2022 of $977,413 (December 31, 2021 - $6,028,232) in order to settle current liabilities. Most of the Company’s short-term financial liabilities have contractual maturities of 30 days or less and are subject to normal trade terms. As of December 31, 2022, the Company had accounts payable and accrued liabilities of $8,029,062 (December 31, 2021 - $2,205,991).

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates and foreign exchange rates.

(a) Interest rate risk

The Company’s cash consists of cash held in bank accounts and fixed income investments that earn interest at variable interest rates. Due to the short-term nature of these financial instruments, fluctuations in market rates do not generally have a significant impact on their estimated fair values. Future cash flows from interest income on cash will be affected by interest rate fluctuations. The Company manages interest rate risk by maintaining an investment policy that focuses primarily on preservation of capital and liquidity. The Company’s sensitivity analysis suggests that a change in interest rates of 1% would increase or decrease net income by approximately $9,774.

(b) Currency risk

Currency risk exposures arise from transactions denominated in a foreign currency and exposure as a result of the Company’s investment in its foreign subsidiary. Fluctuations in exchange rates may have a significant effect on the cash flows of the Company. Future changes in exchange rates could materially affect the Company’s results in either a positive or negative direction.

The functional currency of GameSquare is the Canadian dollar, and the functional currency of the Company’s subsidiaries are listed in the table in Note 1. The Company is affected by currency transaction and translation risk primarily with respect to the GBP and Canadian dollar. Consequently, fluctuations in the U.S. dollar against these currencies could have a material impact on the Company’s business, financial condition, and results of operations. The Company does not engage in hedging activity to mitigate this risk.

The following summary illustrates the fluctuations in the exchange rates applied during the year ended December 31, 2022:

A $0.01 strengthening or weakening of the GBP against the U.S. dollar would result in an increase or decrease in other comprehensive income of approximately $113. A $0.01 strengthening or weakening of the U.S. dollar against the Canadian dollar would result in an increase or decrease in other comprehensive income of approximately $36,257.

F-69

21. CONTINGENCIES AND COMMITMENTS

Management Commitments

The Company is party to certain management contracts. These contracts require payments of approximately $2,000,000 to be made upon the occurrence of a change in control to the officers of the Company. The Company is also committed to payments upon termination of approximately $867,000 pursuant to the terms of these contracts. As a triggering event has not taken place as of the end of the year, these amounts have not been recorded in these consolidated financial statements.

Former Activities

The Company was previously involved in oil and gas exploration activities in Canada, the United States and Colombia. The Company ceased all direct oil and gas exploration activities in 2014. While management estimated that the exposure to additional liabilities from its former oil and gas activities over and above the reclamation deposits held in trust for the Alberta Energy Regulator of CAD$346,815 ($256,065) to be remote, the outcome of any such contingent matters is inherently uncertain.

Legal Matters

From time to time, the Company is named as a party to claims or involved in proceedings, including legal, regulatory and tax related, in the ordinary course of its business. While the outcome of these matters may not be estimable at period end, the Company makes provisions, where possible, for the estimated outcome of such claims or proceedings. Should a loss result from the resolution of any claims or proceedings that differs from these estimates, the difference will be accounted for as a charge to net income (loss) in that period.

COVID-19

The Company’s operations could be significantly adversely affected by the effects of a widespread global outbreak of a contagious disease, including the respiratory illness caused by COVID-19. The Company cannot accurately predict the impact COVID-19 will have on its operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations.

Government Assistance Loans

On May 27, 2020, the Company received a $31,551 (CAD$40,000) Canada Emergency Business Account (“CEBA”) loan from the Government of Canada via its commercial bank. On January 11, 2021, the Company received an additional $15,775 (CAD$20,000) increasing the loan to $47,326 (CAD$60,000). The loan was interest free until December 31, 2022 and matures on December 31, 2025. If $31,551 (CAD$40,000) loan is repaid by December 31, 2022, the remaining $15,775 (CAD$20,000) would be forgiven. If the loan was not repaid by December 31, 2022, interest at 5% would be charged per annum commencing on January 1, 2023 until maturity on December 31, 2025. The loan is unsecured. On October 8, 2021, the Company repaid $31,551 (CAD$40,000) of the loan and on November 30, 2021, the remaining $15,775 (CAD$20,000) was forgiven. The gain on the loan forgiveness is included in salaries, consulting and management fees in the consolidated statements of loss.

On June 30, 2021, the Company acquired Complexity (see Note 4(b)). Complexity had a Paycheck Protection Program (“PPP”) loan from J.P. Morgan in the amount of $501,473 under the PPP established by the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The loan was subject to a note dated April 15, 2020 and may be forgiven to the extent proceeds of the loan are used for eligible expenditures such as payroll and other expenses described in the CARES Act. The loan expires in two years from drawn down date. On July 15, 2021, the Company received full forgiveness of the balance. The gain on the loan forgiveness is included in salaries, consulting and management fees in the consolidated statements of loss.

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22. REVENUE AND SEGMENTED INFORMATION

IFRS 8 requires operating segments to be determined based on the Company’s internal reporting to the Chief Operating Decision Maker (“CODM”). The CODM has been determined to be the Company’s Chief Executive Officer as he is primarily responsible for the allocation of resources and the assessment of performance. The CODM uses net income, as reviewed at periodic business review meetings, as the key measure of the Company’s results as it reflects the Company’s underlying performance for the period under evaluation.

The CODM’s primary focus for review and resource allocation is the Company as a whole and not any component part of the business. Having considered these factors, management has judged that the Company having three operating segments under IFRS 8.

Year ended December 31, 2022
	United Kingdom	USA	Canada	Mexico	Total
Revenue channel	$	$	$	$	$

Sponsorship	-	7,922,721	-	-	7,922,721
Winning/Player buyout/Other	-	1,460,894	-	99,848	1,560,742
Total Team Revenue	-	9,383,615	-	99,848	9,483,463

Cost of Sales	-	5,740,391	-	51,951	5,792,342
Gross profit	-	3,643,224	-	47,897	3,691,121

Influencer / on screen talent representation	4,976,874	-	-	-	4,976,874
Digital media	-	11,747,442	-	-	11,747,442
Total Agency Revenue	4,976,874	11,747,442	-	-	16,724,316

Cost of sales	4,035,575	7,168,655	-	-	11,204,230
Gross profit	941,299	4,578,787	-	-	5,520,086

Content production	-	1,874,230	-	-	1,874,230

Cost of sales	-	1,428,821	-	-	1,428,821
Gross profit	-	445,409	-	-	445,409

Non-current assets	293,075	9,703,975	-	-	9,997,050

Thirteen months ended December 31, 2021*
	Europe	USA	Canada	Mexico	Total
Revenue channel	$	$	$	$	$

Sponsorship	-	1,176,493	-	-	1,176,493
Winning/Player buyout/Other	-	998,371	-	212,078	1,210,449
Total Team Revenue	-	2,174,864	-	212,078	2,386,942

Cost of Sales	-	2,100,671	-	193,407	2,294,078
Gross profit	-	74,193	-	18,671	92,864

Influencer / on screen talent representation	4,545,294	-	-	-	4,545,294
Digital media and marketing	-	3,959,021	-	-	3,959,021
Total Agency Revenue	4,545,294	3,959,021	-	-	8,504,315

Cost of sales	3,491,763	1,570,317	-	-	5,062,080
Gross profit	1,053,531	2,388,704	-	-	3,442,235

Non-current assets	975,461	12,831,104	268,531	29,106	14,104,202

* Comparative figures have been reclassified to conform with presentation adopted for the current period.

Substantially all of the Company’s revenues are recognized as services are rendered throughout the term of the contract for the year ended December 31, 2022.

F-71

23. SUBSEQUENT EVENTS

Acquisition by Engine Gaming and Media Inc.

On April 11, 2023, the Company announced that it completed its previously announced plan of arrangement (the “Arrangement”) with Engine Gaming and Media, Inc. (“Engine”) resulting in the Engine acquiring all of the issued and outstanding securities of the Company. As a result of the completion of the Arrangement, the Company’s common shares have been halted from trading on the Canadian Securities Exchange and will be subsequently delisted. The combined entity is now known as GameSquare Holdings, Inc. (“GameSquare Holdings”) with shares traded on the Nasdaq Capital Market and TSX Venture Exchange under the ticker symbol GAME.

Prior to the closing of the Arrangement, Engine closed a public offering of 7,673,000 subscription receipts (the “Subscription Receipts”) at an issue price of US$1.25 per Subscription Receipt, including the partial exercise of an over-allotment option, for aggregate gross proceeds of $9,591,250. As a result of the closing of the Arrangement, the Subscription Receipts were consolidated on the same ratio as the Consolidation (as discussed below) and automatically exchanged on a one-to-one basis for common shares of the GameSquare Holdings without any further action on the part of the holder and without payment of additional consideration. GameSquare Holdings enacted a reverse stock split to consolidate (the “Consolidation”) the outstanding common shares on the basis of one new common share for every four existing common shares. As a result, GameSquare Holdings has approximately 12.9 million shares outstanding following completion of the Consolidation, the Arrangement and the conversion of the Subscription Receipts.

The board of directors of GameSquare Holdings includes Justin Kenna, Tom Walker, Travis Goff, Jerami Gorman, Tom Rogers (Executive Chairman), Lou Schwartz, and Stu Porter. These directors shall hold office until the first annual meeting of the shareholders of GameSquare Holdings following the closing, or until their successors are duly appointed or elected. The management team of GameSquare Holdings includes Justin Kenna as Chief Executive Officer, Lou Schwartz as President, Mike Munoz as Chief Financial Officer, Sean Horvath as Chief Revenue Officer, Paolo DiPasquale as Chief Strategy Officer, Tyler “Ninja” Blevins as Chief Innovation Officer, John Wilk as General Counsel, and Matt Ehrens as Chief Technology Officer.

Other Subsequent Events

Subsequent to December 31, 2022, the Company granted 3,261,112 RSUs 4,808,966 RSUs were exercised for 4,808,966 common shares of the Company and 30,000 RSUs were cancelled.

On February 22, 2023, the Company granted 1,000,000 options, with exercise prices of $0.13, to a consultant of the Company.

On March 10, 2023, 1,421,418 common shares of the Company were issued for consideration on the acquisition of Cut&Sew.

On March 16, 2023, 3,000,000 options with exercise prices of CAD$0.40, expired, unexercised.

On March 24, 2023, 441,025 common shares were issued in settlement of outstanding amounts payable.

On April 3, 2023, 150,000 Proportionate Voting Shares were converted to 15,000,000 common shares of the Company.

On April 3, 2023, 199,000 common shares of the Company were issued for consideration on Reciprocity.

On April 10, 2023, 1,250,000 common shares of the Company were issued for consideration on the acquisition of Reciprocity.

F-72

FaZe Holdings Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except shares)

(unaudited)

	September 30,	December 31,
	2023	2022
ASSETS
Current Assets:
Cash	$16,623	$37,207
Accounts receivable, net	3,095	8,525
Employee retention tax credit	1,695	-
Contract assets	8,220	6,223
Prepaid expenses and other assets	4,850	6,768
Total Current Assets	34,483	58,723
Restricted cash	600	600
Property, equipment and leasehold improvements, net	2,550	3,821
Operating lease right-of-use assets	1,560	2,693
Intangible assets, net	462	848
Other long-term assets	606	553
TOTAL ASSETS	$40,261	$67,238
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Current liabilities:
Accounts payable and accrued expenses	$14,308	$14,397
Contract liabilities	2,183	3,494
Operating lease liabilities, current	1,488	1,488
Total Current Liabilities	17,979	19,379
Warrant liabilities	2	24
Operating lease liabilities, non-current	93	1,084
Total Liabilities	18,074	20,487
COMMITMENTS AND CONTINGENCIES (Note 9)
MEZZANINE EQUITY:
Series A preferred stock, $0.00001 par value, 3,545,529 shares authorized at September 30, 2023 and 2022, respectively, zero share shares issued and outstanding at September 30, 2023 and 2022.	-	-
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 1,000,000 shares of the Company’s preferred stock authorized at September 30, 2023; zero share of the Company’s preferred stock issued and outstanding at September 30, 2023 and December 31, 2022	-	-
Common stock, $0.0001 par value at September 30, 2023 and December 31, 2022, respectively; 500,000,000 and 500,000,000 shares of common stock authorized at September 30, 2023 and December 31, 2022, respectively; 75,688,236 and 71,511,887 shares of common stock issued and outstanding at September 30, 2023 and December 31, 2022 respectively	8	7
Additional paid-in capital	338,718	327,686
Accumulated deficit	(316,539)	(280,942)
Total Stockholders’ Equity	22,187	46,751
TOTAL LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY	$40,261	$67,238

The accompanying notes are an integral part of these financial statements

F-73

FaZe Holdings Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except shares and per-share information)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues	$12,510	$14,012	$36,749	$48,621
Cost of revenues	11,659	10,470	33,579	34,647
Gross profit	851	3,542	3,170	13,974
Operating expenses:
General and administrative	9,324	16,928	39,336	39,025
Sales and marketing	148	1,479	503	3,557
Impairment of content asset	-	-	-	1,073
Loss from operations	(8,621)	(14,865)	(36,669)	(29,681)
Other expense:
Interest (income) expense, net	(137)	459	(497)	4,491
Change in fair value of warrant liabilities	(10)	(19)	(23)	(19)
Other, net	(1,273)	1	(552)	17
Loss on debt extinguishment	-	115,292	-	115,292
Total other (income)/expense:	(1,420)	115,733	(1,072)	119,781
Net loss	$(7,201)	$(130,598)	$(35,597)	$(149,462)
Net loss per common share - basic and diluted	$(0.10)	$(2.39)	$(0.54)	$(4.65)
Weighted-average number of common shares outstanding - basic and diluted	68,234,009	54,590,538	66,315,727	32,144,653

The accompanying notes are an integral part of these financial statements

F-74

FaZe Holdings Inc.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except shares and per-share information)

(unaudited)

	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2021	18,841,538	$2	$5,477	$(112,408)	$(106,929)
Stock based compensation expense	-	-	1,150	-	1,150
Issuance of common stock upon vesting of restricted stock awards	4,084	-	-	-	-
Exercise of stock option	74,768	-	64	-	64
Net loss	-	-	-	(9,542)	(9,542)
Balance at March 31, 2022	18,920,390	$2	$6,691	$(121,950)	$(115,257)
Stock based compensation expense	-	-	1,509	-	1,509
Issuance of common stock in connection with litigation settlement	13,021	-	294	-	294
Issuance of common stock upon vesting of restricted stock awards	16,108	-	-	-	-
Exercise of stock option	43,104	-	36	-	36
Net loss	-	-	-	(9,322)	(9,322)
Balance at June 30, 2022	18,992,623	$2	$8,530	$(131,272)	$(122,740)
Stock based compensation expense	-	-	2,546	-	2,546
Issuance of common stock upon vesting of restricted stock awards	167,806	-	-	-	-
Exercise of stock option	313,962	-	120	-	120
Exercise of common and preferred warrants	2,332,117	-	101	-	101
Recapitalization transaction	48,266,163	-	311,427	-	311,432
Net loss	-	-	-	(130,598)	(130,598)
Balance at September 30, 2022	70,258,004	7	322,724	(261,870)	60,861

Balance at December 31, 2022	71,511,887	$7	$327,686	$(280,942)	$46,751
Stock based compensation expense	-	-	2,673	-	2,673
Issuance of common stock upon vesting of restricted stock awards	483,251	-	-	-	-
Exercise of stock option	2,050,920	-	783	-	783
Net loss	-	-	-	(14,040)	(14,040)
Balance at March 31, 2023	74,046,058	$7	$331,142	$(294,982)	$36,167
Stock based compensation expense	-	1	5,964	-	5,964
Issuance of common stock in connection with SEPA agreement	487,995	-	253	-	253
Issuance of common stock upon vesting of restricted stock awards	574,501	-	-	-	-
Issuance of common stock upon vesting of restricted stock units	479,755	-	-	-	-
Exercise of stock option	99,927	-	-	-	-
Net loss	-	-	-	(14,356)	(14,356)
Balance at June 30, 2023	75,688,236	$8	$337,359	$(309,338)	$28,029
Stock based compensation expense	-	-	1,359	-	1,359
Issuance of common stock upon vesting of restricted stock units	1,300,120	-	-	-	-
Net loss	-	-	-	(7,201)	(7,201)
Balance at September 30, 2023	76,988,356	8	338,718	(316,539)	22,187

The accompanying notes are an integral part of these financial statements

F-75

FaZe Holdings Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Nine Months ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(35,597)	$(149,462)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	1,444	378
Additions to content asset	-	(599)
Depreciation & amortization expense	1,805	1,230
Amortization of operating lease right of use assets	1,132	-
Content asset impairments	-	1,073
Stock-based compensation expense	9,996	4,996
Change in fair value of warrant liabilities	(23)	(19)
Non-cash interest expense	-	4,491
Loss on debt extinguishment	-	115,292
Other	-	(37)
Change in operating assets and liabilities:
Accounts receivable	3,986	(9,642)
Inventory	-	6
Prepaid expenses and other assets	1,919	(6,127)
Employee retention tax credit	1,695	-
Other long-term assets	200	-
Contract assets	(5,386)	(2,100)
Accounts payable and accrued expenses	(88)	(9,728)
Contract liabilities	(1,311)	2,197
Other current liabilities	-	(7)
Operating lease liabilities	(991)	-
Short-term debt	-	(420)
Other long-term liabilities	-	36
NET CASH USED IN OPERATING ACTIVITIES	(21,219)	(48,442)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(116)	(3,804)
Purchase of intangible assets	(32)	(607)
Issuance of note receivable	-	-
NET CASH USED IN INVESTING ACTIVITIES	(148)	(4,411)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of loans principal	-	(21,123)
Proceeds from issuance of term loan	-	20,000
Issuance of common stock in connection with exercise of stock options	783	220
Payments of transaction fees by Legacy FaZe	-	(25,146)
Proceeds from recapitalization of B. Riley 150 redemptions and transaction costs	-	5,655
Proceeds from PIPE offering	-	100,000
Proceeds from conversion of preferred and common warrants	-	101
NET CASH PROVIDED BY FINANCING ACTIVITIES	783	79,707
NET CHANGE IN CASH AND RESTRICTED CASH	(20,584)	26,854
Cash and restricted cash at beginning of period	37,807	17,618
CASH AND RESTRICTED CASH AT END OF PERIOD	$17,223	$44,472
RECONCILIATION TO CONSOLIDATED BALANCE SHEETS
Cash	$16,623	$43,872
Restricted cash	600	600
Cash and restricted cash	$17,223	$44,472
SUPPLEMENTAL DISCLOSURE FOR OPERATING ACTIVITIES:
Cash paid for interest	$-	$3,027
SUPPLEMENTAL DISCLOSURE FOR NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock in connection with litigation settlement	$-	$294
Purchase of property, plant and equipment in accrued expenses	$-	$28
Conversion of convertible notes and accrued interest into common stock under original contractual terms	-	17,551
Conversion of redeemable convertible preferred stock to common stock pursuant to B. Riley Business Combination	-	33,705
Issuance of common stock in connection with SEPA agreement	$253	$-

The accompanying notes are an integral part of these financial statements

F-76

FAZE HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE AND NINE MONTHS SEPTEMBER 30, 2023 AND 2022

1. DESCRIPTION OF THE BUSINESS

FaZe Holdings Inc. (“FaZe” or the “Company”), is a lifestyle and media platform rooted in gaming and youth culture. The Company’s premium brand, talent network, and large audience can be monetized across a variety of products and services.

On July 19, 2022 (the “Closing Date”), pursuant to an Agreement and Plan of Merger (the “B. Riley Merger Agreement”) dated as of October 24, 2021 (as amended in December 2021 and March 2022), by and among B. Riley 150 Merger Corp. (“B. Riley 150”), a special purpose acquisition company, and BRPM Merger Sub, Inc., a directly wholly owned subsidiary of B. Riley 150 (“Merger Sub”) and FaZe Clan, Inc. (“Legacy FaZe”), the parties consummated the merger of Merger Sub with and into Legacy FaZe, with Legacy FaZe continuing as the surviving corporation (the “Merger”), as well as the other transactions contemplated by the B. Riley Merger Agreement (the Merger and such other transactions, the “B. Riley Business Combination”). In connection with the closing of the B. Riley Business Combination (the “Closing”), Legacy FaZe became a wholly owned subsidiary of B. Riley 150, which changed its name to “FaZe Holdings Inc.”

Legacy FaZe determined that it was the accounting acquirer in the B. Riley Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805, Business Combinations. The Merger was accounted for as a reverse recapitalization, in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, B. Riley 150 was treated as the acquired company for financial reporting purposes. Accordingly, the B. Riley Business Combination was treated as the equivalent of Legacy FaZe issuing stock for the net assets of B. Riley 150, accompanied by a recapitalization. The net assets of B. Riley 150 were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the B. Riley Business Combination are those of Legacy FaZe.

In accordance with guidance applicable to these circumstances, the equity structure has been retroactively restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s common stock issued to Legacy FaZe’s common stockholders in connection with the B. Riley Business Combination. As a result, these financial statements represent the continuation of Legacy FaZe and the historical shareholders’ deficit. Common stock, preferred stock and loss per share of Legacy FaZe prior to the B. Riley Business Combination have been retrospectively adjusted for the B. Riley Business Combination using an exchange ratio of 2.2267 (“Equity Value Exchange Ratio”). The accumulated deficit of Legacy FaZe has been carried forward after the Business Combination.

Notice of Delisting

On March 23, 2023, the Company received a letter (the “Letter”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market (“Nasdaq”) informing the Company that its common stock, par value $0.0001 per share (the “Common Stock”), failed to comply with the $1 minimum bid price required for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2) based upon the closing bid price of the Common Stock for the 30 consecutive business days prior to the date of the Letter. The notice has no immediate effect on the listing of the Common Stock or warrants, and the Common Stock and warrants will continue to trade on The Nasdaq Capital Market under the symbols “FAZE” and “FAZEW,” respectively.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until September 19, 2023 (the “Compliance Date”), by which the Company must regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days at any time prior to the Compliance Date, unless the Staff exercises its discretion to extend this ten-day period pursuant to Nasdaq Listing Rule 5810(c)(3)(H).

On September 20, 2023, the Company received a letter from Nasdaq granting the Company an additional compliance period of 180 calendar days, or until March 18, 2024, in which to regain compliance. Nasdaq granted the additional compliance period based on the Company’s continuing to meet the continued listing requirement for market value of publicly held shares and all other initial listing requirements of the Nasdaq Capital Market, with the exception of the Bid Price Requirement, and the Company’s furnishing of written notice to Nasdaq of its intent to cure this deficiency during the additional compliance period by effecting a reverse stock split, if necessary.

If the Company does not qualify for, or fails to regain compliance during, the second compliance period, then the Staff will provide written notification to the Company that the Common Stock will be subject to delisting. At that time, the Company may appeal the Staff’s delisting determination to the Nasdaq Hearings Panel.

F-77

2. LIQUIDITY

As shown in the accompanying consolidated financial statements, the Company has incurred significant recurring losses resulting in an accumulated deficit. The Company anticipates further losses in the development of its business. The Company also had negative cash flows used in operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Based on its cash resources and positive cash reserve as of September 30, 2023, together with the SEPA described below, the Company does not believe it has sufficient resources to fund its operations at least until twelve months from the date of issuance of these financial statements. The positive working capital as of September 30, 2023 was mainly due to funds from the PIPE offering and from the B. Riley Business Combination.

On May 10, 2023, the Company and YA II PN, Ltd., a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (the “Investor”), entered into a Standby Equity Purchase Agreement (the “SEPA”).

The Company will have the right to issue and sell to the Investor, from time to time, as provided in the SEPA, and the Investor shall purchase from the Company, up to $25 million in aggregate gross purchase price (the “Commitment Amount”) of the newly issued shares of the Company’s common stock, par value $0.0001 (the “Common Stock”) (each such sale, an “Advance”) by delivering written notice to the Investor (each, an “Advance Notice” and the date on which the Company is deemed to have delivered an Advance Notice, the “Advance Notice Date”). The Common Stock purchased pursuant to an Advance will be purchased at a price equal to 97% of the lowest daily VWAP of the Common Stock during the three consecutive trading days commencing on the Advance Notice Date. “VWAP” means, for any trading day, the daily volume weighted average price of the Common Stock for such trading day on the Nasdaq Stock Market during regular trading hours as reported by Bloomberg L.P.

The issuance of the Common Stock under the SEPA will be subject to certain limitations, including that (i) the Investor may not purchase any Common Stock that would result in it owning more than 4.99% of the Company’s Common Stock or (ii) the aggregate number of Common Stock issued pursuant to the SEPA cannot exceed 19.9% of the Company’s Common Stock as of as of the date of the SEPA (referred to as the “Exchange Cap”). The Exchange Cap shall not be applicable if: (i) the Company’s stockholders have approved the issuance of Common Stock in excess of the Exchange Cap in accordance with the applicable rules of the Principal Market or (ii) to the extent that (and only for so long as) the average price for the issuance of Common Stock equals or exceed the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the date of the SEPA; or (ii) the average Nasdaq Official Closing Price for the five Trading Days immediately preceding the date of the SEPA.

Pursuant to the terms of the SEPA, the Company shall prepare and file with the SEC a registration statement (the “Registration Statement”) or multiple Registration Statements registering for resale of the Common Stock issuable to the Investor under the SEPA. The Company in its sole discretion may choose when to file such Registration Statements; provided, however, that the Company shall not have the ability to request any Advances until the effectiveness of a Registration Statement.

As consideration for the Investor’s commitment to purchase Common Stock at the Company’s direction upon the terms and subject to the conditions set forth in the SEPA, the Company issued 487,995 shares of Common Stock to the Investor.

The SEPA shall terminate automatically on the earliest of (i) the first day of the month next following the 36-month anniversary of the date of the SEPA and (ii) the date on which the Investor shall have made payment of Common Stock pursuant to the SEPA for Common Stock equal to the Commitment Amount. The SEPA may be terminated at any time by the mutual written consent of the parties to the SEPA, effective as of the date of such mutual written consent unless otherwise provided in such written consent, or by the Company upon five trading days’ prior written notice to the Investor subject to the terms of the SEPA. Despite these mitigating factors, the Company believes that there is still substantial doubt in connection with the Company’s ability to continue as a going concern.

F-78

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying interim Condensed Consolidated Financial Statements of the Company have been prepared in conformity with U.S. GAAP and are consistent in all material respects with those applied in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on April 4, 2023. These Condensed Consolidated Financial Statements are unaudited and have been prepared by the Company following the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by such rules and regulations; however, the Company believes the disclosures are adequate to make the information presented not misleading.

The interim financial information is unaudited, but reflects all normal recurring adjustments that are, in the opinion of management, necessary to fairly present the information set forth herein. The interim Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and related notes included in this proxy statement/prospectus. Interim results are not necessarily indicative of the results for a full year. The preparation of the Condensed Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and judgements that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Significant items subject to such estimates and assumptions include revenue recognition, allowance for doubtful accounts, and intangible asset impairments, share-based compensation expense, valuation allowance for deferred income taxes and amortization of intangible assets. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. On a regular basis, the Company evaluates the assumptions, judgements and estimates. Actual results may differ from these estimates.

There have been no material changes in the Company’s significant accounting policies as compared to the significant accounting policies described elsewhere in in this proxy statement/prospectus.

Principles of Consolidation

The Condensed Consolidated Financial Statements include the accounts of FaZe Holdings Inc. and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the Company’s Condensed Consolidated Financial Statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expenses during the reporting period. These estimates are based on information available as of the date of the consolidated financial statements. The inputs into certain of these estimates and assumptions include the consideration of the economic impact of the COVID-19 pandemic. Significant estimates include revenue recognition, allowance for doubtful accounts, warrant liabilities, valuation of the Company’s common stock before the B. Riley Business Combination, stock-based compensation expense, and income taxes. These estimates generally involve complex issues and require management to make judgments, involve analysis of historical and future trends, can require extended periods of time to resolve, and are subject to change from period to period. In all cases, actual results could differ materially from management’s estimates.

F-79

Content Asset, net

The Company produces programming content which it plans to broadcast on online video and streaming platforms. Costs of produced content consist of development and production costs. These costs are capitalized as “Content Asset, net” on the Consolidated Balance Sheets.

Each title is predominantly monetized on its own. At the specific title level, the Company tests the content asset for impairment when events and circumstances indicate that its fair value may be less than its unamortized cost. If the carrying value of a content asset exceeds its estimated fair value, an impairment charge will be recorded in the amount of the difference.

The Company’s policy is to amortize the content asset once the content airs. Given that the content was fully written off prior to airing, no amortization expense was recorded for the three and nine months ended September 30, 2023 and 2022. The Company does not own any purchased or licensed programming content.

Exploitation costs such as marketing, advertising, publicity, promotion, and other distribution expenses directly connected with the distribution of the content asset are expensed as incurred.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation. Cost includes expenditures for furniture, computer equipment, vehicles, leasehold improvements, and other assets. Maintenance and repairs are charged to expense as incurred. When assets are sold, retired, or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. The costs of fixed assets are depreciated using the straight-line method over the estimated useful lives or lease life of the related assets.

Employee Retention Tax Credit

The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) provided an employee retention credit which was a refundable tax credit against certain employment taxes. The Consolidated Appropriations Act (the “Appropriations Act”) extended and expanded the availability of the employee retention credit through December 31, 2021. The Appropriations Act amended the employee retention credit to be equal to 70% of qualified wages paid to employees during the 2021 fiscal year.

The Company qualified for the employee retention credit beginning in June 2020 for qualified wages through September 2021 and filed a cash refund claim during the fiscal year ended December 31, 2023. As of September 30, 2023, the tax credit receivable of $1.7 million has been included in the Employee retention tax credit line on the Company’s Condensed Consolidated Balance Sheet.

Revenue Recognition and Contract Balances

Revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company’s payment terms and conditions vary by customer and contract type. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company does not adjust the promised amount of consideration for the effects of a significant financing component when the Company expects, at contract inception, that the period between the Company’s transfer of a promised product or service to the Company’s customer and payment for that product or service will be one year or less.

The Company generally records a receivable related to revenue when the Company has an unconditional right to invoice and receive payment. Contract assets arise from contracts when revenue is recognized over time and the amount of revenue recognized, including management’s estimate of variable consideration that has been included in the transaction price exceeds the amount billed to the customer. These amounts are included in contract assets until the right to payment is no longer conditional on events other than the passage of time. These contract assets are reclassified to receivables when the right to consideration becomes unconditional. For the three and nine months ending September 30, 2023, and 2022, no impairment was recorded from contract assets.

F-80

The Company’s allowances for doubtful accounts are typically immaterial and, if required, are based on management’s best estimate of expected credit losses inherent in the Company’s accounts receivable balance.

Contract liabilities are recorded in the event that the Company bills for services in advance of the time the services are performed, or when cash payments are received or due in advance of satisfying the Company’s performance obligations, even if amounts are refundable. Contract liabilities recorded at September 30, 2023, and December 31, 2022, represent the Company’s accounting for the timing difference between when the customer is billed or funds are received and when the performance obligation is satisfied. During the three months ended September 30, 2023 and 2022, the Company recognized $3.5 million and $6.1 million as revenue that was relating to contract liability, respectively. During the nine months ended September 30, 2023 recognized $10.6 million and $26.5 million as revenue that was relating to the contract liability, respectively.

The following table disaggregates the Company’s revenue by major type for the three and nine months ended September 30, 2023, and 2022:

	(In thousands)		(In thousands)
	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Brand sponsorships	$4,225	$7,072	$14,616	$28,054
Content	3,316	4,098	9,658	10,641
Consumer products	439	471	852	2,328
Esports	4,482	2,322	11,537	7,285
Other	48	49	86	313
Total revenue	$12,510	$14,012	$36,749	$48,621

The section below describes the Company’s revenue recognition policies and significant judgments in further detail for each major revenue source of the Company.

Brand Sponsorships

The Company offers advertisers a full range of promotional vehicles, including but not limited to online advertising, livestream announcements, event content generation, social media posts, logo placement on the Company’s official merchandise, and special appearances of members of the Company’s talent roster. The Company’s brand sponsorship agreements may include multiple services that are capable of being individually distinct; however the intended benefit is an association with the Company’s brand, and the services are not distinct within the context of the contracts. Revenues from brand sponsorship agreements are recognized ratably over the contract term. Payment terms and conditions vary, but payments are generally due periodically throughout the term of the contract. In instances where the timing of revenue recognition differs from the timing of billing, management has determined the brand sponsorship agreements generally do not include a significant financing component.

Content

The Company and its talent roster generate and produce original content which the Company monetizes through Google’s AdSense service. Revenue is variable and is earned when the visitor views or “clicks through” on the advertisement. The amount of revenue earned is reported to the Company monthly and is recognized upon receipt of the report of viewership activity. Payment terms and conditions vary, but payments are generally due within 30 to 45 days after the end of each month.

The Company grants exclusive licenses to customers for certain content produced by the Company’s talent. The Company grants the customer a license to the intellectual property, which is the content and its use in generating advertising revenues, for a pre-determined period, for an amount paid by the customer, in most instances, upon execution of the contract. The Company’s only performance obligation is to license the content for use in generating advertising revenues, and the Company recognizes the full contract amount at the point at which the Company provides the customer access to the content, which is at the execution of the contract. The Company has no further performance obligations under these types of contracts and does not anticipate generating any additional revenue from these arrangements apart from the contract amount.

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Principal Versus Agent Considerations

A significant amount of the Company’s brand sponsorship and content revenues are generated from the Company’s talent, who are under exclusive, multi-year contracts. The Company’s talent consists of independent contractors, whose compensation is tied to the revenue that they generate. Management has evaluated the terms of the Company’s brand sponsorship and content agreements and has concluded the Company is the principal. Brand sponsorship and content revenues are reported on a gross basis, while revenue-sharing and other fees paid to the Company’s talent are recorded as cost of revenues. The Company owns the brand and intellectual property, takes primary responsibility for delivery of services, and exercises control over content generation and monetization. The Company contracts directly with Google on its Company operated channels, and the talent contracts directly with Google on their own channels. As part of the Company’s contracts with its talent, the Company agrees to serve as the talent’s exclusive management company as it relates to any and all type of work the talent may perform, including content creation and advertising revenue generated from the content. While the talent owns the content they create while they are under contract with the Company, the talent grants the Company an exclusive perpetual license to the content, and the Company grants limited usage rights of that content back to the talent, conditional upon them complying with their contract. Furthermore, all income earned from services provided by the talent related to gaming, Esports, content creation, or the business of the Company, which includes revenue from advertising via talent content, is subject to the talent agreement and is payable to the Company. In addition, the Company’s contracts with its talent specify rules and restrictions on the content the talent can create and post. As such, through its contracts with talent, the Company is the principal because the Company is the entity exercising primary control over the content generated in the YouTube channels being monetized.

Consumer Products

The Company earns consumer products revenue from sales of the Company’s consumer products on the Company’s website or at live or virtual events. Revenues are recognized at a point in time, as control is transferred to the customer upon shipment. The Company offers customer returns and discounts through a third-party distributor and accounts for this as a reduction to revenue. The Company does not offer loyalty programs or other sales incentive programs that are material to revenue recognition. Payment is due at the time of sale. The Company has outsourced the design, manufacturing, fulfillment, distribution, and sale of the Company’s consumer products to a third party in exchange for royalties based on the amount of revenue generated. Management evaluated the terms of the agreement to determine whether the Company’s consumer products revenues should be reported gross or net of royalties paid. Key indicators that management evaluated in determining whether the Company is the principal in the sale (gross reporting) or an agent (net reporting) include, but are not limited to:

●	the Company is the party that is primarily responsible for fulfilling the promise to provide the specified good or service,

●	the Company has inventory risk before the good is transferred to the customer, and

●	the Company is the party that has discretion in establishing pricing for the specified good or service.

Based on management’s evaluation of the above indicators, the Company reports consumer products revenues on a gross basis.

Esports

League Participation: Generally, the Company has one performance obligation - to participate in the overall Esport event - because the underlying activities do not have standalone value absent the Company’s participation in the tournament or event. Revenue from prize winnings and profit-share agreements is variable and is highly uncertain. The Company recognizes revenue at the point in time when the uncertainty is resolved.

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Player Transfer Fees: Player transfer agreements include a fixed fee and may include a variable fee component. The Company recognizes the fixed portion of revenue from transfer fees upon satisfaction of the Company’s performance obligation, which coincides with the execution of the related agreement. The variable portion of revenue is considered highly uncertain and is recognized at the point in time when the uncertainty is resolved.

Licensing of Intellectual Property: The Company’s licenses of intellectual property generate royalties that are recognized in accordance with the royalty recognition constraint. That is, royalty revenue is recognized at the time when the sale occurs.

Transaction Price Allocated to the Remaining Performance Obligations

For the estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) as of September 30, 2023, the Company applies the allowable practical expedient and does not disclose information about remaining performance obligations that have original expected durations of one year or less. Revenue expected to be recognized in the future related to performance obligations that have original expected durations greater than one year that are unsatisfied (or partially unsatisfied) as of September 30, 2023 were not material.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging. Warrants that meet the definition of a derivative financial instrument and the equity scope exception in ASC 815-10-15-74(a) are classified as equity, and are not subject to remeasurement provided that the Company continues to meet the criteria for equity classification. Warrants that are accounted for as equity-classified are further discussed in Note 7, Equity. Warrants that are classified as liabilities are accounted for at fair value and remeasured at each reporting date until exercise, expiration, or modification that results in equity classification. Any change in the fair value of the warrants is recognized as change in fair value of warrant liabilities in the Consolidated Statements of Operations. The classification of warrants, including whether warrants should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. The fair value of liability-classified warrants is determined using the Black-Scholes options pricing model (“Black-Scholes model”) which includes Level 3 inputs as further discussed in Note 6, Private Placement Warrants and Recurring Fair Value Measurements.

The value of the warrant is de minimis and as such the company did not revalue the warrants as of September 30, 2023.

Stock-Based Compensation

The Company accounts for its stock-based awards in accordance with ASC 718, Compensation - Stock Compensation, which requires fair value measurement on the grant date and recognition of compensation expense for all stock-based payment awards.

Legacy FaZe issued stock options before there was an active market for the Company’s common stock. The Board of Directors (the “Board”) was required to estimate the fair value of the Company’s common stock at the time of each award. The Board considered numerous objective and subjective factors in determining the value of the Company’s common stock at each grant date, including the following: (1) the per-share price of issuances of the Company’s preferred stock, which the Company sold to outside investors in arm’s-length transactions, and the rights, preferences, and privileges of the Company’s preferred stock and common stock; (2) valuations performed by an independent valuation specialist; (3) the Company’s stage of development and revenue growth; (4) the fact that the awards involved illiquid securities in a private company; and (5) the likelihood of achieving a liquidity event for the shares of common stock underlying the awards, such as an initial public offering or sale of the Company, given prevailing market conditions. The Company believed this to have been a reasonable methodology based on certain arm’s-length transactions involving the Company’s preferred stock, supported by the results produced by this valuation methodology. Since the B. Riley Business Combination, the Company’s common stock is now actively traded, so the fair value of the common stock is readily available.

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For stock options, the Company estimates the fair value using the Black-Scholes model. The fair value is expensed over the requisite service periods of the awards (usually one to four years), in the period of grant for awards that vest immediately and have no future service condition, or in the period the awards vest immediately after meeting a performance condition becomes probable (i.e., the occurrence of a change in control event). As there was no public market for its common stock at the time of the stock option grant, the Company determined the volatility for options granted based on an analysis of reported data for a peer group of companies. The expected volatility of options granted has been estimated based on an average of the historical volatility measures of this peer group of companies. The expected life of options has been estimated utilizing the “simplified method” due to the lack of available or sufficient historical exercise data for the Company for the applicable options terms. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero. As the Company’s stock is now publicly traded after the B. Riley Business Combination, the fair value of the Company’s stock and the volatility is readily available.

The Black-Scholes model requires the input of certain assumptions that require the Company’s judgment, including the fair value of common shares before the B. Riley Business Combination, expected term, and the expected price volatility of the underlying stock. The assumptions used in calculating the fair value of stock-based compensation represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change resulting in the use of different assumptions, stock-based compensation expense could be materially different in the future. The Company accounts for forfeitures of stock-based awards as they occur.

Fair Value Measurement

The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value hierarchy consists of the following three levels:

Level 1: Quoted prices in active markets for identical assets or liabilities

Level 2: Quoted prices for similar assets and liabilities in active markets or inputs other than quoted prices which are observable for the assets or liabilities

Level 3: Unobservable inputs which are supported by little or no market activity

The carrying amount of the Company’s financial instruments, including cash, accounts receivable, notes receivable, and accounts payable, approximate fair value due to their short-term nature.

The Company’s private placement warrants (the “Private Placement Warrants”) are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Consolidated Balance Sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Consolidated Statements of Operations.

See Note 6, Private Placement Warrants and Recurring Fair Value Measurements, for additional information on the Company’s liabilities measured at fair value.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net earnings (loss) attributable to the Company by the number of weighted average shares of the Company’s common stock outstanding during the period. Diluted earnings (loss) per share is computed by dividing net earnings (loss) attributable to the Company by the number of weighted-average shares of the Company’s common stock outstanding during the period after adjusting for the impact of securities that would have a dilutive effect on earnings (loss) per share. As the Company has incurred losses in all periods presented, all potentially dilutive securities are antidilutive. See Note 11, Loss Per Share, for additional information on dilutive securities.

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Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company has determined that its Chief Executive Officer is the CODM. The Company operates and reports financial information in one segment, as the CODM reviews financial information presented on a consolidated basis, at the Company level, for the purposes of making operating decisions, allocation of resources, and evaluating financial performance.

As of September 30, 2023 and December 31, 2022, the Company did not have material assets located outside of the United States. For the three months ended September 30, 2023 and 2022, the Company had international Esports revenue of $0.9 million and $1.2 million, respectively, earned outside of the United States. For the nine months ended September 30, 2023 and 2022, the Company had international Esports revenue of $4.4 million and $4.7 million, respectively, earned outside of the United States.

Recently Adopted Accounting Pronouncements

In September 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This guidance also requires enhanced disclosures regarding significant estimates and judgements used in estimating credit losses. The new guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The adoption of this standard did not have a material impact on the Company’s financial statements and related disclosures.

4. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements as of September 30, 2023 and December 31, 2022 consisted of the following:

	(In thousands)
	September	December 31,
	2023	2022
Furniture / Fixtures	$897	$897
Computer equipment	3,683	3,640
Vehicles	106	106
Leasehold improvements	874	801
Subtotal	5,560	5,444
Less: Accumulated depreciation	(3,010)	(1,623)
Property, equipment and leasehold improvements, net	$2,550	$3,821

Depreciation expense totaled $0.3 million and $0.3 million for the three months ended September 30, 2023 and 2022, respectively.

Depreciation expense totaled $1.4 million and $0.8 million for the nine months ended September 30, 2023 and 2022, respectively.

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5. INTANGIBLE ASSETS

Intangible assets as of September 30, 2023 and December 31, 2022 consisted of the following:

		(In thousands)
		Gross		Net
		Carrying	Accumulated	Carrying
As of September 30, 2023	Useful Life	Value	Amortization	Value

Website development	3 years	$450	$276	$174
Talent acquisition	2 - 3 years	1,054	766	288
Intangible assets, net		$1,504	$1,042	$462

		(In thousands)
		Gross		Net
		Carrying	Accumulated	Carrying
As of December 31, 2022	Useful Life	Value	Amortization	Value

Website development	3 years	$377	$175	$202
Talent acquisition	2 - 3 years	1,201	555	646
Intangible assets, net		$1,578	$730	$848

Amortization expense totaled $0.1 million and $0.2 million for the three months ended September 30, 2023 and 2022, respectively. Amortization expense totaled $0.3 million and $0.4 million for the nine months ended September 30, 2023 and 2022 respectively.

The following table presents the estimated future amortization of intangible assets:

Years ending December 31,	(In thousands)
2023 (remainder)	$85
2024	310
2025	60
2026	7
Total future amortization of amortizable intangible assets	$462

The Company did not have any fully amortized intangible assets as of September 30, 2023 and as of September 30, 2022.

6. PRIVATE PLACEMENT WARRANTS AND RECURRING FAIR VALUE MEASUREMENTS

Warrant Liability

Prior to the B. Riley Business Combination, B. Riley 150 issued 173,333 Private Placement Warrants with an exercise price of $11.50 per share. The Private Placement Warrants are identical to the Public Warrants, as described in Note 7, Equity, except that the Private Placement Warrants (including the common stock underlying the Private Placement Warrants) were not transferable, assignable or salable until August 18, 2022, and they are not redeemable by the Company for cash so long as they are held by the sponsor or its permitted transferees. The sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the sponsor or its permitted transferees, the Private Placement Warrants can be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. Upon the Closing of the B. Riley Business Combination, the Company has determined that the Private Placement Warrants are classified as liabilities and marked to market at each reporting period.

A Black-Scholes model is used to value the Private Placement Warrants at each reporting period. The change in fair value of warrants is recognized as part of change in fair value of warrant liabilities in the Consolidated Statements of Operations. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate, discount rate and dividend yield. The Company estimates the volatility of its common stock based on a binomial lattice model using the stock price and the price of the Public Warrants as of the valuation date, risk-free interest rate, and the expected life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the Private Placement Warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

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The value of the warrant is de minimis and as such the company did not revalue the warrants as of September 30, 2023.

The key inputs into the Black-Scholes model in determining the fair value of the Private Placement Warrants were as follows at September 30, 2023 and December 31, 2022:

	September	December 31,
	2023	2022
Risk-free interest rate	4.1%	4.0%
Expected term (years)	3.8	4.5
Expected volatility	98.2%	53.3%
Exercise price	$11.50	$11.50
Dividend yield	0	0

The following table presents a summary of the changes in the fair value of the Private Placement Warrants liability since the Closing Date:

(In thousands)
Warrant liabilities at July 19, 2022	$114
Change in fair value of warrant liabilities	(90)
Warrant liabilities at December 31, 2022	24
Change in fair value of warrant liabilities	(13)
Warrant liabilities at March 31, 2023	11
Change in fair value of warrant liabilities	-
Warrant liabilities at June 30, 2023	$11
Change in fair value of warrant liabilities	(9)
Warrant liabilities at September 30, 2023	$2

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of September 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	(In thousands)
		Quoted Prices in	Significant Other	Significant Other
	September 30,	Active Markets	Observable Inputs	Observable Inputs
	2023	(Level 1)	(Level 2)	(Level 3)
Liabilities:
Private Placement Warrants	$2	$-	$-	$2
Total	$2	$-	$-	$2

	(In thousands)
		Quoted Prices in	Significant Other	Significant Other
	December 31,	Active Markets	Observable Inputs	Observable Inputs
	2022	(Level 1)	(Level 2)	(Level 3)
Liabilities:
Private Placement Warrants	$24	$-	$-	$24
Total	$24	$-	$-	$24

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7. EQUITY

Prior to the B. Riley Business Combination, Legacy FaZe had two classes of capital stock outstanding: common stock and preferred stock. Following the B. Riley Business Combination, the Company has one class of capital stock outstanding: common stock. The following summarizes the terms of the Company’s capital stock.

Preferred Stock

The Company had 3,545,529 shares of Legacy FaZe preferred stock authorized for issuance with a par value of $0.00001 per share as of December 31, 2021 and prior to the Closing of the B. Riley Business Combination.

The Company had 3,237,800 shares of Legacy FaZe’s preferred stock issued and outstanding as of December 31, 2021. As a result of the B. Riley Business Combination, 3,237,800 shares of Legacy FaZe’s preferred stock outstanding as of the Closing Date were converted into shares of Legacy FaZe’s common stock on a one-to-one basis. Pursuant to the Company’s second amended and restated certificate of incorporation, the Company is authorized to issue up to 1,000,000 shares of preferred stock with a par value of $0.0001. As of September 30, 2023, the Company had no shares of preferred stock issued and outstanding.

Common Stock

The Company had 31,900,878 shares of Legacy FaZe common stock authorized for issuance with a par value of $0.00001 per share as of December 31, 2021 and prior to the Closing of the B. Riley Business Combination.

Pursuant to the Company’s second amended and restated certificate of incorporation, the Company is authorized to issue up to 500,000,000 shares of common stock with a par value of $0.0001 per share.

The Company had 76,988,356 and 71,511,887 shares of common stock issued and outstanding as of September 30, 2023 and December 31, 2022, respectively.

Earn-out Shares

As a result of the B. Riley Business Combination, a number of shares of the Company’s common stock (the “Seller Earn Out”) equal to 6% of the sum of i) the total number of shares of the Company’s common stock issued and outstanding as of immediately after the Closing and ii) the total number of shares of the Company’s common stock equal to the product of (A) the total number of net vested company option shares calculated as of immediately prior to the Closing and (B) the Equity Value Exchange Ratio were issued and are subject to vesting and forfeiture conditions upon reaching certain volume-weighted average price (“VWAP”) per share during the period commencing 90 days after the Closing Date and ending five years after the Closing Date (“Earn-out Period”). Among other things further disclosed in the B. Riley Merger Agreement, if the following events (“Trigger Events”) occur on or before the five-year anniversary of the B. Riley Business Combination, then the following vesting events will occur:

●	the VWAP per share of the Company’s common stock at any point during the trading hours of a trading day is equal to or greater than $12.00 for any 20 trading days within any period of 30 consecutive trading days, one-third (“First Target Earn-Out Shares”) shall immediately vest and no longer be subject to the forfeiture conditions;

●	the VWAP per share of the Company’s common stock at any point during the trading hours of a trading day is equal to or greater than $14.00 for any 20 trading days within any period of 30 consecutive trading days, one-third (“Second Target Earn-Out Shares” and, together with the First Target Earn-Out Shares and the Second Target Earn-Out Shares, the “Earn-Out Shares”) shall immediately vest and no longer be subject to the forfeiture conditions;

●	the VWAP per share of the Company’s common stock at any point during the trading hours of a trading day is equal to or greater than $16.00 for any 20 trading days within any period of 30 consecutive trading days, one-third (“Third Target Earn-Out Shares”) shall immediately vest and no longer be subject to the forfeiture conditions;

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●	in the event of a sale during the Earn-out Period, to the extent that the holders of the Company’s common stock receive sale price that is greater than or equal to the applicable closing price, any Earn-Out Shares that have not previously vested shall be deemed to have vested immediately prior to the closing of such sale, and the holders of any Earn-Out Shares deemed vested shall be eligible to participate in such sale with respect to the Sponsor Earn-Out Shares (as defined below) on the same terms, and subject to the same conditions, as apply to the holders of the Company’s common stock. Upon the consummation of the sale, the Earn-out Period shall terminate.

As a result of the B. Riley Business Combination, among other things further disclosed in the Sponsor Support Agreement, dated as of October 24, 2021, by and among B. Riley Principal 150 Merger Corp., B. Riley Principal 150 Sponsor Co. LLC, and FaZe Clan Inc., the sponsors agreed that (x) an aggregate of 2,156,250 sponsor shares shall be fully vested and (y) an aggregate of 2,156,250 sponsor shares (the “Sponsor Earn-Out Shares”) shall be subject to the same vesting or forfeiture provisions during the Earn-out Period, and subject to the same Trigger Events mentioned above.

The Earn-out Shares meet the accounting definition of a derivative financial instrument, are considered to be indexed to the Company’s common stock and meet other the conditions in ASC 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, to be classified as equity.

As of September 30, 2023, the Earn-Out Period had begun but vesting conditions had not yet been met.

Public Warrants to Acquire Common Stock

Prior to the B. Riley Business Combination, there were 5,750,000 Public Warrants issued and outstanding in connection with the initial public offering of B. Riley 150 with an exercise price of $11.50 per share. The Public Warrants became exercisable 30 days after the B. Riley Business Combination. Each whole share of the warrant is exercisable for one share of the Company’s common stock.

The Company may redeem the outstanding Public Warrants for $0.01 per warrant upon at least 30 days’ prior written notice of redemption given after the warrants become exercisable, if the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock dividends, sub-divisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending on the third trading day before the Company sends the notice of redemption to the warrant holders. Upon issuance of a redemption notice by the Company, the warrant holders may, at any time after the redemption notice, exercise the Public Warrants on a cashless basis.

The Public Warrants meet the definition of a derivative financial instrument and the equity scope exception in ASC 815-10-15-74(a) to be classified as equity, and are not subject to remeasurement provided that the Company continues to meet the criteria for equity classification.

As of September 30, 2023, all 5,750,000 Public Warrants remain outstanding.

8. STOCK COMPENSATION EXPENSE

2022 Omnibus Incentive Plan

On October 24, 2021, the stockholders of the Company approved the 2022 Omnibus Incentive Plan (the “OIP”), which became effective as of the Closing Date of the B. Riley Business Combination. The OIP allows grants of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses, other stock-based awards, cash awards, and substitute awards (the “OIP Awards”) to selected officers, employees, partners, non-employee directors, independent contractors, and consultants. The Company has 12,358,689 shares of the Company’s common stock reserved for issuance pursuant to awards that may be granted under the OIP. As of September 30, 2023, 2,570,125 shares of the Company’s common stock are subject to restricted stock awards.

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2022 Employee Stock Purchase Plan

On October 24, 2021, the stockholders of the Company approved the 2022 Employee Stock Purchase Plan (the “ESPP”), which became effective as of the Closing Date of the B. Riley Business Combination. An aggregate of 1,791,416 shares of the Company’s common stock has been reserved for issuance or transfer pursuant to rights granted under the ESPP (“Aggregate Number”). The Aggregate Number represents 2% of the aggregate number of shares of the Company’s fully diluted shares outstanding immediately after the Closing and is subject to increase each year over a ten-year period. The maximum aggregate number of shares of common stock available for issuance under ESPP shall not exceed 75,000,000 shares. The ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Each eligible employee may authorize payroll deductions at a minimum of 1% up to a maximum of 15% on a pro rata basis for each pay period during an offering. Under the ESPP, the Company’s Board may designate the period of each offering, but no offering shall exceed 27 months in duration. Unless otherwise determined, the offering shall be for a purchase period of 6 months, beginning on the offering date and ending on the exercise date. The purchase price for each share shall be 85% of the fair market value of the Company’s common stock on the offering date or the exercise date, whichever is less. As of September 30, 2023, 27,711 shares have been granted under this plan.

Amended and Restated 2019 Equity Incentive Plan

The Company maintained an equity incentive plan established in October 2019, the Amended 2019 Equity Incentive Plan (the “Legacy FaZe Plan”). The Legacy FaZe Plan allowed grants of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock and restricted stock units, generally to directors, employees, consultants and service providers. In July 2021, the Company’s Board amended the Legacy FaZe Plan and increased the maximum aggregate number of shares authorized to be issued to 10,500,000 shares of Legacy FaZe common stock, which is equivalent to 21,371,301 shares of the Company’s common stock calculated using the Equity Value Exchange Ratio. As of September 30, 2023, 16,712,807 shares of the Company’s common stock are issuable upon the vesting and exercise of stock options originally granted under the Legacy FaZe Plan, and 149,171 shares of the Company’s common stock are subject to restricted stock awards originally granted under the Legacy FaZe Plan. Following the Closing of the B. Riley Business Combination, no further awards may be awarded under the Legacy FaZe Plan, and any outstanding awards granted under the plan will remain subject to the terms of the Legacy FaZe Plan and the applicable award agreement.

The following table contains information about the Company’s equity compensation plans as of September 30, 2023:

	Shares		Shares
	Reserved for	Awards	Available for
	Issuance	Outstanding	Grant

2022 Omnibus Incentive Plan	12,358,689	3,876,658	8,482,031
2022 Employee Stock Purchase Plan	75,000,000	-	75,000,000
Amended 2019 Equity Incentive Plan	23,380,173	21,371,301	2,008,872

Stock Compensation Expense

Stock-based compensation expense for the periods presented was comprised of the following, which were included in general and administrative expenses within the Consolidated Statements of Operations:

	(In thousands)		(In thousands)
	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Stock options	$7	$336	$19	$454
Restricted stock awards	1,341	2,001	9,966	4,542
Total stock-based compensation expense	$1,348	$2,337	$9,985	$4,996

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Options

The following is an analysis of the stock option grant activity during the nine months ended September 30, 2023:

Vested and Nonvested Stock Options	Number	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding December 31, 2022	18,863,654	$0.38	4.13
Granted	-	-	-
Exercised	(2,150,847)	0.38	-
Expired or forfeited	-	-	-
Outstanding September 30, 2023	16,712,807	$0.38	3.38

Nonvested Stock Options	Number	Weighted- Average Exercise Price
Nonvested on December 31, 2022	670,008	$0.38
Granted	-	-
Vested	(262,944)	0.38
Forfeited	-	-
Nonvested on September 30, 2023	407,064	$0.38

The Company recognized stock-based compensation expense related to options granted and vesting expense of $7 thousand during the three months ended September 30, 2023, which is included in general and administrative expenses. The Company recognized stock-based compensation expense related to options issued and vesting of $336 thousand during the three months ended September 30, 2022, which is included in general and administrative expenses.

The Company recognized stock-based compensation expense related to options granted and vesting expense of $19 thousand during the nine months ended September 30, 2023, which is included in general and administrative expenses. The Company recognized stock-based compensation expense related to options issued and vesting of $454 thousand during the nine months ended September 30, 2022, which is included in general and administrative expenses.

During the three months ended September 30, 2023 and 2022, the Company granted a total of 0 and 0 options, respectively. During the nine months ended September 30, 2023 and 2022, the Company granted a total of 0 and 0 options, respectively.

F-91

Warrants

The following is an analysis of the warrant grant activity during the nine months ended September 30, 2023:

Vested and Nonvested Stock Warrants	Number	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding December 31, 2022	5,923,333	$11.50	4.55
Granted	-	-	-
Exercised	-	-	-
Expired or forfeited	-	-	-
Outstanding September 30, 2023	5,923,333	$11.50	3.80

During the three months ended September 30, 2023 and 2022, the Company granted a total of 0 and 0 warrants, respectively. During the nine months ended September 30, 2023 and 2022, the Company granted a total of 0 and 0 warrants, respectively. As of September 30, 2023 there are no Nonvested stock Warrants outstanding.

Restricted Stock Awards

A summary of Restricted Stock Awards (“RSAs”) issuances during the nine months ended September 30, 2023 is as follows:

Nonvested RSAs	Number	Weighted Average Price
Nonvested December 31, 2022	1,649,962	$6.27
Granted	1,925,856	0.42
Vested	(1,083,291)	6.49
Forfeited	-
Nonvested September 30, 2023	2,492,527	$1.35

The Company recognized stock-based compensation expense related to RSAs granted and vesting expense of $0.3 million and $2.5 million during the three months ended September 30, 2023 and 2022, respectively, which is included in general and administrative expenses. The Company recognized stock-based compensation expense related to RSAs granted and vesting expense of $10.0 million and $3.7 million during the nine months ended September 30, 2023 and 2022, respectively, which is included in general and administrative expenses.

During the three months ended September 30, 2023 and 2022, the Company granted a total of 1,925,856 and 0 RSAs, respectively. During the nine months ended September 30, 2023 and 2022, the Company granted a total of 1,925,856 and 1,119,698 RSAs, respectively.

Restricted Stock Units

A summary of Restricted Stock Units (“RSUs”) issuances during the nine months ended September 30, 2023 is as follows:

Nonvested RSUs	Number	Weighted Average Price
Nonvested December 31, 2022	702,417	$2.79
Granted	2,885,984	1.82
Vested	(578,535)	1.59
Forfeited	(324,250)	2.75
Nonvested September 30, 2023	2,685,616	$1.31

The Company recognized stock-based compensation expense related to RSUs granted and vesting expense of $1.1 million and $0.2 million during the three months ended September 30, 2023 and 2022, respectively, which is included in general and administrative expenses. The Company recognized stock-based compensation expense related to RSUs granted and vesting expense of $2.5 million and $0.5 million during the nine months ended September 30, 2023 and 2022, respectively, which is included in general and administrative expenses.

During the three months ended September 30, 2023 and 2022, the Company granted a total of 750,000 and 0 RSUs, respectively. During the nine months ended September 30, 2023 and 2022, the Company granted a total of 2,885,984 and 0 RSUs, respectively.

F-92

9. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases certain business and residential facilities under operating lease agreements that specify minimum rentals with lease terms ranging from two to two and a half years. The Company’s rent expense for the three months ended September 30, 2023 and 2022 was $0.8 million and $0.6 million, respectively. The Company’s rent expense for the nine months ended September 30, 2023 and 2022 was $1.2 million and $1.7 million, respectively. Rent expense is included in general and administrative expense in the Consolidated Statements of Operations. Scheduled rent increases, if any, are amortized on a straight-line basis over the lease term.

Our lease agreements generally do not provide an implicit borrowing rate; therefore, an internal incremental borrowing rate is determined based on information available at lease commencement date for purposes of determining the present value of lease payments. We used the incremental borrowing rate on September 30, 2023 and December 31, 2022 for all leases that commenced prior to that date. In determining this rate, which is used to determine the present value of future lease payments, we estimate the rate of interest we would pay on a collateralized basis, with similar payment terms as the lease and in a similar economic environment.

Lease Costs

(In thousands)	Three months Ended September 30, 2023	Three months Ended September 30, 2022
Components of total lease costs:
Operating lease expense	$791	$826
Total lease costs	$791	$826

(In thousands)	Nine months Ended September 30, 2023	Nine months Ended September 30, 2022
Components of total lease costs:
Operating lease expense	$1,188	$1,192
Total lease costs	$1,188	$1,192

Lease Positions as of September 30, 2023 and December 31, 2022

Right of use, or ROU, lease assets and lease liabilities for our operating leases are recorded on the balance sheet as follows:

	September	December 31,
(In thousands)	2023	2022
Assets
Right of use asset - long term	$1,560	$2,693
Total right of use asset	$1,560	$2,693
Liabilities
Operating lease liabilities - short term	$1,488	$1,488
Operating lease liabilities - long term	93	1,084
Total lease liability	$1,581	$2,572

F-93

Lease Terms and Discount Rate

Weighted average remaining lease term (in years) - operating leases	1.0
Weighted average discount rate - operating leases	4%

Future minimum lease payments, which include non-cancelable operating leases at September 30, 2023, are as follows:

Year ending December 31,	(In thousands)
2023 (remainder)	$502
2024	1,071
2025	5
2026	3
Thereafter	-
Total minimum lease payment	$1,581

10. LITIGATION

From time to time, in the normal course of operations, the Company is subject to litigation matters and claims, including claims relating to employee relations and business practices. The Company expenses legal fees as incurred. The Company records a provision for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. An unfavorable outcome to any legal matter, if material, could have an adverse effect on the Company’s operations or its financial position, liquidity, or results of operations.

On November 30, 2020, Adult Use Holdings, Inc. (“Adult Use”) and Zola Ventures Ltd. (“Zola”) initiated arbitration claiming that the Company owed CA$ 3 million to Adult Use and Zola in connection with alleged funding to the Company of CA$ 30.0 million by Bridging Finance Group. On December 21, 2020, the Company brought counterclaims against Adult Use, Zola, and their principals Adam Salman and Igor Gimelshtein. On May 14, 2021, the Company applied for summary disposition of the claim for CA$ 3 million brought by Adult Use and Zola. On August 4, 2021, the arbitrator granted the Company’s application and issued a Partial Final Award dismissing Adult Use’s and Zola’s claim. The United States District Court for the Southern District of New York subsequently affirmed the Partial Final Award and its dismissal of Adult Use’s and Zola’s claims against the Company in a decision issued September 28, 2022. On November 8 and November 11, 2022, the arbitrator held hearings in connection with the Company’s counterclaims. On December 23, 2022, the Company filed an application for costs and attorneys’ fees. On June 3, 2023, the Company was awarded $399 thousand of costs and attorneys’ fees for prevailing against the CA$ 3 million claim brought against the Company and for the Counterclaim Respondents’ conduct that unnecessarily increased the costs of the arbitration. As result, the Company has not recorded a reserve with respect to this litigation.

11. LOSS PER SHARE

In accordance with the provisions of ASC 260, Earnings Per Share, net loss per share is computed by dividing net loss by the weighted-average shares of common stock outstanding during the period. The results of operations were net losses for the three and nine months ended September 30, 2023 and 2022. The following table sets forth the computation of basic and diluted earnings per share attributable to common stockholders for the three and nine months ended September 30, 2023 and 2022:

	(In thousands, except shares and per-share information)
	Three months ended		Nine months ended
	September 30,		September
	2023	2022	2023	2022
Basic and diluted loss per share:
Net loss attributable to FaZe Holdings Inc., basic and diluted	$(7,201)	$(130,598)	$(35,597)	$(149,462)
Weighted-average common shares outstanding, basic and diluted	68,234,009	54,590,538	66,315,727	32,144,653
Net loss per share, basic and diluted	$(0.10)	$(2.39)	$(0.54)	$(4.65)

F-94

During a loss period, the effect of the potential exercise of stock options, warrants, convertible preferred stock, and convertible debt are not considered in the diluted loss per share calculation since the effect would be antidilutive. The Company did not have any participating securities in the periods presented. The Company had 1,680,774 fully vested warrants pursuant to which common shares were issuable for little to no consideration outstanding as of the Closing Date and for the year ended December 31, 2021. These warrants were exercised during the B. Riley Business Combination. The Company considered these warrants outstanding in the context of basic loss per share and included these warrants in the weighted-average shares of common stock outstanding for the period until converted.

The Company had antidilutive shares for the three and nine months ended September 30, 2023 and 2022. The following securities were not included in the computation of diluted shares outstanding for the three and nine months ended September 30, 2023 and 2022 because the effect would be antidilutive:

	As of September 30, 2023	As of September 30, 2022
Convertible preferred stock	-	-
Public Warrants	5,750,000	5,750,000
Private Placement Warrants	173,333	173,333
Seller Earn-out	5,312,098	5,312,098
Sponsor Earn-out Shares	2,156,250	2,156,250
Legacy FaZe preferred warrant	-	-
Unvested restricted stock award	2,492,527	2,248,834
Unvested restricted stock units	2,685,616	-
Stock options	18,859,673	18,055,159
Total potentially dilutive common stock equivalents	37,429,497	33,695,674

12. SUBSEQUENT EVENTS

In preparing the consolidated financial statements, the Company has evaluated subsequent events through November 13, 2023, which is the date the Condensed Consolidated Financial Statements were available for issuance.

GameSquare Merger Agreement

On October 19, 2023, the Company, entered into an Agreement and Plan of Merger (the “GameSquare Merger Agreement”), with GameSquare Holdings, Inc., a British Columbia corporation (“GameSquare”), and GameSquare Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of GameSquare ( “GS Merger Sub”), pursuant to which, subject to the terms and conditions set forth in the GameSquare Merger Agreement, Merger Sub will merge with and into the Company (the “GS Merger”), with the Company surviving such GS Merger as a wholly-owned subsidiary of GameSquare.

On the terms and subject to the conditions of the GameSquare Merger Agreement, each share of common stock, par value $0.0001 per share, of the Company (the “FaZe Common Stock”) issued and outstanding immediately prior to the effective time of the GS Merger (the “Effective Time”) (other than shares held in treasury by FaZe or held directly by GameSquare or GS Merger Sub) will be converted into the right to receive 0.13091 (the “Exchange Ratio”) of a fully paid and non-assessable share of common stock, no par value, of GameSquare (the “GameSquare Common Stock”) and, if applicable, cash in lieu of fractional shares of FaZe Common Stock, subject to any applicable withholding.

F-95

At the Effective Time, (i) all of the Company’s equity awards outstanding immediately prior to the Effective Time, including options to purchase shares of FaZe Common Stock and each share of FaZe Common Stock subject to vesting, repurchase, or other lapse of restrictions will be assumed by GameSquare and converted into GameSquare equity awards on substantially the same terms, except that the assumed equity awards will cover a number of shares of GameSquare Common Stock, and, if applicable, have an exercise price, determined using the Exchange Ratio and (ii) all outstanding FaZe warrants exercisable for shares of FaZe Common Stock will be assumed by GameSquare and converted into GameSquare warrants on substantially the same terms, except that the assumed warrants will cover a number of shares of GameSquare Common Stock, and, if applicable, have an exercise price, determined using the Exchange Ratio.

Under the GameSquare Merger Agreement, GameSquare has agreed to appoint to its board of directors two persons determined by the Company, and a third member to be mutually agreed upon by the Company and GameSquare prior to the Effective Time, as of the Effective Time, with such directors to hold office until the earliest to occur of the appointment or election and qualification of his or her respective successor or his or her death, resignation, disqualification or proper removal.

In addition, in connection with the GS Merger, GameSquare is to complete a financing involving the raising of additional capital or commitments to be made available to it following the GS Merger consisting of (i) a private placement in public equity to raise $10,000,000 through the sale of GameSquare Common Stock (the “Pipe Financing”), subject to reduction to the minimum extent necessary based on applicable restrictions pertaining to GameSquare’s issuance of shares of GameSquare Common Stock under NASDAQ Listing Rule 5635, or any other applicable rule imposed by applicable stock exchanges, which financing is supported by the backstop obligation by Goff & Jones Lending Co, LLC (the “Backstop Investor”) under the Backstop Agreement; (ii) GameSquare shall have entered into an asset-based loan facility agreement (the “Financing and Security Agreement”) with SLR Digital Finance LLC, as lender (the “Lender”), having a three (3) year term and providing for maximum aggregate borrowings thereunder at any one time of not less than $10,000,000, and such facility agreement shall be in full force and effect as of the Closing with no principal amounts drawn thereunder; and (iii) GameSquare shall have consummated after the date of the GameSquare Merger Agreement and prior to closing of the GS Merger a disposition of non-core assets of GameSquare having a gross sales price of approximately $4,000,000 (subject to certain earnout provisions).

F-96

GameSquare Holdings, Inc.

(formerly Engine Gaming and Media, Inc.)

Condensed Interim Consolidated Statements of Financial Position

(Unaudited)

(Expressed in United States Dollars)

	Note	September 30, 2023	December 31, 2022
		$	$
ASSETS
Current
Cash		2,447,065	977,413
Restricted cash		47,465	-
Accounts and other receivables	6	14,891,959	8,331,120
Government remittances		1,215,221	-
Prepaid expenses and other current assets	10	1,356,907	788,227
		19,958,617	10,096,760
Non-Current
Investment at FVTPL	7	3,188,749	-
Property and equipment	8	2,613,896	3,001,883
Goodwill	9	25,600,499	-
Intangible assets	9	20,523,724	4,609,837
Right-of-use assets	13	2,102,857	2,385,330
		54,029,725	9,997,050
		73,988,342	20,093,810

LIABILITIES
Current
Accounts payable		20,219,131	4,848,854
Accrued liabilities		5,867,495	3,180,208
Consideration payable		-	260,000
Players liability account		47,465	-
Deferred revenue		2,292,168	1,092,982
Lease liabilities, current	13	736,933	336,229
Credit facility payable	11	-	802,328
Line of credit	12	1,036,516	-
Warrant liability	17	136,711	-
Convertible debt, current	14	5,095,175	-
Arbitration reserve	19	517,875	-
		35,949,469	10,520,601

Convertible debt, non-current	14	1,500,844	-
Lease liabilities, non-current	13	2,089,699	2,362,448
Deferred tax liability		50,117	55,096
		3,640,660	2,417,544
		39,590,129	12,938,145

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Share capital	15	84,115,256	43,375,158
Contributed surplus	16	4,902,435	3,296,668
Warrants	17	30,000	1,925,238
Contingently issuable shares		-	131,184
Accumulated other comprehensive (loss) income		(168,366)	(269,053)
Deficit		(54,481,112)	(41,303,530)
		34,398,213	7,155,665
		73,988,342	20,093,810
Going concern	1(b)
Commitments and contingencies	19
Subsequent events	22

Approved on Behalf of Board:	“Justin Kenna”	“Travis Goff”
	Director	Director

See accompanying notes to the condensed interim consolidated financial statements.

F-97

GameSquare Holdings, Inc.

(formerly Engine Gaming and Media, Inc.)

Condensed Interim Consolidated Statements of Income (loss) and Comprehensive Income (loss)

(Unaudited)

(Expressed in United States Dollars)

		For the three months ended		For the nine months ended
	Note	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
		$	$	$	$
CONTINUING OPERATIONS REVENUE
Revenue	20	16,045,049	10,133,280	35,234,572	21,829,246

Cost of sales		11,641,387	6,547,235	24,833,233	13,580,839
Gross profit		4,403,662	3,586,045	10,401,339	8,248,407

EXPENSES
Salaries, consulting and management fees		4,911,533	2,413,028	13,434,380	7,442,140
Player compensation		578,034	426,705	1,604,832	1,315,745
Professional fees		529,007	437,672	957,057	1,425,585
Advertising and promotion		212,961	2,780,025	864,617	3,239,090
Office and general		1,351,182	790,666	3,222,909	2,172,181
Technology expenses		155,798	-	314,712	-
Amortization and depreciation	8,9,13	1,023,849	669,490	2,650,013	2,030,108
Share-based payments	16	405,907	265,105	1,288,292	1,206,332
Interest expense	11,12,13,14	265,350	55,373	528,016	270,185
(Gain) loss on foreign exchange		223,820	(20,695)	2,202	(66,675)
Change in provision for reclamation deposit		-	15,403	-	15,403
Transaction costs		688,935	-	2,186,916	-
Arbitration settlement reserve	19	(212,234)	-	(951,878)	-
Restructuring costs		92,334	-	386,620	-
Legal settlement		3,381	-	187,105	-
Change in fair value of warrant liability	17	(133,216)	-	(1,844,094)	-
Change in fair value of convertible debt	14	(86,127)	-	(541,136)	-
		10,010,514	7,832,772	24,290,563	19,050,094
Net loss for the period before discontinued operations and taxes		(5,606,852)	(4,246,727)	(13,889,224)	(10,801,687)
Income tax recovery		11,469	17,770	16,496	54,276
Net loss for the period before discontinued operations		(5,595,383)	(4,228,957)	(13,872,728)	(10,747,411)

DISCONTINUED OPERATIONS
Gain on disposition of assets available for sale		-	46,915	-	46,915
Gain (loss) from discontinued operations		534,288	-	358,194	-
Net loss for the period from discontinued operations		534,288	46,915	358,194	46,915
Net loss for the period		(5,061,095)	(4,182,042)	(13,514,534)	(10,700,496)

Other comprehensive loss
Items that will subsequently be reclassified to operations:
Foreign currency translation		212,040	(372,085)	100,687	(507,302)
Total comprehensive loss for the period		(4,849,055)	(4,554,127)	(13,413,847)	(11,207,798)

(Loss) profit for the period attributable to:
Owners of the parent		(5,061,095)	(4,182,042)	(13,514,534)	(10,714,214)
Non-controlling interest		-	-	-	13,718
	-	(5,061,095)	(4,182,042)	(13,514,534)	(10,700,496)

Basic and diluted net loss per share - continuing operations		(0.43)	(0.75)	(1.32)	(2.04)
Basic and diluted net loss per share - discontinued operations		0.04	0.01	0.03	0.01
Basic and diluted net loss per share		(0.39)	(0.74)	(1.29)	(2.03)
Weighted average number of common shares outstanding - basic and diluted		12,925,828	5,626,966	10,510,845	5,268,210

See accompanying notes to the condensed interim consolidated financial statements.

F-98

GameSquare Holdings, Inc.

(formerly Engine Gaming and Media, Inc.)

Condensed Interim Consolidated Statements of Shareholders’ Equity (Deficiency)

(Unaudited)

(Expressed in United States Dollars)

	Number of Proportionate Voting Shares	Number of common shares	Share Capital	Contributed Surplus	Warrants	Contingently Issuable Shares and Options	Accumulated other comprehensive (loss) income	Non- Controlling Interest	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	$	$	$	$	$	$	$	$	$	$
Balance, January 1, 2023	3,098	6,042,445	43,375,158	3,296,668	1,925,238	131,184	(269,053)	-	(41,303,530)	7,155,665
Conversion from Proportionate Voting Shares to Common	(3,098)	309,825	-	-	-	-	-	-	-	-
Impact of rounding down after exchange for GSQ Esports	-	(70)	-	-	-	-	-	-	-	-
Contingent consideration on acquisition of Cut+Sew (Note 11)	-	29,359	131,184	-	-	(131,184)	-	-	-	-
Acquisition of Engine	-	6,380,083	39,684,000	1,330,000	30,000	-	-	-	-	41,044,000
Reclassify former GSQ Esports Inc. warrants to warrant liability	-	-	-	-	(1,925,238)	-	-	-	-	(1,925,238)
Shares issued for legal settlements	-	29,929	183,187	-	-	-	-	-	-	183,187
Options (Note 16(a))	-	-	-	340,624	-	-	-	-	-	340,624
Options expired (Note 16(a))	-	-	-	(333,367)	-	-	-	-	333,367	-
Restricted share units (Note 16(b))	-	-	-	947,668	-	-	-	-	-	947,668
Restricted share units exercised (Note 16(b))	-	125,148	675,573	(675,573)	-	-	-	-	-	-
Restricted share units cancelled (Note 16(b))	-	-	-	(3,585)	-	-	-	-	3,585	-
Shares issued for debt	-	9,109	66,154	-	-	-	-	-	-	66,154
Other comprehensive loss	-	-	-	-	-	-	100,687	-	-	100,687
Net loss for the period	-	-	-	-	-	-	-	-	(13,514,534)	(13,514,534)
Balance, September 30, 2023	-	12,925,828	84,115,256	4,902,435	30,000	-	(168,366)	-	(54,481,112)	34,398,213

Balance, January 1, 2022	-	5,047,708	36,218,116	3,101,014	2,287,484	52,662	135,981	(90,474)	(24,059,541)	17,645,242
Conversion from Common to Proportionate Voting Shares	3,098	(309,825)	-	-	-	-	-	-	-	-
Private placements	-	1,236,311	6,162,534	-	140,677	-	-	-	-	6,303,211
Share issuance costs	-	-	(42,822)	-	-	-	-	-	-	(42,822)
Options granted	-	-	-	530,473	-	-	-	-	-	530,473
Options expired	-	-	-	(344,913)	-	-	-	-	344,913	-
Restricted share units	-	-	-	675,859	-	-	-	-	-	675,859
Restricted share units exercised	-	68,250	1,059,342	(1,059,342)	-	-	-	-	-	-
Warrants issued for credit facility	-	-	-	-	69,215	-	-	-	-	69,215
Non-controlling interest on sale of Biblos	-	-	-	-	-	-	-	76,756	(76,756)	-
Other comprehensive loss	-	-	-	-	-	-	(507,302)	-	-	(507,302)
Net loss for the period	-	-	-	-	-	-	-	13,718	(10,714,214)	(10,700,496)
Balance, September 30, 2022	3,098	6,042,444	43,397,170	2,903,091	2,497,376	52,662	(371,321)	-	(34,505,598)	13,973,380

See accompanying notes to the condensed interim consolidated financial statements.

F-99

GameSquare Holdings, Inc.

(formerly Engine Gaming and Media, Inc.)

Condensed Interim Consolidated Statements of Cash Flows

(Unaudited)

(Expressed in United States Dollars)

		For the nine months ended
	Note	September 30, 2023	September 30, 2022
		$	$
OPERATING ACTIVITIES
Net loss for the period		(13,514,534)	(10,700,496)
Items not affecting cash:
Amortization and depreciation	8,9,13	2,650,013	2,030,108
Income tax recovery		(16,496)	(54,276)
Bade debt		-	114,750
Arbitration settlement reserve	19	(951,878)	-
Shares issued for legal settlements		187,105	-
Gain on settlement of patent litigation		(635,480)	-
Gain on disposition of assets available for sale		-	(46,915)
Change in provision for reclamation deposit		-	15,403
Change in fair value of warrant liability	17	(1,844,094)	-
Change in fair value of convertible debt	14	(541,136)	-
Non-cash interest expense		-	276,232
Share-based payments	16	1,288,292	1,206,332
		(13,378,208)	(7,158,862)
Changes in non-cash working capital:
Accounts and other receivables		903,822	(4,599,832)
Government remittances		(151,118)	-
Prepaid expenses and other current assets		176,019	(572,495)
Reclamation deposits		-	(2,532)
Assets held for sale		-	(48,980)
Accounts payable and accrued liabilities		2,911,966	3,808,353
Consideration payable		(260,000)	-
Deferred revenue		3,757	891,951
		3,584,446	(523,535)
		(9,793,762)	(7,682,397)
INVESTING ACTIVITIES
Purchase of property and equipment		-	(31,264)
Proceeds from sale of assets held for sale		-	49,356
Acquisition of Engine	5	11,278,691	-
		11,278,691	18,092
FINANCING ACTIVITIES
Proceeds from private placement		-	6,303,211
Share issue costs		-	(42,822)
Proceeds (payments) on promissory notes payable, net		185,397	(149,442)
Proceeds (payments) on line of credit, net		1,036,516	-
Payments on lease financing		(411,683)	(400,828)
Payments on credit facility		(825,510)
		(15,280)	5,710,119
Impact of foreign exchange on cash		3	(50,944)
Change in cash		1,469,652	(2,005,130)

Cash, beginning of period		977,413	6,028,232
Cash, end of period		2,447,065	4,023,102

See accompanying notes to the condensed interim consolidated financial statements.

F-100

GameSquare Holdings, Inc.

(formerly Engine Gaming and Media, Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2023, and 2022

(Unaudited)

(Amounts in United States dollars)

1. Corporate information and going concern

(a) Corporate information

GameSquare Holdings, Inc. (formerly Engine Gaming & Media, Inc.) (“GameSquare” or the “Company”) is a corporation existing under the Business Corporations Act (British Columbia) (and was originally incorporated under the Business Corporations Act (Ontario) on April 8, 2011). The registered head office of the Company is 6775 Cowboys Way, Ste. 1335, Frisco, Texas, USA, 75034.

GameSquare Holdings, Inc. (formerly Engine Gaming and Media, Inc.), (NASDAQ: GAME; TSXV: GAME) completed its plan of arrangement (the “Arrangement”) with GameSquare Esports Inc. (“GSQ”) on April 11, 2023, resulting in the Company acquiring all the issued and outstanding securities of GSQ (see Note 5).

The Arrangement constituted a Reverse Takeover of the Company by GameSquare Esports, Inc. with GameSquare Esports, Inc as the reverse takeover acquirer and the Company as the reverse takeover acquiree, under applicable securities laws and for accounting purposes under IFRS. At completion of the Arrangement Engine Gaming and Media, Inc. changed its name to GameSquare Holdings Inc.

GameSquare Esports, Inc was traded on the Canadian Securities Exchange (CSE) under the symbol “GSQ” and on the OTCQB Venture Market in the Unites States under the symbol “GMSQF” until April 11, 2023.

GameSquare is a vertically integrated, digital media, entertainment and technology company that connects global brands with gaming and youth culture audiences. GameSquare’s end-to-end platform includes GCN, a digital media company focused on gaming and esports audiences, Swingman LLC dba as Zoned, a gaming and lifestyle marketing agency, Code Red Esports Ltd. (“Code Red”), a UK based esports talent agency, NextGen Tech, LLC, dba as Complexity Gaming (“Complexity”), a leading esports organization, GameSquare Esports Inc. dba as Fourth Frame Studios, a creative production studio, Mission Supply, a merchandise and consumer products business, Frankly Media, programmatic advertising, Stream Hatchet, live streaming analytics, and Sideqik a social influencer marketing platform.

These condensed interim consolidated financial statements include the accounts of the Company and its subsidiaries.

(b) Going concern

These interim condensed consolidated financial statements have been prepared on a going concern basis, which contemplates that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. Accordingly, they do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern, and therefore be required to realize its assets and liquidate its liabilities and commitments in other than the normal course of business and at amounts different from those in the accompanying consolidated financial statements. Such adjustments could be material. It is not possible to predict whether the Company will be able to raise adequate financing or to ultimately attain profit levels of operations.

The Company has not yet realized profitable operations and has incurred significant losses to date resulting in a cumulative deficit of $54,481,112 as of September 30, 2023 (December 31, 2022 –$41,303,530). The recoverability of the carrying value of the assets and the Company’s continued existence is dependent upon the achievement of profitable operations, or the ability of the Company to raise alternative financing, if necessary. While management has been historically successful in raising the necessary capital, it cannot provide assurance that it will be able to execute its business strategy or be successful in future financing activities. As of September 30, 2023, the Company had a working capital deficiency of $15,990,852 (December 31, 2022 – working capital deficiency of $423,841) which is comprised of current assets less current liabilities.

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These conditions indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern and, therefore, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business.

2. Basis of presentation

(a) Statement of compliance

These interim condensed consolidated financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting. Accordingly, they do not include all of the information required for full annual financial statements required by International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These unaudited interim condensed consolidated financial statements are prepared on a basis consistent with the accounting policies disclosed in the audited consolidated financial statements for the fiscal year ended December 31, 2022; and should be read in conjunction with those audited consolidated financial statements. Interim results are not necessarily indicative of the results expected for the fiscal year.

These interim condensed consolidated financial statements were authorized for issuance by the Board of Directors of the Company on November 15, 2023.

(b) Basis of consolidation

The interim condensed consolidated financial statements comprise the accounts of the Company and its controlled subsidiaries. The financial statements of subsidiaries are included in the interim condensed consolidated financial statements from the date that control commences until the date that control ceases. Consolidated financial statements are prepared using uniform accounting policies for like transactions and other events in similar circumstances.

All transactions and balances between the Company and its subsidiaries are eliminated on consolidation, including unrealized gains and losses on transactions between companies. Unrealized gains arising from transactions with equity accounted investees are eliminated against the investment to the extent of the Company’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

The Company’s material subsidiaries as of September 30, 2023, are as follows:

Name of Subsidiary	Country of Incorporation	Ownership Percentage	Functional Currency
Frankly Inc.	Canada	100%	Canadian Dollar
Stream Hatchet S.L.	Spain	100%	Euro
Code Red Esports Ltd.	United Kingdom	100%	UK Pound Sterling
GameSquare Esports, Inc.	Canada	100%	Canadian Dollar
GameSquare Esports (USA) Inc. (dba as Fourth Frame Studios)	USA	100%	US Dollar
GCN Inc.	USA	100%	US Dollar
NextGen Tech, LLC	USA	100%	US Dollar
Swingman LLC	USA	100%	US Dollar
Mission Supply LLC	USA	100%	US Dollar
SideQik, Inc.	USA	100%	US Dollar

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Non-controlling interests are measured initially at their proportionate share of the acquiree’s identifiable net assets at the date of acquisition. Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

(c) Functional and presentation currency

The functional currency of the Company is the US Dollar (“USD). The functional currencies of the Company’s subsidiaries are disclosed in Note 2(b). The presentation currency of the interim condensed consolidated financial statements is the US Dollar (“USD”).

3. Changes in significant accounting policies

In The unaudited condensed interim consolidated financial statements were prepared using the same accounting policies and methods as those used in the Company’s consolidated financial statements for the year ended December 31, 2022, other than as noted below. The updates to and additional significant accounting policies are primarily resulting from the integration of the Engine acquisition.

New and updated significant accounting policies.

Functional and presentation currency and translation

The functional currency of the Company and its subsidiaries is disclosed in Note 2(b). The presentation currency of the consolidated financial statements is the US Dollar (“USD”).

The financial statements of entities that have a functional currency different from the presentation currency are translated into US dollars as follows: assets and liabilities at the closing rate at the date of the Company’s consolidated statement of financial position and income and expenses at the average rate of the year (as this is considered a reasonable approximation of the actual rates prevailing at the transaction dates). All resulting changes are recognized in other comprehensive income (loss) as foreign currency translation adjustments, except to the extent that the translation difference is allocated to non-controlling interest.

Foreign currency transactions are translated into the functional currency of each entity using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in currencies other than an entity’s functional currency are recognized in the consolidated statements of loss.

Revenue recognition

Revenue is measured based on the consideration specified in a contract with a customer. The Company recognizes revenue when it transfers control of its services to a customer.

The following provides information about the nature and timing of the satisfaction of performance obligations in contracts with customers, including significant payment terms and related revenue recognition policies:

Talent representation service revenues

Talent representation service revenue is recorded on completion of the event in which the talent management service has been provided.

Influencer promotional fees

Influencer marketing and promotional fees are recognized over the period during which the services are performed. Revenue and income from custom service contracts are determined on the percentage of completion method, based on the ratio of contract timepassed in the reporting period over estimated total length of the contract.

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Consulting fees and other revenues

Consulting fees and other revenues are recognized when the services have been performed.

Software-as-a-service

The Company enters into license agreements with customers for its content management system, video software, and mobile applications (Frankly), e-sports data platform (Stream Hatchet) and an influencer marketing platform (SideQik). These license agreements, generally non-cancellable, without paying a termination penalty, and multiyear, provide the customer with the right to use the Company’s application solely on a Company-hosted platform or, in certain instances, on purchased encoders. The license agreements also entitle the customer to technical support.

Revenue from these license agreements is recognized ratably over the license term. Early termination fees are recognized when a customer ceases use of agreed upon services prior to the expiration of their contract. These fees are recognized in full on the date the customer has completed their migration of the Company’s solutions and there is no continuing service obligation to the customer.

The Company charges its customers for the optional use of its content delivery network to stream and store videos. The revenue is recognized as earned based on the actual usage because it has stand-alone value and delivery is in control of the customer. The Company also charges its customers for the use of its ad serving platform to serve ads under local advertising campaigns. The Company reports revenue as earned based on the actual usage.

Advertising

Under national advertising agreements with advertisers, the Company sources, creates, and places advertising campaigns that run across the Company’s network of publisher sites. National advertising revenue, net of third-party costs, is shared with publishers based on their respective contractual agreements. The Company invoices national advertising amounts due from advertisers and remits payments to publishers for their share. Depending on the agreement with the publisher, the obligation to remit payment to the publisher is based on either billing to the advertiser or the collection of cash from the advertiser.

National advertising revenue is recognized in the period during which the ad impressions are delivered. The Company reports revenue earned through national advertising agreements either on a net or gross basis. The Company applies judgement in recognizing revenue earned through national advertising agreements on a net or gross basis based on the criteria as disclosed below.

Under national advertising agreements wherein the Company does not bear inventory risk and only has credit risk on its portion of the revenue, national advertising revenues are accounted for on a net basis and the publisher is identified as the customer.

In select national advertising agreements with its publishers, the Company takes on inventory risk and additional credit risk. Under these agreements, the Company either a) provides the publisher with a guaranteed minimum gross selling price per advertising unit delivered, wherein the greater of the actual selling price or guaranteed minimum selling price is used in determining the publisher’s share or b) provides the publisher with a fixed rate per advertising unit delivered, wherein the publisher is paid the fixed rate per advertising unit delivered irrespective of the actual selling price. Under these national advertising agreements, national advertising revenues are accounted for on a gross basis with the advertiser identified as the customer and the publisher identified as a supplier, with amounts billed to the advertiser reported as revenue and amounts due to the publisher reported as a revenue sharing expense, within expenses.

Also included in advertising revenue is advertising revenue generated by the Company’s various owned and operated properties.

The Company assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. When the Company acts in the capacity of an agent rather than as the principal in a transaction, the revenue recognized is the net amount of commission made by the Company.

Deferred revenue consists of customer advances for Company services to be rendered that will be recognized as income in future periods.

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Cash and equivalents, and restricted cash

The “cash and cash equivalents” category consists of cash in banks, call deposits and other highly liquid investments with initial maturities of three months or less. Any investments in securities, investments with initial maturities greater than three months without early redemption feature and bank accounts subject to restrictions, other than restrictions due to regulations specific to a country or activity sector (exchange controls, etc.) are not presented as cash equivalents but as financial assets. Bank overdrafts that are repayable on demand and form an integral part of the Company’s cash management are included as a component of cash and cash equivalents for the purpose of the statement of cash flows. Restricted cash is presented as a separate category on the statement of financial position.

Accounts and other receivables

Trade receivables are recognized initially at fair value and subsequently measured at amortized cost less provision for impairment of trade accounts receivable. A provision for impairment of trade accounts receivable is established based on a forward-looking “expected loss” impairment model. The carrying amount of the trade receivables is reduced using the provision for impairment account, and the amount of any increase in the provision for impairment is recognized in the consolidated statement of loss and comprehensive loss. When a trade receivable is uncollectible, it is written off against the provision for impairment account for trade accounts receivable. Subsequent recoveries of amounts previously written off are credited to the consolidated statement of loss and comprehensive loss.

Property and equipment

Property and equipment are carried at historical cost less any accumulated depreciation and impairment losses. Historical cost includes the acquisition cost or production cost as well as the costs directly attributable to bringing the asset to the location and condition necessary for its use in operations. When property and equipment include significant components with different useful lives, they are recorded and depreciated separately. Depreciation is computed using the straight-line and declining balance methods based on the estimated useful life of the assets. Useful life is reviewed at the end of each reporting period.

After initial recognition, the cost model is applied to property and equipment. Where parts of an item of property and equipment have different useful lives, they are accounted for as separate items of property and equipment.

The Company recognizes in the carrying amount of an item of property and equipment the cost of replacing part of such an item when that cost is incurred if it is probable that the future economic benefits embodied with the item will flow to the Company and the cost of the item can be measured reliably. All other costs are recognized in the consolidated statement of loss and comprehensive loss as an expense as incurred. Depreciation is provided at rates calculated to write off the cost of property and equipment less their estimated residual value on the straight-line and declining balance methods, over the estimated useful lives, as follows:

Computer equipment	3 to 5 years, straight-line
Furniture and fixtures	5 years, straight-line
Leasehold improvements	Term of the lease

Goodwill

Goodwill arising on a business acquisition is recognized as an asset at the date that control is acquired (the “acquisition date”). Goodwill is measured as the excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the fair value of the acquirer’s previously held equity interest (if any) in the entity over the fair value of the identifiable net assets.

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Intangible assets

Intangible assets include acquired software used in production or administration and brand names and customer relationships that qualify for recognition as an intangible asset in a business combination. They are accounted for using the cost model whereby capitalized costs are amortized on a straight-line basis over their estimated useful lives, as these assets are considered finite. Residual values and useful lives are reviewed at each reporting date.

The useful lives of the intangibles are as follows:

Software	3 to 5 years, straight-line 5 years
Brands	5-10 years
Customer relationships	5-20 years

Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and install the specific software. Subsequent expenditure on brands is expensed as incurred. Costs associated with maintaining computer software (expenditure relating to patches and other minor updates as well as their installation), are expensed as incurred.

Other intangible assets, such as brands, that are acquired by the Company are stated at cost less accumulated amortization and impairment losses. Expenditures on internally generated brands, mastheads or editorial pages, publishing titles, customer lists and items similar in substance is recognized in the consolidated statement of loss and comprehensive loss as an expense as incurred.

Research costs are expensed when incurred. Development costs are capitalized when the feasibility and profitability of the project can be reasonably considered certain. Expenditure on development activities, whereby research findings are applied to a plan or design to produce new or substantially improved products and processes, is capitalized if the product or process is technically and commercially feasible and the Company has sufficient resources to complete development. The expenditure capitalized includes the cost of materials, direct labor and an appropriate proportion of overheads. Other development expenditure is recognized in the consolidated statement of loss and comprehensive loss as an expense as incurred. Capitalized development expenditure is stated at cost less accumulated amortization and impairment losses.

Impairment of property and equipment, intangible assets, and goodwill

i) Timing of impairment testing

The carrying values of property and equipment and finite life intangible assets are assessed at the reporting date as to whether there is any indication that the assets may be impaired. Goodwill and indefinite life intangible assets are tested for impairment annually or when there is an indication that the asset may be impaired.

ii) Impairment testing

If any indication of impairment exists or when the annual impairment testing for an asset is required, the Company estimates the recoverable amount of the asset or cash generating unit (“CGU”) to which the asset relates to determine the extent of any impairment loss. The recoverable amount is the higher of an asset’s or CGU’s fair value less costs of disposal and its value in use (“VIU”) to the Company. In assessing VIU, estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. In determining fair value less costs of disposal, recent market transactions are considered, if available. If the recoverable amount of an asset or a CGU is estimated to be less than its carrying amount, the carrying amount is reduced to its recoverable amount. An impairment loss is recognized immediately in the consolidated statement of loss and comprehensive loss.

For impaired assets, excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the Company estimates the asset’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of amortization, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the consolidated statement of loss and comprehensive loss. Impairment losses relating to goodwill cannot be reversed.

F-106

Leases

The Company assesses whether a contract is or contains a lease, at inception of the contract. The Company recognizes a right-of-use asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets (such as tablets and personal computers, small items of office furniture and telephones). For these leases, the Company recognizes the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Company uses its incremental borrowing rate.

Lease payments included in the measurement of the lease liability comprise:

●	Fixed lease payments (including in-substance fixed payments), less any lease incentives receivable;

●	Variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date;

●	The amount expected to be payable by the lessee under any residual value guarantees;

●	The exercise price of purchase options, if the lessee is reasonably certain to exercise the options; and

●	Payments of penalties for terminating the lease if the lease term reflects the exercise of an option to terminate the lease.

The lease liability is presented as a separate line in the consolidated statement of financial position.

The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect the lease payments made. The Company remeasures the lease liability (and makes a corresponding adjustment to the related right-of-use asset) whenever:

●	The lease term has changed or there is a significant event or change in circumstances resulting in a change the assessment of exercise of a purchase option, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate.

●	The lease payments change due to changes in an index or rate or a change in expected payment under a guaranteed residual value, in which cases the lease liability is remeasured by discounting the revised lease payments using an unchanged discount rate (unless the lease payments change is due to a change in a floating interest rate, in which case a revised discount rate is used).

●	A lease contract is modified, and the lease modification is not accounted for as a separate lease, in which case the lease liability is remeasured based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of the modification.

The Company did not make any such adjustments during the periods presented.

The right-of-use assets comprise the initial measurement of the corresponding lease liability, lease payments made at or before the commencement day, less any lease incentives received and any initial direct costs. They are subsequently measured at cost less accumulated depreciation and impairment losses.

Right-of-use assets are depreciated over the shorter period of lease term and useful life of the underlying asset. If a lease transfers ownership of the underlying asset or the cost of the right-of-use asset reflects that the Company expects to exercise a purchase option, the related right-of-use asset is depreciated over the useful life of the underlying asset. The depreciation starts at the commencement date of the lease.

F-107

The right-of-use assets are presented as a separate line in the consolidated statement of financial position.

The Company applies IAS 36 Impairment of Assets to determine whether a right-of-use asset is impaired and accounts for any identified impairment loss as described in the ‘property and equipment’ policy.

Variable rents that do not depend on an index or rate are not included in the measurement the lease liability and the right-of-use asset. The related payments are recognized as an expense in the period in which the event or condition that triggers those payments occurs and are included in the line “other expenses” in profit or loss.

As a practical expedient, IFRS 16 Leases permits a lessee not to separate non-lease components, and instead account for any lease and associated non-lease components as a single arrangement. The Company has not used this practical expedient. For contracts that contain a lease component and one or more additional lease or non-lease components, the Company allocates the consideration in the contract to each lease component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease components.

Issuance of Units

The Company issues units that consist of shares and warrants. The fair value is allocated to the shares and warrants utilizing the relative fair value method.

Financial instruments

Financial assets

Recognition and Initial Measurement

The Company recognizes financial assets when it becomes party to the contractual provisions of the instrument. Financial assets are measured initially at their fair value plus, in the case of financial assets not subsequently measured at fair value through profit or loss, transaction costs that are directly attributable to their acquisition. Transaction costs attributable to the acquisition of financial assets subsequently measured at fair value through profit or loss are expensed in profit or loss when incurred.

Classification and Subsequent Measurement

On initial recognition, financial assets and liabilities are classified as subsequently measured at amortized cost, fair value through other comprehensive income (“FVOCI”) or fair value through profit or loss (“FVTPL”). The Company determines the classification of its financial assets, together with any embedded derivatives, based on the business model for managing the financial assets and their contractual cash flow characteristics.

Financial assets are classified as follows:

●	Amortized cost - Assets that are held for collection of contractual cash flows where those cash flows are solely payments of principal and interest are measured at amortized cost. Interest revenue is calculated using the effective interest method and gains or losses arising from impairment, foreign exchange and derecognition are recognized in profit or loss. Financial assets measured at amortized cost are comprised of cash, restricted cash, accounts and other receivables and advances.

●	Fair value through other comprehensive income - Assets that are held for collection of contractual cash flows and for selling the financial assets, and for which the contractual cash flows are solely payments of principal and interest, are measured at fair value through other comprehensive income. Interest income calculated using the effective interest method and gains or losses arising from impairment and foreign exchange are recognized in profit or loss. All other changes in the carrying amount of the financial assets are recognized in other comprehensive income. Upon derecognition, the cumulative gain or loss previously recognized in other comprehensive income is reclassified to profit or loss. The Company does not hold any financial assets measured at fair value through other comprehensive income.

F-108

●	Mandatorily at fair value through profit or loss - Assets that do not meet the criteria to be measured at amortized cost, or fair value through other comprehensive income, are measured at fair value through profit or loss. All interest income and changes in the financial assets’ carrying amount are recognized in profit or loss. Financial assets measured mandatorily at fair value through profit and loss include publisher advance, promissory notes receivable and investment at FVTPL.

●	Designated at fair value through profit or loss – On initial recognition, the Company may irrevocably designate a financial asset to be measured at fair value through profit or loss in order to eliminate or significantly reduce an accounting mismatch that would otherwise arise from measuring assets or liabilities, or recognizing the gains and losses on them, on different bases. All interest income and changes in the financial assets’ carrying amount are recognized in profit or loss.

Business Model Assessment

The Company assesses the objective of its business model for holding a financial asset at a level of aggregation which best reflects the way the business is managed, and the way information is provided to management. Information considered in this assessment includes stated policies and objectives.

Contractual Cash Flow Assessment

The cash flows of financial assets are assessed as to whether they are solely payments of principal and interest on the basis of their contractual terms. For this purpose, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money, the credit risk associated with the principal amount outstanding, and other basic lending risks and costs. In performing this assessment, the Company considers factors that would alter the timing and amount of cash flows such as prepayment and extension features, terms that might limit the Company’s claim to cash flows, and any features that modify consideration for the time value of money.

Impairment

The Company recognizes a loss allowance for the expected credit losses associated with its financial assets, other than financial assets measured at fair value through profit or loss. Expected credit losses are measured to reflect a probability-weighted amount, the time value of money, and reasonable and supportable information regarding past events, current conditions, and forecasts of future economic conditions.

The Company applies the simplified approach for accounts receivable. Using the simplified approach, the Company records a loss allowance equal to the expected credit losses resulting from all possible default events over the assets’ contractual lifetime.

The Company assesses whether a financial asset is credit-impaired at the reporting date. Regular indicators that a financial instrument is credit-impaired include significant financial difficulties as evidenced through borrowing patterns or observed balances in other accounts and breaches of borrowing contracts such as default events or breaches of borrowing covenants. For financial assets assessed as credit-impaired at the reporting date, the Company continues to recognize a loss allowance equal to lifetime expected credit losses.

For financial assets measured at amortized cost, loss allowances for expected credit losses are presented in the statement of financial position as a deduction from the gross carrying amount of the financial asset.

Financial assets are written off when the Company has no reasonable expectations of recovering all or any portion thereof.

Derecognition of Financial Assets

The Company derecognizes a financial asset when its contractual rights to the cash flows from the financial asset expire.

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Financial Liabilities

Recognition and Initial Measurement

The Company recognizes a financial liability when it becomes party to the contractual provisions of the instrument. At initial recognition, the Company measures financial liabilities at their fair value plus transaction costs that are directly attributable to their issuance, except for financial liabilities subsequently measured at fair value through profit or loss for which transaction costs are immediately recorded in profit or loss.

Financial liabilities are classified as either financial liabilities at FVTPL or at amortized cost. The Company determines the classification of its financial liabilities at initial recognition.

●	Amortized cost - Financial liabilities are classified as measured at amortized cost unless they fall into one of the following categories: financial liabilities at FVTPL, financial liabilities that arise when a transfer of a financial asset does not qualify for derecognition, financial guarantee contracts, or commitments to provide a loan at a below-market interest rate, or contingent consideration recognized by an acquirer in a business combination.

The Company’s accounts payable, accrued liabilities, players liability account, lease liabilities, credit facility payable, and line of credit do not fall into any of the exemptions and are therefore classified as measured at amortized cost.

●	Financial liabilities recorded at FVTPL - Financial liabilities are classified as FVTPL if they fall into one of the five exemptions detailed above, or they are derivatives or they are designated as such on initial recognition. The Company’s warrants that are not issued in exchange for goods or services and have characteristics of derivative financial liabilities as a result of the warrants that have an exercise price in a currency different from the functional currency of the Company, are measured as financial liabilities at FVTPL. The Company’s convertible debt is designated as financial liabilities at FVTPL.

Transaction costs

Transaction costs associated with financial instruments, carried at FVTPL, are expensed as incurred, while transaction costs associated with all other financial instruments are included or deducted from the initial carrying amount of the asset or the liability.

Subsequent measurement

Instruments classified as FVTPL are measured at fair value with unrealized gains and losses recognized in profit or loss. Instruments classified as amortized cost are measured at amortized cost using the effective interest rate method. Instruments classified as FVTOCI are measured at fair value with unrealized gains and losses recognized in other comprehensive income.

Derecognition of financial liabilities

The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled, or expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any noncash assets transferred or liabilities assumed, is recognized in profit or loss.

Fair value measurement

The Company categorizes its financial assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs used in the measurement.

Level 1:	This level includes assets and liabilities measured at fair value based on unadjusted quoted prices for identical assets and liabilities in active markets that are accessible at the measurement date.

Level 2:	This level includes valuations determined using directly or indirectly observable inputs other than quoted prices included within Level 1.

Level 3:	This level includes valuations based on inputs which are unobservable.

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Offsetting

Financial assets and liabilities are offset, and the net amount presented in the statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

Income taxes

Income tax on the profit or loss for the periods presented comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year end, adjusted for amendments to tax payable with regards to previous years.

Deferred tax is provided using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of goodwill; the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit; and differences relating to investments in subsidiaries, associates, and jointly controlled entities to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the financial position reporting date applicable to the period of expected realization or settlement.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Share capital

Common shares are classified as equity. Transaction costs directly attributable to the issue of common shares, share purchase options, and equity classified warrants are recognized as a deduction from equity, net of any tax effects. When share capital recognized as equity is repurchased, the amount of the consideration paid, including directly attributable costs, is recognized as a deduction from total equity.

Share-based payments

The share-based payment plan allows Company employees and consultants to acquire shares of the Company. The fair value of share-based payment awards granted is recognized within share-based payments expense with a corresponding increase in equity.

Each tranche in an award is considered a separate award with its own vesting period and grant date fair value. The fair value is measured at grant date and each tranche is recognized on a straight-line basis over the period during which the share purchase options vest. The fair value of the share-based payment awards granted is measured using the Black-Scholes option pricing model taking into account the terms and conditions upon which the awards were granted such as stock price, term, and stock volatility. At each financial position reporting date, the amount recognized as an expense is adjusted to reflect the actual number of awards, for which the related service and non-market vesting conditions are expected to be met.

F-111

For each Restricted Share Units (“RSU”) granted, the Company recognizes an expense equal to the market value of a common share at the date of grant and for each common share option granted, the Company recognizes an expense equal to the fair value of the option estimated using a Black Scholes model at grant date, based on the number of RSUs/options expected to vest, recognized over the term of the vesting period, with a corresponding increase to contributed surplus. Share based payments expense is adjusted for subsequent changes in management’s estimate of the number of RSUs/options that are expected to vest. The effect of these changes is recognized in the period of the change.

The Company’s warrants having an exercise price in the functional currency of the Company that are not issued in exchange for good and services are equity measured and the fair value at grant date for these warrants is classified within contributed surplus.

For equity-settled share-based payment transactions, including share options and RSUs granted to officers and directors of the Company and warrants granted to advisors in a financing transaction, the Company measures the goods or services received, and the corresponding increase in contributed surplus, directly, at the fair value of the goods or services received, unless that fair value cannot be estimated reliably, in which cases, the Company measures their value, and the corresponding increase in equity, indirectly, by reference to the fair value of the equity instruments granted.

Discontinued operations and assets held for sale

A non-current asset or a group of assets and liabilities is a disposal group when the carrying amount will be recovered principally through its divestiture and not by continuing utilization. To meet this definition, the asset must be available for immediate sale, and divestiture must be highly probable. Non-current assets or disposal groups classified as held for sale are measured at the lower of carrying amounts and fair value less costs to sell.

Classification as a discontinued operation occurs at the earlier of disposal or when the operation meets the criteria to be classified as held-for-sale.

Discontinued operations are presented on a single line of the consolidated statements of loss and comprehensive loss for the periods reported, comprising the earnings after tax of discontinued operations until divestiture and the gain or loss after tax on sale or fair value measurement, less costs to sell the assets and liabilities making up the discontinued operations. In addition, the cash flows generated by the discontinued operations are presented on one separate line of the statement of consolidated cash flows for the periods presented.

Segment reporting

A segment is a distinguishable component of the Company that is engaged either in providing products or services (business segment), or in providing products or services within a particular economic environment (geographical segment), which is subject to risks and rewards that are different from those of other segments.

New accounting standards

Effective January 1, 2023, the Company adopted the following new accounting standards. Adoption of these standards on January 1, 2023, did not have a material impact on the Company’s consolidated financial statements.

Amendments to IAS 8 – Definition of accounting estimates

Amendments to IAS 1 and IFRS Practice Statement 2 – Disclosure of Accounting Policies

Amendments to IAS 12 – Deferred Taxes related to Assets and Liabilities arising from a Simple Transaction

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Future accounting pronouncements

The following standards have not yet been adopted and are being evaluated to determine their impact on the Company:

Amendments to IAS 1 – Non-current Liabilities with Covenants

Amendments to IAS 1 and IFRS Practice Statement 2 – Disclosure of Accounting Policies

Amendments to IAS 8 – Definition of Accounting Estimates

Amendments to IAS 7 and IFRS 7 – Supplier Finance Arrangements

Amendments to IAS 21 – Lack of Exchangeability

Other accounting standards or amendments to existing accounting standards that have been issued but have future effective dates are either not applicable or the Company is still assessing what the impact will be on the Company’s financial statements.

4. Significant judgments, estimates and assumptions

The preparation of these interim condensed consolidated financial statements requires management to make judgments and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the interim condensed consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Such estimates primarily relate to unsettled transactions and events as of the date of the interim condensed consolidated financial statements.

On an ongoing basis, management evaluates its judgments and estimates in relation to assets, liabilities, revenues, and expenses. Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgments and estimates.

Actual outcomes may differ from these estimates under different assumptions and conditions. Significant estimates and judgments made by management in the preparation of these interim condensed consolidated financial statements are outlined below.

The assessment of the Company’s ability to execute its strategy by funding future working capital requirements involves judgment. Estimates and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. There is material uncertainty regarding the Company’s ability to continue as a going concern.

(a) Significant estimates and critical judgments

Information about significant estimates and critical judgements in applying accounting policies that have the most significant effect on the amounts recognized in the interim condensed consolidated financial statements is included in the following notes:

Note 1	Going concern;
Note 17	Valuation of warrant liability;
Note 9	Intangible assets and goodwill;
Notes 16	Valuation of share-based payments;
Note 14	Valuation of convertible debt; and
Note 19	Contingencies.

(b) Uncertainty about the effects of COVID-19

The global COVID-19 pandemic remains an evolving situation. The Company will continue to actively monitor the developments of the pandemic and may take further actions that could alter business operations as may be required by federal, state, local, or foreign authorities, or that management determines are in the best interests of our employees, customers, partners, and shareholders. It is not clear what effects any such potential actions may have on the Company’s business, including the effects on our employees, players and consumers, customers, partners, development and content pipelines, the Company’s reputation, financial condition, results of operations, revenue, cash flows, liquidity, or stock price.

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5. Acquisitions

Acquisition of GameSquare Esports, Inc.

On April 11, 2023, GameSquare Esports, Inc. completed its plan of arrangement with Engine Gaming and Media, Inc. (“Engine”) resulting in Engine acquiring all the issued and outstanding securities of GameSquare Esports, Inc.

Resulting from the Arrangement, Engine acquired all issued and outstanding GameSquare Esports, Inc. shares based on one GameSquare Esports, Inc. share in exchange for 0.020655 of an Engine common share (the “Exchange Ratio”). Each outstanding option of GameSquare was exchanged for an Engine option entitling the holder to a number of Engine common shares, as adjusted on the basis of the Exchange Ratio, and be subject to exercise thereof in accordance with the terms of the options, including payment of the exercise price, which will also be adjusted based upon the Exchange Ratio. All other material terms of the options will remain the same. Each outstanding restricted share unit of GameSquare will be exchanged for an Engine restricted share unit entitling the holder to a number of Engine common shares, as adjusted on the basis of the Exchange Ratio. All other material terms of the restricted share units will remain the same. Each outstanding warrant of GameSquare will be adjusted pursuant to its governing contractual instrument to entitle the holder to receive, upon due exercise, Engine common shares, adjusted on the basis of the Exchange Ratio.

At completion of the Arrangement Engine Gaming and Media, Inc. changed its name to GameSquare Holdings, Inc.

All transaction costs associated with this acquisition were expensed as incurred. The loss attributed to acquiree’s operations from the acquisition date to September 30, 2023, was $3,157,891, with revenue of $17,104,697.

The acquisition was accounted for using the acquisition method of accounting under IFRS 3, Business Combinations, which requires that the Company recognize the identifiable assets acquired and the liabilities assumed at their fair values on the date of acquisition. The estimated fair values are preliminary and based on the information that was available as of that date.

The following preliminary table summarizes the consideration for the acquisition:

Purchase Price Consideration Paid	#	$

Common shares	6,380,083	39,684,000
Warrants - Equity	877,891	30,000
Options - Vested	237,996	1,210,000
RSUs - Vested	23,339	120,000
	7,519,309	41,044,000

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The preliminary purchase price allocation is as follows:

Fair value of identifiable assets acquired
Cash	11,278,691
Restricted cash	47,455
Accounts and other receivables	7,464,661
Government remittances	1,064,103
Prepaid expenses and other current assets	744,699
Investment at FVTPL	3,188,749
Property and equipment	128,823
Goodwill	25,600,499
Intangible - Software	4,970,000
Intangible - Brand name	3,170,000
Intangible - Customer relationships	9,610,000
Right-of-use assets	4,042
Accounts payable	(12,578,714)
Accrued liabilities	(2,840,322)
Players liability account	(47,455)
Deferred revenue	(1,195,429)
Promissory notes payable	(450,083)
Warrant liability	(153,275)
Arbitration reserve	(1,469,753)
Lease liabilities	(381,358)
Convertible debt	(7,111,333)
41,044,000

As part of the settlement of the Locton case see (see Note 19), the promissory notes payable in the table above have been forgiven. The Company recognized a non-cash gain in the Gain (loss) from discontinued operations line of the Condensed Interim Consolidated Financial Statements for the three and nine months ended September 30, 2023.

Significant judgments and assumptions related to the valuation and useful lives of certain classes of assets acquired are as follows:

i) Intangible assets, software

The fair value of the software intangible assets was determined based on the relief from royalty method under the income approach. The software intangible asset was valued using Level 3 inputs which consisted of the following key inputs: (i) revenue projections; (ii) royalty rates of 3.0%, 6.0% and 10%; (iii) tax rates of 25.0%, 26.0%, and 26.5% (iv) discount rates of 10%, 11.5% and 12.0%; (v) long-term growth rate of 3.0%. These assets are amortized on a straight-line basis over the estimated useful life of five years.

ii) Intangible assets, brand

The fair value of the brand name intangible assets was determined based on the relief from royalty method under the income approach. The software intangible asset was valued using Level 3 inputs which consisted of the following key inputs: (i) revenue projections; (ii) royalty rates of 1.0%, 1.5% and 3.0%; (iii) tax rates of 25.0%, 26.0% and 26.5% (iv) discount rates of 12.0%, 12.5% and 13.0%; (v) long-term growth rate of 3.0%. These assets are amortized on a straight-line basis over the estimated useful life of ten years.

iii) Intangible assets, customer relationships

The fair value of the customer relationship intangible assets was determined based on the relief from royalty method under the income approach. The software intangible asset was valued using Level 3 inputs which consisted of the following key inputs: (i) revenue projections; (ii) attrition rates of 5.0%, 7.5%, and 15%; (iii) tax rates of 25.5%, 26.0%, and 27.0% (iv) discount rates of 12.5%,13.0%, and 13.5%. These assets are amortized on a straight-line basis over the estimated useful life of twenty years.

F-115

iv) Goodwill

The difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed represents goodwill of $25,600,499.

The goodwill recorded represents the following:

●	Cost savings and operating synergies expected to result from combining the operations of Engine with those of the Company.
●	Intangible assets that do not qualify for separate recognition such as the assembled workforce.

6. Accounts and other receivables

The Company’s accounts and other receivables are comprised of the following:

	September 30, 2023	December 31, 2022
	$	$

Trade accounts receivable	14,764,297	8,114,542
Tax receivable	70,487	88,874
Other receivables	57,175	127,704
	14,891,959	8,331,120

7. Investment at FVTPL

In conjunction with completion of the Arrangement, the Company acquired a 20.48% interest in One Up Group, LLC (“One Up”). One Up operates a mobile app which allows gamers to organize and play one-on-one matches with other gamers and compete for money.

The fair value of the Company’s investment in One Up is estimated at each reporting period, with reference to valuations underlying privately placed financing transactions closed by One Up and is classified with a level 3 in the fair value hierarchy (see Note 21). The fair value of this investment was $3,188,749 on both April 11, 2023, and September 30, 2023

8. Property and equipment

A continuity of the Company’s property and equipment is as follows:

Cost	Equipment	Leasehold improvements	Total
	$	$	$

December 31, 2021	238,988	3,655,734	3,894,722
Additions	31,251	-	31,251
Foreign exchange	(583)	(115)	(698)
December 31, 2022	269,656	3,655,619	3,925,275

December 31, 2022	269,656	3,655,619	3,925,275
Acquisition of Engine	128,823	-	128,823
Additions	-	-	-
Foreign exchange	(85)	-	(85)
September 30, 2023	398,394	3,655,619	4,054,013

Accumulated depreciation	Equipment	Leasehold improvements	Total
	$	$	$

December 31, 2021	27,434	238,530	265,964
Depreciation	112,938	544,653	657,591
Foreign exchange	(163)	-	(163)
December 31 2022	140,209	783,183	923,392

December 31, 2022	140,209	783,183	923,392
Depreciation	108,241	408,489	516,730
Foreign exchange	(5)	-	(5)
September 30, 2023	248,445	1,191,672	1,440,117

Net book value	Equipment	Leasehold improvements	Total
	$	$	$

December 31, 2022	129,447	2,872,436	3,001,883
September 30, 2023	149,949	2,463,947	2,613,896

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9. Intangibles and goodwill

Intangibles

A continuity of the Company’s intangibles is as follows:

Cost	Customer relationships	Brand name	Software	Total
	$	$	$	$

December 31, 2021	2,417,937	6,043,981	-	8,461,918
Foreign exchange	(154,602)	(386,451)	-	(541,053)
December 31, 2022	2,263,335	5,657,530	-	7,920,865

December 31, 2022	2,263,335	5,657,530	-	7,920,865
Acquisition of Engine	9,610,000	3,170,000	4,970,000	17,750,000
Foreign exchange	4,018	10,043	-	14,061
September 30, 2023	11,877,353	8,837,573	4,970,000	25,684,926

Accumulated amortization	Customer relationships	Brand name	Software	Total
	$	$	$	$

December 31, 2021	417,617	677,860	-	1,095,477
Amortization	471,211	1,177,859	-	1,649,070
Impairment	472,018	229,405	-	701,423
Foreign exchange	(45,246)	(89,696)	-	(134,942)
December 31, 2022	1,315,600	1,995,428	-	3,311,028

December 31, 2022	1,315,600	1,995,428	-	3,311,028
Amortization	442,266	938,139	466,363	1,846,768
Foreign exchange	1,813	1,593	-	3,406
September 30, 2023	1,759,679	2,935,160	466,363	5,161,202

Net book value	Customer relationships	Brand name	Software	Total
	$	$	$	$

December 31, 2022	947,735	3,662,102	-	4,609,837
September 30, 2023	10,117,674	5,902,413	4,503,637	20,523,724

The Company reviews the carrying value of its intangible assets with definite lives at each reporting period for indicators of impairment. During the year ended December 31, 2022, the Company recorded an impairment of intangible assets acquired on the acquisition of Code Red of $701,423.

F-117

Goodwill

A continuity of the Company’s goodwill is as follows:

$

Balance, December 31, 2022 and 2021	-
Acquisition of Engine	25,600,499
Balance, September 30, 2023	25,600,499

10. Prepaid expenses and other current assets

Prepaid expenses and other assets consist primarily of prepaid expenses such as insurance as well as acquisition costs of players and security deposits. Acquisition costs of players are amortized on a straight-line basis over the players’ contract terms.

11. Credit facility payable

On June 30, 2022, the Company entered into an agreement for a $5 million credit facility (the “Facility”) for a one-year term with Goff & Jones Lending Co, LLC., a related party to the Company. The Facility matures on June 30, 2023 (the “Maturity Date”). The Company may, by written notice to the lender, extend the Maturity Date by one year from the date of the then applicable Maturity Date; provided that any such request is made no more than 90 days or less than 45 days, prior to the then applicable Maturity Date. This credit facility was paid off during the quarter ended June 30, 2023, and has not been renewed.

Interest accrued on the outstanding principal amount of the Facility from and including the date of the advance of funds, as well as on all overdue amounts outstanding in respect of interest, costs or other fees, expenses or other amounts payable under the Facility, at an interest rate, calculated and payable in arrears on (i) the last business day of each calendar month, (ii) the date of any prepayment of all or any portion of the principal amount of the Facility, and (iii) the Maturity Date (each, an “Interest Payment Date”), as well as after each of maturity, default and judgment. The Facility bears interest based on the sum of the SOFR published for the second U.S. Government Securities Business Day prior to the end of the period ending on an Interest Payment Date. The Facility provides for the issuance of warrants to the lender on the date of signing of the Facility and with respect to each draw down on the Facility.

During the nine months ended September 30, 2023, the Company accrued $23,266 in interest on the loan. On September 30, 2023, the principal and accrued interest were carried at $0 (December 31, 2022 - $802,328). In addition, the Company incurred legal costs of $80,133 during the nine months ended September 30, 2023 (see Note 18).

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12. Line of Credit

On September 14, 2023, the Company entered into an accounts receivable financing and security agreement with a maximum availability of $10 million for a three-year term with SLR Digital Finance, LLC (“the Facility”). The Facility matures on September 14, 2026. Interest accrues on the outstanding principal amount of the Facility at a rate equal to the greater of Prime plus 4.00% or 9.50%. The terms of the Facility provide for the lender to fund 85% of the purchased accounts receivable and carry various service fees.

During the three and nine months ended September 30, 2023, the Company accrued $16,067 in interest on the loan. On September 30, 2023, the principal and accrued interest were carried at $1,036,516. In addition, the Company incurred fees of $42,937 during the three and nine months ended September 30, 2023.

13. Leases

On April 11, 2023, the Company acquired lease liabilities as part of the Arrangement (see Note 5). On June 30, 2021, the Company acquired Complexity. Complexity leases a building in Frisco, Texas.

A reconciliation of the of right of use assets for the nine months ended September 30, 2023, and year ended December 31, 2022, is as follows:

$

December 31, 2021	2,761,961
Depreciation	(376,631)
December 31, 2022	2,385,330

December 31, 2022	2,385,330
Acquisition of Engine	4,042
Depreciation	(286,515)
September 30, 2023	2,102,857

Lease liabilities are measured at the present value of the lease payments that are not paid at the statement of financial position date. Lease payments are apportioned between interest expenses and a reduction of the lease liability using the Company’s incremental borrowing rate to achieve a constant rate of interest on the remaining balances of the liabilities.

A reconciliation of the lease liabilities for the nine months ended September 30, 2023, and year ended December 31, 2022, is as follows:

	Equipment	Office lease	Total
	$	$	$

Balance, December 31, 2021	-	3,000,031	3,000,031
Interest expense	-	233,793	233,793
Payments	-	(535,147)	(535,147)
Balance, December 31, 2022	-	2,698,677	2,698,677

Balance, December 31, 2022	-	2,698,677	2,698,677
Acquisition of Engine	4,400	376,958	381,358
Interest expense	60	158,220	158,280
Payments	(4,460)	(407,223)	(411,683)
Balance, September 30, 2023	-	2,826,632	2,826,632

	Office lease	Total
	$	$
As of September 30, 2023:
Less than one year	736,933	736,933
Greater than one year	2,089,699	2,089,699
Total lease obligation	2,826,632	2,826,632

F-119

The future minimum undiscounted lease payments as of September 30, 2023, are presented below:

Maturity analysis - contractual undiscounted cash flows as of September 30, 2023:

	Office lease	Total

Less than one year	950,079	950,079
Greater than one year	2,501,620	2,501,620
Total undiscounted lease obligation	3,451,699	3,451,699

14. Convertible debt

In conjunction with completion of the Arrangement, the Company acquired the following Convertible debt (see Note 5):

The reconciliation of the convertible debt for the nine months ended September 30, 2023, is as follows:

	2020 Series	EB CD	Total
	$	$	$

Balance, December 31, 2022 and 2021	-	-	-
Acquisition of Engine	2,082,304	5,029,029	7,111,333
Interest expense	41,233	234,589	275,822
Accrued interest on conversion / interest payments	-	(250,000)	(250,000)
Change in fair value	(622,693)	81,557	(541,136)
Balance, September 30, 2023	1,500,844	5,095,175	6,596,019

The Company’s convertible debt obligations are classified between current and non-current liabilities on September 30, 2023, as follows:

$
As of September 30, 2023:
Less than one year	5,095,175
Greater than one year	1,500,844
Total convertible debt obligation	6,596,019

F-120

(a) 2020 Series

On September 1, 2022, Engine extended convertible debentures that were due to expire in October and November 2022 with an aggregate principal amount of US$1,250,000. Key terms include (a) maturity date of August 31, 2025, (b) interest rate of 7% (interest to be paid in full at maturity) and (c) conversion price of $4.40. Fair value as of September 30, 2023, was estimated using a binomial lattice method. The key assumptions used included share price of $2.15, conversion price of $4.40, 1.92-year remaining term, 7% interest rate, expected volatility of 115%, 5.06% risk free interest rate and 0% expected dividend yield

As of September 30, 2023, and on April 11, 2023 (the Arrangement completion date) the fair value of the 2020 Series convertible debentures was estimated using the binomial lattice model with the below assumptions:

2020 Series	September 30, 2023(US$)	April 11, 2023 (US$)

Share price	2.15	6.09
Conversion price	4.40	4.40

Term, in years	1.92	2.39
Interest rate	7%	7%
Expected volatility	115.00%	105.00%
Risk-free interest rate	5.06%	3.89%
Expected dividend yield	0%	0%

(b) EB CD

On February 24, 2021, Engine issued a secured convertible debenture in the principal amount of $5 million (the “EB CD”). The EB CD is convertible into units of the Company at a conversion price of $41.00 per unit, with each unit comprised of one common share and one-half of a warrant, with each whole warrant exercisable into a common share at an exercise price of $60.00 per share for a period of three years from the issuance of the EB CD. The EB CD has an original term of three years, with a maturity date of February 24, 2024. The convertible debenture is secured by Engine’s assets.

As of September 30, 2023, and on April 11, 2023 (the Arrangement completion date) the fair value of the EB CD convertible debenture was estimated using the binomial lattice model with the below assumptions:

EB CD	September 30, 2023 (US$)	April 11, 2023 (US$)

Share price	2.15	6.09
Conversion price	41.00	41.00
Warrant exercise price	60.00	60.00

Term, in years	0.40	0.87
Interest rate	10%	10%
Expected volatility	90.00%	135.00%
Risk-free interest rate	5.54%	4.70%
Expected dividend yield	0%	0%

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(c) Fair value

The following table gives information about how the fair values of these financial liabilities are determined (in particular, the valuation technique and key inputs used).

Financial assets / financial liabilities	Valuation technique	Key Inputs	Relationship and sensitivity of unobservable inputs to fair value to fair value
Convertible debt	The fair value of the convertible debentures as of September 30, 2023 has been calculated using a binomial lattice methodology.	Key observable inputs Share price USD $2.15 Risk-free interest rate (5.06% to 5.54%) Dividend yield (0%) Key unobservable inputs Credit spread (6.20% to 8.60%) Discount for lack of marketability (0%)

The estimated fair value would increase (decrease) if:

The share price was higher (lower)

The risk-free interest rate was higher (lower)

The dividend yield was lower (higher)

The credit spread was lower (higher)

The discount for lack of marketability was lower (higher)

Convertible debt	The fair value of the convertible debentures as of April 11, 2023 has been calculated using a binomial lattice methodology.	Key observable inputs Share price USD $6.09 Risk-free interest rate (3.89% to 4.7%) Dividend yield (0%) Key unobservable inputs Credit spread (7.92% to 10.27%) Discount for lack of marketability (0%)

The estimated fair value would increase (decrease) if:

The share price was higher (lower)

The risk-free interest rate was higher (lower)

The dividend yield was lower (higher)

The credit spread was lower (higher)

The discount for lack of marketability was lower (higher)

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15. Capital Stock

(a) Authorized

The Company is authorized to issue an unlimited number of common shares and an unlimited number of preference shares.

(b) Issued and outstanding, common shares

	Number of Proportionate Voting Shares	Number of common shares	Share Capital
	#	#	$

Balance, December 31, 2021	-	5,047,708	36,218,116
Conversion from Common to Proportionate Voting Shares	3,098	(309,825)	-
Private placements	-	1,236,311	6,162,534
Share issuance costs	-	-	(42,822)
Restricted share units exercised	-	68,250	1,059,342
Balance, September 30, 2022	3,098	6,042,444	43,397,170

	Number of Proportionate Voting Shares	Number of common shares	Share Capital
	#	#	$

Balance, December 31, 2022	3,098	6,042,445	43,375,158
Conversion from Proportionate Voting Shares to Common	(3,098)	309,825	-
Impact of rounding down after exchange for GSQ Esports	-	(70)	-
Contingent consideration on acquisition of Cut+Sew	-	29,359	131,184
Acquisition of Engine	-	6,380,083	39,684,000
Shares issued for legal settlements	-	29,929	183,187
Restricted share units exercised	-	125,148	675,573
Shares issued for debt	-	9,109	66,154
Balance, September 30, 2023	-	12,925,828	84,115,256

(c) Activity for the periods presented

Nine months ended September 30, 2022

On May 30, 2022, the Company closed the first tranche of a non-brokered private placement. The Company issued 413,935 common shares of the Company at a price of CAD$6.78 per common share for gross proceeds of $2,215,811 (CAD$2,805,660). The Company incurred legal and other expenses totaling $38,063 in connection with the private placement.

On June 23, 2022, 309,825 common shares were converted into 3,098 PVS.

On July 20, 2022, the Company closed the second tranche of a non-brokered private placement. The Company issued 19,132 common shares of the Company at a price of CAD$6.78 per common share for gross proceeds of $100,652 (CAD$129,680).

F-123

On August 11, 2022, the Company closed the third tranche of a non-brokered private placement. The Company issued 185,659 common shares of the Company at a price of CAD$6.78 per common share for gross proceeds of $986,748 (CAD$1,258,400). The Company incurred legal and other expenses totaling $4,759 in connection with the private placement.

On September 30, 2022, the Company closed a non-brokered private placement financing of 617,585 units at a price of CAD$6.78 per unit for gross proceeds of $3,000,000 (CAD$4,186,000). Each unit consists of one common share of the Company and 0.20 of one common share purchase warrant. Each whole warrant entitles the holder thereof to acquire one additional common share at an exercise price of CAD$0.20 commencing on September 30, 2023, and expiring on September 30, 2027. The gross proceeds were prorated to common shares and warrants based on their relative fair values.

During the nine months ended September 30, 2022, 68,250 shares were issued on the exercise of RSUs.

Nine months ended September 30, 2023

On March 10, 2023, 29,359 common shares of the Company were issued for contingent consideration on the acquisition of Cut+Sew.

On March 24, 2023, 9,109 commons shares were issued in settlement of outstanding amounts payable of $66,154.

On April 3, 2023, 3,098 PVS were converted into 309,825 common shares.

On April 11, 2023, 6,380,083 shares of the Company were issued for the completion of the Arrangement (Acquisition of Engine).

On April 3 and 10, 2023, an aggregate of 29,929 shares of the Company were issued to settle legal matters.

During the nine months ended September 30, 2023, 125,148 shares were issued on the exercise of RSUs (see Note 16(b)).

16. Share based payments

On April 11, 2023, the Company adopted the amended and restated Omnibus equity incentive plan (“Omnibus Plan”). Under the Omnibus plan, the total number of common shares reserved and available for grant and issuance pursuant to stock options shall not exceed 10% of the then issued and outstanding shares.

Options may be exercisable over periods of up to 10 years as determined by the Board of Directors of the Company. The Option price for shares that are the subject of any Option shall be fixed by the Board when such option is granted but shall not be less than the Market value of such shares at the time of grant.

The Omnibus Plan allows the Company to award restricted share units to officers, employees, directors and consultants of the Company and its subsidiaries upon such conditions as the Board may establish, including the attainment of performance goals recommended by the Company’s compensation committee. The purchase price for common shares of the Company issuable under each Restricted Share Unit (“RSU”) award, if any, shall be established by the Board at its discretion. Common shares issued pursuant to any RSU award may be made subject to vesting conditions based upon the satisfaction of service requirements, conditions, restrictions, time periods or performance goals established by the board.

The TSXV requires the Company to fix the number of common shares to be issued in settlement of awards that are not options. The maximum number of Shares available for issuance pursuant to the settlement of RSU shall be an aggregate of 1,067,147 Shares.

F-124

(a) Options

The following is a summary of stock options outstanding on September 30, 2023, and December 31, 2022, and changes during the periods then ended by option exercise currency:

		Weighted-average
		Exercise price
	Number of options	USD
	#	$

Balance, December 31, 2022 and 2021	-	-
Acquisition of Engine	261,929	5.15
Expired	(450)	2.60
Cancelled	(1,562)	2.47
Balance, September 30, 2023	259,917	5.15

		Weighted-average
		Exercise price
	Number of options	CAD
	#	$

Balance, December 31, 2021	400,331	21.79
Granted	95,013	15.49
Cancelled	(36,680)	22.27
Balance, December 31, 2022	458,664	20.33

Balance, December 31, 2022	458,664	20.33
Granted	20,655	6.29
Cancelled	(64,031)	19.29
Balance, June 30, 2023	415,288	19.37

Information relating to options outstanding by exercise currency as of September 30, 2023, is as follows:

	Outstanding	Weighted average exercise price	Weighted average remaining contractual term
Expiry date	options	USD	(Years)
August 25, 2025	85	315.95	1.90
February 10, 2026	328	315.95	2.37
May 23, 2026	2	315.95	2.65
June 24, 2026	3,665	2.60	2.73
July 2, 2026	1,122	2.60	2.76
August 20, 2026	250	2.60	2.89
January 31, 2027	375	2.60	3.34
March 3, 2027	250	315.95	3.42
April 12, 2027	25,000	7.20	3.53
August 10, 2027	25,000	3.60	3.86
September 30, 2027	9,750	2.40	4.00
October 1, 2027	5,625	2.48	4.01
October 31, 2027	20,479	2.60	4.09
November 3, 2027	33	315.95	4.10
December 1, 2027	68,123	2.60	4.17
March 31, 2028	11,250	5.40	4.50
May 26, 2029	80,099	3.64	5.66
November 7, 2029	3,311	2.60	6.11
June 14, 2031	2,670	42.13	7.71
November 23, 2031	2,500	39.28	8.15
	259,917	5.15	4.60

F-125

	Outstanding	Weighted average exercise price	Weighted average remaining contractual term
Expiry date	options	CAD	(Years)
October 2, 2023	712	29.48	0.01
April 28, 2024	7,229	22.75	0.58
November 25, 2025	19,106	23.24	2.16
January 22, 2026	41,310	21.30	2.32
February 24, 2026	5,164	24.21	2.41
March 2, 2026	10,328	22.75	2.42
March 16, 2026	20,655	21.30	2.46
April 28, 2026	22,721	22.75	2.58
July 5, 2026	47,507	24.69	2.76
September 21, 2026	132,117	21.06	2.98
February 16, 2027	4,131	16.95	3.38
March 1, 2027	21,688	16.95	3.42
March 23, 2027	19,622	16.95	3.48
August 30, 2027	26,593	8.52	3.92
August 30, 2027	6,455	9.68	3.92
September 14, 2027	5,164	6.20	3.96
November 21, 2027	4,131	9.68	4.15
February 22, 2033	20,655	6.29	9.41
	415,288	19.37	3.20

On February 22, 2023, the Company granted 20,655 options to a consultant of the Company. 5,164 of the options vest on the date of grant with the remaining options vesting in 24 equal monthly installments. Each option is exercisable at a price of CAD$6.29 per common share and expires February 22, 2033. The fair market value of the options of $72,541 was estimated using the Black-Scholes option pricing model based on the following weighted average assumptions: share price of CAD$6.29 based on the closing price of the Company’s shares on February 21, 2023, risk free rate of 3.37%, expected volatility of 66.72%, an estimated life of 10 years and an expected dividend yield of 0%. The fair value of the options is amortized over the vesting period.

During the nine months ended September 30, 2023, the Company expensed $309,893 in share-based compensation related to the vesting of options.

F-126

(b) RSUs

The following is a summary of RSUs outstanding on September 30, 2023, and December 31, 2022, and changes during the periods then ended:

Number
#

Balance, December 31, 2021	108,277
Granted	87,784
Exercised	(68,250)
Cancelled	-
Balance, December 31, 2022	127,811

Balance, December 31, 2022	127,811
Acquisition of Engine	41,442
Granted	623,078
Exercised	(125,148)
Cancelled	(2,586)
Balance, September 30, 2023	664,597

On February 22, 2023, the Company granted 20,655 RSUs to a consultant of the Company. 5,164 of the RSUs vested on the date of grant with the remaining RSUs vesting in 24 equal monthly installments. The estimated fair value of the RSUs on the date of grant is amortized over the vesting period.

On March 10, 2023, the Company granted 46,703 RSUs to directors, officers, employees, and consultants of the Company. The RSUs vested immediately on the date of grant. On March 24, 2023, 46,083 of these RSUs were exercised for common shares of the Company and 620 were cancelled.

During the quarter ended September 30, 2023, the Company granted 555,720 RSUs to directors, officers, and consultants of the Company. The RSUs 12 months after the date of grant.

During the nine months ended September 30, 2023, the Company recognized expense for RSUs of $572,492.

17. Warrants

Liability measured warrants having CAD exercise price

The following is a summary of liability measured warrants outstanding on September 30, 2023, and changes during the period then ended.

Amount
$

Balance at December 31, 2022 and 2021	-
Acquisition of Engine	153,275
Reclassify former GSQ Esports Inc. warrants to warrant liability	1,925,238
Change in fair value	(1,844,094)
Foreign exchange	(97,708)
Balance, September 30, 2023	136,711

F-127

		Weighted-average
	Number of	exercise price
	warrants	CAD
	#	$

Outstanding, December 31, 2022 and 2021	-	-
Acquisition of Engine	269,601	30.00
Reclassify former GSQ Esports Inc. warrants to warrant liability	927,228	23.51
Expired	(438,918)	29.05
Outstanding as of September 30, 2023	757,911	22.61

The following table reflects the liability measured warrants issued and outstanding as of September 30, 2023:

		Warrants outstanding
Expiry date	Number outstanding	Average exercise price CAD	Average remaining contractual life (years)
July 8, 2024	111,495	30.00	0.77
July 25, 2024	100,406	30.00	0.82
August 8, 2024	57,700	30.00	0.86
February 19, 2024	28,037	29.05	0.39
March 4, 2024	196,614	29.05	0.43
July 22, 2024	30,724	19.37	0.81
June 30, 2024	92,829	6.78	0.75
September 30, 2027	123,930	9.68	4.00
June 30, 2024	16,176	6.29	0.75
	757,911	$22.61	1.21

As of September 30, 2023, the fair value of the 757,911 warrants outstanding (April 11, 2023 – 1,196,829) was determined to be $136,711 (April 11, 2023 – $2,078,513) as calculated using the Black Scholes option pricing model with the following range of assumptions: 0.39 – 4.00 years (April 11, 2023 – 0.28 – 4.47 years) as expected average life; share price of CAD$2.91 (April 11, 2023 – CAD$8.20); exercise price of CAD$6.29 – CAD$30.00 (April 11, 2023 – CAD$6.29 – CAD$30.00); 90% expected volatility (April 11, 2023 – 90%); risk free interest rate of 4.26% – 5.45% (April 11, 2023 – 3.09% - 4.55%); and an expected dividend yield of 0%.

Equity measured warrants having USD exercise price

The following is a summary of liability measured warrants outstanding on September 30, 2023, and changes during the period then ended.

Amount
$

Balance at December 31, 2021	2,287,484
Private placements	140,677
Warrants issued for credit facility	96,359
Warrants expired	(599,282)
Balance, December 31, 2022	1,925,238

Balance at December 31, 2022	1,925,238
Acquisition of Engine	30,000
Reclass equity warrants to warrant liability	(1,925,238)
Balance, September 30, 2023	30,000

F-128

		Weighted-average
	Number of	exercise price
	warrants	CAD
	#	$

Outstanding, December 31, 2021	953,986	26.14
Private placements	123,930	9.68
Warrants issued for credit facility	109,005	6.78
Warrants expired	(259,693)	19.37
Outstanding as of December 31, 2022	927,228	23.51

Outstanding, December 31, 2022	927,228	23.51
Reclassify former GSQ Esports Inc. warrants to warrant liability	(927,228)	23.51
Outstanding as of September 30, 2023	-	-

		Weighted-average
	Number of	exercise price
	warrants	USD
	#	$

Outstanding, December 31, 2022	-	-
Acquisition of Engine	877,891	60.00
Outstanding as of September 30, 2023	877,891	60.00

The following table reflects the equity measured warrants issued and outstanding as of September 30, 2023:

		Warrants outstanding
Expiry date	Number outstanding	Average exercise price USD	Average remaining contractual life (years)
January 8, 2024	467,196	60.00	0.27
January 22, 2024	130,724	60.00	0.31
February 24, 2024	264,556	60.00	0.40
August 19, 2024	12,499	60.00	0.89
September 15, 2024	2,916	60.00	0.96
	877,891	$60.00	0.33

F-129

18. Related party transactions

Key management personnel compensation:

	For the three months ended		For the nine months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
	$	$	$	$

Total compensation paid to key management	264,958	263,957	1,217,671	774,624
Share based payments	204,898	15,436	386,938	244,641

Credit facility payable

On June 30, 2022, the Company entered into an agreement for a $5 million credit facility (the “Facility”) for a one-year term with Goff & Jones Lending Co, LLC., a related party to the Company by virtue of one of its directors. The Facility matured on June 30, 2023 (the “Maturity Date”). During the three months ended March 31, 2023, the Company accrued $23,266 in interest and $80,133 in legal fees in connection with the Facility. This credit facility was paid off during the quarter ended June 30, 2023, and has not been renewed (see Note 11).

Convertible debenture with a director of the Company as counterparty

On September 1, 2022, Engine extended convertible debentures that were due to expire in October and November 2022 with an aggregate principal amount of US$1,250,000. Key terms include (a) maturity date of August 31, 2025, (b) interest rate of 7% (interest to be paid in full at maturity) and (c) conversion price of $4.40. The convertible debenture is beneficially held by a director of the Company. The participation of a director in the original issuance of the convertible debenture constitutes a “related party transaction” as such term is defined by Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Company is relying on an exemption from the formal valuation requirements and the minority shareholder approval requirements under MI 61-101 as the fair market value of the convertible debenture did not exceed 25% of the market capitalization of the Company.

19. Contingencies and commitments

Management commitments

The Company is party to certain management contracts. These contracts require payments of approximately $600,000 to be made upon the occurrence of a change in control and termination without cause to certain officers of the Company. The Company is also committed to payments upon termination without cause of approximately $1,100,000 pursuant to the terms of these contracts. As a triggering event has not taken place, these amounts have not been recorded in these consolidated financial statements.

Former activities

The Company was previously involved in oil and gas exploration activities in Canada, the United States and Colombia. The Company ceased all direct oil and gas exploration activities in 2014. While management estimated that the exposure to additional liabilities from its former oil and gas activities over and above the reclamation deposits held in trust for the Alberta Energy Regulator of CAD$343,691 to be remote, the outcome of any such contingent matters is inherently uncertain.

F-130

Litigation and arbitration

In April 2020, Engine announced its renegotiation of the acquisition of Allinsports. The revised purchase agreement provided for the acquisition of 100% of Allinsports in exchange for the issuance of 241,666 common shares of the Company and other considerations, including payments of $1,200,000 as a portion of the purchase consideration. In September 2020, the Company advised the shareholders of Allinsports that closing conditions of the transaction, including the requirement to provide audited financial statements, had not been satisfied.

In response, in November 2020, the shareholders of Allinsports commenced arbitration in Alberta, Canada seeking, among other things, to compel the Company to complete the acquisition of Allinsports without the audited financial statements, and to issue 241,666 common shares of the Company to those shareholders. As alternative relief, the shareholders of Allinsports sought up to US$20,000,000 in damages. A hearing in this matter was held in May of 2021, and by a decision dated September 30, 2021, the Arbitrator determined that the closing of the transaction had previously occurred and directed the Company to issue 241,666 common shares. The Company is pursuing regulatory approval to issue the shares and is also pursuing relief against the Allinsports shareholders for various alleged breaches of the share purchase agreement. The Company recognized a liability for the arbitration ruling of $517,875, which represents the fair value of the common shares directed to be delivered as of September 30, 2023. The liability is recorded as Arbitration reserve on the Company’s Consolidated Statements of Financial Position. This liability will be adjusted to fair value at the end of each reporting period.

On January 21, 2021, eight former shareholders of Winview filed a Complaint in Delaware Chancery Court against four Winview directors (David Lockton, et al. v. Thomas S. Rogers, et al.) alleging that the defendants breached their fiduciary duties in connection with the sale of Winview to the Company. The relief sought includes rescission of the sale of Winview to the Company and compensatory damages. The defendants have filed a motion to dismiss the claims. By Decision dated March 1, 2022, the Court granted in part and denied in part, the defendants’ Motion to Dismiss the Complaint. Neither the Company nor Winview have been named as parties to this action. Under the March 9, 2020, Business Combination Agreement pursuant to which the Company acquired Winview, the Company agreed to indemnify Winview’s directors for any claims arising out of their service as directors for Winview. This matter was settled in September 2023.

In July of 2021, Winview Inc. filed separate patent infringement lawsuits against DraftKings Inc. and FanDuel, Inc in the United States District Court for the District of New Jersey, alleging that Sportsbook and Daily Fantasy Sports offerings of DraftKings and FanDuel infringe four of Winview’s patents. These actions seek the recovery of damages and other appropriate relief. Draft Kings and FanDuel have filed motions to dismiss, which are pending, and the court’s review of these motions has been suspended pending the outcome of inter partes review proceedings filed with the United States Patent Office regarding some of the patents involved in these actions. In September of 2023, in connection with the settlement of the Lockton action, Winview Inc. transferred patents, including the four that are subject of the District Court actions, to an independent entity, WinView IP Holdings, LLC, which has assumed responsibility for the prosecution of these actions.

By Order to Continue dated May 5, 2022, the Company was substituted in as the plaintiff in a matter pending in the Ontario Superior Court of Justice, seeking recovery of €1,903,153 of principal and additional amounts of accrued interest under promissory notes acquired by the Company. The matter is in the discovery stage.

The outcomes of pending litigations in which the Company is involved are necessarily uncertain as are the Company’s expenses in prosecuting and defending these actions. From time to time the Company may modify litigation strategy and/or the terms on which it retains counsel and other professionals in connection with such actions, which may affect the outcomes of and/or the expenses incurred in connection with such actions.

The Company is subject to various other claims, lawsuits and other complaints arising in the ordinary course of business. The Company records provisions for losses when claims become probable, and the amounts are estimable. Although the outcome of such matters cannot be determined, it is the opinion of management that the final resolution of these matters will not have a material adverse effect on the Company’s financial condition, operations, or liquidity.

F-131

20. Revenue and segmented information

IFRS 8 requires operating segments to be determined based on the Company’s internal reporting to the Chief Operating Decision Maker (“CODM”). The CODM has been determined to be the Company’s chief executive officer as he is primarily responsible for the allocation of resources and the assessment of performance. The CODM uses gross profit, as reviewed at periodic business review meetings, as the key measure of the Company’s results as it reflects the Company’s underlying performance for the period under evaluation.

The CODM’s primary focus for review and resource allocation is the Company as a whole and not any component part of the business. Having considered these factors, management has judged that the Company has one operating segment under IFRS 8.

The following disaggregates revenue by revenue stream and geographic region for the three and nine months ended September 30, 2023, and 2022.

Three months ended September 30, 2023
	United Kingdom	USA	Canada	Spain	Total
Revenue channel	$	$	$	$	$
Team Revenue	-	4,543,603	-	-	4,543,603
Agency Revenue	965,377	8,204,583	-	-	9,169,960
SaaS	-	1,576,397	-	755,089	2,331,486
Total Revenue	965,377	14,324,583	-	755,089	16,045,049

Cost of sales	812,018	10,743,394	-	85,975	11,641,387
Gross profit	153,359	3,581,189	-	669,114	4,403,662

Three months ended September 30, 2022
	United Kingdom	USA	Canada	Mexico	Total
Revenue channel	$	$	$	$	$
Team Revenue	-	4,151,041	-	-	4,151,041
Agency Revenue	1,540,915	4,441,324	-	-	5,982,239
SaaS	-	-	-	-	-
Total Revenue	1,540,915	8,592,365	-	-	10,133,280

Cost of sales	1,268,089	5,279,146	-	-	6,547,235
Gross profit	272,826	3,313,219	-	-	3,586,045

Nine months ended September 30, 2023
	United Kingdom	USA	Spain	Total
Revenue channel	$	$	$	$
Team Revenue	-	9,581,162	-	9,581,162
Agency Revenue	2,373,925	18,637,266	-	21,011,191
SaaS	-	3,224,951	1,417,268	4,642,219
Total Revenue	2,373,925	31,443,379	1,417,268	35,234,572

Cost of sales	1,981,432	22,695,354	156,447	24,833,233
Gross profit	392,493	8,748,025	1,260,821	10,401,339

Nine months ended September 30, 2022
	United Kingdom	USA	Mexico	Total
Revenue channel	$	$	$	$
Team Revenue	-	8,355,283	99,848	8,455,131
Agency Revenue	4,035,666	9,338,449	-	13,374,115
SaaS	-	-	-	-
Total Revenue	4,035,666	17,693,732	99,848	21,829,246

Cost of sales	3,280,655	10,248,233	51,951	13,580,839
Gross profit	755,011	7,445,499	47,897	8,248,407

F-132

21. Financial instruments and risk management

(a) Financial risk management objectives and policies

The Company’s activities expose it to a variety of financial risks including foreign currency risk, interest rate risk, credit risk, liquidity risk and market risk and other price risk. These financial instrument risks are actively managed by the Company under the policies approved by the Board of Directors. On an ongoing basis, the finance department actively manages market conditions with a view to minimizing the exposure of the Company to changing market factors, while at the same time limiting the funding costs to the Company. There have been no changes in objectives, policies or how the Company manages these risks.

(b) Credit risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Company. The Company has adopted a policy of only dealing with creditworthy counterparties and obtaining sufficient collateral where appropriate, as a means of mitigating the risk of financial loss from defaults. The Company uses information supplied by independent rating agencies where available, and if not available, the Company uses other publicly available financial information and its own records to rate its customers.

Credit risk arises from cash and deposits with banks as well as credit exposure to outstanding receivables, the carrying amounts represent the Company’s maximum exposure to credit risk.

The Company’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. The Company establishes an allowance for doubtful accounts that represents its estimate of expected losses in respect of accounts receivable. The main components of this allowance are a specific loss component that relates to individually significant exposures, and a collective loss component established for groups of similar assets in respect of losses that have been incurred but not yet identified.

The Company’s accounts receivable is concentrated among customers in the media and broadcasting industry, which may be affected by adverse economic factors impacting that industry. The Company performs ongoing credit evaluations of its major customers, maintains reserves for expected credit losses, and does not require any collateral deposits.

As of September 30, 2023, no customers (December 31, 2022 – N/A) accounted for greater than 10% of the Company’s net trade accounts receivable balance. During the nine months ended September 30, 2023, one (September 30, 2022 – N/A) customer represented 34% of total revenue.

The Board approves and monitors the risk management processes. The Board’s main objectives for managing risks are to ensure liquidity, the fulfillment of obligations and limited exposure to credit and market risks while ensuring greater returns on any surplus funds.

F-133

(c) Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Company is exposed to liquidity risk with respect to its contractual obligations and financial liabilities. The Company manages liquidity risk by continuously monitoring forecasted and actual cash flows and matching maturity profiles of financial assets and liabilities. The Company seeks to ensure that it has sufficient capital to meet short-term financial obligations after taking into account its operating obligations and cash on hand.

The Company’s policy is to seek to ensure adequate funding is available from operations and other sources, including debt and equity capital markets, as required.

The following table describes our contractual obligations and financial liabilities on September 30, 2023:

	< 1 year	1-2 years	2-5 years
	$	$	$

Accounts payable	20,219,131	-	-
Accrued liabilities	5,867,495	-	-
Players liability account	47,465	-	-
Line of credit	1,036,516	-	-
Convertible debt	5,095,175	1,500,844	-

(d) Market Risk

Market risk represents the risk of loss that may impact the Company’s financial position, results of operations, or cash flows due to adverse changes in financial market prices, including interest rate risk, foreign currency exchange rate risk, and other relevant market or price risks. The Company does not use derivative instruments to mitigate this risk.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to fair value risk with respect to debt which bears interest at fixed rates.

Currency Risk

The Company’s exposure to the risk of changes in foreign exchange rates relates primarily to fluctuations of financial instruments related to cash, accounts and other receivables, and accounts payable denominated in Euros, UK pound sterling as well as debt denominated in Canadian dollars.

(e) Fair value hierarchy

The following tables combine information about:

●	classes of financial instruments based on their nature and characteristics;
●	The carrying amounts of financial instruments;
●	fair values of financial instruments (except financial instruments when carrying amount approximates their fair value); and
●	fair value hierarchy levels of financial assets and financial liabilities for which fair value was disclosed.

Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

■	Level 1: unadjusted quoted prices in active markets for identical assets or liabilities;
■	Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly; or
■	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

F-134

Carrying value at September 30, 2023	FVTPL - mandatorily measured	FVOCI - mandatorily measured	FVOCI - designated	Amortized cost
	$	$	$	$

Financial assets:
Cash	-	-	-	2,447,065
Restricted cash	-	-	-	47,465
Accounts and other receivables	-	-	-	14,891,959
Government remittances	-	-	-	1,215,221
Investment at FVTPL	3,188,749	-	-	-
	3,188,749	-	-	18,601,710

Carrying value at September 30, 2023	FVTPL - mandatorily measured	FVTPL - designated	Amortized cost
	$	$	$

Financial liabilities:
Accounts payable	-	-	20,219,131
Accrued liabilities	-	-	5,867,495
Players liability account	-	-	47,465
Line of credit	-	-	1,036,516
Convertible debt	-	6,596,019	-
	-	6,596,019	27,170,607

Carrying value at December 31, 2022	FVTPL - mandatorily measured	FVOCI - mandatorily measured	FVOCI - designated	Amortized cost
	$	$	$	$

Financial assets:
Cash	-	-	-	977,413
Accounts and other receivables	-	-	-	8,331,120
	-	-	-	9,308,533

Carrying value at December 31, 2022	FVTPL - mandatorily measured	FVTPL - designated	Amortized cost
	$	$	$

Financial liabilities:
Accounts payable	-	-	4,848,854
Accrued liabilities	-	-	3,180,208
Consideration payable	-	-	260,000
Credit facility payable	-	-	802,328
	-	-	9,091,390

F-135

A summary of instruments, with their classification in the fair value hierarchy is as follows:

	Level 1	Level 2	Level 3	Fair value as of September 30, 2023

Convertible debt	-	-	6,596,019	6,596,019
Investment at FVTPL	-	-	3,188,749	3,188,749

Some of the Company’s financial assets and financial liabilities are measured at fair value at the end of each reporting period.

22. Subsequent events

The Company has evaluated subsequent events from the balance sheet date through November 15, 2023, the date at which the unaudited interim condensed consolidated financial statements were available to be issued and determined there were no additional items to be disclosed other than those described below.

Disposition of certain Frankly Media LLC, assets

The Company announced that on November 9, 2023, GameSquare and its Frankly Media LLC subsidiary (“Frankly”) entered into a definitive agreement with SoCast, Inc. (“SoCast”) for SoCast’s acquisition of Frankly’s radio business assets. Frankly provides an online content management platform and related content services for approximately 700+ radio stations. In exchange for the Frankly technology platform and customer accounts, SoCast has agreed to pay Frankly US$4 million, which includes US$3 million upon closing of the transaction and up to an additional US$1 million based on future revenue derived from the radio assets. The transaction is expected to close by mid December 2023.

Merger Agreement

On October 19, 2023, GameSquare Holdings, Inc. (“GameSquare”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with FaZe Holdings Inc., a Delaware corporation (“FaZe”), and GameSquare Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of GameSquare ( “Merger Sub”), pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into FaZe (the “Merger”), with FaZe surviving such Merger as a wholly-owned subsidiary of GameSquare.

Merger Consideration

On the terms and subject to the conditions of the Merger Agreement, each share of common stock, par value $0.0001 per share, of FaZe (the “FaZe Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares held in treasury by FaZe or held directly by GameSquare or Merger Sub) will be converted into the right to receive 0.13091 (the “Exchange Ratio”) of a fully paid and non-assessable share of common stock, no par value, of GameSquare (the “GameSquare Common Stock”) and, if applicable, cash in lieu of fractional shares of FaZe Common Stock, subject to any applicable withholding.

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Treatment of Equity Awards

At the Effective Time, (i) all FaZe equity awards outstanding immediately prior to the Effective Time, including options to purchase shares of FaZe Common Stock and each share of FaZe Common Stock subject to vesting, repurchase, or other lapse of restrictions will be assumed by GameSquare and converted into GameSquare equity awards on substantially the same terms, except that the assumed equity awards will cover a number of shares of GameSquare Common Stock, and, if applicable, have an exercise price, determined using the Exchange Ratio and (ii) all outstanding FaZe warrants exercisable for shares of FaZe Common Stock will be assumed by GameSquare and converted into GameSquare warrants on substantially the same terms, except that the assumed warrants will cover a number of shares of GameSquare Common Stock, and, if applicable, have an exercise price, determined using the Exchange Ratio.

Post-Closing Governance

Under the Merger Agreement, GameSquare has agreed to appoint to its board of directors two persons determined by FaZe, and a third member to be mutually agreed upon by FaZe and GameSquare prior to the Effective Time, as of the Effective Time, with such directors to hold office until the earliest to occur of the appointment or election and qualification of his or her respective successor or his or her death, resignation, disqualification or proper removal.

Conditions to the Merger

The Merger Agreement contains conditions to the closing of the Merger (the “Closing”), including the following mutual conditions of the parties (unless waived): (i) approval of the Merger Agreement by the stockholders of FaZe and GameSquare; (ii) the shares of GameSquare Common Stock issued as merger consideration shall have been approved for listing on the Nasdaq Capital Market; (iii) the registration statement filed by GameSquare in connection with the issuance shares of GameSquare Common Stock shall have be declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and not be subject of any stop order or any legal action by or before the SEC seeking a stop order; (iv) all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under any applicable antitrust law; and (v) the absence of any law or order prohibiting consummation of the Merger.

In addition, unless waived by GameSquare, the obligations of GameSquare and Merger Sub to consummate the Merger are subject to the satisfaction of the following additional conditions on or prior to the Closing: (i) the accuracy of the representations and warranties made by FaZe in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the Effective Time or the date in respect of which such representation or warranty was specifically made; (ii) FaZe having performed in all material respects all obligations and complied in all material respects with the agreements and covenants in the Merger Agreement required to be performed by or complied with by FaZe at or prior to the Closing; and (iii) the absence of any material adverse effect on FaZe.

Unless waived by FaZe, the obligations of FaZe to consummate the Merger are subject to the satisfaction of the following additional conditions on or prior to the Closing: (i) the accuracy of the representations and warranties made by GameSquare and Merger Sub in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the Effective Time or the date in respect of which such representation or warranty was specifically made; (ii) GameSquare and Merger Sub having performed in all material respects all obligations and complied in all material respects with the agreements and covenants in the Merger Agreement required to be performed by or complied with by FaZe at or prior to the Closing; (iii) the absence of any material adverse effect on GameSquare; (iv) GameSquare and Merger Sub having completed the GameSquare Financing (as defined below) and (v) the employment agreements between GameSquare and certain FaZe executive officers shall have not been terminated by GameSquare, other than in the event of a for “Cause” termination (as such term is defined in the respective employment agreements).

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by each of Faze, GameSquare and Merger Sub as of the date of the Merger Agreement or other specified dates, in each case relating to, among other things, organization, standing and power, capitalization, authority, non-contravention, certain public filings with the SEC or other regulatory authorities and absence of litigation. Many of the representations and warranties are qualified by materiality or other similar qualifiers as set forth therein.

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Covenants

Each party agreed in the Merger Agreement to use its reasonable best efforts to affect the Closing and to as soon as reasonably practicable respond to inquiries or requests from governmental authorities applicable to the transactions contemplated by the Merger Agreement. Each party has also agreed to not solicit or engage in any discussions or negotiations with any person making an inquiry or proposal for an alternative transaction, and requiring FaZe’s and GameSquare’s respective boards of directors to recommend the transaction-related proposals to their stockholders, in each case subject to certain exceptions. The Merger Agreement also contains, subject to certain exceptions, certain other customary reciprocal covenants of each of the parties, including (i) the provision of access to their properties, books and personnel; (ii) the operation of their respective businesses in the ordinary course of business, consistent with past practice; (iii) notifications of certain breaches, consent requirements or other matters; (iv) tax matters; (v) public announcements; and (vi) confidentiality.

GameSquare Financing

In addition, in connection with the Merger, GameSquare is to complete a financing involving the raising of additional capital or commitments to be made available to it following the Merger consisting of (i) a private placement in public equity to raise $10,000,000 through the sale of GameSquare Common Stock (the “Pipe Financing”), subject to reduction to the minimum extent necessary based on applicable restrictions pertaining to GameSquare’s issuance of shares of GameSquare Common Stock under NASDAQ Listing Rule 5635, or any other applicable rule imposed by applicable stock exchanges, which financing is supported by the backstop obligation by Goff & Jones Lending Co, LLC (the “Backstop Investor”) under the Backstop Agreement; (ii) GameSquare shall have entered into an asset-based loan facility agreement (the “Financing and Security Agreement”) with SLR Digital Finance LLC, as lender (the “Lender”), having a three (3) year term and providing for maximum aggregate borrowings thereunder at any one time of not less than $10,000,000, and such facility agreement shall be in full force and effect as of the Closing with no principal amounts drawn thereunder; and (iii) GameSquare shall have consummated after the date of the Merger Agreement and prior to closing of the Merger a disposition of non-core assets of GameSquare having a gross sales price of approximately $4,000,000 (subject to certain earnout provisions) (the financings described above in clauses (i), (ii) and (iii) are collectively referred to as the “GameSquare Financing”). Together, the issuance of shares of GameSquare Common Stock issuable as consideration under the Merger Agreement and issuable as part of the PIPE Financing is referred to in this Current Report on Form 8-K as the “GameSquare Stock Issuance.”

No Survival

None of the representations and warranties of the parties contained in the Merger Agreement or in any instrument delivered under the Merger Agreement will survive the Effective Time. The covenants and agreements of the parties contained in the Merger Agreement do not survive the Closing, except those covenants and agreements that, by their terms, contemplate performance after the Effective Time.

Termination

The Merger Agreement contains customary mutual termination rights for FaZe and GameSquare, including if the Merger is not completed by December 31, 2023 (the “End Date”), and if either of the required stockholder approvals by the FaZe stockholders or the GameSquare stockholders is not obtained. The Merger Agreement also contains customary termination rights for the benefit of each party, including (i) if the board of directors of the other party changes its recommendation with respect to the Merger, (ii) if the board of directors of such party authorizes entry into a definitive agreement relating to a superior proposal (as permitted by the Merger Agreement) and (iii) if the other party breaches its representations, warranties or covenants under the Merger Agreement in a way that would result in a failure of its conditions to closing being satisfied (subject to certain procedures and cure periods).

Governing Law

The Merger Agreement is governed by the laws of the State of Delaware and the parties are subject to exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware).

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Certain Related Arrangements

Irrevocable Voting and Support Agreements

GameSquare Voting and Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, certain GameSquare stockholders entered into certain irrevocable voting and support agreements with FaZe (together, the “GameSquare Support Agreements”), whereby such GameSquare stockholders agreed to, among other things, at a meeting of stockholders of GameSquare, vote in favor of (i) the approval of the Merger Agreement and the transactions contemplated thereby and (ii) the GameSquare Stock Issuance, and vote against certain other actions that would have the effect of preventing the Merger or the GameSquare Stock Issuance. Such GameSquare stockholders also agreed to not transfer any securities of GameSquare held by them from the date of execution of the GameSquare Support Agreements until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, subject to certain exceptions.

The GameSquare Support Agreements will terminate in their entirety, and be of no further force or effect, upon the earlier to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement in accordance with its terms.

Backstop Agreement

Simultaneously with the execution and delivery of the Merger Agreement and in connection with the Pipe Financing, GameSquare entered into the Backstop Agreement. Pursuant to the Backstop Agreement, to the extent necessary to close the PIPE Financing with no less than $10,000,000, GameSquare has secured a commitment of $10,000,000 from the Backstop Investor, to purchase shares of GameSquare’s common stock (or other GameSquare securities, if applicable) to the extent necessary contemporaneously with the Closing. The Backstop Agreement contains customary representations, warranties, covenants and conditions precedent of the parties. The Backstop Agreement and all of its provisions shall terminate and be of no further force or effect (i) upon the date that is immediately following an applicable End Date, following written notice from the Backstop Investor electing to terminate the Agreement, or (ii) if FaZe or GameSquare experience a material adverse change, upon written notice from the Backstop Investor electing to terminate the Agreement.

The representations, warranties and covenants contained in the Backstop Agreement were made only for purposes of the Backstop Agreement and as of specific dates, were solely for the benefit of the parties thereto and may be subject to limitations agreed upon by the contracting parties.

Financing and Security Agreement

In connection with partially satisfying its obligations in connection with the GameSquare Financing, on September 14, 2023, certain subsidiaries of GameSquare, namely, Frankly Media LLC, GCN, Inc., GameSquare Esports (USA) Inc. d/b/a Fourth Square Studios, Nextgen Tech LLC d.b.a Complexity Gaming, Swingman, LLC d/b/a Cut+Sew and Zoned, Mission Supply LLC, and Sideqik, Inc. (collectively, on a joint and several basis, the “Borrower”) entered into the Financing and Security Agreement with the Lender.

The Financing and Security Agreement also contains customary representations and warranties being made by the Borrower and other customary terms and conditions.

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ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

GAMESQUARE HOLDINGS, INC.,

GAMESQUARE MERGER SUB I, INC.,

and

FAZE HOLDINGS INC.

dated as of October 19, 2023

A-1

i

ii

iii

EXHIBITS

Exhibit A	Company Securityholder Support Agreement
Exhibit A-1	Parent Securityholder Support Agreement
Exhibit B	Form of Certificate of Incorporation of Surviving Corporation
Exhibit C	Form Certificate of Merger
Exhibit D Exhibit E Exhibit F	Copies of Employment Agreements Form of Backstop Agreement Form of Loan Facility Agreement

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 19, 2023, by and among FaZe Holdings Inc, a Delaware corporation (the “Company”), GameSquare Holdings, Inc., a British Columbia corporation (“Parent”), and GameSquare Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the holders of shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement, including the Merger and the Parent Stock Issuance, by the stockholders of Parent; in each case, in accordance with the DGCL and other applicable Law;

WHEREAS, concurrently with the parties’ execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Supporting Company Stockholders has entered into a support agreement substantially in the form attached to this Agreement as Exhibit A (each, a “Company Securityholder Support Agreement”) with the Company, pursuant to which, among other things, such Supporting Company Stockholder has agreed, on the terms and subject to the conditions set forth therein, to vote all of its shares of Company Common Stock, in favor of the approval and (to the extent applicable) adoption of this Agreement, each applicable ancillary agreement to which the Company is, or is contemplated to be, a party, and the transactions contemplated hereby and thereby (including the Merger) and each other matter required to be approved or adopted by the Company stockholders in order to effect the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the parties’ execution and delivery of this Agreement, and as a condition and inducement to Company’s willingness to enter into this Agreement, each of the Supporting Parent Stockholders has entered into a support agreement substantially in the form attached to this Agreement as Exhibit A-1 (each, a “Parent Securityholder Support Agreement”) with the Parent, pursuant to which, among other things, such Supporting Parent Stockholder has agreed, on the terms and subject to the conditions set forth therein, to vote all of its shares of Parent Common Stock, in favor of the approval and (to the extent applicable) adoption of this Agreement, each applicable ancillary agreement to which the Parent is, or is contemplated to be, a party, and the transactions contemplated hereby and thereby (including the Merger) and each other matter required to be approved or adopted by the Parent stockholders in order to effect the Merger and the other transactions contemplated hereby;

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WHEREAS, the Parent Board has resolved to recommend that the holders of shares of Parent’s common stock, no par value per share (the “Parent Common Stock”), approve the issuance of share of Parent Common Stock in connection with (i) the Merger and (ii) the Primary Pipe (as defined below), including the issuance of shares of Parent Common Stock, if any to the Backstop Investor (as defined below), in each case, on the terms and subject to the conditions set forth in this Agreement (the “Parent Stock Issuance”);

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger and a Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger substantially in the form attached to this Agreement as Exhibit C (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

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Section 1.04 Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all of the respective assets, properties, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the respective debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation; By-Laws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit B, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 5.10(a), thereafter amended in accordance with the terms thereof and applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name until, subject to Section 5.10(a), thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.

Section 1.06 Directors and Officers.

(a) The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) The parties shall take all actions necessary to ensure that, from and after the Merger Effective Time, the Persons identified as the post-Closing directors and officers of Parent in accordance with the provisions of Section 5.19(b) shall be the directors and officers (and, in the case of such officers, holding such positions as set forth in Section 5.19(b) of the Parent Disclosure Letter), respectively, of Parent, each to hold office in accordance with the Governing Documents of Parent until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of certificates

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

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(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall thereupon be converted into, and shall represent the right to receive (calculated on an aggregate basis of all shares of Company Common Stock owned by a holder of Company Common Stock): (i) 0.13091 of a validly issued, fully paid and non-assessable share of Parent Common Stock (rounded to five decimal places) (the “Exchange Ratio”); (ii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(e); and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such share of Company Common Stock in accordance with Section 2.02(g). The shares of Parent Common Stock issuable under this Section 2.01(b)(i) are collectively referred to herein as the “Merger Consideration.”

(c) Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 2.02 hereof, (B) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(e), and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Common Stock in accordance with Section 2.02(g).

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01(b) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the Parent Stock Price.

Section 2.02 Exchange Procedures.

(a) Exchange Agent; Exchange Fund. No later than fifteen (15) Business Days prior to the Closing Date, Parent shall enter into a customary exchange agreement with the transfer agent of Parent, the transfer agent of the Company or another nationally recognized financial institution or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) appointing such Exchange Agent to act as the agent for the purpose of paying the Merger Consideration for: the Certificates; and the Book-Entry Shares. At or substantially concurrently with the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock to be issued pursuant to Section 2.01(b) as Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by book-entry shares will be issued); and (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.01(e). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Common Stock may be entitled pursuant to Section 2.02(g) for distributions or dividends, on the Parent Common Stock to which they are entitled to pursuant to Section 2.01(b), with both a record and payment date after the Effective Time and prior to the surrender of the Company Common Stock in exchange for such Parent Common Stock. Such cash and shares of Parent Common Stock, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.02(a), are referred to collectively in this Agreement as the “Exchange Fund.”

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(b) Procedures for Surrender; No Interest. As soon as reasonably practicable, but no later than five (5) Business Days, after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(b) into the right to receive the applicable portion of Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01(b) in respect of the Company Common Stock represented by a Certificate or Book-Entry Share, any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.01(e), and any dividends or other distributions pursuant to Section 2.02(g) upon: (i) surrender to the Exchange Agent of a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c) Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent, as directed by Parent or the Surviving Corporation. No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d) Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

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(e) Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this ARTICLE II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock one year after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Distributions with Respect to Unsurrendered Shares of Company Common Stock. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Company Common Stock until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.05) or Book-Entry Share is surrendered for exchange in accordance with this Section 2.02. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Company Common Stock in accordance with this Section 2.02, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

Section 2.03 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or the Parent Common Stock shall occur (other than the issuance of additional shares of capital stock of the Company or Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

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Section 2.04 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.05 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE II.

Section 2.06 Treatment of Stock Options and Other Stock-Based Compensation.

(a) Company Warrants. As of the Effective Time, each Company Warrant that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by Parent and shall be converted into a Parent Warrant in accordance with this Section 2.06. Each such Parent Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Warrant immediately prior to the Effective Time. As of the Effective Time, each such Parent Warrant as so assumed and converted shall be a warrant providing the holder thereof the right to acquire that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Warrant; and (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Warrant by (B) the Exchange Ratio.

(b) Company Stock Options. As of the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by Parent and shall be converted into a Parent Stock Option in accordance with this Section 2.06. Each such Parent Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Stock Option immediately prior to the Effective Time. As of the Effective Time, each such Parent Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Stock Option; and (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Stock Option by (B) the Exchange Ratio; provided, that the exercise price and the number of shares of Parent Common Stock subject to the Parent Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code.

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(c) Company Restricted Shares and Units.

(i) The Company shall take all requisite action so that, at the Effective Time, each share of Company Common Stock subject to vesting, repurchase, or other lapse of restrictions (a “Company Restricted Share”) that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent and shall be converted into a Parent Restricted Share in accordance with this Section 2.06. Each Parent Restricted Share shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Restricted Share immediately before the Effective Time (including vesting, repurchase, or other lapse restrictions). As of the Effective Time, each such holder of Company Restricted Shares so assumed and converted will receive that number of whole Parent Restricted Shares equal to the product (rounded down to the nearest whole number) of: (i) the number of shares of Company Restricted Shares held by that holder as of immediately prior to the Effective Time; and (ii) the Exchange Ratio.

(ii) The Company shall take all requisite action so that, at the Effective Time, each restricted stock unit that is outstanding under any Company Stock Plan and convertible into shares of Company Common Stock (a “Company Restricted Unit”) as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent and shall be converted into a Parent Restricted Unit in accordance with this Section 2.06. Each Parent Restricted Unit shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Restricted Unit immediately before the Effective Time (including vesting, repurchase, or other lapse restrictions). As of the Effective Time, each such holder of Company Restricted Units so assumed and converted will receive that number of whole Parent Restricted Units equal to the product (rounded down to the nearest whole number) of: (i) the number of shares of Company Common Stock subject to Company Restricted Units held by that holder as of immediately prior to the Effective Time; and (ii) the Exchange Ratio.

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(d) Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take such reasonable actions (including using reasonable efforts to obtain any employee consents) that may be necessary to effectuate the provisions of this Section 2.06; provided, however, that it is understood and agreed that the Company, the Company Board and the compensation committee of such board shall have no obligation for, and does not guarantee the receipt of, any third party consents, and the failure to obtain such is not, by itself, a violation of this Section 2.06(d) or this Agreement.

(e) Parent Actions. At or prior to the Effective Time, Parent shall take all actions necessary to reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Warrants or Parent Equity Awards, as the case may be, as a result of the actions contemplated by this Section 2.06. As soon as practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Parent Common Stock to be registered and issuable with respect to the Parent Warrants or Parent Equity Awards, as the case may be, Parent shall prepare and file with the SEC a registration statement on Form S-8, Form S-3 or Form S-1 (or any successor or other appropriate form), as applicable, with respect to the shares of Parent Common Stock subject to the Parent Warrants and Parent Equity Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

Section 2.07 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, and that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Section 2.08 No Dissenters’ Rights. In accordance with Section 262 of the DGCL, no dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE III

Representations and Warranties of the Company

Except: (a) as disclosed in the Company SEC Documents at least four Business Days prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Company Disclosure Letter that relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(b) Charter Documents. The copies of the Certificate of Incorporation and By-Laws of the Company as most recently filed with the Company SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. The Company has delivered or made available to Parent a true and correct copy of the Charter Documents of each of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by the Company: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 500,000,000 shares of Company Common Stock; and (ii) no shares of preferred stock, par value $0.00001 per share, of the Company (the “Company Preferred Stock”). As of the close of business on July 31, 2023: (A) 76,329,689 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (B) 128,506 shares of Company Common Stock were issued and held by the Company in its treasury; and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury; and since July 31, 2023 and through the date hereof, no additional shares of Company Common Stock or shares of Company Preferred Stock have been issued other than the issuance of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.

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(b) Stock Awards and Warrants.

(i) As of the date of this Agreement, an aggregate of 110,738,862 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Stock Plans. As of the close of business on July 31, 2023, 11,536,121 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, 2,582,929 shares of Company Restricted Shares were issued and outstanding, 5,521,347 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Restricted Units and 5,923,267 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Warrants. Since July 31, 2023 and through the date hereof, no Company Equity Awards have been granted and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans. Section 3.02(b)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Stock Plans and: (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii) Except for the Company Stock Plans and as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards and the Company Warrants, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, all outstanding Company Warrants and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

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(iii) There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d) Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03 Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

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(b) Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority, including any national securities exchange (a “Governmental Entity”), is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the Securities and Exchange Commission (“SEC”) of (A) the Company Proxy Statement in definitive form in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Parent Registration Statement, and the declaration of its effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), and (C) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under any Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”).

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(e) Anti-Takeover Statutes. Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery, or performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 3.04 SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2021 (the “Company SEC Documents”). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

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(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c) Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.

(d) Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(e) Undisclosed Liabilities. The audited balance sheet of the Company dated as of December 31, 2022 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(f) Off-Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(g) Sarbanes-Oxley and Nasdaq Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

(h) Accounting, Securities, or Other Related Complaints or Reports. Since January 1, 2021: (i) none of the Company or any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries; and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Company Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of the Company.

Section 3.05 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

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(b) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.06 Taxes.

(a) Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2021.

(c) Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Company SEC Documents.

(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

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(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Consolidated Groups, Transferee Liability, and Tax Agreements. Neither the Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement.

(i) Change in Accounting Method. Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(k) Ownership Changes. Without regard to this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l) Section 355. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m) Reportable Transactions. Neither the Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n) Intended Tax Treatment. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of the Company there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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Section 3.07 Intellectual Property.

(a) Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Company-Owned IP.

(b) Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Contracts permitting use of Intellectual Property of any third Person by the Company or its Subsidiaries will be violated or give rise to a right of termination, modification, acceleration, or cancellation under any provision by (or will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets in possession of the Company or any of its Subsidiaries, including requiring all Persons who receive access to such Trade Secrets to execute valid, written nondisclosure agreements requiring such individuals to (or such Persons are otherwise obligated by operation of Law to) protect the confidentiality of such Trade Secrets and refrain from using them for purposes other than as authorized by the Company and its Subsidiaries, except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any Trade Secrets in the possession of the Company or any of its Subsidiaries to or by any Person in a manner that has resulted or may reasonably result in the misappropriation of, or loss of Trade Secret or other rights in and to, such Trade Secret, except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(d) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company IP.

(e) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(f) Company IT Systems. In the past three years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken all reasonable best effort steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to the Company IT System used or held for use in the business of the Company and its Subsidiaries, no such Software (or such IT System) contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or IT System or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(g) Privacy and Data Security. The Company and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s and its Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the past three years, the Company and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Invention Assignment. All current and former (since January 1, 2020) employees, directors, officers, consultants, contractors and/or individuals that have contributed to the creation of Intellectual Property on behalf of the Company or its Subsidiaries have executed an agreement presently assigning all such Intellectual Property to the Company or such Subsidiary (or all such rights have vested in the Company or such Subsidiary by operation of Law) and, to the knowledge of the Company, no Person is in breach of any such agreement, except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

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(i) Open Source. The Company’s and its Subsidiaries’ use and distribution of Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto, except for any non-compliance which would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has used any Open Source Materials in a manner that subjects any Software owned by the Company or Company-Owned IP to any Compulsory Copyleft Terms.

Section 3.08 Compliance; Permits.

(a) Compliance. The Company and each of its Subsidiaries are and, since January 1, 2020, have been in material compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2020, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b) Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2020, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09 Litigation and Proceedings. Except as set forth in Section 3.09 of the Company Disclosure Letter or as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, (a) there is no Legal Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of the Company, any of their respective directors, managers, officers or employees (in their respective capacities as such), (b) to the knowledge of the Company, there is no investigation or other inquiry pending with any Governmental Entity, against the Company or any of its Subsidiaries or any of their respective properties or assets or any of their respective directors, managers, officers or employees (in their respective capacities as such) and (c) there is no order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”) imposed upon, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries, nor are any of the properties or assets of the Company or any of its Subsidiaries bound by or subject to any Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to the Company. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.

Section 3.10 Brokers’ and Finders’ Fees. Except for fees payable to Current Capital Securities, LLC pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter, a correct and complete copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

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Section 3.11 Related Person Transactions. There are, and since January 1, 2020, there have been, no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Company Common Stock (or any of their respective family members), but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed in the Company SEC Documents.

Section 3.12 Employee Benefit Issues.

(a) Schedule. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”).

(b) Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Employee Plan; and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c) Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

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(d) Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, not incurred any liability to the PBGC in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply with Section 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of the Company or any Company ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Company Employee Plan has occurred or is expected to occur.

(e) Certain Company Employee Plans. With respect to each Company Employee Plan:

(i) no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

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(ii) no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

(iii) no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. Except as set forth in Section 3.12(e) of the Company Disclosure Letter, no such plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and no plan listed in Section 3.12(e) of the Company Disclosure Letter has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code]; and

(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

(f) No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g) Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) no Company Employee Plan is presently or has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h) Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i) Health Plan Compliance. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

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(j) Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(k) Employment Law Matters. The Company and each of its Subsidiaries: (i) have been during the past three years in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) have been during the past three years in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) Labor. Neither the Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of the Company, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.13 Real Property and Personal Property Matters.

(a) Leased Real Estate. Section 3.13(a) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). The Company has delivered to Parent a true and complete copy of each such Lease. Except as set forth on Section 3.13(a) of the Company Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly owned Subsidiary of the Company) a right to use or occupy such Leased Real Estate or any portion thereof.

(b) Real Estate Used in the Business. The Leased Real Estate identified in Section 3.13(a) of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any of its Subsidiaries.

(c) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 3.14 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Compliance with Environmental Laws. The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b) No Legal Actions or Orders. Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

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(c) No Assumption of Environmental Law Liabilities. Neither the Company nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 3.15 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;

(ii) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of $250,000;

(iii) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly owned Subsidiary thereof or (2) any Subsidiary (other than a wholly owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $250,000;

(vi) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(vii) any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(viii) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

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(ix) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(x) any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $75,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries of the Company;

(xi) any employee collective bargaining agreement or other Contract with any labor union;

(xii) any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries;

(xiii) any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $250,000 in any year and which is not otherwise described in clauses (i)–(xii) above; or

(xiv) any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to the Company and its Subsidiaries, taken as a whole.

(b) Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c) No Breach. (i) All the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach or default, or has received written notice of breach or default, of any Company Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Company Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of the foregoing or from the counterparty to any Company Material Contract (or, to the Knowledge of the Company, any of such counterparty’s Affiliates) regarding an intent to terminate, cancel, or modify any Company Material Contract (whether as a result of a change of control or otherwise).

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Section 3.16 Insurance. All insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. To the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.17 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement to be filed with the SEC by Parent in connection with the Parent Stock Issuance (the “Parent Registration Statement”) or in the management proxy circular of the Parent to approve the Parent Stock Issuance (the “Parent Circular”) will, (a) at the time the Parent Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, or (b) at the date it is first mailed to the Parent stockholders or at the time of the Parent Stockholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Company Proxy statement to be filed with the SEC and sent to the Company’s stockholders in connection with the Merger and the other transactions contemplated by this Agreement and to the Parent’s stockholders in connection with the Parent Stock Issuance (including any amendments or supplements thereto, the “Company Proxy Statement”) will, at the date it is first mailed to the Company’s and Parent’s stockholders or at the time of the Company Stockholders Meeting or Parent Stockholders meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of the Company.

Section 3.18 Anti-Corruption Matters. Since January 1, 2020, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2020, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 3.19 Fairness Opinion. The Company Board has received the opinion of Current Capital Securities LLC (the “Fairness Opinion”) to the effect that, as of the date of such opinion and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered in connection with the preparation thereof as set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. The Company will make available to Parent, solely for informational purposes and on a non-reliance basis, a signed copy of the Fairness Opinion promptly following the date of this Agreement.

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Section 3.20 Talents.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 10 talents of the Company and its Subsidiaries collectively, based on the aggregate dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2022 (the “Top Talents”).

(b) Except as set forth in Section 3.20(b) of the Company Disclosure Letter, none of the Top Talents has, as of the date of this Agreement, informed the Company or any of its Subsidiaries in writing that it will, or, to the knowledge of the Company, threatened to terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and, to the Knowledge of the Company, none of the Top Talents is, as of the date of this Agreement, otherwise involved in or threatening any material claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation against the Company or any of its Subsidiaries or any of their respective businesses.

Section 3.21 Vendors.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 5 vendors of the Company and its Subsidiaries collectively, based on the aggregate dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2022 (the “Company Top Vendors”).

(b) Except as set forth in Section 3.21(b) of the Company Disclosure Letter, none of the Company Top Vendors has, as of the date of this Agreement, informed any of the Company or any of its Subsidiaries in writing that it will, or, to the knowledge of the Company, threatened to terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and, to the Knowledge of the Company, none of the Company Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening any material Action against the Company or any of its Subsidiaries or any of their respective businesses.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Except: (a) as disclosed in the Parent SEC Documents and Parent SEDAR Reports at least four Business Days prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Parent Disclosure Letter that relates to such Section or in another Section of the Parent Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section; Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

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Section 4.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Each of Parent and its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Charter Documents. The copies of the Certificate of Incorporation and By-Laws of Parent as most recently filed with the Parent SEC Documents and Parent SEDAR Reports are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Parent has delivered or made available to the Company a true and correct copy of the Charter Documents of each of Parent’s Subsidiaries. Neither Parent nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. Section 4.01(c)(i) of the Parent Disclosure Letter lists each of the Subsidiaries of Parent as of the date hereof and its place of organization. Section 4.01(c)(ii) of the Parent Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by Parent: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by Parent. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent have been validly issued and are owned by Parent, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of Parent. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of Parent consists of: (i) an unlimited number of shares of Parent Common Stock; and (ii) an unlimited number of shares of preferred stock, without par value per share, of Parent (the “Parent Preferred Stock”). As of the close of business on June 30, 2023: (A) 12,925,828 shares of Parent Common Stock were issued and outstanding (not including shares held in treasury) and no shares of Parent Preferred Stock were issued and outstanding or held by Parent in its treasury. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement, including the shares of Parent Common Stock constituting the Merger Consideration and those to be issued as part of the Parent Financing, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Parent owns any shares of Parent Common Stock.

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(b) Stock Awards.

(i) As of the close of business on August 31, 2023, an aggregate of 610,418 shares of Parent Common Stock were reserved for issuance pursuant to Parent Equity Awards not yet granted under the Parent Stock Plans, consisting of 494,369 options and 116,409 Parent Restricted Units. As of the close of business on August 31, 2023, 676,767 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Stock Options and 666,560 shares of Parent Restricted Shares were issued and outstanding. Since August 31, 2023 and through the date hereof, no Parent Equity Awards have been granted and no additional shares of Parent Common Stock have become subject to issuance under the Parent Stock Plans. Section 4.02(b)(i) of the Parent Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Parent Equity Award granted under the Parent Stock Plans and: (A) the name of the holder of such Parent Equity Award; (B) the number of shares of Parent Common Stock subject to such outstanding Parent Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Parent Equity Award; (D) the date on which such Parent Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Parent Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Parent Stock Options, the date on which such Parent Stock Option expires. All shares of Parent Common Stock subject to issuance under the Parent Stock Plans, including the Parent Equity Awards constituting Merger Consideration to be issued pursuant to Section 2.06, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii) Except for the Company Stock Plans and as set forth in Section 4.02(b)(ii) of the Parent Disclosure Letter, there are no Contracts to which Parent is a party obligating Parent to accelerate the vesting of any Parent Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Parent Equity Awards, warrants to purchase up to 1,635,802 shares of Parent Common Stock and 467,018 shares of Parent Common Stock issuable upon conversion of certain convertible debt instruments, as of the date hereof, there are no other outstanding (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt or shares of capital stock of Parent, (B) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Parent, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Parent, in each case that have been issued by Parent or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Parent, being referred to collectively as “Parent Securities”). All outstanding shares of Parent Common Stock, all outstanding Parent Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

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(iii) As of the date hereof, there are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities or Parent Subsidiary Securities. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to any Parent Securities or Parent Subsidiary Securities.

(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Parent or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of Parent or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Parent or any of its Subsidiaries, are issued or outstanding (collectively, “Parent Voting Debt”).

(d) Parent Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Parent; (ii) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Parent; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Parent, in each case that have been issued by a Subsidiary of Parent (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Parent Subsidiary Securities”).

Section 4.03 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject only, in the case of the consummation of the Merger, to: (i) the adoption of this Agreement by Parent as the sole stockholder of Merger Sub; and (ii) the need to obtain the affirmative vote or consent of a majority of the outstanding shares of the Parent Common Stock to the Parent Stock Issuance (the “Requisite Parent Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement, subject only, in the case of consummation of the Merger, to: (x) the adoption of this Agreement by Parent as the sole stockholder of Merger Sub; and (y) the need to obtain the Requisite Parent Vote. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

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(b) Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.03(c) have been obtained or made, and in the case of the consummation of the Merger, obtaining the Requisite Parent Vote, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger, the Parent Stock Issuance, and the other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Company Proxy Statement in definitive form in accordance with the Exchange Act, (B) the Parent Registration Statement, and the declaration of its effectiveness under the Securities Act, and (C) the filing of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under any Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Board Approval.

(i) The Parent Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and the Parent’s stockholders, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein, (C) directed the Parent Stock Issuance be submitted to a vote of the Parent’s stockholders for adoption at the Parent Stockholders Meeting, and (D) resolved to recommend that Parent’s stockholders vote in favor of approval of this Agreement and the Parent Stock Issuance in accordance with the Business Corporations Act (British Columbia) and applicable stock exchange and securities laws (collectively, the “Parent Board Recommendation”).

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(ii) The Merger Sub Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

Section 4.04 SEC Filings; SEDAR Filings; Financial Statements; Undisclosed Liabilities.

(a) SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2020 (the “Parent SEC Documents”). True, correct, and complete copies of all the Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither Parent nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b) SEDAR Filings. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under Canadian securities laws since January 1, 2020 (or such shorter period as Parent was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “Parent SEDAR Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such Parent SEDAR Reports prior to the expiration of any such extension. As of their respective dates, the Parent SEDAR Reports complied in all material respects with the requirements of the Canadian securities laws, and the rules and regulations of each applicable Governmental Entity promulgated thereunder applicable to the Parent SEDAR reports and none of the Parent SEDAR Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent has made available on Parent’s profile on SEDAR+ at www.sedarplus.ca, true and complete copies of the Parent SEDAR Reports.

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(c) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents or Parent SEDAR Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(d) Internal Controls. Parent and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of Parent’s management and the Parent Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Parent and its Subsidiaries.

(e) Disclosure Controls and Procedures. Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Neither Parent nor, to the Knowledge of Parent, Parent’s independent registered public accounting firm has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by Parent and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Parent and its Subsidiaries.

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(f) Undisclosed Liabilities. The audited balance sheet of Parent dated as of December 31, 2022 contained in the Parent SEC Documents and Parent SEDAR Reports filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(g) Off-Balance Sheet Arrangements. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(h) Sarbanes-Oxley and Nasdaq Compliance. Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Parent is also in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

(i) Accounting, Securities, or Other Related Complaints or Reports. Since January 1, 2021: (i) none of Parent or any of its Subsidiaries nor any director or officer of Parent or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of Parent or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of Parent or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to Parent or any of its Subsidiaries; and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by Parent, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Parent Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of the Company.

Section 4.05 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.02.

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Section 4.06 Compliance; Permits.

(a) Compliance. Parent and each of its Subsidiaries are and, since January 1, 2020, have been in material compliance with, all Laws or Orders applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2020, no Governmental Entity has issued any notice or notification stating that Parent or any of its Subsidiaries is not in compliance with any Law.

(b) Permits. Parent and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is and, since January 1, 2020, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.07 Litigation. Except as set forth in Section 4.07 of the Parent Disclosure Letter or as would not be material to Parent and its Subsidiaries, taken as a whole, as of the date of this Agreement, (a) there is no Legal Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of Parent, any of their respective directors, managers, officers or employees (in their respective capacities as such), (b) to the knowledge of Parent, there is no investigation or other inquiry pending with any Governmental Entity, against Parent or any of its Subsidiaries or any of their respective properties or assets or any of their respective directors, managers, officers or employees (in their respective capacities as such) and (c) there is no Order imposed upon, or, to the knowledge of Parent, threatened against, Parent or any of its Subsidiaries, nor are any of the properties or assets of Parent or any of its Subsidiaries bound by or subject to any Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Parent. To the Knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any officer or director of Parent..

Section 4.08 Brokers. Except as set forth in Section 4.08 of the Parent Disclosure Letter, the fees and expenses of which will be paid by Parent, neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company would be liable in connection the Merger.

Section 4.09 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Parent Registration Statement or Parent Circular will, (a) at the time the Parent Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, or (b) at the date the Parent Circular is first mailed to the Parent stockholders or at the time of the Parent Stockholders Meeting or at the time of any amendment or supplement thereof contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Proxy Statement will, at the date it is first mailed to the Company’s and Parent’s stockholders or at the time of the Company Stockholders Meeting or Parent Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of Parent or Merger Sub.

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Section 4.10 Ownership of Company Common Stock. Neither Parent nor any of its Affiliates or Associates “owns” (as defined in Section 203(c)(9) of the DGCL) or has owned during the three years preceding the date of this Agreement any shares of Company Common Stock.

Section 4.11 Intended Tax Treatment. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of Parent there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.12 Merger Sub. Merger Sub: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a direct, wholly owned Subsidiary of Parent.

Section 4.13 Taxes.

(a) Tax Returns and Payment of Taxes. Parent and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, Parent has made an adequate provision for such Taxes in Parent’s financial statements included in the Company SEC Documents (in accordance with GAAP). Parent ‘s most recent financial statements included in the Parent SEDAR Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by Parent and its Subsidiaries through the date of such financial statements. Neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Parent SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. Parent has made available to the Company complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of Parent or its Subsidiaries for any Tax period ending after December 31, 2021.

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(c) Withholding. Parent and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, consultant, or director of Parent or any of its Subsidiaries (each, a “Parent Employee”), creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for material Taxes upon the assets of Parent or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Parent SEC Documents.

(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against Parent or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Parent or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of Parent or any of its Subsidiaries.

(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where Parent and its Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. Neither Parent nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Parent nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement.

(i) Change in Accounting Method. Neither Parent nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items. Parent and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

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(k) Ownership Changes. Without regard to this Agreement, neither Parent nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l) Section 355. Neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m) Reportable Transactions. Neither Parent nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 4.14 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or

(b) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.012.

Section 4.15 Anti-Corruption Matters. Since January 1, 2020, none of Parent, any of its Subsidiaries or any director, officer or, to the Knowledge of Parent, employee or agent of Parent or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2020, neither Parent nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of Parent, no Governmental Entity is investigating, examining, or reviewing Parent’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 4.16 Related Person Transactions. There are, and since January 1, 2020, there have been, no Contracts, transactions, arrangements, or understandings between Parent or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Parent Common Stock (or any of their respective family members), but not including any wholly owned Subsidiary of Parent, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed in the Parent SEC Documents.

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Section 4.17 Talents.

(a) Section 4.17(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, the top 10 talents of Parent and its Subsidiaries collectively, based on the aggregate dollar value of Parent’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2022 (the “Parent Top Talents”).

(b) Except as set forth in Section 4.17(b) of the Parent Disclosure Letter, none of the Parent Top Talents has, as of the date of this Agreement, informed Parent or any of its Subsidiaries in writing that it will, or, to the knowledge of Parent, threatened to terminate, cancel, or materially limit or materially and adversely modify any of its existing business with Parent or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and, to the knowledge of Parent, none of the Parent Top Talents is, as of the date of this Agreement, otherwise involved in or threatening any material claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation against Parent or any of its Subsidiaries or any of their respective businesses.

Section 4.18 Omitted.

Section 4.19 Intellectual Property.

(a) Scheduled Parent-Owned IP. Section 4.19(a) of the Parent Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of all: (i) Parent-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Parent-Owned IP.

(b) Right to Use; Title. Parent or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Parent-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of Parent and its Subsidiaries as currently conducted and as proposed to be conducted (“Parent IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No Contracts permitting use of Intellectual Property of any third Person by Parent or its Subsidiaries will be violated or give rise to a right of termination, modification, acceleration, or cancellation under any provision by (or will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except as has not been and would not be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(c) Validity and Enforceability. Parent and its Subsidiaries’ rights in the Parent-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets in possession of Parent or any of its Subsidiaries, including requiring all Persons who receive access to such Trade Secrets to execute valid, written nondisclosure agreements requiring such individuals to (or such Persons are otherwise obligated by operation of Law to) protect the confidentiality of such Trade Secrets and refrain from using them for purposes other than as authorized by Parent and its Subsidiaries, except as has not been and would not be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole. To the knowledge of Parent, there has not been any unauthorized disclosure of or unauthorized access to any Trade Secrets in the possession of Parent or any of its Subsidiaries to or by any Person in a manner that has resulted or may reasonably result in the misappropriation of, or loss of Trade Secret or other rights in and to, such Trade Secret, except as has not been and would not be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

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(d) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) the conduct of the businesses of Parent and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of Parent, no third party is infringing upon, violating, or misappropriating any Parent IP.

(e) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of Parent, threatened: (i) alleging any infringement, misappropriation, or violation by Parent or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Parent-Owned IP or Parent or any of its Subsidiaries’ rights with respect to any Parent IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Parent-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) Parent IT Systems. In the past three years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Parent IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries have taken all reasonable best effort steps to safeguard the confidentiality, availability, security, and integrity of the Parent IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. With respect to the Parent IT System used or held for use in the business of Parent and its Subsidiaries, no such Software (or such IT System) contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or IT System or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of Parent or its Subsidiaries or customers of Parent and its Subsidiaries.

(g) Privacy and Data Security. Parent and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of Parent’s and its Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. In the past three years, Parent and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning Parent’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Parent’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(h) Invention Assignment. All current and former (since January 1, 2020) employees, directors, officers, consultants, contractors and/or individuals that have contributed to the creation of Intellectual Property on behalf of Parent or its Subsidiaries have executed an agreement presently assigning all such Intellectual Property to Parent or such Subsidiary (or all such rights have vested in Parent or such Subsidiary by operation of Law) and, to the knowledge of Parent, no Person is in breach of any such agreement, except as has not been and would not be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

(i) Open Source. Parent’s and its Subsidiaries’ use and distribution of Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto, except for any non-compliance which would not be material to Parent and its Subsidiaries, taken as a whole. Neither Parent nor any of its Subsidiaries has used any Open Source Materials in a manner that subjects any Software owned by Parent or Parent-Owned IP to any Compulsory Copyleft Terms.

Section 4.20 Employee Benefit Issues.

(a) Schedule. Section 4.20(a) of the Parent Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of Parent or any of its Subsidiaries (each, a “Parent Employee”), or with respect to which Parent or any Parent ERISA Affiliate has or may have any Liability (collectively, the “Parent Employee Plans”).

(b) Documents. Parent has made available to the Company correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Parent Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Parent Employee Plan; (iii) the most recent financial statements for each Parent Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Parent Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Parent Employee Plan; and (vi) all actuarial valuation reports related to any Parent Employee Plans.

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(c) Employee Plan Compliance. (i) Each Parent Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all Parent Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of Parent, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of Parent no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) Parent and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Parent Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Parent Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Parent Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of Parent, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Parent Employee Plan; (vi) there are no material Legal Actions pending, or, to the Knowledge of Parent, threatened with respect to any Parent Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of Parent, neither Parent nor any of its Parent ERISA Affiliates has engaged in a transaction that could subject Parent or any Parent ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) Plan Liabilities. Neither Parent nor any Parent ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Parent Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Parent Employee Plan; (ii) except for payments of premiums to the PBGC which have been timely paid in full, not incurred any liability to the PBGC in connection with any Parent Employee Plan covering any active, retired, or former employees or directors of Parent or any Parent ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Parent Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply with Section 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of Parent or any Parent ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Parent Employee Plan has occurred or is expected to occur.

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(e) Certain Parent Employee Plans. With respect to each Parent Employee Plan:

(i) no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither Parent nor any of its Parent ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii) no Legal Action has been initiated by the PBGC to terminate any such Parent Employee Plan or to appoint a trustee for any such Parent Employee Plan;

(iii) no Parent Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of Parent or any Parent ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. Except as set forth in Section 4.20(e) of Parent Disclosure Letter, no such plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and no plan listed in Section 4.20(e) of Parent Disclosure Letter has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of Parent or any Parent ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Parent Employee Plan.

(f) No Post-Employment Obligations. No Parent Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither Parent nor any Parent ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g) Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of Parent, threatened claims by or on behalf of any participant in any Parent Employee Plan, or otherwise involving any Parent Employee Plan or the assets of any Parent Employee Plan; and (ii) no Parent Employee Plan is presently or has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h) Section 409A Compliance. Each Parent Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

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(i) Health Plan Compliance. Each of Parent and its Subsidiaries complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Parent Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(j) Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of Parent or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Parent to merge, amend, or terminate any Parent Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Parent Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of Parent under any Parent Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(k) Employment Law Matters. Parent and each of its Subsidiaries: (i) have been during the past three years in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Parent Employees and contingent workers; and (ii) have been during the past three years in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Parent Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(l) Labor. Neither Parent nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against Parent or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of Parent, no material work stoppage, slowdown, or labor strike against Parent or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of Parent Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of Parent, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at Parent or any of its Subsidiaries, or any Parent Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of Parent, threatened relating to any employment related matter involving any Parent Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 4.21 Real Property and Personal Property Matters.

(a) Leased Real Estate. Section 4.21(a) of the Parent Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). Parent has delivered to the Company a true and complete copy of each such Lease. Except as set forth on Section 4.21(a) of Parent Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) Parent’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of Parent, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither Parent nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has Parent or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly owned Subsidiary of Parent) a right to use or occupy such Leased Real Estate or any portion thereof.

(b) Real Estate Used in the Business. The Leased Real Estate identified in Section 4.21(a) of Parent Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of Parent or any of its Subsidiaries.

(c) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by Parent or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 4.22 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Compliance with Environmental Laws. Parent and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of Parent and its Subsidiaries as currently conducted.

(b) No Legal Actions or Orders. Neither Parent nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither Parent nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

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(c) No Assumption of Environmental Law Liabilities. Neither Parent nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 4.23 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Parent Material Contract” shall mean the following to which Parent or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by Parent with the SEC;

(ii) any employment or consulting Contract (in each case with respect to which Parent has continuing obligations as of the date hereof) with any current or former (A) officer of Parent, (B) member of Parent Board, or (C) Parent Employee providing for an annual base salary or payment in excess of $250,000;

(iii) any Contract providing for indemnification or any guaranty by Parent or any Subsidiary thereof, in each case that is material to Parent and its Subsidiaries, taken as a whole, other than (A) any guaranty by Parent or a Subsidiary thereof of any of the obligations of (1) Parent or another wholly owned Subsidiary thereof or (2) any Subsidiary (other than a wholly owned Subsidiary) of Parent that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of Parent or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by Parent or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $250,000;

(vi) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of Parent or any of its Subsidiaries;

(vii) any Contract that contains any provision that requires the purchase of all or a material portion of Parent’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to Parent and its Subsidiaries, taken as a whole;

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(viii) any Contract that obligates Parent or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries;

(x) any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $75,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries of Parent;

(xi) any employee collective bargaining agreement or other Contract with any labor union;

(xii) any Parent IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for Parent or any of its Subsidiaries;

(xiii) any other Contract under which Parent or any of its Subsidiaries is obligated to make payment or incur costs in excess of $250,000 in any year and which is not otherwise described in clauses (i)–(xii) above; or

(xiv) any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to Parent and its Subsidiaries, taken as a whole.

(b) Schedule of Material Contracts; Documents. Section 4.23(b) of Parent Disclosure Letter sets forth a true and complete list as of the date hereof of all Parent Material Contracts. Parent has made available to Parent correct and complete copies of all Parent Material Contracts, including any amendments thereto.

(c) No Breach. (i) All Parent Material Contracts are legal, valid, and binding on Parent or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Parent Material Contract; and (iii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any third party is in breach or default, or has received written notice of breach or default, of any Parent Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Parent Material Contract by Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any other party thereto, and, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received written notice of the foregoing or from the counterparty to any Parent Material Contract (or, to the Knowledge of Parent, any of such counterparty’s Affiliates) regarding an intent to terminate, cancel, or modify any Parent Material Contract (whether as a result of a change of control or otherwise).

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Section 4.24 Insurance. All insurance policies maintained by Parent and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as Parent reasonably has determined to be prudent, taking into account the industries in which Parent and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Neither Parent nor any of its Subsidiaries is in breach or default, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. To the Knowledge of Parent: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 4.25 Vendors.

(a) Section 4.25(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, the top 5 vendors of Parent and its Subsidiaries collectively, based on the aggregate dollar value of Parent’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2022 (the “Parent Top Vendors”).

(b) Except as set forth in Section 4.25(b) of the Parent Disclosure Letter, none of the Parent Top Vendors has, as of the date of this Agreement, informed any of Parent or any of its Subsidiaries in writing that it will, or, to the knowledge of Parent, threatened to terminate, cancel, or materially limit or materially and adversely modify any of its existing business with Parent or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and, to the Knowledge of Parent, none of the Parent Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening any material Action against Parent or any of its Subsidiaries or any of their respective businesses.

ARTICLE V

Covenants

Section 5.01 Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, the Company shall, and shall cause each of its Subsidiaries, except as expressly permitted or required by this Agreement, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its reasonable best efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice in all material respects, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted or required by this Agreement, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend or propose to amend its Charter Documents;

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(b) (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries);

(c) issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms;

(d) except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $75,000 in the aggregate;

(f) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Leased Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Leased Real Estate hereunder;

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(i) institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $75,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k) (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m) except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Company IP, or grant any right or license to any Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

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(q) adopt or implement any stockholder rights plan or similar arrangement; or

(r) agree or commit to do any of the foregoing.

Section 5.02 Conduct of the Business of Parent. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, Parent shall, and shall cause each of its Subsidiaries, except as expressly permitted or required by this Agreement, as required by applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its reasonable best efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice in all material respects, and, to the extent consistent therewith, Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted or required by this Agreement, or as required by applicable Law, Parent shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend its Charter Documents in a manner that would adversely affect the Company or the holders of Company Common Stock relative to the other holders of Parent Common Stock;

(b) (i) split, combine, or reclassify any Parent Securities or Parent Subsidiary Securities in a manner that would adversely affect the Company or the holders of Company Common Stock relative to the other holders of Parent Common Stock, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Parent Securities or Parent Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries and ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment);

(c) issue, sell, pledge, dispose of, or encumber any Parent Securities or Parent Subsidiary Securities, other than (i) the issuance of shares of Parent Common Stock upon the exercise of any Parent Equity Awards outstanding as of the date of this Agreement in accordance with its terms, (ii) the issuance of shares of Parent Common Stock in connection with or upon the exercise of any Parent Equity Awards granted after the date hereof in the ordinary course of business consistent with past practice, and (iii) sales or issuances of shares of Parent Common Stock in connection with the Parent Financing;

(d) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Merger or other transactions contemplated by this Agreement;

(e) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Parent or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

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(f) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Parent; provided, that the foregoing shall not prohibit the Parent and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or selling the Parent’s interest in the equity or assets of certain Subsidiaries including (without limitation) Frankly Media, LLC and Winview, Inc., in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g) institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $75,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(h) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(i) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(j) adopt or implement any stockholder rights plan or similar arrangement;

(k) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(l) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization; or

(m) agree or commit to do any of the foregoing.

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Section 5.03 Access to Information; Confidentiality.

(a) Access to Company Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b) Access to Parent Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, Parent shall, and shall cause its Subsidiaries to, afford to the Company and the Company’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of Parent and its Subsidiaries, and Parent shall, and shall cause its Subsidiaries to, furnish promptly to the Company such other information concerning the business and properties of Parent and its Subsidiaries as the Company may reasonably request from time to time. Neither Parent nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect Parent’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to the Company pursuant to this Agreement.

(c) Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 5.03(a) or Section 5.03(b), shall be treated in accordance with the Confidentiality Agreement, dated February 20, 2023, between Parent and the Company (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

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Section 5.04 No Solicitation.

(a) Takeover Proposal. Neither the Company, on the one hand, nor Parent, on the other hand, shall, and each shall direct and cause their respective Subsidiaries and its or its respective Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.04(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or Parent or any of their respective Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or Parent or any of their respective Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (ii) (A) except where the Company Board or Parent Board, as applicable, makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to do so would cause it to be in breach of its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or Parent, as applicable, or any of their respective Subsidiaries, or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, an “Acquisition Agreement”). Except as expressly permitted by this Section 5.04, neither the Company Board shall effect a Company Adverse Recommendation Change, nor shall the Parent Board effect a Parent Adverse Recommendation Change. The Company on the one hand, and Parent, on the other hand, shall, and shall cause their respective Subsidiaries and their and their Subsidiaries’ Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or Parent, as applicable, and any of their respective Subsidiaries that was furnished by or on behalf of such party or its respective Subsidiaries to return or destroy (and confirm destruction of) all such information. Without limiting the foregoing, it is understood that any violation of or the taking of actions inconsistent with the restrictions set forth in this Section 5.04 by any Representative of the Company or its Subsidiaries, on the one hand, or the Parent or its Subsidiaries, on the other hand, whether or not such Representative is purporting to act on behalf of the applicable party or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.04 by the applicable party.

(b) Superior Proposal. Notwithstanding Section 5.04(a), prior to the receipt of the Requisite Company Vote, the Company Board, on the one hand, and prior to the receipt of the Requisite Parent Vote, the Parent Board, on the other hand, directly or indirectly through any Representative, may, subject to Section 5.04(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board or Parent Board, as applicable, believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to such party or any of its respective Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes to the other party); (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable; and/or (iv) take any action that any court of competent jurisdiction orders such party to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board or Parent Board, as applicable, determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to cause it to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board or Parent Board, as applicable, from disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the party determines, after consultation with its financial advisors and outside legal counsel, that failure to disclose such position would reasonably be expected to cause its board to be in breach of its fiduciary duties under applicable Law.

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(c) Notification to Other Party. The Company Board, on the one hand, and the Parent Board, on the other hand, shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.04(b) unless such party shall have delivered to the other party a prior written notice advising the other party that it intends to take such action. The Company, on the one hand, and Parent, on the other hand, shall notify the other party promptly (but in no event later than 24 hours) after it obtains Knowledge of the receipt by the such party (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to such party or any of its Subsidiaries or for access to the business, properties, assets, books, or records of such party or any of its Subsidiaries by any third party. In such notice, such party shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. Such party shall keep the other party fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. Such party shall provide the other party with at least 48 hours prior notice of any meeting of its board of directors, or any committee thereof (or such lesser notice as is provided to the members of such party’s board of directors or committee thereof) at which such party’s board of directors, or any committee thereof, is reasonably expected to consider any Takeover Proposal. Such party shall promptly provide the other party with a list of any non-public information concerning such party’s or any of its Subsidiaries’ business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to the other party, copies of such information.

(d) Adverse Recommendation Change or Acquisition Agreement. Except as expressly permitted by this Section 5.04, neither the Company Board shall effect a Company Adverse Recommendation Change, nor shall the Parent Board effect a Parent Adverse Recommendation Change; or, in either case, enter into (or permit any of its respective Subsidiaries to enter into) an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of: (i) the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Acquisition Agreement that did not result from a material breach of this Section 5.04; and (ii) the Requisite Parent Vote, the Parent Board may effect a Parent Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Acquisition Agreement that did not result from a material breach of this Section 5.04, if (A) such party promptly notifies the other party, in writing, at least five Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, or entering into (or causing one of its Subsidiaries to enter into) an Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that such party has received a Takeover Proposal that such party’s board of directors (or a committee thereof) intends to declare a Superior Proposal and that it intends to effect a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, and/or such party intends to enter into an Acquisition Agreement, (B) such party specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) and any related documents including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal, (C) such party shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with the other party in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if the other party, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three Business Days remains in the Superior Proposal Notice Period subsequent to the time such party notifies the other party of any such material revision (it being understood that there may be multiple extensions)), and (D) such party’s board of directors (or a committee thereof) determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by the other party during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would cause its board to be in breach of its fiduciary duties under applicable Law.

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Section 5.05 Preparation of Company Proxy Statement and Parent Registration Statement.

(a) Company Proxy Statement. In connection with the Company Stockholders Meeting and Parent Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Company Proxy Statement. The Company shall use its reasonable best efforts to: (A) as soon as reasonably practicable after the Parent Registration Statement is declared effective under the Securities Act, cause the Company Proxy Statement to be mailed to the Company’s stockholders, and (B) ensure that the Company Proxy Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act.

(b) Parent Circular. In connection with the Parent Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Parent shall prepare and file with the SEC and any required stock exchange the Parent Circular. In addition to the requirements set out in Section 5.07, the Parent shall use its reasonable best efforts to: (A) as soon as reasonably practicable after the Parent Registration Statement is declared effective under the Securities Act, cause the Parent Circular to be mailed to the Parent Stockholders, and (B) ensure that the Parent Circular complies in all material respects with the applicable provisions of applicable Law.

(c) Parent Registration Statement. Parent shall prepare and file with the SEC the Parent Registration Statement (which shall include the Company Proxy Statement). The Parent shall use its reasonable best efforts to: (i) cause the Parent Registration Statement to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Parent Registration Statement complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Parent Registration Statement effective for so long as necessary to complete the Merger. Parent shall notify the Company promptly of the time when the Parent Registration Statement has become effective or any supplement or amendment to the Parent Registration Statement has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of Parent Stock in the Merger, and the Company shall furnish to Parent all information concerning the Company as may be reasonably requested in connection with any such actions.

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(d) Furnishing of Information. Parent and the Company shall furnish to the other party all information concerning such Person and its Affiliates required by the Securities Act or the Exchange Act to be set forth in the Parent Registration Statement, Parent Circular or the Company Proxy Statement. Each of Parent and the Company shall promptly correct any information provided by it for use in the Parent Registration Statement, Parent Circular or Company Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. Each of Parent and the Company shall take all steps necessary to amend or supplement the Parent Registration Statement, Parent Circular or Company Proxy Statement, as applicable, and to cause the Parent Registration Statement, Parent Circular or Company Proxy Statement, as so amended or supplemented, to be filed with the SEC or applicable stock exchange and disseminated to the holders of Company Common Stock and Parent Common Stock, as applicable, as and to the extent required by applicable Law.

(e) SEC and Other Comments. Parent and the Company shall promptly provide the other party and their counsel with any comments or other communications, whether written or oral, that Parent or the Company, or their counsel may receive from the SEC, any stock exchange or their respective staff with respect to the Parent Registration Statement, Parent Circular or the Company Proxy Statement promptly after the receipt of such comments. Prior to the filing of the Parent Registration Statement, Parent Circular or the Company Proxy Statement with the SEC or any required stock exchange (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a Company Adverse Recommendation Change or Parent Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 5.04) or the dissemination thereof to the holders of Company Common Stock or the Parent Common Stock, as applicable, or responding to any comments of the SEC or applicable stock exchange with respect to the Parent Registration Statement, Parent Circular or Company Proxy Statement, each of Parent and the Company shall provide the other party and their counsel a reasonable opportunity to review and comment on such Parent Registration Statement, , Parent Circular, Company Proxy Statement, or response (including the proposed final version thereof), and each of Parent and the Company shall give reasonable and good faith consideration to any comments made by the other party or their counsel.

Section 5.06 Company Stockholders Meeting.

(a) The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the Parent Registration Statement is declared effective, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting and other Persons as required by applicable Laws and file it with any applicable Governmental Entity as required by applicable Laws. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.04 hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.04 hereof, the Company shall use reasonable best efforts to: (a) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (b) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as reasonably requested Parent or Merger Sub. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent (other than: (i) in order to obtain a quorum of its stockholders or if there are not sufficient votes to obtain the Requisite Company Vote; or (ii) as reasonably determined by the Company to comply with applicable Law). The Company shall use its reasonable best efforts to cooperate with Parent to hold the Company Stockholders Meeting on the same day and at the same time as the Parent Stockholders meeting as soon as reasonably practicable after the Parent Registration Statement is declared effective, and to set the same record date for each such meeting. If the Company Board makes a Company Adverse Recommendation Change, it will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Company Common Stock at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

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(b) Parent shall furnish to the Company in writing, on a timely basis, all information concerning Parent as required by applicable Law for inclusion in the Company Proxy Statement or in any amendments or supplements to the Company Proxy Statement. The parties shall also use their respective commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial or other expert information required to be included in the Company Proxy Statement and to the identification in the Company Proxy Statement of each such advisor.

(c) The Company and the Parent shall each promptly notify the other party if at any time before the Closing Date it becomes aware that the Company Proxy Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, and the parties shall co-operate in the preparation of any amendment or supplement to the Company Proxy Statement, as required or appropriate, and the Company shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Company Proxy Statement to the Company Stockholders and, if required by applicable Law, file the same with any Governmental Entities and as otherwise required.

(d) Parent shall indemnify and save harmless the Company and its Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Company or any of its Representatives may be subject or which the Company or any of its Representatives may suffer as a result of, or arising from, any misrepresentation contained in any information included in the Company Proxy Statement that was furnished in writing by Parent, its affiliates and their respective Representatives acting on their behalf.

Section 5.07 Parent Stockholders Meeting; Approval by Sole Stockholder of Merger Sub.

(a) Parent Stockholders Meeting. Parent shall take all action necessary to duly call, give notice of, convene, and hold the Parent Stockholders Meeting as soon as reasonably practicable after the Parent Registration Statement is declared effective, and, in connection therewith, Parent shall mail the Parent Circular to the holders of Parent Common Stock in advance of the Parent Stockholders Meeting. Except to the extent that the Parent Board shall have effected a Parent Adverse Recommendation Change as permitted by Section 5.04 hereof, the Parent Circular shall include the Parent Board Recommendation. Subject to Section 5.04 hereof, Parent shall use reasonable best efforts to: (i) solicit from the holders of Parent Common Stock proxies in favor of the approval of the Parent Stock Issuance; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Parent Common Stock required by applicable Law to obtain such approval. Parent shall keep the Company updated with respect to proxy solicitation results as requested by the Company. Once the Parent Stockholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders Meeting without the consent of Company (other than: (A) in order to obtain a quorum of its stockholders; or (B) as reasonably determined by Parent to comply with applicable Law). Parent shall use its reasonable best efforts to cooperate with Company to hold the Parent Stockholders Meeting on the same day and at the same time as the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting. If the Parent Board makes a Parent Adverse Recommendation Change, it will not alter the obligation of Parent to submit the Parent Stock Issuance approval to the holders of Parent Common Stock at the Parent Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Parent Stockholders Meeting.

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(b) The Company shall furnish to the Parent in writing, on a timely basis, all information concerning the Company as required by applicable Law for inclusion in the Parent Circular or in any amendments or supplements to the Parent Circular. The parties shall also use their respective commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial or other expert information required to be included in the Parent Circular and to the identification in the Parent Circular of each such advisor.

(c) The Company and the Parent shall each promptly notify the other party if at any time before the Closing Date it becomes aware that the Parent Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, and the parties shall co-operate in the preparation of any amendment or supplement to the Parent Circular, as required or appropriate, and the Parent shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Parent Circular to the Parent Stockholders and, if required by applicable Law, file the same with any Governmental Entities and as otherwise required.

(d) The Company shall indemnify and save harmless the Parent and its Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Parent or any of its Representatives may be subject or which the Parent or any of its Representatives may suffer as a result of, or arising from, any misrepresentation contained in any information included in the Parent Circular that was furnished in writing by the Company, its affiliates and their respective Representatives acting on their behalf.

(e) Approval by Sole Stockholder. Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

Section 5.08 Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in ARTICLE VI of this Agreement to be satisfied; provided that, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 5.08 or the failure of any condition set forth in ARTICLE VI to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in ARTICLE VI to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 5.08 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

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Section 5.09 Employees; Benefit Plans.

(a) Comparable Salary and Benefits. During the period commencing at the Effective Time and ending on the date which is three (3) months following the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of any governing plan documents, Parent shall cause the Surviving Company and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with (i) annual base salary or wage level and annual bonus opportunities that are at least as favorable as that in effect immediately prior to the Effective Time, (ii) equity incentive opportunities that are comparable to annual or other equity incentive opportunities provided to similarly situated employees of Parent, and (iii) employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, substantially comparable to the employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company and its Subsidiaries immediately prior to the Effective Time.

(b) Crediting Service. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Surviving Corporation to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan.

(c) Termination of Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company shall terminate any Company Employee Plans maintained by the Company or its Subsidiaries that Parent has requested to be terminated by providing a written notice to the Company at least 30 days prior to the Closing Date; provided, that such Company Employee Plans can be terminated in accordance with their terms and applicable Law without any adverse consequences with respect to any Company ERISA Affiliate. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated.

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(d) Employees Not Third-Party Beneficiaries. This Section 5.09 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.09, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.09. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.09 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Corporation.

(e) Prior Written Consent. With respect to matters described in this Section 5.09, the Company will not send any material written notices or other material written communications to Company Employees without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.10 Directors’ and Officers’ Indemnification and Insurance.

(a) Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.10(a) of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Charter Documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Charter Documents of the Company as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); ); provided, however, that in no event will the Surviving Corporation be required to expend a premium for such tail coverage in excess of Two Million Five Hundred Thousand US Dollars (US$2,500,000) (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

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(c) Survival. Notwithstanding anything contained in this Agreement to the contrary, the obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.10 shall survive the consummation of the Merger indefinitely, shall be binding, jointly and severally, on all successors and assigns of Parent, Merger Sub and the Surviving Corporation and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.10 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

(d) Assumptions by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.10. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.11 Reasonable Best Efforts.

(a) Governmental and Other Third-Party Approval; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.11), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the End Date), the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under any applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

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(b) Governmental Antitrust Authorities. Without limiting the generality of the undertakings pursuant to Section 5.11(a) hereof, the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, as promptly as practicable following the date of this and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under any applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 5.11(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c) Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, or any of their respective Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

(d) No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

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Section 5.12 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release prepared by the Parent and agreed to by the Company. Thereafter, each of the parties agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby shall be issued by such party without the prior written consent of the other such party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Entity to which the relevant party is subject or submits; provided, in each such case, that the Company shall provide the Parent reasonable time to comment on any release, statement, announcement, or other disclosure in advance of any issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.12 shall not apply to any release, statement, announcement, or other disclosure made with respect to: (i) in the case of the Company, a Company Adverse Recommendation Change issued or made in compliance with Section 5.04, (ii) in the case of the Parent, a Parent Adverse Recommendation Change issued or made in compliance with Section 5.04; (iii) any other disclosures issued or made in compliance with Section 5.04; or (iv) the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 5.12.

Section 5.13 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board on the one hand, and Parent and the Parent Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.14 Section 16 Matters. Prior to the Effective Time, the Company, Parent, and Merger Sub shall each take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act:

(a) any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time; and

(b) any acquisitions of Parent Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent immediately after the Effective Time.

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Section 5.15 Stock Exchange Matters.

(a) Listing of Parent Common Stock. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger (including shares of Parent Common Stock to be reserved for issuance upon exercise of Parent Stock Options and Parent Restricted Shares; in each case, to be issued pursuant to Section 2.06) to be listed on Nasdaq (or such other stock exchange as may be mutually agreed upon by the Company and Parent), subject to official notice of issuance, prior to the Effective Time.

(b) Delisting; Deregistration of Company Common Stock. To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 5.16 Certain Tax Matters. Each of the Company and Parent shall (and the Company and Parent shall cause their respective Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and not take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.17 Stockholder Litigation. Each of the parties shall promptly advise the other party in writing after becoming aware of any Legal Action commenced, or to such party’s Knowledge threatened, against such party or any of its directors by any stockholder of such party (on their own behalf or on behalf of such party) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep the other party reasonably informed regarding any such Legal Action. With respect to the foregoing, each party shall: (a) give the other party the opportunity to participate in the defense and settlement of any such stockholder litigation, (b) keep the other party reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide the other party with the opportunity to consult with such party regarding the defense of any such litigation, which advice such party shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed, or conditioned).

Section 5.18 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.19 Resignations; Post-Closing Directors and Officers of Parent.

(a) At the written request of Parent, the Company shall cause each director of the Company or any director of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

(b) Subject to the terms of Parent’s Governing Documents, Parent shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time the Parent Board shall consist of nine directors, which initially shall be those individuals identified in Section 5.19(a) of the Parent Disclosure Letter.

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Section 5.20 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.21 Parent Obligations in Respect of Parent Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to (i) satisfy on a timely basis all terms and conditions applicable to Parent set forth in any and all commitment letters (including definitive agreements related thereto) that are within its control and that are to be satisfied by it to consummate the Parent Financing at or prior to the Closing, including the payment of any placement or financial advisor fees required as a condition to the Parent Financing, (ii) maintain in effect any and all commitment letters, negotiate and enter into definitive agreements with respect thereto, (iii) consummate the Parent Financing before the Closing, and (iv) enforce its rights under any and all commitment letters and definitive agreements. Parent shall, and shall cause each of its controlled Affiliates to, take all actions necessary to consummate the Parent Financing prior to the Closing.

(b) Parent shall use its reasonable best efforts to keep the Company apprised of material developments relating to the Parent Financing on a reasonably current basis. Parent shall promptly provide the Company with all copies of executed commitment letters and definitive agreements in connection with the Parent Financing. Parent shall give the Company prompt notice (i) of any material breach or default by any party to any of the commitment letters or definitive agreements related to the Parent Financing of which Parent has knowledge, (ii) of the receipt by Parent of (1) any written notice or (2) other written communication, in each case from any Parent Financing investor or other counterparty with respect to any (A) actual or potential material breach, default, termination or repudiation by any Parent Financing investor or other counterparty of any material provisions of any commitment letters or definitive agreements related to the Parent Financing or (B) material dispute or disagreement between or among any parties to any commitment letters or definitive agreements related to the Parent Financing with respect to the obligation to fund the Parent Financing or the amount of the Parent Financing to be funded at or prior to the Closing and (iii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Parent Financing necessary to satisfy all payment obligations of Parent required to be made hereunder at or prior to the Closing. As soon as reasonably practicable after the Company delivers to Parent a written request for information, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. Parent shall not replace, amend or waive any commitment letters or definitive agreements without the Company’s prior written consent if such replacement, amendment or waiver (i) reduces the aggregate amount of the Parent Financing to an amount less than the Required Amount or the other amounts referenced in subsections (x), (y) or (z) of Section 6.03(e), (ii) imposes new or additional conditions, or otherwise expands any of the conditions, to the receipt of the Parent Financing, or (iii) effects any other amendment, modification or waiver that would reasonably be expected to delay the Closing beyond the date the Closing is required to occur under this Agreement or prevent the Closing.

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Section 5.22 Employment Agreements. Parent shall comply with the terms of the Employment Agreements, use its reasonable best efforts to keep the Employment Agreements in place and fully enforceable (other than in the event of a “Cause” termination as defined in such Employment Agreements) and refrain from taking any action that would give the executive who is party to an Employment Agreement the right to terminate, and Parent covenants and agrees to not exercise any right of termination of the Employment Agreements Parent may have pursuant to the terms of such Employment Agreement (other than in the event of a “Cause” termination as defined in such Employment Agreements). Parent shall cause its Representatives to take no action or refrain from taking any action that would constitute a violation of this Section 5.22 if taken or not take by Parent.

ARTICLE VI

Conditions

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b) Parent Stockholder Approval. This Agreement will have been duly adopted by the Requisite Parent Vote.

(c) Listing. The shares of Parent Common Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(d) Parent Registration Statement. The Parent Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or any Legal Action by or before the SEC seeking a stop order.

(e) Regulatory Approvals. All required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under any applicable Antitrust Laws.

(f) No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the Parent Stock Issuance, or the other transactions contemplated by this Agreement.

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Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.03(e), Section 3.05(a), Section 3.10), and Section 3.19) set forth in ARTICLE III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.02 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.03(e), Section 3.05(a), Section 3.10, and Section 3.19 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub (other than in Section 4.01(a), Section 4.02, Section 4.03(a), Section 4.03(b), Section 4.03(d), Section 4.05, Section 4.08, and Section 4.10) set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.02(a) will be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (iii) the representations and warranties contained in Section 4.01(a), Section 4.03(a), Section 4.03(b), Section 4.03(d), Section 4.05, Section 4.08, and Section 4.10 shall be true and correct in all respects as of the date of this Agreement and as of immediately prior to the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

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(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a), Section 6.03(b), and Section 6.03(c).

(e) Parent Financing. At or before the Closing, (x) Parent shall have consummated a private placement in public equity (the “Primary PIPE”) to raise the Required Amount through the sale of Parent Common Stock, provided that, if Parent is unable to sell in the Primary PIPE a sufficient number of shares of Parent Common Stock to accredited investors priced at then prevailing market prices of the Parent Common Stock to raise some or all of the Required Amount, (A) such Required Amount for purposes of the Primary PIPE shall be reduced to the minimum extent necessary based on applicable restrictions pertaining to Parent’s issuance of shares of Parent Common Stock under NASDAQ Listing Rule 5635, or, without limitation, any other applicable rule imposed by The NASDAQ Capital Market, TSX Venture Exchange, the SEC, or the laws of British Columbia, Canada, including any such rule that would deem the consummation of an equity financing of such amount, in conjunction with the business combination contemplated in this Agreement, a “change of control” requiring the approval of Parent’s stockholders thereunder (the “Required Amount Reduction”), and (B) Goff & Jones Lending Co, LLC (the “Backstop Investor”) shall be obligated pursuant to and in accordance with the terms of a Backstop Agreement entered into by the Backstop Investor and Parent concurrently with the parties’ entry into this Agreement, in the Form of Annex E to this Agreement, to backstop an amount equal to the entire Required Amount Reduction via a PIPE of Parent Common Stock (or, if applicable, any other Parent Securities issued to investors) to be fully funded by the Backstop Investor on reasonable market terms concurrently with the Closing, and (C) notwithstanding any term to the contrary herein, such reasonable market terms with respect to the Primary PIPE and, if applicable, the Backstop Investor’s investment under the Backstop Agreement shall have been mutually agreed upon and approved by the respective Board of Directors of each of the Company and Parent; (y) certain Parent Subsidiaries have entered into an asset-based loan facility agreement with SLR Digital Finance LLC, as lender, having a three (3) year term and providing for maximum aggregate borrowings thereunder of up to $10,000,000, in the form of Annex F attached to this Agreement, and such facility agreement shall be in full force and effect as of the Closing with a drawn principal balance thereunder as of the Closing equal to zero; and (z) Parent shall have consummated after the date of this Agreement a disposition of non-core assets having a gross sales price of approximately $4MM (subject to certain earnout provisions for $1MM of such gross sales price); (such financings described above in (x), (y) and (z), collectively, the “Parent Financing”).

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(f) Employment Agreements. None of the Employment Agreements shall have been terminated by Parent, except if for “Cause” (as such term is defined in the respective Employment Agreements) and in accordance with the terms of such Employment Agreement.

ARTICLE VII

Termination, Amendment, and Waiver

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote) by the mutual written consent of Parent and the Company.

Section 7.02 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote):

(a) if the Merger has not been consummated on or before December 31, 2023 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a contributing cause of, or was a contributing factor that resulted in, the failure of the Merger to be consummated on or before the End Date;

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the Parent Stock Issuance, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a contributing cause of, or was a contributing factor that resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order;

(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(d) If the Parent Stock Issuance has been submitted to the stockholders of Parent for approval at a duly convened Parent Stockholders Meeting and the Requisite Parent Vote shall not have been obtained at such meeting (unless such Parent Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 7.03 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a) if prior to the receipt of the Requisite Parent Vote at the Parent Stockholders Meeting, the Parent Board authorizes Parent, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 5.04 hereof, to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that in the event of such termination, Parent substantially concurrently enters into such Acquisition Agreement;

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(b) if: (i) a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement; or (ii) the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04 or Section 5.06; or

(c) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by Parent to the Company or (ii) the End Date; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(c) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied.

Section 7.04 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing:

(a) if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 5.04 hereof, to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that in the event of such termination, the Company substantially concurrently enters into such Acquisition Agreement; or

(b) if: (i) a Parent Adverse Recommendation Change shall have occurred or Parent shall have approved or adopted, or recommended the approval or adoption of, any Parent Acquisition Agreement; or (ii) Parent shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04; or

(c) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company to Parent and (ii) the End Date; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(c) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied.

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Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.03(b), this Section 7.05 and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 7.06 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote or the Requisite Parent Vote, by written agreement signed by each of the parties hereto; provided, however, that: following the receipt of: (a) the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval; and (b) the Requisite Parent Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Parent Common Stock without such approval.

Section 7.07 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII

Miscellaneous

Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing substantive terms that are no less restrictive in any material respect to the counterparty than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Takeover Proposal; provided, further, that such confidentiality agreement shall not prohibit compliance by the party with any of the provisions of Section 5.04.

“Acquisition Agreement” has the meaning set forth in Section 5.04(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

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“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890; the Clayton Act of 1914; the Federal Trade Commission Act of 1914; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Associate” has the meaning set forth in Section 203(c)(2) of the DGCL.

“Backstop Investor” has the meaning set forth in Section 6.03(e).

“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which SEC or banking institutions located in Los Angeles, CA are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 2.01(a).

“Certificate” has the meaning set forth in Section 2.01(c).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” means the Company Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Company Proxy Statement that is mailed to the Company’s stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Company Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

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“Company Balance Sheet” has the meaning set forth in Section 3.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.09(a).

“Company Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Employee” has the meaning set forth in Section 3.12(a).

“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company Equity Award” means a Company Stock Option, Company Restricted Unit or a Company Restricted Share granted under one of the Company Stock Plans, as the case may be.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

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“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (iii) any outbreak or escalation of war or any act of terrorism, or military actions, or the escalation thereof; (iv) natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (v) general conditions in the industry in which the Company and its Subsidiaries operate; (vi) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent’s consent; or (x) the identity of Parent and, other than with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger or the performance of obligations under this Agreement, the execution of this Agreement, the public announcement, pendency or consummation of the Merger or the other transactions contemplated by this Agreement (including, to the extent resulting from the foregoing, any effect on any of the Company’s or any of its Subsidiaries’ relationships with their respective customers, suppliers or employees); provided further, however, that any Effect referred to in clauses (i), (ii), (iii), (iv), or (v) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Proxy Statement” has the meaning set forth in Section 3.17.

“Company Restricted Share” has the meaning set forth in Section 2.06(c)(i).

“Company Restricted Unit” has the meaning set forth in Section 2.06(c)(ii).

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Stock Option” has the meaning set forth in Section 2.06(b).

“Company Stock Plans” means the following plans, in each case as amended: the 2022 Omnibus Incentive Plan, the 2022 Employee Stock Purchase Plan and the Amended 2019 Equity Incentive Plan.

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“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Company Top Vendors” has the meaning set forth in Section 3.21(a).

“Company Warrant” means a warrant to purchase shares of Company Common Stock that is outstanding and unexercised immediately prior to the Effective Time.

“Compulsory Copyleft Terms” means any license that requires, as a condition of use, modification or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Compulsory Copyleft Terms include the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Confidentiality Agreement” has the meaning set forth in Section 5.03(c).

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“DGCL” has the meaning set forth in the Recitals.

“EDGAR” has the meaning set forth in Section 3.04(a).

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 1.03.

“Employment Agreements” shall mean those employment agreements, each dated July 4, 2023, between Parent and each of Messrs. Oliveira, Bengston and Abdelfattah, respectively, copies of which are attached hereto as Exhibit D.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Exchange Agent” has the meaning set forth in Section 2.02(a).

“Exchange Fund” has the meaning set forth in Section 2.02(a).

“Exchange Ratio” has the meaning set forth in Section 2.01(b).

“Fairness Opinion” has the meaning set forth in Section 3.19.

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 5.11(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 5.10(a).

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“Intellectual Property” means any and all rights, title, and interest in or to intellectual or industrial property, throughout the world, including all U.S. and foreign: (a) patents, published or unpublished patent applications (and any patents that will be issued as a result of those patent applications), provisional patent applications and similar filings, invention disclosures, and industrial designs, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, extensions or counterparts and foreign equivalents thereof, (b) registered and unregistered trademarks, logos, service marks, certification marks, trade dress and trade names, brand names, business names, slogans, pending applications therefor, and internet domain names, and other similar designations of source or indicia or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing, (c) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in Software, content, and other works of authorship, (d) Software, (e) rights of personality, privacy, and publicity, including to the extent in name, handle, nickname, number, image, likeness, voice, and other personal attributes and in social media usernames, accounts, and hashtags, and (f) trade secrets, confidential information and other proprietary rights or information including know-how, unpatented inventions, processes, models and methodologies, formulae, technology, technical or research data, customer or end-user lists, business plans, database rights, in each case that derive independent economic value from not being generally known by the public and not being readily ascertainable by other Persons (the foregoing items in clause (e), collectively “Trade Secrets”).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company’s Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Parent’s Disclosure Letter; in each case, after due inquiry.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Maximum Premium” has the meaning set forth in Section 5.10(b).

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

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“Nasdaq” means the Nasdaq Stock Market.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License, and including Compulsory Copyleft Terms.

“Open Source Materials” means any software subject to an Open Source License.

“Order” has the meaning set forth in Section 3.09.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Adverse Recommendation Change” means the Parent Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to the Company, the Parent Board Recommendation; (b) recommending a Takeover Proposal; (c) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Parent Common Stock within ten Business Days after the commencement of such offer; (d) failing to reaffirm (publicly, if so requested by the Company) the Parent Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by Parent or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Parent Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Parent Balance Sheet” has the meaning set forth in Section 4.04(f).

“Parent Benefit Plans” has the meaning set forth in Section 5.09(b).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 4.03(d)(i).

“Parent Circular” has the meaning set forth in Section 3.17.

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Employee” has the meaning set forth in Section 4.13(c).

“Parent Employee Plans” has the meaning set forth in Section 4.20(a).

“Parent Equity Award” means a Parent Stock Option or a Parent Restricted Share, as the case may be.

“Parent Financing” has the meaning set forth in Section 6.03(e).

“Parent IP” has the meaning set forth in Section 4.19(b).

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“Parent IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of Parent and its Subsidiaries, taken as a whole; provided, however, that a Parent Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (iii) any outbreak or escalation of war or any act of terrorism, (iv) natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (v) general conditions in the industry in which Parent and its Subsidiaries operate; (vi) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (vii) any change, in and of itself, in the market price or trading volume of Parent’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with the Company’s consent; or (ix) the identity of the Company and, other than with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger or the performance of obligations under this Agreement, the execution of this Agreement, the public announcement, pendency or consummation of the Merger or the other transactions contemplated by this Agreement (including, to the extent resulting from the foregoing, any effect on any of Parent’s or any of its Subsidiaries’ relationships with their respective customers, suppliers or employees); provided further, however, that any Effect referred to in clauses (i), (ii), (iii), (iv), or (v) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Parent and its Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Parent Material Adverse Effect has occurred).

“Parent Material Contract” has the meaning set forth in Section 4.23(a).

“Parent-Owned IP” means all Intellectual Property owned by Parent or any of its Subsidiaries.

“Parent Preferred Stock” has the meaning set forth in Section 4.02(a).

“Parent Registration Statement” has the meaning set forth in Section 3.17.

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“Parent Restricted Share” means any Parent Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any Parent Stock Plan.

“Parent Restricted Unit” means any restricted stock unit convertible into Parent Common Stock granted under any Parent Stock Plan.

“Parent SEC Documents” has the meaning set forth in Section 4.04(a).

“Parent Securities” has the meaning set forth in Section 4.02(b)(ii).

“Parent Securityholder Support Agreement” has the meaning set forth in the Recitals.

“Parent SEDAR Reports” has the meaning set forth in Section 4.04(b).

“Parent Stockholders Meeting” means the special meeting of the stockholders of Parent to be held to consider the approval of the Parent Stock Issuance.

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

“Parent Stock Price” means the average of the VWAPs of Parent Common Stock on each of the twenty (20) consecutive Trading Days ending immediately prior to the Closing Date.

“Parent Stock Plans” means the Omnibus Equity Incentive Plan, as amended.

“Parent Subsidiary Securities” has the meaning set forth in Section 4.02(d).

“Parent Top Talents” has the meaning set forth in Section 4.17(a).

“Parent Top Vendors” has the meaning set forth in Section 4.25(a).

“Parent Voting Debt” has the meaning set forth in Section 4.02(c).

“Parent Warrant” means a warrant to purchase shares of Parent Common Stock.

“PBGC” has the meaning set forth in Section 3.12(d).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate accruals or reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate accruals or reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated in any material respect by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course; and (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

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“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Primary PIPE” has the meaning set forth in Section 6.03(e).

“Representatives” has the meaning set forth in Section 5.04(a).

“Required Amount” is an amount equal to or greater than US$10 million dollars.

“Required Amount Reduction” has the meaning set forth in Section 6.03(e).

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Requisite Parent Vote” has the meaning set forth in Section 4.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.03(c).

“Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal with respect to the applicable party or its Subsidiaries (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “20% or more” shall be “more than 50%”) that such party’s board determines in good faith (after consultation with outside legal counsel and such party’s financial advisor) is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable from a financial point of view to the holders of such party’s common stock than the transactions contemplated by this Agreement, in each case, after taking into account: (i) all financial considerations; (ii) the identity of the third party making such Takeover Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on such party, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by such party (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of this Agreement and the Merger contemplated by this Agreement proposed by the other party during the Superior Proposal Notice Period set forth in Section 5.04(d).

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“Superior Proposal Notice Period” has the meaning set forth in Section 5.04(d).

“Supporting Company Stockholders” shall mean B. Riley Principal Investments, LLC, AEV ESPORTS LLC, Richard Bengston II, Thomas Alves de Oliveira, Daniel B. Shribman, Yousef Abdelfattah, CPH Phase II and CPH Phase III.

“Supporting Parent Stockholders” shall mean JCG 2016 Holdings, LP, Goff Family Investment, LP, Goff NextGen Holdings, LLC, Kevin Reid, GSQ Partners LLC, Stu Porter, Three Curve Capital.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means with respect to the Company or Parent, as the case may be, an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of such party hereto or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the fair market value of such party and its Subsidiaries’ consolidated assets or to which 20% or more of such party’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 20% or more of the voting equity interests of such party hereto or any of its Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20% or more of the voting power of such party hereto; (d) merger, consolidation, other business combination, or similar transaction involving such party hereto or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 20% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of such party hereto or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 20% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Top Talents” has the meaning set forth in Section 3.20(a).

“Trading Day” means any day on which Nasdaq is open for trading.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

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“Voting Debt” has the meaning set forth in Section 3.02(c).

“VWAP” means, for any Trading Day, the volume-weighted average price per share of Parent Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Company and Parent), for such Trading Day.

Section 8.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and Parent Disclosure Letter. References to “made available” or “provided to” (or words of similar import) when referring to any document or information being made available by the Company to Parent or Merger Sub shall mean posted to the electronic data room established in respect to the Merger at least two business days prior to the date of this Agreement.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.04 Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

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Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.

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Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	GameSquare Holdings, Inc. 6775 Cowboys Way, Suite 1335 Frisco, TX 75034 Attention: Justin Kenna, CEO Email: justin@gamesquare.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Baker Hostetler LLP 11601 Wilshire Boulevard | Suite 1400 Los Angeles, CA 90025-0509 Attention: Alan A. Lanis, Jr., Esq. Email: jrlanis@bakerlaw.com

If to the Company, to:	FaZe Holdings Inc. 720 N. Cahuenga Blvd. Los Angeles, CA 90038
	Attention:	Christoph Pachler, COO and CFO
Kyron Johnson, Esq., General Counsel
	Email:	christoph.pachler@fazeclan.com
kyron.johnson@fazeclan.com

with a copy (which will not constitute notice to the Company) to:	Sullivan & Triggs, LLP 1230 Montana Avenue, Suite 201 Santa Monica, California 90403 Attention: D. Thomas Triggs, Esq. Email: ttriggs@sullivantriggs.com

Section 8.08 Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Parent Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Parent Disclosure Letter or the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) the rights of holders of Company Common Stock to receive the Merger Consideration, (b) the rights of holders of Company Equity Awards to receive the consideration set forth in Section 2.06, and (c) the rights of the Indemnified Parties as set forth in Section 5.10 and this Section 8.09; provided, further, that each of the Company and Parent may enforce any applicable indemnity or payment or reimbursement obligation set forth in this Agreement on behalf of its Affiliates.

Section 8.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

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Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13 Specific Performance.

(a) The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement in accordance with Section 7.01, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

(b) Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

FAZE HOLDINGS INC.

By:
Name:
Title:

PARENT:

GAMESQUARE HOLDINGS, INC.

By:
Name:	Justin Kenna
Title:	Chief Executive Officer

MERGER SUB:

GAMESQUARE MERGER SUB I, INC.

By:
Name:	Justin Kenna
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

Form of Company Securityholder Support Agreement

(see attached)

[Signature Page to Merger Agreement]

EXHIBIT A-1

Form of Parent Securityholder Support Agreement

(see attached)

EXHIBIT B

Form of Certificate of Incorporation of Surviving Corporation

(see attached)

EXHIBIT C

Form of Certificate of Merger

(see attached)

EXHIBIT D

Copies of Employment Agreements

(see attached)

EXHIBIT E

Form of Backstop Agreement

(see attached)

EXHIBIT F

Form of Loan Facility Agreement

(see attached)

ANNEX B

Opinion of FaZe’s Financial Advisor

B-1

CURRENT CAPITAL PARTNERS

October 19, 2023

Dear Members of the Board:

The transactions contemplated by the Agreement (collectively, the "**Transaction**") and the terms and conditions thereof are more fully set forth in the Agreement. Capitalized terms used but not defined in this letter have the meanings ascribed thereto in the Agreement.

In arriving at our opinion, we have, among other things:

(iii) reviewed certain historical financial information and other data relating to the Company that were provided to us by the management of the Company, approved for our use by the Company, and not publicly available;

(iv) reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of the Company that were provided to us by the management of the Company, approved for our use by the Company, and not publicly available, including financial forecasts and estimates for the fiscal years ending December 31, 2023, through December 31, 2027, prepared by the management of the Company;

ACTIVE\1602170288.10

The Board of Directors
FaZe Holdings Inc.

Page 2

(v) reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of Parent that were provided to us by the management of the Company, approved for our use by the Company, and not publicly available, including financial forecasts and estimates for the fiscal years ending December 31, 2023, through December 31, 2024, prepared by the management of the Parent;

(vi) reviewed certain estimates of annualized cost savings and other synergies (collectively, the "**Transaction Effects**"), prepared by the management of Parent and approved for our use by the Company;

(x) reviewed certain pro forma effects relating to the Transaction, prepared by management of Parent and approved for our use by the Company; and

(xi) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to, discussed with, or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Parent, or any of their respective subsidiaries, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, Transaction Effects, and pro forma effects referred to above, we have assumed, with your consent, that they have been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of the Company and Parent as to the future financial performance of their respective companies (including the Transaction Effects and pro forma effects) and will be achieved at the times and in the amounts projected. We express no opinion with respect to such forecasts or estimates (including any Transaction Effects or pro forma effects). We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company and Parent. This opinion does not address any legal, regulatory, taxation, or accounting matters, as to which we understand that you have obtained such advice as you deemed necessary from qualified professionals, and we have

The Board of Directors
FaZe Holdings Inc.

Page 4

We have been engaged by the Company to provide a fairness opinion to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services, none of which is contingent upon the successful completion of the Transaction or the conclusion reached in this opinion. The Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In the past two years, neither we nor any of our affiliates have provided any investment banking services to the Company, Parent, or their respective affiliates, for which we or our affiliates received compensation. We and our affiliates may also seek to provide such services to the Company, the Parent, and their respective affiliates in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of our employees and affiliates, or entities in which they have invested, may hold or trade, for their own accounts and the accounts of their investors, securities of the Company and Parent and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of Current Capital Securities LLC.

Very truly yours,

Current Capital Securities LLC

CURRENT CAPITAL SECURITIES LLC

ANNEX C

Voting and Support Agreement

C-1

Irrevocable VOTING AND SUPPORT AGREEMENT

This Irrevocable Voting and Support Agreement, dated as of October 19, 2023 (this “Agreement”), is entered into by and among GameSquare Holdings, Inc., a British Columbia corporation (“GameSquare”), and the stockholder of FaZe Holdings Inc., a Delaware corporation (“FaZe”) signatory hereto (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, FaZe, GameSquare and GameSquare Merger Sub I, a Delaware corporation and wholly-owned subsidiary of GameSquare (“Merger Sub”), are concurrently herewith entering into an Agreement for the Merger of Merger Sub and FaZe (the “Merger Agreement”), pursuant to which, among other things, at the Effective Time, Merger Sub will merge with and into FaZe, with FaZe continuing as the Surviving Company and a wholly owned subsidiary of GameSquare (the “Merger”);

WHEREAS, the Stockholder, as of the date hereof, holds or Beneficially Owns the Existing Shares; and

WHEREAS, as a condition and material inducement to GameSquare’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, the Stockholder has agreed to enter into this Agreement, pursuant to which the Stockholder is agreeing, among other things, to vote all of the Covered Shares in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Merger Agreement.

(a) “Beneficial Ownership” (including, with correlative meanings, the term “Beneficially Own”) has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act, and a person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstances).

(b) “Covered Shares” means the Existing Shares, together with any FaZe Shares or other voting share capital of FaZe issuable upon the conversion, exercise or exchange of securities that are, as of the relevant date, convertible into or exercisable or exchangeable for FaZe Shares or other voting share capital of FaZe, and any other FaZe Shares or other voting share capital of FaZe (including FaZe Stock Options and FaZe Restricted Shares), in each case that the Stockholder has or acquires Beneficial Ownership of on or after the date hereof and prior to the termination of this Agreement (including by means of purchase, dividend or distribution, or upon the exercise or vesting of any options, warrants, awards or other rights (including restricted stock)).

(c) “Existing Shares” means the FaZe Shares Beneficially Owned by the Stockholder as of the date hereof. The Stockholder represents and warrants that all of the Existing Shares are as set forth in Exhibit A hereto.

(d) “Expiration Date” means any date upon which the Merger Agreement is validly terminated (for any reason) in accordance with its terms.

(e) “FaZe Restricted Share” means any FaZe Share subject to vesting, repurchase, or other lapse of restrictions granted under any FaZe Stock Plan. The Stockholder represents and warrants that all of the FaZe Restricted Shares are as set forth in Exhibit A hereto.

(f) “FaZe Share” means a share of FaZe common stock, par value $0.0001 per share.

(g) “FaZe Stock Option” means any option to purchase FaZe Shares granted under any FaZe Stock Plan. The Stockholder represents and warrants that all of the FaZe Stock Options are as set forth in Exhibit A hereto.

(h) “FaZe Stock Plans” means the following plans, in each case as amended: the 2022 Omnibus Incentive Plan, the 2022 Employee Stock Purchase Plan and the Amended 2019 Equity Incentive Plan.

(i) “Transfer”, when used as a verb or a noun, means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate, convey any legal or beneficial interest in, or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation, conveyance of any direct or indirect legal or beneficial interest in, or other disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise) the Covered Shares.

ARTICLE II

VOTING; GRANT OF IRREVOCABLE PROXY

Section 2.1 Agreement to Vote.

(a) The Stockholder hereby irrevocably and unconditionally agrees that during the period beginning on the date hereof and ending upon the termination of this Agreement in accordance with its terms, at any meeting of FaZe stockholders, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of FaZe stockholders, such Stockholder shall, in each case, to the fullest extent that such matters are submitted for the vote or written consent of FaZe stockholders and that the Covered Shares are entitled to vote thereon or consent thereto:

(i) appear at each such meeting, in person or by proxy, or otherwise cause all of the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

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(ii) vote or consent (or cause to be voted or consented), in person or by proxy (including by voting card), or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares (A) in favor of (1) the approval of the Merger and the other transactions contemplated by the Merger Agreement, (2) any action, proposal, transaction or agreement that is submitted by FaZe for a vote of FaZe stockholders and would reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement, or (3) any proposal to adjourn or postpone to a later date any meeting of FaZe stockholders at which any of the foregoing matters of this Section 2.1(a)(ii) are submitted for consideration and vote of FaZe stockholders if there are not sufficient votes for approval of any such matters on the date on which the meeting is held, and (B) against (1) any other action involving FaZe or any Subsidiary of FaZe that is intended or would reasonably be expected to have the effect of preventing, impeding, interfering with, delaying, postponing or impairing the ability of GameSquare, FaZe or Merger Sub to consummate the Merger or any other transaction contemplated by the Merger Agreement, or (2) any action or agreement or contract that would reasonably be expected to result in any condition to the consummation of the Merger set forth in the Merger Agreement not being fulfilled on or prior to the End Date. The Stockholder shall not enter into any agreement or contract with any party prior to the termination of this Agreement to vote in any manner inconsistent herewith.

(b) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast (or consent shall be given) by the Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

Section 2.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, GAMESQUARE, THE EXECUTIVE OFFICERS OF GAMESQUARE, AND ANY OTHER DESIGNEE OF GAMESQUARE, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER’S IRREVOCABLE (UNTIL THE EXPIRATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN SECTION 2.1. THIS PROXY AND POWER OF ATTORNEY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF THE STOCKHOLDER UNDER THIS AGREEMENT. THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE EXPIRATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY OR AS OTHERWISE REASONABLY REQUESTED BY GAMESQUARE TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE COVERED SHARES (THE STOCKHOLDER HEREBY REPRESENTING TO GAMESQUARE THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

(b) The proxy granted in this Section 2.2 shall automatically expire upon the termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to FaZe and GameSquare, as of the date hereof, and at all times during the term of this Agreement, as follows:

(a) Authorization. Such Stockholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other party hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms.

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(b) Ownership. The Existing Shares are, and all Covered Shares from the date hereof through and on the Effective Date will be, Beneficially Owned and owned of record by such Stockholder. Such Stockholder has good and valid title to such Stockholder’s Existing Shares, free and clear of any Encumbrances (except for transfer restrictions arising under securities laws). Other than the Covered Shares set forth on Exhibit A hereto, as of the date hereof such Stockholder does not Beneficially Own or own of record: (i) any securities of FaZe convertible into or exchangeable or exercisable for FaZe Shares or other voting securities or equity interests of FaZe, (ii) any warrants, calls, options or other rights to acquire from FaZe any FaZe Shares, voting securities, equity interests or securities convertible into or exchangeable or exercisable for FaZe Shares or voting securities of FaZe, or any stock appreciation rights, (iii) “phantom” stock rights, performance units or other rights to receive FaZe Shares (or cash or other economic benefit in respect thereof) on a deferred basis, or (iv) other rights that are linked to the value of FaZe Shares. As of the date hereof, such Stockholder’s Existing Shares constitute all of FaZe Shares Beneficially Owned or owned of record by such Stockholder. Such Stockholder has and will have at all times through the Effective Time sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by such Stockholder at all times through the Effective Time. Except with respect to the proxy granted in Section 2.2, each Stockholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Stockholder prior to the execution of this Agreement in respect of the voting of the Covered Shares, if any, are not irrevocable.

(c) No Violation. The execution, delivery and performance of this Agreement by such Stockholder does not and will not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof do not and will not (in each case, whether with or without notice or lapse of time, or both):

(i) violate, conflict with or result in the breach of any provision of the governing documents of such Stockholder;

(ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any contract to which such Stockholder is a party or by which it is bound;

(iii) require any consent of, approval, authorization or permit of, filing with or license from or registration, declaration or notification to, any Governmental Entity; or

(iv) violate or conflict with any Law applicable to such Stockholder or by which any of such Stockholder’s assets or properties is bound.

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Except under the governing documents of FaZe, the Existing Shares are not, with respect to the voting or Transfer thereof, subject to any other contract, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

(d) Absence of Litigation. There is no legal proceeding pending or, to the knowledge of such Stockholder, threatened by, against, involving or affecting such Stockholder or the Covered Shares before or by any Governmental Entity that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) Reliance by GameSquare and Merger Sub. Such Stockholder understands and acknowledges that GameSquare and Merger Sub are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations, warranties, covenants and agreements of such Stockholder contained herein and that the same are a material inducement thereto. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated by the Merger Agreement.

Section 3.2 Representations and Warranties of GameSquare. GameSquare hereby represents and warrants to the Stockholder, as of the date hereof, and at all times during the term of this Agreement, as follows:

(a) Authorization. GameSquare has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by GameSquare of this Agreement, the performance by GameSquare of its obligations hereunder and the consummation by GameSquare of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of GameSquare and no other actions or proceedings on the part of GameSquare are necessary to authorize the execution and delivery by GameSquare of this Agreement, the performance by GameSquare of its obligations hereunder or the consummation by GameSquare of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GameSquare and, assuming this Agreement constitutes a valid and binding obligation of the other party hereto, constitutes a legal, valid and binding obligation of GameSquare, enforceable against GameSquare in accordance with its terms.

(b) No Violation. The execution, delivery and performance of this Agreement by GameSquare does not and will not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof do not and will not (in each case, whether with or without notice or lapse of time, or both):

(i) violate, conflict with or result in the breach of any provision of the governing documents of GameSquare;

(ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any contract to which GameSquare is a party or by which GameSquare is bound;

(iii) require any consent of, approval, authorization or permit of, filing with or license from or registration, declaration or notification to any Governmental Entity (except for filings, if any, under the Exchange Act); or

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(iv) violate or conflict with any Law applicable to GameSquare or by which any of GameSquare’s assets or properties is bound.

ARTICLE IV

OTHER COVENANTS

Section 4.1 Prohibition on Transfers; Other Actions. During the term of this Agreement, the Stockholder hereby agrees not to (a) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein (including by tendering into a tender or exchange offer), (b) other than as set for in Section 2.1 hereof, grant any proxy, consent or power of attorney with respect to any of the Covered Shares or deposit any of the Covered Shares into a voting trust or enter into a voting agreement, voting trust or arrangement with respect to any such Covered Shares, (c) take any other action that would or would reasonably be expected to make any representation or warranty contained in this Agreement untrue or incorrect or that would or would reasonably be expected to restrict or otherwise adversely affect the performance of or have the effect of preventing or disabling such Stockholder from performing any of its obligations under this Agreement, or (d) commit or agree (whether or not in writing) to take any of the actions prohibited by the foregoing clauses (a), (b) or (c). Any Transfer or other action in violation of this provision shall be void ab initio. It is hereby clarified that if any involuntary Transfer of any of the Covered Shares shall occur (such as in the case of appointment of a receiver to Stockholder’s assets as part of bankruptcy proceedings), the transferee (which term, as used herein, shall include the initial transferee and any and all subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. Notwithstanding the foregoing, this Section 4.1 shall not prohibit a Transfer of the Covered Shares (or any Beneficial Ownership thereof) by the Stockholder to: (a) any member of Stockholder’s immediate family; (b) a trust under which distributions may be made only to the Stockholder or any member of the Stockholder’s immediate family; or (c) the Stockholder’s executors, administrators, testamentary trustees, legatees, or beneficiaries, for bona fide estate planning purposes pursuant to will or the laws of intestate succession/to an Affiliate of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to GameSquare, to be bound by all of the terms of this Agreement.

Section 4.2 Share Dividends, etc. In the event of a share split, share dividend or distribution (including any dividend or distribution of securities convertible into FaZe Shares), or any change in FaZe Shares by reason of any split-up, reverse share split, recapitalization, reorganization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.3 Public Announcements. Except as required by Law (in which case the Stockholder shall use reasonable best efforts to allow GameSquare reasonable time to comment on such announcement and shall consider in good faith any comments provided by GameSquare), no public announcements by the Stockholder regarding this Agreement, the transactions contemplated hereby, the Merger Agreement or the transactions contemplated thereby are permitted. The Stockholder (a) to the extent such consent or authorization of Stockholder is required, consents to and authorizes the publication and disclosure by FaZe, GameSquare and their respective Affiliates of such Stockholder’s identity and holding of the Covered Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure (x) required by (in the opinion of GameSquare’s counsel) the SEC or any other Governmental Entity or the rules or regulations of any applicable securities exchange, and (y) requiring the inclusion of such information relating to the Stockholder, (b) agrees as promptly as practicable to give to FaZe and GameSquare any information that it may reasonably require for the preparation of any such announcement or disclosure documents and (c) agrees to promptly notify FaZe and GameSquare of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if any, to the extent that any shall be or have become false or misleading, in any material respect.

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Section 4.4 Further Assurances. The Stockholder agrees, from time to time, at the reasonable request of GameSquare and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement.

Section 4.5 Acquisition of Covered Shares. The Stockholder agrees that any additional Covered Shares acquired by such Stockholder after the date of this Agreement and prior to the Expiration Date (including through the exercise of any FaZe Stock Options, vesting of any FaZe Restricted Shares or otherwise) shall automatically be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof. The Stockholder hereby agrees to notify GameSquare in writing as promptly as practicable (and in any event within 24 hours of receipt following such acquisition by such Stockholder) of the number of any additional Covered Shares or other securities of FaZe of which the Stockholder acquires Beneficial Ownership on or after the date hereof.

ARTICLE V

MISCELLANEOUS

Section 5.1 Termination. This Agreement shall remain in effect until the earliest to occur of (a) the Expiration Date, and (b) the Effective Time; provided, however, that the provisions of this Article V shall survive any termination of this Agreement. Neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve (i) any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, or (ii) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. For the avoidance of doubt, in the event this Agreement is terminated prior to the Effective Time, any consent or other document executed pursuant hereto shall be deemed null and void and shall have no further effect.

Section 5.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

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Section 5.3 Notices. All notices, consents and other communications hereunder shall be in writing and s and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.3):

if to GameSquare, to:

GameSquare Holdings, Inc.

6775 Cowboys Way, Suite 1335

Frisco, TX 75034

Attention:	Justin Kenna, CEO
Email:	justin@gamesquare.com

with a copy (which shall not constitute notice) to:

Baker Hostetler LLP

11601 Wilshire Boulevard | Suite 1400

Los Angeles, CA 90025-0509

Attention:	Alan A. Lanis, Jr., Esq.
Email:	jrlanis@bakerlaw.com

if to the Stockholder, to the address set forth on its signature page hereto.

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party hereto may provide notice to the other parties of a change in its address through a notice given in accordance with this Section 5.3, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 5.3 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date that is (a) specified in such notice; or (b) five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 5.3. The inability to deliver because of changed address of which no notice is given will be deemed to be receipt of the notice as of the date of such inability to deliver.

Section 5.4 Interpretation. The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Any Law or agreement defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such Law or agreement as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute or agreement shall be deemed to refer to such statute or agreement, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

Section 5.5 Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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Section 5.6 Entire Agreement. This Agreement, the Merger Agreement and the documents and instruments and other agreements among the parties as contemplated by or referred to herein or therein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 5.7 Governing Law; Consent to Jurisdiction.

(a) This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 5.3 or in such other manner as may be permitted by Law, and nothing in this Section 5.7 shall affect the right of any party to serve legal process in any other manner permitted by Law; (ii) irrevocably and unconditionally submits, for itself and its property, exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Delaware in any Legal Action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and (iii) irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in the courts provided in clause (ii) of this Section 5.7, (B) agrees that any claim in respect of any such Legal Action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Delaware, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts, and (D) waives, to the fullest extent permitted by Law, and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each party hereto irrevocably consents to the service of process in any Legal Action with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto made by mailing copies thereof by registered or certified mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.3 and such service of process shall be sufficient to confer personal jurisdiction over such party in such legal proceeding and shall otherwise constitute effective and binding service in every respect.

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Section 5.8 Specific Performance. The Stockholder hereby acknowledges and agrees that GameSquare will suffer irreparable damage in the event that any of the obligations of the Stockholder in this Agreement are not performed in accordance with its specific terms or if the Agreement is otherwise breached by the Stockholder and that money damages, even if available, would not be an adequate remedy therefor. Accordingly, each Stockholder agrees that GameSquare shall be entitled to specific performance, an injunction, restraining order and/or such other equitable relief, in addition to any other rights and remedies existing in its favor at law or in equity, as a court of competent jurisdiction may deem necessary or appropriate to enforce its rights and such Stockholder’s obligations hereunder (without posting of bond or other security). The Stockholder agrees not to raise any objection or legal or equitable defense to the availability of any equitable remedy that GameSquare may have in respect of this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies GameSquare may have at law or in equity. In the event GameSquare seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, GameSquare shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 5.9 Amendment; Waiver. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties. Any party hereto may, to the extent permitted by Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein if such waiver is set forth in an instrument in writing signed on behalf of such party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 5.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 5.11 Assignment; Successors; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 5.11 shall be null and void. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 5.12 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in GameSquare any direct or indirect ownership or incidents of ownership of or with respect to the Covered Shares, except as it relates to the proxy granted in Section 2.1. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and GameSquare does not have authority to direct Stockholder in the voting of any of the Covered Shares except as otherwise provided herein and except with the power of attorney and grant of proxy set forth in Section 2.1.

Section 5.13 Stockholder Capacity. The parties acknowledge that this Agreement is entered into by the Stockholder solely in his, her or its capacity as the record and/or Beneficial Owner of such Stockholder’s FaZe Shares and nothing in this Agreement restricts or limits any action taken by such Stockholder solely in his or her capacity as a director or officer of FaZe, including any action required to be taken solely in the discharge of his or her fiduciary duty as a director or officer of FaZe or that is otherwise permitted by, or done in compliance with, the Merger Agreement, in his or her capacity as a director or officer of FaZe. The taking of any action (or failure to act) by the Stockholder solely in his or her capacity as an officer or director of FaZe will not be deemed to constitute a breach of this Agreement; provided, however, that it is understood and agreed that, notwithstanding any contrary or conflicting obligations the Stockholder may have or be deemed to have as a director or officer of FaZe, such obligations are independent of those obligations of the Stockholder under this Agreement in his or her separate capacity as a stockholder of FaZe, and accordingly, the Stockholder shall not be relieved of any obligations to comply with this Agreement, including, without limitation, the obligations to vote as provided in Section 2.1 and take such further actions and to execute such other instruments as necessary or reasonably requested to effectuate the proxy granted under Section 2.2.

Section 5.14 Legal Counsel. The parties hereto each acknowledge that (a) Sullivan & Triggs, LLP, counsel for FaZe, is representing FaZe in connection with the Merger Agreement and the transactions contemplated thereby, (b) Sullivan & Triggs, LLP is not representing the Stockholder in connection with this Agreement, the Merger Agreement, the Merger, or the transactions contemplated hereby, thereby or otherwise, and (c) the Stockholder acknowledges that it has had the opportunity to consult with its own counsel with respect thereto.

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IN WITNESS WHEREOF, the parties have caused to be executed and delivered or executed and delivered this Irrevocable Voting and Support Agreement as of the date first written above.

GAMESQUARE HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Irrevocable Voting and Support Agreement]

IN WITNESS WHEREOF, the parties have caused to be executed and delivered or executed and delivered this Irrevocable Voting and Support Agreement as of the date first written above.

STOCKHOLDER:

[ ]

By:
Name:
Title:

Address for notices:

[    ]

[    ]

Attention: [    ]

Email: [    ]

with copies (which shall not constitute notice) to:

[    ]

[    ]

Attention: [    ]

Email: [    ]

[Signature Page to Irrevocable Voting and Support Agreement]

EXHIBIT A

EXISTING SHARES

Common Stock :
(Number)

Restricted Stock Units:
(Number)

Options :
	(Underlying security)	(Number of underlying securities)

Warrants :
	(Underlying security)	(Number of underlying securities)

A-1

ANNEX D

Irrevocable VOTING AND SUPPORT AGREEMENT

This Irrevocable Voting and Support Agreement, dated as of October 19, 2023 (this “Agreement”), is entered into by and among FaZe Holdings Inc., a Delaware corporation (“FaZe”), and the stockholder of GameSquare Holdings, Inc., a British Columbia corporation (“GameSquare”) signatory hereto (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, FaZe, GameSquare and GameSquare Merger Sub I, a Delaware corporation and wholly-owned subsidiary of GameSquare (“Merger Sub”), are concurrently herewith entering into an Agreement for the Merger of Merger Sub and FaZe (the “Merger Agreement”), pursuant to which, among other things, at the Effective Time, Merger Sub will merge with and into FaZe, with FaZe continuing as the Surviving Company and a wholly owned subsidiary of GameSquare (the “Merger”);

WHEREAS, (i) in consideration in connection with the Merger, GameSquare has agreed to issue 0.13091 GameSquare Shares (as defined below) for each outstanding share of FaZe common stock and (ii) the issuance of GameSquare Shares in connection with a $10 million private placement in public securities (collectively, clauses (i) and (ii), the “GameSquare Stock Issuance”);

WHEREAS, the Stockholder, as of the date hereof, holds or Beneficially Owns the Existing Shares; and

WHEREAS, as a condition and material inducement to FaZe’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, the Stockholder has agreed to enter into this Agreement, pursuant to which the Stockholder is agreeing, among other things, to vote all of the Covered Shares in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Merger Agreement.

(a) “Beneficial Ownership” (including, with correlative meanings, the term “Beneficially Own”) has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act, and a person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstances).

(b) “Covered Shares” means the Existing Shares, together with any GameSquare Shares or other voting share capital of GameSquare issuable upon the conversion, exercise or exchange of securities that are, as of the relevant date, convertible into or exercisable or exchangeable for GameSquare Shares or other voting share capital of GameSquare, and any other GameSquare Shares or other voting share capital of GameSquare (including GameSquare Stock Options and GameSquare Restricted Shares), in each case that the Stockholder has or acquires Beneficial Ownership of on or after the date hereof and prior to the termination of this Agreement (including by means of purchase, dividend or distribution, or upon the exercise or vesting of any options, warrants, awards or other rights (including restricted stock)).

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(c) “Existing Shares” means the GameSquare Shares Beneficially Owned by the Stockholder as of the date hereof.

(d) “Expiration Date” means any date upon which the Merger Agreement is validly terminated (for any reason) in accordance with its terms.

(e) “GameSquare Restricted Share” means any GameSquare Share subject to vesting, repurchase, or other lapse of restrictions granted under any GameSquare Stock Plan.

(f) “GameSquare Share” means a share of GameSquare common stock, no par value per share.

(g) “GameSquare Stock Option” means any option to purchase GameSquare Shares granted under any GameSquare Stock Plan.

(h) “GameSquare Stock Plans” means the Omnibus Equity Incentive Plan, as amended.

(i) “Transfer”, when used as a verb or a noun, means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate, convey any legal or beneficial interest in, or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation, conveyance of any direct or indirect legal or beneficial interest in, or other disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise) the Covered Shares.

ARTICLE II

VOTING; GRANT OF IRREVOCABLE PROXY

Section 2.1 Agreement to Vote.

(a) The Stockholder hereby irrevocably and unconditionally agrees that during the period beginning on the date hereof and ending upon the termination of this Agreement in accordance with its terms, at any meeting of GameSquare stockholders, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of GameSquare stockholders, such Stockholder shall, in each case, to the fullest extent that such matters are submitted for the vote or written consent of GameSquare stockholders and that the Covered Shares are entitled to vote thereon or consent thereto:

(i) appear at each such meeting, in person or by proxy, or otherwise cause all of the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

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(ii) vote or consent (or cause to be voted or consented), in person or by proxy (including by voting card), or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares (A) in favor of (1) the approval of the Merger and the other transactions contemplated by the Merger Agreement, (2) the approval of the GameSquare Stock Issuance; (3) any action, proposal, transaction or agreement that is submitted by GameSquare for a vote of GameSquare stockholders and would reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement, or (4) any proposal to adjourn or postpone to a later date any meeting of GameSquare stockholders at which any of the foregoing matters of this Section 2.1(a)(ii) are submitted for consideration and vote of GameSquare stockholders if there are not sufficient votes for approval of any such matters on the date on which the meeting is held, and (B) against (1) any other action involving GameSquare or any Subsidiary of GameSquare that is intended or would reasonably be expected to have the effect of preventing, impeding, interfering with, delaying, postponing or impairing the ability of GameSquare, FaZe or Merger Sub to consummate the Merger, the GameSquare Stock Issuance or any other transaction contemplated by the Merger Agreement, or (2) any action or agreement or contract that would reasonably be expected to result in any condition to the consummation of the Merger or the GameSquare Stock Issuance set forth in the Merger Agreement not being fulfilled on or prior to the End Date. The Stockholder shall not enter into any agreement or contract with any party prior to the termination of this Agreement to vote in any manner inconsistent herewith.

(b) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast (or consent shall be given) by the Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

Section 2.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, FAZE, THE EXECUTIVE OFFICERS OF FAZE, AND ANY OTHER DESIGNEE OF FAZE, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER’S IRREVOCABLE (UNTIL THE EXPIRATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN SECTION 2.1. THIS PROXY AND POWER OF ATTORNEY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF THE STOCKHOLDER UNDER THIS AGREEMENT. THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE EXPIRATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY OR AS OTHERWISE REASONABLY REQUESTED BY FAZE TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE COVERED SHARES (THE STOCKHOLDER HEREBY REPRESENTING TO FAZE THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

(b) The proxy granted in this Section 2.2 shall automatically expire upon the termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to GameSquare, as of the date hereof, and at all times during the term of this Agreement, as follows:

(a) Authorization. Such Stockholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other party hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms.

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(b) Ownership. The Existing Shares are, and all Covered Shares from the date hereof through and on the Effective Date will be, Beneficially Owned and owned of record by such Stockholder. Such Stockholder has good and valid title to such Stockholder’s Existing Shares, free and clear of any Encumbrances (except for transfer restrictions arising under securities laws). Other than the Existing Shares set forth on Exhibit A hereto, as of the date hereof such Stockholder does not Beneficially Own or own of record: (i) any securities of GameSquare convertible into or exchangeable or exercisable for GameSquare Shares or other voting securities or equity interests of GameSquare, (ii) any warrants, calls, options or other rights to acquire from GameSquare any GameSquare Shares, voting securities, equity interests or securities convertible into or exchangeable or exercisable for GameSquare Shares or voting securities of GameSquare, or any stock appreciation rights, (iii) “phantom” stock rights, performance units or other rights to receive GameSquare Shares (or cash or other economic benefit in respect thereof) on a deferred basis, or (iv) other rights that are linked to the value of GameSquare Shares. As of the date hereof, such Stockholder’s Existing Shares constitute all of GameSquare Shares Beneficially Owned or owned of record by such Stockholder. Such Stockholder has and will have at all times through the Effective Time sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by such Stockholder at all times through the Effective Time. Except with respect to the proxy granted in Section 2.2, each Stockholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Stockholder prior to the execution of this Agreement in respect of the voting of the Covered Shares, if any, are not irrevocable.

(c) No Violation. The execution, delivery and performance of this Agreement by such Stockholder does not and will not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof do not and will not (in each case, whether with or without notice or lapse of time, or both):

(i) violate, conflict with or result in the breach of any provision of the governing documents of such Stockholder;

(ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any contract to which such Stockholder is a party or by which it is bound;

(iii) require any consent of, approval, authorization or permit of, filing with or license from or registration, declaration or notification to, any Governmental Entity; or

(iv) violate or conflict with any Law applicable to such Stockholder or by which any of such Stockholder’s assets or properties is bound.

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Except under the governing documents of GameSquare, the Existing Shares are not, with respect to the voting or Transfer thereof, subject to any other contract, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

(d) Absence of Litigation. There is no legal proceeding pending or, to the knowledge of such Stockholder, threatened by, against, involving or affecting such Stockholder or the Covered Shares before or by any Governmental Entity that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) Reliance by FaZe and Merger Sub. Such Stockholder understands and acknowledges that FaZe and Merger Sub are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations, warranties, covenants and agreements of such Stockholder contained herein and that the same are a material inducement thereto. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger, the GameSquare Stock Issuance and the other transactions contemplated by the Merger Agreement.

Section 3.2 Representations and Warranties of FaZe. FaZe hereby represents and warrants to the Stockholder, as of the date hereof, and at all times during the term of this Agreement, as follows:

(a) Authorization. FaZe has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by FaZe of this Agreement, the performance by FaZe of its obligations hereunder and the consummation by FaZe of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of FaZe and no other actions or proceedings on the part of FaZe are necessary to authorize the execution and delivery by FaZe of this Agreement, the performance by FaZe of its obligations hereunder or the consummation by FaZe of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FaZe and, assuming this Agreement constitutes a valid and binding obligation of the other party hereto, constitutes a legal, valid and binding obligation of FaZe, enforceable against FaZe in accordance with its terms.

(b) No Violation. The execution, delivery and performance of this Agreement by FaZe does not and will not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof do not and will not (in each case, whether with or without notice or lapse of time, or both):

(i) violate, conflict with or result in the breach of any provision of the governing documents of FaZe;

(ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any contract to which FaZe is a party or by which FaZe is bound;

(iii) require any consent of, approval, authorization or permit of, filing with or license from or registration, declaration or notification to any Governmental Entity (except for filings, if any, under the Exchange Act); or

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(iv) violate or conflict with any Law applicable to FaZe or by which any of FaZe’s assets or properties is bound.

ARTICLE IV

OTHER COVENANTS

Section 4.1 Prohibition on Transfers; Other Actions. During the term of this Agreement, the Stockholder hereby agrees not to (a) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein (including by tendering into a tender or exchange offer), (b) other than as set for in Section 2.1 hereof, grant any proxy, consent or power of attorney with respect to any of the Covered Shares or deposit any of the Covered Shares into a voting trust or enter into a voting agreement, voting trust or arrangement with respect to any such Covered Shares, (c) take any other action that would or would reasonably be expected to make any representation or warranty contained in this Agreement untrue or incorrect or that would or would reasonably be expected to restrict or otherwise adversely affect the performance of or have the effect of preventing or disabling such Stockholder from performing any of its obligations under this Agreement, or (d) commit or agree (whether or not in writing) to take any of the actions prohibited by the foregoing clauses (a), (b) or (c). Any Transfer or other action in violation of this provision shall be void ab initio. It is hereby clarified that if any involuntary Transfer of any of the Covered Shares shall occur (such as in the case of appointment of a receiver to Stockholder’s assets as part of bankruptcy proceedings), the transferee (which term, as used herein, shall include the initial transferee and any and all subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. Notwithstanding the foregoing, this Section 4.1 shall not prohibit a Transfer of the Covered Shares (or any Beneficial Ownership thereof) by the Stockholder to: (a) any member of Stockholder’s immediate family; (b) a trust under which distributions may be made only to the Stockholder or any member of the Stockholder’s immediate family; or (c) the Stockholder’s executors, administrators, testamentary trustees, legatees, or beneficiaries, for bona fide estate planning purposes pursuant to will or the laws of intestate succession/to an Affiliate of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to FaZe, to be bound by all of the terms of this Agreement.

Section 4.2 Share Dividends, etc. In the event of a share split, share dividend or distribution (including any dividend or distribution of securities convertible into GameSquare Shares), or any change in GameSquare Shares by reason of any split-up, reverse share split, recapitalization, reorganization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.3 Public Announcements. Except as required by Law (in which case the Stockholder shall use reasonable best efforts to allow FaZe reasonable time to comment on such announcement and shall consider in good faith any comments provided by FaZe), no public announcements by the Stockholder regarding this Agreement, the transactions contemplated hereby, the Merger Agreement or the transactions contemplated thereby are permitted. The Stockholder (a) to the extent such consent or authorization of Stockholder is required, consents to and authorizes the publication and disclosure by FaZe, GameSquare and their respective Affiliates of such Stockholder’s identity and holding of the Covered Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure (x) required by (in the opinion of FaZe’s counsel) the SEC or any other Governmental Entity or the rules or regulations of any applicable securities exchange, and (y) requiring the inclusion of such information relating to the Stockholder, (b) agrees as promptly as practicable to give to FaZe and GameSquare any information that it may reasonably require for the preparation of any such announcement or disclosure documents and (c) agrees to promptly notify FaZe and GameSquare of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if any, to the extent that any shall be or have become false or misleading, in any material respect.

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Section 4.4 Further Assurances. The Stockholder agrees, from time to time, at the reasonable request of FaZe and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement.

Section 4.5 Acquisition of Covered Shares. The Stockholder agrees that any additional Covered Shares acquired by such Stockholder after the date of this Agreement and prior to the Expiration Date (including through the exercise of any GameSquare Stock Options, vesting of any GameSquare Restricted Shares or otherwise) shall automatically be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof. The Stockholder hereby agrees to notify FaZe in writing as promptly as practicable (and in any event within 24 hours of receipt following such acquisition by such Stockholder) of the number of any additional Covered Shares or other securities of GameSquare of which the Stockholder acquires Beneficial Ownership on or after the date hereof.

ARTICLE V

MISCELLANEOUS

Section 5.1 Termination. This Agreement shall remain in effect until the earliest to occur of (a) the Expiration Date, and (b) the Effective Time; provided, however, that the provisions of this Article V shall survive any termination of this Agreement. Neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve (i) any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, or (ii) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. For the avoidance of doubt, in the event this Agreement is terminated prior to the Effective Time, any consent or other document executed pursuant hereto shall be deemed null and void and shall have no further effect.

Section 5.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Merger and/or the GameSquare Stock Issuance is consummated.

Section 5.3 Notices. All notices, consents and other communications hereunder shall be in writing and s and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.3):

if to FaZe, to:

FaZe Holdings Inc.

720 N. Cahuenga Blvd.

Los Angeles, CA 90038

Attention: Christoph Pachler, COO and CFO, and Kyron Johnson, Esq., General Counsel

Email: christoph.pachler@fazeclan.com and kyron.johnson@fazeclan.com

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with a copy (which shall not constitute notice) to:

Sullivan & Triggs, LLP

1230 Montana Avenue, Suite 201

Santa Monica, California 90403

Attention: D. Thomas Triggs, Esq.

Email: ttriggs@sullivantriggs.com

if to the Stockholder, to the address set forth on its signature page hereto.

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party hereto may provide notice to the other parties of a change in its address through a notice given in accordance with this Section 5.3, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 5.3 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date that is (a) specified in such notice; or (b) five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 5.3. The inability to deliver because of changed address of which no notice is given will be deemed to be receipt of the notice as of the date of such inability to deliver.

Section 5.4 Interpretation. The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Any Law or agreement defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such Law or agreement as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute or agreement shall be deemed to refer to such statute or agreement, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

Section 5.5 Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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Section 5.6 Entire Agreement. This Agreement, the Merger Agreement and the documents and instruments and other agreements among the parties as contemplated by or referred to herein or therein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 5.7 Governing Law; Consent to Jurisdiction.

(a) This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 5.3 or in such other manner as may be permitted by Law, and nothing in this Section 5.7 shall affect the right of any party to serve legal process in any other manner permitted by Law; (ii) irrevocably and unconditionally submits, for itself and its property, exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Delaware in any Legal Action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and (iii) irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in the courts provided in clause (ii) of this Section 5.7, (B) agrees that any claim in respect of any such Legal Action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Delaware, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts, and (D) waives, to the fullest extent permitted by Law, and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each party hereto irrevocably consents to the service of process in any Legal Action with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto made by mailing copies thereof by registered or certified mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.3 and such service of process shall be sufficient to confer personal jurisdiction over such party in such legal proceeding and shall otherwise constitute effective and binding service in every respect.

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Section 5.8 Specific Performance. The Stockholder hereby acknowledges and agrees that FaZe will suffer irreparable damage in the event that any of the obligations of the Stockholder in this Agreement are not performed in accordance with its specific terms or if the Agreement is otherwise breached by the Stockholder and that money damages, even if available, would not be an adequate remedy therefor. Accordingly, each Stockholder agrees that FaZe shall be entitled to specific performance, an injunction, restraining order and/or such other equitable relief, in addition to any other rights and remedies existing in its favor at law or in equity, as a court of competent jurisdiction may deem necessary or appropriate to enforce its rights and such Stockholder’s obligations hereunder (without posting of bond or other security). The Stockholder agrees not to raise any objection or legal or equitable defense to the availability of any equitable remedy that FaZe may have in respect of this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies FaZe may have at law or in equity. In the event FaZe seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, FaZe shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 5.9 Amendment; Waiver. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties. Any party hereto may, to the extent permitted by Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein if such waiver is set forth in an instrument in writing signed on behalf of such party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 5.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 5.11 Assignment; Successors; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 5.11 shall be null and void. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 5.12 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in FaZe any direct or indirect ownership or incidents of ownership of or with respect to the Covered Shares, except as it relates to the proxy granted in Section 2.1. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and FaZe does not have authority to direct Stockholder in the voting of any of the Covered Shares except as otherwise provided herein and except with the power of attorney and grant of proxy set forth in Section 2.1.

Section 5.13 Stockholder Capacity. The parties acknowledge that this Agreement is entered into by the Stockholder solely in his, her or its capacity as the record and/or Beneficial Owner of such Stockholder’s GameSquare Shares and nothing in this Agreement restricts or limits any action taken by such Stockholder solely in his or her capacity as a director or officer of GameSquare, including any action required to be taken solely in the discharge of his or her fiduciary duty as a director or officer of GameSquare or that is otherwise permitted by, or done in compliance with, the Merger Agreement, in his or her capacity as a director or officer of GameSquare. The taking of any action (or failure to act) by the Stockholder solely in his or her capacity as an officer or director of GameSquare will not be deemed to constitute a breach of this Agreement; provided, however, that it is understood and agreed that, notwithstanding any contrary or conflicting obligations the Stockholder may have or be deemed to have as a director or officer of GameSquare, such obligations are independent of those obligations of the Stockholder under this Agreement in his or her separate capacity as a stockholder of GameSquare, and accordingly, the Stockholder shall not be relieved of any obligations to comply with this Agreement, including, without limitation, the obligations to vote as provided in Section 2.1 and take such further actions and to execute such other instruments as necessary or reasonably requested to effectuate the proxy granted under Section 2.2.

Section 5.14 Legal Counsel. The parties hereto each acknowledge that (a) Baker Hostetler LLP, LLP, U.S. counsel for GameSquare, is representing GameSquare in connection with the Merger Agreement and the transactions contemplated thereby, (b) Baker Hostetler LLP is not representing the Stockholder in connection with this Agreement, the Merger Agreement, the Merger, the GameSquare Stock Issuance or the transactions contemplated hereby, thereby or otherwise, and (c) the Stockholder acknowledges that it has had the opportunity to consult with its own counsel with respect thereto.

[The remainder of this page is intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused to be executed and delivered or executed and delivered this Irrevocable Voting and Support Agreement as of the date first written above.

FAZE HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Irrevocable Voting and Support Agreement]

IN WITNESS WHEREOF, the parties have caused to be executed and delivered or executed and delivered this Irrevocable Voting and Support Agreement as of the date first written above.

STOCKHOLDER:

By:
Name:
Title:

Contact information for notices:

Attention:

Email:

[Signature Page to Irrevocable Voting and Support Agreement]

EXHIBIT A

EXISTING SHARES

Common Stock :
(Number)

Restricted Stock Units:
(Number)

Options :
	(Underlying security)	(Number of underlying securities)

A-1

ANNEX E

BACKSTOP AGREEMENT

This BACKSTOP AGREEMENT (this “Agreement”), dated as of October 19, 2023, is made by and among GameSquare Holdings, Inc., a British Columbia corporation (the “Company”) and Goff & Jones Lending Co, LLC, a Delaware limited liability company (the “Investor”.

RECITALS

WHEREAS, in furtherance of discussions between the Company and the board of directors of FaZe Holdings Inc. (“Target”) regarding a business combination between the Company and Target (the “Business Combination”) to be consummated on the terms and subject to the conditions set forth in the Agreement and Plan of Merger by and among the Company, GameSquare Merger Sub I, Inc. and Target, dated as of October 19, 2023 (the “Merger Agreement”), the Investor wishes to confirm committed financing to the Company;

WHEREAS, subject to and conditional on the closing of the Business Combination pursuant to the Merger Agreement, in order to backstop the contemplated PIPE financing to be consummated at or around the time of the closing of the Business Combination (the “PIPE Financing”) and in furtherance of the satisfaction of the conditions to closing in the Merger Agreement, the Investor wishes to confirm that the PIPE Financing will be completed with funds invested of no less than ten million dollars ($10,000,000) in the aggregate (the “Committed Financing Amount”) and in furtherance thereof, to commit to backstop the Committed Financing Amount by agreeing pursuant to this Agreement to purchase shares of the common stock (the “Common Stock”) of the Company (as the combined public company surviving the merger with Target), to the extent necessary pursuant to the terms of this Agreement;

WHEREAS, in consideration of the commitment of the Investor pursuant to this Agreement, the Company hereby covenants and agrees that the Investor will be entitled to invest no less than the Committed Financing Amount less any funds invested in the PIPE Financing by other investors in the PIPE on reasonable market terms (including, type of security and pricing) no less favorable than any terms offered to any other PIPE investor (each, a “Co-Investor”).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

FINANCING COMMITMENT

1. Backstop Notice. The Company shall reduce all of the proposed terms (including, without limitation, the number and description of any new securities proposed to be issued and the proposed purchase price per share) of the PIPE Financing extended to any Co-Investor to writing and shall promptly notify the Investor of all such terms in advance of the Board Approvals (as defined below) (each such notice, a “Backstop Notice”). If multiple Backstop Notices are delivered to the Investor that describe alternative market terms, then the Investor shall have the right to elect which set of agreed upon terms presented in any one Backstop Notice it wishes to invest under for the PIPE Financing.

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2. Investor Financing Commitment. Subject to and conditional on the consummation of the Business Combination pursuant to the Merger Agreement, the Investor hereby covenants and agrees that to the extent necessary to close the PIPE Financing concurrently with the consummation of the Business Combination in accordance with the terms set forth in Section 6.03(e) of the Merger Agreement with no less than the Committed Financing Amount invested in the Company, the Investor shall invest concurrently with the consummation of the Business Combination in the aggregate an amount equal to the Committed Financing Amount less the amount of any funds invested in the PIPE Financing by Co-Investors by purchasing such number of shares of Common Stock (and/or other securities offered to any Co-Investor pursuant to any Backstop Notice that the Investor elects pursuant to Section 1) in the PIPE Financing that represents the quotient of (x) the Committed Financing Amount less any funds invested in the PIPE Financing by Co-Investors divided by (y) the lowest per share purchase price for shares of Common Stock and/or other securities (and taking into account all other alternative terms) offered to any Co-Investor in the PIPE Financing in accordance with any Backstop Notice as set forth in Section 1 (the “Per Share Price”). In the event that there are no Co-Investors participating in the PIPE Financing, and accordingly, the full Committed Financing Amount remains unfilled, then, subject to obtaining the Board Approvals as set forth in Section 3 below, the “Per Share Price” shall be a per share price determined by the Company and the Investor following independent, arms’ length negotiations based on reasonable market terms for investments similar to the PIPE Financing.

3. Company Obligations. The Company hereby covenants and agrees that in any PIPE Financing to be completed in furtherance of the Business Combination, the Investor shall, subject to compliance with applicable laws, including any exchange requirements: (i) be, subject to the Investor’s payment of the purchase price required hereunder, issued such number of shares of Common Stock and/or other securities (and taking into account all other alternative terms) equal to (x) the Committed Financing Amount less any funds invested by the Co-Investors divided by (y) the Per Share Price and (ii) receive reasonable market terms for its investment no less favorable than the reasonable market terms received by any other Co-Investor in the PIPE Financing; provided, that such reasonable market terms have been mutually agreed upon and approved by the respective Board of Directors of each of the Company and the Target (the “Board Approvals”). The Company covenants and agrees that it shall not offer any investors in the PIPE Financing any securities (including without limitation convertible debt securities) senior to the Common Stock without first offering the Investor the right to purchase such securities to be issued in the PIPE Financing on the same or better terms as the terms offered to other investors, in an amount up to the Committed Financing Amount in the aggregate.

4. Acknowledgement. The parties hereto acknowledge and agree that the Business Combination and the PIPE Financing may not be completed on the terms contemplated by the Merger Agreement or at all, and that the Company has no obligation pursuant to this Agreement to consummate the Business Combination or the PIPE Financing. The parties hereto further acknowledge and agree that this Agreement shall be of no further force or effect upon the earlier to occur of the failure of the Company and Target (or any of their respective affiliates) to consummate the Business Combination by the End Date (as defined in the Merger Agreement).

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5. Investor Conditions. The obligations of the Investor pursuant to paragraph 1 of this Article I shall be subject to the satisfaction, or valid waiver by the Investor, of the condition that: (a) no Material Adverse Change (as defined below in Section 11 of Article IV) shall have occurred; (b) all representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and as of the consummation of the Business Combination (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date); and (c) the Company has performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it.

ARTICLE II

ADDITIONAL AGREEMENTS OF THE INVESTOR

1. Subscription Agreement. The Investor acknowledges and agrees that the investment of up to the Committed Financing Amount shall be completed pursuant to a subscription agreement in customary form, and that the Investor shall be required to make such representations, warranties and covenants as are customary for the consummation of a private placement investment in the equity securities of a public company. The purchase price for shares of Common Stock to be acquired by the Investor, as set forth in any such Subscription Agreement, shall be based on the Per Share Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

1. Representations and Warranties of the Company. The Company represents and warrants as of the date hereof and as of the consummation of the Business Combination to the Investor as follows:

(a) The Company is duly organized, validly existing and in good standing under the laws of the province of British Columbia, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company’s corporate power and have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each Investor, this Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof (except as enforceability may be limited by bankruptcy law, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Company or (ii) other than the approvals of the applicable exchange, require any consent or approval that has not been given or other action that has not been taken by any person, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company of its obligations under this Agreement. The Company has full right and power to enter into this Agreement.

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2. Representations and Warranties of the Investor. The Investor represents and warrants as of the date hereof to the Company as follows:

(a) The Investor is duly organized, validly existing and in good standing under the laws of its state of formation, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Investor’s limited liability company powers and have been duly authorized by all necessary actions on the part of the Investor. This Agreement has been duly executed and delivered by the Investor, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legally valid and binding obligation of the Investor, enforceable against the Investor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) The execution and delivery of this Agreement by the Investor does not, and the performance by the Investor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Investor or (ii) require any consent or approval that has not been given or other action that has not been taken by any person, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Investor of its obligations under this Agreement. The Investor has full right and power to enter into this Agreement.

(c) The Investor is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D under the Securities Act, and no such person or any of their affiliates have experienced a disqualifying event as enumerated pursuant to Rule 506(d) of Regulation D under the Securities Act. The Investor is not a resident of Canada.

(d) The Investor understands that any shares of Common Stock that may be issued to the Investor in the PIPE Financing will be offered in a transaction not involving any public offering within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and under a prospectus exemption under applicable Canadian securities laws. The Investor understands that such Common Stock may not be offered, resold, transferred, pledged or otherwise disposed absent an effective registration statement under the Securities Act, except pursuant to an applicable exemption from the registration requirements of the Securities Act, and in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any certificates or book entry records representing the Common Stock issued to the Investor in the PIPE Financing shall contain a restrictive legend to such effect.

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(e) In making its decision to execute this Agreement and invest in the PIPE Financing (subject to and conditional on the consummation of the Business Combination), the Investor has relied solely upon independent investigation made by the Investor and the Company’s representations, warranties and covenants contained herein. The Investor has not relied on any other statements or other information provided by anyone other than the Company concerning the Company, Target, the Business Combination or the PIPE Financing. The Investor acknowledges and agrees that it has received and has had an adequate opportunity to review such financial and other information as it deems necessary in order to make an investment decision with respect to the commitment made pursuant to this Agreement and has made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to its commitment hereunder. The Investor represents and agrees that the Investor and its professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor has deemed necessary to make an investment decision with respect to the commitment made pursuant to this Agreement. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed the Company’s filings with the Securities and Exchange Commission.

(f) No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with this Agreement.

ARTICLE IV

MISCELLANEOUS

1. Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect (i) upon the date that is immediately following an applicable End Date (as defined in the Merger Agreement), following written notice from the Investor or the Company electing to terminate the Agreement, or (ii) if a Material Adverse Change has occurred, upon written notice from the Investor electing to terminate the Agreement. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby.

2. Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction, in any state or federal court within the State of Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in this paragraph or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

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3. Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

4. No Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the non-assigning parties hereto.

5. Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages are not an adequate remedy for such breach and the non-breaching party shall be entitled to injunctive relief without the need of showing proof of actual damages, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware.

6. Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

7. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the business day following the date of delivery to such courier service; and (c) if delivered by electronic mail, on the date of transmission if on a business day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding business day), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this paragraph 8):

If to the Company:

GameSquare Holdings, Inc.

6775 Cowboys Way, Ste. 1335

Frisco TX, 75034

in each case, with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

11601 Wilshire Blvd., Ste. 1400

Los Angeles, CA 90025

Attention: JR Lanis

Email: jrlanis@bakerlaw.com

6

If to the Investor:

Goff & Jones Lending Co, LLC

One Cowboys Way

Frisco, TX 75034

9. Confidentiality. The existence and terms of this Agreement shall not be disclosed by any party without the prior written consent of the other parties hereto; provided that the Company may disclose the existence and terms of this Agreement to the extent required by applicable securities laws or stock exchange requirements.

10. Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission or DocuSign), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

11. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

12. Material Adverse Change. In the event of (i) any material adverse change to the business, financials, operations or prospects of the Company or Target or (ii) the occurrence of any event that has a material adverse effect on the ability of the Company to consummate the Business Combination (a “Material Adverse Change”), the Company shall notify the Investor in writing within two (2) business days of the occurrence thereof. For greater certainty, the public announcement, pendency or completion of the Business Combination or the PIPE Financing shall not constitute a “Material Adverse Change”. No failure by the Company to give notice hereunder shall in any way determine that a Material Adverse Change has not occurred or affect in any way the right of any Investor to terminate this Agreement upon the occurrence of a Material Adverse Change in accordance with paragraph 1 of this Article IV.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Backstop Agreement as of the date first written above.

THE COMPANY:

GameSquare Holdings, Inc.

By:
Name:
Title:

THE INVESTOR:

Goff & Jones Lending Co, LLC

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Backstop Agreement]

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Under the Business Corporations Act (British Columbia) (the “BCBCA”) a company may indemnify a director or officer, a former director or officer, or an individual who acts or acted as a director or officer of an affiliate of the company, or at the company’s request as a director or officer (or in a similar capacity) of another corporation or other legal entity, against all judgments, penalties or fines awarded or imposed in, or amounts paid to in settlement of, a legal proceeding or investigative action, whether current, threatened, pending or completed, in which such individual or any of his or her heirs and personal or other legal representatives is or may be joined as a party, or is or may liable for in respect of a judgment, penalty or fine in, or expenses related to such legal proceeding or investigative action because of serving in such capacity, unless (i) the individual did not act honestly and in good faith with a view to the best interests of the Registrant or such other corporation or legal entity, and (ii) in the case of such a proceeding or investigative action other than a civil proceeding, the individual did not have reasonable grounds for believing that his or her conduct in respect of which the proceeding was brought was lawful. The company may also indemnify a person described above in respect of all costs, charges and expenses reasonably incurred by such person in respect of such a legal proceeding or investigative action, providing such person complies with (i) and (ii) above. The company may provide indemnification in respect of such costs, charges and expenses after the final disposition of such legal proceeding or investigative action, and may pay such costs, charges and expenses in advance of such final disposition, provided it obtains a written undertaking that such person will repay the amounts advanced if it is ultimately determined that the individual did not comply with (i) and (ii) above. Under the BCBCA, an individual described above is entitled to indemnification from the company in respect of such costs, charges and expenses as a matter of right if the individual has not been reimbursed for such costs, charges and expenses and is wholly successful in the outcome of such legal proceeding or investigative action, or is substantially successful on the merits thereof, providing such individual complies with (i) and (ii) above. On application of the company or an individual described above, the Supreme Court of British Columbia may order the company to indemnify a person described above in respect of any liability incurred by such person in respect of such a legal proceeding or investigative action, and against some or all of the expenses reasonably incurred by such individual in respect of such legal proceeding or investigative action.

In accordance with the BCBCA, the GameSquare Articles provide that GameSquare must indemnify a director or a former director, and such person’s heirs and legal personal representatives, to the greatest extent permitted by the BCBCA.

A policy of directors’ and officers’ liability insurance is maintained by GameSquare which ensures directors and officers for losses as a result of claims against the directors and officers of GameSquare in their capacity as directors and officers and also reimburses GameSquare for payments made pursuant to the indemnity provisions under the GameSquare Articles and the BCBCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling GameSquare pursuant to the foregoing provisions, GameSquare has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.1	Opinion of Blake, Cassels & Graydon LLP as to the validity of the common shares of GameSquare Holdings, Inc. being registered
23.1	Consent of Marcum LLP relating to the financial statements of FaZe
23.2	Consent of Kreston GTA LLP relating to the financial statements of GameSquare
23.3	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
99.1	Form of Proxy Voting Card of FaZe Holdings Inc.
107.1	Calculation of Filing Fee Table

II-1

Item 22. Undertakings

The undersigned registrant hereby undertakes:

●	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

●	To include any proxy statement/prospectus required by Section 10(a)(3) of the Securities Act of 1933;

●	To reflect in the proxy statement/prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

●	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

●	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

●	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

●	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the proxy statement/prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the proxy statement/prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

●	Any preliminary proxy statement/prospectus or proxy statement/prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

●	Any free writing proxy statement/prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

●	The portion of any other free writing proxy statement/prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

●	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a proxy statement/prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering proxy statement/prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

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The registrant undertakes that every proxy statement/prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the U.S. Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on December 11, 2023

GAMESQUARE HOLDINGS INC.

By:	/s/ Justin Kenna
Name:	Justin Kenna
Title:	Chief Executive Officer

Pursuant to the requirements of the U.S. Securities Act, this registration statement has been signed below by the following persons in the capacities indicated and on the dates indicated:

Signature	Title	Date

/s/ Justin Kenna	Chief Executive Officer and Director	December 11, 2023
Justin Kenna	(Principal Executive Officer)

/s/ Michael Munoz	Chief Financial Officer	December 11, 2023
Michael Munoz	(Principal Financial Officer)

/s/ Stuart Porter	Director	December 11, 2023
Stuart Porter

/s/ Tom Walker	Director	December 11, 2023
Tom Walker

/s/ Travis Goff	Director	December 11, 2023
Travis Goff

/s/Jeremi Gorman	Director	December 11, 2023
Jeremi Gorman

/s/ Lou Schwartz	Director	December 11, 2023
Lou Schwartz

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